This Draft Registration Statement has not been filed with the Securities and Exchange Commission and all information contained herein remains confidential.

As confidentially submitted to the Securities and Exchange Commission on July 29, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Confidential Draft Submission No. 2

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LTN STAFFING, LLC*

(Exact Name of Registrant as Specified in its Charter)

Delaware	7363	260829796
(State or other jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

14900 Landmark Boulevard, Suite 300

Dallas, Texas 75254

Telephone: (972) 692-2400

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

L. Allen Baker, Jr.

President and Chief Executive Officer

LTN Staffing, LLC

14900 Landmark Boulevard, Suite 300

Dallas, Texas 75254

Telephone: (972) 692-2400

(Address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

William P. Bowers, Esq.

Fulbright & Jaworski LLP

(A Member of Norton Rose Fulbright)

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201

Telephone: (214) 855-3903

Fax Number: (214) 855-8200

Approximate date of proposed sale to public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer
Non-accelerated filer ☑	Smaller reporting company
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,268,074	$0.01	$12,681	$1.73

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions. The amount registered includes 1,088,453 shares of common stock that will be outstanding immediately following the reorganization described in this registration statement and 179,621 shares of common stock that will be issuable following the reorganization described in this registration statement upon the exercise of outstanding warrants.

(2)	No market presently exists of our common stock. The selling stockholders will be required to offer their shares at $0.01 per share until our common stock is listed for quotation on the OTC Bulletin Board or OTCQB marketplace. Assuming such listing is obtained, offers may be made at prevailing market prices or at privately negotiated prices. There is no liquid market for the registrant’s common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

* LTN Staffing, LLC, d/b/a BG Staffing, the registrant whose name appears on the cover of this registration statement, is a Delaware limited liability company. Prior to the effectiveness of this registration statement, LTN Acquisition, LLC, a Delaware limited liability company and the parent of LTN Staffing, LLC, will merge with and into LTN Staffing, LLC, and the resulting limited liability company will be converted into a Delaware corporation and renamed BG Staffing, Inc. Shares of the common stock of BG Staffing, Inc. are being offered by the following prospectus. Except as disclosed in the prospectus, the consolidated financial statements and selected historical consolidated financial data and other financial information included in this registration statement are those of LTN Staffing, LLC and its subsidiaries and do not give effect to such merger or corporate conversion. LTN Acquisition, LLC has no operations; thus, the financial statements of this entity have not been included in this registration statement.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus	Subject to Completion, dated ______, 2013

BG Staffing, Inc.

1,268,074 Shares

Common Stock

This prospectus relates to the offer for sale of an aggregate of 1,268,074 shares of common stock, par value $0.01 per share, of BG Staffing, Inc., which we refer to herein as the common stock, by the selling stockholders named herein. BG Staffing, Inc. is not offering any securities pursuant to this prospectus and will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any exchange. We are seeking sponsorship for the trading of our common stock on the OTC Bulletin Board and/or OTCQB marketplace upon the effectiveness of the registration statement of which this prospectus forms a part. The 1,268,074 shares of our common stock can be sold by selling stockholders at a fixed price of $0.01 per share until our shares are quoted on the OTC Bulletin Board and/or OTCQB marketplace and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (referred to herein as FINRA), nor can we provide assurance that our shares will actually be quoted on the OTC Bulletin Board and/or OTCQB marketplace or, if quoted, that a viable public market will materialize or be sustained.

Following the effectiveness of the registration statement of which this prospectus forms a part, the sale and distribution of securities offered hereby may be effected in one or more transactions that may take place on the OTC Bulletin Board and/or OTCQB marketplace, including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders. The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the Securities Act, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the related disclosure contained in pages 10-11 of this prospectus. Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2013.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should read the entire prospectus carefully, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

As used in this prospectus, unless the context otherwise indicates, the references to “BG Staffing,” “we,” “our,” or “us” refer to LTN Acquisition, LLC, together with its subsidiaries (including LTN Staffing, LLC), prior to the merger of LTN Acquisition, LLC with and into LTN Staffing, LLC and the subsequent conversion of the surviving limited liability company into a Delaware corporation, and BG Staffing, Inc. and its consolidated subsidiaries on or after such merger and conversion. Unless otherwise indicated or the context otherwise requires, financial and operating data in this prospectus reflects the consolidated business and operations of LTN Staffing, LLC and its wholly-owned subsidiaries prior to such merger and conversion, and BG Staffing, Inc. and its wholly-owned subsidiaries after such merger and conversion. LTN Acquisition, LLC has no operations; thus, the financial statements of this entity have not been included in this registration statement.

Our Company

We are a national, temporary staffing company that provides temporary workers to a variety of customers that are seeking to match their workforce requirements to their business needs. We have 27 branch offices in 10 states within the U.S.

Our Industry

The temporary staffing industry supplies temporary staffing services to customers to help them minimize the cost and effort of workforce planning. These services also enable the customer to rapidly respond to changes in business conditions, and in some cases to convert fixed labor costs to variable costs. Temporary staffing companies act as intermediaries in matching available temporary workers to customer assignments. The demand for a flexible workforce continues to grow with competitive and economic pressures to reduce costs and respond to changing market conditions. Staffing Industry Analysts (“SIA”), an independent staffing industry organization, is projecting growth of 6% in the U.S. staffing industry in 2013, driven by continuing job creation and the continued upward shift in temporary staffing usage.

The temporary staffing market is subject to volatility based on overall economic conditions. Historically, in periods of economic growth, the number of companies providing temporary staffing services has increased due to low barriers to entry. During recessionary periods, the number of companies has decreased through consolidation, bankruptcies or other events. The temporary staffing industry is experiencing increased demand in relation to total job growth as customers have placed a greater priority on maintaining a more flexible workforce.

The temporary staffing industry is large and highly fragmented with many competing companies. Staffing companies compete both to recruit and retain a supply of temporary workers and to attract and retain customers to use these workers. Customer demand for temporary staffing services is dependent on the overall strength of the labor market and trends toward greater workforce flexibility. The temporary staffing industry includes a number of markets focusing on business needs that vary widely in duration of assignment and level of technical specialization.

We have diversified our operation to provide temporary workers within distinct segments of the industry. We refer to these segments as Light Industrial, Multifamily and IT Staffing.

Light Industrial Segment

Our Light Industrial segment provides temporary workers to primarily manufacturing customers needing a flexible workforce. We currently have offices in Sulphur Springs, Texas, Corsicana, Texas, Greenville, Texas, Gainesville, Texas, El Paso, Texas, Plano, Texas, Mesquite, Texas, Austin, Texas, Dallas, Texas, Olive Branch, Mississippi, Southaven, Mississippi, Waukegan, Illinois and Milwaukee, Wisconsin. Light Industrial segment revenues were $39.3 million in the fiscal year ended December 30, 2012 (“Fiscal 2012”) and represented 51.2% of our consolidated revenues. Our Light Industrial segment temporary workers perform services in a variety of manual and unskilled positions. The workers we assign to our Light Industrial customers are our temporary workers, although our customers provide on-the-job direction, control and supervision.

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Multifamily Segment

Our Multifamily segment is a leading provider of front office and maintenance personnel to the multifamily housing industry. We currently have offices in Dallas, Texas; Austin, Texas; San Antonio, Texas; Houston, Texas; Atlanta, Georgia; Phoenix, Arizona; Charlotte, North Carolina; Raleigh, North Carolina; Tampa, Florida; Jacksonville, Florida; and Denver, Colorado. Multifamily segment revenues were $18.2 million in Fiscal 2012 and represented 23.7% of our consolidated revenues. The workers we assign to our Multifamily customers are our temporary workers, although our customers provide on-the-job direction, control and supervision.

IT Staffing Segment

Our IT Staffing segment provides highly skilled information technology professionals with expertise in SAP ERP, SAP BI, Hyperion, Oracle ERP, Oracle BI and Peoplesoft. Our customers include large Fortune 500 companies (which accounted for approximately 40% of our IT staffing segment revenues in Fiscal 2012), as well as consulting firms engaged in systems integration projects. We operate our national coverage of the market from our offices in Durham, North Carolina and Pawtucket, Rhode Island. IT Staffing segment revenues for Fiscal 2012 were $19.3 million and represented 25.1% of our consolidated revenues.

Growth Strategy

We are committed to growing our operations. Our growth strategy is reliant upon both acquisitions and organic growth. We will continue to evaluate opportunities utilizing our proven approach to the assessment, valuation, and integration of acquisitions. Additionally, we are committed to continue to grow our operations in our current markets, as well as expand into new markets within the industries that we currently serve.

Recent Developments

Acquisition of Assets of InStaff Holding Corporation and InStaff Personnel, LLC

On May 28, 2013, we acquired substantially all of the assets of InStaff Holding Corporation (“InStaff”) and InStaff Personnel, LLC, a wholly owned subsidiary of InStaff Holding Corporation. We believe this acquisition will allow us to strengthen and expand our operations in our Light Industrial segment. We agreed to assume certain liabilities and pay an aggregate of $9 million (subject to a post-closing purchase price adjustment) as consideration for the purchased assets and certain agreements of the sellers and related parties. Contingent earnout payments up to an aggregate of $1 million may also be paid if certain post-closing performance objectives are met. InStaff operated 12 branches in Texas and Mississippi, which we continue to operate under the “InStaff” trade name. InStaff’s revenues were $53.5 million in Fiscal 2012.

Conversion into a Delaware Corporation

Reorganization

LTN Staffing, LLC, which does business as BG Staffing, was organized in Delaware in August, 2007, as a wholly-owned subsidiary of LTN Acquisition, LLC. LTN Acquisition, LLC and LTN Staffing, LLC have agreed to effect a reorganization (the “Reorganization”) immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. The Reorganization will be completed by the merger of LTN Acquisition, LLC with and into LTN Staffing, LLC, with LTN Staffing, LLC continuing as the surviving entity in the merger. Immediately following the merger, the surviving entity, LTN Staffing, LLC, will convert from a Delaware limited liability company into a Delaware corporation, which will be named BG Staffing, Inc. LTN Acquisition, LLC currently has two classes of units of membership interests outstanding (i.e., Class A units and Class B units) which represent a member’s interest in LTN Acquisition, LLC. In the merger, each member of LTN Acquisition, LLC will receive equivalent units in LTN Staffing, LLC as the surviving company in the merger. In the subsequent conversion, which will be deemed a “liquidation” of LTN Staffing, LLC under its limited liability company agreement (which will be substantially identical to the limited liability company agreement of LTN Acquisition, LLC in place immediately prior to the merger), shares of BG Staffing, Inc. will be issued and distributed to the former members of LTN Staffing, LLC as “liquidation proceeds” in amounts to be determined in accordance with the liquidation provisions of the LTN Staffing, LLC’s limited liability company agreement. The shares of common stock of BG Staffing, Inc. issued in the conversion and to be offered by the selling stockholders will have rights as further described under “Description of Capital Stock.”

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Partnership Status of LTN Acquisition, LLC and LTN Staffing, LLC

LTN Acquisition, LLC has been reported since its inception as a partnership for federal tax purposes, and LTN Staffing, LLC has reported since its inception as an entity that is disregarded and treated as a branch of LTN Acquisition, LLC for federal tax purposes. LTN Acquisition, LLC and LTN Staffing, LLC will continue to maintain their respective status for federal tax purposes until the Reorganization is completed immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. Consequently, the members of LTN Acquisition, LLC will pay federal income taxes on LTN Acquisition, LLC’s taxable income (or loss) from operations through the day of Reorganization. Historically, LTN Acquisition, LLC has not distributed money to its members and does not anticipate making any distributions to its members prior to the Reorganization. Accordingly, if LTN Acquisition, LLC reports taxable income for its current taxable year, which ends immediately prior to the Reorganization, members will be responsible for the payment of their distributive share of LTN Acquisition, LLC’s taxable income.

Corporate Information

Our principal executive offices are located at 14900 Landmark Boulevard, Suite 300, Dallas, Texas 75254. Our telephone number at that location is (972) 692-2400. Our website address is www.bgstaffing.com. The reference to our website is a textual reference only. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

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The Offering

Common Stock Outstanding	5,442,385 shares(1)

Common Stock Offered by Selling Stockholders	1,268,074 shares

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders. We have agreed to pay substantially all of the expenses related to this offering, which we estimate to be approximately $400,000. See “Use of Proceeds.”

Dividend Policy	We do not plan on paying dividends on our common stock. We anticipate that we will retain future earnings, if any, to finance the continued development and expansion of our business. The declaration and payment of all future dividends, if any, will be at the discretion of our board of directors and will depend upon, among offer things, our financial condition, earnings, contractual conditions, restrictions imposed by our senior credit facility and subordinated loans or applicable laws and other factors that our board of directors may deem relevant. See “Dividend Policy.”

Quotation of Common Stock	Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any exchange. We are seeking sponsorship for the trading of our common stock on the OTC Bulletin Board and/or OTCQB marketplace upon the effectiveness of the registration statement of which this prospectus forms a part. The 1,268,074 shares of our common stock can be sold by selling stockholders at a fixed price of $0.01 per share until our shares are quoted on the OTC Bulletin Board and/or OTCQB marketplace and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can we provide any assurance that our shares will actually be quoted on the OTC Bulletin Board and/or OTCQB marketplace or, if quoted, that a viable public market will materialize.

Risk Factors	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Reorganization

Unless otherwise indicated, all information in this prospectus relating to the number of shares of common stock to be outstanding:

•    gives effect to the completion of the merger of LTN Acquisition, LLC with and into LTN Staffing, LLC, and the subsequent conversion of the limited liability company resulting from that merger into BG Staffing, Inc. as described in “—Conversion into a Delaware Corporation”; and

•    assumes the effectiveness of our Delaware certificate of incorporation, which we will adopt in connection with such conversion.

(1) Reflects the shares of our common stock that will be outstanding immediately following our conversion into a Delaware corporation as further described in “—Conversion into a Delaware Corporation.”

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RISK FACTORS

Investing in our common stock is highly speculative and involves a significant degree of risk. You should carefully consider the following factors and other information in this prospectus before making a decision to invest in our common stock. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of the following events occur, our business, financial condition, operating results (including revenues and profits) or stock price may be materially and adversely affected. In that event, the trading price of our common stock may decline, and you could lose all or part of your investment.

Risks Related to Our Company and Our Business

We operate in a highly competitive industry with low barriers to entry, and may be unable to compete successfully against existing or new competitors.

The staffing services market is highly competitive with limited barriers to entry. We compete in national, regional and local markets with full-service and specialized temporary staffing companies. Some of our competitors have significantly more marketing and financial resources than we do. Price competition in the staffing industry is intense, particularly for the provision of office clerical and light industrial personnel. We expect that the level of competition will remain high, which could limit our ability to maintain or increase our market share or profitability.

A continuation or worsening of the global economic downturn could result in our customers using fewer workforce solutions and services or becoming unable to pay us for our services on a timely basis or at all, which would materially adversely affect our business.

Because demand for workforce solutions and services, particularly staffing services, is sensitive to changes in the level of economic activity, our business may suffer during economic downturns. During periods of weak economic growth or economic contraction, the demand for our staffing services typically declines. When demand drops, our operating profit is typically impacted unfavorably as we experience a deleveraging of our selling and administrative expense base as expenses may not decline as quickly as revenues. In periods of decline, we can only reduce selling and administrative expenses to a certain level without negatively impacting the long-term potential of our branch network and brands. Additionally, during economic downturns companies may slow the rate at which they pay their vendors, or they may become unable to pay their obligations. If our customers become unable to pay amounts owed to us, or pay us more slowly, then our cash flow and profitability may suffer.

Our business is subject to federal and state labor and employment laws and a failure to comply could materially harm our business.

Our business is subject to federal and state labor and employment laws and regulations. The cost to comply, and any inability to comply, with such laws and regulations could materially harm our business. Increased government regulation of the workplace or of the employer-employee relationship, or judicial or administrative proceedings related to such regulation, could materially harm our business.

The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Care Reform Laws”) include various health-related provisions to take effect through 2014, including requiring most individuals to have health insurance and establishing new regulations on health plans. Although the Health Care Reform Laws do not mandate that employers offer health insurance, beginning in 2014 tax penalties will be assessed on employers (as interpreted under the “common law” definition of employer) who do not offer health insurance that meets certain affordability or benefit requirements. Unless modified by regulations or subsequent legislation, providing such additional health insurance benefits to our temporary workers, or the payment of tax penalties if such coverage is not provided, will increase our costs. If we are unable to raise the rates we charge our customers to cover these costs, such increases in costs could materially harm our business.

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We may be exposed to employment-related claims and losses, including class action lawsuits, which could have a material adverse effect on our business.

Temporary staffing service providers typically assign personnel in the workplaces of other businesses. The risks of these activities include possible claims relating to:

•	discrimination and harassment;

•	wrongful termination or denial of employment;

•	violations of employment rights related to employment screening or privacy issues;

•	classification of temporary workers;

•	assignment of illegal aliens;

•	violations of wage and hour requirements;

•	retroactive entitlement to temporary worker benefits;

•	errors and omissions by our temporary workers;

•	misuse of customer proprietary information;

•	misappropriation of funds;

•	damage to customer facilities due to negligence of temporary workers; and

•	criminal activity.

We may incur fines and other losses or negative publicity with respect to these problems. In addition, these claims may give rise to litigation, which could be time-consuming and expensive. New employment and labor laws and regulations have been proposed or adopted that may increase the potential exposure of employers to employment-related claims and litigation. There can be no assurance that the corporate policies we have in place to help reduce our exposure to these risks will be effective or that we will not experience losses as a result of these risks. There can also be no assurance that the insurance policies we have purchased to insure against certain risks will be adequate or that insurance coverage will remain available on reasonable terms or be sufficient in amount or scope of coverage.

We are dependent on workers’ compensation insurance coverage at commercially reasonable terms.

We provide workers’ compensation insurance for our temporary workers. Our workers’ compensation insurance policies are renewed annually. We cannot be certain we will be able to obtain appropriate types or levels of insurance in the future or that adequate replacement policies will be available on acceptable terms. The loss of our workers’ compensation insurance coverage would prevent us from doing business in the majority of our markets. Further, we cannot be certain that our current and former insurance carriers will be able to pay claims we make under such policies.

We depend on our ability to attract and retain qualified temporary personnel.

We depend on our ability to attract qualified temporary personnel who possess the skills and experience necessary to meet the staffing requirements of our customers. We must continually evaluate our base of available qualified personnel to keep pace with changing customer needs. Competition for individuals with proven professional skills is intense, and demand for these individuals is expected to remain strong for the foreseeable future. There can be no assurance that qualified personnel will continue to be available. Our success is substantially dependent on our ability to recruit and retain qualified temporary personnel.

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We would be adversely affected by the loss of key personnel.

Our operations and financial success depends significantly on its management team. The loss of any key members of management could adversely affect our business, financial condition and results of operations.

Acquisitions and new business initiatives may not be successful.

We expect to continue making acquisitions and entering into new business initiatives as part of our long-term business strategy. These acquisitions and new business initiatives involve significant challenges and risks, including that they may not advance our business strategy, that we may not realize a satisfactory return on our investment, that we may experience difficulty in integrating operations, or diversion of management’s attention from our other business. These events could cause harm to our operating results or financial condition.

We have significant debt that could adversely affect our financial health and prevent us from fulfilling our obligations or put us at a competitive disadvantage.

We have a relatively high amount of indebtedness. Our level of debt and the limitations imposed on us by our lenders could have a material impact on investors, including the requirement to use a portion of our cash flow from operations for debt service rather than for our operations. Additionally, we may not be able to obtain additional debt financing for future working capital, capital expenditures or other corporate purposes or may have to pay more for such financing. We could also be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions, or we may be disadvantaged compared to competitors with less leverage.

We have a history of net losses and cannot make assurances that we will be profitable in the foreseeable future.

We have a history of net losses. If we fail to generate cash flow from our operations, we may not be able to sustain our business. In the future, we may not report profitable operations or generate sufficient revenue to maintain ourselves as a going concern.

Risks Related to the Ownership of Our Common Stock

An investment in our common stock should be considered illiquid and high risk.

An investment in our common stock requires a long-term commitment, with no certainty of return. Because we do not plan to become a public reporting company by the traditional means of conducting an underwritten initial public offering of our common stock, we may be unable to establish a liquid market for our common stock. Moreover, we do not expect security analysts of brokerage firms to provide coverage of our company in the near future. In addition, investment banks may be less likely to agree to underwrite primary or secondary offerings on behalf of our company or its stockholders in the future than they would if we were to become a public reporting company by means of an underwritten initial public offering of common stock. If all or any of the foregoing risks occur, it would have a material adverse effect on our company.

No public market for our common stock currently exists, and an active trading market may not develop or be sustained following this offering.

As we are in our early stages, an investment in our common stock will likely require a long-term commitment, with no certainty of return. There is no public market for our common stock, and even if we become a publicly-listed company, of which no assurances can be given, we cannot predict whether an active market for our common stock will ever develop in the future.  In the absence of an active trading market:

•	Investors may have difficulty buying and selling or obtaining market quotations;

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•	Market visibility for shares of our common stock may be limited; and

•	A lack of visibility for shares of our common stock may have a depressive effect on the market price for shares of our common stock.

Assuming we can find market makers to establish quotations for our common stock, we expect that our common stock will be quoted on the OTC Bulletin Board (known as the OTCBB) and/or OTCQB marketplace operated by OTC Markets Group, Inc., which we refer to herein as the OTCBB/OTCQB.  These markets are relatively unorganized, inter-dealer, over-the-counter markets that provide significantly less liquidity than NASDAQ or the NYSE MKT (formerly known as the NYSE AMEX).  No assurances can be given that our common stock, even if quoted on such markets, will ever trade on such markets, much less a senior market like NASDAQ or NYSE MKT. In this event, there would be a highly illiquid market for our common stock and you may be unable to dispose of your common stock at desirable prices or at all. Moreover, there is a risk that our common stock could be delisted from the OTCBB/OTCQB, in which case it might be listed on the so called “Pink Sheets,” which is even more illiquid than the OTCBB/OTCQB.

The lack of an active market impairs your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

We may not qualify for OTCBB/OTCQB inclusion, and therefore you may be unable to sell your shares.

We believe that, following the effectiveness of the registration statement of which this prospectus forms a part, our common stock will become eligible for quotation on the OTCBB/OTCQB. No assurances can be given, however, that this eligibility will be granted. OTCBB/OTCQB eligible securities include securities not listed on a registered national securities exchange in the U.S. and that are also required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the OTCBB/OTCQB requires that we be current in our periodic securities reporting obligations.

Among other matters, in order for our common stock to become OTCBB/OTCQB eligible, a broker/dealer member of FINRA must file a Form 211 with FINRA and commit to make a market in our securities once the Form 211 is approved by FINRA. As of the date of this prospectus, a Form 211 has not been filed with FINRA by any broker/dealer. If for any reason our common stock does not become eligible for quotation on the OTCBB/OTCQB or a public trading market does not develop, purchasers of shares of our common stock may have difficulty selling their shares should they desire to do so. If we are unable to satisfy the requirements for quotation on the OTCBB/OTCQB, any quotation of in our common stock would be conducted in the “Pink Sheets” market. As a result, a purchaser of our common stock may find it more difficult to dispose of, or to obtain accurate quotations as to the price of their shares. The above-described rules may materially adversely affect the liquidity of our securities. See “Plan of Distribution.”

Even if our common stock becomes publicly-traded and an active trading market develops, the market price of our common stock may be significantly volatile.

Even if our securities become publicly-traded and even if an active market for our common stock develops, of which no assurances can be given, the market price for our common stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	changes in financial or operational estimates or projections;

•	conditions in markets generally;

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•	changes in the economic performance or market valuations of companies similar to ours; and

•	general economic or political conditions in the United States or elsewhere.

The securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of shares of our common stock.

FINRA sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

You may face significant restrictions on the resale of your shares due to state securities or “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

9

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. We have not yet applied to have our securities registered in any state and will not do so until we receive expressions of interest from investors resident in specific states after they have viewed this prospectus. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Our compliance with complicated regulations concerning corporate governance and public disclosure will result in additional expenses. Moreover, our ability to comply with all applicable laws, rules and regulations is uncertain given our management’s relative inexperience with operating public companies.

Assuming we become a periodic reporting company, we will be faced with expensive, complicated and evolving disclosure, governance and compliance laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, which we refer to as the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act. New or changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards of a public company are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, our executive officers have little experience in operating a public company, which makes our ability to comply with applicable laws, rules and regulations uncertain. Our failure to comply with all laws, rules and regulations applicable to U.S. public companies could subject us or our management to regulatory scrutiny or sanction, which could harm our reputation and stock price.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements, which could leave our stockholders without information or rights available to stockholders of more mature companies.

For as long as we remain an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (which we refer to herein as the JOBS Act), we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of an extension of time to comply with new or revised financial accounting standards;

•	reduced disclosure obligations regarding executive compensation in this prospectus and in our periodic reports and proxy statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an “emerging growth company.” Because of these lessened regulatory requirements, our stockholders will not have all the information and rights available to stockholders of more mature companies.

10

Because we have elected to use the extended transition period for complying with new or revised accounting standards for an “emerging growth company” our financial statements may not be comparable to companies that comply with public company effective dates.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. Because our financial statements may not be comparable to companies that comply with public company effective dates, investors may have difficulty evaluating or comparing our business, performance or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of our common stock.

There may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm our company.

Proper systems of internal controls over financial reporting and disclosure are critical to the operation of a public company. As we are a start-up company, we are at the very early stages of establishing, and we may be unable to effectively establish such systems, especially in light of the fact that we expect to operate as a publicly reporting company. This would leave us without the ability to reliably compile financial information about our company and significantly impair our ability to prevent or detect errors and fraud, all of which would have a negative impact on our company from many perspectives.

Moreover, we do not expect that disclosure controls or internal control over financial reporting, even if established, will prevent all errors and fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent and detect errors or fraud could materially adversely impact us.

We may be unable to complete our analysis of our internal controls over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We may be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of the registration statement of which this prospectus is a part. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting.

We are in the very early stages of the costly and challenging process of compiling a system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective.

If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the Securities and Exchange Commission.

11

We will also be required to disclose changes made in our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the Securities and Exchange Commission, which we refer to as the SEC, or the date we are no longer an “emerging growth company” as defined in the recently enacted JOBS Act, if we take advantage (as we expect to do) of the exemptions contained in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future. We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 30.

Any of the foregoing occurrences, should they come to pass, could negatively impact the public perception of our company, which could have a negative impact on our stock price.

We do not currently intend to pay dividends on our common stock in the foreseeable future, and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Upon dissolution of our company, you may not recoup all or any portion of your investment.

In the event of a liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, the proceeds and/or assets of our company remaining after giving effect to such transaction, and the payment of all of our debts and liabilities will be distributed to the stockholders of common stock on a pro rata basis. There can be no assurance that we will have available assets to pay to the holders of common stock, or any amounts, upon such a liquidation, dissolution or winding-up of our company. In this event, you could lose some or all of your investment.

Certain provisions of our organizational documents may make it difficult for stockholders to change the composition of our board of directors and may discourage hostile takeover attempts that some of our stockholders may consider to be beneficial.

In anticipation of this offering, LTN Acquisition, LLC will merge with and into LTN Staffing, LLC, and the surviving limited liability company resulting therefrom will convert from a Delaware limited liability company into a Delaware corporation, BG Staffing, Inc. Certain provisions of the certificate of incorporation and bylaws of BG Staffing, Inc. may have the effect of delaying or preventing changes in control if our board of directors determines that such changes in control are not in the best interests of us and our stockholders. The provisions in such certificate of incorporation and bylaws will include, among other things, the following:

•	a classified board of directors with three-year staggered terms;

•	the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without stockholder approval;

•	stockholder action can only be taken at a special or regular meeting and not by written consent;

•	advance notice procedures for nominating candidates to our board of directors or presenting matters at stockholder meetings;

•	removal of directors only for cause;
12

•	allowing only our board of directors, and not stockholders, to call special meetings of the stockholders;

•	allowing only our board of directors to fill vacancies on our board of directors or increase the size of our board of directors; and

•	super-majority voting requirements to amend our bylaws and certain provisions of our certificate of incorporation.

We will elect in our certificate of incorporation not to be subject to Section 203 of the Delaware General Corporation Law (the “DGCL”), a statutory provision that may have the effect of delaying, hindering or preventing some takeovers of our company. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an “interested stockholder,” unless (with certain exceptions) the business combination or the transaction in which the person became an “interested stockholder” is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203. Our certificate of incorporation will, however, contain provisions that have the same effect as Section 203, except that they will provide that [TBD], its controlled affiliates (including any investment funds managed by [TBD]) and any person that becomes an interested stockholder as a result of a transfer of [TBD] or more of our voting stock by the forgoing persons to such person will be excluded from the “interested stockholder” definition in our certificate of incorporation and will therefore not be subject to the restrictions set forth therein that have the same effect as Section 203.

While these provisions have the effect of encouraging persons seeking to acquire control of our company to negotiate with our board of directors, they could enable the board of directors to hinder or frustrate a transaction that some, or a majority, of the stockholders might believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. For more information, see “Description of Capital Stock — Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws.”

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements may include, but are not limited to, statements with respect to our future financial or operating performance, future plans and objectives, competitive positioning, requirements for additional capital, government regulation of operations and the timing and possible outcome of litigation and regulatory matters. All statements other than statements of historical fact, included or incorporated by reference in this prospectus that address activities, events or developments that we, or our subsidiaries, expect or anticipate may occur in the future are forward-looking statements. Often, but not always, forward-looking statements can be identified by use of forward-looking words such as “may,” “could,” “would,” “might,” “will,” “expect,” “intend,” “plan,” “budget,” “scheduled,” “estimate,” “anticipate,” “believe,” “forecast,” “future” or “continue” or the negative thereof or similar variations. Forward-looking statements are based on certain assumptions and analyses made by us, in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to have been correct. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and known and unknown risks, many of which are outside our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Important factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among other things, general business, economic, competitive, political and social uncertainties, the actual results of current operations, industry conditions, research and development activities, intellectual property and other proprietary rights, production risks, liabilities inherent in our industry, accidents, labor disputes, delays in obtaining regulatory approvals or financing and general market factors, including interest rates, currency exchange rates, equity markets, business competition, changes in government regulations. Additional risks and uncertainties include, but are not limited to, those listed under the heading “Risk Factors” beginning on page 5 of this prospectus.

Although we have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in the forward looking statements, there may be other factors that cause results to differ from those anticipated. Forward-looking statements contained in this prospectus are made as of the date hereof and we disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, results or otherwise, except as required by applicable securities laws.

The forward-looking statements contained in this prospectus are expressly qualified by this cautionary statement. We have no duty to update any of the forward-looking statements after the date of this prospectus or to conform such statements to actual results or to changes in our expectations, except as otherwise required by applicable law.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders. We have agreed to pay substantially all of the expenses related to this offering, which we estimate to be approximately $400,000.

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DIVIDEND POLICY

We have not paid in the past and we do not anticipate paying in the future cash dividends on our common stock. We anticipate that we will retain future earnings, if any, to finance the continued development and expansion of our business. Our ability to pay dividends is restricted under the terms of our senior credit facility and our subordinated loans and may be restricted under other agreements governing our outstanding indebtedness from time to time. Any future determination with respect to the payment of dividends will be at the discretion of our board of directors and will be dependent upon, among other things, our financial condition, results of operations, capital requirements, the terms of our then existing indebtedness, general economic conditions and other factors considered relevant by our board of directors.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources–Subordinated Loans” for a description of the restrictions in our senior credit facility and our subordinated loans on our ability to issue dividends.

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CAPITALIZATION

The following table presents our cash and cash equivalents and our consolidated capitalization as of March 31, 2013 on:

•	an actual basis, as adjusted to retroactively reflect the common stock and preferred stock authorized and outstanding following the merger of LTN Acquisition, LLC with and into LTN Staffing, LLC and the subsequent conversion of the surviving limited liability company therefrom into a corporation; and

•	a pro forma basis, as adjusted to give further effect to our acquisition of InStaff (in addition to the retroactive adjustments made to reflect the common stock and preferred stock authorized and outstanding after such conversion to a corporation) as if the acquisition occurred on March 31, 2013.

This table should be read in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Financial Information,” as well as the consolidated historical financial statements and notes thereto included elsewhere in this prospectus. Amounts in the table below have been calculated based on unrounded numbers. Accordingly, some amounts may not add to the totals due to the effect of rounding.

	As of March 31, 2013 (unaudited)
	Actual, As Adjusted	Pro Forma, As Adjusted
	(in thousands, except share and per share amounts)
Cash and cash equivalents	$-	-
Senior credit facility, including current portion	$14,740	17,740
Subordinated loans	$9,249	15,249
Total debt	$23,989	32,989
Stockholders’ equity
Common stock, $0.01 par value per share; [TBD] shares authorized, 5,442,385 shares issued and outstanding	$54	54
Preferred stock, $0.01 par value per share; [TBD] shares authorized, no shares issued and outstanding	$-	-
Paid in capital	$19,138	19,138
Accumulated deficit	$(18,075)	(10,660)
Total stockholders’ equity	$1,117	8,532
Total capitalization	$25,106	41,521

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UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma combined balance sheet as of March 31, 2013 has been derived from our historical consolidated financial statements and the historical financial statements of InStaff Holding Corporation included elsewhere in this prospectus, as adjusted to give effect to the acquisition of InStaff Holding Corporation as if the acquisition and related events had occurred on March 31, 2013 with respect to the pro forma combined balance sheet.

The unaudited pro forma combined statements of operations for the thirteen week period ended March 31, 2013, have been derived from our historical consolidated financial statements and the historical financial statements of Instaff included elsewhere in this prospectus, as adjusted to give effect to the acquisition of Instaff as if the acquisition and related events had occurred on December 31, 2012 (the first day of our Fiscal 2013) with respect to the pro forma combined statements of operations.

The unaudited pro forma combined statement of operations for the fiscal year ended December 30, 2012 have been derived from our audited historical consolidated financial statements and the audited historical financial statements of American Partners, Inc. (acquired December 3, 2012) and InStaff Holding Corporation included elsewhere in this prospectus, as adjusted to give effect to the acquisition of American Partners, Inc. and the acquisition of InStaff Holding Corporation as if the acquisitions and related events had occurred on December 26, 2011 (the first day of our Fiscal 2012) with respect to the pro forma combined statement of operations.

The unaudited pro forma adjustments are based on available information and assumptions that we believe are reasonable and are described in the accompanying footnotes, which should be read in conjunction with these unaudited pro forma consolidated financial statements. The unaudited pro forma consolidated financial statements should be read in conjunction with the information contained in “Selected Consolidated Financial Information and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Prospectus Summary—Recent Developments” and our audited consolidated financial statements and the notes thereto included elsewhere in this prospectus.

The unaudited pro forma combined statement of operations does not reflect operational and administrative cost savings, which we refer to as synergies, that management of the combined company estimates may be achieved as a result of the acquisition, or other incremental costs that may be incurred as a direct result of the acquisition.

The unaudited pro forma combined financial statements are for illustrative and informational purposes only and should not be considered indicative of the results that would have been achieved had the transaction been consummated on the date or for the periods indicated. Also, the unaudited pro forma combined financial statements should not be viewed as indicative of statement of operations data for any future period.

(continues on next page)

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UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2013

(in thousands)

	BG Staffing Historical March 31, 2013	Conversion to C Corporation			Instaff Historical March 31, 2013	Pro Forma Adjustments		Pro Forma Balance Sheet

ASSETS

CURRENT ASSETS
Cash	$-	$			$-	$-		$-
Accounts receivable - net	14,214				4,033	147	A	18,394
Prepaid expense	172				26			198
Prepaid insurance	358				2,176	(595	)A	1,939
Other current assets	277		319	E	89	(89	)A	596
TOTAL CURRENT ASSETS	15,021		319		6,324	(537)		21,127

PROPERTY AND EQUIPMENT, NET	317				152	-		469

OTHER ASSETS
Security deposits and other assets	87				52			139
Deferred financing charges, net	244				-			244
Deferred tax assets	-		7,096	E				7,096
Intangible assets, net	17,201				-	5,200	B	22,401
Goodwill	4,860				6,875	(6,845	) A,B	4,890
TOTAL OTHER ASSETS	22,392		7,096		6,927	(1,645)		34,770

TOTAL ASSETS	$37,730		$7,415		13,403	$(2,182)		$56,366

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Current portion of long-term debt	$2,378				$1,499	$(1,499	)A	$2,378
Accounts payable	2,834				59	(59	)A	2,834
Accrued expenses	4,783				1,641	(220	)A	6,204
Contingent consideration	1,850				-			1,850
Other current liabilities	679				-			679
TOTAL CURRENT LIABILITIES	12,524				3,199	(1,778)		13,945

LONG TERM DEBT	21,611				469	8,531	A,C	30,611
OTHER LONG-TERM LIABILITIES	2,478				1,802	(1,002	)A,D	3,278

COMMITMENTS AND CONTINGENCIES

EQUITY	1,117		7,415	E	7,933	(7,933	)A	8,532

TOTAL LIABILITIES AND EQUITY	$37,730		$7,415		13,403	$(2,182)		$56,366

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A	Represents assets not acquired and liabilities/equity not assumed in the asset purchase of InStaff.

For purposes of presentation in the unaudited pro forma financial information, the preliminary estimate of the purchase price for InStaff as of March 31, 2013, is as follows:

Cash consideration	$9,000,000
Fair value of contingent consideration	800,000
Estimated purchase price	$9,800,000

Fair value of tangible net assets acquired:
Accounts receivable	$4,180,000
Prepaid and other assets	1,659,000
Property and equipment	152,000
Liabilities assumed	(1,421,000)
Remaining allocations:
Identifiable intangible assets at fair value (1)	5,200,000
Goodwill	30,000
Estimated purchase price	$9,800,000

(1)	We estimate that substantially all of the acquired identifiable intangible assets will be attributable to the following categories:

	Estimated Fair Value	Estimated Useful Lives	Estimated Annual Amortization
Covenants not to compete	$500,000	5 years	$100,000
Trade name	$2,000,000	Indefinite	-
Customer list	$2,700,000	5 years	$540,000

We recognize that if the final valuation results in different amounts from the above estimates, we will adjust the amounts of these expected identifiable intangible assets. Any adjustments to the fair value of such assets will result in changes to the related estimated annual amortization.

B	Represents the estimated fair value of identifiable intangible assets acquired in the asset purchase of InStaff, as detailed in A above.

C	Represents the debt incurred in conjunction with the acquisition of InStaff. Our subordinated debt increased $6.0 million, and our revolver balance increased $3.0 million.

D	Represents the fair value of the $1.0 million earnout provision in the InStaff asset purchase agreement. The fair value is based upon a discounted cash flow analysis. This contingent consideration will be paid in the form of cash and is based upon InStaff achieving a certain level of financial performance for each of the two years following the date of acquisition. The fair value of this contingent consideration will be remeasured at each reporting date until the contingency is resolved. Any resulting changes in fair value from this remeasurement will be recognized in the statement of operations.

E	Represents the deferred tax assets that will be recorded upon the conversion to a C Corporation. We evaluated the deferred tax assets under the guidance of ASC 740-10-30-18, using such factors as historical taxable income, the future reversals of existing taxable temporary differences, future taxable income exclusive of reversing temporary differences and carryovers, taxable income in prior carryback year(s) and tax-planning strategies. Based on our evaluation, we believe that it is more likely than not that all deferred tax assets will be realized. Thus, we believe that a valuation allowance is not required.

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UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

THIRTEEN WEEK PERIOD ENDED MARCH 31, 2013

(in thousands, except per share data)

	Thirteen Week Period ended March 31, 2013 BG Staffing Historical	Conversion to C Corporation		Period ended March 31, 2013 Instaff Holdings Corporation	Instaff Holdings Coproration Pro Forma Adjustments		Pro Forma Combined

Revenue	$24,781	-		$12,673	$-		$37,454
Cost of Sales	19,913	-		10,863	-		30,776
Gross Profit	4,868	-		1,810	-		6,678
Selling, General and Administrative Expenses	3,709	-		1,492	(60	)(a)	5,141
Depreciation and Amortization	1,054	-		22	160	(b)	1,236
Income (Loss) from Operations	105	-		296	(100)		301
Interest Expense, net	664	-		42	197	(c)	903
Income (loss) Before Income Taxes	(559)	-		254	(297)		(602)
Income Tax (Expense) Benefit	(8)	204	(d)	(51)	-		145
Net Income (Loss)	$(567)	$204		$203	$(297)		$(457)

Per Share Data:
Basic Earnings (Loss) per Share							$(0.08)
Diluted Earnings (Loss) per Share							$(0.08)

Weighted Average Number of Shares:
Basic							5,442
Diluted							5,442

(a)	The adjustment to selling, general and administrative expenses reflects the removal of management fees paid by InStaff to one of its current stockholders. The payment of this management fee ceased upon the acquisition.

(b)	The adjustment to depreciation and amortization reflects the amortization of intangible assets acquired in the acquisition of InStaff, net of the reduction in depreciation expense due to the extended useful life of the property and equipment upon acquisition. We expect to amortize the fair value of the identifiable intangible assets with finite lives on a straight-line basis over an estimated useful life of five years.

(c )	The adjustment to interest expense reflects the additional $0.2 million of interest expense to be incurred on the additional debt issed to finance the acquisition of InStaff. We issued an additional $6.0 million of subordinated loans, which carry the same fixed 14% annual interest rate as the current subordinated loans, and borrowed an additional $3.0 million on our existing revolver, which had an interest rate of 3.949% at March 31, 2013. The adjustment to interest expense also removes the $0.04 million of interest expense incurred by InStaff on a line of credit that was not assumed.

(d)	The adjustment to income taxes reflects the conversion to a C coproration. Please also see note E on the unaudited pro forma combined balance sheet.

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UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FISCAL YEAR ENDED DECEMBER 30, 2012

(in thousands, except per share data)

	BG Staffing Historical Fiscal Year Ended December 30, 2012	Conversion to C Corporation		American Partners, Inc. Historical Period from January 1, 2012 to December 3, 2012	American Partners, Inc. Pro Forma Adjustments		ProForma Combined	Instaff Historical Fiscal Year Ended December 31, 2012	Instaff Pro Forma Adjustments		Pro Forma Combined

Revenue	$76,759	$-		$28,666	$-		$105,425	$53,482	$-		$158,907
Cost of Services	61,207	-		22,993	-		84,200	45,922	-		130,122
Gross Profit	15,552	-		5,673	-		21,225	7,560	-		28,785
Selling, General and Administrative Expenses	10,606	-		3,843	(233	)(e)	14,216	5,943	(240	)(a)	19,919
Depreciation and Amortization	4,469	-		10	2,136	(f)	6,615	83	1,049	(b)	7,747
Income (Loss) from Operations	477	-		1,820	(1,903)		394	1,534	(809)		1,119
Interest Expense (Income), net	2,195	-		(3)	321	(g)	2,513	201	768	(c)	3,482
Income (Loss) Before Income Taxes	(1,718)	-		1,823	(2,224)		(2,119)	1,333	(1,577)		(2,363)
Income Tax Expense (Benefit)	32	(620	)(d)	-	-		(588)	548	-		(40)
Net Income (Loss)	$(1,750)	$620		$1,823	$(2,224)		$(1,531)	$785	$(1,577)		$(2,323)

Per Share Data:
Basic Earning (Loss) Per Share											$(0.56)
Diluted Earning (Loss) Per Share											$(0.56)
Weighted Average Number of Shares:
Basic											4,143
Diluted											4,143

(a)	The adjustment to selling, general and administrative expenses reflects the removal of management fees paid by InStaff to one of its current stockholders. Payment of this management fee ceased upon the acquisition.

(b)	The adjustment to depreciation and amortization reflects the amortization of intangible assets acquired in the acquisition of InStaff, net of the reduction in depreciation expense due to the extended useful life of the property and equipment upon acquisition. We expect to amortize the fair value of the identifiable intangible assets with finite lives on a straight-line basis over an estimated useful life of five years.

(c)	The adjustment to interest expense reflects the additional $1.0 million of interest expense to be incurred on the additional debt issued to finance the acquisition of InStaff. We issued an additional $6 million of subordinated loans, which carry the same fixed 14% annual interest rate as the current subordinated loans, and borrowed an additional $3.0 million on our existing revolver, which had an interest rate of 3.71% at December 30, 2012 (with an effective rate of 4.25% for the year ended December 31, 2012). The adjustment to interest expense also removes the $0.2 million of interest expense incurred by InStaff on a line of credit that was not assumed.

22

(d)	The adjustment to income taxes reflects the conversion to a C Corporation. See note E on the unaudited pro forma combined balance sheet.

(e)	The adjustment to selling, general and administrative expenses reflects the removal of direct transaction costs of the American Partners, Inc. acquisition.

(f)	The adjustment to depreciation and amortization reflects the amortization of intangible assets acquired in the American Partners, Inc. acquisition. The fair value of all of the identifiable intangible assets with finite lives are being amortized on a straight-line basis over an estimated useful life of five years. See Note 3 to LTN Staffing, LLC's audited consolidated financial statements included elsewhere in this registration statement for the calculation and allocation of the American Partners, Inc purchase price.

(g)	The adjustment to interest expense reflects the interest incurred on the additional debt issued to finance the acquisition of American Partners, Inc. We amended our senior credit facility and borrowed an additional $2.5 million on our existing term loan and an additional $4.0 million on our existing revolver, which had interest rates of 4.46% and 3.71%, respectively, at December 30, 2012. The adjustment to interest expense also removes the $.03 million of interest income earned by American Partners, Inc.

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Selected Consolidated Financial Information and Operating Data

The following tables set forth our summary consolidated historical and pro forma financial data. You should read the information set forth below in conjunction with “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Financial Information” and our consolidated historical financial statements and notes thereto included elsewhere in this prospectus. The statement of operations data for the fiscal years ended December 30, 2012 and December 25, 2011 and the balance sheet data as of December 30, 2012 and December 25, 2011 set forth below are derived from our audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the fiscal years ended December 26, 2010 and December 27, 2009 and the balance sheet data as of December 26, 2010 and December 27, 2009 set forth below were derived from our audited financial statements not included in this prospectus. The statement of operations data for the thirteen week period ended March 31, 2013 and March 25, 2012, and the balance sheet data as of March 31, 2013, set forth below are derived from our unaudited consolidated financial statements as of March 31, 2013 and for the thirteen week periods ended March 31, 2013 and March 25, 2012 included elsewhere in this prospectus; which, in the opinion of management, include all adjustments (inclusive only of normally recurring adjustments) necessary for a fair presentation.

	Fiscal Years Ended				(Unaudited) Thirteen Week Period Ended
	2012	2011 (1)	2010	2009	March 31, 2013	March 25, 2012
	(in thousands, except per share amounts)
Revenues	$76,759	$50,120	$39,778	$35,044	$24,781	$16,473
Gross profit	15,552	9,588	6,837	5,204	4,868	3,271
Selling, general and administrative expenses	10,606	6,852	5,665	3,872	3,709	2,552
Depreciation and amortization	4,469	2,750	1,603	1,429	1,054	782
Income (loss) from operations	477	(14)	(431)	(97)	105	(63)
Gain on extinguishment of debt, net (1)	-	2,588	-	-	-	-
Interest expense, net	(2,195)	(2,921)	(2,477)	(1,714)	(664)	(549)
Loss before income taxes	(1,718)	(347)	(2,908)	(1,811)	(559)	(612)
Income tax (expense) benefit	(32)	65	291	-	(8)	(9)
Net loss	$(1,750)	$(282)	$(2,617)	$(1,811)	$(567)	$(621)

Pro Forma C Corporation Data (2):
Historical loss before taxes	$(1,718)	$(347)			$(559)	$(612)
Pro forma income tax (provision) benefit	588	3			197	302
Pro forma loss	$(1,130)	$(344)			$(362)	$(310)
Pro forma loss per share – basic	$(0.27)	$(0.60)			$(0.07)	$(0.08)
Pro forma loss per share – diluted	$(0.27)	$(0.60)			$(0.07)	$(0.08)
Pro forma weighted average shares outstanding – basic	4,143	570			5,442	4,003
Pro forma weighted average shares outstanding – diluted	4,143	570			5,442	4,003

Other Financial Data:
Adjusted EBITDA (3)	$5,489	$3,014	$2,014	$1,507	$1,384	$887

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	As of Fiscal Year Ended				March 31,
	2012	2011	2010	2009	2013
	(dollars in thousands)
Working capital	$1,473	$1,030	$(5,713)	$(2,030)	$2,498
Total assets	$37,143	$24,410	$15,969	$13,437	$37,731
Total outstanding borrowings	$22,518	$17,900	$20,481	$18,919	$23,989
Total long-term liabilities	$23,542	$18,450	$16,253	$15,631	$24,090
Equity (deficit)	$1,683	$(1,147)	$(10,753)	$(8,136)	$1,117

(1)	In November 2011, the Company recorded a $2.6 million gain on extinguishment of debt related to the restructuring of its debt obligations.

(2)	For comparative purposes, information related to pro forma (provision) benefit for income taxes, pro forma loss and pro forma loss per share has been included assuming the Company had been taxed as a C corporation for the periods presented in the audited historical consolidated financial statements (Fiscal 2012 and Fiscal 2011).

(3)	We present Adjusted EBITDA (defined below), a measure that is not in accordance with generally accepted accounting principles (non-GAAP), in this prospectus to provide investors with a supplemental measure of our operating performance. We believe that Adjusted EBITDA is a useful performance measure and is used by us to facilitate a comparison of our operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under generally accepted accounting principles (GAAP) can provide alone. Our board and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for company management. In addition, the financial covenants in our senior credit facility are based on Adjusted EBITDA, subject to dollar limitations on certain adjustments.

We define “Adjusted EBITDA” as earnings before interest expense, income taxes, depreciation and amortization expense, gain on early extinguishment of debt, management fees and transaction fees related to our acquisitions. Omitting interest, taxes and the other items provides a financial measure that facilitates comparisons of our results of operations with those of companies having different capital structures. Since the levels of indebtedness and tax structures that other companies have are different from ours, we omit these amounts to facilitate investors’ ability to make these comparisons. Similarly, we omit depreciation and amortization because other companies may employ a greater or lesser amount of property and intangible assets. We will not be paying management fees following the consummation of this offering. We also believe that investors, analysts and other interested parties view our ability to generate Adjusted EBITDA as an important measure of our operating performance and that of other companies in our industry. Adjusted EBITDA should not be considered as an alternative to net income (loss) for the periods indicated as a measure of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

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The use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this performance measure in isolation from, or as an alternative to, GAAP measures such as net income (loss). Adjusted EBITDA is not a measure of liquidity under GAAP or otherwise, and is not an alternative to cash flow from continuing operating activities. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by the expenses that are excluded from that term or by unusual or non-recurring items. The limitations of Adjusted EBITDA include: (i) it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) it does not reflect changes in, or cash requirements for, our working capital needs; (iii) it does not reflect income tax payments we may be required to make; and (iv) it does not reflect the cash requirements necessary to service interest or principal payments associated with indebtedness.

To properly and prudently evaluate our business, we encourage you to review our consolidated financial statements included elsewhere in this prospectus and the reconciliation to Adjusted EBITDA from net income (loss), the most directly comparable financial measure presented in accordance with GAAP, set forth in the following table. All of the items included in the reconciliation from net income to Adjusted EBITDA are either (i) non-cash items or (ii) items that management does not consider in assessing our on-going operating performance. In the case of the non-cash items, management believes that investors may find it useful to assess our comparative operating performance because the measures without such items are less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of other factors that affect operating performance. In the case of the other items that management does not consider in assessing our on-going operating performance, management believes that investors may find it useful to assess our operating performance if the measures are presented without these items because their financial impact may not reflect on-going operating performance.

	Fiscal Years Ended				Thirteen Week Ended
	2012	2011	2010	2009	March 31, 2013	March 25, 2012
	(dollars in thousands)
Net loss	$(1,750)	$(282)	$(2,617)	$(1,811)	$(567)	$(621)
Interest expense, net	2,195	2,921	2,477	1,714	664	549
Income tax expense (benefit)	32	(65)	(291)	-	8	9
Depreciation and amortization	4,469	2,750	1,603	1,429	1,054	782
Gain on extinguishment of debt, net	-	(2,588)	-	-	-	-
Management fees	175	-	175	175	44	44
Transaction fees	368	278	666	-	181	125
Adjusted EBITDA	$5,489	$3,014	$2,014	$1,507	$1,384	$887

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Prospective investors should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Comparative segment revenues and related financial information are discussed herein and are presented in Note 16 to our Audited Consolidated Financial Statements and Note 8 to our Unaudited Interim Consolidated Financial Statements. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis .

Basis of Presentation

We operate under a 52/53 week fiscal year. Our last three completed fiscal years ended on December 26, 2010 (“Fiscal 2010”), December 25, 2011 (“Fiscal 2011”) and December 30, 2012 (“Fiscal 2012”). Fiscal 2010 and fiscal 2011 consist of 52 weeks and Fiscal 2012 consists of 53 weeks. The differing length of certain fiscal years may affect the comparability of certain data. In Fiscal 2012, the additional week increased revenues by $1.3 million and costs by approximately $1.2 million with an immaterial effect on the operating income and net loss.

Overview

We are a provider of temporary staffing services and have completed a series of acquisitions, which includes BG Personnel LP in May 2010, JNA Staffing, Inc. in December 2010, Extrinsic, LLC in November 2011, American Partners, Inc. (“API”) in December 2012 and Instaff in May 2013. We operate within three industry segments: Light Industrial, Multifamily and IT Staffing. We provide services to customers within the United States of America.

The Light Industrial segment provides temporary workers to manufacturing companies in Illinois, Wisconsin, Texas and Mississippi. As of May 28, 2013, the Light Industrial Segment has been expanded by the acquisition of InStaff, which has branches primarily in Texas and Mississippi. InStaff’s revenue were $53.5 million in Fiscal 2012.

The Multifamily segment provides front office and maintenance personnel on a temporary basis to, various apartment communities, mainly in Texas and expanding into other states, via property management companies responsible for the apartment communities’ day to day operations.

The IT Staffing segment provides skilled contract labor on a nationwide basis for IT implementations and maintenance projects.

Results of Operations

The following tables summarize key components of our results of operations for the periods indicated, both in dollars and as a percentage of net sales, and have been derived from our consolidated financial statements.

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	Fiscal Year Ended			Thirteen Week Period Ended
	December 30, 2012	December 25, 2011	December 26, 2010	March 31, 2013	March 25, 2012
	(dollars in thousands)
Revenues	$76,759	$50,120	$39,778	$24,781	$16,473
Cost of services	61,207	40,532	32,941	19,913	13,202
Gross profit	15,552	9,588	6,837	4,868	3,271
Selling, general and administrative expenses	10,606	6,852	5,665	3,709	2,552
Depreciation and amortization	4,469	2,750	1,603	1,054	782
Income (loss) from operations	477	(14)	(431)	105	(63)
Gain on extinguishment of debt, net	-	2,588	-	-	-
Interest expense, net	(2,195)	(2,921)	(2,477)	(664)	(549)
Loss before income taxes	(1,718)	(347)	(2,908)	(559)	(612)
Income tax (expense) benefit	(32)	65	291	(8)	(9)
Net loss	$(1,750)	$(282)	$(2,617)	$(567)	$(621)

Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of services	79.7	80.9	82.8	80.4	80.1
Gross profit	20.3	19.1	17.2	19.6	19.9
Selling, general and administrative expenses	13.8	13.7	14.2	15.0	15.5
Depreciation and amortization	5.8	5.5	4.0	4.2	4.7
Income (loss) from operations	0.6	(0.1)	(1.0)	0.4	(0.3)
Gain on extinguishment of debt, net	-	5.2	-	-	-
Interest expense, net	(2.9)	(5.8)	(6.2)	(2.7)	(3.4)
Loss before income taxes	(2.2)	(0.7)	(7.2)	(2.3)	(3.7)
Income tax (expense) benefit	(0.1)	0.1	0.7	-	(0.1)
Net loss	(2.3)%	(0.6)%	(6.5)%	(2.3)%	(3.8)%

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Thirteen Week Fiscal Period Ended March 31, 2013 (Fiscal Quarter 2013) Compared to Thirteen Week Fiscal Period Ended March 25, 2012 (Fiscal Quarter 2012)

Revenues:

	Thirteen Weeks Ended
	March 31, 2013	March 25, 2012

Revenues by Segment: (dollars in thousands)
Light Industrial	$8,262	$8,196
Mutlifamily	4,120	3,244
IT Staffing	12,399	5,033
Total Revenues	$24,781	$16,473

Light Industrial Revenues: Light Industrial revenues have remained consistent, with a slight increase of $0.1 million (0.8%) from $8.2 million in Fiscal Quarter 2012 to $8.3 million in Fiscal Quarter 2013. While there has been some shift in customer mix, the segment’s volume and bill rates have remained consistent between periods.

Multifamily Revenues: Multifamily revenues increased $0.9 million (27.0%) from $3.2 million in Fiscal Quarter 2012 to $4.1 million in Fiscal Quarter 2013, due to an increase in bill rates, as well as an increase in volume. Revenue at existing branches increased approximately $0.4 million mainly due to increased volume, and revenue from new branches accounted for approximately $0.5 million of 2013 revenue.

IT Staffing Revenues: IT Staffing revenues increased $7.4 million (146.4%) from $5.0 million in Fiscal Quarter 2012 to $12.4 million in Fiscal Quarter 2013, mainly due to the addition of the API operations. Fiscal Quarter 2012 revenues consist of the operations of Extrinsic, which was acquired in late 2011. Fiscal Quarter 2013 consists of operations of both Extrinsic and API, which was acquired in late 2012.

Gross Profit:

Operating profit represents revenues from services less direct operating expenses, which consist of payroll, payroll taxes, payroll-related insurance, subcontractor costs, and reimbursable costs.

	Thirteen Weeks Ended
	March 31, 2013	March 25, 2012

Gross Profit by Segment: (dollars in thousands)
Light Industrial	$735	$984
Multifamily	1,356	1,008
IT Staffing	2,777	1,279
Total Gross Profit	$4,868	$3,271

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	Fiscal Year Ended
	March 31, 2013	March 25, 2012

Gross Profit Percentage by Segment:
Light Industrial	8.9%	12.0%
Multifamily	32.9%	31.1%
IT Staffing	22.4%	25.4%
Company Gross Profit Percentage	19.7%	19.9%

Overall, our gross profit has increased $1.6 million (48.5%) from $3.3 million in Fiscal Quarter 2012 to $4.9 million in Fiscal Quarter 2013, mainly due to the increase in revenues. As a percentage of revenue, Gross profit remained relatively consistent between Fiscal Quarter 2012 and Fiscal Quarter 2013.

Light Industrial Gross Profit: Light Industrial Gross profit decreased $0.3 million (6.7%) from $1.0 million in Fiscal Quarter 2012 to $0.7 million in Fiscal Quarter 2013. Additionally, as a percentage of revenue, Gross profit decreased from 12.0% in Fiscal Quarter 2012 to 8.9% in Fiscal Quarter 2013. The decrease is mainly due to a shift in customer mix, as well as the continually increasing statutory costs related to state unemployment rates and workers compensation costs.

Multifamily Gross Profit: Multifamily Gross profit increased $0.4 million (34.5%) from $1.0 million in Fiscal Quarter 2012 to $1.4 million in Fiscal Quarter 2013, mainly due to an increase in volume at existing branches, as well as the opening of new branches. As a percentage of revenue, Gross profit increased from 31.1% in Fiscal Quarter 2012 to 32.9% in Fiscal Quarter 2013, mainly due to different pricing structures in our expansion markets.

IT Staffing Gross Profit: IT Staffing Gross profit increased $1.5 million (117.1%) from $1.3 million in Fiscal Quarter 2012 to $2.8 million in Fiscal Quarter 2013. Additionally, as a percentage of revenue, Gross profit decreased from 25.4% in Fiscal Quarter 2012 to 22.4% in Fiscal Quarter 2013, mainly due to the addition of API, which operates at a slightly lower profit margin than Extrinsic. As stated above, we entered into the IT Staffing segment in November 2011 with the acquisition of Extrinsic LLC, and we supplemented our IT Staffing segment with the acquisition of API in December 2012.

Selling, General and Administrative Expenses: Selling, general and administrative expenses increased $1.1 million (42.3%) to $3.7 million in Fiscal Quarter 2013 from $2.6 million in Fiscal Quarter 2012, primarily due to approximately $0.2 million of additional expenses incurred related to the new branches in the Multifamily segment opened after the first quarter of Fiscal 2012, as well as an increase of approximately $0.9 million in expenses related to the selling expenses attributable to API, which was acquired in December 2012.

Depreciation and Amortization: Depreciation and amortization charges increased $0.3 million (34.8%) to $1.1 million during Fiscal Quarter 2013, compared to $0.8 million during Fiscal Quarter 2012. The increase in depreciation and amortization is primarily due to the amortization of intangible assets acquired in the acquisition of API in December 2012.

Interest Expense, net: Interest expense, net was $0.7 million during Fiscal Quarter 2013 compared to $0.6 million during Fiscal Quarter 2012, an increase of $0.1 million, which mainly relates to the senior credit facility. While the average debt balance increased approximately $5 million from Fiscal Quarter 2012 to Fiscal Quarter 2013, the interest rates decreased due to the amending of the senior credit facility agreement in December 2012.

Income Taxes: We had income tax expense of $7,591 in Fiscal Quarter 2013, compared to income tax expense of $9,327 in Fiscal 2012. We are treated as a partnership for federal income tax purposes except for two subsidiaries, which are taxed as C corporations. Consequently, federal and state income taxes are not payable, or provided for, except for those subsidiaries that are taxed as C corporations. Accordingly, the financial statements reflect the impact of income taxes for only the taxable subsidiaries. Members are taxed individually on their share of our earnings not earned in the C corporations. We will convert to a C corporation upon the effectiveness of the registration statement of which this prospectus forms a part.

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Fifty-three Week Fiscal Year Ended December 30, 2012 (Fiscal 2012) Compared to Fifty-two Week Fiscal Year Ended December 25, 2011 (Fiscal 2011)

Revenues:

	Fiscal Year Ended
	December 30, 2012	December 25, 2011

Revenues by Segment:(dollars in thousands)
Light Industrial	$39,272	$34,115
Mutlifamily	18,216	14,062
IT Staffing	19,271	1,943
Total Revenues	$76,759	$50,120

Light Industrial Revenues: Light Industrial revenues increased $5.2 million (15.2%) from $34.1 million in Fiscal 2011 to $39.3 million in Fiscal 2012, mainly due to increased volume, as bill rates and pay rates have remained consistent between years.

Multifamily Revenues: Multifamily revenues increased $4.1 million (29.1%) from $14.1 million in Fiscal 2011 to $18.2 million in Fiscal 2012, mainly due to an increase in volume at existing branches. Bill rates and pay rates have remained consistent between years. Additionally, during 2012, the Multifamily segment opened four new branches, accounting for approximately $0.8 million of 2012 revenue.

IT Staffing Revenues: IT Staffing revenues increased $17.4 million (915.8%) from $1.9 million in Fiscal 2011 to $19.3 million in Fiscal 2012. We entered into the IT Staffing segment in November 2011 with the acquisition of Extrinsic LLC. We added to the IT Staffing segment with the acquisition of API in December 2012. IT Staffing revenues represent 5 weeks of operations in Fiscal 2011 and 53 weeks of operations in Fiscal 2012.

Gross Profit:

Gross profit represents revenues from services less cost of services, which consist of payroll, payroll taxes, payroll-related insurance, subcontractor costs, and reimbursable costs.

	Fiscal Year Ended
	December 30, 2012	December 25, 2011

Gross Profit by Segment: (dollars in thousands)
Light Industrial	$4,775	$4,489
Mutlifamily	5,817	4,589
IT Staffing	4,960	511
Total Gross Profit	$15,552	$9,588

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	Fiscal Year Ended
	December 30, 2012	December 25, 2011

Gross Profit Percentage by Segment:
Light Industrial	12.2%	13.2%
Mutlifamily	31.9%	32.6%
IT Staffing	25.7%	26.3%
Company Gross Profit Percentage	20.3%	19.1%

Overall, our gross profit has increased $6.0 million (62.5%) from $9.6 million in Fiscal 2011 to $15.6 million in Fiscal 2012, mainly due to the increase in revenues. As a percentage of revenue, gross profit increased from 19.1% in Fiscal 2011 to 20.3% in Fiscal 2012 mainly due the shift in mix to higher margin assignments.

Light Industrial Gross Profit: Light Industrial gross profit increased $0.3 million (6.7%) from $4.5 million in Fiscal 2011 to $4.8 million in Fiscal 2012, mainly due to the increase in revenue. As a percentage of revenue, gross profit decreased from 13.2% in Fiscal 2011 to 12.2% in Fiscal 2012, mainly due to an increase in statutory costs, particularly relating to state unemployment taxes, and workers’ compensation costs.

Multifamily Gross Profit: Multifamily gross profit increased $1.2 million (26.1%) from $4.6 million in Fiscal 2011 to $5.8 million in Fiscal 2012, mainly due to an increase in revenue. As a percentage of revenue, gross profit decreased from 32.6% in Fiscal 2011 to 31.9% in Fiscal 2012, mainly due to an increase in statutory costs and the different pricing requirements in our expansion markets.

IT Staffing Gross Profit: IT Staffing gross profit increased $4.5 million (900.0%) from $0.5 million in Fiscal 2011 to $5.0 million in Fiscal 2012. As a percentage of revenue, gross profit slightly decreased from 26.3% in Fiscal 2011 to 25.7% in Fiscal 2012. As stated above, we entered into the IT Staffing segment in November 2011 with the acquisition of Extrinsic LLC. We added to the IT Staffing segment with the acquisition of API in December 2012. The IT Staffing revenue represents 5 weeks of operations in Fiscal 2011 and 53 weeks of operations in Fiscal 2012.

Selling, General and Administrative Expenses: Selling, general and administrative expenses increased $3.7 million (53.6%) to $10.6 million in Fiscal 2012 from $6.9 million in Fiscal 2011, primarily due to approximately $0.4 million of additional expenses incurred related to the new branches in the Multifamily segment opened in Fiscal 2012, as well as an increase of approximately $2.2 million in expenses related to the first full year of operations in the IT Staffing segment.

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Depreciation and Amortization: Depreciation and amortization charges increased $1.7 million (60.7%) to $4.5 million during Fiscal 2012, compared to $2.8 million during Fiscal 2011. The increase in depreciation and amortization is primarily due to the amortization of intangible assets acquired in the acquisitions of Extrinsic in November 2011 and API in December 2012.

Interest Expense, net: Interest expense, net was $2.2 million during Fiscal 2012 compared to $2.9 million during Fiscal 2011, a decrease of $0.7 million, primarily due to a decrease in debt outstanding as a result of the debt restructuring, which included renegotiated interest rates, in Fiscal 2011.

Income Taxes: We had an income tax benefit of $0.07 million in Fiscal 2011, compared to income tax expense of $0.03 million in Fiscal 2012. We are treated as a partnership for federal income tax purposes except for two subsidiaries, which are taxed as C corporations. Consequently, federal and state income taxes are not payable, or provided for, except for those subsidiaries that are taxed as C corporations. Accordingly, the financial statements reflect the impact of income taxes for only the taxable subsidiaries. Members are taxed individually on their share of our earnings not earned in the C corporations. We will convert to a C corporation upon the effectiveness of the registration statement of which this prospectus forms a part.

Fifty-two Week Fiscal Year Ended December 25, 2011 (Fiscal 2011) Compared to Fifty-two Week Fiscal Year Ended December 26, 2010 (Fiscal 2010)

Revenues:

	Fiscal Year Ended
	December 25,	December 26,
	2011	2010

Revenues by Segment: (dollars in thousands)
Light Industrial	$34,115	$32,221
Mutlifamily	14,062	7,557
IT Staffing	1,943	-
Total Revenues	$50,120	$39,778

Light Industrial Revenues: Light Industrial revenues increased $1.9 million (5.9%) from $32.2 million in Fiscal 2010 to $34.1 million in Fiscal 2011, mainly due to a slight increase in volume.

Multifamily Revenues: Multifamily revenues increased $6.5 million (85.5%) from $7.6 million in Fiscal 2010 to $14.1 million in Fiscal 2011. We entered into the Multifamily segment in May 2010 with the acquisition of the BG entities. Multifamily revenue represents 26 weeks of operations in Fiscal 2010 and 52 weeks of operations in Fiscal 2011.

IT Staffing Revenues: IT Staffing revenues increased $1.9 million (100%) from no revenue in Fiscal 2010 to $1.9 million in Fiscal 2011. We entered into the IT Staffing segment in November 2011 with the acquisition of Extrinsic LLC. IT Staffing revenues represent 5 weeks of operations in Fiscal 2011.

Gross Profit:

Gross profit represents revenues from services less cost of services, which consist of payroll, payroll taxes, payroll-related insurance, subcontractor costs, and reimbursable costs.

33

	Fiscal Year Ended
	December 25, 2011	December 26, 2010

Gross Profit by Segment: (dollars in thousands)
Light Industrial	$4,489	$4,279
Mutlifamily	4,589	2,558
IT Staffing	511	-
Total Gross Profit	$9,588	$6,837

	Fiscal Year Ended
	December 25, 2011	December 26, 2010

Gross Profit Percentage by Segment:
Light Industrial	13.2%	13.3%
Mutlifamily	32.6%	33.9%
IT Staffing	26.3%	-
Company Gross Profit Percentage	19.1%	17.2%

Overall, our gross profit has increased $2.8 million (41.2%) from $6.8 million in Fiscal 2010 to $9.6 million in Fiscal 2011, mainly due to the increase in revenues. As a percentage of revenue, gross profit increased from 17.2% in Fiscal 2010 to 19.1% in Fiscal 2011 mainly due a shift in mix away from light industrial with lower margins to Multifamily and IT Staffing with higher margins.

Light Industrial Gross Profit: Light Industrial gross profit increased $0.2 million (4.7%) from $4.3 million in Fiscal 2010 to $4.5 million in Fiscal 2011, mainly due to the increase in revenue. As a percentage of revenue, gross profit remained relatively consistent with 13.3% in Fiscal 2010 and 13.2% in Fiscal 2011.

Multifamily Gross Profit: Multifamily gross profit increased $2.0 million (76.9%) from $2.6 million in Fiscal 2010 to $4.6 million in Fiscal 2011. As a percentage of revenue, gross profit decreased slightly from 33.9% in Fiscal 2010 to 32.6% in Fiscal 2011. We entered into the Multifamily segment in May 2010 with the acquisition of the BG entities. The Multifamily results represent 26 weeks of operations in Fiscal 2010 and 52 weeks of operations in Fiscal 2011.

IT Staffing Gross Profit: IT Staffing gross profit was $0.5 million in Fiscal 2011. As stated above, we entered into the IT Staffing segment in November 2011 with the acquisition of Extrinsic LLC. The Fiscal 2011 gross profit is the result of operations from November 21, 2011 until December 25, 2011.

Selling, General and Administrative Expenses: Selling, general and administrative expenses increased $1.2 million (21.1%) to $6.9 million in Fiscal 2011 from $5.7 million in Fiscal 2010, primarily due to approximately $1.2 million of additional expenses incurred related to a full year of operations in the Multifamily segment, including the opening of two new branches.

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Depreciation and Amortization: Depreciation and amortization charges increased $1.2 million (75.0%) to $2.8 million during Fiscal 2011, compared to $1.6 million during Fiscal 2010. The increase in depreciation and amortization is primarily due to the amortization of intangible assets acquired in the acquisition of the BG entities in May 2010.

Gain on Extinguishment of Debt, net: In Fiscal 2011, in conjunction with the acquisition of Extrinsic and a private offering, we restructured our existing debt obligations. As part of the restructuring, we retired $4.0 million of debt obligations with original principal of $4.0 million in exchange for equity units of LTN Acquisition, LLC at a conversion rate of $0.58 per unit. Related accrued interest totaling $1.1 million was also exchanged for equity units of LTN Acquisition at a conversion rate of $0.58 per unit. Noteholders forgave $2.6 million of accrued interest, net of deferred financing costs, which was recorded as a gain on extinguishment of debt during Fiscal 2011.

Interest Expense, net: Interest expense, net was $2.9 million during Fiscal 2011 compared to $2.5 million during Fiscal 2010, an increase of $0.4 million. We restructured our debt at the end of fiscal 2011, resulting in a decrease in our debt obligations and an increase in the interest rates on the remaining debt obligations.

Income Taxes: We had an income tax benefit of $0.3 million in Fiscal 2010, compared to an income tax benefit of $0.1 million in Fiscal 2011. We are treated as a partnership for federal income tax purposes except for two subsidiaries, which are taxed as C corporations. Consequently, federal and state income taxes are not payable, or provided for, except for those subsidiaries that are taxed as C corporations. Accordingly, the financial statements reflect the impact of income taxes for only the taxable subsidiaries. Members are taxed individually on their share of the Company’s earnings, not earned in the C corporations. We will convert to a C corporation upon the effectiveness of the registration statement of which this prospectus forms a part.

Liquidity and Capital Resources

Our primary sources of liquidity are cash generated from operations and borrowings under our senior credit facility. Our primary uses of cash are payroll, subcontractor costs, operating expenses, capital expenditures and debt service. We believe that the cash generated from operations, together with the borrowing availability under our senior credit facility, will be sufficient to meet our normal working capital needs for at least the next twelve months, including investments made, and expenses incurred, in connection with opening new branches throughout the next year. Our ability to continue to fund these items may be affected by general economic, competitive and other factors, many of which are outside of our control. If our future cash flow from operations and other capital resources are insufficient to fund our liquidity needs, we may be forced to obtain additional debt or equity capital or refinance all or a portion of our debt.

At March 31, 2013, we had approximately $2.3 million in borrowing availability pursuant to our prior senior credit facility, and we are in compliance with all debt covenants.

While we believe we have sufficient liquidity and capital resources to meet our current operating requirements and expansion plans, we may elect to pursue additional growth opportunities within the next year that could require additional debt or equity financing. If we are unable to secure additional financing at favorable terms in order to pursue such additional growth opportunities, our ability to pursue such opportunities could be materially adversely affected.

A summary of our operating, investing and financing activities are shown in the following table:

	Thirteen Week	Fiscal Year Ended
	March 31, 2013	December 30, 2012	December 25, 2011	December 26, 2010
	(dollars in thousands)
Net cash provided by (used in) operating activities	$(241)	$3,019	$1,872	$1,214
Net cash used in investing activities	(1,082)	(11,108)	(7,387)	(2,463)
Net cash provided by financing activities	1,323	8,089	5,515	1,249
Net change in cash and cash equivalents	$-	$-	$-	$-

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Operating Activities

Cash provided by operating activities consists of net loss adjusted for non-cash items, including depreciation and amortization, changes in deferred income taxes and gain on early extinguishment of debt, and the effect of working capital changes. The primary drivers of cash inflows and outflows are accounts receivable, accounts payable and accrued expenses.

During the thirteen week period ended March 31, 2013, net cash used in operating activities was $0.2 million, compared to cash provided by operating activities of $0.5 million for the corresponding period in 2012. This decrease is mainly due to the timing of cash receipts from our customers and payments to our contractors and temporary workers.

During Fiscal 2012, net cash provided by operating activities was $3.0 million, an increase of $1.1 million compared to Fiscal 2011. This increase is primarily attributed to the expansion of our operations to include the first full year of our IT Staffing segment, with an increase in gross profit from $0.5 million in Fiscal 2011 to $5.0 million in Fiscal 2012, as well as the organic growth of our Multifamily segment, including the opening of new branches. Our working capital increased from $1.0 million in Fiscal 2011 to $1.5 million in Fiscal 2012.

During Fiscal 2011, net cash provided by operating activities was $1.9 million, an increase of $0.7 million compared to Fiscal 2010. This increase is primarily attributed to the expansion of our operations to include a full year of our Multifamily segment, which was acquired in May 2010. Our Multifamily segment gross profit increased from $2.6 million in Fiscal 2010 to $4.6 million in Fiscal 2011. Our working capital increased from $(5.7) million in Fiscal 2010 to $1.0 million in Fiscal 2011.

Investing Activities

Cash used in investing activities consists primarily of cash paid for businesses acquired, including contingent consideration, and capital expenditures.

In the thirteen week period ended March 31, 2013, we paid $1.0 million of contingent consideration related to the November 2011 acquisition of Extrinsic. We made capital expenditures of approximately $53,000 mainly related to furniture upgrades at API.

In Fiscal 2012, we paid $10.5 million of cash in the acquisition of substantially all of the assets of API. We also paid $0.1 million as a working capital adjustment related to the Fiscal 2011 acquisition of Extrinsic, LLC. Additionally, we paid $0.4 million in contingent consideration related to businesses acquired in Fiscal 2010. We made capital expenditures of $0.1 million mainly for the purchase of new computers and other IT items related to the opening of new branches.

In Fiscal 2011, we paid $7.0 million of cash in the acquisition of substantially all of the assets of Extrinsic, LLC. We also paid $0.4 million of contingent consideration related to businesses acquired in Fiscal 2010. We made capital expenditures of $41,000 in the ordinary course of business.

We plan to spend approximately $0.1 to $0.2 million on capital expenditures, not including any acquisition costs associated with the acquisition of InStaff, during Fiscal 2013.

Financing Activities

Cash flows from financing activities consist principally of borrowings and payments under our senior credit facility, and contributions from LTN Acquisition, LLC. We currently do not intend to pay cash dividends on our common stock.

	Thirteen Weeks	Fiscal Year Ended
	Ended March 31, 2013	December 30, 2012	December 25, 2011	December 26, 2010
		(dollars in thousands)
Proceeds from long-term debt	$-	$2,500	$2,027	$2,250
Principal payments on long-term debt	(974)	(1,365)	(1,076)	(788)
Net borrowings under line of credit	2,300	3,000	300	100
Capital contributions from LTN Acquisition, LLC	-	4,085	4,549	-
Distributions to LTN Acquisition, LLC	-	(4)	-	-
Deferred financing costs	(3)	(127)	(285)	(313)
Net cash provided by (used in) financing activities	$1,323	$8,089	$5,515	$1,249

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In Fiscal 2011, we negotiated a debt restructuring with certain existing related party term debt holders. This restructuring has been recorded as a non cash contribution from LTN Acquisition, LLC in LTN Staffing, LLC’s financial statements. As part of the restructuring, we retired $4 million of debt obligations in exchange for equity units of LTN Acquisition, LLC at a conversion rate of $0.58 per unit, which was the offering price of equity units sold in a private placement that was done at the same time as the debt restructuring. Related accrued interest totaling $1.1 million was also exchanged for equity units of LTN Acquisition, LLC at a conversion rate of $0.58 per unit. Debt holders also forgave $2.6 million of accrued interest, net of deferred financing costs, which was recorded as a gain on extinguishment of debt during 2011.

In Fiscal 2012, in conjunction with the acquisition of API, we renegotiated our senior credit facility, increasing our term loan from $4.6 million to $7.1 million and our revolving line of credit from $5.5 million to $12.0 million. Additionally, LTN Acquisition, LLC completed a private offering and issued 6 million Class A Units at $0.75 per unit, or $4.5 million. LTN Acquisition, LLC contributed the net proceeds of $4.1 million to LTN Staffing, LLC to fund, in part, the cash portion of the purchase price paid in connection with the our acquisition of API.

For the thirteen weeks ended March 31, 2013, we increased our borrowings on our revolving line of credit by $2.3 million. This was mainly done to cover the timing between cash receipts from customers and payments to contractors, as well as to fund the $1 million contingent consideration paid related to the Extrinsic acquisition and the $0.5million mandatory prepayment of principal to our subordinated debtholders, as determined by an excess cash flow calculation, as defined, performed annually.

On May 28, 2013, in connection with our acquisition of InStaff, we amended our senior credit facility, increasing our revolving line of credit from $12.0 million to $20.0 million. On the same date, we also issued two additional senior subordinated notes in an aggregate principal amount of $6 million and, in connection therewith, LTN Acquisition, LLC issued to each holder of such subordinated notes a warrant to purchase up to 2% and 1%, respectively, of the issued and outstanding Class A Units on a fully-diluted basis at an exercise price of $0.01 per Class A Unit. See “—Senior Credit Facility” and “—Subordinated Loans” for additional information.

Senior Credit Facility

We maintain a senior credit facility (the senior credit facility) with Fifth Third Bank (the senior lender) pursuant to which we may borrow up to $20.0 million under a senior secured revolving credit facility (the revolver) and up to $7.1 million under a senior secured term loan (the term loan). The term loan bears interest at the LIBOR rate for a period equal to one month, plus 375 to 450 basis points. The revolver bears interest at the LIBOR rate plus an applicable margin ranging from 300 to 375 basis points. We are permitted to prepay in part or in full amounts due under the senior credit facility without penalty. Our obligations under the senior credit facility may be accelerated upon the occurrence of an event of default, which include customary events for a financing arrangement of this type, including, without limitation, payment defaults, defaults in the performance of affirmative or negative covenants (including financial ratio maintenance requirements), bankruptcy or related defaults, defaults on certain other indebtedness, the material inaccuracy of representations or warranties, material adverse changes, and changes related to ownership. In the event of an event of default, the interest rate on the revolver and term loan will increase to 8.5% per annum plus the then applicable rate. The revolver and the term loan both mature and are due and payable in full on November 21, 2014.

Our obligations under the senior credit facility are secured by a first priority security interest in all tangible and intangible assets, including capital stock. LTN Acquisition, LLC has pledged its capital stock of any of its direct and indirect subsidiaries to secure the senior credit facility. In addition, LTN Acquisition, LLC has guaranteed our obligations.

A cash flow recapture mechanism was included in the senior credit facility through December 2012. Under the cash flow recapture, a certain percentage of excess cash flow was paid to the senior lender. We paid $485,000 to the senior lender in Fiscal 2012 under the cash flow recapture. This provision was eliminated from our senior credit facility as part of the renegotiated facility in Fiscal 2012.

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Subordinated Loans

We have approximately $9.5 million of outstanding subordinated loans at March 31, 2013 (prior to the issuance in May 2013 of additional senior subordinated notes in an aggregate principal amount of $6 million in connection with the InStaff acquisition). The subordinated notes are expressly junior and subordinated only to the debt outstanding under the senior credit facility. Interest on the subordinated notes accrues at a rate of 14.0% per annum (of which 12% is cash and 2% is paid in kind). Accrued interest on the subordinated loans is approximately $0.3 million as of March 31, 2013. The subordinated loans require, effective December 30, 2012, that an excess cash flow payment to be made if specific thresholds are met. A mandatory principal payment of approximately $0.5 million was made in the first quarter of 2013. The subordinated loans mature on May 31, 2015. The holders of the subordinated loans also hold equity interests, and therefore are related parties.

For all of our borrowings, we must comply with a minimum debt service financial covenant and a senior funded indebtedness to EBITDA covenant, as defined. As of March 31, 2013, we were in compliance with these covenants.

The senior credit facility and the subordinated loans also contain customary affirmative covenants, including (i) maintenance of legal existence and compliance with laws and regulations; (ii) delivery of consolidated financial statements and other information; (iii) maintenance of properties in good working order; (iv) payment of taxes; (v) delivery of notices of defaults, litigation, ERISA events and material adverse changes; (vi) maintenance of adequate insurance; and (vii) inspection of books and records.

The senior credit facility and the subordinated loans also contain customary negative covenants, including restrictions on (i) the incurrence of additional debt; (ii) liens and sale-leaseback transactions; (iii) loans and investments; (iv) guarantees and hedging agreements; (v) the sale, transfer or disposition of assets and businesses; (vi) dividends on, and redemptions of, equity interests and other restricted payments, including dividends and distributions to the issuer by its subsidiaries; (vii) transactions with affiliates; (viii) changes in the business conducted by us; (ix) payment or amendment of subordinated debt and organizational documents; and (x) maximum capital expenditures.

The foregoing is a brief summary of the material terms of the senior credit facility and subordinated loans, and is qualified in its entirety by reference to the senior credit facility and subordinated loan agreement filed as exhibits to the registration statement of which this prospectus forms a part.

Contractual Obligations

The following table summarizes our contractual obligations as of March 31, 2013.

	Payment by period
(dollars in thousands)	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-term debt obligations(1)	$23,989	$2,378	$21,611	$-	$-
Estimated interest on long-term debt obligations(2)	3,004	1,306	1,698	-	-
Operating lease obligations(3)	675	226	253	196	-
Total	$27,668	$3,910	$23,562	$196	$-

(1) Reflects the outstanding balance on our senior credit facility and our subordinated loans at March 31, 2013. For a more detailed description of our senior credit facility and subordinated notes, see Note 9 to our audited consolidated financial statements included elsewhere in this prospectus.

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(2) Borrowings under the term loan of our senior credit facility bear interest at 30-day LIBOR plus a margin that ranges from 3.75% to 4.5%, determined by certain thresholds. Borrowings under the revolver are subject to a borrowing base and bear interest at the 30-day LIBOR plus a margin that ranges from 3.00% to 3.75%. At March 31, 2013, the interest rates on our outstanding term loan and revolver were 4.70% and 3.95%, respectively. Borrowings under the subordinated loans bear interest at an annual rate of 14%, and is payable at an annual rate of 12% with the remaining interest paid in kind on a quarterly basis. For the purposes of this table, we have estimated interest expense to be paid during the remaining term of our revolving credit facility using the outstanding balance and interest rate as of March 31, 2013. Our actual cash payments for interest on the senior credit facility will fluctuate as the outstanding balance changes with our cash needs and the LIBOR rate fluctuates. For a more detailed description of the interest requirement for our long-term debt under our senior credit facility and subordinated loans, see Note 9 to our audited consolidated financial statements found elsewhere in this prospectus. A one percentage point increase in our interest rate would cause an increase to interest expense of approximately $0.1 million for each of the “less than 1 year” and the “1 - 3 years” periods.

(3) Represents the minimum lease payments due under our operating leases, excluding maintenance, insurance and taxes related to our operating lease obligation. For a more detailed description of our operating leases, see Note 11 to our audited consolidated financial statements found elsewhere in this prospectus.

Off-Balance Sheet Arrangements

We are not party to any off-balance sheet arrangements.

Quantitative and Qualitative Disclosure About Market Risk

Our market risks relate primarily to changes in interest rates. Borrowings under our existing senior credit facility bear floating interest rates that are tied to LIBOR and, therefore, our results of operations and our cash flows will be exposed to changes in interest rates. A one percentage point increase in LIBOR would cause an annual increase to the interest expense on our borrowings under our senior credit facilities of approximately $0.1 million. Our subordinated loans have a fixed interest rate.

We do not have any foreign currency or any other derivative financial instruments.

Critical Accounting Policies and Estimates

Our accounting policies are described in Note 2 to our audited consolidated financial statements. The preparation of our financial statements in conformity with generally accepted accounting principles requires us to make estimates, assumptions and judgments that affect amounts of assets and liabilities reported in the consolidated financial statements, the disclosure of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the year. We believe our estimates and assumptions are reasonable; however, future results could differ from those estimates. Critical accounting policies reflect material judgment and uncertainty and may result in materially different results using different assumptions or conditions.

Management believes that the following accounting policies are the most critical to aid in fully understanding and evaluating our reported financial results and the uncertainties that could impact our results of operations, financial condition and cash flows.

Revenue Recognition

We provide temporary staffing solutions. We enter into agreements with our clients that outline the general terms and conditions of the staffing arrangement. Revenue is recognized as services are performed and associated costs have been incurred. Revenues include reimbursements of travel and out-of-pocket expenses with the equivalent amounts of expense recorded in cost of services. We consider revenue to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable, and collectibility is reasonably assured.

Allowance for doubtful accounts

We establish an allowance for doubtful accounts for estimated losses resulting from the failure of our customers to make required payments. The allowance for doubtful accounts is determined based on management’s judgments and assumptions, including general economic conditions, portfolio composition, prior loss experience, and expectations of future write-offs. The allowance for doubtful accounts is reviewed quarterly and past due balances are written off after they are deemed to be uncollectible after all means of collection have been exhausted. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

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Goodwill and intangible assets

Goodwill is not amortized, but instead is measured at the reporting unit level for impairment annually at the end of each fiscal year, or more frequently if conditions indicate an earlier review is necessary. We have allocated $3.4 million, $1.1 million, and $0.3 million of total goodwill to our three separate reporting units: Light Industrial, Multifamily and IT Staffing, respectively. The fair value of the reporting unit is first compared to the respective reporting unit’s carrying value. The fair value of the reporting unit is determined based on discounted cash flow projections. If the estimated fair value of the reporting unit is less than the carrying value, an indication of goodwill impairment exists. If an indication of impairment exists, we would then determine the implied fair value of the reporting unit’s goodwill. If the carrying value of goodwill exceeds its implied fair value, an impairment loss would be recorded and goodwill would be written down to its implied fair value. Based on its annual testing, we have determined that there was no goodwill impairment in Fiscal 2012 or Fiscal 2011.

We do not hold any intangible assets with indefinite lives. Intangible assets with finite useful lives are amortized over their respective estimated useful lives, ranging from three to five years, based on a pattern in which the economic benefit of the respective intangible asset is realized. We annually evaluate the remaining useful lives of our finite intangible assets to determine whether events and circumstances warrant a revision to the remaining period of amortization. We also evaluate the recoverability of finite intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. We determined that there were no impairment indicators for these assets in Fiscal 2012 or Fiscal 2011.

Identifiable intangible assets recognized in conjunction with acquisitions are recorded at fair value. Significant unobservable inputs were used to determine the fair value of the identifiable intangible assets based on the income approach valuation model whereby the present worth and anticipated future benefits of the identifiable intangible assets were discounted back to their net present value. Goodwill represents the difference between the enterprise value/cash paid less the fair value of all recognized asset fair values including the identifiable intangible asset values.

Recent Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board issued ASU No. 2011-08, Testing Goodwill for Impairment. The ASU amends ASC Topic 350, Intangibles - Goodwill and Other. The new standard is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. Specifically, an entity has the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step test. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. This standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption did not have a material impact on our consolidated financial statements.

JOBS Act

The JOBS Act provides that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to delay the adoption of new or revised accounting pronouncements applicable to public and private companies until such pronouncements become mandatory for private companies. As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public and private companies.

Additionally, as an “emerging growth company,” we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 or (ii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis).

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BUSINESS

Overview and History

We are a national, temporary staffing company that provides temporary workers to a variety of customers that are seeking to match their workforce requirements to their business needs.

We formed LTN Staffing, LLC, whose sole member is LTN Acquisition, LLC, on August 27, 2007, as a limited liability company, under the laws of the state of Delaware, and we commenced operations on October 17, 2007 with the initial investment in LTN Staffing, Inc. and Milwaukee Temps, Inc. The corporate headquarters was established in Waukegan, Illinois.

On May 24, 2010, we purchased the interests of BG Personnel Services, LP and BG Personnel, LP, both Texas limited partnerships, and purchased the common stock of B G Staff Services, Inc., a Texas corporation (collectively, referred to as the BG entities). Shortly after the purchase of the BG entities, we relocated our corporate headquarters to its current location in Dallas, Texas. On December 13, 2010, we purchased substantially all of the assets of JNA Staffing Inc., a Wisconsin corporation that specialized in providing temporary staffing services within the state of Wisconsin. These operations were rolled into our existing operations in Milwaukee, Wisconsin. In 2011, we began doing business as BG Staffing.

On November 21, 2011, we purchased substantially all of the assets of Extrinsic, LLC, a Delaware limited liability company that specialized in providing information technology staffing services within the U.S. On December 3, 2012, we acquired substantially all of the assets of American Partners, Inc., a Rhode Island corporation that specialized in providing information technology staffing services within the U.S.

On May 28, 2013, we acquired substantially all of the assets of InStaff Holding Corporation (“InStaff”) and InStaff Personnel, LLC, a wholly owned subsidiary of InStaff Holding Corporation. We believe this acquisition will allow us to strengthen and expand our operations in our Light Industrial segment. We agreed to assume certain liabilities and pay an aggregate of $9 million (subject to a post-closing purchase price adjustment) as consideration for the purchased assets and certain agreements of the sellers and related parties. Contingent earnout payments up to an aggregate of $1 million may also be paid if certain post-closing performance objectives are met. InStaff operated 12 branches in Texas and Mississippi, which we continue to operate under the “InStaff” trade name. InStaff’s revenues were $53.5 million in Fiscal 2012.

Immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, LTN Staffing, LLC will merge with LTN Acquisition, LLC. As the surviving entity in the merger, LTN Staffing, LLC will then convert into a Delaware corporation which will be named BG Staffing, Inc. See “Prospectus Summary - Conversion into a Delaware Corporation” for more information.

Our operations are organized into three segments: Light Industrial, Multifamily, and IT Staffing.

Our executive office is located at 14900 Landmark Boulevard, Suite 300, Dallas Texas 75254, and our telephone number is (972) 692-2400. We have 27 branch offices in 10 states within the U.S. We do not currently have any foreign operations.

Temporary Staffing Industry

The temporary staffing industry supplies temporary staffing services to customers to help them minimize the cost and effort of workforce planning. These services also enable the customer to rapidly respond to changes in business conditions, and in some cases to convert fixed labor costs to variable costs. Temporary staffing companies act as intermediaries in matching available temporary workers to customer assignments. The demand for a flexible workforce continues to grow with competitive and economic pressures to reduce costs and respond to changing market conditions. Staffing Industry Analysts (“SIA”), an independent staffing industry organization, is projecting growth of 6% in the U.S. staffing industry in 2013, driven by continuing job creation and the continued upward shift in temporary staffing usage.

The temporary staffing market is subject to volatility based on overall economic conditions. Historically, in periods of economic growth, the number of companies providing temporary staffing services has increased due to low barriers to entry. During recessionary periods, the number of companies has decreased through consolidation, bankruptcies, or other events. The temporary staffing industry is experiencing increased demand in relation to total job growth as customers have placed a greater priority on maintaining a more flexible workforce.

The temporary staffing industry is large and highly fragmented with many competing companies. Staffing companies compete both to recruit and retain a supply of temporary workers and to attract and retain customers to use these workers. Customer demand for temporary staffing services is dependent on the overall strength of the labor market and trends toward greater workforce flexibility. The temporary staffing industry includes a number of markets focusing on business needs that vary widely in duration of assignment and level of technical specialization.

We have diversified our operation to provide temporary workers within distinct segments of the industry. We refer to these segments as Light Industrial, Multifamily and IT Staffing. Additional information regarding our business segments is contained in Note 16 to our Audited Consolidated Financial Statements and Note 8 to our Unaudited Interim Consolidated Financial Statements.

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Light Industrial Segment

Our Light Industrial segment provides temporary workers to primarily manufacturing customers needing a flexible workforce. We currently have offices in Sulphur Springs, Texas, Corsicana, Texas, Greenville, Texas, Gainesville, Texas, El Paso, Texas, Plano, Texas, Mesquite, Texas, Austin, Texas, Dallas, Texas, Olive Branch, Mississippi, Southaven, Mississippi, Waukegan, Illinois and Milwaukee, Wisconsin. Light Industrial segment revenues were $39.3 million in Fiscal 2012 and represented 51.2% of our consolidated revenues. Our Light Industrial segment temporary workers perform services in a variety of manual and unskilled positions. The workers we assign to our light industrial customers are our temporary workers, although our customers provide on-the-job direction, control and supervision.

Multifamily Segment

Our Multifamily segment is a leading provider of front office and maintenance personnel to the multifamily housing industry. We currently have offices in Dallas, Texas; Austin, Texas; San Antonio, Texas; Houston, Texas; Atlanta, Georgia; Phoenix, Arizona; Charlotte, North Carolina; Raleigh, North Carolina; Tampa, Florida; Jacksonville, Florida; and Denver, Colorado. Multifamily segment revenues were $18.2 million in Fiscal 2012 and represented 23.7% of our consolidated revenues. The workers we assign to our multifamily customers are our temporary workers, although our customers provide on-the-job direction, control and supervision.

IT Staffing Segment

Our IT Staffing segment provides highly skilled IT professionals with expertise in SAP ERP, SAP BI, Hyperion, Oracle ERP, Oracle BI and Peoplesoft. Our customers include large Fortune 500 companies (which accounted for approximately 40% of our IT staffing segment revenues in Fiscal 2012), as well as consulting firms engaged in systems integration projects. We operate our national coverage of the market from our offices in Durham, North Carolina and Pawtucket, Rhode Island. IT Staffing segment revenues for Fiscal 2012 were $19.3 million and represented 25.1% of our consolidated revenues.

SIA has deemed the IT staffing segment the fastest growing segment of temporary staffing and expects the market to grow 8% in 2013 (which is slightly higher than the 6% projected growth for the entire temporary staffing industry), with the typical IT staffing buyer spending 25% more on temporary labor over the next two years.

Growth Strategy

We are committed to growing our operations. Our growth strategy is reliant upon both acquisitions and organic growth. We will continue to evaluate opportunities utilizing our proven approach to the assessment, valuation, and integration of acquisitions. Additionally, we are committed to continue to grow our operations in our current markets, as well as expand into new markets within the industries that we currently serve.

We are organized to handle many of the administrative functions at our corporate location such that our branches can focus on business development and the effective recruiting, and assignment of temporary workers.

We will continue to invest in technology and process improvements, as necessary, to ensure that we are operating at optimal productivity and performance.

Competition

The staffing services market is highly competitive with limited barriers to entry. We compete in national, regional and local markets with full-service and specialized temporary staffing companies. Some of our competitors have significantly more marketing and financial resources than we do. Price competition in the staffing industry is intense, particularly for the provision of office clerical and light industrial personnel. We expect that the level of competition will remain high, which could limit our ability to maintain or increase our market share or profitability.

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The principal competitive factors in attracting qualified candidates for temporary assignments are pay rates, availability of assignments, duration of assignments and responsiveness to requests for placement. We believe that many potential customers seeking temporary assignments through us may also be pursuing assignments through other means. Therefore, the speed at which we place prospective temporary workers and the availability of appropriate assignments are important factors in our ability to complete assignments of qualified temporary workers. In addition to having high quality temporary workers to assign in a timely manner, the principal competitive factors in obtaining and retaining customers in the temporary staffing industry are properly assessing the customers’ specific job requirements, the appropriateness of the temporary worker assigned to the customer, the price of services and the monitoring of customer satisfaction. Although we believe we compete favorably with respect to these factors, we expect competition to continue to increase.

Intellectual Property

Our primary trade names include BG Extrinsic LLC, American Partners, Inc. and InStaff. Our trade names are valuable assets that reinforce the distinctiveness of our brands. Our web content and the domain names bgstaffing.com, bgpersonnel.com, bgstaffing.net, ltnstaffing.com, milwaukeetemps.com, milwaukeetmepsinc.com, extrinsicllc.com, extrinsicgroup.com, extrinsicresources.com, jnastaffing.com, bgcompanies.net, bgpersonnel.net, bgmail.com, therightpeoplerightnow.com, rightpeoplerightnow.com, americanpartnersinc.com and instaff.com are owned by us and copyright protected.

Regulation

Our business is subject to extensive regulation. The cost to comply, and any inability to comply, with government regulation could materially harm our business. Increased government regulation of the workplace or of the employer-employee relationship, or judicial or administrative proceedings related to such regulation, could also materially harm our business.

Legal Proceedings

 We are engaged from time to time in legal matters and proceedings arising out of our normal course of business. While uncertainties are inherent in the final outcome of such matters, we believe the disposition of such proceedings will not have a material effect on our financial position or our results of operations.

Seasonality

Our business experiences seasonal fluctuations. Our quarterly operating results are affected by the number of billing days in a quarter, as well as the seasonality of our customers’ business. Demand for our Light Industrial staffing services is higher during the second and third quarters of the year and peaks in the third quarter. Demand for our Light Industrial staffing services is lower during the first and fourth quarters, in part due to limitations to customer shutdowns and adverse weather conditions in the winter months. Demand for our Multifamily staffing services is higher during the second and third quarters of the year due to the increased turns in multifamily units during the summer months when schools are not in session. In addition, our cost of services typically increases in the first quarter primarily due to the reset of payroll taxes.

Our working capital requirements are primarily driven by temporary worker payments and customer accounts receivable receipts. Since receipts from customers lag payments to temporary workers, working capital requirements increase substantially in periods of growth.

The staffing industry has historically been cyclical, often acting as an indicator of both economic downturns and upswings. Staffing customers tend to use temporary staffing to supplement their existing workforces and generally hire direct workers when long-term demand is expected to increase. As a consequence, our revenues tend to increase quickly when the economy begins to grow and, conversely, our revenues can also decrease quickly when the economy begins to weaken.

Employees and Temporary Workers

At March 31, 2013, we had 112 full-time staff employees at our corporate and branch offices and we hired 56 full-time staff employees in connection with the acquisition of the assets of InStaff. During Fiscal 2012, we assigned approximately 10,600 temporary workers.

None of our staff employees or temporary workers is represented by a labor union, and we are not aware of any current efforts or plans to organize any of our staff employees or temporary workers. We have never experienced any material labor disruptions.

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Properties

We lease our corporate headquarters in Dallas, Texas, which is approximately 6,250 square feet of space. We lease all of our branch offices, which are located throughout the US, through operating leases with terms that range from six months to five years. We also have month to month leases. We believe that our facilities are adequate for our current needs.

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MANAGEMENT

Since our formation in 2007, our business has been managed under the direction of a board of managers. Prior to the consummation of this offering, the persons indicated below will be appointed to serve on the board of directors of BG Staffing, Inc. Below is a list of names, ages and a brief account of the business experience of our executive officers and key members of management and of the persons to be appointed to serve as our directors prior to the consummation of this offering:

Name	Age	Position
Douglas E. Hailey	51	Director
Richard L. Baum, Jr.	52	Director
L. Allen Baker, Jr.	63	Director, President and Chief Executive Officer
Debra R. Jackson	44	Chief Financial Officer and Corporate Secretary
Thomas J. Leonard	43	President, American Partners- IT Staffing Division
Michael L. Miller	48	President, Extrinsic- IT Staffing Division
Beth A. Garvey	47	President, Light Industrial Division
William Penn	52	Regional Vice President, Multifamily Division
Robert Cote	39	Regional Vice President, Multifamily Division
Adam S. Tibbets	48	Chief Information Officer

Douglas E. Hailey has served on our board of managers since inception. Mr. Hailey is the managing director of Taglich Private Equity LLC. Mr. Hailey joined Taglich Brothers, Inc. in 1994 as Head of Investment Banking. He co-led the private equity initiative in 2001 and currently participates in evaluating and executing new investments. Prior to joining Taglich Brothers, Mr. Hailey spent five years with Weatherly Financial Group, assisting in sponsoring leveraged buyouts and three years in structured finance lending at Heller Financial and the Bank of New York. He received a Bachelor of Business Administration degree from Eastern New Mexico University and an MBA in Finance from the University of Texas. We believe that Mr. Hailey should serve as a member of our board of directors due to the perspective and experience with our ongoing operations and strategy that he has obtained through his prolonged service to the company and due to his ability to assist with the evaluation of potential acquisitions.

Richard L. Baum, Jr. has served on our board of managers since inception. Mr. Baum, Jr. joined Taglich Private Equity LLC in 2005 and currently is an active director with a number of private companies where Taglich has an investment. Prior to joining Taglich, Mr. Baum led a group that purchased a private equity portfolio from Transamerica Business Credit. From 1998 to 2003, Mr. Baum was a Managing Director in the small business merger and acquisition practices of Wachovia Securities and its predecessor, First Union Securities. From 1988 through 1998, Mr. Baum was a Principal with the Mid-Atlantic Companies, Ltd., a financial services firm acquired by First Union in 1998. Mr. Baum received a Bachelor of Science Degree from Drexel University and an MBA from the Wharton School of the University of Pennsylvania. We believe that Mr. Baum should serve as a member of our board of directors due to the perspective and experience with our ongoing operations and strategy that he has obtained through his prolonged service to the company and due to his ability to assist with the evaluation of potential acquisitions.

L. Allen Baker, Jr. joined the board of managers in 2008 while serving as the Executive Vice President/CFO of Impact Confections, Inc., a confections manufacturing company in Colorado, a position Mr. Baker held from 2002 through 2009. He began serving as President and CEO of BG Staffing in 2009. From 1985 to 2002, Mr. Baker served as Executive Vice President and Chief Financial Officer of Piping Design Services, Inc. d/b/a PDS Technical Services, a national, privately held staffing company headquartered in the Dallas/Fort Worth area, with operations in 43 states. Prior to this position, he worked at Core Laboratories, Inc. as the Corporate Controller from 1980 to 1985 and as Data Processing Manager from 1976 to 1980. Mr. Baker held several computer programmer positions prior to joining Core Laboratories, Inc. He has a Bachelor of Science degree in mathematics with a minor in computer information systems from West Texas State University and an MBA from the University of Dallas. We believe that Mr. Baker should serve as a member of our board of directors due to his extensive managerial experience in the staffing industry.

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Debra R. Jackson joined the company in 2012 as Chief Financial Officer and also serves as Corporate Secretary. Prior to joining the company, Ms. Jackson was an audit partner at KPMG LLP, an international public accounting firm, where she worked from 2002 to 2011. Ms. Jackson was with Arthur Andersen LLP from 1990 until 2002. She is a Certified Public Accountant in the state of Texas. Ms. Jackson graduated magna cum laude from Texas Christian University with a Bachelor of Business Administration degree in accounting.

Thomas J. Leonard joined the company in December 2012 through the acquisition of American Partners, Inc., an IT staffing firm. Co-founder of American Partners, Inc., Mr. Leonard served as president since inception in 2007. In 1998, he was a founding partner of The Jotorok Group, an IT recruitment firm in the United States of America.  In 2004, The Jotorok Group merged with K2 Partnering Solutions, a provider of SAP contractors within the United States of America and Europe.  While with K2 Partnering Solutions, Mr. Leonard served as the Regional Partner of Sales, US, until the inception of American Partners, Inc. in 2007. Mr. Leonard held several IT recruiter positions prior to the inception of The Jotorok Group in 1998. He is a Certified Personnel Consultant and graduated from North Adams State College with a Bachelor of Science degree in marketing and management.

Michael L. Miller joined the company in 2011 through the acquisition of Extrinsic, LLC, an IT staffing firm. Mr. Miller co-founded Extrinsic, LLC in 2004 and served as its president from inception. Before starting Extrinsic, LLC, he served as the Senior Regional Vice President from 2000 to 2004 and the Regional Vice President of Operations from 1998 to 2000 of Headway Corporate Resources, a national human resources management staffing company. Prior to Headway, from 1996-1998, Mr. Miller was Co-Owner and Vice President/General Manager of HealthMate, Inc., a healthcare corporation specializing in home health services, corporate occupational programs, and staffing. HealthMate was successfully sold to Intrepid Companies, Inc. in 1998. From 1990 to 1996, he was with MedStaff National Medical Staffing, Inc., a locum tenens company specializing in both physician contract and direct hire placements, serving in several positions and as Vice President of Operations and Customer Service from 1993 to 1996. Mr. Miller holds a Bachelor of Arts degree in business management from North Carolina State University.

Beth A. Garvey joined the Company as the President of its Light Industrial Division through the acquisition of InStaff in May 2013. Ms. Garvey started at InStaff in 1998 as Director of Human Resources and was promoted to Director of Operations in 1999, and Vice President of Operations in 2000. Ms. Garvey served as the Senior Vice President of Operations from 2001 to 2003, and she served as Chief Operating Officer 2003 to 2009, at which time she became the Chief Executive Officer. Prior to joining InStaff, Ms. Garvey worked in Human Resources at El Chico Corporation from 1990 to 1994 and Madix Store Fixtures from 1986 to 1989.

William Penn joined the company through its acquisition of the Multifamily Division in 2010. During his tenure with the Multifamily Division, Mr. Penn served as Vice President from 1994 until the acquisition. Mr. Penn currently serves as the Regional Vice President of the Multifamily Division. Prior to joining the Multifamily Division, Mr. Penn served as a district sales manager for White Swan and U.S. Foodservice, national foodservice distributors, from 1984 to 1994. Mr. Penn is a Certified Staffing Professional and holds a Bachelor of Business Administration degree in marketing from Baylor University.

Robert Cote’ joined the company through its acquisition of the Multifamily Division in 2010. Mr. Cote’ began working in the Multifamily Division in 2001 as a staffing coordinator and led the Austin, Houston and San Antonio branches as Vice President of the South Region from 2005 until 2010, when he was appointed the Chief Operating Officer of the Light Industrial Division. Mr. Cote’ recently has been appointed as a Regional Vice President of the Multifamily Division. Mr. Cote’ served as managing director of Stanton Chase International, an international search firm, from 2000 to 2001, and as a search executive at Corporate Search Partners, an executive search firm, from 1998 to 2000. He is a Certified Staffing Professional and holds a Bachelor of Business Administration from the University of Houston.

Adam C. Tibbets joined the company in 2009 as the Chief Information Officer. Prior to joining the company, Mr. Tibbets was with Jones Lange LaSalle (formerly The Staubach Company) from 2006 to 2009, holding positions as the business systems delivery manager and accounting systems manager. From 2003 to 2006, he served as the IT Director of Impact Confections, a confections manufacturing company in Colorado. From 1997 to 2002, Mr. Tibbets served as the IT Director at Piping Design Services, Inc. d/b/a PDS Technical Services, a national, privately held staffing company. From 1988 to 2002, he held various IT project and implementation positions prior to joining PDS Technical Services. Mr. Tibbets holds a Bachelor of Business Administration degree in general business with a minor in management information systems from Southern Methodist University and a MS degree from the University of Texas at Dallas.

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Board Composition

Our board of directors will initially consist of three directors. The authorized number of directors may be changed by resolution of our board of directors. Vacancies on our board of directors can be filled by resolution of our board of directors. Upon the completion of this offering, our board of directors will be divided into three classes, each serving staggered, three-year terms:

•	Our Class I director will be L. Allen Baker, Jr., and the term of such director will expire at the first annual meeting of stockholders following the date of this prospectus;

•	Our Class II director will be Richard L. Baum, Jr., and the term of such director will expire at the second annual meeting of stockholders following the date of this prospectus;

•	Our Class III director will be Douglas E. Hailey, and the term of such director will expire at the third annual meeting of stockholders following the date of this prospectus;

As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms.

Committees of the Board of Directors

We expect that, immediately following this offering, the standing committees of our board of directors will consist of an Audit Committee and a Compensation Committee. Each of the committees will report to the board of directors as they deem appropriate and as the board may request. The expected composition, duties and responsibilities of these committees are set forth below.

Audit Committee

The Audit Committee will be responsible for, among other matters: (1) appointing, retaining and evaluating our independent registered public accounting firm and approving all services to be performed by them; (2) overseeing our independent registered public accounting firm’s qualifications, independence and performance; (3) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (4) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (5) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (6) reviewing and approving related person transactions.

Immediately following this offering, our Audit Committee will consist of Richard L. Baum, Jr. and Douglas E. Hailey. We believe that both qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that Mr. Hailey qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors will adopt a written charter for the Audit Committee in connection with this offering, which will be available on our corporate website at www.bgstaffing.com upon the completion of this offering. The information on our website is not part of this prospectus.

Compensation Committee

The Compensation Committee will be responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.

Immediately following this offering, our Compensation Committee will consist of Richard L. Baum, Jr. and Douglas E. Hailey. Our board of directors will adopt a written charter for the Compensation Committee in connection with this offering, which will be available on our corporate website at www.bgstaffing.com upon the completion of this offering. The information on our website is not part of this prospectus.

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Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is a current or former officer or employee of BG Staffing, Inc. or its subsidiaries or has had a relationship requiring disclosure by BG Staffing, Inc. under applicable federal securities regulations. No executive officer of BG Staffing, Inc. served as a director or member of the Compensation Committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee. For 2012, the members of our Compensation Committee were Richard L. Baum, Jr. and Douglas E. Hailey.

Other Committees

Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Risk Oversight

Our board of directors will oversee the risk management activities designed and implemented by our management. The board of directors will execute its oversight responsibility for risk management both directly and through its committees. The full board of directors will also consider specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, the board of directors will receive detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Our board of directors will delegate to the Audit Committee oversight of our risk management process. Our other board committees will also consider and address risk as they perform their respective committee responsibilities. All committees will report to the full board of directors as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Family Relationships

There are no family relationships among any of our executive officers or any of the persons to be nominated as our directors prior to the consummation of this offering.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, including our chief executive officer and our chief financial officer (who is our principal accounting officer). Our Code of Ethics is available on our website at www.bgstaffing.com by clicking on About BG Staffing and then Code of Ethics. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive, financial and accounting officers by posting the required information on our website at the above address. Our website is not part of this prospectus.

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EXECUTIVE COMPENSATION

Named Executive Officers

Our named executive officers for 2012 and the positions they held with the company as of December 31, 2012 are:

•	L. Allen Baker, Jr., our President and Chief Executive Officer

•	Debra R. Jackson, our Chief Financial Officer and Corporate Secretary

Throughout this section, the term “named executive officer” is intended to refer to the individuals identified above. During 2012, we had only two executive officers, all of whom are set forth above.

Summary Compensation Table

The following table presents compensation information for our named executive officers with respect to 2012, to the extent each of them served as one of our named executive officers during each of such years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Unit Awards ($)	Option Awards ($)	Non-equity incentive plan compensation	Non-qualified deferred compensation earnings ($)	All Other Compensation ($)		Total ($)

L. Allen Baker, Jr.(1)	2012	$300,000	$120,000	–	–	–	–	$22,480	(2)	$537,250
Debra R. Jackson	2012	$131,250	$52,500	–	–	–	–	–		$183,750

(1) Mr. Baker also serves on our board of directors, but does not receive additional compensation to do so.

(2) Includes $11,250 representing matching 401(k) contributions made by us and $11,230 in medical benefits.

Agreements with Executive Officers

President and Chief Executive Officer

On April 30, 2009, we entered into an employment agreement with L. Allen Baker, Jr., pursuant to which Mr. Baker serves as our President and Chief Executive Officer. The agreement had an initial term of one year and automatically renews for successive one-year periods until terminated in accordance with its terms. We refer to each of these one-year periods as employment periods. Mr. Baker’s annual compensation is evaluated annually, but may not be less than $265,000 per year. Mr. Baker currently receives an annual base salary of $325,000.

Mr. Baker is eligible to receive an annual cash bonus based on our EBITDA (as defined in the employment agreement). At the beginning of each calendar year, our board approves an operating EBITDA budget. If we achieve:

•	at least 85% of the approved EBITDA budget for the year, then Mr. Baker receives a cash bonus in an amount equal to 10% his annual salary for the applicable employment period in which the calendar year ends (or such greater amount as decided by our board of directors);

•	at least 95% of the approved EBITDA budget for the year, then Mr. Baker receives a cash bonus in an amount equal to 25% of his annual salary for the applicable employment period in which the calendar year ends (or such other greater amount as decided by our board of directors);

•	at least 100% of the approved EBITDA budget for the year, then Mr. Baker receives a cash bonus in an amount equal to 40% of his annual salary for the applicable employment period in which the calendar year ends (or such other greater amount as decided by our board of directors); and

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•	at least 110% of the approved EBITDA budget for the year, then Mr. Baker receives a cash bonus in an amount equal to 55% of his annual salary for the applicable employment period in which the calendar year ends (or such other greater amount as decided by our board of directors).

Pursuant to the employment agreement, Mr. Baker also received 87,010 Class B Units of LTN Acquisition, LLC, all of which have vested. In connection with the merger of LTN Acquisition, LLC with and into LTN Staffing, LLC and the subsequent conversion of LTN Staffing, LLC into a Delaware corporation (BG Staffing, Inc.), Mr. Baker will not receive shares of common stock of BG Staffing, Inc. with respect to such Class B Units. Therefore, it is anticipated that following such merger and conversion Mr. Baker will be granted 17,402 options to purchase shares of common stock of BG Staffing, Inc. at $2.50 per share. Mr. Baker also receives certain other benefits as further described in the employment agreement.

Mr. Baker’s employment continues for successive one-year periods unless terminated by (a) his death, (b) his inability, by reason of a mental or physical condition, to perform the essential functions of his position, with reasonable accommodation, for an uninterrupted period of 60 consecutive business days or shorter periods aggregating to 60 business days during any continuous 12 month period, or such longer period as may be required by law, or (c) Mr. Baker or we, for any lawful reason or no reason, provided that if the termination by us is without “cause” (as defined in the employment agreement) or the termination by Mr. Baker is without “good reason” (as defined in the employment agreement), we or Mr. Baker, as applicable, must provide the other party with 30 days written notice before the effective date of the termination. Mr. Baker is required to give written notice of termination of his employment within 30 days after the occurrence of “good reason”; otherwise, the event relating to such good reason and Mr. Baker’s right to terminate his employment by reason thereof are deemed waived. “Good reason” is generally defined to include certain changes of title or responsibility or a “change of control” (as defined in the employment agreement) where Mr. Baker is terminated within one year thereof without cause or there is a change in the location of our executive offices.

In the event that Mr. Baker’s employment is terminated by us without cause or by Mr. Baker for good reason, Mr. Baker will receive as severance one month’s base salary for each two months of service in excess of three months (provided that severance may not exceed 12 months’ base salary). Mr. Baker will also generally be entitled to receive any bonus payable but unpaid, payment for unused vacation days, and unpaid reimbursements. The severance is contingent upon Mr. Baker’s execution of a separation agreement including a general release. In the event that Mr. Baker’s employment is terminated by us for cause, or by Mr. Baker other than for good reason, we will pay to Mr. Baker any monthly salary, bonus payable but unpaid, unused vacation, and expense reimbursements, earned or due to Mr. Baker but unpaid.

We and Mr. Baker have also entered into a confidentiality, non-solicitation, non-interference and non-competition agreement. Pursuant to the agreement, Mr. Baker generally agrees not to disclose our confidential information (as defined in the agreement) and, for a period of 18 months following his termination, not to compete with us, solicit our customers, interfere with our customer and supplier relationships, or solicit our employees.

Chief Financial Officer

On March 26, 2012, we entered into an employment agreement with Debra R. Jackson, pursuant to which Ms. Jackson serves as our Chief Financial Officer. The employment agreement renews for one-year terms annually unless a party gives 30 days’ written notice before the end of the current term. Ms. Jackson currently receives an annual base salary of $200,000 per year, and such annual base salary is to be reviewed periodically following the completion of Ms. Jackson’s second year of employment. Ms. Jackson has the opportunity to receive an annual bonus determined in accordance with the terms of a bonus agreement, which is to be amended annually to provide for the calculation of the annual bonus. In December 2012, Ms. Jackson received an annual bonus of $52,500 in accordance with the terms of the bonus agreement. Ms. Jackson is also eligible for the certain other benefits as specified in her employment agreement.

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Ms. Jackson’s employment will terminate as indicated upon the occurrence of any of the following events: (a) upon Ms. Jackson’s death, immediately; (b) in the event of termination of Ms. Jackson’s employment upon the “disability” of Ms. Jackson (as defined in the employment agreement), immediately upon notice; (c) in the event of termination of Ms. Jackson’s employment for “cause” (as defined in the employment agreement), immediately upon notice or as provided in the notice; (d) in the event of termination of Ms. Jackson’s employment without cause, on the date specified in the written notice, but not earlier than the 30th day after such notice; (e) in the event Ms. Jackson terminates her employment for “good reason” (as defined in the employment agreement), on the date specified in the notice, but not earlier than the 30th day after the such notice. “Good reason” generally includes material breaches of the employment agreement by us, certain changes in responsibilities and a relocation of more than 50 miles from our executive offices in Dallas, Texas (provided the relocation is a material change in the location at which Ms. Jackson must perform services).

If Ms. Jackson is terminated without cause or she terminates her employment for good reason, Ms. Jackson will be entitled to receive the portion of her salary and benefits accrued through the termination date and for a period immediately of one month plus one additional month for each two months of service (provided that Ms. Jackson may not receive more than six months of salary and benefits following the termination). If a “change of control” (as defined in the employment agreement) occurs before Ms. Jackson has earned the maximum, she will be entitled to receive the full six months of salary and benefits plus a pro-rated bonus. All payments are subject to Ms. Jackson’s execution of a waiver and release agreement. If Ms. Jackson is terminated with cause she will be entitled to the portion of her salary and benefits accrued by through the termination date.

Ms. Jackson further agrees not to disclose our confidential information (as defined in the agreement) and, for a period of one year following her termination, not to compete with us, solicit our customers, employees or vendors, or interfere with our employee, contractor, customer or supplier relationships.

In addition, on March 26, 2012, we entered into a restricted unit award agreement with Ms. Jackson, pursuant to which Ms. Jackson was granted an award of 423,580 Class B Units of LTN Acquisition, LLC (which will be converted into 39,309 shares of common stock of BG Staffing, Inc. following the merger of LTN Acquisition, LLC with and into LTN Staffing, LLC and the subsequent conversion of the surviving entity into a Delaware corporation). 25% of the units vested on the date of grant and the remainder of the units vest in equal parts at the end of each one year anniversary of the date of grant (except that all units vest upon a “change of control,” as defined in Ms. Jackson’s employment agreement).

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Outstanding Equity Awards

The following table summarizes outstanding unexercised options, unvested stock and equity incentive plan awards held by each of our name executive officers, as of December 30, 2012, giving effect to the reorganization and conversion to a C corporation for federal tax purposes.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
L. Allen Baker, Jr.	187,673	0	0	$1.25	[TBD]	0	0	0	0
Debra R. Jackson	51,309	0	0	$1.25	[TBD]	0	0	0	0

Director Compensation

Our directors received no compensation for the fiscal year ended December 30, 2012.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of 2013 and after giving effect to the merger of LTN Acquisition, LLC with and into LTN Staffing, LLC and the subsequent conversion of the surviving limited liability company into a Delaware corporation, BG Staffing, Inc. by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our named executive officers and directors; and

•	all our executive officers and directors as a group.

Each stockholder’s percentage ownership before the offering is based on 5,442,385 shares of common stock outstanding after giving effect to the merger of LTN Acquisition, LLC with and into LTN Staffing, LLC and the subsequent conversion of the surviving limited liability company into a Delaware corporation, BG Staffing, Inc.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.

In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of the date of this prospectus are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

Name of Beneficial Owner	Shares of Common Beneficially Stock Owned		Percent of Common Stock Beneficially Owned(1)
Legg Mason SBIC Mezzanine Fund, L.P.(1)	448,444		8.2%
Brookside Pecks Capital Partners, L.P.(2)	378,576		7.0%
L. Allen Baker, Jr.	365,038	(3)	6.5%
Debra R. Jackson	106,717	(4)	1.9%
Douglas E. Hailey	104,151	(5)	1.9%
Richard L. Baum, Jr.	76,962	(6)	1.4%
All executive officers and directors as a group (4 total)	652,868		11.4%

* Less than 1%.

(1)	The address of Legg Mason SBIC Mezzanine Fund, L.P. is 111 South Calvert Street, Suite 1800, Baltimore, MD 21202. Includes 59,868 shares of common stock issuable upon exercise of warrants to purchase shares of common stock.
(2)	The address of Brookside Pecks Capital Partners, L.P. is 201 Tresser Boulevard, Suite 330, Stamford, CT 06901.
(3)	Includes 15,285 shares of common stock held by a trust, 187,673 shares of common stock issuable upon exercise of options to purchase common stock held by Mr. Baker individually, and 560 shares of common stock issuable upon exercise of warrants to purchase shares of common stock held by Mr. Baker individually.
(4)	Includes 51,309 shares of common stock issuable upon exercise of options to purchase common stock.
(5)	Includes 11,498 shares of common stock issuable upon exercise of options to purchase common stock and 25,120 shares of common stock issuable upon exercise of warrants to purchase shares of common stock.
(6)	Includes 47,245 shares of common stock held by a private investment company controlled by Mr. Baum, 5,897 shares of common stock issuable upon exercise of options to purchase common stock held by such private investment company, and 18,420 shares of common stock issuable upon exercise of warrants to purchase shares of common stock held by such private investment company. Also includes 5,400 shares of common stock held by a family trust.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our board of directors is currently primarily responsible for developing and implementing processes and controls to obtain information from our directors, executive officers and significant stockholders regarding related-person transactions and then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in these transactions. Following this offering, our audit committee will be responsible for the review, approval and ratification of “related-person transactions” between us and any related person. Under SEC rules, a related person is a director, executive officer, nominee for director or beneficial holder of more than of 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. In the course of its review and approval or ratification of a related-person transaction, the audit committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related person and to our company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters the audit committee deems appropriate.

Any member of the audit committee who is a related person with respect to a transaction under review will not be able to participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Management Agreement with Taglich Private Equity, LLC

We entered into a Management Agreement with Taglich Private Equity, LLC on October 17, 2007. In exchange for providing us with financial and management services we pay Taglich Private Equity, LLC an annual advisory fee of $175,000. The Management Agreement had an initial term of three years and is subject to automatic one-year renewals, unless terminated by either party with at least 30 days but not more than 60 days’ notice prior to the scheduled expiration date. The Management Agreement will be terminated immediately upon the effectiveness of our conversion into a Delaware corporation (which is discussed further in “Prospectus Summary—Conversion into a Delaware corporation”). Douglas E. Hailey and Richard L. Baum, Jr., both directors, are principals of Taglich Private Equity, LLC.

Taglich Brothers, Inc. – Sales Commissions

On December 3, 2012, LTN Acquisition, LLC sold 6 million Class A units having an aggregate offering price of $4.5 million in conjunction with the acquisition of API. Taglich Brothers, Inc. received as sales commissions $360,000 and 600,000 warrants to purchase Class A Units with an exercise price of $0.90 per unit. Mr. Hailey and Mr. Baum are affiliated with Taglich Brothers, Inc.

Capital Contribution Agreements with Taglich Private Equity, LLC

In connection with amendments to our senior credit facility and subordinated loans required in connection with our acquisition of substantially all of the assets of API (in December 2012) and InStaff (in May 2013), we have entered into capital contribution agreements with Taglich Private Equity, LLC pursuant to which Taglich may make certain capital contributions to us in the event we are required to make certain “earnout” payments to API or InStaff and we are at such time in default under, or such earnout payments would cause us to be in default under, our senior credit facility or subordinated loans.

Issuance of Warrants to Purchase Our Equity to Brookside Mezzanine Fund II, L.P. and Legg Mason SBIC Mezzanine Fund, L.P.

On May 28, 2013, in connection with purchasing senior subordinated notes in the aggregate principal amount of $6.0 million to partially finance LTN Staffing, LLC’s acquisition of substantially all of the assets of InStaff Holding Corporation and InStaff Personnel, LLC, Brookside Mezzanine Fund II, L.P. and Legg Mason SBIC Mezzanine Fund, L.P. each were issued a warrant to purchase up to the number of Class A units of LTN Acquisition, LLC (LTN Staffing, LLC’s direct parent) equal to 2% and 1%, respectively, of the issued and outstanding Class A units on a fully-diluted basis (amounting to 598,765 and 299,337 Class A units, respectively, as of the date of issuance of the warrants). The warrants have an exercise price of $0.01 per unit. $187,105 of the aggregate $4 million purchase price of the senior subordinated note and warrant purchased by Brookside was allocated to the purchase of Brookside’s warrant, $93,552 of the aggregate $2 million purchase price of the senior subordinated note and warrant purchased by Legg Mason was allocated to the purchase of Legg Mason’s warrant.

Legg Mason SBIC Mezzanine Fund, L.P. will beneficially own more than 5% of our outstanding common stock following our conversion into a Delaware corporation.

Legg Mason SBIC Mezzanine Fund, L.P., Brookside Mezzanine Fund II, L.P. and Brookside Pecks Capital Partners, L.P. are the holders of our subordinated notes.

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DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and provisions of our certificate of incorporation and our bylaws, as each will be in effect following the Reorganization, and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which have been or will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part. References in this section to the “Company,” “we,” “us” and “our” refer to BG Staffing, Inc. and not to any of its subsidiaries.

Authorized Capitalization

Our certificate of incorporation will provide that our authorized capital stock will consist of [TBD] shares of common stock, par value $0.01 per share and [TBD] shares of undesignated preferred stock, par value $0.01 per share. As of July 29, 2013, after giving effect to the conversion into a Delaware corporation, we will have 5,442,294 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Our common stock will initially be issued to former holders of the Class A and Class B units of LTN Acquisition, LLC, the direct parent of LTN Staffing, LLC, in connection with the Reorganization, which is further described under “Prospectus Summary—Conversion into a Delaware Corporation.”

Voting Rights

Each share of common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Our common stock votes as a single class on all matters relating to the election of directors to our board of directors and as provided by law. Holders of our common stock will not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors and as otherwise provided in our certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. The election of directors will be decided by a plurality of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election.

Dividend Rights

The holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. See “Dividend Policy.”

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Other Rights

Our stockholders will have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are, and all shares registered by this prospectus will be, when sold, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Quotation of Securities

We intend to seek to have a broker-dealer file a Form 211 in order to have our common stock quoted on the OTC Bulletin Board and/or OTCQB. It is anticipated that our common stock will be quoted on the OTC Bulletin Board and/or OTCQB on or promptly after the date the registration statement to which this prospectus relates is declared effective, provided, however, that is no assurance that our common stock will actually be approved and quoted on the OTC Bulletin Board or OTCQB.

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Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Preferred Stock

Our certificate of incorporation will authorize our Board of Directors to provide for the issuance of shares of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any preferred stock.

Board Composition

Prior to the effectiveness of the registration of which this prospectus forms a part, those directors identified in “Management—Executive Officers, Key Management and Directors” will be appointed to our board of directors.

Upon the completion of this offering, our board of directors will be divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. L. Allen Baker, Jr. will be in the class of directors whose term expires at the first annual meeting of stockholders following the date of this prospectus. Richard L. Baum, Jr. will be in the class of directors whose term expires at the second annual meeting of stockholders following the date of this prospectus. Douglas E. Hailey will be in the class of directors whose term expires at the third annual meeting of stockholders following the date of this prospectus. At each annual meeting of our stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their respective successors are elected and qualified.

Corporate Opportunity

Richard L. Baum, Jr. and Douglas E. Hailey, who are principals of Taglich Private Equity LLC, serve on our board of directors. Taglich Private Equity LLC or its affiliates may hold equity interests in entities that directly or indirectly compete with us, and companies in which they currently invest may begin competing with us. As a result of these relationships, when conflicts between the interests of Taglich Private Equity LLC or its affiliates, on the one hand, and of our stockholders generally, on the other hand, arise, these directors may not be disinterested. Although our directors and officers have a duty of loyalty to us under Delaware law and our certificate of incorporation that will be adopted in connection with this offering, transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as (1) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our board of directors and a majority of our disinterested directors approves the transaction, (2) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our stockholders and a majority of our disinterested stockholders approve the transaction or (3) the transaction is otherwise fair to us. Our certificate of incorporation will also provide that any principal, officer, member, manager and/or employee of Taglich Private Equity, LLC or any entity that controls, is controlled by or under common control with, that entity (other than the company or any company that is controlled by the company) or any investment funds managed by the foregoing will not be required to offer any transaction opportunity of which they become aware to us and could take any such opportunity for themselves or offer it to other companies in which they have an investment.

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Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws will also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Classified Board of Directors

Our certificate of incorporation will provide that our board of directors will be divided into three classes, with each class serving three-year staggered terms. In addition, under our certificate of incorporation, our directors may only be removed for cause and only upon the affirmative vote of the majority of our outstanding voting stock, at a meeting of our stockholders called for that purpose. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company. Only our board of directors will be able to fill vacancies on our board of directors or increase the size of our board.

Special Meetings of Stockholders

Our certificate of incorporation will provide that special meetings of the stockholders may be called only upon a resolution approved by a majority of the total number of directors that we would have if there were no vacancies.

Requirements for Nominations and Proposals at Stockholder Meetings

Our bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. Our bylaws will also provide that nominations of persons for election to our board of directors may be made at a meeting of stockholders at which directors are to be elected pursuant to the notice of meeting (1) by or at the direction of our board of directors or (2) provided that our board of directors has determined that directors shall be elected at such meeting, by any stockholder who (i) is a stockholder of record both at the time the notice is delivered and on the record date for the determination of stockholders entitled to vote at the meeting, (ii) is entitled to vote at the meeting and upon such election and (iii) complies with the notice procedures set forth in our bylaws. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our company’s certificate of incorporation provides otherwise. Our certificate of incorporation will provide that any action required or permitted to be taken by the stockholders may be effected only at a duly called annual or special meeting.

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Business Combinations with Interested Stockholders

We will elect in our certificate of incorporation not to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203. However, our certificate of incorporation will contain provisions that have the same effect as Section 203, except that they will provide that (i) [TBD] and any of its affiliates or associates, including any investment funds managed by [TBD], (ii) any other person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of our stock and (iii) any person who would otherwise be an interested stockholder because of a transfer of 5% or more of our outstanding voting stock by any person described in clause (i) or (ii) to such person will be excluded from the “interested stockholder” definition in our certificate of incorporation and will therefore not be subject to the restrictions therein that have the same effect as Section 203.

Requirements for Amendments to our Certificate of Incorporation and Bylaws

Our bylaws may be adopted, amended, altered or repealed by either (i) a vote of a majority of the total number of directors that the company would have if there were no vacancies or (ii) in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least 66 2/3% of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

Our certificate of incorporation will provide that the provisions of our certificate of incorporation relating to the size and composition of our board of directors, limitation on liabilities of directors, stockholder action by written consent, the ability of stockholders to call special meetings, business combinations with interested persons, amendment of our bylaws or certificate of incorporation and the Court of Chancery as the exclusive forum for certain disputes, may only be amended, altered, changed or repealed by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

The following description of our common stock and preferred stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that may be offered under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation and bylaws, which are incorporated by reference into the registration statement, of which this prospectus forms a part. The terms of our common stock and preferred stock may also be affected by Delaware law.

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SELLING STOCKHOLDERS

The following table sets forth information as of the date of this prospectus, to our knowledge, about the beneficial ownership of our common stock by the selling stockholders both before and immediately after the offering.

All of the selling stockholders, which are members of LTN Acquisition, LLC, will receive their shares of common stock following the merger of LTN Acquisition, LLC with and into LTN Staffing, LLC and the subsequent conversion of the surviving limited liability company into a Delaware corporation. We believe that the selling stockholders have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them unless otherwise indicated.

The percent of beneficial ownership for the selling stockholders is based on 5,442,385 shares of common stock outstanding as of the date of this prospectus.  Options and warrants to purchase shares of our common stock held by certain investors that are currently exercisable or exercisable within 60 days of the date of this prospectus are considered outstanding and beneficially owned by such investors for the purpose of computing the percentage ownership of their respective percentage ownership but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.  Unless otherwise stated below, to our knowledge, none of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our officers or directors.

Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the stockholder has the right to acquire within 60 days, including upon exercise of warrants to purchase shares of our common stock.

The shares of common stock being offered pursuant to this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders.  After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock.

Information about the selling stockholders may change over time.  Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Shares Beneficially Owned as of the date of this Prospectus			Shares Offered by this		Shares Beneficially Owned After the Offering(1)
Name of Selling Stockholder	Number		Percent	Prospectus		Number	Percent
Legg Mason SBIC Mezzanine Fund, L.P. (10)	448,444	(12)	8.2%	448,444	(12)	–	0%
Brookside Pecks Capital Partners L.P. (11)	378,576		7.0%	378,576		–	0%
Brookside Mezzanine Fund II, L.P.(15)	119,753	(13)	2.2%	119,753	(13)	–	0%
L. Allen Baker, Jr.(2)	365,038	(6)	6.5%	145,295		219,743	3.8%
Debra R. Jackson(3)	106,717	(7)	1.9%	55,408		51,309	*
Douglas E. Hailey(4)(14)	104,151	(8)	1.9%	67,953		36,618	*
Richard L. Baum, Jr.(5)(14)	76,962	(9)	1.4%	52,645		24,317	*
Total	1,599,641		27%	1,268,074		331,567	5.6%

*             Less than 1%.

(1)	Assumes the sale of all shares of common stock offered pursuant to this prospectus.
(2)	Mr. Baker is one of our directors and our President and Chief Executive Officer.
(3)	Ms. Jackson is our Chief Financial Officer and Corporate Secretary.
(4)	Mr. Hailey is one of our directors and is affiliated with certain entities we have had or currently have relationships with as further discussed in “ Certain Relationships and Related Party Transactions.”
(5)	Mr. Baum is one of our directors and is affiliated with certain entities we have had or currently have relationships with as further discussed in “ Certain Relationships and Related Party Transactions.”

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(6)	Includes 15,285 shares of common stock held by a trust, 187,673 shares of common stock issuable upon exercise of options to purchase common stock held by Mr. Baker individually, and 560 shares of common stock issuable upon exercise of warrants to purchase shares of common stock held by Mr. Baker individually.
(7)	Includes 51,309 shares of common stock issuable upon exercise of options to purchase common stock.
(8)	Includes 11,498 shares of common stock issuable upon exercise of options to purchase common stock and 25,120 shares of common stock issuable upon exercise of warrants to purchase shares of common stock.
(9)	Includes 47,245 shares of common stock held by a private investment company controlled by Mr. Baum, 5,897 shares of common stock issuable upon exercise of options to purchase common stock held by such private investment company, and 18,420 shares of common stock issuable upon exercise of warrants to purchase shares of common stock held by such private investment company. Also includes 5,400 shares of common stock held by a family trust.
(10)	Legg Mason SBIC Mezzanine Fund, L.P. is a holder of our subordinated notes as further discussed in Note 9 to our Consolidated Financial Statements.
(11)	Brookside Pecks Capital Partners is a holder of our subordinated notes as further discussed in Note 9 to our Consolidated Financial Statements.
(12)	Includes 59,868 shares of common stock issuable upon exercise of warrants to purchase shares of common stock.
(13)	Includes 119,753 shares of common stock issuable upon exercise of warrants to purchase shares of common stock.
(14)	Douglas E. Hailey is a managing director of Taglich Brothers, Inc., a broker-dealer, and Richard Baum is a principal of Taglich Private Equity LLC, an affiliate of Taglich Brothers, Inc. Messrs. Hailey and Baum currently own membership units of LTN Acquisition, LLC, the direct parent of LTN Staffing, LLC. Messrs. Hailey and Baum acquired the membership units of LTN Acquisition, LLC, and will acquire their shares of common stock of BG Staffing, Inc. in the Reorganization, in the ordinary course of business. At the time of acquiring their membership units of LTN Acquisition, LLC, neither had any agreements or understandings, directly or indirectly, with any person to distribute such membership units. Moreover, at the time of acquiring the shares of common stock of BG Staffing, Inc., it is anticipated that neither will have any agreements or understandings, directly or indirectly, with any person to distribute such shares.

The remaining selling stockholders are neither broker-dealers nor affiliates, as defined in Rule 405, of broker-dealers.
(15)	Brookside Mezzanine Fund II, L.P. is a holder of our subordinated notes as further discussed in “Certain Relationships and Related Party Transactions – Issuance of Warrants to Purchase Our Equity to Brookside Mezzanine Fund II, L.P. and Legg Mason SBIC Mezzanine Fund, L.P.

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PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

The selling stockholders may sell some or all of their shares at a fixed price of $0.01 per share until our shares are quoted on the OTC Bulletin Board and/or OTCQB marketplace and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTC Bulletin Board and/or OTCQB marketplace, stockholders may sell their shares in private transactions to other individuals.

Our common stock is not listed or traded on any public exchange, and we have not applied for listing or quotation on any exchange. We are seeking sponsorship for the quotation of our common stock on the OTC Bulletin Board and/or OTCQB marketplace. In order to be quoted on the OTC Bulletin Board and/or OTCQB marketplace, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved.  There is further no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such beneficial owner before the offering; (4) the amount to be offered for the beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such beneficial owner after the offering is complete.

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In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act if, and at such time as, they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

The maximum amount of compensation to be received by any FINRA member or independent broker-dealer for the sale of any securities registered under this prospectus will not be greater than 8.0% of the gross proceeds from the sale of such securities.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no public trading market on which our common stock is traded. Among other matters, in order for our common stock to become OTCBB/OTCQB eligible, a FINRA-member broker/dealer must file a Form 211 with FINRA and commit to make a market in our securities once the Form 211 is approved by FINRA. As of the date of this prospectus, the Form 211 has not been filed with FINRA. There is no assurance that our common stock will be included on the OTCBB/OTCQB.

The shares of our common stock registered hereby can be sold by selling stockholders at a fixed price of $0.01 per share until our shares are quoted on the OTC Bulletin Board and/or OTCQB marketplace and thereafter at prevailing market prices or privately negotiated prices.

We can offer no assurance that an active public market in our shares will develop or be sustained. Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Options, Warrants and Convertible Securities

Following our conversion into a Delaware corporation, [TBD] shares of our common stock will be subject to outstanding options, warrants and convertible securities.

Registration of Our Common Stock and Resales Under Rule 144

Except as to the shares offered by the selling stockholders hereunder, we have not agreed to register any of our shares of outstanding common stock. Immediately following our conversion into a Delaware corporation, none of our shares of common stock will be then eligible for resale under Rule 144.

Except for the shares offered by the selling stockholders hereunder, no common stock is being or has been publicly proposed to be publicly offered by us.

Temporary Restriction of Resale of Our Common Stock

In order to secure certain tax benefits associated with the Reorganization, our certificate of incorporation will provide that our common stock will not be transferable without the written consent of our board of directors for a period of six months following the consummation of the Reorganization. Certificates representing our shares of common stock will contain a restrictive legend setting forth such restriction.

Holders

Following our conversion into a Delaware corporation, there will be approximately 280 record holders of our common stock.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF OUR SHARES

Subject to the assumptions, qualifications, and limitations set forth below and the accuracy of factual matters, the following is the opinion of Fulbright & Jaworski LLP, counsel to BG Staffing, with respect to the material U.S. federal income tax consequences of the ownership and disposition of shares of our common stock. Counsel’s opinions are limited to statements of U.S. federal income tax law, and regulations and legal conclusions with respect thereto. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion. Counsel’s opinions are an expression of professional judgment and are not a guarantee of a result and are not binding on the Internal Revenue Service (the “IRS”) or the courts. Accordingly, no assurance can be given that counsel’s opinions set forth herein will be sustained if challenged by the IRS.

The following discussion summarizes the material U.S. federal income tax consequences that may be applicable to “U.S. holders’ and “non-U.S. holders” (each defined below) with respect to the ownership and disposition of shares of our common stock. This discussion deals only with beneficial owners of shares of our common stock who hold our shares as “capital assets.” This discussion has only limited applicability to those holders who are corporations, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, or other persons subject to specialized tax treatment (such as brokers, dealers in securities, traders in securities that elect mark-to-market treatment, tax-exempt institutions, individual retirement accounts (IRAs), employee benefits plans, real estate investment trusts (REITs), mutual funds, persons who acquire our shares pursuant to the exercise of warrants, options or similar derivative securities or otherwise as compensation, or persons who hold our shares as part of a hedge, straddle or other risk reduction or constructive sale transaction or who hold warrants to acquire our shares).

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and judicial decisions as of the date hereof. Future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences described herein. We have not obtained, and it is not anticipated that we will attempt to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that the holder would ultimately prevail in a final determination by a court.

This discussion does not purport to address all aspects of the U.S. federal income tax consequences that may be relevant to a holder in light of its particular circumstances. Nor does it address the tax consequences of the ownership and disposition of our shares under state or local or foreign tax laws, or any U.S. federal tax consequences other than U.S. federal income tax consequences. Accordingly, each holder is urged to consult, and depend on, its own tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences of the ownership and disposition of our shares.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNING AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER OTHER FEDERAL TAX LAW AND THE LAWS OF APPLICABLE STATE, LOCAL AND FOREIGN TAXING JURISDICTIONS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISORS CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN OUR COMMON STOCK IN YOUR PARTICULAR CIRCUMSTANCES.

64

U.S. Holders

Subject to the qualifications set forth above, the following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our shares by a U.S. holder. You are a U.S. holder if you are a beneficial owner of our shares, and you are for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

U.S. Holders: Distributions on Our Shares

Distributions made on our shares will generally be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing a stockholder’s adjusted basis in our shares and, to the extent such portion exceeds the stockholder’s adjusted basis, the excess will be treated as gain from the disposition of our shares, the tax treatment of which is discussed below under “—U.S. Holders: Disposition of Our Shares.”

Dividends received by individual U.S. holders of our shares will generally be subject to a reduced tax rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. If a U.S. holder is a U.S. corporation, dividends on our shares generally will be eligible for a dividends received deduction, subject to generally applicable limitations on the deduction.

U.S. Holders: Disposition of Our Shares

Gain or loss will be recognized by a U.S. holder on a sale, exchange or other disposition of our shares equal to the difference between the amount realized and the U.S. holder’s tax basis for the shares sold, exchanged or otherwise disposed of. A U.S. holder’s amount realized will be measured by the sum of the cash and the fair market value of other property received by it.

Gain or loss recognized by a U.S. holder on the sale, exchange or other disposition of our shares generally will be taxable as capital gain or loss. Capital gain recognized by a corporation on the sale of our shares generally will be taxed at rates applicable to ordinary income. Capital gain recognized by an individual on the sale of our shares held more than 12 months generally will be taxed at a reduced rate applicable to long-term capital gain. An additional 3.8% tax is imposed on the lesser of (1) the U.S. person’s “net investment income” in the case of an individual, or undistributed “net investment income” in the case of an estate or trust, and (2) the excess of the U.S. person’s modified adjusted gross income in the case of an individual, or adjusted gross income in the case of an estate or trust, in each case for the taxable year over a certain threshold. Among other items, “net investment income” generally includes gross income from interest, dividends and certain gain from the disposition of property, such as our shares, less certain deductions. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

65

Non-U.S. Holders

Subject to the qualifications set forth above under the caption “Material U. S. Federal Income Tax Consequences Associated with the Ownership and Disposition of Our Shares,” the following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our shares by certain non-U.S. holders (as defined below). For purposes of this discussion you are a “non-U.S. holder” if you are a beneficial owner of our shares and you are not a U.S. holder.

Non-U.S. Holders: Distributions on Our Shares

Subject to the requirements of recently enacted legislation (“FATCA”), which are discussed below, dividends received by a non-U.S. holder that are not effectively connected with a “U.S. trade or business” of the non-U.S. holder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty and the completion of applicable forms. In general, a non-U.S. holder will not be considered to be engaged in a “U.S. trade or business” solely as a result of its ownership of our shares. In cases where dividends received by a non-U.S. holder is treated as effectively connected with the non-U.S. holder’s conduct of a “U.S. trade or business,” the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, and may also be subject to the 30% branch profits tax (or such lower rate as may be specified by applicable treaty) in the case of a non-U.S. holder that is a corporation. A non-U.S. holder that is a corporation generally is not eligible to claim a dividend received deduction.

Non-U.S. Holders: Disposition of Our Shares

Subject to the requirements of FATCA discussed below, a non-U.S. holder that owns our shares generally will not be subject to U.S. federal income tax or subject to withholding on any gain recognized on the sale, exchange or other disposition of such shares unless:

•	the gain is considered effectively connected with the conduct of a “U.S. trade or business” by the non-U.S. holder and, where a tax treaty applies, is attributable to a “permanent establishment” of the non-U.S. holder in the U.S.;

•	the non-U.S. holder is an individual who holds our shares as a capital asset and is present in the U.S. for 183 or more days in the taxable year of the sale, exchange or other disposition and other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes within an applicable period of time.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain from the sale under the regular graduated U. S. federal income tax rates in the same manner as if the non-U.S. holder were a U.S. person as defined in the Code, and if it is a corporation, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as maybe be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, exchange or other disposition, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. We do not believe that we are or will become a United States real property holding corporation. However, because the determination of whether we are a U.S. real property holding corporation depends on the fair market value of our U.S. real property assets relative to the fair market value of our other business assets, there can be no assurance that we will not become a U.S. real property holding corporation in the future.

66

Non-U.S. Holder: FATCA

FATCA generally imposes a 30% withholding tax on dividends on, and gross proceeds from the sale, exchange or disposition of, our shares paid to: (i) a “foreign financial institution” unless the “foreign financial institution” undertakes certain due diligence and reporting obligations or otherwise is exempt from FATCA withholding; and (ii) a “non-financial foreign entity” unless such entity certifies that it does not have any “substantial U.S. owners,” or furnishes identifying information regarding each direct and indirect “substantial U.S. owner,” or otherwise is exempt from FATCA withholding. Although the legislation, as enacted, applies to payments made after December 31, 2012, recently issued final Treasury regulations have delayed the effective dates of FATCA withholding to January 1, 2014 (in the case of dividend payments) and January 1, 2017 (in the case of gross proceeds).

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payments on our shares and the proceeds from the sale, exchange or other disposition of our shares. An holder of our shares may be subject to backup withholding tax on these payments if he fails to provide his taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding tax.

Backup withholding tax is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed the holder’s actual federal income tax liability and the holder timely provides the required information or appropriate claim form to the IRS.

A holder is encouraged to consult its own tax advisor regarding the application of backup withholding and information reporting.

67

LEGAL MATTERS

The validity of the securities offered in this prospectus and certain other legal matters with respect to securities offered hereby are being passed upon for us by Fulbright & Jaworski LLP (a member of Norton Rose Fulbright), Dallas, Texas.

68

EXPERTS

The audited financial statements of LTN Staffing, LLC d/b/a BG Staffing included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said report.

The audited financial statements of American Partners, Inc. included in this prospectus have been so included in reliance upon the report of Kahn, Litwin, Renza & Co., Ltd., independent registered public accountants, upon the authority of said firm as experts in giving said report.

The audited financial statements of InStaff Holding Corporation included in this prospectus have been so included in reliance upon the report of Weaver & Tidwell, L.L.P., independent registered public accountants, upon the authority of said firm as experts in giving said report.

69

DISCLOSURE OF COMMISSION POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified to the fullest extent permitted under Delaware law. We may also purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity, and such a policy may be obtained by us in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

70

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits some information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the office of the SEC at the Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address. You may obtain additional information on the operation of Public Reference Room by calling SEC at 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov . The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

Contemporaneously with the effectiveness of the registration statement of which this prospectus is a part, we will file a Registration Statement on Form 8-A and become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room, and the web site of the SEC referred to above.

71

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

LTN Staffing, LLC and Subsidiaries

We have audited the accompanying consolidated balance sheets of LTN Staffing, LLC and Subsidiaries d/b/a BG Staffing (the “Company”) as of December 30, 2012 and December 25, 2011, and the related consolidated statements of operations, changes in member equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LTN Staffing, LLC and Subsidiaries d/b/a BG Staffing as of December 30, 2012 and December 25, 2011, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Dallas, Texas

May 1, 2013

F-1

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

CONSOLIDATED BALANCE SHEETS

	December 30,	December 25,
	2012	2011

Current assets
Accounts receivable (net of allowance for doubtful accounts of $214,012 and $179,919 at 2012 and 2011, respectively)	$12,626,792	$7,843,759
Prepaid expenses	551,983	293,843
Other current assets	211,718	-

Total current assets	13,390,493	8,137,602

Property and equipment, net	286,911	246,942

Other assets
Security deposits	95,239	31,560
Deferred financing charges, net	278,171	241,819
Intangible assets, net	18,232,091	10,953,988
Goodwill	4,859,663	4,797,960

Total other assets	23,465,164	16,025,327

Total assets	$37,142,568	$24,409,871

Current liabilities
Long-term debt, current portion	$2,378,333	$960,000
Accrued interest	54,149	53,068
Accrued interest-related party	339,288	147,000
Accounts payable	2,246,360	1,293,620
Accrued expenses	3,364,347	2,505,703
Accrued management fees	43,750	-
Accrued payroll	397,236	584,976
Accrued workers’ compensation	610,114	288,136
Contingent consideration	1,850,000	1,217,275
Other current liabilities	576,188	-
Accrued taxes	57,895	27,189
Deferred tax liability	-	30,490

Total current liabilities	11,917,660	7,107,457

Line of credit	5,900,000	2,900,000
Long-term debt, less current portion	4,756,667	5,040,000
Long-term debt-related party	9,483,209	9,000,000
Other long-term liabilities	3,329,691	1,462,415
Deferred tax liability	72,060	47,436

Total liabilities	35,459,287	25,557,308

Member equity (deficit)	1,683,281	(1,147,437)

Total liabilities and member equity (deficit)	$37,142,568	$24,409,871

The accompanying notes are an integral part of the these consolidated financial statements.

F-2

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 30, 2012 and December 25, 2011

	2012	2011

Revenues	$76,759,068	$50,119,792

Cost of services	61,206,657	40,531,408

Gross profit	15,552,411	9,588,384

Selling, general and administrative expenses	10,606,538	6,851,687

Depreciation and amortization	4,469,141	2,750,391

Operating income (loss)	476,732	(13,694)

Gain on extinguishment of debt, net	-	2,587,933

Interest expense, net	(874,955)	(918,066)

Interest expense-related party	(1,319,776)	(2,003,171)

Loss before income taxes	(1,717,999)	(346,998)

Income tax (expense) benefit	(31,858)	65,214

Net loss	$(1,749,857)	$(281,784)

Pro forma C corporation data (unaudited):

Historical loss before taxes	$(1,717,999)	$(346,998)

Pro forma income tax (expense) benefit	587,632	3,260

Pro forma loss	$(1,130,367)	$(343,738)

Pro forma earnings (loss) per share:

Basic	$(0.27)	$(0.60)

Diluted	$(0.27)	$(0.60)

The accompanying notes are an integral part of the these consolidated financial statements.

F-3

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER EQUITY (DEFICIT)

Years ended December 30, 2012 and December 25, 2011

Member deficit, December 26, 2010	$(10,753,083)

Net loss	(281,784)

Contributions from Parent	9,887,430

Member deficit, December 25, 2011	(1,147,437)

Net loss	(1,749,857)

Contributions from Parent	4,584,943

Distributions to Parent	(4,368)

Member equity, December 30, 2012	$1,683,281

The accompanying notes are an integral part of the these consolidated financial statements.

F-4

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 30, 2012 and December 25, 2011

	2012	2011

Cash flows from operating activities
Net loss	$(1,749,857)	$(281,784)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	4,469,141	2,750,391
Gain on extinguishment of related party debt, net	-	(2,587,933)
Amortization of deferred financing costs	90,337	385,536
Loss on disposal of property and equipment	12,466	7,177
Provision for doubtful accounts	63,858	83,295
Deferred income taxes	(23,383)	38,890
Net changes in operating assets and liabilities, net of effects of acquisitions
Accounts receivable	308,349	(291,941)
Prepaid expenses	(440,749)	69,147
Security deposit	(63,079)	86,744
Accrued interest	1,081	39,018
Accrued interest-related party	675,497	1,367,701
Accounts payable	(1,560,681)	(678,599)
Change in fair value of contingent consideration	194,267	(176,000)
Accrued expenses	756,682	1,701,672
Accrued management fees	43,750	-
Accrued payroll	(187,740)	(559,560)
Accrued workers’ compensation	321,978	(82,725)
Other current liabilities	76,188	-
Accrued taxes	30,706	631

Net cash provided by operating activities	3,018,811	1,871,660

Cash flows from investing activities
Business acquired, net of cash received	(10,600,081)	(7,000,000)
Capital expenditures	(121,450)	(41,361)
Proceeds from sale of property and equipment	8,100	-
Contingent consideration paid	(394,266)	(345,500)

Net cash used in investing activities	(11,107,697)	(7,386,861)

The accompanying notes are an integral part of the these consolidated financial statements.

F-5

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 30, 2012 and December 25, 2011

	2012	2011

Cash flows from financing activities
Net borrowings under line of credit	$3,000,000	$300,000
Proceeds from issuance of long-term debt	2,500,000	2,026,923
Principal payments on long-term debt	(1,365,000)	(1,076,194)
Capital contributions from Parent	4,084,943	4,549,520
Distributions to Parent	(4,368)	-
Deferred financing costs	(126,689)	(285,048)

Net cash provided by financing activities	8,088,886	5,515,201

Net decrease in cash	-	-

Cash, beginning of year	-	-

Cash, end of year	$-	$-

Supplemental cash flow information:
Cash paid for interest	$1,120,025	$904,740
Cash paid for taxes, net of refunds	24,535	17,469

Non-cash transactions:
Notes payable exchanged for equity units of Parent	$-	$3,958,110
Accrued interest exchanged for equity units of Parent	-	1,083,966
Equity units of Parent issued in acquisition of business	500,000	-

The accompanying notes are an integral part of the these consolidated financial statements.

F-6

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 30, 2012 and December 25, 2011

note 1 - NATURE OF OPERATIONS

LTN Staffing, LLC, whose sole member is LTN Acquisition, LLC (Parent) was formed on August 27, 2007 as a limited liability company, under the laws of the state of Delaware, and commenced its operations on October 17, 2007. LTN Staffing, LLC (LTN Staffing) specializes in providing temporary staffing services for the light industrial industry in Illinois and Wisconsin.

On May 24, 2010, LTN Staffing purchased the interests of BG Personnel Services, LP and BG Personnel, LP, both Texas limited partnerships, and purchased the common stock of B G Staff Services, Inc., a Texas C corporation (collectively, referred to as BG). BG specializes in temporary staffing services for the multi-family property industry primarily in the state of Texas and surrounding states.

On December 13, 2010, LTN Staffing purchased substantially all of the assets of JNA Staffing Inc., a Wisconsin S-Corporation, which specializes in providing temporary staffing services within the state of Wisconsin. These operations were rolled into LTN Staffing’s existing operations in Wisconsin.

In 2011, LTN Staffing and subsidiaries began doing business as BG Staffing.

On November 21, 2011, BG Staffing, LLC (BGS), a wholly owned subsidiary of LTN Staffing, purchased substantially all of the assets of Extrinsic, LLC, a Delaware limited liability company, which specializes in providing information technology staffing services within the United States of America.

On December 3, 2012, BGS acquired substantially all of the assets of American Partners, Inc., a Rhode Island corporation, which specializes in providing information technology staffing services within the United States of America.

The operations of LTN Staffing and its wholly-owned subsidiaries (collectively, the Company) are organized into three segments: Light Industrial, Multi-family, and IT Staffing.

note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Company. All significant intercompany transactions and balances have been eliminated in consolidation.

Fiscal Year

The Company has a 52/53 week fiscal year. Fiscal years for the consolidated financial statements included herein are for the 53 weeks ended December 30, 2012, and the 52 weeks ended December 25, 2011.

F-7

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 30, 2012 and December 25, 2011

Accounts Receivable

The Company extends credit to its customers in the normal course of business. Accounts receivable represent unpaid balances due from customers. The Company maintains an allowance for doubtful accounts for estimated losses resulting from customers’ non-payment of balances due to the Company. The Company’s determination of the allowance for uncollectible amounts is based on management’s judgments and assumptions, including general economic conditions, portfolio composition, prior loss experience, evaluation of credit risk related to certain individual customers and the Company’s ongoing examination process. Receivables are written off after they are deemed to be uncollectible after all means of collection have been exhausted. Recoveries of receivables previously written off are recorded when received.

Deferred Financing Charges

Deferred financing charges are amortized on a straight-line basis, which approximates the effective interest method, over the term of the respective loans payable. During 2012 and 2011, the Company recognized $90,337 and $385,536 of amortization expense as a component of interest expense related to deferred financing charges, respectively. At December 30, 2012 and December 25, 2011, there were $278,171 and $241,819 of unamortized deferred financing charges, respectively.

Property and Equipment

The Company’s policy is to depreciate the cost of property and equipment over the estimated useful lives of the assets using the straight-line method. The cost of leasehold improvements is amortized over their useful lives, or the applicable lease term, if shorter.

Years

Leasehold improvements	1-5
Furniture and fixtures	5-7
Computer systems	5
Vehicles	5

Intangible Assets

The Company does not hold any intangible assets with indefinite lives. Intangible assets with finite useful lives are amortized over their respective estimated useful lives, based on a pattern in which the economic benefit of the respective intangible asset is realized, as shown in the following table:

Years

Customer lists	5
Trade names	5
Covenant not to compete	3-5

Identifiable intangible assets recognized in conjunction with acquisitions are recorded at fair value. Significant unobservable inputs were used to determine the fair value of the identifiable intangible assets based on the income approach valuation model whereby the present worth and anticipated future benefits of the identifiable intangible assets were discounted back to their net present value. Goodwill represents the difference between the enterprise value/cash paid less the fair value of all recognized asset fair values including the identifiable intangible asset values.

F-8

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 30, 2012 and December 25, 2011

The Company evaluates the recoverability of finite intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. The Company determined that there were no impairment indicators for these assets in 2012 or 2011.

The Company annually evaluates the remaining useful lives of the above intangible assets to determine whether events and circumstances warrant a revision to the remaining period of amortization.

Goodwill

Goodwill is not amortized, but instead is measured at the reporting unit level for impairment annually, or more frequently if conditions indicate an earlier review is necessary. The Company has allocated $3,448,905, $1,073,755, and $337,003 of total goodwill to its three separate reporting units: Light Industrial, Multifamily and IT Staffing, respectively. The fair value of the reporting unit is first compared to the respective reporting unit’s carrying value. The fair value of the reporting unit is determined based on discounted cash flow projections. If the estimated fair value of the reporting unit is less than the carrying value, an indication of goodwill impairment exists. If an indication of impairment exists, the Company would then determine the implied fair value of the reporting unit’s goodwill. If the carrying value of goodwill exceeds its implied fair value, an impairment loss would be recorded and goodwill would be written down to its implied fair value. Based on its annual testing, the Company has determined that there was no goodwill impairment in 2012 or 2011.

Revenue Recognition

The Company provides temporary staffing solutions. The Company and its clients enter into agreements that outline the general terms and conditions of the staffing arrangement. Revenue is recognized as services are performed and associated costs have been incurred. Revenues include reimbursements of travel and out-of-pocket expenses with the equivalent amounts of expense recorded in cost of services. The Company considers revenue to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable, and collectibility is reasonably assured.

Income Taxes

The Company is treated as a partnership for federal income tax purposes except for BG Personnel Services, LP and B G Staff Services Inc., which are taxed as C corporations. Consequently, federal and state income taxes are not payable, or provided for, by the Company, except for those BG entities that are taxed as C corporations. Accordingly, the financial statements reflect the impact of income taxes for the taxable BG entities. Members are taxed individually on their share of the Company’s earnings, not earned in the C corporations, which are allocated among the members in accordance with the operating agreement of the Parent.

F-9

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 30, 2012 and December 25, 2011

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon settlement with the relevant tax authority. The Company assesses all tax positions for which the statute of limitations remain open. The Company had no unrecognized tax benefits as of December 30, 2012 or December 25, 2011. The Company is open to examination by tax authorities for federal, state or local income taxes for periods beginning after 2008. The Company recognizes any penalties and interest when necessary as tax expense.

Stock Based Compensation

The Parent has issued profits interests in the form of Class B Units to employees and directors. Compensation expense arising from the Parent Class B Units granted to the Company’s employees by the Parent is recognized as expense using the straight-line method over the vesting period, which represents the requisite service period. The fair value of the Class B Units is based on the fair value of the underlying unit.

Pro Forma Earnings (Loss) Per Share (unaudited)

Pro forma earnings (loss) per share has been calculated as if the Company were a C corporation for federal income tax purposes. Pro forma earnings (loss) per share is calculated using the weighted average number of shares outstanding. The weighted average shares outstanding used in the calculation of pro forma diluted earnings (loss) per share includes the dilutive effect of options to purchase common shares using the treasury stock method.

Management Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

The estimated fair value of accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to the relatively short period to maturity of these instruments. The estimated fair value of all debt at December 30, 2012 and December 25, 2011 approximated the carrying value. These fair values were estimated based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements, when quoted market prices were not available. The estimates are not necessarily indicative of the amounts that would be realized in a current market exchange.

F-10

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 30, 2012 and December 25, 2011

Recently Issued Pronouncements

In September 2011, the Financial Accounting Standards Board issued ASU No. 2011-08, Testing Goodwill for Impairment. The ASU amends ASC Topic 350, Intangibles - Goodwill and Other. The new standard is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. Specifically, an entity has the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step test. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. This standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption did not have a material impact on the Company’s consolidated financial statements.

Note 3 - ACQUISITIONS

On December 3, 2012, BGS acquired substantially all of the assets of American Partners, Inc. (API) for cash consideration of $10,500,000, deferred payments of $2,000,000, to be paid out over four years, issuance of equity of the Parent of $500,000 and contingent consideration of $1,500,000 based on the performance of API for the two years following the date of acquisition. The fair value of the contingent consideration at the acquisition date was $1,200,000 based on a discounted cash flow analysis. The purchase agreement contains a provision for a “true up” of acquired working capital 120 days after the closing date. If actual working capital is greater than the target working capital, the Company will pay additional consideration in the amount of the difference. If actual working capital is less than target working capital, API will pay the Company the amount of the difference.

F-11

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 30, 2012 and December 25, 2011

The consolidated statements of operations include the operating results of API from the date of acquisition. The acquisition of API allows the Company to strengthen and expand its information technology consulting services. The assets acquired from API were assigned to the IT Staffing segment. The preliminary purchase price has been allocated to the assets acquired and liabilities assumed as of the date of acquisition as follows:

Accounts receivable	$5,055,159
Property and equipment	18,330
Prepaid expenses and other assets	12,193
Customer list	8,858,000
Trade name	2,620,000
Covenant not to compete	190,000
Goodwill	61,703
Liabilities assumed	(2,615,385)

Total net assets acquired	$14,200,000

Cash	$10,500,000
Deferred payment to sellers	2,000,000
Issuance of equity units of Parent	500,000
Fair value of contingent consideration	1,200,000

Total fair value of consideration transferred for acquired business	$14,200,000

The useful life of the acquired finite intangibles is five years. The weighted average amortization period for the acquired finite intangibles is 4.9 years as of December 30, 2012. Acquisition-related costs of $192,184 are included in selling, general and administrative expenses for 2012 in the accompanying consolidated statements of operations.

F-12

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 30, 2012 and December 25, 2011

On November 21, 2011, BGS acquired substantially all of the assets of Extrinsic, LLC. for cash consideration of $7,000,000 and contingent consideration of $3,000,000 based on the performance of Extrinsic for three years following the date of acquisition. A working capital adjustment of $100,081 was recorded in 2011 and was paid by the Company in 2012. The fair value of the contingent consideration at the acquisition date was $2,115,000 based on a discounted cash flow analysis. The consolidated statements of operations include the operating results of Extrinsic, LLC. from the date of acquisition. The acquisition of Extrinsic allows the Company to provide information technology consulting services not previously provided by the Company. The assets acquired from Extrinsic were assigned to the IT Staffing segment. The purchase price has been allocated to the assets acquired and liabilities assumed as of the date of acquisition as follows:

Accounts receivable	$3,190,742
Property and equipment	4,073
Prepaid expenses	28,212
Other receivable	23,800
Intangible assets	7,701,000
Goodwill	275,300
Liabilities assumed	(2,108,127)

Total net assets acquired	$9,115,000

Cash	$7,000,000
Fair value of contingent consideration	2,115,000

Total fair value of consideration transferred for acquired business	$9,115,000

Acquisition-related costs of $276,955 are included in selling, general and administrative expenses for 2011 in the accompanying consolidated statements of operations.

The following unaudited pro forma information presents the combined financial results for the years ended December 30, 2012 and December 25, 2011, as if the acquisitions of both API and Extrinsic had been completed on December 27, 2010, (in thousands):

	2012	2011
Pro forma revenue	$105,425	$89,185
Pro forma net loss	$(2,151)	$(3,299)

NOTE 4 - ALLOWANCE FOR DOUBTFUL ACCOUNTS

Changes in the allowance for doubtful accounts for the fiscal years are as follows:

	2012	2011

Beginning balance	$179,919	$40,831
Provision for doubtful accounts	63,858	83,295
Accounts written off, net of recoveries	(29,765)	55,793

Ending balance	$214,012	$179,919

F-13

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 30, 2012 and December 25, 2011

NOTE 5 - PROPERTY AND EQUIPMENT, NET

	2012	2011

Leasehold improvements	$55,159	$119,715
Furniture and fixtures	263,628	238,282
Computer systems	150,378	55,592
Vehicles	158,987	173,121
	628,152	586,710
Accumulated depreciation	(341,241)	(339,768)

	$286,911	$246,942

Total depreciation expense for 2012 and 2011 was $79,245 and $118,841, respectively.

Note 6 - Intangible Assets

Finite-lived intangible assets consist of the following:

	2012
			Net
		Accumulated	Carrying
	Gross Value	Amortization	Value

Customer lists	$23,005,810	$9,079,208	$13,926,602
Trade names	5,941,238	2,149,805	3,791,433
Covenant not to compete	798,285	284,229	514,056

Total	$29,745,333	$11,513,242	$18,232,091

	2011
			Net
		Accumulated	Carrying
	Gross Value	Amortization	Value

Customer lists	$14,147,810	$5,411,921	$8,735,889
Trade names	3,321,238	1,569,635	1,751,603
Covenant not to compete	608,285	141,789	466,496

Total	$18,077,333	$7,123,345	$10,953,988

F-14

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 30, 2012 and December 25, 2011

Estimated future amortization expense for the next five years is as follows:

Fiscal Year Ending:

2013	$4,109,522
2014	4,095,633
2015	4,093,072
2016	3,812,697
2017	2,121,167

$18,232,091

Total amortization expense for 2012 and 2011 was $4,389,896 and $2,631,550, respectively. The weighted average amortization period for the finite intangibles is 4.5 years.

Note 7 - Goodwill

The changes in the carrying amount of goodwill during the years ended December 30, 2012 and December 25, 2011, were as follows:

	2012	2011

Beginning goodwill	$4,797,960	$4,354,524
Goodwill from acquisitions	61,703	275,300
Impact from deferred taxes related to business acquisitions	-	168,136

Ending goodwill	$4,859,663	$4,797,960

The Company adjusted its purchase price allocation related to the 2010 acquisition of the Multi-family segment to record deferred tax liabilities of $168,136, which increased goodwill in 2011.

F-15

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 30, 2012 and December 25, 2011

Note 8 - Income Taxes

The Company files a federal standalone tax return for those BG entities that are taxed as C corporations and the Company files state tax returns for those entities subject to franchise tax and state income tax. Open tax years are 2009 through 2011 for federal and 2008 through 2011 for state. The Company utilizes the asset and liability method for income taxes, which requires, among other things, an asset and liability approach for financial accounting and reporting of income taxes. The Company’s income tax provision for the year ended December 30, 2012 and December 25, 2011 is composed of the following:

	2012	2011

Current deferred tax benefit	$23,383	$83,158
Federal income tax expense	(20,956)	-
Texas margin tax expense	(34,285)	(17,944)

Total income tax (expense) benefit	$(31,858)	$65,214

Significant components of the Company’s current and noncurrent deferred income taxes as of December 30, 2012 and December 25, 2011 are as follows:

	2012	2011

Current deferred tax assets (liabilities)
Allowance for doubtful accounts	$16,835	$14,280
Workers’ compensation	682	7,149
Deferred rent	-	17,305
Impact of tax method change	-	(69,224)

Net current deferred tax asset (liability)	$17,517	$(30,490)

Non-current deferred tax assets (liabilities)
Net operating loss carryforward	$-	$53,376
Intangible assets	(72,060)	(121,005)
Fixed assets	-	20,193

Net noncurrent deferred tax liability	$(72,060)	$(47,436)

Total deferred tax liability	$(54,543)	$(77,926)

During 2011, the Company increased goodwill by $168,136 due to change in deferred taxes related to the acquisition of the Multi-family segment.

F-16

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 30, 2012 and December 25, 2011

During 2011, the Company received an income tax refund for a claim related to the utilization of a net operating loss carryback generated in 2010. The total refund was $122,048 and was recorded as a reduction in deferred taxes during 2011.

The Company utilized all of its net operating loss carryforwards in 2012.

The Company believes that it is more likely than not that all deferred tax assets will be realized and thus, believes that a valuation allowance is not required as of December 30, 2012, or December 25, 2011.

The income tax provision, reconciled to the tax computed at the statutory Federal rate, is as follows:

	2012	2011

Tax benefit at Federal statutory rate of 34%	$(584,120)	$(117,979)
State income taxes, net of federal benefit	22,628	11,843
Meals and entertainment, and other	4,980	7,833
Partnership income not taxed	588,370	33,089

Income tax expense (benefit)	$31,858	$(65,214)

Note 9 - Debt

The Company has a credit facility (Senior Credit Facility) effective May 24, 2010, as amended. As of December 30, 2012, the Senior Credit Facility provides for a $12,000,000 revolver facility (Revolver), which includes a $100,000 letter of credit facility, and a $7,135,000 term loan facility (Term Loan). On November 21, 2011, in conjunction with the restructuring discussed below, the Company entered into an amendment with its lender. This amendment increased the Revolver to $5,500,000 and the Term Loan to $6,000,000. On December 3, 2012, in conjunction with the acquisition of API, the Company entered into an amendment with its lenders under the Senior Credit Facility. The amendment, among other items, increased the Revolver to $12,000,000 and the Term Loan to $7,135,000.

As of December 30, 2012 and December 25, 2011, $5,900,000 and $2,900,000 were outstanding on the Revolver, respectively. Borrowings under the Revolver are subject to a borrowing base, bear interest at the 30-day LIBOR plus a margin that ranges from 3.00% to 3.75% (3.71% at December 30, 2012), and are secured by all assets of the Company. The Parent has guaranteed any borrowings under this line of credit. As of December 30, 2012, maximum additional available borrowings under this line of credit were approximately $3,600,000. The Revolver matures on November 21, 2014.

The Company also has subordinated loans (Subordinated Loans) with two private lenders. These private lenders are also holders of Class A units of the Parent and are, therefore, related parties.

F-17

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 30, 2012 and December 25, 2011

Long-term debt consists of the following:

	2012	2011

Term Loan, payable to a bank in monthly installments of $198,194 with the remaining principal due in a one lump-sum payment at maturity. Interest is paid on a monthly basis at an annual interest rate of LIBOR plus a margin of 3.75% to 4.5%, determined by certain thresholds (4.46% at December 30, 2012). The Term Loan is due in full in November 2014 and is secured by all assets of the Company. The Parent has guaranteed the borrowings under the Term Loan.	$7,135,000	$6,000,000

Subordinated Loans, payable to two private related party lenders, principal is due in a one lump-sum principal payment to each. Interest accrues monthly at an annual rate of 14% (approximates the effective rate), and is payable at annual rate of 8%, with the remaining interest paid-in-kind on a quarterly basis starting on January 1, 2012. In November 2011, the rate was modified from an annual rate of 12%. The Subordinated Loans are due in full in May 2015 and are subordinated to the Senior Credit Facility.	9,483,209	9,000,000

Total long-term debt	16,618,209	15,000,000
Less current portion	(2,378,333)	(960,000)

Long-term debt non-current portion	$14,239,876	$14,040,000

For all of the borrowings above, the Company must comply with a minimum debt service financial covenant and a senior funded indebtedness to EBITDA covenant, as defined. As of December 30, 2012, the Company was in compliance with these covenants. Additionally, the Subordinated Loans contain a clause, effective December 30, 2012, that requires an excess cash flow payment to be made if certain thresholds are met.

On November 21, 2011, the Parent, on behalf of the Company, negotiated a debt restructuring with certain existing related party term debt holders. This restructuring has been recorded as a non cash contribution from the Parent. As part of the restructuring, the Company retired $3,958,110 of debt obligations with original principal of $4,000,000 in exchange for equity units of its Parent at a conversion rate of $0.58 per unit, which was the offering price of the Class A Units sold on November 21, 2011 by the Parent in a private offering. Related accrued interest totaling $1,083,966 was also exchanged for equity units of its Parent at a conversion rate of $0.58 per unit. Debt holders also forgave $2,587,933 of accrued interest, net of deferred financing costs, which was recorded as a gain on extinguishment of debt during 2011.

Maturities on the Revolver and long-term debt obligations as of December 30, 2012, are as follows:

Fiscal year ending:

2013	$2,378,333
2014	10,656,667
2015	9,483,209

F-18

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 30, 2012 and December 25, 2011

Note 10 - EQUITY

The Company is 100% owned by its Parent, who is the sole member.

On December 3, 2012, the Parent issued 666,667 Class A Units, valued at $0.75 per unit, or $500,000, in conjunction with the Company’s acquisition of API. This issuance of units was recorded as a noncash contribution from the Parent. Additionally, on December 3, 2012, the Parent completed a private offering and issued 6,000,000 Class A Units at $0.75 per unit, or $4,500,000. The Parent contributed the net proceeds of $4,084,943 to the Company to fund, in part, the cash portion of the purchase price paid in connection with the Company’s acquisition of API.

On November 21, 2011, the Parent completed a private offering and issued 8,533,655 Class A Units at $0.58 per unit. The Parent contributed the net proceeds of $4,549,520 to the Company to fund, in part, the cash portion of the purchase price paid in connection with the Company’s acquisition of Extrinsic. Additionally, on November 21, 2011, as part of the restructuring discussed in Note 9, the Parent issued 8,695,328 Class A Units at $0.58 per unit.

Incentive Plan

Effective December 15, 2008, the Parent adopted an ownership incentive plan (the Plan). The Plan permits the issuance of Class B Units of the Parent (Units) to the officers, directors, employees, consultants and advisors of the Company.

The Board of Managers of the Parent has the authority to determine the participants to whom Units shall be awarded, the price and number of Units to be awarded to each participant, the aggregate number of Units to be awarded, and any restrictions to be placed on the Units. Units issued under this plan vest based on specific restricted unit award agreements over a maximum of three years. Units that are not vested terminate upon discontinuation of employment.

The Units are intended to be profits interests of the Company. Thus, holders of the Units will only participate in profits/ distributions that generated after the grant date. The fair value of each Unit granted is estimated on the date of grant utilizing a market approach. Based on its analysis, the Company determined that the Units had no value at the date of grant, and therefore, the Company did not recognize compensation expense for Units granted during the years ended December 30, 2012 and December 25, 2011.

F-19

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 30, 2012 and December 25, 2011

A summary of the Units issued by the Parent is presented as follows:

Number
of Units

Outstanding as of December 26, 2010	181,010
Granted	-

Outstanding as of December 25, 2011	181,010
Granted	3,291,478

Outstanding as of December 30, 2012	3,472,488

A summary of the status of the Parent’s nonvested Units is presented as follows:

Number
of Units

Nonvested as of December 26, 2010	61,704

Granted	-
Vested	(30,852)
Forfeited	-

Nonvested as of December 25, 2011	30,852

Granted	3,291,478
Vested	(3,004,645)
Forfeited	-

Nonvested as of December 30, 2012	317,685

Note 11 - Operating Leases

The Company is a party to leases for its facilities, expiring at various dates through fiscal year 2017. Certain of the leases provide for escalating rents over the lives of the leases and rent expense is recognized over the terms of those leases on a straight-line basis, with the difference between lease payments and rent expense recorded as deferred rent in accrued expenses in the consolidated balance sheets. Total rental expense charged to operations amounted to $397,039 and $325,121 for 2012 and 2011, respectively.

F-20

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 30, 2012 and December 25, 2011

The following is a schedule by year of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year, as of December 30, 2012:

Fiscal year ending:

2013	$226,252
2014	135,726
2015	116,991
2016	111,039
2017	85,253

Note 12 - Related Party Transactions

Through ownership of the Parent, the Company is affiliated with multiple investors. Interest payments totaling $644,278 and $489,071 were made to these investors during the years ended December 30, 2012 and December 25, 2011, respectively. Accrued interest of $339,288 and $147,000 was due to these investors as of December 30, 2012 and December 25, 2011, respectively.

The Company is under a Management Services Agreement with a firm associated with one of the aforementioned investors. In November 2011, the investor released the Company from 2010 accrued management fee payments. The Company recorded the forgiveness of $295,834 in accrued management fees as an equity contribution from the Parent. The Company paid $131,250 in management fees during the year ended December 30, 2012. There were no payments under this agreement during the year ended December 25, 2011. Accrued management fees owed under this agreement were $43,750 and $-0- as of December 30, 2012 and December 25, 2011, respectively.

The Subordinated Loans are held by two private lenders that also hold Class A Units of the Parent. See Note 9 for further discussion.

Note 13 - Concentration of credit risk

Concentration of credit risk is limited due to the Company’s diverse customer base. No single customer accounted for more than 10% of the Company’s revenue or accounts receivable for the years ended December 30, 2012 and December 25, 2011.

NOTE 14 - Contingencies

The Company is engaged from time to time in legal matters and proceedings arising out of its normal course of business. The Company establishes a liability related to its legal proceedings and claims when it has determined that it is probable that the Company has incurred a liability and the related amount can be reasonably estimated. If the Company determines that an obligation is reasonably possible, the Company will, if material, disclose the nature of the loss contingency and the estimated range of possible loss, or include a statement that no estimate of loss can be made. While uncertainties are inherent in the final outcome of such matters, the Company believes that there are no pending proceedings in which the Company is currently involved that will have a material effect on its financial position, results of operations, or cash flow.

F-21

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 30, 2012 and December 25, 2011

note 15- Employee benefit plan

The Company provides a defined contribution plan (the 401(k) Plan) for the benefit of its eligible full-time employees. The 401(k) Plan allows employees to make contributions subject to applicable statutory limitations. The Company matches employee contributions 100% up to the first 3% and 50% of the next 2% of an employee’s compensation. The Company contributed $37,842 and $13,114 to the 401(k) Plan in fiscal years 2012 and 2011, respectively.

NOTE 16 - business segments

The Company operates within three industry segments: Light Industrial, Multi-family and IT Staffing. The Light Industrial segment provides temporary workers to manufacturing companies in Illinois and Wisconsin. The Multi-family segment provides front office and maintenance personnel on a temporary basis to various apartment communities, mainly in Texas, via property management companies responsible for the apartment community’s day to day operations. The IT Staffing segment provides skilled contract labor on a nationwide basis for IT implementations and maintenance projects. The Company provides services to customers within the United States of America.

Segment profit (loss) includes all revenue, cost of services, and direct selling expenses and excludes all general and administrative (corporate) expenses. Included in corporate are general corporate expenses. Interest expense, net in 2011 includes the $2.6 million net gain on extinguishment of debt. Income taxes are only attributable to the Multi-family segment, as it is the only taxable entity. Assets of corporate include cash, unallocated prepaid expenses, deferred tax assets, and other assets.

	2012	2011

Revenue:
Light Industrial	$39,272,457	$34,114,676
Multi-family	18,216,087	14,062,227
IT Staffing	19,270,524	1,942,889

Total	$76,759,068	$50,119,792

Net Profit (Loss):
Light Industrial	$379,391	$(77,006)
Multi-family	2,240,688	1,801,606
IT Staffing	404,850	(138,935)
Corporate	(2,580,055)	(1,534,145)
Interest expense, net	(2,194,731)	(333,304)

Net loss	$(1,749,857)	$(281,784)

F-22

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 30, 2012 and December 25, 2011

	2012	2011

Total Assets:
Light Industrial	$8,060,920	$9,282,776
Multi-family	4,292,286	3,856,862
IT Staffing	24,320,191	10,954,931
Corporate	469,171	315,302

Total	$37,142,568	$24,409,871

Depreciation:
Light Industrial	$50,404	$104,122
Multi-family	16,061	11,581
IT Staffing	1,288	68
Corporate	11,492	3,070

Total	$79,245	$118,841

Amortization:
Light Industrial	$2,222,752	$2,270,366
Multi-family	432,111	232,834
IT Staffing	1,735,033	128,350
Corporate	-	-

Total	$4,389,896	$2,631,550

Capital Expenditures:
Light Industrial	$26,118	$7,318
Multi-family	31,008	8,971
IT Staffing	-	-
Corporate	64,324	25,072

Total	$121,450	$41,361

F-23

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 30, 2012 and December 25, 2011

NOTE 17 – PRO FORMA EARNINGS (LOSS) PER SHARE (UNAUDITED)

The calculation for pro forma earnings (loss) per share (EPS) was calculated as shown below:

	2012	2011
Net Loss	$(1,749,857)	$(281,784)
Pro forma federal income tax adjustment (unaudited)	619,490	(61,954)
Pro forma net loss (unaudited)	(1,130,367)	(343,738)
Shares:
Basic weighted average shares	4,142,658	569,928
Dilutive effect of potential common shares	-	-
Diluted weighted average shares	4,142,658	569,928

Pro forma basic earnings (loss) per share	$(0.27)	$(0.60)
Pro forma diluted earnings (loss) per share	$(0.27)	$(0.60)

For the years ended December 30, 2012 and December 25, 2011, giving effect to the reorganization and conversion to C corporation status as if it occurred on the first day of Fiscal 2011, the Company had 545,100 and 99,202 common stock equivalents respectively, that were antidilutive. As a result, the assumed shares under the treasury stock method have been excluded from the calculation of diluted EPS.

NOTE 18 – PRO FORMA C CORPORATION DATA (UNAUDITED)

In connection with the Company’s planned filing with the Securities and Exchange Commission, the Company will reorganize. The reorganization will be completed with a merger of the Parent with and into the Company, with the Company continuing as the surviving entity. Immediately following this merger, the Company will convert to a C corporation for federal income tax purposes. Upon conversion, the Company will establish net current deferred tax assets of approximately $300,000 and net long-term deferred tax assets of approximately $6,900,000. The unaudited pro forma C corporation data for the years ended December 30, 2012 and December 25, 2011, are based on the historical consolidated statements of operations and give effect to pro forma taxes as if the Company were a C corporation for the entire duration of all periods presented.

NOTE 19 - Subsequent Events

The Company has entered into an agreement to acquire substantially all of the assets of InStaff Holding Corporation (InStaff) for cash consideration of $9,000,000 and contingent consideration of $1,000,000.  This acquisition allows the Company to strengthen and expand its operations in the Light Industrial segment. InStaff revenues were approximately $53.4 million in Fiscal 2012.  InStaff currently operates 12 branches, primarily in Texas and Mississippi. This acquisition is expected to close in the second quarter of 2013.

The Company has evaluated its financial statements for subsequent events through May 1, 2013, the date the financial statements were available to be issued. The Company is not aware of any other subsequent events that would require recognition or disclosure in the financial statements.

F-24

LTN Staffing, LLC and Subsidiaries d/b/a BG Staffing

CONSOLIDATED BALANCE SHEETS

	March 31,	December 30,
	2013	2012
	(unaudited)
Current assets
Accounts receivable (net of allowance for doubtful accounts of $122,861 and $214,012 at 2013 and 2012, respectively)	$14,213,739	$12,626,792
Prepaid expenses	530,822	551,983
Other current assets	276,854	211,718

Total current assets	15,021,415	13,390,493

Property and equipment, net	316,870	286,911

Other assets
Security deposits	86,989	95,239
Deferred financing charges	244,427	278,171
Intangible assets, net	17,201,316	18,232,091
Goodwill	4,859,663	4,859,663

Total other assets	22,392,395	23,465,164

Total assets	$37,730,680	$37,142,568

Current liabilities
Long-term debt, current portion	$2,378,333	$2,378,333
Accrued interest	394,770	393,437
Accounts payable	2,833,775	2,246,360
Accrued expenses	3,269,671	3,364,347
Accrued management fees	43,750	43,750
Accrued payroll	531,211	397,236
Accrued workers’ compensation	487,279	610,114
Contingent consideration	1,850,000	1,850,000
Other current liabilities	679,170	576,188
Accrued taxes	55,684	57,895

Total current liabilities	12,523,643	11,917,660

Line of credit	8,200,000	5,900,000
Long-term debt, less current portion	13,411,374	14,239,876
Other long-term liabilities	2,410,418	3,329,691
Deferred tax liability	68,602	72,060

Total liabilities	36,614,037	35,459,287

Member equity	1,116,643	1,683,281

Total liabilities and member equity	$37,730,680	$37,142,568

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-25

LTN Staffing, LLC and Subsidiaries d/b/a BG Staffing

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Thirteen-Week Periods ended March 31, 2013, and March 25, 2012

(Unaudited)

	2013	2012

Revenues	$24,780,587	$16,473,077

Direct operating expenses	19,912,285	13,201,805

Operating profit	4,868,302	3,271,272

Selling, general and administrative expenses	3,709,061	2,552,663

Depreciation and amortization	1,054,005	782,010

Operating income (loss)	105,236	(63,401)

Interest expense	664,283	548,631

Loss before income taxes	(559,047)	(612,032)

Income tax expense	7,591	9,327

Net loss	$(566,638)	$(621,359)

Pro forma C corporation data:

Historical loss before taxes	$(559,047)	$(612,032)

Pro forma income tax benefit	196,561	301,761

Pro forma loss	$(362,486)	$(310,271)

Pro forma earnings (loss) per share:
Basic	$(0.07)	$(0.08)
Diluted	$(0.07)	$(0.08)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-26

LTN Staffing, LLC and Subsidiaries d/b/a BG Staffing

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Thirteen-Week Periods ended March 31, 2013, and March 25, 2012

(Unaudited)

	2013	2012

Cash flows from operating activities
Net loss	$(566,638)	$(621,359)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,054,005	782,010
Amortization of deferred financing costs	36,537	12,440
Loss on disposal of property and equipment	-	3,845
Deferred income taxes	(3,458)	(5,844)
Net changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(1,586,947)	62,769
Prepaid expenses	(43,975)	(2,224)
Security deposit	8,250	2,106
Accrued interest	146,742	227,992
Accounts payable	587,415	(213,554)
Change in fair value of contingent consideration	109,941	46,827
Accrued expenses	(94,676)	(225,655)
Accrued management fees	-	43,750
Accrued payroll	133,975	359,855
Accrued workers’ compensation	22,630	21,231
Other current liabilities	102,982	-
Accrued taxes	(2,211)	14,525
Net cash provided by (used in) operating activities	(240,893)	508,714

Cash flows from investing activities
Business acquired, net of cash received	-	(100,081)
Capital expenditures	(53,189)	(17,222)
Proceeds from sale of property and equipment	-	8,000
Contingent consideration paid	(1,029,214)	(59,411)
Net cash used in investing activities	(1,082,403)	(168,714)

Cash flows from financing activities
Net borrowings under line of credit	$2,300,000	$(100,000)
Proceeds from issuance of long-term debt	-	-
Principal payments on long-term debt	(973,911)	(240,000)
Deferred financing costs	(2,793)	-
Net cash provided by (used in) financing activities	1,323,296	(340,000)

Net decrease in cash	-	-
Cash, beginning of year	-	-
Cash, end of year	$-	$-

Supplemental cash flow information:
Cash paid for interest	$349,448	$220,399
Cash paid for taxes, net of refunds	-	-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-27

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2013

(Unaudited)

note 1 - NATURE OF OPERATIONS

LTN Staffing, LLC, a Delaware limited liability company whose sole member is LTN Acquisition, LLC (Parent), is a provider of temporary staffing services that operates, through its wholly-owned subsidiaries (collectively, the Company), within the United States of America in three industry segments: Light Industrial, Multi-family, and IT Staffing.

The Light Industrial segment provides temporary workers to manufacturing companies in Illinois and Wisconsin. The Company completed an acquisition on May 28, 2013, that expanded its Light Industrial operations into Texas, Mississippi, and Tennessee.

The Multifamily segment provides front office and maintenance personnel on a temporary basis to various apartment communities, mainly in Texas and expanding into other states, via property management companies responsible for the apartment communities’ day-to-day operations.

The IT Staffing segment provides skilled contract labor on a nationwide basis for IT implementation and maintenance projects.

The accompanying unaudited consolidated financial statements for the thirteen week periods ended March 31, 2013 and March 25, 2012, have been prepared by the Company in accordance with generally accepted accounting principles in the United States, pursuant to the applicable rules and regulations of the Securities and Exchange Commission (“SEC”). The information furnished herein reflects all adjustments (consisting only of normal recurring accruals) that are, in the opinion of management, necessary to present a fair statement of the financial position and operating results of the Company as of and for the respective periods. However, these operating results are not necessarily indicative of the results expected for a full fiscal year. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. However, management of the Company believes, to the best of their knowledge, that the disclosures herein are adequate to make the information presented not misleading. The Company has determined that there were no subsequent events that would require disclosure or adjustments to the accompanying consolidated financial statements through the date the financial statements were issued. The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the fiscal year ended December 30, 2012.

note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Company. All significant intercompany transactions and balances have been eliminated in consolidation.

F-28

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2013

(Unaudited)

Fiscal Year

The Company has a 52/53 week fiscal year. Fiscal periods for the consolidated financial statements included herein are as of March 31, 2013, and include the thirteen weeks ended March 31, 2013 and March 25, 2012.

Management Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Pro Forma Earnings (Loss) Per Share

Pro forma earnings (loss) per share has been calculated as if the Company were a C corporation for federal income tax purposes. Pro forma earnings (loss) per share is calculated using the weighted average shares outstanding. The weighted average shares outstanding used in the calculation of pro forma diluted earnings (loss) per share includes the dilutive effect of common stock equivalents to purchase common shares using the treasury stock method. The calculation of pro forma earnings (loss) per share was calculated as follows:

	Thirteen Weeks Ended
	March 31,2013	March 25, 2012
Net loss	$(566,638)	$(621,359)
Pro forma federal income tax adjustment	204,152	311,088
Pro forma net loss	$(362,486)	$(310,271)

Shares:
Basic weighted average shares	5,442,220	4,003,480
Dilutive effect of potential common shares	-	-
Diluted weighted average shares	5,442,220	4,003,480

Pro forma basic earnings (loss) per share	$(0.07)	$(0.08)
Pro forma diluted earnings (loss) per share	$(0.07)	$(0.08)

For the thirteen weeks ended March 31, 2013 and March 25, 2012, giving effect to the reorganization and conversion to C corporation status as if it had occurred on the first day of fiscal 2012, the Company had 545,100 and 295,780 common stock equivalents, respectively, that were antidilutive. As a result, the assumed shares under the treasury stock method have been excluded from the calculation of diluted earnings (loss) per share.

F-29

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2013

(Unaudited)

Note 3 - ACQUISITIONS

On December 3, 2012, BGS acquired substantially all of the assets of American Partners, Inc. (API) for cash consideration of $10,500,000, deferred payments of $2,000,000, to be paid out over four years, issuance of equity of the Parent of $500,000 and contingent consideration of $1,500,000 based on the performance of API for the two years following the date of acquisition. The fair value of the contingent consideration at the acquisition date was $1,200,000 based on a discounted cash flow analysis. The purchase agreement contains a provision for a “true up” of acquired working capital 120 days after the closing date. If actual working capital is greater than the target working capital, the Company will pay additional consideration in the amount of the difference. If actual working capital is less than target working capital, API will pay the Company the amount of the difference. The Company incurred costs of $193,178 related to the acquisition. These costs were expensed as incurred.

The consolidated statements of operations include the operating results of API from the date of acquisition. The acquisition of API allows the Company to strengthen and expand its information technology consulting services. The assets acquired from API were assigned to the IT Staffing segment. The preliminary purchase price has been allocated to the assets acquired and liabilities assumed as of the date of acquisition as follows:

Accounts receivable	$5,055,159
Property and equipment	18,330
Prepaid expenses and other assets	12,193
Intangible assets	11,668,000
Goodwill	61,703
Liabilities assumed	(2,615,385)

Total net assets acquired	$14,200,000

Cash	$10,500,000
Deferred payment to sellers	2,000,000
Issuance of equity units of Parent	500,000
Fair value of contingent consideration	1,200,000

Total fair value of consideration transferred for acquired business	$14,200,000

During the thirteen week period ended March 31, 2013, the Company paid out $1.0 million in contingent consideration related to its acquisitions of Extrinsic LLC (November 2011) and JNA (December 2010). During the thirteen week period ended March 25, 2012, the Company paid out $59,411 in contingent consideration related to its acquisition of JNA.

NOTE 4 - DEBT

As of March 31, 2013, the Company had a senior credit facility consisting of a $5.9 million term loan and a $12.0 million revolving line of credit. The Company also had approximately $9.5 million of outstanding subordinated loans. The holders of these subordinated loans also hold equity interests, and therefore, are related parties. The subordinated loans require a mandatory prepayment of principal to be made if specific thresholds are met. The Company made such a mandatory prepayment of approximately $0.5 million in the first quarter of 2013.

For the thirteen weeks ended March 31, 2013, the Company increased its borrowings on the revolving line of credit by $2.3 million. This was mainly done to cover the timing between cash receipts from customers and payments to contractors, as well as to fund the $1 million contingent consideration paid related to the Extrinsic acquisition and the $0.5million mandatory prepayment of principal to its subordinated debt holders, as discussed above. At March 31, 2013, the maximum additional available borrowings under this revolving line of credit were approximately $2.3 million.

For all of its borrowings, the Company must comply with a minimum debt service financial covenant and a senior funded indebtedness to EBITDA covenant, as defined. As of March 31, 2013, the Company was in compliance with these covenants.

F-30

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2013

(Unaudited)

Note 5 – Incentive plan

The Company is 100% owned by its Parent, who is the sole member.

Incentive Plan

Effective December 15, 2008, the Parent adopted an ownership incentive plan (the Plan). The Plan permits the issuance of Class B Units of the Parent (Units) to the officers, directors, employees, consultants and advisors of the Company.

The Board of Managers of the Parent has the authority to determine the participants to whom Units shall be awarded, the price and number of Units to be awarded to each participant, the aggregate number of Units to be awarded, and any restrictions to be placed on the Units. Units issued under this plan vest based on specific restricted unit award agreements over a maximum of three years. Units that are not vested terminate upon discontinuation of employment.

The Units are intended to be profits interests of the Company. Thus, holders of the Units will only participate in profits/distributions that are generated after the grant date. The fair value of each Unit granted is estimated on the date of grant utilizing a market approach. Based on its analysis, the Company determined that the Units had no value at the date of grant, and therefore, the Company did not recognize compensation expense for Units granted during the periods ended March 31, 2013 and March 25, 2012.

A summary of the Units issued by the Parent is presented as follows:

Number
of Units

Outstanding as of December 25, 2011	181,010
Granted	2,117,898

Outstanding as of March 25, 2012	2,298,908

Outstanding as of December 30, 2012	3,472,488
Granted	-

Outstanding as of March 31, 2013	3,472,488

There were 211,790 Units not vested at March 31, 2013. All Units outstanding at March 25, 2012 were vested.

F-31

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2013

(Unaudited)

note 6- Employee benefit plan

The Company provides a defined contribution plan (the 401(k) Plan) for the benefit of its eligible full-time employees. The 401(k) Plan allows employees to make contributions subject to applicable statutory limitations. The Company matches employee contributions 100% up to the first 3% and 50% of the next 2% of an employee’s compensation. The Company contributed $36,204 and $13,600 to the 401(k) Plan in the thirteen week periods ended March 31, 2013 and March 25, 2012, respectively.

Note 7 - Related Party Transactions

Through ownership of the Parent, the Company is affiliated with multiple investors. Interest payments totaling $193,879 and $84,000 were made to these investors during the thirteen week periods ended March 31, 2013, and March 25, 2012, respectively. Accrued interest of $333,461 and $339,288 was due to these investors as of March 31, 2013 and December 30, 2012, respectively.

The Company is under a Management Services Agreement with a firm associated with one of the aforementioned investors. The Company paid $43,750 and $0 in management fees during the thirteen week periods ended March 31, 2013 and March 25, 2012, respectively. Accrued management fees owed under this agreement were $43,750 as of both March 31, 2013 and December 30, 2012.

NOTE 8 - Contingencies

The Company is engaged from time to time in legal matters and proceedings arising out of its normal course of business. The Company establishes a liability related to its legal proceedings and claims when it has determined that it is probable that the Company has incurred a liability and the related amount can be reasonably estimated. If the Company determines that an obligation is reasonably possible, the Company will, if material, disclose the nature of the loss contingency and the estimated range of possible loss, or include a statement that no estimate of the loss can be made. While uncertainties are inherent in the final outcome of such matters, the Company believes that there are no pending proceedings in which the Company is currently involved that will have a material effect on its financial position, results of operations or cash flow.

NOTE 9 - business segments

The Company operates within three industry segments: Light Industrial, Multi-family and IT Staffing. The Light Industrial segment provides temporary workers to manufacturing companies in Illinois and Wisconsin. The Multi-family segment provides front office and maintenance personnel on a temporary basis to various apartment communities, mainly in Texas, via property management companies responsible for the apartment communities’ day to day operations. The IT Staffing segment provides skilled contract labor on a nationwide basis for IT implementations and maintenance projects. The Company provides services to customers within the United States of America.

Segment profit (loss) includes all revenue and direct operating and selling expenses and excludes all general and administrative (corporate) expenses. Included in corporate are general corporate expenses. Income taxes are only attributable to the Multi-family segment, as it is the only taxable entity. Assets of corporate include cash, unallocated prepaid expenses, deferred tax assets, and other assets.

F-32

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2013

(Unaudited)

	March 31, 2013	March 25, 2012
Revenue:
Light Industrial	$8,261,827	$8,195,890
Multi-family	4,120,334	3,243,775
IT Staffing	12,398,426	5,033,412

Total	$24,780,587	$16,473,077

	March 31, 2013	March 25, 2012
Net Profit (Loss):
Light Industrial	$15,291	$122,203
Multi-family	468,559	289,637
IT Staffing	239,455	152,377
Corporate	(625,660)	(636,945)
Interest expense, net	(664,283)	(548,631)

Net loss	$(566,638)	$(621,359)

Depreciation:
Light Industrial	$11,891	$13,651
Multi-family	3,877	4,202
IT Staffing	1,268	204
Corporate	6,194	847

Total	$23,230	$18,904

Amortization:
Light Industrial	$16,650	$319,848
Multi-family	46,041	58,208
IT Staffing	968,084	385,050
Corporate	-	-

Total	$1,030,775	$763,106

Capital Expenditures:
Light Industrial	$-	$520
Multi-family	11,868	3,578
IT Staffing	18,851	-
Corporate	22,470	13,124

Total	$53,189	$17,222

F-33

LTN Staffing, LLC and Subsidiaries

d/b/a BG Staffing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2013

(Unaudited)

	March 31, 2013	December 30, 2012

Total Assets:
Light Industrial	$7,539,630	$8,060,920
Multi-family	4,276,257	4,292,286
IT Staffing	25,485,605	24,320,191
Corporate	429,187	469,171

Total	$37,730,680	$37,142,568

NOTE 10 – Pro forma c coproration data

In connection with the Company’s planned filing with the Securities and Exchange Commission, the Company will reorganize. The reorganization will be completed with a merger of the Parent with and into the Company, with the Company continuing as the surviving entity. Immediately following this merger, the Company will convert to a C corporation for federal income tax purposes. If the conversion would have taken place on March 31, 2013, the Company would have established net current deferred tax assets of approximately $300,000 and net long-term deferred tax assets of approximately $7,100,000. The unaudited pro forma C corporation data for the thirteen week periods ended March 31, 2013 and March 25, 2012, are based on the historical consolidated statements of operations and give effect to pro forma taxes as if the Company were a C corporation for the entire duration of all periods presented.

NOTE 11 - Subsequent Events

The Company has evaluated its financial statements for subsequent events through July 29, 2013, the date the financial statements were available to be issued. The Company is not aware of any subsequent events that would require recognition or disclosure in the financial statements, except as noted below.

Effective May 28, 2013, the Company acquired substantially all of the assets of InStaff Holding Corporation (InStaff) for cash consideration of $9 million (subject to post-closing purchase price adjustments) and contingent consideration of $1 million (based on the performance of InStaff for the two year period following the date of acquisition). This acquisition allows the Company to strengthen and expand its operations in the Light Industrial segment. Instaff revenues were approximately $53.4 million in Fiscal 2012. InStaff currently operates 12 branches, primarily in Texas and Mississippi.

The InStaff acquisition was funded with $6 million of new subordinated loans and an additional draw of $3 million on the Company’s existing senior credit facility, which was amended as part of this transaction to increase the revolving line of credit from $12 million to $20 million. In conjunction with the issuance of the new subordinated loans, the Parent also issued to the subordinated debt holders warrants to purchase additional Class A Units of the Parent at an exercise price of $0.01 per unit.

F-34

INDEPENDENT AUDITORS’ REPORT

To the Stockholders of

American Partners Inc:

We have audited the accompanying balance sheets of American Partners Inc (the Corporation) as of December 3, 2012 and December 31, 2011, and the related statements of income and retained earnings and cash flows for the period January 1, 2012 to December 3, 2012 and the year ended December 31, 2011. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Partners Inc as of December 3, 2012 and December 31, 2011, and the results of its operations and its cash flows for the period January 1, 2012 to December 3, 2012 and the year ended December 31, 201 I in accordance with accounting principles generally accepted in the United States of America.

/s/ Kahn, Litwin, Renza & Co., Ltd.

Waltham, MA

February 11, 2013

F-35

AMERICAN PARTNERS INC

BALANCE SHEETS

December 3, 2012 and December 31, 2011

	2012	2011
Assets

Current Assets:
Cash and cash equivalents	$1,246,611	$1,317,505
Accounts receivable	5,055,159	4,446,426
Prepaid expenses	31,078	31,494
Employee loans	-	4,238
Loans to stockholders	-	61,398
Total current assets	6,332,848	5,861,061

Property and Equipment, at cost	53,730	50,976
Less accumulated depreciation	35,400	25,371
Net property and equipment	18,330	25,605

Total Assets	$6,351,178	$5,886,666

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	2,511,455	2,099,326
Distributions payable	1,200,561	-
Accrued liabilities	128,248	274,518
Total current liabilities	3,840,264	2,373,844

Stockholders’ Equity:
Common stock, $.01 par value; 10,000,000 shares authorized, 100 shares issued and outstanding	1	1
Additional paid-in capital	99,999	99,999
Retained earnings	2,410,914	3,412,822
Total stockholders’ equity	2,510,914	3,512,822

Total Liabilities and Stockholders’ Equity	$6,351,178	$5,886,666

See accompanying notes to financial statements and independent auditors’ report.

F-36

AMERICAN PARTNERS INC

STATEMENT OF INCOME AND RETAINED EARNINGS

For the Period January 1, 2012 to December 3, 2012

and the Year Ended December 31, 2011

	2012	2011

Revenue	$28,666,095	$25,587,991

Cost of revenue	22,992,864	20,471,205

Gross profit	5,673,231	5,116,786

Selling, general and administrative expenses	3,852,743	3,248,277

Operating income	1,820,488	1,868,509

Other income (expense):
Interest income	3,305	16
Interest expense	-	(8,888)
Total other income (expense), net	3,305	(8,872)

Net Income	1,823,793	1,859,637

Retained earnings, beginning of period	3,412,822	1,553,185

Stockholder distributions	(2,825,701)

Retained earnings, end of period	$2,410,914	$3,412,822

See accompanying notes to financial statements and independent auditors’ report.

F-37

AMERICAN PARTNERS INC

STATEMENTS OF CASH FLOWS

For the Period January 1, 2012 to December 3, 2012

and the Year Ended December 31, 2011

	2012	2011

Cash Flows from Operating Activities
Net income	$1,823,793	$1,859,637
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	86,281	52,525
Depreciation	10,029	9,478
Changes in operating assets and liabilities:
Accounts receivable	(695,014)	(944,750)
Prepaid expenses	416	(6,213)
Employee loans	4,238	620
Accounts payable	412,129	490,105
Accrued liabilities	(146,270)	54,698
Net cash provided by operating activities	1,495,602	1,516,100

Cash Flows from Investing Activities:
Purchase of property and equipment	(2,754)	(20,595)
Collections from (loans to) stockholders	50,000	(61,398)
Net cash provided (used) by investing activities	47,246	(81,993)

Cash Flows from Financing Activities:
Principal payments on long-term debt	-	(116,790)
Stockholder distributions	(1,613,742)	-
Net cash used by financing activities	(1,613,742)	(116,790)

Net Increase (Decrease) in Cash and Cash Equivalents	(70,894)	$1,317,317

Cash and Cash Equivalents, beginning of period	1,317,505	188

Cash and Cash Equivalents, end of period	$1,246,611	$1,317,505

Schedule of Noncash Investing and Financing Transactions:
Distributions declared, payable at year-end	$1,200,561	$-

Forgiveness of loan to shareholder	$11,398	$-

Supplemental Cash Flow Information:
Cash paid for interest	$-	$8,888

See accompanying notes to financial statements and independent auditors’ report.

F-38

AMERICAN PARTNERS INC

NOTES TO FINANCIAL STATEMENTS

For the Period January 1, 2012 to December 3, 2012

and the Year Ended December 31, 2011

1.	Nature of Operations

American Partners Inc (the Corporation) is a Rhode Island S Corporation that provides specialized recruiting services to clients looking for business intelligence and enterprise performance management professionals in the Hyperion, Oracle Business Intelligence, Peoplesoft and SAP markets.

2.	Summary of Significant Accounting Policies

This summary of significant accounting policies of the Corporation is presented to assist the reader in understanding the Corporation’s financial statements. The financial statements and notes are representations of the Corporation’s management, who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Basis of Presentation

The Corporation prepares its financial statements on the accrual basis of accounting. The Corporation has a December 31 year-end; however, these financial statements are prepared for the eleven-month period ended December 3, 2012 in connection with the transaction described in Note 9.

Revenue Recognition

The Corporation has two primary forms of revenue: recruitment related and permanent placement related. Revenues are recognized upon the rendering of these services. The majority of revenues are generated by the recruitment business, where billings are generally negotiated and invoiced on a per-hour basis. Accordingly, as contingent workers are placed, revenue is recorded based on hours worked. Permanent placement revenues are recorded as a one-time fee when placements are made.

Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable and accounts payable. The carrying value of these instruments approximates their fair value.

Cash and Cash Equivalents

Cash and cash equivalents include investments in highly liquid debt instruments with an original maturity date of three months or less.

Accounts Receivable

Accounts receivable are carried at anticipated net realizable value. Doubtful accounts are provided for on the basis of anticipated collection losses. The estimated losses are determined from historical collection experience and a review of outstanding accounts receivable. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. As of December 3, 2012 and December 31, 2011, no allowance for doubtful accounts was considered necessary.

The Corporation does not accrue interest on these receivables. A receivable is considered past due if payments have not been received by the Corporation for 30 days. At that time, the Corporation will reevaluate the receivable and determine the appropriate course of action for collection.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for repairs and maintenance are expensed as incurred. Renewals and betterments that materially extend the life of the assets are capitalized. Depreciation is computed on the modified accelerated cost recovery methods over the estimated useful lives of the related assets which range from five to seven years.

F-39

AMERICAN PARTNERS INC

NOTES TO FINANCIAL STATEMENTS

For the Period January 1, 2012 to December 3, 2012

and the Year Ended December 31, 2011

Advertising

Advertising costs are expensed as incurred. Advertising expense for the period January 1, 2012 to December 3, 2012 and the year ended December 31, 2011, was approximately $10,400 and $10,500, respectively.

Income Taxes

The Corporation, with the consent of its stockholders, elected to have its income taxed under the provisions of Subchapter S of the Internal Revenue Code. Subchapter S provides that the individual stockholders be taxed on their proportionate share of the Corporation’s taxable income in lieu of the Corporation paying income taxes. Therefore, no provision or liability for income taxes is reflected in these financial statements. The Corporation’s income tax returns for 2009, 2010, and 2011 are subject to examination by the Internal Revenue Service, generally for three years after they were filed.

Concentrations of Credit Risk

Financial instruments that potentially subject the Corporation to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

The Corporation maintains its operating accounts in one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to specified limits. From time to time, the Corporation had bank balances in excess of federally insured limits.

For the period January 1, 2012 to December 3, 2012, no customer concentrations were present. For the year ended December 31, 2011, two customers represented 27% of the Corporation’s revenue. At December 31, 2011, three customers accounted for 37% of the Corporation’s accounts receivable balance.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

3.	Property and Equipment

Property and equipment consisted of the following:

	2012	2011
Furniture and fixtures	$23,949	$21,195
Equipment	17,331	17,331
Leasehold improvements	12,450	12,450

Total property and equipment	$53,730	$50,976

4.	Long-term Debt

On January 29, 2008, the Corporation entered into a promissory note in the amount of $250,000 with interest payable at 8%. Interest and principal payments were due monthly commencing on February 29, 2008 through January 29, 2013. The note was secured by substantially all of the assets of the Corporation and was personally guaranteed by an owner of the Corporation. On August 5, 2011, the Corporation paid the outstanding balance of the loan.

F-40

AMERICAN PARTNERS INC

NOTES TO FINANCIAL STATEMENTS

For the Period January 1, 2012 to December 3, 2012

and the Year Ended December 31, 2011

5.	Line of Credit

The Corporation has a revolving line of credit with a bank which permits maximum borrowings up to the lower of $1,000,000 or the aggregate sum of 80% of eligible accounts receivable. The line of credit requires interest on borrowings at the bank’s prime rate (3.25% at December 3, 2012 and December 31, 2011, respectively) plus 2.00%. Advances on the credit line are payable upon demand and are secured by substantially all assets of the Corporation and the personal guaranty of one of the stockholders. The line of credit matured on December 4, 2012.

At December 3, 2012 and December 31, 2011, there was no outstanding balance on the line of credit.

In conjunction with the line of credit agreement, the Corporation had agreed to certain financial, transactional and conditional debt covenants. Management believes that the Corporation was in compliance with all covenants at December 3, 2012 and December 31, 2011.

6.	Retirement Plan

The Corporation maintains a 401 (k) profit sharing plan (the Plan), which covers all employees that have met the Plan’s eligibility requirement after having completed six months of service. The Corporation’s contributions to the Plan are at the discretion of senior management. Contributions of approximately $34,000 and $16,500 were made to the Plan for the period January 1, 2012 to December 3, 2012 and the year ended December 31, 2011, respectively.

7.	Commitments and Contingencies

The Corporation has the following commitments and contingencies:

Operating Lease Commitments

The Corporation leases office space in Pawtucket, Rhode Island under a non-cancelable operating lease which expires in February, 2014. The monthly lease payments are approximately $3,800 plus a monthly CAM fee of $130. The Corporation is responsible for paying insurance, utilities and maintenance on the office space. Total rent expense for the period January 1, 2012 to December 3, 2012 and the year ended December 31, 2011 was approximately $43,000 and $38,600, respectively.

Approximate aggregate future minimum lease payments under this operating lease are as follows:

Year Ending	Amount

December 31, 2012	$3,900
December 31, 2013	48,100
December 31, 2014	8,100

Total	$60,100

Employment Agreements

The Corporation has non-competition employment agreements with each member of management, including two of its stockholders, that expire twelve months after termination. The agreements specify that the employees hold their respective positions through termination. These agreements provide for a base salary level, as well as commissions based on personal billings, profitability of their respective teams and quarterly Corporation bonuses at l/5th of 25% of corporate gross profit while maintaining a targeted level of EBIT.

F-41

AMERICAN PARTNERS INC

NOTES TO FINANCIAL STATEMENTS

For the Period January 1, 2012 to December 3, 2012

and the Year Ended December 31, 2011

8.	Related Party Transactions

During 2011, the Corporation advanced funds of $61,398 to various stockholders. The short term loans were non-interest bearing; $50,000 of these loans was repaid during the period January 1, 2012 to December 3, 2012. The remaining balance of $11,398 was not repaid and was treated as a stockholder distribution on December 3, 2012.

9.	Subsequent Events

On December 3, 2012, BG Staffing, LLC acquired substantially all of the assets of American Partners, Inc. (API) for cash consideration of $10,500,000, deferred payments of $2,000,000, issuance of equity of $500,000 and contingent consideration of $1,500,000 based on the performance of API for the two years following the date of acquisition. The purchase agreement contains a provision for a “true up” of acquired working capital 120 days after the closing date.

Management has evaluated subsequent events through February 11, 2013, which is the date these financial statements were available to be issued.

F-42

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

InStaff Holding Corporation

We have audited the accompanying consolidated financial statements of InStaff Holding Corporation (the Company), which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of InStaff Holding Corporation as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ WEAVER AND TIDWELL, L.L.P.

Dallas, Texas

February 15, 2013

F-43

INSTAFF HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2012 AND 2011

	2012	2011

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$300,701	$1,177
Accounts receivable, net of allowance of $153,293 and $155,086, respectively	5,651,739	5,597,329
Deferred income taxes	88,880	95,124
Prepaid expenses	27,287	41,422
Prepaid workers’ compensation expense	1,773,604	1,446,359

Total current assets	7,842,211	7,181,411

Furniture, fixtures, and leasehold improvements, net	169,248	134,807
Goodwill	6,875,087	6,875,087
Other assets	56,305	47,635

TOTAL ASSETS	$14,942,851	$14,238,940

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Outstanding checks payable	$-	$257,460
Accounts payable	90,040	95,693
Accrued expenses	1,546,161	1,544,471
Deferred revenue	-	13,088
Line-of-credit	3,264,048	3,265,769

Total current liabilities	4,900,249	5,176,481

Note payable	562,500	750,000
Deferred income taxes	1,750,833	1,368,657
	7,213,582	7,295,138
Stockholders’ equity
Series A Preferred stock, no par value	-	-
Common stock, no par value	-	-
Additional paid-in capital	4,956,067	4,956,067
Retained earnings	2,818,966	2,033,499
Notes receivable from stockholders	(20,817)	(20,817)
	7,754,216	6,968,749
Treasury stock, at cost	(24,947)	(24,947)

Total stockholders’ equity	7,729,269	6,943,802

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,942,851	$14,238,940

The Notes to Consolidated Financial Statements are an integral part of these statements.

F-44

INSTAFF HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
REVENUES
Temporary placements	$53,353,390	$53,391,100
Direct hire fees	128,311	191,252

	53,481,691	53,582,351

COST AND EXPENSES
Cost of sales	45,922,008	45,857,396
Operating expenses	5,784,896	6,676,241

	51,706,904	52,533,637

Operating income	1,774,787	1,048,714

OTHER EXPENSE
Interest expense	201,357	232,415
Management fees	240,000	240,000

	441,357	472,415

Income before income taxes	1,333,430	576,299

Income tax expense	547,963	271,590

NET INCOME	$785,467	$304,709

The Notes to Consolidated Financial Statements are an integral part of these statements.

F-45

INSTAFF HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2012 AND 2011

	Additional Paid-in Capital	Retained Earnings	Notes Receivable From Stockholders	Treasury Stock	Total
Balance, December 31, 2010	$4,956,067	$1,728,790	$(28,144)	$-	$6,656,713

Treasury stock purchase	-	-	7,327	(24,947)	(17,620)
Net income	-	304,709	-	-	304,709

Balance, December 31, 2011	4,956,067	2,033,499	(20,817)	(24,947)	6,943,802

Net income	-	785,467	-	-	785,467

Balance, December 31, 2012	$4,956,067	$2,818,966	$(20,817)	$(24,947)	$7,729,269

The Notes to Consolidated Financial Statements are an integral part of these statements.

F-46

INSTAFF HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$785,467	$304,709
Adjustments to reconcile net income to
net cash provided by operating activities
Depreciation and amortization	82,863	75,011
Deferred income taxes	388,420	200,226
Change in operating assets and liabilities
Accounts receivable	(54,410)	(564,883)
Refundable income taxes	-	112,305
Prepaid expenses	14,135	50,547
Prepaid workers’ compensation expense	(327,245)	(209,829)
Other assets	(8,670)	11,379
Accounts payable	(5,653)	(44,507)
Accrued expenses	1,690	105,884
Deferred revenue	(13,088)	13,088

Net cash provided by operating activities	863,509	53,930

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of furniture, fixtures, and leasehold improvements	(117,304)	(51,902)

Net cash used in investing activities	(117,304)	(51,902)

CASH FLOWS FROM FINANCING ACTIVITIES
Outstanding checks payable	(257,460)	206,739
Proceeds from line-of-credit	22,607,055	19,304,360
Payments on line-of-credit	(22,608,776)	(19,495,305)
Payment on note payable - related party	(187,500)	-
Purchase of treasury stock	-	(17,620)

Net cash used financing activities	(446,681)	(1,826)

CHANGE IN CASH AND CASH EQUIVALENTS	299,524	202

CASH AND CASH EQUIVALENTS, beginning of year	1,177	975

CASH AND CASH EQUIVALENTS, end of year	$300,701	$1,177

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$201,357	$232,415

Income tax paid	$164,663	$111,820

The Notes to Consolidated Financial Statements are an integral part of these statements.

F-47

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

InStaff Holding Corporation (the Company) is a Texas Corporation incorporated on August 3, 2000 in the state of Texas, for the purpose of acquiring and operating the net assets of personnel staffing businesses. These businesses provide temporary and permanent placement services in the manufacturing and assembly, clerical and professional fields to customers located primarily in Texas, Mississippi, and Tennessee.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Accounts Receivable and Concentrations of Credit Risk

The Company extends credit to customers, which results in accounts receivable arising from its normal business activities. The Company does not require collateral from its customers. Accounts receivable are carried at original invoice amount less an allowance for doubtful accounts based on a review of all outstanding amounts on a frequent basis. The allowance is provided for known and anticipated credit losses, as determined by management, as a result of evaluating individual customer receivables. This evaluation takes into consideration a customer’s financial condition and credit history, as well as current economic conditions. Accounts receivable are written off when deemed uncollectible. Recovery of accounts receivable previously written off are recorded when received.

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant risk related to deposits in excess of federally insured limits.

F-48

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Revenue Recognition

The Company earns revenue from providing temporary and permanent personnel placements. Temporary placement revenue is recognized as services are provided to customers. Direct hire fees are earned from permanent placement services and are recognized as the service is rendered.

The Company’s revenues consist of direct payroll costs and service fees paid by its clients under its administrative services agreements. In consideration for payment of such service fees, the Company generally pays the following direct employment costs associated with the worksite employees: salaries and wages, employment related taxes, employee benefit plan premiums and workers’ compensation insurance premiums.

The Company accounts for service fees and the related direct employment costs using the accrual method. Under the accrual method, service fees related to worksite employees with earned but unpaid salaries and wages at the end of each period are recognized as unbilled receivables and the related direct payroll costs for such salaries and wages are accrued as a liability during the period in which salaries and wages are earned by the worksite employees. Subsequent to the end of each period, such salaries and wages are paid and the related service fees are billed.

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 605-45 Principal Agent Considerations addresses the reporting of revenue gross as a principal versus net as an agent. The Company is deemed to be a principal in its personnel management services because it is at risk for the payment of direct costs, whether or not its clients pay on a timely basis or at all, and because the Company assumes a significant amount of other risks and liabilities as a co-employer of its worksite employees. As a result, the Company records the full amount of its comprehensive service fees, including the portion that represents gross pay of worksite employees, as revenue in accordance with the FASB ASC guidelines.

Furniture, Fixtures, and Leasehold Improvements

Furniture, fixtures, and leasehold improvements are recorded at cost. The cost of assets acquired through acquisitions is based on the estimated fair value of assets acquired. Expenditures for maintenance and repairs that do not materially prolong the useful lives of the assets are charged to expense. Depreciation is computed on a straight-line basis over the assets’ estimated useful lives. Leasehold improvements are amortized over the lesser of the non-cancelable lease term or the life of improvements. The estimated lives of furniture, fixtures, and leasehold improvements are approximately 3 to 7 years. Upon sale or retirement of depreciable assets, the related cost and accumulated depreciation or amortization is removed from the accounts and any gain or loss is recognized.

F-49

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Goodwill

Goodwill represents the excess purchase price over the fair value of the net assets of acquired businesses. The Company periodically evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill warrants revision or that the remaining balance of goodwill may not be recoverable. If such events or circumstances have occurred, an impairment of the asset is recognized when estimated undiscounted future cash flows generated by the affected subsidiaries are determined to be insufficient to recover the intangible asset. The amount of impairment, if any, is measured based on estimated discounted cash flows using a discount rate based on the Company’s average cost of funds. Management determined there was no impairment adjustment necessary during the years ended December 31, 2012 and 2011.

Workers’ Compensation Reserve

The Company is insured under a workers’ compensation program for corporate and worksite employees with per occurrence deductible amounts of $400,000. Workers’ compensation costs at December 31, 2012 and 2011 include an estimate of claims incurred but not yet paid of $352,397 and $109,515. Management has determined that this meets the criteria under ASC 210-20-45-1 Right of Setoff Criteria, and has recorded prepaid workers’ compensation expense net of this amount.

The reserve for unpaid workers’ compensation losses has been estimated based upon claims outstanding, including an estimate of incurred but not yet paid claims at the end of the year. These estimates are subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management believes that the reserves for losses are adequate. However, it is at least reasonably possible that a change in the estimates could occur in the near term. The estimates are continually reviewed and adjusted as necessary. As experience develops or new information becomes known, such adjustments will be included in current operations.

In addition, management periodically reviews outstanding claims for those that it believes to be fraudulent or those for which the Company will most likely not be liable. In such circumstances, the Company estimates a range of probable loss exposure and provides a reserve for the more likely amount in the range. If no amount within the range is more likely than any other, the Company provides for the minimum amount in the range.

Treasury Stock

The Company accounts for treasury stock using the cost method, which defers recognition of gain/loss on treasury stock until the stock has ultimately been sold or retired. Amounts recorded in treasury stock represent the cost to the Company to repurchase the outstanding shares.

F-50

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Share-based Compensation

The Company has adopted a share-based employee compensation plan (the Plan), which provides for the grant of stock options to employees of the Company, with vesting periods determinable by the Board of Directors at the grant date. At December 31, 2012 and 2011, approximately 641,000 shares of Common stock remained available for grant. No options were outstanding at December 31, 2012 or 2011.

Advertising Costs

The Company expenses advertising costs as they are incurred. Advertising expenses were approximately $35,000 and $38,000 for the years ended December 31, 2012 and 2011, respectively.

Income Taxes

The Company is a C corporation and is accounting for its income taxes in accordance with current accounting standards, which require the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when it is more likely than not that the deferred tax assets may not be realized.

The Company recognizes in its financial statements the financial effect of a tax position, if that position is more likely than not to not be sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position. Tax positions taken related to state and federal income taxes have been reviewed, and management is of the opinion that material positions taken by the Company would more likely than not be sustained by examination. Accordingly, the Company has not recorded an income tax liability for uncertain tax positions. As of December 31, 2012, the Company’s tax years 2009 to 2011 remain subject to examination for federal and state tax.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates are used when accounting for reserves for workers’ compensation insurance, the allowance for doubtful accounts, and impairment of long-lived assets. The Company evaluates and updates its assumptions and estimates on an ongoing basis. Actual results could vary from such estimates.

F-51

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Subsequent Events

The Company has evaluated for recognition and disclosure all events or transactions that occurred after December 31, 2012 through February 15, 2013, the date these financial statements were available to be issued.

NOTE 2. ACCOUNTS RECEIVABLE

The Company recorded approximately $300 and $399,000 in additions, net of recoveries, to its allowance for doubtful accounts for the years ended December 31, 2012 and 2011, respectively. The Company wrote off approximately $2,000 and $357,000 of accounts receivable against its allowance for doubtful accounts during the years ended December 31, 2012 and 2011, respectively.

NOTE 3. FURNITURE, FIXTURES, AND LEASEHOLD IMPROVEMENTS

Furniture, fixtures, and leasehold improvements consisted of the following at December 31:

	2012	2011
Furniture and fixtures	$641,979	$639,536
Leasehold improvements	77,660	113,863
	719,639	753,399
Less accumulated depreciation and amortization	550,391	618,592
	$169,248	$134,807

Depreciation and amortization expense were $82,863 and $75,011 for the years ended December 31, 2012 and 2011, respectively.

F-52

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. ACCRUED EXPENSES

Accrued expenses consisted of the following at December 31:

	2012	2011
Accrued compensation	$537,804	$391,153
Payroll taxes	483,771	356,625
Unclaimed wages	10,573	10,873
Unclaimed property	1,356	7,558
Accrued management fees (related party)	440,000	400,000
Accrued state taxes	29,372	79,035
Accrued interest	8,475	25,990
Other accrued expenses	34,810	273,237

	1,546,161	1,544,471

NOTE 5. LINE-OF-CREDIT

The Company has a credit agreement (Credit Agreement) with a financial institution that provides for a $4,000,000 revolving line-of-credit (LOC) maturing June 1, 2013, as amended in June 19, 2012. Interest is payable monthly on the outstanding balance of the LOC at an interest rate equal to the one month LIBOR rate plus 2.5% or the prime rate, 3.25% at December 31, 2012 and 2011. At December 31, 2012 and 2011, the Company had outstanding borrowings of $3,264,048 and $3,265,769 with amounts available to borrow of $735,952 and $734,231, respectively. The LOC is collateralized by substantially all the assets of the Company. The Credit Agreement requires maintenance of certain financial covenants and other restrictions.

NOTE 6. NOTE PAYABLE – RELATED PARTY

Note payable at December 31, 2012 and 2011 was comprised of a promissory note to a principal stockholder for the original amount of $750,000. The promissory note is subordinated to the prior payment in full of obligations under the Credit Agreement, as defined in the subordination agreement, which as of December 31, 2012 consisted of the LOC. The outstanding principal and accrued interest, shall be due and payable on or before February 17, 2014, or, on demand at any time after the Company satisfactorily fulfills its covenant obligations under the Credit Agreement. Interest on the promissory note accrues at an annual rate of 15%, and will escalate by 2.5% on each succeeding February 17th that the note remains unpaid, but will not exceed the lesser of 22.5% or the statutory legal rate limit and is payable monthly on the first day of the month. At December 31, 2012 and 2011, approximately $8,475 and $26,000, respectively, accrued interest was included in accrued expenses. At December 31, 2012 and 2011, the outstanding balance on the note payable was $750,000 and $562,500, respectively.

F-53

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. INCOME TAXES

The components of the income tax provision (benefit) are as follows for the years ended December 31:

	2012	2011
Current – Federal	$-	$-
Current – State	44,543,00	71,364
Deferred	503,420	200,226

Income tax provision	$547,963	$271,590

The estimated provision for income tax expense differs from the amount calculated by applying the statutory federal income tax rates to income before taxes due to expenses which are non-deductible for federal income tax purposes.

Significant components of the Company’s deferred tax assets and liabilities are as follows as of December 31:

	2012	2011
Deferred tax assets
Allowance for bad debts	$52,594	$53,203
Federal net operating loss carryforward	(935)	136,860
State net operating loss carryforward	16,760	16,760
Other	36,286	41,921
	104,705	248,744
Deferred tax liabilities
Equipment and improvements	(36,766)	(14,511)
Intangible assets	(1,729,892)	(1,507,766)

	(1,766,658)	(1,522,277)

Net deferred tax liabilities	$(1,661,953)	$(1,273,533)

F-54

NOTE 7. INCOME TAXES – CONTINUED

The net deferred tax asset (liability) is classified on the balance sheets at December 31 as follows:

	2012	2011
Current deferred tax asset	$88,880	$95,124
Long-term deferred tax liability	(1,750,833)	(1,368,657)
	$(1,661,953)	$(1,073,307)

If not used, the Company’s net operating losses will ultimately expire in 2019.

NOTE 8. CONCENTRATIONS

For the year ended December 31, 2012 and 2011, one customer and two customers represented approximately 20% and 34%, respectively, of the Company’s annual revenues.

At December 31, 2012 and 2011, approximately 19% and 27%, respectively, of accounts receivable was comprised of amounts due from one customer.

NOTE 9. CAPITAL STOCK

During the year ended December 31, 2011, the Company repurchased 3,564 shares of Common stock outstanding. Consideration for the purchase consisted of forgiveness of a note receivable totaling approximately $7,000, and cash paid totaling approximately $18,000.

As a result of the Company’s reorganization of its capital structure during the year ended December 31, 2010, a majority of its shareholders exchanged their shares of common stock for an equal number of the Company’s Series A Preferred stock. The following schedules summarize the changes in the number of shares of the Company’s capital stock.

	Number of Shares
	2012	2011
Authorized
Series A Preferred Stock, no par value	700,000	700,000
Common stock, no par value	800,000	800,000
Issued
Series A Preferred stock, no par value	629,132	629,132
Common stock, no par value
Outstanding	37,640	37,640
Treasury	3,564	3,564

Total Common stock, no par value	41,204	41,204

F-55

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. CAPITAL STOCK – CONTINUED

The Series A Preferred stockholders have liquidation preferences over the Common stockholders. Subject to the payment in full of the Series A Preferred stock, the remaining assets and funds of the Company will be distributed among the holders of Common and Series A Preferred stock ratably in proportion to the shares of Common stock they hold or have the right to acquire upon conversion of Series A Preferred stock. No dividend may be paid on any shares of Common stock unless a pro rata dividend is paid on the Series A Preferred stock based on the conversion rate. Each share of Series A Preferred stock is convertible to one share of Common stock.

NOTE 10. EMPLOYEE BENEFIT PLAN

The Company has a 401(k) profit sharing plan and trust for the benefit of eligible employees. The Company makes discretionary employer contributions. The Company’s contributions to the 401(k) plan were approximately $539 and $4,000 for the years ended December 31, 2012 and 2011, respectfully.

NOTE 11. RELATED PARTY TRANSACTIONS

The Company pays monthly management fees to a certain stockholder for management and administrative services. Total management fees were $240,000 for each of the years ended December 31, 2012 and 2011. The total management fees payable to the stockholder at December 31, 2012 and 2011, were $400,000 for each of the years, and are included in accrued expenses.

One or more of the Company’s directors own an interest in four and three of the Company’s customers in 2012 and 2011, respectively. During 2012 and 2011, the Company generated revenue totaling approximately $1,734,296 and $1,412,000, respectively, from these customers.

Notes receivable from stockholders included as a reduction of stockholders’ equity represents interest free loans for the purchase of Common stock. The note receivable was forgiven and is included in treasury stock.

During the year ending December 2011, a stockholder of the Company (the Consultant) was engaged to perform and render such consulting services as the Consultant and the Company shall agree from time to time. The agreement contains non-compete provisions, and expired during the year ended December 31, 2011. Included in operating expense are consulting fees paid to the Consultant of $48,000 for the year ended December 31, 2011.

F-56

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. LEASE COMMITMENTS

The Company leases its office facilities and certain office equipment under noncancelable operating leases. Certain facility leases require the payment of property taxes, insurance and other costs. Most of the office leases provide renewal options, and certain equipment leases provide options to purchase the equipment at fair market value.

At December 31, 2012, the minimum future rental payments required under these leases are as follows:

Years Ending December 31,	Amount
2013	$262,988
2014	232,124
2015	194,643
2016	120,620
2017	24,200
Total	$834,575

Rent expense, which includes insurance, taxes, and other costs, was approximately $372,000 and $361,000 for the years ended December 31, 2012 and 2011, respectively.

NOTE 13. LITIGATION

The Company is regularly involved in various claims and legal actions arising in the ordinary course of its business, typically matters relating to various aspects of employment law and workers’ compensation. Management does not believe that the ultimate resolution of these matters will have a material adverse affect on the Company’s consolidated financial position, results of operations, or cash flows.

NOTE 14. PRELIMINARY AGREEMENT FOR SALE OF THE COMPANY

On October 25, 2012, the Company executed a term sheet outlining the general terms for the acquisition of the stock of the Company by another staffing company. Due diligence and negotiations related to the term sheet have not resulted in a definitive purchase date as of the report date.

F-57

INSTAFF HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31 2013	December 31 2012
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	–	$300,701
Accounts receivable, net of allowance of $153,293 and $155,086, respectively	4,032,978	5,651,739
Deferred income taxes	88,710	88,880
Prepaid expenses	26,150	27,287
Prepaid workers’ compensation expense	2,176,174	1,773,604

Total current assets	6,324,012	7,842,211

Furniture, fixtures, and leasehold improvements, net	152,148	169,248
Goodwill	6,875,087	6,875,087
Other assets	51,847	56,305

TOTAL ASSETS	$13,403,093	$14,942,851

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Outstanding checks payable	$32,441	$-
Accounts payable	27,420	90,040
Accrued expenses	1,641,496	1,546,161
Deferred revenue	-	-
Line-of-credit	1,498,702	3,264,048

Total current liabilities	3,200,059	4,900,249

Note payable	468,750	562,500
Deferred income taxes	1,801,663	1,750,833
	5,470,473	7,213,582
Stockholders’ equity
Series A Preferred stock, no par value	-	-
Common stock, no par value	-	-
Additional paid-in capital	4,956,067	4,956,067
Retained earnings	3,022,318	2,818,966
Notes receivable from stockholders	(20,817)	(20,817)
	7,957,568	7,754,216
Treasury stock, at cost	(24,947)	(24,947)

Total stockholders’ equity	7,932,621	7,729,269

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$13,403,093	$14,942,851

The Notes to Consolidated Financial Statements are an integral part of these unaudited statements.

F-58

INSTAFF HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS Ended March 31, 2013 and 2012

	2013	2012
REVENUES
Temporary placements	12,624,463	12,160,313
Direct hire fees	48,918	32,686

	12,673,381	12,192,999

COST AND EXPENSES
Cost of sales	10,862,723	10,572,377
Operating expenses	1,454,852	1,275,576

	12,317,575	11,847,954

Operating income	355,806	345,046

OTHER EXPENSE
Interest expense	42,216	44,679
Management fees	60,000	60,000

	102,216	104,679

Income before income taxes	253,590	240,366

Income tax expense	50,238	103,860

NET INCOME	$203,352	$136,506

The Notes to Consolidated Financial Statements are an integral part of these unaudited statements.

F-59

INSTAFF HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ended March 31, 2013 AND 2012

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$203,352	$136,506
Adjustments to reconcile net income to
net cash provided by operating activities
Depreciation and amortization	21,864	18,340
Deferred income taxes	50,238	43,121
Change in operating assets and liabilities
Accounts receivable	1,618,761	1,363,479
Prepaid expenses	1,137	-
Prepaid workers’ compensation expense	(402,570)	(439,218)
Other assets	4,459	(1,700)
Accounts payable	(62,620)	(42,608)
Accrued expenses	95,335	53,855

Net cash provided by operating activities	1,340,178	1,131,775

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of furniture, fixtures, and leasehold improvements	(4,002)	(16,139)

Net cash used in investing activities	(4,002)	(16,139)

CASH FLOWS FROM FINANCING ACTIVITIES
Outstanding checks payable	32,441	155,555
Proceeds from line-of-credit	6,022,789	4,721,700
Payments on line-of-credit	(7,788,135)	(5,994,068)
Payment on note payable - related party	(93,750)	-

Net cash used financing activities	(1,826,655)	(1,116,813)

CHANGE IN CASH AND CASH EQUIVALENTS	(300,701)	(1,777)

CASH AND CASH EQUIVALENTS, beginning of period	300,701	1,177

CASH AND CASH EQUIVALENTS, end of period	$-	-

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$43,181	52,751

Income tax paid	$19,710	-

The Notes to Consolidated Financial Statements are an integral part of these unaudited statements.

F-60

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

InStaff Holding Corporation (the Company) is a Texas Corporation incorporated on August 3, 2000 in the state of Texas, for the purpose of acquiring and operating the net assets of personnel staffing businesses. These businesses provide temporary and permanent placement services in the manufacturing and assembly, clerical and professional fields to customers located primarily in Texas, Mississippi, and Tennessee.

The accompanying unaudited consolidated financial statements for the three month periods ended March 31, 2013 and 2012 have been prepared by the Company in accordance with generally accepted accounting principles in the United States. The information furnished herein reflects all adjustments (consisting only of normal recurring accruals) that are, in the opinion of management, necessary to present a fair statement of the financial position and operating results of the Company as of and for the respective periods. However, these operating results are not necessarily indicative of the results expected for a full fiscal year. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. However, management of the Company believes, to the best of their knowledge, that the disclosures herein are adequate to make the information presented not misleading. The Company has determined that there were no subsequent events that would require disclosure or adjustments to the accompanying consolidated financial statements through the date the financial statements were issued. The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the fiscal year ended December 31, 2012.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

F-61

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Share-based Compensation

The Company has adopted a share-based employee compensation plan (the Plan), which provides for the grant of stock options to employees of the Company, with vesting periods determinable by the Board of Directors at the grant date. At March 31, 2013 and 2012, approximately 641,000 shares of Common stock remained available for grant. No options were outstanding at March 31, 2013 and 2012.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates are used when accounting for reserves for workers’ compensation insurance, the allowance for doubtful accounts, and impairment of long-lived assets. The Company evaluates and updates its assumptions and estimates on an ongoing basis. Actual results could vary from such estimates.

Subsequent Events

The Company has evaluated for recognition and disclosure all events or transactions through July 29, 2013, the date these financial statements were available to be issued.

F-62

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 2. NOTE PAYABLE – RELATED PARTY

Note payable at March  31, 2013 was comprised of a promissory note to a principal stockholder for the original amount of $750,000. The promissory note is subordinated to the prior payment in full of obligations under the Credit Agreement, as defined in the subordination agreement, which as of March 31, 2013 consisted of the LOC. The outstanding principal and accrued interest, shall be due and payable on or before February 17, 2014, or, on demand at any time after the Company satisfactorily fulfills its covenant obligations under the Credit Agreement. Interest on the promissory note accrues at an annual rate of 15%, and will escalate by 2.5% on each succeeding February 17th that the note remains unpaid, but will not exceed the lesser of 22.5% or the statutory legal rate limit and is payable monthly on the first day of the month. At March 31, 2013 the outstanding balance on the note payable was $468,750.

NOTE 3. CAPITAL STOCK

The following schedules summarize the changes in the number of shares of the Company’s capital stock.

Number of Shares
March 31, 2013
Authorized
Series A Preferred Stock, no par value	700,000
Common stock, no par value	800,000
Issued
Series A Preferred stock, no par value	629,132
Common stock, no par value
Outstanding	37,640
Treasury	3,564

Total Common stock, no par value	41,204

F-63

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 4. EMPLOYEE BENEFIT PLAN

The Company has a 401(k) profit sharing plan and trust for the benefit of eligible employees. The Company makes discretionary employer contributions. The Company’s contributions to the 401(k) plan were approximately $0 and $539 for the periods ended March 31, 2013 and 2012, respectfully.

NOTE 5. RELATED PARTY TRANSACTIONS

The Company pays monthly management fees to a certain stockholder for management and administrative services. Total management fees were $60,000 for each of the periods ended March 31, 2013 and 2012. The total management fees payable to the stockholder at March 31, 2013, were $400,000 at March 31, 2013 and are included in accrued expenses.

One or more of the Company’s directors own an interest in four of the Company’s customers in 2013 and 2012. During the periods ended March 31, 2013 and 2012, the Company generated revenue totaling approximately $330,190 and $400,274, respectively, from these customers.

Notes receivable from stockholders included as a reduction of stockholders’ equity represents interest free loans for the purchase of Common stock. The note receivable was forgiven and is included in treasury stock.

NOTE 6. LITIGATION

The Company is regularly involved in various claims and legal actions arising in the ordinary course of its business, typically matters relating to various aspects of employment law and workers’ compensation. Management does not believe that the ultimate resolution of these matters will have a material adverse affect on the Company’s consolidated financial position, results of operations, or cash flows.

NOTE 7. subsequent event

Effective May 28, 2013 the Company was acquired by LTN Staffing, LLC.

F-64

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

1,268,074 Shares

PROSPECTUS

Common Stock

, 2013

Until ___, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of our common stock:

Registration Fees	$1.50
Accounting Fees and Expenses	$140,000
Legal Fees and Expenses	$230,000
Miscellaneous Fees and Expenses	$30,000
Total	$400,001.50

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. In addition, our director and officer indemnification agreements with each of our directors and officers provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that no indemnitee will be entitled to indemnification in connection with any claim initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of the claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended.

Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

II-1

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

On May 28, 2013, Brookside Mezzanine Fund II, L.P. and Legg Mason SBIC Mezzanine Fund, L.P. purchased senior subordinated notes in the aggregate amount of $6 million to partially finance LTN Staffing, LLC’s acquisition of substantially all of the assets of InStaff Holding Corporation and InStaff Personnel, LLC. In connection therewith, on May 28, 2013, Brookside Mezzanine Fund II, L.P. and Legg Mason SBIC Mezzanine Fund, L.P. each purchased a warrant to purchase up to the number of Class A units of LTN Acquisition, LLC (LTN Staffing, LLC’s direct parent) equal to 2% and 1%, respectively, of the issued and outstanding Class A units on a fully-diluted basis (amounting to 598,765 and 299,337 Class A units, respectively, as of the date of issuance of the warrants). The warrants have an exercise price (subject to adjustment) of $0.01 per unit. $187,105 of the aggregate $4 million purchase price of the senior subordinated note and warrant purchased by Brookside was allocated to the purchase of Brookside’s warrant, $93,552 of the aggregate $2 million purchase price of the senior subordinated note and warrant purchased by Legg Mason was allocated to the purchase of Legg Mason’s warrant. The warrants were issued without registration in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended.

On December 3, 2012, LTN Acquisition, LLC sold 6 million Class A units having an aggregate offering price of $4.5 million in conjunction with the acquisition of API. The Class A units were issued without registration in reliance on Rule 506 under the Securities Act of 1933, as amended. Taglich Brothers, Inc. received as sales commissions $360,000 and 600,000 warrants to purchase Class A units with an exercise price of $0.90 per unit. The Class A units were sold to 80 investors.

On November 21, 2011, LTN Acquisition, LLC sold 8.5 million Class A units having an aggregate offering price of $4.9 million. The Class A units were issued without registration in reliance on Rule 506 under the Securities Act of 1933, as amended. Taglich Brothers, Inc. received $400,000 in sales commissions. The Class A units were sold to 128 investors.

On May 24, 2010, LTN Acquisition, LLC issued in the aggregate principal amount of $2,250,000. The notes were issued without registration in reliance on Rule 506 under the Securities Act of 1933, as amended. Taglich Brothers, Inc. received $180,000 in sales commissions. The notes were issued to approximately 74 investors.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

(b)	See the Index to Consolidated Financial Statements included on page F-1 for a list of the financial statements included in this registration statement. All schedules not identified above have been omitted because they are not required, are inapplicable, or the information is included in the consolidated financial statements or notes contained in this registration statement.

Certain of the agreements included as exhibits to this prospectus contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

The registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

II-2

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

II-3

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas on _____, 2013.

LTN STAFFING, LLC

By:
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and managers of LTN Staffing, LLC, a Delaware limited liability company, do hereby constitute and appoint L. Allen Baker, Jr. and Debra R. Jackson, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

	President, Chief Executive Officer and Manager	, 2013
L. Allen Baker, Jr.	(Principal Executive Officer)

	Chief Financial Officer	, 2013
Debra R. Jackson	(Principal Financial and Accounting Officer)

	Manager	, 2013
Richard L. Baum, Jr.

	Manager	, 2013
Douglas E. Hailey

EXHIBIT INDEX

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated as of May 28, 2013, by and among LTN Staffing, LLC, InStaff Holding Corporation and InStaff Personnel, LLC*
2.2	Asset Purchase Agreement, dated as of December 3, 2012, by and among BG Staffing, LLC, American Partners, Inc., Thomas Leonard, Justin Franks, Ronald Wnek, and LTN Acquisition, LLC*
3.1	Form of Certificate of Incorporation of BG Staffing, Inc. to become effective immediately prior to effectiveness†
3.2	Form of Bylaws of BG Staffing, Inc. to become effective immediately prior to effectiveness†
4.1	Form of Common Stock Certificate†
5.1	Opinion of Fulbright & Jaworski L.L.P.†
8.1	Opinion of Fulbright & Jaworski L.L.P.†
10.1	LTN Acquisition, LLC Ownership Incentive Plan†
10.2	Stock Option Plan†
10.3	Employment Agreement, dated as of April 30, 2009, between LTN Staffing, LLC and L. Allen Baker, Jr.*
10.4	Non-disclosure of Confidential Information, Non-solicitation, Non-interference and Non-competition Agreement, dated as of April 30, 2009, between LTN Staffing, LLC and L. Allen Baker, Jr.*
10.5	Restricted Unit Award Agreement, dated as of May 27, 2009, between LTN Acquisition, LLC and L. Allen Baker, Jr.*
10.6	Employment Agreement, dated as of March 26, 2012, between B G Staff Services Inc. and Debra R. Jackson*
10.7	Restricted Unit Award Agreement, dated as of March 26, 2012, between LTN Acquisition, LLC and Debra R. Jackson†

10.8	Bonus Agreement, dated as of March 26, 2012, between B G Staff Services, Inc. and Debra R. Jackson*

10.9	Employment Agreement, dated as of December 3, 2012, between B G Staff Services, Inc. and Thomas Leonard*

10.10	Employment Agreement, dated as of May 28, 2013, between B G Staff Services, Inc. Beth Garvey*

10.11	Form of Indemnity Agreement between BG Staffing, Inc. and each of its directors and executive officers†

10.12	Loan and Security Agreement, dated as of May 24, 2010, by and among LTN Staffing, LLC, BG Staffing, LLC, BG Personnel Services, LP, BG Personnel, LP, and B G Staff Services Inc., and Fifth Third Bank*

10.13	First Amendment to Loan and Security Agreement and Other Loan Documents, dated as of December 13, 2010, by and among LTN Staffing, LLC, BG Staffing, LLC, BG Personnel Services, LP, BG Personnel, LP, and B G Staff Services Inc., and Fifth Third Bank*

10.14	Second Amendment to Loan and Security Agreement and Other Loan Documents, dated as of June 15, 2011, by and among LTN Staffing, LLC, BG Staffing, LLC, BG Personnel Services, LP, BG Personnel, LP, and B G Staff Services Inc., and Fifth Third Bank*

10.15	Third Amendment to Loan and Security Agreement and Other Loan Documents, dated as of October 1, 2011, by and among LTN Staffing, LLC, BG Staffing, LLC, BG Personnel Services, LP, BG Personnel, LP, and B G Staff Services Inc., and Fifth Third Bank*

10.16	Fourth Amendment to Loan and Security Agreement and Other Loan Documents, dated as of November 21, 2011, by and among LTN Staffing, LLC, BG Staffing, LLC, BG Personnel Services, LP, BG Personnel, LP, and B G Staff Services Inc., and Fifth Third Bank*

10.17	Fifth Amendment to Loan and Security Agreement and Other Loan Documents, dated as of April __, 2012, by and among LTN Staffing, LLC, BG Staffing, LLC, BG Personnel Services, LP, BG Personnel, LP, and B G Staff Services Inc., and Fifth Third Bank*

10.18	Sixth Amendment to Loan and Security Agreement and Other Loan Documents, dated as of December 3, 2012, by and among LTN Staffing, LLC, BG Staffing, LLC, BG Personnel Services, LP, BG Personnel, LP, and B G Staff Services Inc., and Fifth Third Bank*

10.19	Seventh Amendment to Loan and Security Agreement and Other Loan Documents, dated as of May 28, 2013, by and among LTN Staffing, LLC, BG Staffing, LLC, BG Personnel Services, LP, BG Personnel, LP, and B G Staff Services Inc., and Fifth Third Bank*

10.20	Sixth Amended and Restated Revolving Note, dated as of May 28, 2013, made by LTN Staffing, LLC, BG Staffing, LLC, BG Personnel Services, LP, BG Personnel, LP, and B G Staff Services Inc. in favor of Fifth Third Bank*

10.21	Fourth Amended and Restated Term Note, dated as of December 3, 2012, made by LTN Staffing, LLC, BG Staffing, LLC, BG Personnel Services, LP, BG Personnel, LP, and B G Staff Services Inc. in favor of Fifth Third Bank *

10.22	Capital Contribution Agreement, dated as of May 28, 2013, among Fifth Third Bank, Taglich Private Equity, LLC, LTN Staffing, LLC and certain subsidiaries of LTN Staffing, LLC*

10.23	Capital Contribution Agreement, dated as of December 3, 2012, among Fifth Third Bank Taglich Private Equity, LLC, LTN staffing, LLC and certain subsidiaries of LTN staffing, LLC*

10.24	Capital Contribution Agreement, dated as of May 28, 2013, among Legg Mason SBIC Mezzanine Fund, L.P., Brookside Pecks Capital Partners, L.P., Brookside Mezzanine Fund II, L.P., Taglich Private Equity, LLC, LTN staffing, LLC and certain subsidiaries of LTN staffing, LLC*

10.25	Amended and Restated Securities Purchase Agreement, dated as of May 28, 2013, among LTN Acquisition, LLC, LTN Staffing, LLC, BG Staffing, LLC, BG Personnel Services, LP, BG Personnel, LP, and B G Staff Services Inc., and Legg Mason SBIC Mezzanine, L.P., Brookside Pecks Capital Partners, L.P. and Brookside Mezzanine Fund II, L.P.*

10.26	2013 Amended and Restated Senior Subordinated Note, dated as of May 28, 2013 made by LTN Staffing, LLC, BG Staffing, LLC, BG Personnel Services, LP, BG Personnel, LP, and B G Staff Services Inc. in favor of Legg Mason SBIC Mezzanine, L.P.*

10.27	2013 Amended and Restated Senior Subordinated Note, dated as of May 28, 2013 made by LTN Staffing, LLC, BG Staffing, LLC, BG Personnel Services, LP, BG Personnel, LP, and B G Staff Services Inc. in favor of Brookside Pecks Capital Partners, L.P.*

10.28	14% Senior Subordinated Note, dated as of May 28, 2013, made by LTN Staffing, LLC, BG Staffing, LLC, BG Personnel Services, LP, BG Personnel, LP, and B G Staff Services Inc. in favor of Legg Mason SBIC Mezzanine, L.P.*

10.29	14% Senior Subordinated Note, dated as of May 28, 2013, made by LTN Staffing, LLC, BG Staffing, LLC, BG Personnel Services, LP, BG Personnel, LP, and B G Staff Services Inc. in favor of Brookside Mezzanine Fund II, L.P.*

10.30	Warrant to Purchase Membership Units of LTN Acquisition, LLC, dated May 28, 2013, by LTN Acquisition in favor of Brookside Mezzanine Fund II, L.P.*

10.31	Warrant to Purchase Membership Units of LTN Acquisition, LLC, dated May 28, 2013, by LTN Acquisition in favor of Legg Mason SBIC Mezzanine Fund, L.P.*

21.1	List of Subsidiaries of the Registrant*
23.1	Consent of Grant Thornton LLP*
23.2	Consent of Weaver & Tidwell, L.L.P.*
23.3	Consent of Kahn, Litwin, Renza & Co., Ltd.*
23.4	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)†
23.5	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 8.1)†
24.1	Power of Attorney (included on the signature page of this Registration Statement)*

*	Filed herewith.

†	To be filed as an exhibit to a pre-effective amendment to this registration statement.

Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

LTN STAFFING, LLC (d/b/a BG Staffing),

as Buyer,

INSTAFF HOLDING CORPORATION AND INSTAFF PERSONNEL, LLC,

together, as the Sellers,

and, solely for the purposes set forth therein, North Texas Opportunity Fund, L.P., Randy Burkhart, Beth Garvey, Arthur Hollingsworth and John Lewis,

collectively, as the Selling Persons

-i-

(continued)

-ii-

(continued)

-iii-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of May 28, 2013, is made and entered into by and among LTN Staffing, LLC (d/b/a BG Staffing), a Delaware limited liability company (“Buyer”), InStaff Holding Corporation, a Texas corporation (“InStaff Holding”), and InStaff Personnel, LLC, a Texas limited liability company and a wholly-owned subsidiary of InStaff Holding (“InStaff Personnel” and together with InStaff Holding, the “Sellers”), and solely for the purposes stated herein, North Texas Opportunity Fund, L.P., a Texas limited partnership (“NTOF”), Randy Burkhart, an individual resident of the State of Texas, Beth Garvey, an individual resident of the State of Texas, Arthur W. Hollingsworth, an individual resident of the State of Texas, and John Lewis, an individual resident of the State of Texas (collectively, the “Selling Persons”). An index of defined terms is included in Section 7.12.

WHEREAS, the business of the Sellers is to provide employment and temporary staffing services to light industrial customers (such business, the “Business”);

WHEREAS, the Sellers desire to sell certain of the assets that are used in connection with the Business, and Buyer desires to purchase such assets from the Sellers, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Selling Persons will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and as a condition and inducement to Buyer’s execution and delivery hereof, Buyer has required that the Selling Persons agree to the noncompetition and nonsolicitation provisions set forth in Article VI.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
Purchase of Assets

1.1           Purchase of Assets. Pursuant to the terms and subject to the conditions set forth herein, at the Closing, the Sellers shall sell, transfer, assign and deliver the Assets to Buyer, and Buyer shall purchase and take the Assets from the Sellers. Subject to the provisions of Section 1.2, the “Assets” means certain tangible and intangible assets used in, generated by or associated with the Business, and specifically includes:

(a)          all fixed assets of the Sellers, including all personal property, office equipment, computers, phone systems, computer equipment, furniture, fixtures and leasehold improvements;

(b)          all Intellectual Property of the Sellers with respect to the Business, including the Intellectual Property listed on Schedule 2.16;

(c)          the current assets of the Sellers, which are reflected on Schedule 1.7(a), including the Acquired Accounts Receivable, or which otherwise have been used for purposes of calculating the Adjusted Net Working Capital (collectively, the “Acquired Current Assets”), but excluding the Excluded Accounts Receivable, the Sellers’ cash and the other items specifically listed as excluded from the target net working capital calculation on Schedule 1.7(a) (collectively, the “Excluded Current Assets”);

(d)          all right, title and interest under each of the Customer Contracts, which are listed on Schedule 1.1(d);

(e)          all right, title and interest under each of the Temporary Personnel Contracts, which are listed on Schedule 1.1(e);

(f)          all right, title and interest under each of the other Contracts listed on Schedule 1.1(f) (collectively, the Contracts listed on Schedules 1.1(d), 1.1(e) and 1.1(f), the “Assumed Contracts”);

(g)          all goodwill related to the Business;

(h)          all right, title and interest in the Sellers’ trade name “InStaff” and any derivations thereof;

(i)          all Permits used in connection with the Business, including the Permits listed on Schedule 2.11;

(j)          all of the shares of common stock and preferred stock of Temporary Services Insurance Ltd. (“TSIL”) that are owned by the Sellers;

(k)          all cash and cash equivalents deposited by Sellers with JPMorgan Chase Bank, N.A. pursuant to and in accordance with the Payment Card Issuance Agreement between InStaff Personnel and JPMorgan Chase Bank, N.A. (such amounts, collectively, the “JPM Payment Card Cash”); and

(l)          all Records and data used by the Sellers in connection with the Business, including customer lists and Records, resumes, temporary personnel lists and Records, billable staffing contractor lists and Records, referral sources, research and development reports and Records, payroll and billing reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, personnel Records and Records relating to Staff Employees and Temporary Personnel, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records.

1.2           Excluded Assets. Notwithstanding the provisions of Section 1.1, it is hereby expressly acknowledged and agreed that the Assets shall not include (a) any interest in any Real Property, other than the Sellers’ interest as tenant under the lease agreements for the InStaff Offices pursuant to and in accordance with the Lease Assignments, (b) any Employee Benefit Plan (and any asset of any Employee Benefit Plan), and (c) the Excluded Current Assets, including the Excluded Accounts Receivable and the Sellers’ cash (other than the JPM Payment Card Cash which is being acquired by Buyer pursuant to Section 1.1(k)) (collectively, the assets specifically excluded pursuant to this Section 1.2, the “Excluded Assets”).

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1.3           Assumed Liabilities. At the Closing, Buyer will only assume (i) the current liabilities of the Sellers, which are specifically reflected on Schedule 1.7(a), or which otherwise have been specifically used for purposes of calculating the Adjusted Net Working Capital (collectively, the “Acquired Current Liabilities”), but excluding Indebtedness, the Sellers’ accrued monitoring fees, and the other items listed as excluded from the target net working capital calculation on Schedule 1.7(a) (collectively, the “Excluded Current Liabilities”); (ii) the Sellers’ future performance obligations relating to the operation of the Business after the Closing under the Sellers’ TSIL workers’ compensation insurance program; (iii) the Sellers’ future performance obligations relating to the operation of the Business after the Closing under the Assumed Contracts and any Liabilities arising under such Assumed Contracts with respect to any breaches of such Contracts occurring after the Closing or any damages to third Persons resulting from acts, omissions or events occurring after the Closing; and (iv) Transfer Taxes and Property Taxes as provided in Section 4.6 and Section 4.7, respectively; provided, however, that Buyer shall not assume any Liabilities under the Assumed Contracts with respect to any breaches of the Assumed Contracts occurring on or before the Closing or any damages to third Persons resulting from acts, events or omissions occurring on or before the Closing, in either case, whether or not known by the Sellers as of the Closing (collectively, the Liabilities specifically assumed pursuant to this Section 1.3, the “Assumed Liabilities”).

1.4           Excluded Liabilities. It is understood and agreed that, other than the Assumed Liabilities specifically set forth in Section 1.3, Buyer is not assuming, and the Sellers shall retain, any and all Liabilities of the Sellers, including the following Liabilities (collectively, the “Excluded Liabilities”): (a) Excluded Current Liabilities, including the Sellers’ accrued monitoring fees and the other items listed as excluded from the target net working capital calculation on Schedule 1.7(a); (b) Liabilities in respect of any of the Assets (other than the Assumed Contracts) or the Excluded Assets; (c) Liabilities relating to Litigation; (d) Liabilities relating to Indebtedness; (e) Liabilities relating to loans or payables to the Selling Persons or any Liabilities of the Selling Persons; (f) except for Taxes included as an Assumed Liability and Transfer Taxes and Property Taxes as provided in Section 4.6 and Section 4.7, respectively, Liabilities (i) relating to Taxes of the Sellers for any taxable period, whether before or after the Closing Date; (ii) relating to Taxes of the Sellers or of the Selling Persons arising out of or resulting from the use, ownership or operation of the Assets or the Business by the Sellers prior to the Closing Date or the consummation of the transactions contemplated by this Agreement; (iii) of the Sellers or the Selling Persons for unpaid Taxes of any Person as a successor or transferor (other than Buyer) or under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law); or (iv) of the Sellers due or payable pursuant to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement with respect to Taxes; (g) Liabilities related to the Sellers’ or any Selling Person’s transaction fees and expenses contemplated in Section 4.4 or otherwise; (h) Liabilities related to any Employee Benefit Plan; (i) Liabilities related to any Real Property, except for Liabilities specifically assumed pursuant to and in accordance with the Lease Assignments; (j) Liabilities relating to any current or former Staff Employee or Temporary Personnel or current or former group of Staff Employees or Temporary Personnel, except as otherwise set forth in this Agreement; (k) undisclosed Liabilities; and (l) any other Liability that is not an Assumed Liability.

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1.5           Consideration. Buyer is assuming the Assumed Liabilities and agrees to pay the Sellers an aggregate of $9,000,000, subject to adjustment as provided in Section 1.7 (the “Purchase Price”), of which the parties agree that $8,500,000 will constitute consideration for the acquisition of the Assets from the Sellers and $500,000 will constitute consideration for the Sellers and the Selling Persons entering into the agreements and covenants set forth herein, including Article VI. The Purchase Price shall be paid at Closing as follows: (i) subject to adjustment pursuant to Section 4.7(c), $7,750,000 shall be paid to InStaff Holding by wire transfer of immediately available funds to the account(s) specified in Schedule 1.5, (ii) $250,000 shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and will be held and distributed in accordance with the terms of the Escrow Agreement to satisfy any adjustments to the Purchase Price in favor of Buyer pursuant to Section 1.7; (iii) $700,000 shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and will be held and distributed in accordance with the terms of the Escrow Agreement as a source of payment for (1) Liabilities relating to that certain Federal Tax Lien on the assets of InStaff Personnel WC LLC as filed with the Texas Secretary of State on August 29, 2011 (File No. 11-0025342583) and as filed with the County Clerk of Collin County Texas on August 26, 2011 (File No. 20110826000906540), (2) Liabilities relating to Tennessee business taxes with respect to the operation of the Business prior to the Closing Date, and (3) any Tax Losses and (iv) $300,000 shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held and distributed in accordance with the terms of the Escrow Agreement as source of payment for the amount of Taxes, if any, necessary to be paid to the Governmental Authorities of Texas and New Mexico to obtain the issuance of the Texas & New Mexico Tax Clearance Certificates.

1.6           Earn-Out.

(a)          With respect to the period of time beginning on (and including) the Closing Date and ending on (and including) May 25, 2014 (such period of time, “Year One”), the Sellers will collectively be entitled to the following amount (if any) based upon the Gross Profit for Year One (any such payment, an “Earn-Out Payment”):

(i)          if the Gross Profit for Year One is less than $6,708,652, then the Sellers will not be entitled to any Earn-Out Payment for such period of time; or

(ii)         if the Gross Profit for Year One is greater than or equal to $6,708,652, then the Sellers will collectively be entitled to receive an Earn-Out Payment for such period of time that is equal to $500,000.

(b)          With respect to the period of time beginning on (and including) May 26, 2014 and ending on (and including) May 24, 2015 (such period of time, “Year Two”), the Sellers will collectively be entitled to an Earn-Out Payment (if any) based upon the Gross Profit for Year Two:

(i)          if the Gross Profit for Year Two is less than $6,708,652, then the Sellers will not be entitled to any Earn-Out Payment for such period of time; or

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(ii)         if the Gross Profit for Year Two is greater than or equal to $6,708,652, then the Sellers will collectively be entitled to receive an Earn-Out Payment for such period of time that is equal to $500,000.

(c)          For purposes of this Section 1.6, “Gross Profit” will be calculated by Buyer in accordance with Buyer’s accounting methods, policies, practices and procedures and means, for each applicable year (e.g., Year One and Year Two), (y) the revenues received by the Business for the services performed by the Business during such year, minus (z) the costs incurred by the Business with respect to the services performed by the Business during such year, which costs will include the temporary payroll of the persons performing the services, temporary payroll taxes, temporary benefits, fees and costs associated with the Patient Protection and Affordable Care Act (also referred to as the Healthcare Reform Act), and workers’ compensation insurance costs (including losses) associated with the temporary payroll.

(d)          Each Earn-Out Payment, if any, shall be paid by Buyer to the Sellers, in the amounts and to the names and account(s) specified in Schedule 1.5, within 60 days of the last day of the applicable year (e.g., Year One and Year Two) for which such Earn-Out Payment is calculated; provided, that the conditions for payment of such Earn-Out Payment as set forth in this Section 1.6 have been satisfied and subject to the setoffs rights in Section 5.5; and provided, further, that any dispute as to the applicable Earn-Out Payment has been resolved pursuant to Section 1.6(e). For each fiscal month during Year One and Year Two, Buyer agrees to deliver to the Sellers, within 30 days after the end of such fiscal month, a statement showing the calculation of the Gross Profit (each, a “Gross Profit Statement”) for such fiscal month and the cumulative Gross Profit for the applicable year that includes such fiscal month. The Gross Profit Statement covering Year One or Year Two, as applicable, shall be referred to herein as an “Annual Gross Profit Statement”.

(e)          Procedure for Objecting to Calculation of Gross Profit. If the Sellers have not given any notice of objection with respect to an Annual Gross Profit Statement within thirty (30) days after its delivery by Buyer, then the calculation of Gross Profit for the period covered by such Annual Gross Profit Statement will be as set forth in such report. If, however, the Sellers have given a written notice of objection with respect to an Annual Gross Profit Statement specifying the items and amounts to which the Sellers are objecting within the applicable thirty (30)-day period, then Buyer and the Sellers shall attempt to resolve their differences in good faith. If Buyer and the Sellers cannot agree on appropriate changes to be made to such Annual Gross Profit Statement within thirty (30) days after the delivery of the Sellers’ objection notice to the disputed Annual Gross Profit Statement, then Buyer and the Sellers shall submit such disputed Annual Gross Profit Statement, along with the written objections of Buyer and the Sellers, to the Independent Accounting Firm. Buyer and the Sellers shall request the Independent Accounting Firm to determine only those aspects of the Annual Gross Profit Statement that are in controversy and to make the final determination in accordance with the terms of this Agreement, within thirty (30) days after the request. To the extent the Sellers give timely written notice of objection with respect to an Annual Gross Profit Statement, the calculation of Gross Profit pursuant to this Section 1.6 will be based on such Annual Gross Profit Statement taking into account any adjustments determined by the Independent Accounting Firm with respect to the matters that are in controversy. Buyer and the Sellers shall make readily available to the Independent Accounting Firm all relevant books and Records, any work papers (including those of the parties’ respective principal accountants, to the extent permitted by such accountants) relating to the Annual Gross Profit Statement, the objections of Buyer and the Sellers and all other items reasonably requested by the Independent Accounting Firm in connection therewith. Fifty percent (50%) of the fees and disbursements of the Independent Accounting Firm will be allocated to and paid by the Sellers and fifty percent (50%) of the fees and disbursements of the Independent Accounting Firm will be allocated to and paid by Buyer.

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1.7           Purchase Price Adjustment. An adjustment amount to the Purchase Price (“Purchase Price Adjustment”), if any is due, shall be paid by the appropriate party, in the manner and at the time set forth in this Section 1.7.

(a)          Preparation of Closing Net Working Capital Statement. Within 120 days after the Closing Date, Buyer shall prepare and deliver to the Sellers a statement of the current assets and the current liabilities of the Sellers (the components of which are set forth in Schedule 1.7(a)), in each case, as of the close of business on the date immediately preceding the Closing Date (the “Closing Net Working Capital Statement”) for purposes of specifically determining the Adjusted Net Working Capital as of such time. The Closing Net Working Capital Statement will be unaudited but will be prepared in a manner consistent with the Sellers’ past accounting methods, policies, practices and procedures and in the same manner, with consistent classification and estimation methodology, as the Seller Financial Information, and in a manner consistent with the example calculation of the net working capital of the Sellers set forth in Schedule 1.7(a). During the thirty (30) days immediately following the delivery by Buyer of the Closing Net Working Capital Statement, the Sellers will have full access to copies of the working papers used to prepare the Closing Net Working Capital Statement and such other books and records and access to the Buyer’s personnel involved in preparing the Closing Net Working Capital Statement as the Sellers or their accountants may reasonably request.

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(b)          Procedure for Objecting to Calculation of Adjusted Net Working Capital. If the Sellers have not given any notice of objection with respect to the Closing Net Working Capital Statement within thirty (30) days after its delivery by Buyer, then the calculation of Adjusted Net Working Capital described in this Section 1.7 will be based on the Closing Net Working Capital Statement. If, however, the Sellers have given a written notice of objection with respect to the Closing Net Working Capital Statement specifying the items and amounts to which the Sellers are objecting within the applicable thirty (30)-day period, then Buyer and the Sellers shall attempt to resolve their differences in good faith. If Buyer and the Sellers cannot agree on appropriate changes to be made to the Closing Net Working Capital Statement within thirty (30) days after the delivery of the Sellers’ objection notice to the Closing Net Working Capital Statement, then Buyer and the Sellers shall submit the Closing Net Working Capital Statement, along with the written objections of Buyer and the Sellers, to the Independent Accounting Firm. Buyer and the Sellers shall request the Independent Accounting Firm to determine only those aspects of the Closing Net Working Capital Statement that are in controversy and to make the final determination in accordance with the terms of this Agreement, within thirty (30) days after the request. To the extent the Sellers give timely written notice of objection with respect to the Closing Net Working Capital Statement, the Purchase Price Adjustment described in this Section 1.7 will be based on the Closing Net Working Capital Statement taking into account any adjustments determined by the Independent Accounting Firm with respect to the matters that are in controversy. Buyer and the Sellers shall make readily available to the Independent Accounting Firm all relevant books and Records, any work papers (including those of the parties’ respective principal accountants, to the extent permitted by such accountants) relating to the Closing Net Working Capital Statement, Schedule 1.7(a), the objections of Buyer and the Sellers and all other items reasonably requested by the Independent Accounting Firm in connection therewith. Fifty percent (50%) of the fees and disbursements of the Independent Accounting Firm will be allocated to and paid by the Sellers and fifty percent (50%) of the fees and disbursements of the Independent Accounting Firm will be allocated to and paid by Buyer.

(c)          Payment of Purchase Price Adjustment. Promptly, and in any event no later than the fifth (5th) Business Day, after final determination of the Adjusted Net Working Capital has been made in accordance with Section 1.7(b), the following calculations will be made and a wire transfer of immediately available funds will occur in satisfaction of the obligations hereunder, in accordance herewith and/or pursuant to the terms of the Escrow Agreement, as applicable:

(i)          If the final Adjusted Net Working Capital is less than the Target Net Working Capital, then Buyer will be entitled to a decrease in the Purchase Price equal to such shortfall amount payable to Buyer as follows. In the event of such a decrease to the Purchase Price, (A) if such decrease is equal to or less than the Adjustment Escrow Fund, then such amount will be paid to Buyer from the Adjustment Escrow Fund pursuant to a written instruction delivered by Buyer and the Sellers to the Escrow Agent, in accordance with the Escrow Agreement, or (B) if such decrease exceeds the Adjustment Escrow Fund, then Buyer and the Sellers shall deliver a written instruction to the Escrow Agent, in accordance with the Escrow Agreement, requesting that the entire Adjustment Escrow Fund be paid to Buyer, and the Sellers shall pay to Buyer an amount equal to such excess amount, in each case, by wire transfer of immediately available funds in accordance herewith and/or pursuant to the terms of the Escrow Agreement, as applicable. If the decrease is less than the Adjustment Escrow Fund, then Buyer and the Sellers shall instruct the Escrow Agent to pay the remainder of the Adjustment Escrow Fund to the Sellers as set forth below.

(ii)         If the final Adjusted Net Working Capital exceeds the Target Net Working Capital, then the Sellers will be entitled to an increase in the Purchase Price equal to such excess amount and Buyer shall pay an amount equal to such excess amount by wire transfer of immediately available funds to the Sellers.

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No later than the fifth (5th) Business Day following the calculation of the adjustments to the Purchase Price in accordance with this Section 1.7, and, if applicable, the payment of the Adjustment Escrow Fund, the entire amount of the Adjustment Escrow Fund or the remainder of the Adjustment Escrow Fund (if any), as applicable, will be paid over to the Sellers in accordance with the Escrow Agreement. Buyer and the Sellers shall cooperate in good faith in executing and delivering such joint written instructions as reasonably necessary to ensure distributions of portions of the Adjustment Escrow Fund to the party or parties entitled thereto under the terms of this Escrow Agreement and this Asset Purchase Agreement, including this Section 1.7.

1.8           Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Fulbright & Jaworski L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201, or via facsimile or electronic document delivery (pdf), with originals to follow via delivery service, on the date of this Agreement (the “Closing Date”), effective as of 12:01 a.m. on the Closing Date. For the avoidance of doubt, any revenue of the Business generated on the Closing Date shall belong to Buyer. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

1.9           Closing and Post-Closing Deliveries. Contemporaneously with, and subsequent to, as applicable, the execution and delivery of this Agreement:

(a)          Buyer will pay to the Sellers the Purchase Price in accordance with Section 1.5;

(b)          the Sellers will endorse and deliver to Buyer any certificates of title and such other documents and instruments as may be necessary under applicable Law to effect or record the transfer of any Asset for which ownership is evidenced by a certificate of title, if any, to Buyer and to convey to Buyer good and marketable title in such Assets, free and clear of any Liens, other than Permitted Liens;

(c)          the Sellers will execute and deliver to Buyer a Bill of Sale conveying the Assets to Buyer, which is attached hereto as Exhibit A;

(d)          Buyer and the Sellers will execute and deliver to each other an Assignment and Assumption Agreement evidencing the assumption by Buyer of the Assumed Liabilities, which is attached hereto as Exhibit B;

(e)          B G Staff Services Inc. and Beth Garvey will execute and deliver to each other an employment agreement, which is attached hereto as Exhibit C;

(f)          Buyer, the Sellers, and the Escrow Agent will execute and deliver to each other an escrow agreement, which is attached hereto as Exhibit D (the “Escrow Agreement”);

(g)          Buyer, the Sellers and the Sellers’ Landlords, as applicable, will execute and deliver to each other lease assignment agreements with respect to each of the InStaff Offices, in form and substance reasonably satisfactory to Buyer and the Sellers (collectively, the “Lease Assignments”), and the Sellers and the Sellers’ Landlords, as applicable, will deliver to Buyer occupancy to each of the InStaff Offices;

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(h)          the Sellers will deliver to Buyer executed UCC Termination Statements or other evidence satisfactory to Buyer, such as payoff letters, to evidence the full payment and release of any and all Liens on the Assets, including the Liens described in Schedule 1.9(h);

(i)          if and only to the extent provided by and permitted under applicable Law, the Sellers will deliver to Buyer a statement of occasional sale and any other certificates or instruments necessary for the sale and transfer of the Assets to be free of any Transfer Taxes, including, without limitation, a properly completed Statement of Occasional Sale (Texas Comptroller of Public Accounts Form 01-917) executed by each Seller certifying that the transaction qualifies as an “Occasional Sale” within the meaning of Section 151.304(b)(2) of the Texas Tax Code;

(j)          the Sellers will deliver to Buyer all third Person consents that are necessary for the transfer of any Assets, including the Assumed Contracts, in accordance with Section 4.10;

(k)          Buyer will receive certificates and/or other evidence reasonably satisfactory to Buyer from the Sellers and TSIL with respect to the transfer of the Sellers’ equity interests in TSIL to Buyer, effective as of the Closing;

(l)          Buyer and the Sellers will execute and deliver to each other a Transition Services Agreement, which is attached hereto as Exhibit E; and

(m)          the Sellers will deliver to Buyer or otherwise make available the originals or copies of all of the books, Records, ledgers, disks, proprietary information and other data relating to the Assets and the Business and all other written or electronic depositories of information relating to the Assets and the Business, in each case, in the possession or control of the Sellers.

1.10         Further Assurances. At or after the Closing, and without further consideration, the Sellers will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order to carry out the intent of this Agreement, to fully convey and transfer the Assets to Buyer and to put Buyer in operational control of the Business, or for aiding, assisting, collecting and reducing to possession any of the Assets and exercising rights with respect thereto. In furtherance of and without limiting the foregoing, the Sellers and Buyer agree to execute such other further instruments as may be reasonably requested by the other party in order to carry out the intent of this Agreement.

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1.11         Allocation of Purchase Price. Within thirty (30) days after the Adjusted Net Working Capital has become final and binding pursuant to Section 1.7, Buyer shall prepare and deliver to the Sellers a proposed allocation of the Purchase Price (which for purposes of this Section 1.11 shall include any Liabilities required to be treated as part of the Purchase Price for U.S. federal income tax purposes) among the Assets in accordance with Section 1060 of the Code and Section 1.5. For a period of thirty (30) days following the Sellers’ receipt of Buyer’s proposed allocation, the Sellers and Buyer shall work together to seek an agreement on the proposed allocation. If the Sellers and Buyer are unable to reach an agreement regarding such allocation during such thirty (30)-day period (or by such other deadline as the Sellers and Buyer agree in writing), Buyer and the Sellers shall submit their disagreement to the Independent Accounting Firm to be resolved. The final allocation, whether as prepared by Buyer and not timely objected to by the Sellers, as agreed by the parties or as determined by the Independent Accounting Firm (the “Final Allocation”), shall be final and binding on all parties. Except as required pursuant to a “determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or foreign Law) or as otherwise provided herein, the Sellers, Buyer, the Selling Persons and all of their respective Affiliates shall file all Tax Returns in a manner consistent with the Final Allocation and shall take no position inconsistent therewith (including in any amended Tax Returns, claims for refund or audits or examination by any Governmental Body or any other Proceedings) on any Tax Return or in connection with any Proceeding regarding Taxes; provided, however, that nothing herein shall prevent a party from settling any proposed deficiency or adjustment by any Governmental Body based on the Final Allocation and no party will be required to litigate any proposed adjustment by any Governmental Body challenging such Final Allocation. In the event that the Final Allocation is disputed by any Governmental Body, the party receiving the notice of the contest shall provide the other parties with prompt written notice thereof (which in any event shall be provided within thirty (30) days of receiving notice of contest from the Governmental Body). Any fees and expenses of the Independent Accounting Firm to resolve a dispute in accordance with this Section 1.11 shall be borne 50% by the Sellers and 50% by Buyer. To the extent reasonably requested by any party, subject to the foregoing, Buyer and the Sellers shall reasonably cooperate in the filing of any forms with respect to such allocation, including any required amendments to such forms. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation. Any adjustments to the Purchase Price and the Earn-Out Payments, if any, shall be allocated among the Assets as set forth in the Final Allocation.

ARTICLE II
Representations and Warranties of the Sellers

The Sellers hereby represent and warrant to Buyer as follows:

2.1           Organization. The Sellers are entities duly created, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of their creation, formation or organization, and have full power and authority to own or lease their properties and to conduct the Business as presently conducted. The Sellers are duly authorized, qualified or licensed to do business and are in good standing in each state or other jurisdiction in which their assets are located or in which the Business as presently conducted makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Sellers are qualified to do business as a foreign entity in the jurisdictions set forth in Schedule 2.1. Set forth in Schedule 2.1 is a list of all assumed names under which the Sellers operate the Business and all jurisdictions in which any of such assumed names is registered. There is no pending, or to Sellers’ Knowledge threatened, Proceeding for the dissolution, liquidation, insolvency, or rehabilitation of the Sellers.

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2.2           Authority. Seller and the Selling Persons have all requisite power, authority and capacity to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Seller and the Selling Persons that are contemplated by this Agreement (collectively, the “Seller Documents”). The execution, delivery and performance by Seller and the Selling Persons of this Agreement and the other Seller Documents have been duly authorized by all necessary action on the part of the Sellers and the Selling Persons. This Agreement and the other Seller Documents have been duly executed and delivered by the Sellers and the Selling Persons. This Agreement and the other Seller Documents are legal, valid and binding agreements of the Sellers and the Selling Persons, enforceable against the Sellers and the Selling Persons in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding of law or in equity). The Selling Persons are the holders of all of the issued and outstanding equity interests of InStaff Holding and no other Person owns any equity interest in InStaff Holding or has the right to acquire an equity interest in InStaff Holding. InStaff Holding is the holder of all of the issued and outstanding equity interests of InStaff Personnel and no other Person owns any equity interest in InStaff Personnel or has the right to acquire an equity interest in InStaff Personnel.

2.3           Assets.

(a)          Set forth in Schedule 2.3(a) is a complete list of (i) the street address of all real property leased by the Sellers or otherwise used in connection with the Business (the “Real Property”); (ii) each vehicle owned or leased by the Sellers or otherwise used in connection with the Business; and (iii) each fixed asset of the Sellers that is used in the Business. The Sellers do not own any Real Property.

(b)          The Sellers have good and marketable title to all of the Assets they own, or purport to own, and a valid leasehold interest in all leased assets included within the Assets, free and clear of any Liens other than Permitted Liens. The execution and delivery of the Seller Documents by the Sellers at the Closing will convey to and vest in Buyer good and marketable title to the Assets, free and clear of any Liens other than Permitted Liens, or in the case of leased assets, the execution and delivery of the Seller Documents by the Sellers at the Closing will convey to and vest in Buyer a valid leasehold interest, free and clear of any Liens other than Permitted Liens. The Assets, together with the Excluded Assets, constitute all of the assets of the Sellers that are used in or associated with the Business and constitute all assets necessary to carry on the Business as currently conducted. The Assets, including any Assets held under leases or licenses: (i) are in good condition and repair, ordinary wear and tear excepted; and (ii) are in good working order and have been properly and regularly maintained.

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(c)          The Real Property is zoned for a classification that permits the continued use of the Real Property in the manner currently used by the Sellers. There are no actions pending, or to the Sellers’ Knowledge threatened, that would alter the current zoning classification of the Real Property or alter any applicable Laws, covenants, conditions or restrictions that would adversely affect the use of the Real Property in the Business. The Sellers have not received notice from any insurance company or Governmental Body of any defects or inadequacies in the Real Property or the improvements thereon that would adversely affect the insurability or usability of the Real Property or such improvements or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates. No fact or condition exists, or to the Sellers’ Knowledge is threatened, that would result in the discontinuation of necessary utilities or services to the Real Property or the termination of current access to and from the Real Property.

2.4           No Violation. Neither the execution nor delivery of the Seller Documents nor the consummation of the transactions contemplated thereby, including the purchase and sale of the Assets, will conflict with or result in the breach of any term or provision of, require consent or violate or constitute a default (or an event that with notice or lapse of time, or both, would constitute a breach or default) under, or result in the creation of any Lien on the Assets pursuant to, or relieve any Person of any obligation to the Sellers or the Selling Persons or give any Person the right to terminate or accelerate any obligation under, (i) any Organizational Document; or (ii) any Contract, Permit or Law to which the Sellers or the Selling Persons are a party or by which the Sellers or the Selling Persons or any of the Assets or the Business is in any way bound or obligated, except, in the case of clause (ii) above, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.5           Governmental Consents. Except as set forth on Schedule 2.5, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (each, a “Governmental Body”) is required on the part of the Sellers or the Selling Persons in connection with the transactions contemplated by this Agreement, including the purchase and sale of the Assets.

2.6           Financial Information.

(a)          Attached as Schedule 2.6(a) are true, correct and complete copies of (i) the consolidated audited balance sheets of the Sellers for the years ended December 31, 2012 and 2011, and the consolidated unaudited balance sheet of the Sellers as of April 30, 2013 (the “Latest Balance Sheet”), and the related consolidated audited or unaudited, as applicable, income statements of the Sellers for the corresponding periods then ended (collectively, all of the information above in this clause (i), the “Seller Financial Information”), (ii) a detailed aging summary of the Acquired Accounts Receivable (aged by invoice date and customer) (the “Aged A/R Report”) as of the date of the Latest Balance Sheet, and (iii) a detailed aging summary of the Sellers’ accounts payable (aged by due date) (the “Aged A/P Report”) as of the date of the Latest Balance Sheet. The Seller Financial Information and the footnotes thereto, if any, presents fairly in all material respects the financial condition of the Sellers at the dates specified and the results of their operations for the periods specified and have been prepared in accordance with GAAP and the Sellers’ historical methods of accounting, consistently applied, subject, in the case of the unaudited Seller Financial Information, to normal year-end adjustments that have not been, and are not reasonably expected to be, individually or in the aggregate, material to the Sellers. The Seller Financial Information has been prepared from the books and records of the Sellers, which accurately and fairly reflect in all material respects the transactions of, acquisitions and dispositions of assets by, and incurrence of Liabilities by, the Sellers.

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(b)          The Sellers do not have any Liabilities of the type required to be disclosed in financial statements prepared in accordance with GAAP except for: (i) Liabilities reflected or reserved against on the Latest Balance Sheet; (ii) Current Liabilities incurred in the ordinary course of business, consistent with past practice, after the date of the Latest Balance Sheet; (iii) performance obligations under agreements entered into by the Sellers in the ordinary course of business, consistent with past practice (including the Business Contracts), which, in the case of (ii) and (iii) above, have not had and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; and (iv) Liabilities disclosed on Schedule 2.6(b).

(c)          All Acquired Accounts Receivable that are reflected in the Seller Financial Information represent valid obligations arising from services actually performed by the Sellers, or on behalf of the Sellers, in the ordinary course of business. Except as set forth on Schedule 2.6(c) and subject to any reserves on the Latest Balance Sheet, which reserves were calculated consistent with past practice in the ordinary course of business, (i) no such Acquired Account Receivable is subject to any set-offs or counterclaims, and (ii) each Acquired Account Receivable either has been or will be collected in full, without any setoff or counterclaims, within 120 days after the Closing Date.

2.7           Absence of Certain Changes. Except as set forth in Schedule 2.7, since January 1, 2012 and through the Closing Date, the Sellers have been operated in the ordinary course of business, consistent with past practice, and there has not been: (a) any Material Adverse Effect; (b) any change by the Sellers in their accounting methods, principles or practices relating to the Business; (c) the termination of employment (whether voluntary or involuntary) of any officer or key employee of the Sellers employed in the Business or the termination of employment (whether voluntary of involuntary) of employees of the Sellers employed in the Business in excess of historical attrition in non-executive personnel; (d) any waiver by the Sellers of any material rights related to the Business or the Assets; (e) any other transaction, agreement or commitment entered into or affecting the Business or the Assets, including obligating the Sellers to make acquisitions, dividends or repurchases, bonuses, material increases in compensation, capital expenditures or borrowings outside amounts approved in the Sellers’ budget, except in each case in the ordinary course of business and consistent with past practice; or (f) any agreement or understanding to do or resulting in any of the foregoing.

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2.8           Taxes. Except as set forth on Schedule 2.8, (a) all material Tax Returns required to be filed by the Sellers with respect to the Assets and Business have been timely filed, and all such Tax Returns are true, correct and complete in all material respects; (b) all material Taxes (whether or not shown on any Tax Return) relating to the Assets or the Business that are due and payable have been timely paid; (c) no Tax deficiency has been proposed or assessed against the Sellers related to the Assets or the Business, which is currently pending, and the Sellers have not executed any waiver of any statute of limitations on the assessment or collection of any Tax that is imposed on the Assets or the Business; (d) no Tax Proceeding is now pending, or to the Sellers’ Knowledge is threatened, against the Assets or the Business; (e) no claim has ever been made by a taxing authority in a jurisdiction in which the Sellers do not currently file Tax Returns that the Sellers are or may be subject to Tax by that jurisdiction; (f) the Sellers have withheld or collected from each payment made by Sellers to each of its employees and independent contractors, creditors, stockholders or other third party payees the full amount of any and all Taxes required to be withheld or collected therefrom by Sellers and have timely paid the same to the proper Tax authorities or authorized depositaries; (g) for each periods for which the applicable statute of limitations on the assessment is open, the Sellers have not been a member of an Affiliated Group filing a consolidated federal income Tax Return or combined, consolidated or unitary state income, franchise or margin Tax Return (other than a group the common parent of which was InStaff Holding) and have no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law or as a transferee or successor or by contract (except for any Taxes that are expressly included as Assumed Liabilities). In May of 2013, the Sellers requested a Certificate of No Tax Due from the Texas Comptroller of Public Accounts and tax clearance certificates (or documents to the same effect) from applicable Governmental Bodies in New Mexico (collectively, the “Texas & New Mexico Tax Clearance Certificates”).

2.9           Litigation. Except as set forth on Schedule 2.9, there are currently no pending, or to the Sellers’ Knowledge threatened, lawsuits, administrative Proceedings or reviews, or formal or informal complaints or investigations or inquiries (including grand jury subpoenas) (collectively, “Litigation”) by any individual, corporation, partnership, Governmental Body or other entity (collectively, a “Person”) against the Sellers or to which any of the Assets may be subject. The Sellers are not subject to or bound by any currently existing judgment, order, writ, injunction or decree.

2.10         Compliance with Laws. Except as set forth on Schedule 2.10, the Sellers are currently complying with, and have at all times since January 1, 2010 complied in all material respects with, each applicable statute, law, ordinance, decree, order, rule or regulation of any Governmental Body, including all federal, state, local and foreign laws relating to zoning and land use, occupational health and safety, product quality, product labeling, safety, employment, immigration and labor matters and all rules and regulations relating thereto (collectively, “Laws”).

2.11         Permits. The Sellers own or possess from each appropriate Governmental Body all right, title and interest in and to all permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, “Permits”) issued by any Governmental Body necessary to conduct the Business, except to the extent the failure to own or possess such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Permit is described in Schedule 2.11 and is included within the Assets, and, to the extent permitted by applicable Law, is fully transferable to Buyer without any material modification or payment. No loss or expiration of any such Permit is pending, or to Sellers’ Knowledge threatened, other than expiration in accordance with the terms thereof.

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2.12         Employee Matters.

(a)          Schedule 2.12(a)(i) sets forth a true and complete list of each executive and staff employee of the Sellers (collectively, the “Staff Employees”), and the name, title or job description, and benefits for each Staff Employee. At least three Business Days prior to the Closing Date, the Sellers provided Buyer with a list of the base salary and bonus arrangements (if any) of each Staff Employee and such list is true and complete as of the Closing Date. Schedule 2.12(a)(ii) sets forth a true and complete list of each temporary personnel used by the Sellers in connection with the Business (collectively, the “Temporary Personnel”). There are no independent contractors used or engaged by the Sellers in connection with the Business. The Sellers maintain all forms, records, and other documents required by federal, state and local Law, including Laws relating to immigration, workers’ compensation, Taxes, withholding, earned income credit, unemployment compensation and wage and hour compliance for the Staff Employees and the Temporary Personnel. The Sellers have performed with respect to the Staff Employees and the Temporary Personnel such investigations, background checks, reviews and other inquiries as required by Law.

(b)          The Sellers do not have any collective bargaining, union or labor Contracts with any group of Staff Employees or Temporary Personnel, labor union or employee representative and, to the Sellers’ Knowledge, there is no organizational effort currently being made or threatened by or on behalf of any labor union with respect to the Staff Employees or Temporary Personnel. The Sellers have not experienced, and to the Sellers’ Knowledge there is no basis for, any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the Business. The Sellers have no formal plan or commitment, whether legally binding or not, to increase the compensation payable or to become payable to their directors, managers, officers, Staff Employees or Temporary Personnel.

2.13         Employee Benefit Plans.

(a)          Set forth in Schedule 2.13(a) is a complete and correct list of all “Employee Benefit Plans.” The term “Employee Benefit Plan” means any (a) “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as well as (b) all plans or policies providing for fringe benefits and each other bonus, incentive compensation, deferred compensation, profit sharing, stock purchase, severance, retirement, health, life, accidental death and dismemberment, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, phantom stock, performance share, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), which provides benefits, or describes policies or procedures applicable, to any employee or former employee of the Sellers employed or previously employed in the Business, or any dependent thereof. The Sellers have provided to Buyer a true and complete copy of each Employee Benefit Plan that covers any Staff Employee or Temporary Personnel, or former Staff Employee or Temporary Personnel, or any dependent thereof, all amendments thereto, all written interpretations thereof and the most recently disseminated summary plan description for each Employee Benefit Plan and any summaries of material modifications made after the date thereof. Except as set forth in Schedule 2.13(a), the Sellers have no formal plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any Staff Employee or Temporary Personnel, or any dependent or beneficiary thereof.

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(b)          With respect to any Employee Benefit Plan that is a “group health plan” within the meaning of Section 607 of ERISA, the Sellers have complied in all material respects with the provisions of ERISA, COBRA and the Health Insurance Portability and Accountability Act of 1996. None of the Employee Benefit Plans is (i) a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA and to which the Sellers or any entity within the same “controlled group” as the Sellers within the meaning of Section 4001(a)(14) of ERISA contribute or have an obligation to contribute or (iii) subject to Title IV of ERISA.

(c)          The Sellers expressly acknowledge that Buyer will not assume any Employee Benefit Plans of the Sellers or take on any Liability relating to any Employee Benefit Plans of the Sellers, except as otherwise expressly stated in this Agreement.

2.14         Business Contracts.

(a)          Schedule 2.14(a)(i) lists each Contract to which the Sellers are parties or beneficiaries or by which the Sellers or any of the Assets is bound or otherwise obligated with respect to providing employment and temporary staffing services (including all customer Contracts, purchase orders and statements of work) (collectively, the “Customer Contracts”). Schedule 2.14(a)(ii) lists each Contract to which the Sellers are parties or beneficiaries or by which the Sellers or any of the Assets is bound or otherwise obligated with respect to the Temporary Personnel (collectively, the “Temporary Personnel Contracts”). Each Customer Contract and each Temporary Personnel Contract represents the entire agreement between the Sellers and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.10, each Customer Contract and each Temporary Personnel Contract will continue to be binding in accordance with its terms following the Closing Date and the closing of the transactions contemplated hereby and will not result in an actual or potential default, or require the payment of any sum of money, under any Customer Contract or any Temporary Personnel Contract (with or without the lapse of time or giving of notice, or both).

(b)          Schedule 2.14(b) lists the following Contracts (collectively, the “Business Contracts”) to which the Sellers are parties or beneficiaries or by which the Sellers or any of the Assets is bound or otherwise obligated, which is not listed in Schedule 2.14(a): (i) Contracts the performance of which involves consideration in excess of $100,000; (ii) real estate leases; (iii) Contracts evidencing, securing or otherwise relating to any Indebtedness for which the Sellers are, directly or indirectly, liable; (iv) capital or operating leases or conditional sales Contracts relating to vehicles, equipment or other assets of the Sellers the performance of which involves consideration in excess of $50,000; (v) Contracts pursuant to which the Sellers are entitled or obligated to either acquire any assets from, or sell any assets to, a third Person the performance of which involves consideration in excess of $100,000; (vi) employment, consulting, noncompetition, non-solicitation, separation, collective bargaining, union or labor Contracts; and (vii) Contracts with or for the benefit of any Selling Person, or any director, manager, shareholder, member, officer or employee of the Sellers employed in the Business, or any Affiliate or immediate family member thereof.

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(c)          The Sellers have delivered to Buyer a true and complete copy of each written Business Contract and a written summary of each oral Business Contract. Each Business Contract is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). The Sellers have performed all of their obligations under each Business Contract, and there exists no breach or default (or an event that with notice or lapse of time, or both, would constitute a breach or default) on the part of the Sellers, or to the Sellers’ Knowledge on the part of any other Person, under any Business Contract. There has been no termination or written notice of default, or to the Sellers’ Knowledge any threatened termination, under any Business Contract. To the Sellers’ Knowledge, no party to any Business Contract intends to alter its relationship with the Business as a result of or in connection with the transactions contemplated by this Agreement.

2.15         Customers. Set forth on Schedule 2.15 is a complete list of the 50 largest customers of the Sellers on a revenue basis for each of the years ended December 31, 2011 and 2012 and the interim period ended on the date of the Latest Balance Sheet (the “Material Customers”), which list indicates the amount of revenues attributable to each such Customer during such periods. None of the Material Customers has notified the Sellers of any intention, or to the Sellers’ Knowledge threatened, to terminate or materially alter its relationship with the Sellers, and the Sellers are not aware of any reason the acquisition of the Business by Buyer would likely terminate or materially alter such relationships. Except as set forth in Schedule 2.15, there has been no material change in pricing or pricing structure (other than changes in the ordinary course of business, consistent with past practice) with any Material Customer, there has been no material reduction in the level of purchases of services by any Material Customer, and there has been no material dispute with a Material Customer, in each case since the beginning of January 1, 2011.

2.16         Intellectual Property Rights. Set forth on Schedule 2.16 is a correct and complete list of all patents, trademarks, service marks, logos, URLs, domain names, trade names, and registered copyrights, and applications for and licenses (to or from the Sellers) with respect to any of the foregoing, and all computer software and software licenses, proprietary information, trade secrets, material and manufacturing specifications, drawings and designs owned by the Sellers and used in the Business, or with respect to which the Sellers have any license or use rights (collectively, “Intellectual Property”); provided that license agreements for mass market software that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements are not listed on Schedule 2.16. Except as set forth in Schedule 2.16, the Sellers have the right to use all Intellectual Property used by the Sellers or necessary in connection with the operation of the Business without infringing on the rights or claimed rights of any Person, and the Sellers are not obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property. All Intellectual Property included within the Assets is fully transferable to Buyer without material modification or payment. To the Sellers’ Knowledge, no Person is infringing upon the rights of the Sellers in any of their Intellectual Property. The Sellers have, and at Closing Buyer will receive, the right to use the names “InStaff Holding Corporation” and “InStaff Personnel, LLC” including derivations thereof, and all trade names, domain names, email addresses and logos used by the Sellers in connection with the Business.

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2.17         Environmental Matters. (a) The properties, operations and activities of the Sellers are, and have been at all times since January 1, 2000, in compliance with all applicable Environmental Laws, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Sellers have obtained or filed all Permits required to be obtained or filed by the Sellers under any Environmental Law in connection with any aspect of the operation of the Business, and the Sellers are in compliance with the terms and conditions of all such Permits; (b) the Sellers have not received any written notices, demand letters or requests for information from any Governmental Body or other Person indicating that the Sellers may be in violation of, or liable under, any Environmental Law; (c) to the Sellers’ Knowledge, no Person or property has been exposed to any Hazardous Substance, and no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law on, to or from any Real Property or as a result of any activity of the Sellers; and (d) this Section 2.17 contains all representations and warranties of the Sellers with respect to all matters involving environmental conditions or regulated under Environmental Laws.

2.18         Competing Interests. Except as set forth in Schedule 2.18, none of the Selling Persons nor any Affiliate of the Selling Persons (each, a “Related Party”) is a party to, or otherwise has any direct or indirect interest opposed to the Sellers under, any Business Contract or other business relationship or arrangement (other than in such Person’s capacity as an employee, director or manager with the Sellers).

2.19         No Brokers. Other than to Duff & Phelps Securities, LLC, the Sellers and the Selling Persons do not have any Liability to pay any brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.

2.20         No Misrepresentations. The representations and warranties made by the Sellers in this Agreement (including the related schedules) are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation or warranty, under the circumstances in which it is made, not misleading.

ARTICLE III
Representations and Warranties of Buyer

Buyer represents and warrants to the Sellers as follows:

3.1           Organization. Buyer is a limited liability company duly created, organized, validly existing and in good standing under the laws of the State of Delaware.

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3.2           Authority. Buyer has all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Buyer that are contemplated by this Agreement (collectively, the “Buyer Documents”). The execution, delivery and performance by Buyer of this Agreement and the other Buyer Documents have been duly authorized by all necessary action on the part of Buyer. This Agreement and the other Buyer Documents have been duly executed and delivered by Buyer. This Agreement and the other Buyer Documents are legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding of law or in equity).

3.3           No Violation. The execution, delivery and performance of this Agreement and the other Buyer Documents by Buyer will not conflict with or result in the breach of any term or provision of, or violate or constitute a default (or an event that with notice or lapse of time, or both, would constitute a breach of default) under, any Organizational Document of Buyer or under any material agreement, order or Law to which Buyer is a party or by which Buyer is in any way bound or obligated.

3.4           Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Buyer in connection with the transactions contemplated by this Agreement, including the purchase and sale of the Assets.

3.5           No Brokers. Buyer does not have any Liability to pay any brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV
Covenants and Agreements

4.1           Acknowledgement by the Parties.

(a)          Buyer specifically acknowledges and agrees that, except for the representations and warranties of the Sellers set forth in this Agreement (including the related schedules) and the other Seller Documents, none of the Selling Persons, the Sellers or any other Person is making any representations or warranties, whether oral or written, express or implied, on behalf of the Selling Persons or the Sellers.

(b)          The Sellers specifically acknowledge and agree that, except for the representations and warranties of Buyer set forth in this Agreement (including the related schedules) and the other Buyer Documents, none of Buyer, its affiliated entities or any other Person is making any representations or warranties, whether oral or written, express or implied, on behalf of Buyer or its affiliated entities.

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4.2           Further Transfers. Each party hereto will execute and deliver such further instruments of transfer and take such additional actions as any other party may reasonably request to effect, consummate, confirm or evidence the transactions described in this Agreement.

4.3           Assistance with Permits and Filings. The Sellers will, with reasonable promptness, furnish Buyer with all information concerning the Sellers that is required for inclusion in any application or filing made by Buyer to or with any Governmental Body in connection with the transactions contemplated by this Agreement, including the purchase and sale of the Assets. The Sellers will use commercially reasonable efforts (at Buyer’s expense, but subject to Article V) to assist Buyer in obtaining any Permits, or any consents to assignment relating thereto, that Buyer will require in connection with the continued operation of the Assets and the Business after the Closing.

4.4           Transaction Costs. Buyer will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. The Sellers will pay all transaction costs and expenses (including legal, accounting and other professional fees) that the Sellers or the Selling Persons incur in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including any brokers’ or finders’ fees or agents’ commissions payable to Duff & Phelps Securities, LLC in connection with this Agreement or the transactions contemplated hereby.

4.5           Staff Employee Matters.

(a)          Effective as of the Closing Date, Buyer may offer employment to the Staff Employees listed on Schedule 4.5. A Staff Employee of the Business to whom an offer of employment is made by Buyer and who accepts such offer will become a staff employee of Buyer on the day such person reports, if at all, to work for Buyer (such a staff employee is hereinafter referred to as a “Transferred Staff Employee”). Each Transferred Staff Employee will be eligible to participate in Buyer’s employee benefit plans (the “Buyer Benefit Plans”) on the same or similar basis as Buyer’s other similarly situated staff employees. Buyer shall have complete and total discretion to establish the wages, hours and terms of employment for all Transferred Staff Employees. The Sellers and the Buyer agree that the alternative procedure described in Section 5 of Revenue Procedure 2004-53, 2004-2 CB 320, shall apply to the Transferred Staff Employees. The Sellers and the Buyer shall reasonably cooperate and provide such information and documentation as each of them may reasonably request of the other to implement the alternative procedure for the Transferred Staff Employees.

(b)          Except as provided above in this Section 4.5, from and after the Closing Date, Buyer (or any legal successor) will have sole discretion over the promotion, retention, termination and other terms and conditions of the employment of the Transferred Staff Employees.

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(c)          The Sellers will be responsible for providing continuation coverage as required by Section 4980B of the Code or similar requirements of state law (“COBRA Continuation Coverage”) for any Staff Employee, former Staff Employee, any current or former Temporary Personnel (to the extent applicable), and their dependents who is a M&A Qualified Beneficiary (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) of the Seller (collectively, the “M&A Qualified Beneficiaries”). Buyer will be responsible for COBRA Continuation Coverage for all Transferred Staff Employees and their dependents who experience a “qualifying event,” within the meaning of COBRA, after the Closing Date. The Sellers further agree and acknowledge that in the event that the Sellers cease to provide a group health plan to any employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then the Sellers shall provide Buyer with (i) written notice of such cessation as far in advance of such cessation as is reasonably practicable under the circumstances (and, in any event, at least 30 days prior to such cessation), and (ii) all information necessary or appropriate for Buyer to offer continuation coverage to such M&A Qualified Beneficiaries should it be legally required to do so.

(d)          Buyer will request that the insurers of Buyer Benefit Plans that are welfare benefit plans (“Buyer’s Welfare Plans”) give the Transferred Staff Employees credit for amounts paid under the corresponding Seller Employee Benefit Plan during the year in which the Closing Date occurs for purposes of applying deductibles, co-payments, and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer Benefit Plan during the applicable plan year, but only to the extent that such credits would not result in any costs to Buyer. Buyer will recognize the service of the Transferred Staff Employees with the Sellers for purposes of (i) eligibility and vesting under Buyer’s Benefit Plans that are retirement plans (the “Buyer’s Retirement Plans”), and (ii) determining vacation accrual rates for the Transferred Staff Employees under Buyer’s vacation policy. Buyer will not be obligated to recognize the service of the Transferred Staff Employees with the Sellers for (1) the accrual of any benefit under Buyer’s Retirement Plans or (2) eligibility under Buyer’s Welfare Plans. The Sellers agree to pay the Transferred Staff Employees any accrued but unused vacation pay under the Sellers’ vacation policy no later than the first regularly scheduled payroll for such Transferred Staff Employees following the Closing Date. Any Liabilities with respect to accrued vacation benefits will be retained by the Sellers.

(e)          This Section 4.5 is an agreement solely between the Sellers and Buyer. Nothing in Section 4.5, whether express or implied, shall be considered to be a Contract between the Sellers or Buyer and any other Person, or shall confer upon any Staff Employee or Temporary Personnel, any staff employee of Buyer, any Transferred Staff Employee or any other Person, any rights or remedies that such Person did not already have, including (i) any right to employment or recall, (ii) any right to continued employment of any specified Person, or (iii) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever.

(f)          The parties hereby acknowledge that for purposes of this Section 4.5 only, the term “Buyer” shall also be deemed to include B G Staff Services Inc.

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4.6           Transfer Taxes. All sales, use, excise, transfer, recording, stamp, conveyance, value added, or similar taxes resulting from the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne 50% by Buyer and 50% by the Sellers. Buyer and the Sellers shall reasonably cooperate to minimize any such Transfer Taxes. Prior to, or in no event later than Closing, Buyer and the Sellers shall provide to the other copies of any applicable exemption certificates requested by the other and necessary to establish the right to any exemption from Transfer Taxes. Buyer and the Sellers shall thereafter provide the other with any additional exemption certificates and other documentation as may be requested by the other and required by the Governmental Bodies for such purpose. Buyer and the Sellers shall each prepare and file such Tax Returns as such party may be obligated by Law to prepare and file to report and/or pay any Transfer Taxes. If any party is obligated to pay Transfer Taxes (the “Paying Party”), the other party shall pay the Paying Party its portion of such Transfer Taxes at least two (2) Business Days prior to the due date for such Transfer Taxes.

4.7           Tax Responsibility; Tax Information; Tax Proration.

(a)          The Sellers shall be responsible for any and all Taxes of the Sellers resulting from the consummation of the transactions contemplated by this Agreement; provided, that the responsibility for Transfer Taxes shall be determined in accordance with Section 4.6. Buyer shall be responsible for all Taxes, and preparing and timely filing all Tax Returns, imposed on or relating to the Assets and the Business beginning on the Closing Date. If a Claim shall be made by any Taxing Authority or Indemnified Person with respect to Taxes, which, if successful, might result in an indemnity payment pursuant to this Agreement, Buyer or Sellers, as the case may be, shall promptly notify the other upon receipt of notice of such Claim. Sellers shall be entitled to participate at their expense in the defense of and, at their sole option, take control of the complete defense or prosecution of, any Tax audit or administrative or court proceeding relating to Taxes for which Sellers are solely liable pursuant to this Agreement and with respect to which Sellers have acknowledged such liability in writing, including any settlement or other disposition thereof, and to employ counsel of their choice at their sole cost and expense; provided, however, that in controlling the conduct of such audit or assessment, the Sellers shall: (i) keep Buyer reasonably informed regarding the status and progress of such Tax audit or administrative or court proceeding; and (ii) provide to Buyer drafts of any correspondence to any Taxing Authority and consider in good faith any comments of Buyer (or its advisors) on the correspondence. Sellers shall not agree to settle any claim for Taxes for which Buyer is reasonably likely to be liable without the prior consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, provided that such claim for Taxes shall be fully and completely satisfied by payments from Sellers or from the Escrow.

(b)          The Sellers and Buyer will provide the other party with such reasonable cooperation and information as each of them may reasonably request of the other in filing any Tax Return, determining a Liability for Taxes or a right to refund of Taxes or in conducting any Proceeding in respect of Taxes and supporting all applicable exemptions for Transfer Taxes, but only with respect to Taxes imposed upon or related to the Assets, the Business or the consummation of the transactions contemplated by this Agreement. Such cooperation and information shall include providing copies of relevant Tax Returns, or portions thereof, imposed upon or related to the Assets or the Business, together with associated schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

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(c)          With respect to any real property, personal property, ad valorem and other similar tax (“Property Taxes”), including payments in-lieu-of Property Taxes, assessed on any of the Assets for a Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the Liability for such Property Taxes shall be prorated on a daily basis between Buyer and the Sellers as of the Closing Date, with the Sellers being liable for the portion of such Property Taxes equal to the product of (i) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on the day prior to the Closing Date and the denominator of which is the total number of days in the Straddle Period, and with Buyer being liable for the remainder of such Property Taxes. Prior to the Closing Date, Buyer and the Sellers shall jointly, in good faith, estimate the amount of Property Taxes payable by the Sellers with regard to a Straddle Period pursuant to this Section 4.7(c) (the “Sellers’ Estimated Property Taxes”), and Buyer shall receive a credit against the amount due by Buyer at Closing. Following Closing, Buyer and the Sellers shall promptly provide the other party copies of all notices and other documents that are received that relate to Property Taxes for the Straddle Period. Buyer and the Sellers shall, at their own cost and expense, have the right to dispute in good faith the valuations of Assets that are subject to Property Taxes and/or the imposition of Property Taxes on any of the Assets, provided that the non-disputing party shall not be liable for any amounts in excess of the amounts that it would have owed under this Section 4.7(c) had no such dispute taken place. When the actual amount of Property Taxes are known, Buyer and the Sellers shall cooperate in good faith and readjust the amount of Property Taxes for which the Sellers and Buyer are liable in accordance with this Section 4.7(c) by means of a payment from the Sellers to Buyer or Buyer to the Sellers, as the case may be, in order to true up the Sellers’ Estimated Property Taxes with the actual amounts that are owed by the Sellers.

(d)          The Sellers shall be responsible for all Taxes attributable to the ownership of the stock of TSIL for any taxable year of TSIL that ends on or before the Closing Date and Buyer shall be responsible for all Taxes attributable to the ownership of the stock of TSIL for any taxable year of TSIL that begins after the Closing Date. For the taxable year of TSIL that begins before, and ends after, the Closing Date (the “TSIL Straddle Period”), the Sellers shall reimburse Buyer for all TSIL Taxes paid by Buyer (calculated in accordance with the last sentence of this Section 4.7(d)) by reason of the inclusion in income under Section 951 of the Code with respect to the ownership of stock of TSIL that are attributable to that portion of the TSIL Straddle Period ending on the day prior to the Closing Date. For purposes of apportioning TSIL Taxes between Buyer and the Sellers for the TSIL Straddle Period, TSIL Taxes shall be pro-rated for the TSIL Straddle Period on a daily basis between Buyer and the Sellers with the Sellers being liable for that portion of TSIL Tax equal to the product of (i) the amount of TSIL Tax for the entire TSIL Straddle Period multiplied by (ii) a fraction the numerator of which is the number of days in such period ending on the day prior to the Closing Date and the denominator of which is the total number of days in the TSIL Straddle Period, and with Buyer being liable for the remainder of such TSIL Taxes. TSIL Taxes for the Straddle Period shall be equal to the amount of income inclusion required by Buyer as reflected on the Form 5471 from TSIL multiplied by 35%.

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(i)          Buyer shall provide a copy of the Form 5471 and copies of all other Tax Returns received from TSIL for the TSIL Straddle Period along with a draft of a statement reflecting the computation of the TSIL Tax for the TSIL Straddle Period to the Sellers no later than thirty (30) days after receipt of the Form 5471 from TSIL (the “Buyer TSIL Statement”). The Sellers shall provide any written comments to the Buyer TSIL Statement no later than fourteen (14) days after the Sellers receipt of such statement (the “Sellers’ TSIL Objection Notice”) and Buyer will consider the Sellers’ comments in good faith;

(ii)         If the parties are unable to agree on the TSIL Tax, the matter shall be submitted to the Independent Accounting Firm, who shall determine the appropriate manner for reporting the item(s) in question (with any and all related costs and expenses of the Independent Accounting Firm being borne 50% by the Sellers and 50% by Buyer); and

(iii)        the Sellers shall pay Buyer any TSIL Taxes for the TSIL Straddle Period for which the Sellers are responsible as provided in Section 4.7(d): (1) fifteen (15) days after the Sellers’ deadline to respond to the Buyer TSIL Statement if the Sellers fail to timely deliver the Sellers’ TSIL Objection Notice; (2) fifteen (15) days after Buyer and the Sellers resolve any items of disagreement set forth in a timely delivered Sellers’ TSIL Objection Notice; or (3) fifteen (15) days after the disputes in the Sellers’ TSIL Objection Notice are resolved by the Independent Accounting Firm, as the case may be

(e)          Promptly after the Sellers receive the Texas & New Mexico Tax Clearance Certificates requested pursuant to Section 2.8, the Sellers will deliver a copy of such Texas & New Mexico Tax Clearance Certificates to Buyer. Promptly after the Closing Date, the Sellers will request a tax clearance certificate (or document to the same effect) from applicable Governmental Bodies in Tennessee (the “Tennessee Tax Clearance Certificate”), and promptly after the Sellers receive the Tennessee Tax Clearance Certificate, the Sellers will deliver a copy of such Tennessee Tax Clearance Certificate to Buyer.

4.8           The Sellers’ Post-Closing Existence and Name Change. The Sellers shall remain in existence for at least 2 years following the Closing Date; provided, however, that no later than the tenth Business Day following the Closing, the Sellers will file all documents necessary to change their names (including any “d/b/a’s”) to names bearing no similarity to “InStaff Holding Corporation” or “InStaff Personnel, LLC” and will cease using such names for all purposes.

4.9           [Reserved]

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4.10         Assignment of Assumed Contracts. The Sellers shall use their reasonable best efforts to obtain and deliver to Buyer promptly upon receipt, but not later than 30 days after the Closing Date, all third Person consents that are necessary for the assignment and transfer of the Assumed Contracts, including the Customer Contracts and the Temporary Personnel Contracts, and any other Asset to Buyer without any material change in their respective terms, unless such changes are reasonably acceptable to Buyer. If the Sellers are unable to obtain any such third Person consent, the Sellers shall use their reasonable best efforts to cause such third Person to enter into a new agreement with Buyer upon terms and conditions substantially similar to the applicable agreement between the third Person and the Sellers.

4.11         Accounts Receivable.

(a)          The Sellers shall cooperate with Buyer and use the Sellers’ commercially reasonable efforts to promptly deliver to Buyer any payment received by, or on behalf of, the Sellers with respect to the Acquired Accounts Receivable of the Sellers purchased by Buyer pursuant to this Agreement. To the extent that all or any portion of an Acquired Accounts Receivable purchased by Buyer pursuant to this Agreement is not collected by Buyer within 120 days following the Closing Date, after notice by Buyer to the Sellers to such effect, the Sellers shall promptly purchase such Acquired Accounts Receivable from Buyer for an amount equal to the full amount of such uncollected Acquired Accounts Receivable.

(b)          Buyer shall cooperate with the Sellers and use Buyer’s commercially reasonable efforts to promptly deliver to the Sellers any payment received by, or on behalf of, Buyer with respect to the Excluded Accounts Receivable that are not purchased by Buyer pursuant to this Agreement (or any Acquired Accounts Receivable that are purchased by the Sellers pursuant to the second sentence of Section 4.11(a)). The Sellers may collect payment on the Excluded Accounts Receivable that are not purchased by Buyer pursuant to this Agreement (and on any Acquired Accounts Receivable that are purchased by the Sellers pursuant to the second sentence of Section 4.11(a)); provided, that in pursuing collection of any Acquired Accounts Receivable that are purchased by the Sellers pursuant to the second sentence of Section 4.11(a) and any Excluded Accounts Receivable that are retained by the Sellers, the Sellers agree to use their commercially reasonable efforts to preserve Buyer’s goodwill and ongoing business relationship with any customers of the Business.

(c)          No later than the third Business Day following the Closing Date, the Sellers shall deliver to Buyer an Aged A/R Report and an Aged A/P Report of Seller, in each case as of the Closing Date and substantially in the form set forth in Schedule 2.6(a), and Buyer shall cooperate with the Sellers with respect to producing and delivering these reports to the extent necessary.

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4.12         Financial Statements for Assets. Upon request, the Sellers will promptly prepare and provide to Buyer and its Affiliates such historic financial statements (including footnotes and supporting records and data with respect to the Assets and any required audit of such financial statements by the Sellers’ independent public accountants), and provide such other information and data as are reasonably required for Buyer and its Affiliates to prepare pro forma financial statements with respect to the Assets, in each case as is necessary for Buyer and its Affiliates to file a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), or Form 10 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to satisfy any applicable reporting obligations under Items 2.01 and 9.01 of the Exchange Act, or such other filings with the Securities and Exchange Commission as may be necessary in connection with the Assets to enable Buyer and its Affiliates to file such Form S-1 or Form 10 and to timely satisfy any applicable reporting obligations under the Exchange Act and/or to permit or maintain the effectiveness of any registration statement under the Securities Act. The cost of preparing and providing the foregoing financial statements, information and data and the related audit to Buyer and its Affiliates shall be borne by Buyer, provided that the Sellers shall cooperate with Buyer and its Affiliates and otherwise use commercially reasonable efforts to minimize such cost.

ARTICLE V
Indemnification

5.1           Indemnification of Buyer Indemnitees. Subject to the limitations set forth in this Article V, the Sellers will, jointly and severally, indemnify, defend and hold Buyer, its Affiliates and their respective directors, managers, officers, employees and agents (collectively, the “Buyer Indemnitees”) harmless from any and all Liabilities, obligations, damages, costs and expenses, including all court costs, reasonable Litigation expenses and reasonable attorneys’ fees (collectively, “Losses”) that any Buyer Indemnitee may suffer or incur as a result of or relating to:

(a)          the breach of any representation or warranty made by the Sellers in this Agreement or pursuant hereto;

(b)          the breach of any covenant or agreement made by the Sellers in this Agreement or pursuant hereto; and

(c)          any Liability of the Sellers, other than the Assumed Liabilities, including any Litigation or other third Person claims, relating to or arising from the activities and operations of the Business with respect to any period (or portion thereof) occurring on or prior to the Closing Date;

provided that (1) the Sellers will have no Liability for money Losses under Section 5.1(a) related to breaches of the representations and warranties contained in Article II of this Agreement (other than breaches of a Carved-Out Representation) until the aggregate amount of all Losses exceeds an amount equal to $50,000 (the “Basket”) whereupon the Sellers’ Liability shall relate back to and include the first dollar of the aggregate Losses, (2) the Sellers will have no Liability for money Losses under Section 5.1(a) related to breaches of the representations and warranties contained in Article II of this Agreement (other than breaches of a Carved-Out Representation) in excess of $1,000,000 (the “Cap”), and (3) the Sellers will have no Liability for money Losses under this Section 5.1 arising in respect of a breach of a Carved-Out Representation in excess of the Aggregate Cash Purchase Amount actually received by the Sellers (the “Aggregate Purchase Price Cap”). Notwithstanding the foregoing, the limitations set forth above will not apply to any claims based upon intentional misrepresentation or fraud committed by or on behalf of the Sellers in connection with this Agreement or the transactions contemplated hereby.

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5.2           Indemnification of the Sellers’ Indemnitees. Subject to the limitations set forth in this Article V, Buyer will indemnify, defend and hold the Sellers, their respective Affiliates, and their respective directors, managers, officers, employees and agents (collectively, the “Sellers’ Indemnitees”) harmless from any and all Losses that any Sellers’ Indemnitee may suffer or incur as a result of or relating to:

(a)          the breach of any representation or warranty made by Buyer in this Agreement or pursuant hereto;

(b)          the breach of any covenant or agreement made by Buyer in this Agreement or pursuant hereto; and

(c)          the failure of Buyer to perform and discharge in full, in a due and timely manner, the Assumed Liabilities;

provided that (1) Buyer will have no Liability for money Losses under Section 5.2(a) related to breaches of the representations and warranties contained in Article III of this Agreement until the aggregate amount of all Losses exceeds an amount equal to the Basket whereupon Buyer’s Liability shall relate back to and include the first dollar of the aggregate Losses, and (2) Buyer will have no Liability for money Losses under Section 5.2(a) related to breaches of the representations and warranties contained in Article III of this Agreement in excess of the Cap. Notwithstanding the foregoing, the limitations set forth above will not apply to any claims based upon intentional misrepresentation or fraud committed by or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby.

5.3           Limits on Indemnification; Miscellaneous.

(a)          No Buyer Indemnitee and no Sellers’ Indemnitee (each, an “Indemnitee” and collectively, the “Indemnitees”) shall be entitled to recover any Losses under this Article V to the extent that the applicable Indemnitee has made recovery of such Losses from a Person other than another party to this Agreement (to the extent of such recovery and net of any recovery costs).

(b)          Any specific Loss for which an Indemnitee would otherwise be entitled to indemnification under this Article V will not be an indemnifiable Loss to the extent such Loss is reflected in the calculation of the Purchase Price as finally determined in accordance with Section 1.7.

(c)          In calculating the amount of any Loss under this Article V, the amount of any proceeds actually received by a party seeking indemnification under Section 5.1 or Section 5.2 (each such party, an “Indemnified Party”) under any insurance policy with respect to such Loss, net of any costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted.

(d)          No party shall be liable for punitive or Consequential Damages as a result of a breach of this Agreement; provided, however, that this provision shall not limit an Indemnified Party’s right to indemnification under Section 5.1 or Section 5.2 to recover Losses that arise as a result of (i) a third Person Proceeding against the Indemnified Party for punitive or Consequential Damages, or (ii) claims based upon intentional misrepresentation, fraud or willful misconduct committed in connection with this Agreement or the transactions contemplated hereby.

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(e)          Each of the representations and warranties in Article II and Article III that contains any “material adverse change,” “in all material respects,” or other materiality (or correlative meaning) qualification (other than the representation in Section 2.20) shall be deemed to have been given as though there were no such qualification for purposes of this Article V, including for purposes of determining the amount of Losses and whether any breach of the representations or warranties has occurred.

5.4           Survival.

(a)          Other than the Carved-Out Representations, the representations and warranties of the Sellers contained in Article II of this Agreement and in the Seller Documents will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until twenty-four (24) months following the Closing Date, and will terminate on such date except to the extent that any claim for indemnification in respect of a breach of any such representation or warranty is made on or before such date, in which case such representation or warranty will survive until the resolution of such claim. The Carved-Out Representations will survive the Closing Date until the date of the expiration of the applicable statute of limitations with respect to the matters contained therein (including any waivers or extensions thereof), and will terminate on such date except to the extent that any claims for indemnification in respect of a breach of any such representation or warranty is made on or before such date, in which case such representation or warranty will survive until the resolution of such claim.

(b)          The representations and warranties of the Buyer contained in Article III of this Agreement and in the Buyer Documents will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until twenty-four (24) months following the Closing Date, and will terminate on such date except to the extent that any claim for indemnification in respect of a breach of any such representation or warranty is made on or before such date, in which case such representation or warranty will survive until the resolution of such claim.

(c)          The covenants and agreements of the Buyer and the Sellers contained herein, in the Buyer Documents and in the Seller Documents will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until performance is complete or they otherwise expire, whether by their express terms or as a matter of applicable Law.

(d)          Notwithstanding the foregoing, claims based upon intentional misrepresentation, fraud or willful misconduct committed in connection with this Agreement or the transactions contemplated hereby may be brought at any time.

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5.5           Right of Setoff. The Sellers hereby agree that with respect to any claim for indemnification under Article V or any other breach of Contract claim under this Agreement or any other Seller Document, Buyer is hereby authorized to setoff and apply any and all indemnifiable claims owing by the Sellers to the Buyer Indemnitees against the obligations, if any, owing to the Sellers in respect of this Agreement, including payment of any Purchase Price Adjustment that may have otherwise been payable pursuant to Section 1.7 and any Earn-Out Payment that may have otherwise been payable pursuant to Section 1.6. Such setoff is not the sole and exclusive remedy of Buyer.

ARTICLE VI
Noncompetition; Nonsolicitation

6.1           Noncompetition; Nonsolicitation.

(a)          In consideration of the purchase of the Assets and the Business (and the goodwill associated therewith), the Sellers, NTOF, Beth Garvey, Randy Burkhart, Arthur Hollingsworth and John Lewis each covenant to Buyer that, for a period beginning on the Closing Date and continuing until five years after the Closing Date (the “Non-Competition Period”), without the prior written consent of Buyer (which consent may be withheld in the sole and absolute discretion of Buyer), the Sellers, NTOF, Beth Garvey, Arthur Hollingsworth, Randy Burkhart and John Lewis and each of their respective Affiliates (each, a “Covenanting Person”) will not, directly or indirectly (in any capacity, including as a shareholder, partner, member, investor, lender, principal, director, manager, officer, employee, consultant or agent of any other Person): (i) engage in, or have any financial interest in any other Person that engages in, the business of marketing or providing employment or temporary staffing services to light industrial customers (a “Competing Business”) within the State of Texas, the State of New Mexico, the Memphis, Tennessee metropolitan area, and/or the Southaven, Mississippi metropolitan area; (ii) solicit or influence, or attempt to solicit or influence, any customer or any potential customer of the Business, Buyer or Buyer’s Affiliates, or any Person that is, or during the two-year period preceding the Closing Date was, a purchaser of services from the Sellers, Buyer or Buyer’s Affiliates, to purchase any services from any Competing Business or from any Person other than Buyer or Buyer’s Affiliates; or (iii) solicit, entice, induce or hire any Person who is a staff employee, temporary personnel or independent contractor of the Business, Buyer or Buyer’s Affiliates, or who becomes a staff employee, temporary personnel or independent contractor of the Business, Buyer or Buyer’s Affiliates, to become employed, or used as a temporary personnel or independent contractor, by any other Person or to leave his or her employment with the Business, Buyer or Buyer’s Affiliates or stop serving as a temporary personnel or independent contractor for the Business, Buyer or Buyer’s Affiliates, or approach any such staff employee, temporary personnel or independent contractor for such purpose or authorize or approve the taking of such actions by any other Person.

(b)          Exception. It will not be a violation of the restrictive covenants set forth in Section 6.1(a) for a Covenanting Person to invest in publicly-traded equity securities constituting less than one percent of the outstanding securities of such class.

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(c)          Equitable Relief. The Sellers and the Selling Persons acknowledge and agree that Buyer would be irreparably harmed by any breach of the restrictive covenants set forth in Section 6.1(a), and that, in addition to all other rights and remedies available to Buyer at Law or in equity, Buyer will be entitled to injunctive and other equitable relief to prevent or enjoin any such breach and without the necessity of posting bond. If any Covenanting Person breaches Section 6.1(a), the period of time during which the provisions thereof are applicable to such person and its Affiliates will automatically be extended for a period of time equal to the time that such breach began until such violation permanently ceases.

(d)          Representations. The Sellers and the Selling Persons represent to Buyer that each is willing and able to engage in businesses that are not restricted pursuant to this Section 6.1, and that enforcement of the restrictive covenants set forth in this Section 6.1, will not be unduly burdensome to the Sellers or the Selling Persons. The Sellers and the Selling Persons acknowledge that their agreement to the restrictive covenants set forth in this Section 6.1 is a material inducement and condition to Buyer’s willingness to enter into this Agreement and the other Buyer Documents, to consummate the transactions contemplated hereby and thereby and to perform Buyer’s obligations hereunder and thereunder. The Sellers and the Selling Persons acknowledge and agree that the restrictive covenants and remedies set forth in this Section 6.1, are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business).

(e)          Court Modification. Notwithstanding the foregoing, if the restrictive covenants set forth in this Section 6.1 are found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business), then such court is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in this Section 6.1 as to time, geographical area and scope of activity, to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business).

ARTICLE VII
Miscellaneous

7.1           Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally; (b) on the fifth Business Day after being mailed by certified mail, return receipt requested; (c) the next Business Day after delivery to a recognized overnight courier; or (d) upon transmission and confirmation of receipt by an email or facsimile operator if sent by email or facsimile, to the parties at the following email addresses or facsimile numbers (or to such other address, email address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

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if to Buyer:	with copies to:

LTN Staffing, LLC (d/b/a BG Staffing) 14900 Landmark Blvd., Suite 300 Dallas, Texas 75254 Attention: L. Allen Baker, Jr. Email: abaker@bgstaffing.com	Fulbright & Jaworski L.L.P. 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201 Attention: William P. Bowers Facsimile: (214) 855-8200 Email: bbowers@fulbright.com

if to the Sellers or the Selling Persons	with copies to:

North Texas Opportunity Fund, L.P.

13355 Noel Road, Suite 1750

Dallas, TX 75240

Attention: Arthur W. Hollingsworth and Will Walters

Facsimile: (972) 702-7391
Email: AH@lhequity.com and WillWalters@texasprivateequity.com

Baker & McKenzie LLP 2001 Ross Avenue 2300 Trammell Crow Center Dallas, TX 75201 Attention: Ted Schweinfurth Facsimile: (214) 965-5908 Email: Ted.Schweinfurth@bakermckenzie.com

7.2           Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the parties, each of which will be deemed an original, but all of which together will constitute one and the same instrument. No signature page to this Agreement evidencing a party’s execution hereof will be deemed to be delivered by such party to any other party until such delivering party has received signature pages from all parties signatory to this Agreement.

7.3           Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.

7.4           Severability. Subject to Section 6.1(e), the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any party.

7.5           Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, heirs, devisees, legal representatives and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Sellers or Buyer without the prior written consent of Buyer or the Sellers, as applicable, and any purported assignment or delegation in violation hereof will be null and void; provided, that notwithstanding the foregoing, Buyer may assign this Agreement and any of the provisions hereof to any of its financing sources as collateral security; and provided, further, however, that no such assignment shall release Buyer of any of its obligations thereof set forth in this Agreement. Except pursuant to a collateral assignment as permitted by the preceding sentence, this Agreement is not intended to confer any rights or benefits on any Persons other than the parties hereto, except to the extent specifically provided in Section 6.1 and Article V.

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7.6           Entire Agreement; Amendment. This Agreement, together with the Confidentiality Agreement, dated as of July 13, 2012, by and between Buyer and Duff & Phelps Securities, LLC, and the related documents contained as Exhibits and Schedules to this Agreement or expressly contemplated hereby, contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. The Exhibits, Schedules and recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement is sought.

7.7           Specific Performance; Remedies Not Exclusive. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and the granting by any court of the remedy of specific performance of its obligations hereunder without the need to show irreparable harm or to post bond. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

7.8           GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

7.9           Submission to Jurisdiction. Each party submits to the exclusive jurisdiction of any state or federal court sitting in Dallas, Texas, in any Proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the Proceeding may be heard and determined in any such court. Each party also agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Each party waives any right to invoke, and agrees not to invoke, any claim of forum non-conveniens, inconvenient forum, or transfer or change of venue and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.1 (except that service may not be made via email). Each party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by Proceeding on the judgment or in any other manner provided at Law or in equity.

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7.10         Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any party because such party or its legal counsel drafted this Agreement or such provision.

7.11         Usage. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term “or” will not be interpreted as excluding any of the items described. The term “include” or any derivative of such term will be deemed to be followed by the words “without limitation” and accordingly such term does not mean that the items following such term are the only types of such items.

7.12         Certain Definitions. For purposes of this Agreement:

(a)          the term “Acquired Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of the Sellers classified as accounts receivable in the Seller Financial Information, which amounts are less than 90 days past due as of the Closing Date (based upon the date of invoice for such accounts receivable), and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered to customers of the Sellers, which amounts are less than 90 days past due as of the Closing Date (based upon the date of invoice for such accounts receivable); (ii) all other accounts or notes receivable of the Sellers classified as accounts receivable in the Seller Financial Information, which are less than 90 days past due as of the Closing Date (based upon the date of invoice such accounts receivable), and the full benefit of all security for such accounts or notes; and (iii) any claim, remedy or other right related to any of the foregoing;

(b)          the term “Adjusted Net Working Capital” means (i) the Acquired Current Assets, including the Acquired Accounts Receivable, minus (ii) the Acquired Current Liabilities;

(c)          the term “Adjustment Escrow Fund” means the $250,000 deposited at Closing with the Escrow Agent pursuant to Section 1.5;

(d)          the term “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person;

(e)          the term “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or non-U.S. Law;

(f)          the term “Aggregate Cash Purchase Amount” means an amount equal to $9,000,000 plus the Earn-Out Payments (if any) that are earned by the Sellers pursuant to Section 1.6;

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(g)          the term “Business Day” means any day other than (i) Saturday or Sunday; or (ii) any other day on which banks in Dallas, Texas are permitted or required to be closed;

(h)          the term “Carved-Out Representations” means the representations and warranties in Sections 2.1, 2.2, 2.3(b), 2.4, 2.8, 2.18, and 2.19;

(i)          the term “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgates thereunder;

(j)          the term “Consequential Damages” means those Losses that arise solely from the special circumstances of the damaged party that could not have been reasonably foreseen by the breaching party;

(k)          the term “Contract” means any contract, agreement, arrangement, plan, commitment, or other similar understanding, whether written or oral, including all amendments, modifications and supplements thereto;

(l)          the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise;

(m)          the term “Environmental Law” means any federal, state, local or foreign Law, Permit, judgment, requirement or agreement with any Governmental Body relating to: (i) the protection, preservation or restoration of the environment; or (ii) the use, storage, generation, transportation, processing, production, release or disposal of Hazardous Substances, in each case as amended and in effect on the date of the Closing;

(n)          the term “Escrow Agent” means Grand Bank;

(o)          the term “Excluded Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of the Sellers classified as accounts receivable in the Seller Financial Information, which amounts are 90 days or more past due as of the Closing Date (based upon the date of invoice for such accounts receivable), and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered to customers of the Sellers, which amounts are 90 days or more past due as of the Closing Date (based upon the date of invoice for such accounts receivable); (ii) all other accounts or notes receivable of the Sellers classified as accounts receivable in the Seller Financial Information, which are 90 days or more past due as of the Closing Date (based upon the date of invoice for such accounts receivable), and the full benefit of all security for such accounts or notes; and (iii) any claim, remedy or other right related to any of the foregoing;

(p)          the term “GAAP” means generally accepted accounting principles of the United States that are applicable from time to time, as consistently applied in prior periods;

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(q)          the term “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law (including any substance to which exposure is regulated by any Governmental Body or under any Environmental Law as of the Closing Date), including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls;

(r)          the term “Indebtedness” means all outstanding obligations (including all obligations in respect of principal, accrued interest, penalties, fees, expenses and other amounts) of the Sellers (i) for borrowed money (including overdraft facilities); (ii) evidenced by notes, bonds, debentures or similar Contracts; (iii) for the deferred purchase price of property, goods or services, whether or not such amounts are accrued on the Seller Financial Information (other than trade payables incurred in the ordinary course of business); (iv) under capital leases (in accordance with GAAP); (v) in respect of letters of credit and bankers’ acceptances; (vi) for Contracts relating to interest rate protection, swap agreements and collar agreements; and (vii) in the nature of guarantees of the obligations described in clauses (i) through (vi) above of the Sellers;

(s)          the term “Independent Accounting Firm” means Grant Thornton LLP; provided, however, that if such firm is unable or unwilling to perform the services provided for in this Agreement, then the parties shall select another accounting firm of regional or national reputation reasonably acceptable to Buyer and the Sellers for purposes of resolving any disputes pursuant to Section 1.6(e), Section 1.7(b), Section 1.11 or Section 4.7(d);

(t)          the term “InStaff Offices” means the following locations where the Sellers’ engage in the Business as of the date of this Agreement: (i) 8015 Shoal Creek Blvd., Suite 210, Austin, TX 78757; (ii) 5000 Legacy Drive, Suite 350, Plano, TX 75024; (iii) 315 W. 5th Ave., Suite A, Corsicana, TX 75110; (iv) 7610 Stemmons Fwy., Suite 460, Dallas TX 75247; (v) 10961 Gateway West, Suite 330, El Paso, TX 79935; (vi) 7933 N. Mesa, Suite I, El Paso, TX 79912; (vii) 800 E. California, Suite 9, Gainesville, TX 76240; (viii) 2911 Terrell Road, Suite F, Greenville, TX 75402; (ix) 1900 Oates, Suite 134, Mesquite, TX 75150; (x) 7721 Hacks Cross Road, Suite 105, Olive Branch, MS 38637; (xi) 7090 Malco Blvd., Suite 111, Southaven, MS 38671; (xii) 938 Main St., Sulphur Springs, TX 75482; and (xiii) various storage units located in Corsicana, TX, El Paso, TX, Plano, TX, Olive Branch, MS, and Southaven, MS;

(u)          the term “Liability” means any liability, duty, or obligation of any nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due;

(v)         the term “Lien” means any obligation, lien, claim, pledge, security interest, Liability, charge, spousal interest (community property or otherwise), contingency or other encumbrance or claim of any nature;

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(w)          the term “Material Adverse Effect” means any change, event, development or effect that is material and adverse to the assets, financial condition, capitalization, results of operations, Liabilities, rights of the Sellers or the Business taken as a whole, excluding any change, event or effect resulting from: (i) general conditions in the industry in which the Sellers operate or changes in the United States economy generally (in each case, so long as the Sellers are not materially and disproportionately affected thereby); (ii) acts of terrorism, acts of war or the escalation of hostilities; (iii) changes in financial, banking or securities markets, including any disruption thereof and any decline in the price of any security or any market index (in each case, so long as the Sellers are not materially and disproportionately affected thereby); (iv) changes in GAAP; (v) changes in any laws, rules, regulations, orders or other binding directives issued by any Governmental Body; (vi) any action taken by Buyer or the Sellers that is expressly required by this Agreement; (vii) the public announcement of the transactions contemplated by this Agreement; or (viii) any failure by the Sellers to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that this exclusion will not prevent or otherwise affect a determination that any change, event, or effect underlying any such failure has resulted in, or contributed to, a Material Adverse Effect);

(x)          the term “Organizational Document” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto;

(y)          the term “Permitted Liens” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable; (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable and which are not, individually or in the aggregate, material to the Business or the Assets; and (iii) easements, rights or way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Assets and which do not prohibit or materially interfere with the current use of any Real Property in the conduct of the Business.

(z)          the term “Proceeding” means any action, arbitration, audit, hearing, investigation, Litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Body or arbitrator;

(aa)         the term “Records” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form;

36

(bb)         “Sellers’ Knowledge” – the Sellers will be deemed to have “Knowledge” of a particular fact or other matter if Beth Garvey, Randy Burkhart and/or Arthur Hollingsworth is actually aware of such fact or other matter, after conducting a reasonable inquiry and investigation concerning the subject matter of the applicable representation or warranty;

(cc)         the term “Sellers’ Landlords” means the Persons serving as landlords under the Sellers’ lease agreements with respect to the InStaff Offices;

(dd)         the term “Target Net Working Capital” means an amount equal to $4,100,000;

(ee)         the term “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto;

(a)          the term “Tax Loss” or “Tax Losses” means any and all Loss or Losses suffered or incurred by Buyer and its Affiliates relating to Taxes of that are Excluded Liabilities for which Buyer and its Affiliates are entitled to indemnification pursuant to Article V;

(ff)         the term “Tax Return” means any return, report, notice or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax;

(gg)         the following terms are defined in the Sections indicated below:

Defined Term	Section
Acquired Current Assets	1.1(c)
Acquired Current Liabilities	1.3
Aged A/P Report	2.6(a)
Aged A/R Report	2.6(a)
Aggregate Purchase Price Cap	5.1
Agreement	Preamble
Annual Gross Profit Statement	1.6(d)
Assets	1.1
Assumed Contracts	1.1(f)
Assumed Liabilities	1.3
Basket	5.1
Business	Recitals
Business Contracts	2.14(b)

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Buyer	Preamble
Buyer Benefit Plans	4.5(a)
Buyer Documents	3.2
Buyer Indemnitees	5.1
Buyer TSIL Statement	4.7(d)
Buyer’s Retirement Plans	4.5(d)
Buyer’s Welfare Plans	4.5(d)
Cap	5.1
Closing	1.8
Closing Date	1.8
Closing Net Working Capital Statement	1.7(a)
COBRA Continuation Coverage	4.5(c)
Seller Financial Information	2.6(a)
Competing Business	6.1(a)
Covenanting Person	6.1(a)
Customer Contracts	2.14(a)
Earn-Out Payment	1.6(a)
Employee Benefit Plan	2.13(a)
ERISA	2.13(a)
Escrow Agreement	1.9(f)
Excluded Assets	1.2
Excluded Current Assets	1.1(c)
Excluded Current Liabilities	1.3
Excluded Liabilities	1.4
Exchange Act	4.12
Excluded Assets	1.2
Final Allocation	1.11
JPM Payment Card Cash	1.1(k)
Governmental Body	2.5
Gross Profit	1.6(c)
Gross Profit Statement	1.6(d)
Indemnified Party	5.3(c)
Indemnitee	5.3(a)
InStaff Holding	Preamble
InStaff Personnel	Preamble
Intellectual Property	2.16
Latest Balance Sheet	2.6(a)
Laws	2.10
Lease Assignments	1.9(g)
Litigation	2.9
Losses	5.1
M&A Qualified Beneficiary	4.5(c)
Material Customers	2.15
Non-Competition Period	6.1(a)
NTOF	Preamble

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Paying Party	4.6
Permits	2.11
Person	2.9
Property Taxes	4.7(c)
Purchase Price	1.5
Purchase Price Adjustment	1.7
Qualifying Event	4.5(c)
Real Property	2.3(a)
Related Party	2.18
Securities Act	4.12
Seller Documents	2.2
Sellers	Preamble
Sellers’ Estimated Property Taxes	4.7(c)
Sellers’ Indemnitees	5.2
Sellers’ TSIL Objection Notice	4.7(d)
Selling Persons	Preamble
Staff Employees	2.12(a)
Straddle Period	4.7(c)
Temporary Personnel	2.12(a)
Temporary Personnel Contracts	2.14(a)
Tennessee Tax Clearance Certificate	4.7(e)
Texas & New Mexico Tax Clearance Certificates	2.8
Transfer Taxes	4.6(a)
Transferred Staff Employee	4.5(a)
TSIL	1.1(j)
TSIL Straddle Period	4.7(d)
Year One	1.6(a)
Year Two	1.6(b)

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

LTN Staffing, LLC (d/b/a BG Staffing)

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and CEO

THE SELLERS:

InStaff Holding Corporation

By:	/s/ Beth Garvey
Name:	Beth Garvey
Title:	CEO

InStaff Personnel, LLC

By:	/s/ Beth Garvey
Name:	Beth Garvey
Title:	CEO

[Signature Page to Asset Purchase Agreement]

THE SELLING PERSONS:

Solely for purposes of Section 1.11 and Article VI of this Agreement:

North Texas Opportunity Fund, L.P.

By: NTOF Capital Partners, LLC, its general partner

By:	/s/ Arthur W. Hollingsworth
Name:	Arthur W. Hollingsworth
Title:	Member

/s/ Randy Burkhart
Randy Burkhart

/s/ Beth Garvey
Beth Garvey

/s/ Arthur W. Hollingworth
Arthur W. Hollingsworth

/s/ John Lewis
John Lewis

[Signature Page to Asset Purchase Agreement]

Exhibits

A	Bill of Sale
B	Assignment and Assumption Agreement
C	Employment Agreement for Beth Garvey
D	Escrow Agreement
E	Transition Services Agreement

Schedules

1.1(d)	Customer Contracts
1.1(e)	Temporary Personnel Contracts
1.1(f)	Assumed Contracts
1.5	Purchase Price and Earn-Out Instructions
1.7(a)	Working Capital Calculation
1.9(h)	Liens
2.1	Foreign Qualifications/Assumed Names
2.3(a)	Assets
2.5	Governmental Consents
2.6(a)	Seller Financial Information
2.6(b)	Undisclosed Liabilities
2.6(c)	Accounts Receivable
2.7	Absence of Certain Changes
2.8	Taxes
2.9	Litigation
2.10	Compliance with Laws
2.11	Permits
2.12(a)(i)	Staff Employees
2.12(a)(ii)	Temporary Personnel
2.13(a)	Employee Benefit Plans
2.14(a)(i)	Customer Contracts
2.14(a)(ii)	Temporary Personnel Contracts
2.14(b)	Other Business Contracts
2.15	Material Customers
2.16	Intellectual Property
2.18	Competing Interests
4.5	Transferred Staff Employees

Exhibit A

Bill of Sale

[See attached.]

Exhibit B

Assignment and Assumption Agreement

[See attached.]

Exhibit C

Employment Agreement for Beth Garvey

[See attached.]

Exhibit D

Escrow Agreement

[See attached.]

Exhibit E

Transition Services Agreement

[See attached.]

Exhibit 2.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

BG STAFFING, LLC,

as Buyer,

AMERICAN PARTNERS, INC.,

as Seller,

and, in each case below, solely for the purposes set forth therein,

THOMAS LEONARD, JUSTIN FRANKS AND RONALD WNEK,

collectively as the Selling Persons, and

LTN ACQUISITION, LLC,

as Holdco

-i-

(continued)

-ii-

(continued)

-iii-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 3, 2012, is made and entered into by and among BG Staffing, LLC, a Delaware limited liability company (“Buyer”), American Partners, Inc., a Rhode Island corporation (“Seller”), and, in each case of (i) and (ii) below, solely for purposes stated herein, (i) Thomas Leonard, a resident of Massachusetts, Justin Franks, a resident of Rhode Island, and Ronald Wnek, a resident of Florida (collectively, the “Selling Persons”), and (ii) LTN Acquisition, LLC, a Delaware limited liability company (“Holdco”).

WHEREAS, Seller is an information technology staffing firm that specializes in providing staffing services in the Hyperion, Oracle Business Intelligence and SAP BI markets on a national basis (such business, the “Business”);

WHEREAS, Seller desires to sell certain of the assets that are used in connection with the Business, and Buyer desires to purchase such assets from Seller, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Selling Persons will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and as a condition and inducement to Buyer’s execution and delivery hereof, Buyer has required that the Selling Persons (i) guarantee certain of Seller’s obligations under this Agreement and (ii) agree to the noncompetition and nonsolicitation provisions set forth in Article VI hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Purchase of Assets

1.1           Purchase of Assets. At the Closing (as defined below), Seller agrees to sell, transfer, assign and deliver to Buyer the Assets (as defined below), and Buyer agrees to purchase and take the Assets, but not the Excluded Assets, on the terms and subject to the conditions set forth in this Agreement. Subject to the provisions of Section 1.2, the “Assets” means the tangible and intangible assets used in, generated by or associated with the Business, and specifically includes:

(a)          all fixed assets of Seller, including all personal property, office equipment, computers, phone systems, computer equipment, furniture, fixtures and leasehold improvements;

(b)          all Intellectual Property (as defined below) of Seller with respect to the Business, including the Intellectual Property listed on Schedule 2.17;

(c)          the current assets of Seller as reflected on Schedule 1.7(a), including the Acquired Accounts Receivable (as defined below), or which otherwise have been used for purposes of calculating the Adjusted Net Working Capital (as defined below);

(d)          all right, title and interest under each of the Customer Contracts (as defined below), which are listed on Schedule 1.1 (d);

(e)          all right, title and interest under each of the Independent Contractor Contracts (as defined below), which are listed on Schedule 1.1(e);

(f)          all right, title and interest under the Temporary Personnel Contracts (as defined below), which are listed on Schedule 1.1(f);

(g)          all right, title and interest under each of the other contracts listed on Schedule 1.1(g) (collectively, the contracts listed on Schedules 1.1(d), 1.1(e), 1.1(f), and 1.1(g), the “Assumed Contracts”);

(h)          all goodwill related to the Business;

(i)          all right, title and interest in Seller’s trade name “American Partners” and any derivations thereof;

(j)          all Permits (as defined below) used in connection with the Business, including the Permits listed on Schedule 2.11;

(k)          all Records (as defined below) and data used by Seller in connection with the Business, including customer lists and Records, resumes, temporary personnel lists and Records, billable staffing contractor lists and Records, referral sources, research and development reports and Records, payroll and billing reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, personnel Records and Records relating to Staff Employees, Temporary Employees, Independent Contractors and Independent Contractor Employees (each as defined below), creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records, in each case relating to the Business; and

(l)          any revenue of the Business generated on or prior to the Closing Date that has not yet been invoiced.

1.2           Excluded Assets. Notwithstanding the provisions of Section 1.1, it is hereby expressly acknowledged and agreed that the Assets shall not include: (a) any interest in the Real Property (as defined below), including the land and buildings located at 1005 Main Street, Units 2205, 2211 and 2215, Pawtucket, Rhode Island 02860 (the “Pawtucket Offices”), other than Seller’s interest as tenant in the lease for the Pawtucket Offices pursuant to and in accordance with the Lease Assignment (as defined below), (b) Seller’s Cash Equivalents, (c) any employee advances of Seller and loans payable by an employee of Seller to Seller, (d) any prepaid insurance expenses of Seller, (e) any Excluded Accounts Receivable (as defined below), (f) the corporate seals, certificates of incorporation, by-laws, minute books, stock books, books of account or other records relating solely to the organization and finances of Seller; provided, however, that copies of the foregoing items relating to the operation of the Business or the Assets shall be provided by Seller to Buyer on or prior to the Closing Date, (g) all of Seller’s Tax Returns (and any notes, work papers, files or other documents related thereto), any other Records related to Taxes of Seller, any rights to receive Tax refunds or credits related to Taxes and claims therefor, and any loss carryforward, carryback or other Tax attributes of Seller, (h) all rights of Seller under this Agreement and each other agreement between Seller on the one hand and Buyer and/or Holdco on the other hand, (i) all claims, rights and choses in action of Seller against third parties to the extent relating solely to any Excluded Assets, and (j) any trust or insurance policy that relates to any Employee Benefit Plan (collectively, the “Excluded Assets”).

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1.3           Assumed Liabilities. At the Closing, Buyer will only assume (i) the current Liabilities (as defined below) of Seller (not including Indebtedness (as defined below)), which are reflected on Schedule 1.7(a), or which otherwise have been used for purposes of calculating the Adjusted Net Working Capital; (ii) the obligations relating to Transferred Staff Employees as set forth in Section 4.3; (iii) any Liabilities of Seller specifically assumed pursuant to and in accordance with the Lease Assignment; (iv) all Taxes arising out of or resulting from the use, ownership or operation of the Assets or the Business after the Closing Date; and (v) Seller’s performance obligations under the Assumed Contracts after the Closing; provided, however, that Buyer shall not assume any Liabilities under the Assumed Contracts with respect to any breaches of the Assumed Contracts occurring on or before the Closing or any damages to third Persons resulting from acts, events or omissions occurring on or before the Closing, in either case, whether or not known by Seller as of the Closing (collectively, the “Assumed Liabilities”).

1.4           Excluded Liabilities. Other than the Assumed Liabilities specifically set forth in Section 1.3, Buyer is not assuming any liability or obligation of Seller or the Selling Persons of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown (collectively, “Liabilities”), including without limitation those Liabilities set forth below (collectively, the “Excluded Liabilities”):

(a)          Liabilities in respect of any of the Excluded Assets;

(b)          Liabilities, including any Proceeding or other third Person claim, relating to or arising from the activities and operation of the Business with respect to any period of time (or portion thereof) occurring on or before the Closing;

(c)          Liabilities relating to Indebtedness;

(d)          Liabilities relating to loans or payables by Seller to the Selling Persons or other Liabilities of Seller to the Selling Persons;

(e)          Liabilities relating to (i) Taxes of Seller for any taxable period, whether before or after the Closing Date (except as provided in Section 4.5); (ii) any Tax of Seller resulting from or attributable to the consummation of the transactions contemplated by this Agreement (except as provided in Section 4.4 or Section 4.5); (iii) any Liability of Seller for unpaid Taxes of any other Person as a successor or transferee, by contract or under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) (other than Buyer); or (iv) any Liability of Seller to make a payment to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement with respect to Taxes;

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(f)          Liabilities related to Seller or any Selling Person’s transaction fees and expenses contemplated in Section 4.2 or otherwise;

(g)          Liabilities related to any Employee Benefit Plans (as defined below);

(h)          Liabilities related to premiums for officer’s life insurance policies that are in place immediately prior to the Closing Date;

(i)          all Liabilities for breach of warranty (whether covered by insurance or not) with respect to services rendered on or prior to the Closing Date;

(j)          Liabilities relating to any current or former Staff Employee, Temporary Employee, Independent Contractor or Independent Contractor Employee or current or former group of Staff Employees, Temporary Employees, Independent Contractors or Independent Contractor Employees, except to the extent accrued for as current Liabilities in Adjusted Net Working Capital or as provided in Section 4.3;

(k)          Liabilities related to any Real Property, except any Liabilities of Seller specifically assumed pursuant to and in accordance with the Lease Assignment; and

(l)          any other Liability that is not an Assumed Liability.

1.5           Consideration.

(a)          Buyer is assuming the Assumed Liabilities and agrees to pay the Seller and the Selling Persons by wire transfer of immediately available funds, in the amounts and to the names and account(s) specified in Schedule 1.5(a), an aggregate of $10,500,000 at closing, of which the Parties agree that $10,310,000 (the “Closing Asset Consideration”) shall be paid to the Seller as consideration for the acquisition of the Assets from Seller and $190,000 shall be paid to Seller and the Selling Persons as consideration for Seller and the Selling Persons entering into the agreements and covenants set forth herein, including Article VI (of which $80,000, $60,000, $40,000 and $10,000 shall be allocable to Thomas Leonard, Justin Franks, Ronald Wnek and Seller, respectively).

(b)          As additional consideration for the acquisition of the Assets from Seller, Buyer also agrees to (1) pay Seller by wire transfer of immediately available funds, in the amounts and to the names and account(s) specified in Schedule 1.5(b), (i) $2,000,000 as an aggregate deferred payment, which shall be payable in four equal annual installments of $500,000 on December 3, 2013, December 3, 2014, December 3, 2015, and December 3, 2016 (each, a “Deferred Payment”), and (ii) additional consideration, if any, not to exceed an aggregate of $1,500,000, which shall be subject to and upon the terms and conditions set forth in Section 1.6, and (2) deliver to Seller at Closing evidence of ownership reasonably satisfactory to Seller evidencing an aggregate of 666,667 Class A Units in Holdco (the “Class A Units”), in the amounts and the names specified in Schedule 1.5(b) (the “Equity Consideration”).

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(c)          The amounts listed in this Section 1.5, which the Parties agree shall constitute full consideration for the acquisition of the Assets and for Seller and the Selling Persons entering into the agreements and covenants set forth herein, as may be adjusted pursuant to the terms of this Agreement, shall be collectively referred to herein as the “Purchase Price.”

1.6           Earn-Out.

(a)          With respect to the period of time beginning on (and including) the first day of Buyer’s first full accounting month after the Closing Date (such first day being December 31, 2012) and ending on (and including) the last day of the twelfth consecutive full accounting month following the Closing Date (such last day being December 29, 2013) (such period of time, “Year One”), Seller shall be entitled to the following amount (if any) based upon the COH (as defined below) for Year One (any such payment, an “Earn-Out Payment”):

(i) if COH for Year One is less than or equal to $2,700,000, then Seller shall not be entitled to any Earn-Out Payment for such period of time;

(ii) if the COH for Year One is greater than $2,700,000 but less than $3,650,000, then Seller shall be entitled to receive an Earn-Out Payment for such period of time that is equal to: $750,000 multiplied by the result of: (1) (the COH for Year One minus $2,700,000) divided by (2) $950,000; or

(iii) if the COH for Year One is greater than or equal to $3,650,000, then Seller shall be entitled to receive an Earn-Out Payment for such period of time that is equal to $750,000.

(b)          With respect to the period of time beginning on (and including) the first day of Buyer’s thirteenth full accounting month after the Closing Date (such first day being December 30, 2013) and ending on (and including) the last day of the 24th consecutive full accounting month following the Closing Date (such last day being December 28, 2014) (such period of time, “Year Two”), Seller shall be entitled to an Earn-Out Payment (if any) based upon the COH for Year Two:

(i) if the COH for Year Two is less than or equal to $2,700,000, then Seller shall not be entitled to any Earn-Out Payment for such period of time;

(ii) if the COH for Year Two is greater than $2,700,000 but less than $4,800,000, then Seller shall be entitled to receive an Earn-Out Payment for such period of time that is equal to the positive difference, if any, resulting from: (1) [$1,500,000 multiplied by the result of: (A) (the COH for Year Two minus $2,700,000) divided by (B) $2,100,000] minus (2) [the Earn-Out Payment for Year One (if any)]; or

(iii) if the COH for Year Two is greater than or equal to $4,800,000, then Seller shall be entitled to receive an Earn-Out Payment for such period of time that is equal to $1,500,000 minus the Earn-Out Payment for Year One (if any).

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For illustrative purposes only, if the COH for Year One is $3,000,000, then Seller shall be entitled to receive an Earn-Out Payment for such period of time that is equal to $236,842.10, which equals $750,000 multiplied by the result of: (1) $3,000,000 minus $2,700,000 (or $300,000) divided by (2) $950,000. In addition, for illustrative purposes only, if the COH for the following year (Year Two) was $3,500,000, then Seller shall be entitled to receive an Earn-Out Payment for such period of time that is equal to $334,586.47, which equals (1) [$1,500,000 multiplied by the result of: (A) ($3,500,000 minus $2,700,000) divided by (B) $2,100,000] minus (2) [$236,842.10].

(c)          For purposes of this Section 1.6, (i) “COH” (or Contribution to Overhead) shall be calculated by Buyer in accordance with Buyer’s accounting methods, policies, practices and procedures and shall mean, for each applicable year (e.g., Year One and Year Two), (x) the revenue earned by the Business for such year, minus (y) the cost of services to the Business for such year, which shall consist of billable staffing contractor payments, the temporary payroll, temporary payroll Taxes, temporary benefits paid by Buyer or its Affiliates (as defined below) with respect to the Business, and worker’s compensation insurance cost associated with the temporary payroll, minus (z) expenses relating to the branch of the Business, which shall not include any allocation of corporate overhead from Buyer to Seller.

(d)          Each Earn-Out Payment, if any, shall be paid by Buyer to Seller in accordance with Section 1.5 within 60 days of the last day of the applicable twelve-month period (e.g., Year One and Year Two) for which such Earn-Out Payment is calculated; provided, that the conditions for payment of such Earn-Out Payment as set forth in this Section 1.6 have been satisfied and subject to Section 5.6; and provided, further, that any dispute as to the applicable Earn-Out Payment has been resolved pursuant to Section 1.6(e). For each fiscal month during Year One and Year Two, Buyer agrees to deliver to Seller, within 30 days after the end of such fiscal month, a statement showing the calculation of the COH (each, a “COH Statement”) for such fiscal month and the cumulative COH for the applicable year that includes such fiscal month. The COH Statement covering Year One or Year Two, as applicable, shall include a calculation of the resulting Earn-Out Payment, if any, and be referred to herein as an “Annual COH Statement”.

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(e)          Procedure for Objecting to Calculation of COH. Buyer shall deliver to Seller the Annual COH Statement within 30 days after the end of Year One or Year Two, as applicable. If Seller has not given any notice of objection with respect to an Annual COH Statement within ten days after its delivery by Buyer, then the calculation of COH for the period covered by such Annual COH Statement shall be as set forth in such report. If, however, Seller has given a written notice of objection with respect to an Annual COH Statement specifying the items and amounts to which Seller is objecting within the applicable ten-day period, then Buyer and Seller shall attempt to resolve their differences in good faith. If Buyer and Seller cannot agree on appropriate changes to be made to such Annual COH Statement within ten days after the delivery of Seller’s objection notice to the disputed Annual COH Statement, then Buyer and Seller shall submit such disputed Annual COH Statement, along with the written objections of Buyer and Seller, to the Independent Accounting Firm (as defined below). Buyer and Seller shall request the Independent Accounting Firm to determine only those aspects of the Annual COH Statement that are in controversy and to make the final determination in accordance with the terms of this Agreement, within 30 days after the request. Buyer and Seller shall instruct the Independent Accounting Firm not to assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Seller, on the other hand. Buyer and Seller shall also instruct the Independent Accounting Firm to make its determination based solely on presentations by Buyer and Seller that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Buyer and Seller shall make readily available to the Independent Accounting Firm all relevant books and Records, any work papers (including those of the parties’ respective principal accountants, to the extent permitted by such accountants) relating to the Annual COH Statement and the objections of Buyer and Seller and all other items reasonably requested by the Independent Accounting Firm in connection therewith. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Buyer in the same proportion as the aggregate amount of the disputed items that were determined in favor of the other Party (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items submitted by the Parties.

1.7           Purchase Price Adjustment. An adjustment amount (“Purchase Price Adjustment”), if any is due, shall be paid by the appropriate Party, in the manner and at the time set forth in this Section 1.7.

(a)          Preparation of Closing Date Net Working Capital. Within one hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement of the current assets and current Liabilities of Seller as of the close of business on the date immediately preceding the Closing Date (the “Closing Date Net Working Capital Statement”) for purposes of specifically determining the Adjusted Net Working Capital (as defined below) of the Business as of the Closing Date. The Closing Date Net Working Capital Statement shall be unaudited but will be prepared in conformity with GAAP (as defined below) in all material respects and otherwise consistent with Seller’s past accounting methods, policies, practices and procedures and in the same manner, with consistent classification and estimation methodology, as the Financial Information (as defined below). An example calculation of the net working capital of the Business is set forth in Schedule 1.7(a). As used in this Agreement, (i) “GAAP” means generally accepted accounting principles of the United States that are applicable from time to time, as consistently applied in prior periods; (ii) “Adjusted Net Working Capital” means (x) the current assets of Seller (not including Cash Equivalents of Seller or any other Excluded Assets) minus (y) the current Liabilities of Seller (not including Indebtedness of Seller or any other Excluded Liabilities); and (iii) “Target Net Working Capital” means the amount of $2,315,000.

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(b)          Payment of Purchase Price Adjustment.

(i)          If the Adjusted Net Working Capital as of the Closing Date, as determined in accordance with this Section 1.7, is greater than the Target Net Working Capital, such excess amount (subject to Section 5.6) shall be paid by Buyer to Seller.

(ii)         If the Adjusted Net Working Capital as of the Closing Date, as determined in accordance with this Section 1.7, is less than the Target Net Working Capital, such deficit amount (subject to Section 5.6) shall be paid by Seller to Buyer.

(iii)        The Purchase Price Adjustment described in this Section 1.7(b) shall be paid within five Business Days (as defined below) after its determination in accordance with this Section 1.7(c) and shall be paid by wire transfer to the account designated by the payee in writing to the payor; provided, that any dispute as to the Purchase Price Adjustment has been resolved pursuant to Section 1.7(c).

(c)          Procedure for Objecting to Calculation of Adjusted Net Working Capital. If Seller has not given any notice of objection with respect to the Closing Date Net Working Capital Statement within fifteen days after its delivery by Buyer, then the calculation of Adjusted Net Working Capital described in this Section 1.7 shall be based on the Closing Date Net Working Capital Statement. If, however, Seller has given a written notice of objection with respect to the Closing Date Net Working Capital Statement specifying the items and amounts to which Seller is objecting within the applicable fifteen-day period, then Buyer and Seller shall attempt to resolve their differences in good faith. If Buyer and Seller cannot agree on appropriate changes to be made to the Closing Date Net Working Capital Statement within ten days after the delivery of Seller’s objection notice to the Closing Date Net Working Capital Statement, then Buyer and Seller shall submit the Closing Date Net Working Capital Statement, along with the written objections of Buyer and Seller, to the Independent Accounting Firm. Buyer and Seller shall request the Independent Accounting Firm to determine only those aspects of the Closing Date Net Working Capital Statement that are in controversy and to make the final determination in accordance with the terms of this Agreement, within 30 days after the request. Buyer and Seller shall instruct the Independent Accounting Firm not to assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Seller, on the other hand. Buyer and Seller shall also instruct the Independent Accounting Firm to make its determination based solely on presentations by Buyer and Seller that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Purchase Price Adjustment described in this Section 1.7 shall be based on the Closing Date Net Working Capital Statement as adjusted to take into account the Independent Accounting Firm’s determinations of those matters that are in controversy. Buyer and Seller shall make readily available to the Independent Accounting Firm all relevant books and Records, any work papers (including those of the parties’ respective principal accountants, to the extent permitted by such accountants) relating to the Closing Date Net Working Capital Statement, Schedule 1.7(a) and the objections of Buyer and Seller and all other items reasonably requested by the Independent Accounting Firm in connection therewith. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Buyer in the same proportion as the aggregate amount of the disputed items that were determined in favor of the other Party (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items submitted by the Parties.

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(d)          The Purchase Price shall also be subject to adjustment (the “Customer Price Adjustment”) if any of the Customer Contracts are not freely assignable and transferable and such Customer Contracts have not been fully assigned to Buyer pursuant to Section 4.8 without any material adverse change in their respective terms (unless such changes are reasonably acceptable to Buyer) and Seller is unable to provide Alternative Arrangements (as defined in Section 4.8). Buyer and Seller shall work together in good faith to determine the amount of any Customer Price Adjustment. Buyer shall be entitled to setoff and apply any Customer Price Adjustment owing to Buyer by Seller against the amounts, if any, owing to Seller by Buyer in respect of this Agreement. Such setoff is not the sole and exclusive remedy of Buyer.

1.8           Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Fulbright & Jaworski L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201, or via facsimile or portable document format (pdf), with originals to follow via overnight delivery, immediately following the execution and delivery of this Agreement and the delivery of all of the items listed in Section 1.9 (the “Closing Date” shall mean the date that the Closing occurs).

1.9           Closing and Post-Closing Deliveries. Contemporaneously with, and subsequent to, as applicable, the execution and delivery of this Agreement:

(a)          Seller will endorse and deliver to Buyer any certificates of title and such other documents and instruments as may be necessary under applicable Law (as defined below) to effect or record the transfer of any Asset for which ownership is evidenced by a certificate of title, if any, to Buyer and to convey to Buyer good and marketable title in such Assets, free and clear of any Liens other than Permitted Liens;

(b)          Seller will execute and deliver to Buyer a Bill of Sale conveying the Assets to Buyer, which is attached hereto as Exhibit A;

(c)          Buyer and Seller will execute and deliver to each other an Assignment and Assumption Agreement evidencing the assumption by Buyer of the Assumed Liabilities, which is attached hereto as Exhibit B;

(d)          B G Staff Services Inc. and Thomas Leonard will execute and deliver to each other an employment agreement, which is attached hereto as Exhibit C

(e)          B G Staff Services Inc. and Justin Franks will execute and deliver to each other an employment agreement, which is attached hereto as Exhibit D;

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(f)          B G Staff Services Inc. and Ronald Wnek will execute and deliver to each other an employment agreement, which is attached hereto as Exhibit E;

(g)          (i) Buyer and Seller will execute and deliver to each other a Lease Assignment and Assumption Agreement with respect to the Pawtucket Offices (the “Lease Assignment”), which includes as an exhibit thereto the consent of Hope Artiste Village LLC, the owner of the Pawtucket Offices, to the Lease Assignment, a copy of which is attached hereto as Exhibit F, and Seller and Hope Artiste Village LLC will deliver to Buyer occupancy to the Pawtucket Offices;

(h)          Seller will deliver to Buyer executed UCC Termination Statements and other evidence satisfactory to Buyer, such as payoff letters, to evidence the release of any and all Liens (as defined below) on the Assets, other than Permitted Liens;

(i)          Seller will deliver to Buyer all third Person consents that are necessary for the transfer of any Assets, including the Assumed Contracts, in accordance with Section 4.8

(j)          Seller will deliver to Buyer, no later than five Business Days prior to the Closing Date, copies of the Certificates of Insurance (as defined below);

(k)          Seller will execute and deliver to Buyer such other assignments, releases, consents to assignment and other instruments of sale, conveyance, assignment, assumption and transfer satisfactory in form and in substance to Buyer as reasonably requested by Buyer in order to convey to Buyer all right, title and interest in and to the Assets in the manner provided for in this Agreement; and

(l)          Seller will deliver to Buyer or otherwise make available the originals or copies of all of Seller’s books, Records, ledgers, disks, proprietary information and other data relating to the Assets and the Business and all other written or electronic depositories of information relating to the Assets and the Business (except for the Purchase Price).

1.10         Further Assurances. At or after the Closing, and without further consideration, (a) Seller will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order to fully convey and transfer the Assets to Buyer and to put Buyer in operational control of the Business, or for aiding, assisting, collecting and reducing to possession any of the Assets and exercising rights with respect thereto and (b) Buyer will execute and deliver to Seller such further instruments as Seller may reasonably request in order to effect Buyer’s assumption of the Assumed Liabilities from Seller.

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1.11         Allocation of Purchase Price. Within thirty (30) days after the Adjusted Net Working Capital has become final and binding pursuant to Section 1.7, Buyer shall prepare and provide to Seller a proposed allocation (the “Asset Allocation”) of the Closing Asset Consideration (adjusted to reflect any Purchase Price Adjustment pursuant to Section 1.7(b)) (which Closing Asset Consideration for purposes of this Section 1.11 shall include any Assumed Liabilities required to be treated as part of the Purchase Price for U.S. federal income tax purposes, other than any Assumed Liabilities assumed with respect to the Class A Units pursuant to the immediately succeeding sentence) among the Assets (other than the Assets to which the Class A Units are allocated pursuant to the immediately succeeding sentence) in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder. The parties agree that the Class A Units will be allocated among the Assets, and the Assumed Liabilities required to be treated as part of the Purchase Price for U.S. federal income tax purposes will be treated as assumed with respect to the Class A Units, as set forth on Schedule 1.11. Within thirty (30) days after the receipt of the Asset Allocation, Seller will propose to Buyer in writing any reasonable changes to such Asset Allocation, and in the event no such changes are so proposed, Seller will be deemed to have agreed to and accepted the Asset Allocation provided by Buyer. Seller and Buyer will attempt in good faith to resolve any dispute relating to the Asset Allocation in accordance with the requirements of Section 1060 of the Code; provided that if Seller and Buyer are unable to resolve any such dispute within twenty (20) days from receipt of Seller’s proposed changes, any unresolved items shall be resolved by the Independent Accounting Firm in accordance with the requirements of Section 1060 of the Code. The fees and expenses of the Independent Accounting Firm shall be allocated between Seller and Buyer in the same proportion as the aggregate amount of the disputed items that were determined in favor of the other Party (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items submitted by the Parties. Seller and Buyer shall each file or cause to be filed Internal Revenue Service Form 8594 for its taxable year that includes the Closing Date in a manner consistent with the Asset Allocation as so finalized, and, except as required by Law or as set forth below relating to a revised Asset Allocation, shall not take any position on any Tax Return or in the course of any Tax audit, review, or Proceeding that is inconsistent with the Asset Allocation or the allocation set forth on Schedule 1.11. In the event of any subsequent adjustment to the Purchase Price pursuant to Section 1.6, Article V, or otherwise, Buyer will prepare and provide to Seller a revised Asset Allocation reflecting such adjustment. Such revised Asset Allocation shall be subject to review and the resolution of timely raised disputes in the same manner as the initial Asset Allocation. Seller and Buyer shall each file or cause to be filed a revised IRS Form 8594 reflecting such adjustment as so finalized for its taxable year that includes the event or events giving rise to such adjustment, and, except as required by Law or a future revised Asset Allocation, shall not take any position on any Tax Return or in the course of any Tax audit, review, or Proceeding that is inconsistent with the revised Asset Allocation.

ARTICLE II

Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer as follows:

2.1           Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws (as defined below) of the State of Rhode Island and has full power to own its properties and to conduct the Business as presently conducted. Seller is duly authorized, qualified or licensed to do business and is in good standing in each state or other jurisdiction in which its assets are located or in which the Business as presently conducted makes such qualification necessary. Seller is required as a result of the Business to be qualified to do business as a foreign entity in the jurisdictions set forth in Schedule 2.1, and Seller is so qualified in such jurisdictions. Set forth in Schedule 2.1 is a list of all assumed names under which Seller operates the Business and all jurisdictions in which any of such assumed names is registered.

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2.2           Authority. Seller and the Selling Persons have all requisite power, authority and capacity to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Seller and the Selling Persons pursuant to this Agreement (collectively, the “Seller Documents”). The execution, delivery and performance by Seller and the Selling Persons of each Seller Document has been duly authorized by all necessary action on the part of Seller and the Selling Persons. This Agreement and the other Seller Documents have been duly executed and delivered by Seller and the Selling Persons. This Agreement and each of the other Seller Documents are legal, valid and binding agreements of Seller and the Selling Persons, enforceable against Seller and the Selling Persons in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding (as defined below) at law or in equity). The Selling Persons are the holders of all of the issued and outstanding equity interests of Seller and no other Person owns any equity interest in Seller or has the right to acquire an equity interest in Seller.

2.3           Title to Assets.

(a)          Set forth in Schedule 2.3(a) is a complete list of (i) the street address of all real property leased by Seller and used in connection with the Business (the “Real Property”) and (ii) each other tangible asset of Seller that is used in, generated by or associated with the Business. There are no vehicles owned or leased by Seller and used in or associated with the Business. The Seller does not own any real property.

(b)          The Assets, together with the Excluded Assets, constitute all of the assets of Seller that are used in or associated with the Business and constitute all assets necessary to carry on the Business as currently conducted.

(c)          Seller has good and marketable title to all of the Assets it owns, or purports to own, and a valid leasehold interest in all leased assets included within the Assets, free and clear of any Liens other than Permitted Liens. The execution and delivery of the Seller Documents by Seller at the Closing will convey to and vest in Buyer good and marketable title to the Assets, free and clear of any Liens other than Permitted Liens, or in the case of leased assets, the execution and delivery of the Seller Documents by Seller at the Closing will convey to and vest in Buyer a valid leasehold interest, free and clear of any Liens other than Permitted Liens.

(d)          The Assets, including any Assets held under leases or licenses are (i) in good condition and repair, ordinary wear and tear excepted and (ii) in good working order and have been properly and regularly maintained.

(e)          To the Knowledge of Seller, the Real Property is zoned for a classification that permits the continued use of Units 2205, 2211 and 2215 at the Real Property (collectively, the “Units”) in the manner currently used by Seller. To the Knowledge of Seller, there are no actions pending or threatened that would alter the current zoning classification of the Real Property or alter any applicable Laws, covenants, conditions or restrictions that would adversely affect the use of the Units in the Business. Seller has not received written notice, or to the Knowledge of Seller oral notice, from any insurance company or Governmental Body (as defined below) of any defects or inadequacies in the Units that would adversely affect the insurability or usability of the Units in the Business or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates. To the Knowledge of Seller, no fact or condition exists or is threatened that would result in the discontinuation of necessary utilities or services to the Units or the termination of current access to and from the Units.

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2.4           No Violation. Except as set forth in Schedule 2.4, neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated thereby, including the sale of the Assets to Buyer, will conflict with or result in the breach of any term or provision of, require consent or violate or constitute a default (or an event that with notice or lapse of time or both would constitute a breach or default) under, or result in the creation of any Lien on the Assets other than Permitted Liens pursuant to, or relieve any Person of any obligation to Seller or the Selling Persons or give any Person the right to terminate or accelerate any obligation under, any charter provision, bylaw or any contract, agreement, Permit or Law to which Seller or the Selling Persons are a party or by which Seller, the Selling Persons or any of the Assets or the Business is in any way bound or obligated.

2.5           Governmental Consents. Except as set forth in Schedule 2.5, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (collectively, a “Governmental Body”) is required on the part of Seller or the Selling Persons in connection with the sale and purchase of the Assets or any of the other transactions contemplated by this Agreement.

2.6           Financial Information.

(a)          Attached as Schedule 2.6 are true and complete copies of (i) the unaudited balance sheet of Seller for Seller’s 2011 and 2010 fiscal years and as of October 31, 2012 (the “Latest Balance Sheet”) and the related unaudited income statements of Seller for the corresponding periods then ended, (ii) a detailed aging summary of the Acquired Accounts Receivable and Excluded Accounts Receivable, aged by invoice date and customer (the “Aged A/R Report”), as of the date of the Latest Balance Sheet, (iii) a detailed report of Seller’s prepaid expenses, including a description of each prepaid expense and the value assigned to each, as of the date of the Latest Balance Sheet, (iv) a detailed report of Seller’s fixed assets, including a description of each fixed asset and the value assigned to each, as of the date of the Latest Balance Sheet, (v) a detailed aging summary of Seller’s accounts payable, aged by due date (the “Aged A/P Report”), as of the date of the Latest Balance Sheet, (vi) a detailed report of Seller’s accrued incentives and bonuses, including a description of each accrued incentive and bonus and the value assigned to each, as of the date of the Latest Balance Sheet, (vii) a detailed report of Seller’s accrued payroll, as of the date of the Latest Balance Sheet (collectively, items (i) – (vii) above, the “Financial Information”). The Financial Information presents fairly in all material respects the financial condition of the Business as a whole (or in the case of clauses (ii) through (vii), the items specified therein) at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with GAAP. The Financial Information does not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Information has been prepared from the books and Records of Seller, which accurately and fairly reflect in all material respects the transactions of, acquisitions and dispositions of assets by and incurrence of Liabilities by the Business.

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(b)          Seller does not have any Liabilities of or relating to the Business except for: (i) Liabilities reflected on the Latest Balance Sheet; (ii) current Liabilities incurred in the ordinary course of business, consistent with past practice, after the date of the Latest Balance Sheet; and (iii) ordinary course performance obligations under agreements entered into by Seller in the ordinary course of business, consistent with past practice, (including the Business Contracts (as defined below)), which Liabilities in the case of (ii) and (iii) above are not required by GAAP to be reflected in the Latest Balance Sheet.

(c)          All Acquired Accounts Receivable that are reflected in the Financial Information represent valid obligations arising from services actually performed by Seller or on its behalf in the ordinary course of the Business. Except to the extent paid prior to the Closing Date, such Acquired Accounts Receivable are current and collectible net of the respective reserves shown in the Financial Information, which reserves are adequate and calculated consistent with past practice in the ordinary course of the Business. Each of such Acquired Accounts Receivable either has been or will be collected in full, net of reserves, without any setoff, within 120 days after the Closing Date.

2.7           Absence of Certain Changes. Since January 1, 2011 and through the Closing Date, Seller has operated the Business in the ordinary course of business, consistent with past practice, and there has not been:

(a)          any material adverse change in the condition (financial or otherwise), results of operations, business, prospects, Assets or Liabilities of the Business or with respect to the manner in which Seller conducts the Business;

(b)          any change by Seller in its accounting methods, principles or practices relating to the Business;

(c)          the termination of employment (whether voluntary or involuntary) of any officer of Seller employed in the Business;

(d)          any waiver by Seller of any material rights related to the Business or the Assets;

(e)          any other transaction, agreement or commitment entered into or affecting the Business or the Assets that obligates Seller to make acquisitions, dividends or repurchases, bonuses, material increases in compensation, capital expenditures or borrowings outside amounts approved in Seller’s budget, except in each case in the ordinary course of business and consistent with past practice; or

(f)          any agreement or understanding to do or resulting in any of the foregoing.

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2.8           Taxes.

(a)          All Tax Returns (including income, property, sales, transfer, use, franchise, withholding, single business, social security and unemployment Tax Returns) required to be filed by Seller that encompass or relate in any manner to the Assets or the Business have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. All Taxes of Seller (whether or not shown on any Tax Return) relating to the Assets or the Business that are due and payable have been paid. No Tax deficiency has been proposed or assessed in writing, or to the Knowledge of Seller otherwise threatened, against Seller which remains unsatisfied, and Seller has not executed any waiver of any statute of limitations on the assessment or collection of any Tax which remains in effect. No Tax audit, action, suit, Proceeding, investigation or claim is now pending or threatened in writing against Seller, and no issue or question has been raised in writing, or to the Knowledge of Seller otherwise threatened, (and is currently pending) by any taxing authority in connection with Seller’s Tax Returns. No claim has ever been made in writing, or to the Knowledge of Seller otherwise threatened, by a taxing authority in a jurisdiction in which Seller does not currently file Tax Returns that Seller is or may be subject to Tax by that jurisdiction. Seller has withheld or collected from each payment made to each of its employees and other payees the full amount of any and all Taxes required to be withheld or collected therefrom and has paid the same to the proper Tax authorities or authorized depositaries. Except for Permitted Liens, there are no Liens for unpaid Taxes on the Assets and no claim for unpaid Taxes has been made by any Tax authority that could give rise to any such Lien. None of the Assets includes any stock, partnership interests, limited liability company interests, legal or beneficial interests or any other equity interests in or of any Person, and none of the Assets are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code. None of the Assumed Liabilities includes: (i) an obligation pursuant to an agreement by Seller to make a payment that would not be deductible by Seller under Section 280G of the Code if paid by Seller; (ii) an obligation under any Record retention, transfer pricing, closing or other agreement or arrangement with any Governmental Body that will survive the Closing or impose any Liability on Buyer after the Closing; or (iii) an obligation by Seller to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person. In November of 2012, Seller requested a Letter of Good Standing from the State of Rhode Island and Providence Plantations Department of Revenue required by RIGL Section 44-11-29.

(b)          “Tax” or “Taxes” means any and all taxes, assessments or other similar amounts payable to any federal, state, local or foreign taxing authority or agency, including: income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers’ compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, environmental, occupation, premium, registration and gains taxes, including any interest, penalties and additions to tax imposed with respect thereto.

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(c)          “Tax Return” means any return, report, notice or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

2.9           Proceedings. There are currently no pending or to the Knowledge of Seller, threatened Proceedings by any individual, corporation, partnership, Governmental Body or other entity (collectively, a “Person”) against Seller relating to or concerning the Business or to which any of the Assets may be subject. Seller is not subject to or bound by any currently existing judgment, order, writ, injunction or decree that relates to the Business or the Assets.

2.10         Compliance with Laws. Seller is currently complying with, and has at all times complied with, each applicable statute, law (including common law), ordinance, decree, order, rule or regulation of any Governmental Body, including all federal, state, local and foreign laws relating to zoning and land use, occupational health and safety, employment, immigration and labor matters and all rules and regulations relating thereto (collectively, “Laws”).

2.11         Permits. Seller owns or possesses from each appropriate Governmental Body all right, title and interest in and to all permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, “Permits”) issued by any Governmental Body necessary to conduct the Business. Each Permit is described in Schedule 2.11 and is included within the Assets and is fully transferable to Buyer without any material modification or payment. No loss or expiration of any such Permit is pending or to the Knowledge of Seller threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof and that may be renewed in the ordinary course of business without lapsing.

2.12         Employee Matters.

(a)          Schedule 2.12(a) sets forth a complete list of all executive and staff employees of Seller (the “Staff Employees”), including the name, title or job description, compensation and benefits for each Staff Employee, and such list is true and correct as of the Closing Date.

(b)          Schedule 2.12(b) sets forth a complete list of all temporary employees of Seller (the “Temporary Employees”), including the name, pay rate, bill rate and customer assignment for each Temporary Employee, and such list is true and correct as of the Closing Date.

(c)          Schedule 2.12(c) sets forth a complete list of all independent contractors used or engaged by Seller in connection with the Business (the “Independent Contractors”), including the name, pay rate, bill rate and customer assignment for each Independent Contractor, and such list is true and correct as of the Closing Date. The Independent Contractors are not, and have not been, “employees” of Seller under applicable Laws.

(d)          Schedule 2.12(d) sets forth a complete list of all employees used or engaged by the Independent Contractors in connection with the Business (the “Independent Contractor Employees”), including the name, pay and bill rates (which shall include the amounts billed to the Seller with respect to such Independent Contractor Employee), customer and Independent Contractor assignments and whether such Independent Contractor Employee is active or inactive, and such list is true and correct as of the Closing Date. The Independent Contractor Employees are not, and have not been, “employees” of Seller under applicable Laws.

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(e)          Seller maintains for each Staff Employee, Temporary Employee and Independent Contractor all forms, Records, and other documents required by federal, state and local Law, including Laws relating to immigration, workers’ compensation, Taxes, withholding, earned income credit, unemployment compensation and wage and hour compliance. Seller has performed with respect to each Staff Employee, Temporary Employee, Independent Contractor and Independent Contractor Employee, such investigations, background checks, reviews and other inquiries as required by Law and as are consistent with those performed by other companies engaged in the business of providing temporary staffing and employment services.

(f)          Seller does not have any collective bargaining, union or labor agreements, contracts or other arrangements with any group of Staff Employees, Temporary Employees, Independent Contractors, Independent Contractor Employees, labor union or employee representative and there is no organizational effort currently being made or, to the Knowledge of Seller, threatened by or on behalf of any labor union with respect to the Staff Employees, Temporary Employees, Independent Contractors or Independent Contractor Employees. Seller has not experienced and to the Knowledge of Seller, there is no basis for, any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the Business. Except for ordinary course increases consistent with past practice, Seller has no formal plan or commitment, whether legally binding or not, to increase the compensation payable or to become payable to directors, managers, officers, Staff Employees, Temporary Employees, Independent Contractors or Independent Contractor Employees.

2.13         Employee Benefit Plans.

(a)          Set forth in Schedule 2.13 is a complete and correct list of all “Employee Benefit Plans.” The term “Employee Benefit Plans” means any (a) “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as well as (b) all plans or policies providing for fringe benefits and each other bonus, incentive compensation, deferred compensation, profit sharing, stock purchase, severance, retirement, health, life, accidental death and dismemberment, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, phantom stock, performance share, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), maintained or contributed to by Seller for any employee or former employee of Seller employed or previously employed in the Business, or any dependent thereof.

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(b)          Each Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS (or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter with the IRS and is awaiting receipt of a response) or is a master and prototype plan that is entitled to rely upon a favorable advisory or opinion letter with respect to the form of the underlying plan. With respect to each Employee Benefit Plan, Seller has provided Buyer with a current, correct and complete copy of the most recent determination letter or opinion letter. All benefits, contributions and premiums required by and due under the terms of each Employee Benefit Plan and applicable Law have been timely paid in accordance with the terms of the Employee Benefit Plan and applicable Law. Neither Seller nor any other entity that is or has been under common control with Seller as determined under Section 414(b), (c), (m) or (o) of the Code maintains, contributes to, or participates in any Employee Benefit Plan with respect to which Seller has or may have any Liability that could affect the Business or the Assets.

(c)          Seller expressly acknowledges that Buyer will not assume any Employee Benefit Plans of Seller or take on any Liability relating to any Employee Benefit Plans of Seller except as otherwise expressly stated in this Agreement.

2.14         Business Contracts.

(a)          Schedule 1.1(d) lists each written agreement (including all amendments and supplements thereto) relating to the Business to which Seller is a party or a beneficiary or by which Seller (in respect of the Business) or any of the Assets is bound or otherwise obligated with respect to providing staffing services, including all customer contracts, purchase orders and statements of work (collectively, the “Customer Contracts”). There are no oral Customer Contracts. Each Customer Contract represents the entire agreement between the Company and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, each Customer Contract will continue to be binding in accordance with its terms following the Closing Date, and the closing of the transactions contemplated hereby and will not result in an actual or potential default, or require the payment of any sum of money, under any Customer Contract (with or without the lapse of time or giving of notice, or both).

(b)          Schedule 1.1(e) lists each written agreement (including all amendments and supplements thereto) relating to the Business to which Seller is a party or a beneficiary or by which Seller (in respect of the Business) or any of the Assets is bound or otherwise obligated relating to the Independent Contractors (collectively, the “Independent Contractor Contracts”). There are no oral Independent Contractor Contracts. Each Independent Contractor Contract represents the entire agreement between the Company and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, each Independent Contractor Contract will continue to be binding in accordance with its terms following the Closing Date, and the closing of the transactions contemplated hereby and will not result in an actual or potential default, or require the payment of any sum of money, under any Independent Contractor Contract (with or without the lapse of time or giving of notice, or both).

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(c)          Schedule 1.1(f) lists each written agreement (including all amendments and supplements thereto) relating to the Business to which Seller is a party or a beneficiary or by which Seller (in respect of the Business) or any of the Assets is bound or otherwise obligated relating to the Temporary Employees (collectively, the “Temporary Personnel Contracts”). There are no oral Temporary Personnel Contracts. Each Temporary Personnel Contract represents the entire agreement between the Company and the other party or parties thereto. Subject to obtaining any necessary third Person consents pursuant to Section 4.8, each Temporary Personnel Contract will continue to be binding in accordance with its terms following the Closing Date, and the closing of the transactions contemplated hereby and will not result in an actual or potential default, or require the payment of any sum of money, under any Temporary Personnel Contract (with or without the lapse of time or giving of notice, or both).

(d)          Seller has delivered to Buyer true, correct and complete copies of each Certificate of Insurance with respect to the Business, including those relating to each Customer Contract (collectively, the “Certificates of Insurance”). Each Certificate of Insurance is in full force and effect on the date hereof and is in compliance with the terms of the applicable Customer Contract to which it relates and with applicable Law.

(e)          Schedule 2.14(e) lists the following written agreements (including all amendments and supplements thereto) relating to the Business to which Seller is a party or a beneficiary or by which Seller (in respect of the Business) or any of the Assets is bound or otherwise obligated, which is not listed in Schedules 1.1(d), 1.1(e) and 1.1(f) (collectively with the agreements and policies listed in Schedules 1.1(d), 1.1(e), and 1.1(f), the “Business Contracts”): (i) real estate leases; (ii) agreements evidencing, securing or otherwise relating to any Indebtedness for which Seller is, directly or indirectly, liable; (iii) capital or operating leases or conditional sales agreements relating to vehicles, equipment or other Assets; (iv) agreements pursuant to which Seller is entitled or obligated to either acquire any assets from, or sell any assets to, a third Person; (v) insurance policies; (vi) employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; and (vii) agreements with or for the benefit of the Selling Persons, or director, manager, officer or employee of Seller employed in the Business, or any Affiliate or immediate family member thereof. There are no oral Business Contracts.

(f)          Seller has delivered to Buyer a true, correct and complete copy of each written Business Contract. Except as described in Schedule 2.14(f): (i) each Business Contract is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity); (ii)  Seller has performed all of its obligations under each Business Contract, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of Seller or, to the Knowledge of Seller, on the part of any other Person under any Business Contract; (iii) there has been no termination or written notice of default, or to the Knowledge of Seller, no oral notice of default or threatened termination, under any Business Contract; and (iv) to the Knowledge of Seller, no party to any Business Contract intends to alter its relationship with the Business as a result of or in connection with the acquisition contemplated by this Agreement.

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2.15         Customers. Set forth on Schedule 2.15 is a complete list of all customers of Seller whom Seller has performed services for since January 1, 2010 (the “Customers”), which list indicates the amount of revenues attributable to each such Customer, during Seller’s 2010 fiscal year, 2011 fiscal year, and during the 2012 interim period ended on the date of the Latest Balance Sheet. None of the Customers has notified Seller in writing of, or to the Knowledge of Seller, provided oral notice of any intention or otherwise threatened, to terminate or materially alter its relationship with Seller, and to the Knowledge of Seller, there is no reason the acquisition of the Business by Buyer would likely terminate or materially alter such relationships. There has been no material change in pricing or pricing structure (other than changes in the ordinary course of business, consistent with past practice) with any Customer, there has been no material reduction in the level of purchases of services by any Customer (except for year-to-year reductions shown on Schedule 2.15), and there has been no material dispute with a Customer, in each case since the beginning of Seller’s 2010 fiscal year and except as set forth on Schedule 2.15.

2.16         Warranties. To the Knowledge of Seller, it has committed no act and there has been no omission by Seller, that would reasonably be expected to give rise to any Liability for breach of warranty (whether covered by insurance or not) on the part of Seller, with respect to services rendered prior to or on the Closing Date.

2.17         Intellectual Property Rights. Set forth on Schedule 2.17 is a complete list of all registered and unregistered patents, trademarks, service marks, logos, email addresses, domain names, trade names, and registered copyrights, and applications for and licenses (to or from Seller) with respect to any of the foregoing, and all computer software and software licenses, proprietary information, trade secrets, material and manufacturing specifications, drawings and designs owned by Seller and used in the Business or with respect to which Seller, with respect to the Business, has any license or use rights (collectively, “Intellectual Property”). Seller has the right to use all Intellectual Property used by Seller or necessary in connection with the operation of the Business without, to the Knowledge of Seller, infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and to the Knowledge of Seller it is not obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property. All Intellectual Property included within the Assets is fully transferable to Buyer without any material modification or payment. To the Knowledge of Seller, no other Person is infringing the rights of Seller in any of its Intellectual Property. Seller has, and at Closing Buyer will receive, the right to use the name “American Partners, Inc.” including derivations thereof, and all trade names, domain names, email addresses and logos used by Seller in connection with the Business.

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2.18         Environmental Matters.

(a)          (i) Seller has conducted the Business in compliance with all applicable Environmental Laws (as defined below), including without limitation by having all Permits required under any applicable Environmental Law in connection with any aspect of the operation of the Business; (ii) Seller has not received any written notices, demand letters or requests for information from any Governmental Body or other Person indicating that Seller may be in violation of, or liable under, any Environmental Law in connection with the Business or relating to any of the Assets; (iii) to the Knowledge of Seller, no Hazardous Substance (as defined below) has been disposed of, released or transported in violation of any applicable Environmental Law on, to or from any Real Property or as a result of any activity of Seller in the operation of the Business or otherwise, and to the Knowledge of Seller, no Person or property has been exposed to Hazardous Substances in violation of any applicable Environmental Law in connection with the operation of the Business; (iv) neither Seller, in connection with the Business, nor any of the Assets is subject to any Liabilities or expenditures relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law; and (v) Seller has satisfied and is currently in compliance with all financial responsibility requirements, if any, applicable to the operation of the Business and imposed by any Governmental Body under any Environmental Laws.

(b)          As used herein, “Environmental Law” means any federal, state, local or foreign Law, Permit, judgment, requirement or agreement with any Governmental Body relating to: (i) the protection, preservation or restoration of the environment; or (ii) the use, storage, generation, transportation, processing, production, release or disposal of Hazardous Substances, in each case as amended and in effect on the date of the Closing.

(c)          As used herein, “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Body or under any Environmental Law as of the Closing Date, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls.

2.19         Competing Interests. Except as set forth in Schedule 2.19, the Selling Persons and any Affiliate of the Selling Persons (each, a “Related Party”): (a) do not own, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of Seller (in respect of the Business) or that otherwise has material business dealings with Seller (in respect of the Business); or (b) are not parties to, or otherwise have any direct or indirect interest opposed to Seller under, any Business Contract or other business relationship or arrangement.

2.20         No Brokers. Other than to Bulger Partners, LLC, neither Seller nor the Selling Persons has incurred, nor will they incur, any Liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.

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2.21         Investment Intent. Seller and each Selling Person (a) understands that the Class A Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities Laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Class A Units solely for Seller or such Selling Person’s own account for investment purposes, and not with a view to the distribution thereof in violation of the Securities Act or any state securities Laws, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning Holdco and its Affiliates and has had the opportunity to obtain additional information as desired to evaluate the merits and the risks inherent in holding the Class A Units, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Class A Units, (f) acknowledges that the Class A Units shall contain a legend substantially in the form set forth in Schedule 2.21, and (g) is an Accredited Investor (as defined in Regulation D promulgated under the Securities Act).

2.22         No Misrepresentations. To the Knowledge of Seller, the representations and warranties made by Seller and the Selling Persons in this Agreement (including the related schedules) and the other Seller Documents are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

2.23         Disclaimer of Other Representations. SELLER AND THE SELLING PERSONS ACKNOWLEDGE THAT BUYER AND HOLDCO HAVE NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO BUYER, HOLDCO OR THEIR RESPECTIVE AFFILIATES, ASSETS OR BUSINESSES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING THE RELATED SCHEDULES) AND THE OTHER BUYER DOCUMENTS.

ARTICLE III

Representations and Warranties of Buyer and Holdco

Each of Buyer and Holdco represents and warrants, for itself only, to Seller as follows:

3.1           Organization. Each of Buyer and Holdco is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

3.2           Authority. Each of Buyer and Holdco has all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Buyer or Holdco, as applicable, pursuant to this Agreement (collectively, the “Buyer Documents”). The execution, delivery and performance by Buyer and Holdco of each Buyer Document to which it is a party has been duly authorized by all necessary action on the part of Buyer and Holdco, as applicable. This Agreement and the other Buyer Documents to which it is a party have been duly executed and delivered by Buyer and Holdco, as applicable. This Agreement and each of the other Buyer Documents to which it is a party are legal, valid and binding agreements of Buyer and Holdco, as applicable, and are enforceable against Buyer and Holdco, as applicable, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).

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3.3           No Violation. The execution, delivery and performance of this Agreement and the other Buyer Documents by Buyer and Holdco will not conflict with or result in the breach of any term of, or violate or constitute a default (or an event that with notice or lapse of time or both would constitute a breach of default) under any certificate of formation, operating agreement, charter provision or bylaw or under any material agreement, order or Law to which Buyer or Holdco is a party or by which Buyer or Holdco is in any way bound or obligated that will prevent Buyer or Holdco from consummating the transactions contemplated by this Agreement.

3.4           Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Buyer or Holdco in connection with the sale and purchase of the Assets or any of the other transactions contemplated by this Agreement (subject to the accuracy of the representations and warranties of Seller and the Selling Persons in this Agreement and the other Seller Documents).

3.5           No Brokers. Neither Buyer nor Holdco has incurred, nor will they incur, any Liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.

3.6           Capitalization of Buyer. Holdco owns directly or indirectly, all of the issued and outstanding equity interests of Buyer. There are no other equity interests of Buyer outstanding, and there are no subscriptions, options, convertible securities, calls, rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating Buyer to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional equity interests of Buyer or obligating Buyer to grant, extend or enter into any contract therefor. For United States federal income Tax purposes, Buyer constitutes a “disregarded entity” owned by Holdco within the meaning of Treasury Regulations Section 301.7701-3(b)(1).

3.7           Capitalization of Holdco.

(a)          Immediately following the Closing, and after giving effect to the transactions contemplated hereby (including, without limitation, the issuance of the Class A Units to Seller comprising the Equity Consideration) the capitalization of Holdco will consist of: (i) 25,546,737 issued and outstanding Class A Units, and (ii) 3,472,488 issued and outstanding Class B Units. Except as set forth in Schedule 3.7, as contemplated by this Agreement, and as provided in the Amended and Restated Limited Liability Company Agreement of Holdco, as amended, a complete and correct copy of which has been provided to Seller, there are no outstanding options, offers, warrants, conversion rights or other rights to subscribe for or to purchase from Holdco, or agreements obligating Holdco to issue, transfer, or sell any units of Holdco, membership interests or other securities of Holdco or obligating Holdco to grant, extend, or enter into any such agreement.

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(b)          The Class A Units issuable to Seller comprising the Equity Consideration have been duly authorized and, when issued to Sellers at Closing as part of the consideration for and against transfer of the Assets, will be issued in compliance with all applicable federal and state securities laws, subject to the accuracy of the representations and warranties of Seller and the Selling Persons in this Agreement and the other Seller Documents.

3.8           Disclaimer of Other Representations. BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO SELLER OR ITS AFFILIATES OR THE ASSETS OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING THE RELATED SCHEDULES) AND THE OTHER SELLER DOCUMENTS.

ARTICLE IV

Covenants and Agreements

4.1           Assistance with Permits and Filings. Each Party will furnish the other Parties with all information concerning such Party that is required for inclusion in any application or filing made by the requesting Party to or with any Governmental Body in connection with the transactions contemplated by this Agreement. Seller will use commercially reasonable efforts to assist Buyer in obtaining any Permits, or any consents to assignment related thereto, that Buyer will require in connection with the continued operation of the Assets and the Business after the Closing.

4.2           Transaction Costs. Buyer will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. Seller will pay all transaction costs and expenses (including legal, accounting and other professional fees) that Seller or the Selling Persons incur in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including any brokers’ or finders’ fees or agents’ commissions payable to Bulger Partners, LLC in connection with this Agreement or the transactions contemplated hereby.

4.3           Staff Employee Matters.

(a)          Effective as of the Closing Date, Buyer may offer employment to the Staff Employees listed on Schedule 4.3. A Staff Employee who accepts such offer shall become a staff employee of Buyer effective as of the Closing Date (such a staff employee is hereinafter referred to as a “Transferred Staff Employee”). Each Transferred Staff Employee and his or her eligible dependents will be eligible to participate in Buyer’s employee benefit plans on the same or similar basis as Buyer’s other similarly situated staff employees. Nothing contained in this Agreement shall confer upon any Transferred Staff Employee any right with respect to the continued employment with Buyer following the Closing.

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(b)          Buyer shall have complete and total discretion to establish the wages, hours and terms of employment for all Transferred Staff Employees.

(c)          Seller’s group health plan will cover Transferred Staff Employees through the last day of the month that includes the Closing Date. Seller will be responsible for providing continuation coverage as required by Section 4980B of the Code or similar requirements of state Law (“COBRA Continuation Coverage”) for all Transferred Staff Employees, Staff Employees, former Staff Employees, any current or former Temporary Employees (to the extent applicable), and their dependents where the qualifying event as defined in Section 4980B of the Code occurs on or before the Closing Date. Seller agrees to maintain a group health plan following the Closing Date to the extent necessary to satisfy this obligation.

(d)          Buyer will take into account each Transferred Staff Employee’s service with Seller when determining the accrual rate for paid time off under Buyer’s paid time off policy. Transferred Staff Employees will accrue paid time off under Buyer’s paid time off policy for service with Buyer following the Closing Date. Buyer and Seller agree that any and all Liabilities with respect to accrued vacation benefits arising under applicable Law as a result of the transactions contemplated hereby shall be retained by Seller and shall be paid and discharged in full by Seller when and if due. Buyer will cause its qualified retirement plan to recognize each Transferred Staff Employee’s actual full years of service with Seller for vesting and eligibility purposes. Buyer will not be required to recognize any service with Seller for any other purpose.

(e)          This Section 4.3 is an agreement solely between Seller and Buyer. Nothing in Section 4.3, whether express or implied, shall be considered to be a contract between Seller or Buyer and any other Person, or shall confer upon any Staff Employee or Temporary Employee of Seller, any staff employee of Buyer, any Transferred Staff Employee or any other Person, any rights or remedies that such Person did not already have, including (i) any right to employment or recall, (ii) any right to continued employment of any specified Person, or (iii) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever.

(f)          The parties hereby acknowledge that for purposes of this Section 4.3 only, the term “Buyer” shall also be deemed to include B G Staff Services Inc.

4.4           Transfer Taxes.

(a)          All sales, use, excise, transfer, recording, stamp, conveyance, value added, or similar Taxes resulting from the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Buyer and Seller shall reasonably cooperate to minimize any such Transfer Taxes.

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(b)          Prior to, or in no event later than, Closing, Buyer and Seller shall provide to the other copies of any applicable exemption certificates reasonably requested by the other and necessary to establish the right to any exemption from Transfer Taxes. Buyer and Seller shall thereafter provide the other with any additional exemption certificates and other documentation as may be reasonably requested by the other and required by the Governmental Bodies for such purpose. The Party that is required by Law to make the filings, reports or Tax Returns with respect to any applicable Transfer Taxes shall do so, and the other Party shall cooperate with respect thereto as necessary.

4.5           Tax Responsibility; Tax Information; Tax Proration.

(a)          Seller and Buyer will provide the other Party with such cooperation and information as each of them may reasonably request of the other in filing any Tax Return, determining a Liability for Taxes or a right to refund of Taxes or in conducting any audit or Proceeding in respect of Taxes and supporting all applicable exemptions for Transfer Taxes, but only with respect to Taxes imposed upon or related to the Assets or the Business. Each Party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

(b)          With respect to any personal property, ad valorem and other similar Tax (“Property Taxes”) assessed on any of the Assets for a Tax period that begins on or before and ends after the Closing Date (a “Straddle Period”), the Liability for such Property Taxes shall be prorated on a daily basis between Buyer and Seller as of the Closing Date, with Seller being liable for the portion of such Property Taxes equal to the product of (i) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the Straddle Period (except to the extent of any such Tax which is reflected as a liability in the calculation of Adjusted Net Working Capital as finalized pursuant to Section 1.7), and with Buyer being liable for the remainder of such Property Taxes. Prior to the Closing Date, Buyer and Seller shall jointly, in good faith, estimate the amount of Property Taxes payable by Seller with regard to a Straddle Period pursuant to this Section 4.5(c) (the “Seller Estimated Property Taxes”) and Buyer shall receive a credit against the amount due by Buyer at Closing. When the actual amount of Property Taxes are known, Buyer and Seller shall readjust the amount of Property Taxes for which Seller is liable in accordance with this Section 4.5(c) (by means of a payment from Seller to Buyer or Buyer to Seller, as the case may be). After such readjustment, in the event that Buyer or Seller makes any payment (or receives any refund) of any Tax for which the other Party is liable pursuant to this Section 4.5(c), it shall be entitled to reimbursement from the other Party for (or shall be required to pay over to the other Party) the amount of such Tax not later than ten (10) days after notification of such payment (or receipt of such refund).

(c)          The Parties agree to treat the transfer of the Assets and the assumption of the Assumed Liabilities specified on Schedule 1.11 as a tax-deferred contribution of property (subject to liabilities) in exchange for partnership interests comprised of the Class A Units pursuant to Section 721 of the Code for income Tax purposes, and to report such transaction in a manner consistent with such treatment. The Parties agree to treat the transfer of the remainder of the Assets as a sale of property pursuant to Section 1001 of the Code in consideration for the remainder of the Purchase Price and the assumption of the remainder of the Assumed Liabilities for income Tax purposes, and to report such transaction in a manner consistent with such treatment.

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(d)          Promptly after Seller receives the Letter of Good Standing that it requested under Section 2.8(a) from the State of Rhode Island and Providence Plantations Department of Revenue under RIGL Section 44-11-29, Seller shall deliver a copy of such letter to Buyer.

4.6           Name Change. No later than the tenth Business Day following the Closing, Seller will file all documents necessary to change its name (including any “d/b/a’s”) to a name bearing no similarity to “American Partners, Inc.”

4.7           Discharge of Liabilities. Seller shall pay or otherwise discharge, on or prior to the due date therefor and otherwise in accordance with the terms thereof, all Excluded Liabilities.

4.8           Assignment of Assumed Contracts. Seller shall use its commercially reasonable efforts to obtain and deliver to Buyer promptly upon receipt, but not later than 30 days after the Closing Date, all third Person consents that are necessary for the assignment and transfer of the Assumed Contracts and any other Asset to Buyer without any material adverse change in their respective terms, unless such changes are reasonably acceptable to Buyer. Buyer shall cooperate with Seller and use its commercially reasonable efforts to assist Seller in obtaining such consents, including providing such information regarding Buyer (including certificates of insurance) as such third Persons shall reasonably request as a condition to providing their consent. If Seller is unable to obtain any such third Person consent, Seller shall, at the reasonable direction of Buyer, use its commercially reasonable efforts to (i) cause such third Person to enter into a new agreement with Buyer upon terms and conditions substantially similar to the applicable Assumed Contract between the third Person and Seller and/or (ii) act after the Closing as Buyer’s agent for sole purposes of obtaining for Buyer the benefits under such Assumed Contract and cooperate with Buyer in any other commercially reasonable arrangement designed to provide such benefits to Buyer (such actions in clauses (i) and (ii) being “Alternative Arrangements”), in each case to the maximum extent permitted by Law and the Assumed Contract or other Asset.

4.9           Accounts Receivable.

(a)          Seller shall cooperate with Buyer and use Seller’s commercially reasonable efforts to promptly deliver to Buyer any payment received by, or on behalf of, Seller with respect to the Acquired Accounts Receivable purchased by Buyer pursuant to this Agreement. To the extent that all or any portion of an Acquired Accounts Receivable purchased by Buyer pursuant to this Agreement is not collected by Buyer within 120 days following the Closing Date, after notice by Buyer to Seller to such effect, Seller shall promptly purchase such Acquired Accounts Receivable from Buyer for an amount equal to the full amount of such uncollected Acquired Accounts Receivable and Seller shall thereafter have the right to pursue collection of such Acquired Accounts Receivable.

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(b)          Buyer shall cooperate with Seller and use Buyer’s commercially reasonable efforts to promptly deliver to Seller any payment received by, or on behalf of, Buyer with respect to the Excluded Accounts Receivable that are not purchased by Buyer pursuant to this Agreement (or any Acquired Accounts Receivable that are purchased by Seller pursuant to the second sentence of Section 4.9(a)). Seller may collect payment on the Excluded Accounts Receivable that are not purchased by Buyer pursuant to this Agreement.

(c)          In pursuing collection of any Acquired Accounts Receivable that are purchased by Seller pursuant to the second sentence of Section 4.9(a) and any Excluded Accounts Receivable that are retained by Seller pursuant to Section 4.9(b), Seller agrees to use its commercially reasonable efforts to preserve Buyer’s goodwill and ongoing business relationship with any customers of the Business.

(d)          As promptly as practicable after the Closing (but in no event later than 21 days after the Closing Date), Seller shall deliver to Buyer an Aged A/R Report and an Aged A/P Report of Seller, in each case as of the Closing Date and substantially in the form set forth in Schedule 2.6, and Buyer shall cooperate with Seller with respect to producing and delivering these reports to the extent necessary.

4.10         Conduct of the Company.

(a)          From and after the Closing through the end of Year Two, solely for purposes of calculating any Earn-Out Payment, Buyer shall consistently apply its revenue recognition practices, and all other methods of Buyer’s accounting practices, with respect to the Business, in the usual, regular and ordinary course of Buyer’s business in all material respects, and otherwise in accordance with GAAP, and not engage in any practice intended to have the effect of (i) postponing to periods after Year One or Year Two revenues received by the Business that would otherwise be expected (based on past practice) to be recognized during such year, as applicable, or (ii) accelerating to Year One or Year Two any amounts that would reduce the COH that would otherwise be expected (based on past practice) to be recognized after such year, as applicable. For purposes of clarity, the Parties acknowledge that pursuant to Section 1.6(c) the calculation of “COH” does not include any allocation of corporate overhead from Buyer to its post-closing operation of Seller’s business.

(b)          From and after the Closing until the Earn-Out Payments have been resolved and, if owing pursuant to Section 1.6, paid in full (such period of time, the “Earn-Out Period”), in the event of any purchase of all or substantially all of the assets of the Business or Buyer by a third Person (an “Extraordinary Asset Transaction”) during such time, (i) Buyer shall use commercially reasonable efforts to cause such third Person purchaser to assume Buyer’s obligations with respect to the Earn-Out Payments, and (ii) in the event such third Person purchaser does not assume Buyer’s obligations with respect to the Earn-Out Payments, Buyer shall retain, immediately after the closing of such Extraordinary Asset Transaction and for the duration of the Earn-Out Period, an amount of cash sufficient to satisfy the maximum potential Earn-Out Payment obligations of Buyer then remaining under this Agreement.

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(c)          From and after the Closing until the Deferred Payments have been paid in accordance with Section 1.5(b), in the event of an Extraordinary Asset Transaction during such time, the remaining Deferred Payment obligations of Buyer shall be automatically accelerated and become due and payable immediately prior to such Extraordinary Asset Transaction. For the avoidance of doubt, an Extraordinary Asset Transaction shall not include any merger, consolidation, business combination, tender or exchange offer, securities offering, recapitalization, restructuring, dissolution, liquidation or similar transaction (other than as specifically described in this Section 4.10), with or involving Buyer or its Affiliates, or any sale or acquisition of securities of Buyer or its Affiliates.

4.11         Financial Statements for Assets. Seller will promptly prepare and provide to Buyer and its Affiliates such historic financial statements (including footnotes and supporting records and data with respect to the Assets and any required audit of such financial statements by Seller’s independent public accountants), and provide such other information and data as are reasonably required for Buyer and its Affiliates to prepare pro forma financial statements with respect to the Assets, in each case as is necessary for Buyer and its Affiliates to file a registration statement on Form 10 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to satisfy any applicable reporting obligations under Items 2.01 and 9.01 of the Exchange Act, or such other filings with the Securities and Exchange Commission as may be necessary in connection with the Assets to enable Buyer and its Affiliates to file such Form 10 and to timely satisfy any applicable reporting obligations under the Exchange Act and/or to permit or maintain the effectiveness of any registration statement under the Securities Act of 1933, as amended. The cost of preparing and providing the foregoing financial statements, information and data and the related audit to Buyer and its Affiliates shall be borne by Buyer, provided that Seller shall cooperate with Buyer and its Affiliates and otherwise use commercially reasonable efforts to minimize such cost.

ARTICLE V

Indemnification

5.1           Indemnification of Buyer and Holdco. Notwithstanding any investigation by Buyer or its representatives, Seller will indemnify, defend and hold Buyer and Holdco, their respective Affiliates and their respective directors, managers, officers, employees and agents (collectively, the “Buyer Indemnitees”) harmless from any and all Liabilities, claims, damages, costs and expenses (including all Proceeding costs and reasonable attorneys’ fees and expenses (collectively, “Losses”) that any Buyer Indemnitee may suffer or incur as a result of or relating to:

(a)          the breach of any representation or warranty made by Seller or the Selling Persons in this Agreement or the Seller Documents or any allegation made in a Proceeding by a Person (other than a Buyer Indemnitee) that, if true, would constitute such a breach;

(b)          the breach of any agreement made by Seller or the Selling Persons in this Agreement or the Seller Documents (other than as to the Excluded Liabilities, which are indemnifiable under clause (c)) or any allegation made in a Proceeding by a Person (other than a Buyer Indemnitee) that, if true, would constitute such a breach; or

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(c)          the failure of Seller to perform and discharge its duties and obligations in full, in a due and timely manner, with respect to the Excluded Liabilities or any allegation made in a Proceeding by a Person (other than a Buyer Indemmnitee) that, if true, would constitute such a failure.

5.2           Indemnification of Seller and the Selling Persons. Notwithstanding an investigation by Seller or its representatives, Buyer will indemnify, defend and hold Seller, the Selling Persons, their respective Affiliates, and their respective directors, managers, officers, employees and agents (collectively, the “Seller Indemnitees”) harmless from any and all Losses that any Seller Indemnitee may suffer or incur as a result of or relating to:

(a)          the breach of any representation or warranty made by Buyer or Holdco in this Agreement or the Buyer Documents or any allegation made in a Proceeding by a Person (other than a Seller Indemnitee) that, if true, would constitute such a breach;

(b)          the breach of any agreement made by Buyer or Holdco in this Agreement or the Buyer Documents (other than as to the Assumed Liabilities, which are indemnifiable under clause (c)) or any allegation made in a Proceeding by a Person (other than a Seller Indemnitee) that, if true, would constitute such a breach; or

(c)          the failure of Buyer to perform and discharge its duties and obligations in full, in a due and timely manner, with respect to the Assumed Liabilities or any allegation made in a Proceeding by a Person (other than a Seller Indemnitee) that, if true, would constitute such a failure.

5.3           Survival. Subject to Section 5.4, the representations and warranties, covenants and agreements of Seller and Buyer made in or pursuant to this Agreement, the Seller Documents and the Buyer Documents will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

5.4           Time Limitation.

(a)          After the Closing Date, a Buyer Indemnitee may make a claim for indemnification with respect to any breach of a representation or warranty (other than (x) those made in Section 2.2 (Authority), Section 2.3(c) (Title to Assets), Section 2.4 (No Violation), Section 2.19 (Competing Interests), Section 2.20 (No Brokers), and Section 2.21 (Investment Intent), as to which a claim may be made at any time and (y) Section 2.8 (Taxes) and Section 2.13 (Employee Benefit Plans), as to which a claim may be made at any time prior to ninety (90) days after expiration of the statute of limitations applicable to claims regarding the subject matter of such representations and warranties (including any extensions and waivers thereof) (such representations and warranties in clause (x) and (y) above being collectively, the “Seller Fundamental Representations”)), only if on or before the date that is two (2) years after the Closing Date, the Buyer Indemnitee notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Buyer Indemnitee. Notwithstanding the foregoing, claims made pursuant to Sections 5.1(b) and (c) and claims based upon intentional misrepresentation or common law fraud under Delaware law committed by Seller or the Selling Persons in connection with this Agreement or the transactions contemplated hereby may, in each case, be made at any time.

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(b)          After the Closing Date, a Seller Indemnitee may make a claim for indemnification with respect to any breach of a representation or warranty (other than those made in Section 3.2 (Authority), Section 3.3 (No Violation), Section 3.5 (No Brokers), Section 3.6 (Capitalization of Buyer) and Section 3.7 (Capitalization of Holdco) (collectively, the “Buyer Fundamental Representations”), as to which a claim may be made at any time), only if on or before the date that is two (2) years after the Closing Date, the Seller Indemnitee notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Seller Indemnitee. Notwithstanding the foregoing, claims made pursuant to Sections 5.2(b) and (c) and claims based upon intentional misrepresentation or common law fraud under Delaware law committed by Buyer or Holdco in connection with this Agreement or the transactions contemplated hereby may, in each case, be made at any time.

5.5           Limitations on Amount.

(a)          Seller.

(i)          Seller shall have no Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article II unless and until the aggregate Losses claimed under Section 5.1 exceeds $75,000 (the “Threshold Amount”); provided, that (1) if the aggregate Losses claimed under Article V exceeds the Threshold Amount, Seller’s Liability shall relate back to and include the first dollar of the aggregate Losses so claimed, and (ii) the limitation contemplated hereby shall not be applicable with respect to (A) breaches of the Seller Fundamental Representations, (B) indemnification pursuant to Sections 5.1(b) and (c), and (C) claims based upon common law fraud under Delaware law committed by Seller or the Selling Persons in connection with this Agreement or the transactions contemplated hereby.

(ii)         Seller’s aggregate Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article II shall not exceed $3,250,000 (the “Indemnification Cap”); provided that the limitation contemplated hereby shall not be applicable with respect to (1) breaches of the Seller Fundamental Representations, (2) indemnification pursuant to Sections 5.1(b) and (c), and (3) claims based upon intentional misrepresentation or common law fraud under Delaware law committed by Seller or the Selling Persons in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the proviso in the immediately preceding sentence, in no event shall the aggregate Liability of Seller and the Selling Persons for Losses under this Article V exceed the aggregate cash proceeds payable to Seller and the Selling Persons pursuant to this Agreement (which, for the avoidance of doubt, shall include the consideration payable for the purchase of the Assets and the agreements and covenants set forth herein, including Article VI, as set forth in Section 1.5(a)).

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(b)          Buyer.

(i)          Buyer shall have no Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article III unless and until the aggregate Losses claimed under Section 5.2 exceeds the Threshold Amount; provided, that (1) if the aggregate Losses claimed under Article V exceeds the Threshold Amount, Buyer’s Liability shall relate back to and include the first dollar of the aggregate Losses so claimed, and (2) the limitation contemplated hereby shall not be applicable with respect to (A) breaches of the Buyer Fundamental Representations, (B) indemnification pursuant to Sections 5.2(b), and (c), and (C) claims based upon intentional misrepresentation or common law fraud under Delaware law committed by Buyer or Holdco in connection with this Agreement or the transactions contemplated hereby.

(ii)         Buyer’s aggregate Liability for money Losses under this Article V related to breaches of the representations and warranties contained in Article III shall not exceed the Indemnification Cap; provided that the limitation contemplated hereby shall not be applicable with respect to (1) breaches of the Buyer Fundamental Representations, (2) indemnification pursuant to Sections 5.2(b), and (c), and (3) claims based upon intentional misrepresentation or common law fraud under Delaware law committed by Buyer or Holdco in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the proviso in the immediately preceding sentence, in no event shall the aggregate Liability of Buyer and Holdco for Losses under this Article V exceed the aggregate cash proceeds payable to Seller and the Selling Persons pursuant to this Agreement (which, for the avoidance of doubt, shall include the consideration payable for the purchase of the Assets and the agreements and covenants set forth herein, including Article VI, as set forth in Section 1.5(a)).

5.6           Right of Setoff. The Parties hereby agree that with respect to any claim for indemnification under this Article V, (a) Buyer is hereby authorized to setoff and apply any and all indemnifiable claims owing by Seller to Buyer Indemnitees against the obligations, if any, owing to Seller in respect of this Agreement, including payment of any Earn-Out Payment that may have otherwise been payable pursuant to Section 1.6, any Deferred Payment that may have otherwise been payable pursuant to Section 1.5(b)(1)(i), and any Purchase Price Adjustment payment that may have otherwise been payable pursuant to Section 1.7, and (b) Seller is hereby authorized to setoff and apply any and all indemnifiable claims owing by Buyer to Seller Indemnitees against the obligations, if any, owing to Buyer in respect of this Agreement. Such setoff is not the sole and exclusive remedy of Buyer and Seller.

5.7           Miscellaneous.

(a)          Any specific Loss for which a Buyer Indemnitee or a Seller Indemnitee would otherwise be entitled to indemnification under the terms of this Article V shall not be an indemnifiable Loss to the extent such Loss is reflected in the calculation of the Purchase Price as finally determined in accordance with Section 1.7 of this Agreement. A Buyer Indemnitee shall not be entitled to indemnification under the terms of this Article V for the uncollected amount of an Acquired Accounts Receivable if the full amount of such uncollected Acquired Accounts Receivable is repurchased from Buyer by Seller in accordance with Section 4.9(a).

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(b)          Except for (a) a Party’s right to specific performance, injunctive action or other equitable remedies, or (b) rights, claims and causes of action based upon intentional misrepresentation or common law fraud under Delaware law committed by a Party in connection with this Agreement or the transactions contemplated hereby, indemnification pursuant to this Article V, subject to all of the applicable terms, conditions and limitations provided in this Article V, shall be the sole and exclusive remedy for money damages (1) which Buyer Indemnitees shall have against Seller and the Selling Persons for any Losses arising out of any misrepresentation, breach or nonfulfillment of the representations, warranties, covenants and agreements of Seller and the Selling Persons contained in this Agreement, and (2) which Seller Indemnitees shall have against Buyer and Holdco for any Losses arising out of any misrepresentation, breach or nonfulfillment of the representations, warranties, covenants and agreements of Buyer and Holdco contained in this Agreement.

(c)          The Parties shall, to the extent permitted by Law, treat any payment of any indemnification amount under this Article V as an adjustment to the Purchase Price for all Tax purposes and all Tax Returns.

(d)          Each of the representations and warranties in Articles II and III that contains any “material adverse change,” “in all material respects,” or other materiality (or correlative meaning) qualification (other than the representations in Sections 2.15 and 2.22) shall be deemed to have been given as though there were no such qualification for purposes of this Article V, including for purposes of determining the amount of Losses and whether any breach of the representations or warranties has occurred.

(e)          In calculating the amount of any Loss, the amount of proceeds (if any) actually received by an Indemnified Party under any insurance policy on account of such Loss (including the amount of such proceeds (if any) received by such Indemnified Party after payment has been made by an Indemnifying Party to the Indemnified Party pursuant to this Article V), net of any costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted, and to the extent that any such proceeds are received by the Indemnified Party after payment has been made by the Indemnifying Party to the Indemnified Party pursuant to this Article V that have not been deducted from the calculation of Damages, such amount shall be paid by the Indemnified Party to the Indemnifying Party as promptly as practicable following receipt thereof by the Indemnified Party. An Indemnified Party shall use commercially reasonable efforts to seek recovery under an applicable insurance policy of any Loss relating to an indemnified claim to the extent such Indemnified Party reasonably believes such Loss is recoverable under such policy.

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(f)          No Party shall be liable for punitive or Consequential Damages (as defined below) as a result of a breach of this Agreement. For purposes of this Agreement, “Consequential Damages” shall mean those damages that arise solely from the special circumstances of the damaged party that could not have been reasonably foreseen by the breaching party; provided, however, that this provision shall not limit an Indemnified Party’s right to indemnification under Sections 5.1 or 5.2 to recover Losses that arise as a result of (i) a third Person Proceeding against the Indemnified Party for punitive damages or Consequential Damages, or (ii) claims based upon intentional misrepresentation or common law fraud under Delaware law committed by a Party in connection with this Agreement or the transactions contemplated hereby.

5.8           Notice of Claim; Right to Defend.

(a)          The party seeking indemnification under this Article V (the “Indemnified Party”) shall give to the other party (the “Indemnifying Party”) prompt written notice (the “Proceeding Notice”) of any Proceeding which the Indemnified Party believes may give rise to a claim for indemnification under this Article V (the “Indemnification Proceeding”) by any Person who is not a Party to this Agreement, provided, however, that the failure of the Indemnified Party to give such prompt written notice shall not affect the Liability of the Indemnifying Party hereunder except to the extent that the rights of the Indemnifying Party to defend itself or to cure or mitigate the Losses are materially and irrevocably prejudiced by the failure to give such notice. The Proceeding Notice shall describe the Indemnification Proceeding in reasonable detail (to the extent then known by the Indemnified Party) and shall include copies of the following materials received by the Indemnified Party prior to its delivery of the Proceeding Notice with respect to the Indemnification Proceeding: any summons, complaints or other pleadings served upon the Indemnified Party, or any written claim, demand, invoice, billing or other document evidencing or asserting the same (in each case, to the extent allowable under applicable Law).

(b)          If (i) the Indemnifying Party, within fifteen (15) days after receipt of the Proceeding Notice, acknowledges in writing to the Indemnified Party that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer relating to or arising out of the Indemnification Proceeding, subject to all of the applicable terms, conditions and limitations provided in this Article V, and provides the Indemnified Party at such time evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Indemnification Proceeding and pay, in cash, all Losses the Indemnified Party may suffer relating to or arising out of the Indemnification Proceeding, subject to all of the applicable terms, conditions and limitations provided in this Article V, (ii) the Indemnification Proceeding involves only money Losses and does not seek an injunction, specific performance or other equitable relief, (iii) settlement, or an adverse judgment with respect to, the Indemnification Proceeding is not in the good faith judgment of the Indemnified Party likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, (iv) the Indemnified Party has determined in good faith that there would be no conflict of interest or other materially detrimental or inappropriate matter associated with joint representation of the Indemnification Proceeding, (v) the Indemnifying Party conducts the defense of the Indemnification Proceeding actively and diligently, and (vi) the Indemnifying Party keeps the Indemnified Party fully and timely apprised of all developments, including any settlement offers, with respect to the Indemnification Proceeding and permits the Indemnified Party with the opportunity to participate in the defense of the Indemnification Proceeding (at its own expense, except as provided below), then the Indemnifying Party shall have the right to assume and control the defense of such Indemnification Proceeding through counsel reasonably acceptable to the Indemnified Party at the Indemnifying Party’s expense; provided, however, that the Indemnifying Party will not consent to the entry or any order or judgment with respect to the Indemnification Proceeding without the prior written consent of the Indemnified Party, unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any Person by the Indemnified Party or its Affiliates, and no effect on any other claims that are pending or may be made against the Indemnified Party or its Affiliates, and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

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(c)          If the Indemnifying Party elects to assume and control the defense of an Indemnification Proceeding in accordance with Section 5.8(b) and subject to the conditions therein, (i) the Indemnified Party shall cooperate with the Indemnifying Party in the Indemnifying Party’s conduct of such defense to the extent reasonably requested by the Indemnifying Party and at the Indemnifying Party’s expense, and the Indemnified Party shall not settle or compromise the same, and (ii) the Indemnified Party shall have the right to employ counsel separate from the counsel employed by the Indemnifying Party in any such Indemnification Proceeding and to participate in the defense thereof, but the fees and expenses of any such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party, except to the extent (i) the employment thereof and the Indemnifying Party’s responsibility for such fees and expenses have been specifically authorized by the Indemnifying Party in writing, (ii) the fees and expenses relate to the period of time prior to the Indemnifying Party’s assumption of the defense of the Indemnification Proceeding, (iii) the Indemnifying Party has failed to assume the defense and employ counsel or any condition to the Indemnifying Party’s control of the Indemnification Proceeding in Section 5.8(b) becomes unsatisfied, or (iv) the reasonable fees and expenses of the Indemnified Party’s counsel relate to the Indemnified Party’s reasonable and periodic evaluation of its rights and obligations with respect to such Indemnification Proceeding, including evaluating any settlement offers; provided, that in the case of (iv) above only, the fees and expenses subject to indemnification by the Indemnifying Party shall not exceed $75,000 per Indemnification Proceeding. If the Indemnifying Party does not elect to assume and control the defense of an Indemnification Proceeding in accordance with Section 5.8(b) or if any condition to the Indemnifying Party’s control of an Indemnification Proceeding set forth in Section 5.8(b) becomes unsatisfied, the Indemnified Party may defend against the Indemnification Proceeding in any manner it may deem necessary or appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith). With respect to any Indemnification Proceeding, the Indemnified Party shall use commercially reasonable efforts to employ the same counsel on its behalf as any other Indemnified Party that is involved in the same Indemnification Proceeding or separate but similar Indemnification Proceedings in the same jurisdiction and arising out of the same general allegations or circumstances; provided, however, that an Indemnified Party shall be relieved of any obligation to employ the same counsel as another Indemnified Party if the Indemnified Party reasonably believes that due to a conflict of interest employing such counsel would be inappropriate or detrimental to the Indemnified Party’s defense of such Indemnification Proceeding and an Indemnified Party shall be entitled to employ such local counsel as may be necessary or appropriate.

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ARTICLE VI

Noncompetition and Nonsolicitation Agreement

6.1           Noncompetition; Nonsolicitation.

(a)          In consideration of the purchase of the Assets (and the goodwill associated therewith) and the Business, Seller and the Selling Persons covenant to Buyer that, for a period beginning on the Closing Date and continuing until five years after the Closing Date (the “Non-Competition Period”), without the prior written consent of Buyer (which consent may be withheld in the sole and absolute discretion of Buyer), none of Seller, any Affiliate of Seller, the Selling Persons, or any Affiliate of the Selling Persons (each, a “Covenanting Person”) will, directly or indirectly (in any capacity, including as a shareholder, partner, member, investor, lender, principal, director, officer, employee, consultant or agent of any other Person): (x) engage in, or have any financial interest in any other Person that engages in, the business of marketing or providing temporary staffing and employment services (a “Competing Business”) within the United States of America; (y) solicit or influence, or attempt to solicit or influence, any Person who is a customer of the Business, Buyer or Buyer’s Affiliates, or any Person who could reasonably be expected to become a customer of the Business, Buyer or Buyer’s Affiliates (based upon the nature of such Person’s business and operations), to purchase any Competing Business services from any Person other than Buyer or its Affiliates; or (z) solicit, entice, induce or hire any Person who is an employee or independent contractor of the Business, Buyer or Buyer’s Affiliates as of the Closing Date, or who to the Knowledge of Seller becomes an employee or independent contractor of the Business, Buyer or Buyer’s Affiliates after the Closing Date, to become employed or independently contracted by any other Person or to leave his or her employment with the Business, Buyer or Buyer’s Affiliates or cease independently contracting for the Business, Buyer or Buyer’s Affiliates; provided, however, that if Buyer breaches its obligation to Seller to make a Deferred Payment that is due and payable pursuant to Section 1.5(b)(1)(i) or to make an Earn-Out Payment that is due and payable pursuant to Section 1.6 as a result of the satisfaction of the performance criteria set forth therein (in each case, other than as a result and to the extent of Buyer’s exercise of its right to set off such amounts under Section 5.6) (any such breach, a “Default”), then after written notice by Seller to Buyer of the Default (the “Default Notice”), if the Default is not cured by Buyer within 30 days following such notice, then immediately upon written notice by Seller to Buyer, the restrictive covenants set forth in this Section 6.1 shall automatically terminate and be of no further force or effect (without in any manner waiving Buyer’s performance of the obligations that are the subject of a Default). If the Default is cured within 180 days after the delivery of the Default Notice, then the restrictive covenants set forth in this Section 6.1 shall automatically re-apply immediately following such cure; provided, that if the Default is not cured by Buyer within 180 days after the delivery of the Default Notice, then the restrictive covenants set forth in this Section 6.1 shall automatically terminate and be of no further force and effect immediately after the expiration of such 180-day period (without in any manner waiving Buyer’s performance of the obligations that are the subject of a Default).

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(b)          Exception. It will not be a violation of the restrictive covenants set forth in Section 6.1(a) for a Covenanting Person to invest in publicly-traded equity securities constituting less than one percent of the outstanding securities of such class.

(c)          Equitable Relief. Seller and the Selling Persons acknowledge and agree that Buyer would be irreparably harmed by any breach of the restrictive covenants set forth in Section 6.1(a) and that, in addition to all other rights and remedies available to Buyer at law or in equity, Buyer will be entitled to injunctive and other equitable relief to prevent or enjoin any such breach and without the necessity of posting bond. If any Covenanting Person breaches Section 6.1(a), the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that such breach began until such violation permanently ceases.

(d)          Representations. Seller and the Selling Persons represent to Buyer that each is willing and able to engage in businesses that are not restricted pursuant to this Section 6.1 and that enforcement of the restrictive covenants set forth in this Section 6.1 will not be unduly burdensome to Seller or the Selling Persons. Seller and the Selling Persons acknowledge that their agreement to the restrictive covenants set forth in this Section 6.1 is a material inducement and condition to Buyer’s willingness to enter into this Agreement and the other Buyer Documents, to consummate the transactions contemplated hereby and thereby and to perform Buyer’s obligations hereunder and thereunder. Seller and the Selling Persons acknowledge and agree that the restrictive covenants and remedies set forth in this Section 6.1 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business).

(e)          Court Modification. Notwithstanding the foregoing, if the restrictive covenants set forth in this Section 6.1 are found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of Buyer and its Affiliates, then such court is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in this Section 6.1 as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business).

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ARTICLE VII

Miscellaneous

7.1           Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally, (b) on the fifth Business Day after being mailed by certified mail, return receipt requested, (c) the next Business Day after delivery to a recognized overnight courier or (d) upon transmission and confirmation of receipt by a reply email or facsimile operator if sent by email or facsimile, to the parties at the following email addresses or facsimile numbers, with a confirmation copy sent pursuant to clause (c) (or to such other address, email address or facsimile number as such Party may have specified by notice given to the other Party pursuant to this provision):

if to Buyer of Holdco:	with copies (which shall not constitute notice to Buyer or Holdco) to:

BG Staffing, LLC 14900 Landmark Blvd., Suite 300 Dallas, Texas 75254 Attention: L. Allen Baker, Jr. Email: abaker@bgstaffing.com	Fulbright & Jaworski L.L.P. 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201 Attention: William P. Bowers Facsimile: (214) 855-8200 Email: bbowers@fulbright.com

if to Seller or the Selling Persons:	with copies (which shall not constitute notice to Seller or the Selling Persons) to:
Seller:
American Partners, Inc. 1005 Main Street, Suite 2205 Pawtucket, Rhode Island 02860 Attention: Thomas Leonard Facsimile: 401-633-7161 Email: tleonard@americanpartnersinc.com	Edwards Wildman Palmer LLP 2800 Financial Plaza Providence, Rhode Island 02903 Attention: Paul M. Mahoney, JR Facsimile: 401-276-6611 Email: pmahoney@edwardswildman.com

Leonard:

Thomas Leonard 36 Hiller Drive Seekonk, MA 02771 Email: tleonard@americanpartnersinc.com

Wnek:

Ronald Wnek 1204 Brampton Place Lake Mary, FL 32746 Email: rwnek@americanpartnersinc.com

Franks:

Justin Franks 29 Bridle Court Hope, Rhode Island 02831 Email: jfranks@americanpartnersinc.com

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7.2           Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties, each of which will be deemed an original, but all of which together will constitute one and the same instrument. No signature page to this Agreement evidencing a Party’s execution hereof will be deemed to be delivered by such Party to any other Party hereto until such delivering Party has received signature pages from all Parties signatory to this Agreement.

7.3           Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.

7.4           Severability. Subject to Section 6.1(e), the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any Party.

7.5           Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, heirs, devisees, legal representatives and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Seller or Buyer without the prior written consent of Buyer or Seller, as applicable, and any purported assignment or delegation in violation hereof will be null and void; provided, that notwithstanding the foregoing, Buyer may assign this Agreement and any of the provisions hereof to any of its financing sources as collateral security; and provided, further, however, that no such assignment shall release Buyer of any of its obligations thereof set forth in this Agreement. Except pursuant to a collateral assignment as permitted by the preceding sentence, this Agreement is not intended to confer any rights or benefits on any Persons other than the parties hereto.

7.6           Entire Agreement; Amendment. This Agreement, together with the related documents contained as Exhibits and Schedules to this Agreement or expressly contemplated hereby, contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof, including the (i) Non-Disclosure Letter Agreement, dated as of July 12, 2012, between Buyer and Bulger Partners, LLC, and (ii) the Term Sheet for the Acquisition of the Assets of American Partners, Inc. by BG Staffing, LLC dated as of September 13, 2012. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement is sought.

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7.7           Specific Performance; Remedies Not Exclusive. The parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without the need to show irreparable harm or to post bond. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

7.8           GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

7.9           Consent to Exclusive Jurisdiction. Each of the parties agree that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in the Federal Courts located in Dallas, Texas, or if that court does not have jurisdiction, any state or federal court located in the State of Texas. Each of the parties (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Texas (and each appellate court located in the State of Texas) in connection with any such legal proceeding, including to enforce any settlement, order or award; (ii) consents to service of process in any such proceeding anywhere in the world in a manner consistent with Rule 4 of the Federal Rules of Civil Procedure or in a manner consistent with the applicable Law of the jurisdiction in which process is served; (iii) agrees that each state and federal court located in the State of Texas shall be deemed to be a convenient forum; (iv) waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Texas, any claim that such Person is not subject personally to the jurisdiction in such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and (v) agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 7.9 by the state and federal courts located in the State of Texas and in connection therewith hereby waives, and agrees not to asset by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the Laws or public policy of the Laws of any other jurisdiction.

7.10         Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any Party hereto because such Party or its legal counsel drafted this Agreement or such provision.

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7.11         Usage. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term “or” will not be interpreted as excluding any of the items described. The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.

7.12         Certain Definitions. For purposes of this Agreement:

(a)          “Acquired Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of Seller, which amounts as of the Closing Date are less than 90 days past due (based on the date of invoice for such accounts receivable), and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered to customers of Seller, which amounts as of the Closing Date are less than 90 days past due (based on the date of invoice for such accounts receivable), (ii) all other accounts or notes receivable of Seller, which amounts as of the Closing Date are less than 90 days past due (based on the date of invoice for such accounts or notes receivable), and the full benefit of all security for such accounts or notes; (iii) any revenue of the Business generated on or prior to the Closing Date that has not yet been invoiced by Seller as of the Closing Date; and (iv) any claim, remedy or other right related to any of the foregoing.

(b)          the term “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person;

(c)          the term “Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in Dallas, Texas or Providence, Rhode Island are permitted or required to be closed;

(d)          the term “Cash Equivalents” means the positive difference between (i) all cash, bank deposits, negotiable money orders and checks (including those held by Seller as of the Closing Date but not yet deposited), less (ii) all checks, drafts or wire transfers issued by Seller (including those not yet cleared) that are outstanding as of the Closing Date;

(e)          the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(f)          “Excluded Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of Seller, which amounts as of the Closing Date are 90 days or more past due (based on the date of invoice for such accounts receivable), and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered to customers of Seller, which amounts as of the Closing Date are 90 days or more past due (based on the date of invoice for such accounts receivable), (ii) all other accounts or notes receivable of Seller, which amounts as of the Closing Date are 90 days or more past due (based on the date of invoice for such accounts or notes receivable), and the full benefit of all security for such accounts or notes; and (iii) any claim, remedy or other right related to any of the foregoing;

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(g)          the term “Indebtedness” means all obligations of Seller or the Selling Persons for borrowed money, including all principal, accrued but unpaid interest, prepayment penalties, breakage costs or other similar amounts payable in respect of such borrowed money or the repayment thereof;

(h)          the term “Independent Accounting Firm” means an accounting firm of national reputation reasonably acceptable to Buyer and Seller for purposes of resolving any disputes pursuant to Section 1.6(e), Section 1.7(c) or Section 1.11;

(i)          the term “Knowledge of Seller” or similar language, means the actual knowledge of the Selling Persons, after conducting a reasonable inquiry and investigation into the subject matter of such representation and warranty.

(j)          the term “Lien” means any obligation, lien, claim, pledge, security interest, Liability, charge, spousal interest (community or otherwise), contingency or other encumbrance or claim of any nature;

(k)          the term “Party” means any of Buyer, Holdco, Seller or the Selling Persons;

(l)          the term “Permitted Liens” means (i) mechanic’s and material men’s liens and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of the Business, the obligations of which are not overdue or otherwise delinquent, (ii) liens for Taxes that are not delinquent or are being contested in good faith and by appropriate proceedings to the extent disclosed on the Latest Balance Sheet, or (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the real property leased by Seller,;

(m)          the term “Proceeding” means any action, arbitration, audit, hearing, investigation or inquiry, litigation or suit (whether civil, criminal, administrative or judicial) commenced, brought, conducted or heard by or before any Governmental Body or arbitrator; and

(n)          the term “Records” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

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7.13         Guaranty of the Selling Persons. In consideration of the execution and delivery by Buyer of this Agreement, the Selling Persons hereby, severally, on a pro rata basis in accordance with their respective ownership percentages set forth on Schedule 7.13, guarantee absolutely and unconditionally to Buyer (a) the due and punctual performance, when and as due, of all obligations of Seller arising under or pursuant to this Agreement, and (b) the due and punctual payment of all sums, if any, now or hereafter owed by Seller arising under or pursuant to this Agreement, except that, notwithstanding the foregoing, Thomas Leonard shall jointly and severally, guarantee absolutely and unconditionally to Buyer the obligations of Seller and the payments owed by Seller as set forth in this Section 7.13. Notwithstanding the foregoing and anything in Article V (Indemnification) to the contrary, liability for a Selling Person’s breach of Article VI (Noncompetition and Nonsolicitation Agreement) and any indemnification therefor shall be several and only an obligation of such Selling Person (not Seller or the other Selling Persons).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

BG Staffing, LLC

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and CEO

HOLDCO:

LTN Acquisition, LLC

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	Authorized Person

SELLER:

American Partners, Inc.

By:	/s/ Thomas Leonard
Name:	Thomas Leonard
Title:	President

[Signature Page to Asset Purchase Agreement]

SELLING PERSONS:

/s/ Thomas Leonard
Thomas Leonard

/s/ Justin Franks
Justin Franks

/s/ Ronald Wnek
Ronald Wnek

[Signature Page to Asset Purchase Agreement]

Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered as of the 30th day of April, 2009, by and between L. Allen Baker, Jr. (“Employee”) and LTN Staffing, LLC, a Delaware limited liability company (the “Company”).

WITNESSETH:

WHEREAS, the Company is engaged in the business of providing temporary staffing to third parties; and

WHEREAS, the Company desires to employ Employee and Employee desires to be employed by the Company on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto mutually agree as follows:

1.          EFFECTIVE DATE AND COMMENCEMENT DATE.   The Effective Date of this Agreement shall be the date first written above. Employee’s employment shall commence on April 27, 2009 (the “Commencement Date”). Unless earlier terminated pursuant to the terms hereof, the term of Employee’s employment under this Agreement shall continue for one year from the Commencement Date and thereafter shall continue for successive one (1) year periods (the initial period and each successive one-year period referred to as an “Employment Period’’) until terminated as provided herein.

2.          EMPLOYMENT DUTIES.   Employee shall be employed as the President and Chief Executive Officer of the Company, with the authority, duties and responsibilities assigned to Employee by the Board of Managers (the ‘‘Board”) of LTN Acquisition, LLC, the sole Member of the Company (“LTN Acquisition”). Employee shall report to the Board. Employee shall devote all of his working time and efforts exclusively to the performance of his duties under this Agreement and shall not, without the prior written approval of the Company (which shall not be unreasonably withheld; it being understood that the Company may withhold its approval if the Company believes such activity is competitive with the Company or may interfere or conflict with Employee’s performance of his duties and obligations hereunder), be employed or otherwise engaged in any other business activity. Employee shall be employed at the Company’s executive office. Employee shall perform his duties during normal business hours at such executive office, except when his duties require business travel. At the request of LTN Acquisition, Employee agrees to serve on the Board without additional compensation.

3.          CONSIDERATION.

3.1	Salary. The Company shall pay Employee a gross annualized salary of no less than $265,000 for each Employment Period which shall be payable in accordance with the standard payroll practices of the Company (subjcct to such withholdings and other normal employee deductions as may be required by law) for his services pursuant to this Agreement. The Company and Employee agree that Employee’s annual compensation for each Employment Period will be reviewed and evaluated annually by the Board to determine appropriate adjustments but under no circumstances shall Employee’s annual compensation for each Employment Period be less than $265,000.

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3.2	Bonus. Beginning with the calendar year 2010 and for each calendar year thereafter during the term of this Agreement, Employee shall be eligible to receive an annual cash bonus (subject to such withholdings and other normal deductions as may be required by law) based upon the profitability of the Company. Profitability, for purposes of this Agreement, shall be based on the Company’s “EBITDA” (as such term is defined in that Loan Agreement dated October 17, 2007, by and between the Company and Fifth Third Bank (Chicago)), as determined by the Company’s then firm of accountants based on the Company’s audited financial statements for the applicable calendar year (which determination shall be binding upon the parties and conclusive). At the beginning of each calendar year, the Board will approve an operating EBITDA budget for the Company. If the Company achieves at least eighty five percent (85%) of the approved EBITDA budget for the year, then Employee will receive a cash bonus in an amount equal to ten percent (10%) of Employee’s annual salary for the applicable Employment Period in which the calendar year ends (or such other greater amount as determined in the sole discretion of the Board), provided, however, that if the Company achieves at least ninety five percent (95%) of the approved EBITDA budget for the year, then Employee will receive a cash bonus in an amount equal to twenty-five percent (25%) of Employee’s annual salary for the applicable Employment Period in which the calendar year ends (or such other greater amount as determined in the sole discretion of the Board), provided further, that if the Company achieves at least one hundred percent (100%) of the approved EBITDA budget for the year, then Employee will receive a cash bonus in an amount equal to forty percent (40%) of Employee’s annual salary for the applicable Employment Period in which the calendar year ends (or such other greater amount as determined in the sole discretion of the Board), provided, further, that if the Company achieves at least one hundred and ten percent (110%) of the approved EBITDA budget for the year, then Employee will receive a cash bonus in an amount equal to fifty five percent (55%) of Employee’s annual salary for the applicable Employment Period in which the calendar year ends (or such greater amount as determined in the sole discretion of the Board). The cash bonus will be payable within ten (10) days of the completion of the Company’s annual audit for the calendar year.

3.3	Class B Unit Equity Incentive. Within thirty (30) days of the Commencement Date, Employee shall be awarded 87,010 Class B Units of LTN Acquisition, representing approximately five percent (5%) of the Class A Units of LTN Acquisition which are outstanding as of the Effective Date. Such Class B Units shall vest twenty-five percent (25%) on the date of the award and twenty-five percent (25%) on each of the three (3) anniversaries of the date of such award. The foregoing award shall be pursuant and to subject the terms and conditions of the LTN Acquisition, LLC Ownership Incentive Plan and the Restricted Unit Award Agreement attached hereto as Exhibit A (the “Award Agreement”).

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3.4	Class A Unit Purchase Option. Beginning on the Commencement Date and ending on the three (3) month anniversary hereof, Employee shall have an option to purchase up to 200,000 Class A Units of LTN Acquisition for a purchase price of S2.50 per Class A Unit. Upon exercise of this option, Employee shall be required to execute a joinder to the Amended and Restated Limited Liability Agreement of LTN Acquisition (the “Operating Agreement”).

3.5	Benefits. Employee shall participate in any of the Company’s various health and insurance benefit programs that the Company provides to its other employees whose responsibilities and duties are comparable to those of Employee. The Company may modify or terminate employee benefits at any time in its sole discretion. The Company shall pay for all such health and benefit programs provided to Employee, including Employee’s portion thereof (and for the avoidance of doubt, Employee’s portion includes his dependents).

3.6	Holidays and Vacations. Employee shall be entitled to such paid holidays as may be designated by the Company. In addition, Employee shall be entitled to vacation time of four (4) weeks for each Employment Period, provided, however, that no more than two (2) weeks of vacation may be taken consecutively. Unused vacation time may not be carried over from one Employment Period to another. Except as provided in Sections 4.4 and 4.5 below, Employee shall not be paid for unused vacation or holiday time, regardless of whether it is accrued or is not accrued.

3-7	Temporary Housing and Transportation The Company shall reimburse Employee each month for a twelve (12) month period beginning from the Commencement Date for Employee’s actual apartment rental, rental car, and airfare between Chicago, Illinois, and Employee’s permanent address, provided, however, that in no event shall the total amount of the reimbursement for such twelve (12) month period exceed $51,000.

3.8	Moving/Relocation Costs and Expenses. The Company shall reimburse Employee for reasonable moving/relocation costs and expenses in connection with Employee’s relocation, within twelve (12) months from the Commencement Date, from Colorado Springs to a location within fifty (50) miles of Company’s executive office in Waukegan, Illinois, which expenses in no event shall exceed a total amount of $15,000.

3.9	Expenses. Subject to such policies as may from time to time be established by the Company, the Company shall reimburse Employee for reasonable expenses actually incurred or paid by Employee in the performance of Employee’s duties under this Agreement, upon presentation of expense statements or vouchers or such other supporting documentation as the Company may require.

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4.	TERMINATION.

4.1	Term. Employee’s employment shall continue for successive one (1) year Employment Periods unless terminated by (a) the death of Employee, effective as of the date of death; (b) the inability, by reason of a mental or physical condition, to perform the essential functions of Employee’s position, with reasonable accommodation, for an uninterrupted period of sixty (60) consecutive business days or shorter periods aggregating to sixty (60) business days during any continuous twelve (12) month period, or such longer period as may be required by law (“‘Incapacity”); or (c) Employee or the Company, for any lawful reason or no reason, provided that if the termination by the Company is without Cause or the termination by Employee is without Good Reason, the Company or Employee, as applicable, shall provide the other party with thirty (30) days written notice prior to the effective date of the termination. Employee shall be required to give written notice of termination of his employment within thirty (30) days after the occurrence of Good Reason; otherwise, the event(s) relating to such Good Reason and Employee’s right to terminate his employment by reason thereof shall be deemed waived.

4.2	Definition of Cause. For purposes of this Agreement, “Cause” for termination by the Company shall be deemed to exist if: (a) Employee is convicted of a felony; (b) the Board determines that Employee has engaged in acts of material personal dishonesty or fraud involving the Company; (c) Employee materially breaches this Agreement (other than the third sentence of Section 2 hereof or as provided in subsection (e) below), provided that Employee is given written notice by the Board of such material breach and such material breach is not cured within thirty (30) days from the date of Employee’s receipt of such notice; (d) Employee breaches the third sentence of Section 2 hereof or the Covenant Agreement referred to in Section 5 below or (e) Employee refuses or fails to perform the duties assigned to him in accordance with this Agreement (other than by reason of death or Incapacity) and such duties refused or failed to be performed are not materially different from those associated with those in the executive office of president or chief executive officer and are not illegal, provided that Employee is given written notice by the Board of the specific nature of the failure to perform and Employee does not correct such failure within ten (10) days after Employee’s receipt of such notice.

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4.3	Definition of Good Reason. For purposes of this Agreement, “Good Reason” for Employee’s termination of this Agreement shall mean (a) a material change in Employee’s title of President and Chief Executive Officer or the assignment of duties and responsibilities materially different from those associated with such positions and such material change is not cured within thirty (30) days from the date of receipt by the Company of written notice thereof from Employee; (b) a change in the reporting of Employee to the Board unless in connection with a Change of Control (as hereinafter defined) of the Company; (c) a Change of Control of the Company where, in addition to such Change of Control, within one (1) year after such Change of Control Employee is terminated without Cause or after such Change of Control there is a change in the location of the Company’s executive office to a new location more than fifty (50) miles from Waukegan, Illinois (or such location of the Company’s executive office as of the date of such Change of Control), or there occurs a material change as described in subsection (a) above that is not cured as provided therein; or (d) a change of location of the executive office to a new location more than fifty (50) miles from Waukegan, Illinois, without the consent of Employee A Change in Control occurs on the date (i) that any person, or one or more persons acting as a group, acquires in one transaction or series of one or more related transactions ownership of (A) membership interests of the Company or LTN Acquisition that together with membership interests held by such person or group, has more than fifty percent (50%) of the total fair market value or total voting power of the membership interests of the Company or (B) LTN Acquisition (provided that an acquisition of membership interests in LTN Acquisition shall not be treated as a Change in Control if the membership interests are issued by LTN Acquisition in exchange for a contribution of capital to LTN Acquisition and such capital is retained by LTN Acquisition or the Company for use in the business of LTN Acquisition or the Company) or (C) all or substantially all of the Company’s operating assets or (ii) a liquidation of the operating business of the Company without successors or assigns. However, if any one person or group is considered to own more than fifty percent (50%) of the total fair market value or voting power of the membership interests, the acquisition of additional membership interests by the same person or group is not a Change of Control of the Company.

4.4	Termination for Cause or for Other Than Good Reason. In the event that (a) Employee’s employment under this Agreement is terminated by the Company for Cause, or (b) Employee voluntarily terminates his employment with the Company other than for Good Reason, the Company shall pay to Employee (or Employee’s legal representative) any monthly salary, bonus payable but unpaid (subject to adjustment in the case of fraud, misstatement or other similar circumstance), unused vacation, and expense reimbursements, earned or due to Employee through the date of termination but unpaid as of the effective date of termination, less applicable withholding.

4.5	Termination Without Cause or For Good Reason. In the event that Employee’s employment is terminated by the Company without Cause (whether at the end of an Employment Period or otherwise) or by Employee for Good Reason, subject to Employee’s compliance with post-employment termination obligations including, without limitation, as provided in the Covenant Agreement referred to in Section 5 below and subject to applicable withholding, Employee (or Employee’s legal representative), shall receive as severance an amount equal to one (1) month’s base salary for each two (2) months of service to the Company in excess of three (3) months; provided, however, that severance shall not exceed twelve (12) months’ base salary. The foregoing severance payment shall be paid in the same manner and at the same intervals as Employee was being paid immediately prior to termination. In addition, Employee shall be entitled to receive any bonus payable but unpaid (subject to adjustment in the case of fraud, misstatement or other similar circumstance), payment for unused vacation days, and unpaid reimbursements. The foregoing amounts shall be paid in accordance with the Company’s general policy for payment with respect to each of the foregoing items. Employee’s rights under this Section 4.5 shall be contingent upon Employee executing a separation agreement in form and substance substantially similar to the general release attached hereto as Exhibit B and Employee’s return of Company property.

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5.         REQUIRED RESTRICTIVE COVENANT AGREEMENT. Simultaneously with the execution and delivery of this Agreement and as a condition to Employee’s employment with the Company, Employee shall execute a Non-Disclosure of Confidential Information, Non- Solicitation, Non-Interference and Non-Competition Agreement in the form of Exhibit C attached hereto (the “Covenant Agreement”).

6.         ENTIRE AGREEMENT. This Agreement, the Covenant Agreement, and/or the Award Agreement constitute the entire understanding between the parties relating to the subject matter hereof and there are no covenants, conditions, representatives, or agreements, oral or written, or any nature whatsoever, other than those herein contained. This Agreement cannot be changed, modified or discharged unless agreed to in writing by both parties.

7.         AMENDMENTS. This Agreement may be amended, modified, cancelled or superseded only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. Except as otherwise provided herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.         SEVERABILITY. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

9.         ASSIGNMENT. Employee shall not assign, transfer or convey this Agreement, or in any way encumber the compensation or other benefits payable to him hereunder, except with the prior written consent of the Company. The Company may assign this Agreement and its rights hereunder in whole, but not in part, to any entity with or into which it may transfer all or substantially all of its assets (and, in such event, the term “Company” as used herein shall mean and refer to such successor-in-interest).

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10.         INDEMNIFICATION.

10.1	Company Indemnity. The Company agrees that if Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company (or LTN Acquisition) as a manager, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation service with respect to the Board) or with respect to employee benefit plans, Employee shall be indemnified and held harmless by the Company on the same terms and conditions as set forth in Section 12 of the Operating Agreement as if he is an Indemnified Person (as defined therein) against all cost, expense, liability and loss (including, without limitation, costs, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Employee in connection therewith, and such indemnification shall continue as to Employee even if he has ceased to be a director, member, officer, employee or agent of the Company or other entity and shall inure to the benefit of Employee’s heirs, executors and administrators. The Company agrees that it will not alter the indemnification rights of Employee hereunder (including that the Company will not alter Employee’s indemnification rights if the provisions of Section 12 of the Operating Agreement are amended or modified as provided therein) without his written consent.

10.2	No Presumption Regarding Standard of Conduct. Neither the failure of the Company (including its member, independent legal counsel or the Board) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Employee under Section 10.1 above that indemnification of Employee is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its member, independent legal counsel or the Board) that Employee has not met such applicable standard of conduct, shall create a presumption that Employee has not met the applicable standard of conduct.

10.3	Liability Insurance. The Company agrees to continue and maintain a directors and officers’ liability insurance policy covering Employee on terms and conditions not materially less favorable to Employee (taken as a whole) as the liability insurance policy in force and effect on the Commencement Date of this Agreement; provided, that the Company may change or modify the terms and conditions of such policy generally applicable to the covered persons thereunder in accordance with its reasonable business judgment, so long as such change or modification does not have a material adverse effect on the coverage for Employee (taken as a whole).

10.4	Taxes. The Company intends that Employee will be treated as an employee of the Company and that the Company and Employee will pay on the wages paid to Employee hereunder their respective shares of taxes under the Federal Insurance Contributions Act for old-age, survivors and disability insurance and hospital insurance and the Company will pay taxes under the Federal Unemployment Tax Act (“Employment Taxes”). To the extent that payments to Employee under this Agreement are characterized or treated as net earnings from self employment (rather than wages to an employee) for which Employee is subject to tax on self employment income, the Company agrees to promptly reimburse Employee for the sum of (i) the amount of self employment taxes under section 1401(a) of the Internal Revenue Code of 1986, as amended, and the hospital insurance under section 1401(b) of the Internal Revenue Code of 1986, as amended (plus any comparable amount imposed under state and local tax laws) of his self employment income paid hereunder minus (ii) the employment taxes Employee would be responsible for if the payments hereunder were treated as wages subject to Employment Taxes.

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11.        NOTICES. All notices required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by facsimile, overnight delivery, or registered mail, return receipt requested, to the parties at the addresses set forth below, or to such changed address as either party may subsequently give notice of.

If to Employee:

L. Allen Baker, Jr.

1076 Manor Gate Point

Colorado Springs, CO 80906

If to the Company:

LTN Staffing, LLC

c/o Taglich Brothers, Inc.

405 Lexington Avenue, 51st Floor

New York, New York 10174

Attention: Douglas E. Hailey

Notices delivered personally or by overnight delivery shall be effective upon delivery or delivery refused. Notices properly addressed and delivered by mail, return receipt requested, shall be effective upon deposit with the United States Postal Service. Notices sent by facsimile should be prominently marked “URGENT – DELIVER IMMEDIATELY” or with similar language bringing attention to the importance of the transmission.

12.        BINDING EFFECT. Except as otherwise provided in this Agreement, this Agreement shall be binding on the parties hereto and on their respective heirs, administrators, executors, permitted successors and permitted assigns.

13.        COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but a single document.

14.        GOVERNING LAW. This Agreement is being executed in the State of Illinois and shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the principles of conflicts of law thereof.

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15.        CONTINUING OBLIGATIONS. The Covenant Agreement referenced in Section 5 of this Agreement shall survive termination of Employee’s employment for any reason (with or without Cause or Good Reason). Unless otherwise specifically provided in this Agreement, no rights or obligations of either party shall continue after the termination of this Agreement.

16.        OPPORTUNITY TO CONSULT WITH COUNSEL AND COUNSEL FEES. Employee has been given ample time to consult with an attorney of his choice with respect to the terms of this Agreement and the Operating Agreement which Employee will be required to join in connection with his award of Class B Stock under Section 3.3 and/or the exercise of his option under Section 3.4 of this Agreement. The Company shall reimburse Employee for his legal fees with respect to the review of this Agreement and the Operating Agreement in an amount not to exceed twelve thousand dollars ($14,000).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EMPLOYEE:

/s/ L. Allen Baker, Jr.

LTN STAFFING, LLC

By:	/s/ Douglas E. Hailey
Name: Douglas E. Hailey
Title: Authorized Person

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Exhibit 10.4

NON-DISCLOSURE OF CONFIDENTIAL INFORMATION,

NON-SOLICITATION, NON-INTERFERENCE AND

NON-COMPETITION AGREEMENT

THIS COVENANT AGREEMENT (this “Covenant Agreement”) is entered into as of the 30th day of April, 2009 (the “Effective Date”) by and between L. Allen Baker, Jr. (‘‘Employee’’) and LTN Staffing, LLC (the “Company”).

1.    Consideration

Employee’s agreement to the restrictions set forth in paragraphs 3, 4, 5, 6 and 7 of this Covenant Agreement is a condition of Employee’s employment. Employee’s employment and access to the Company’s confidential information and business relationships provide consideration supporting this Covenant Agreement. Employee acknowledges receiving sufficient consideration in exchange for this Covenant Agreement.

2.    The Company’s Legitimate Interest

The Company has expended substantial resources acquiring and developing its: (a) proprietary, trade secret and other non-public confidential information; (b) customer relationships; and (c) qualified work force. Protecting these assets is critical to the Company’s survival and success, because a competitor with access to them would have an unfair advantage over the Company. Accordingly, Employee agrees that the Company has a legitimate business interest in protecting these assets and that the restrictive covenants set forth in this Covenant Agreement are a reasonable means of doing so.

3.    Non-Disclosure Of the Company’s Confidential Information

Employee agrees not to use or disclose the Company’s Confidential Information other than within the scope of Employee’s employment with the Company to further the Company’s interests. “Confidential Information” means proprietary, trade secret or other non-public confidential information obtained as a result of Employee’s employment with the Company, including, without limitation, information regarding the identity of the Company’s customers and their preferences and requirements; information regarding the Company’s processes and techniques; technical data of the Company or the Company’s customers; personnel information regarding the Company’s employees; information regarding the Company’s business relationships with vendors; the Company’s business practices and procedures, research and development data, and financial, marketing and economic plans; information regarding the Company’s affiliates; and information pertaining to confidential strategic business assignments Employee performed for the Company.

4.    Non-Competition

During the Employment Period, Employee shall not compete with the Company. For eighteen (18) months after the termination of employment for any reason, Employee shall not, directly or indirectly, own an interest in any business or become employed, retained or otherwise engaged to work in any capacity for any person or business engaged in the provision of temporary staffing anywhere within one hundred (100) miles of each of the Company’s current offices (as of the Commencement Date) in Waukegan, Illinois and Milwaukee, Wisconsin, or within one hundred (100) miles of any other office or location which the Company may open, or operate from, during the term of Employee’s employment. Employee agrees that the restrictions on Employee’s activities imposed by this paragraph are reasonable in duration, scope and geography and in all other respects and are narrowly tailored to protect the Company’s legitimate business interests. The Company and Employee agree that the geographic scope is reasonable given that the Company’s business is regional in nature.

5.    Non-Solicitation Of the Company’s Customers

During the term of Employee’s employment. Employee shall not, directly or indirectly, solicit business on behalf of any person or company other than the Company. For eighteen (18) months after the termination of employment for any reason, Employee shall not, directly or indirectly, knowingly solicit the business of or do business with any Customer of the Company. “Customer of the Company” means any person or company that Employee directly or indirectly serviced for the Company at any time during the twelve (12) months prior to the termination of Employee’s employment or with respect to which Employee possessed Confidential Information.

6.    Non-Interference With Customers And Suppliers

During the term of Employee’s employment, Employee shall not, directly or indirectly, attempt to persuade any person or entity to reduce the amount of business it does or to cease doing business with the Company. For eighteen (18) months after the termination of employment for any reason, Employee shall not, directly or indirectly, attempt to persuade any Customer of the Company or Supplier of the Company to reduce the amount of business it does or to cease doing business with the Company. “Customer of the Company” is defined in paragraph 5. “Supplier of the Company” means any person or entity that provided goods or services to the Company at any time during the twelve (12) months prior to the termination of Employee’s employment.

7.    Non-Solicitation Of the Company’s Personnel, etc.

During the Employment Period, Employee shall not, directly or indirectly, solicit the employment, retention or engagement of, or hire, any employee, independent contractor or personnel of the Company on behalf of any person or entity. For eighteen (18) months after the termination of employment for any reason, Employee shall not, indirectly or indirectly, knowingly solicit the employment, retention or engagement, or hire, of any Personnel of the Company. “Personnel of the Company” means any Lease Employee, independent contractor or other personnel employed, retained or engaged by the Company at any time during the twelve (12) months prior to the termination of Employee’s employment.

8.    No Hardship To Employee

Employee agrees that enforcement of any of the restrictive covenants in the Covenant Agreement or the Covenant Agreement shall not cause Employee any hardship, and because of Employee’s background and experience shall not in any manner preclude Employee, in the event that Employee’s employment with the Company is terminated for any reason, from becoming gainfully employed in such manner and to such extent as shall provide Employee with a standard of living of at least the sort and fashion to which Employee has become accustomed.

9.    Survival of Restrictive Covenants

The restrictive covenants contained in the Covenant Agreement and Covenant Agreement shall survive the termination of Employee’s employment, whether terminated by Employee or the Company for any reason (with or without Case or Good Reason (as such terms are defined in the Employment Agreement between the Company and Employee of even date herewith).

10.  Return Of the Company’s Property

Upon termination of Employee’s employment for any reason or upon the Company’s earlier request, Employee shall immediately provide the Company with all documents and data (including originals, photocopies, hard copies and electronic versions) of any nature pertaining to Employee’s work with the Company, whether or not created by Employee, including, without limitation, documents and data pertaining to the Company’s customers.

11.  Waiver

The waiver by the Company of a breach of any provision of this Covenant Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

12.  Entire Covenant Agreement

This Covenant Agreement, the Employment Covenant Agreement, and the Restricted Unit constitute the entire understanding between the parties relating to the subject matter hereof and there are no covenants, conditions, representatives, or agreements, oral or written, or any nature whatsoever, other than those herein contained. This Covenant Agreement cannot be changed, modified or discharged unless agreed to in writing by both parties.

13.  Assignability

Unless the Company expressly indicates otherwise in writing, the Company’s rights and obligations under this Covenant Agreement shall automatically transfer with any sale, transfer or other disposition of all or substantially all of its assets, stock or business. Employee may not assign any rights or obligations under this Covenant Agreement without the Company’s prior written consent. This Covenant Agreement shall survive the termination of Employee’s employment, regardless of the reason for such termination.

14.  Remedies For Breach

Employee agrees that any breach of this Covenant Agreement would cause irreparable harm to the Company and that, in the event of such breach, the Company shall have, in addition to all other remedies at law, the right to an injunction, specific performance, or other equitable relief, without the necessity of posting a bond, to prevent or redress Employee’s violation.

15.  Severability

If any provision of this Covenant Agreement is declared unenforceable for any reason, such unenforceability shall not affect the enforceability of the remaining provisions. Such provision shall be reformed and construed to the extent permitted by law so that it would be valid, legal and enforceable to the extent possible.

16.  Opportunity To Consult With Counsel

The Company encourages Employee to consult with counsel of Employee’s choice, at Employee’s expense, concerning the terms and conditions of this Covenant Agreement including, but not limited to, the restrictive covenants in paragraphs 3, 4, 5, 6 and 7. Employee acknowledges having had ample time to do so.

17.  Governing Law

This Covenant Agreement is being executed in the State of Illinois and shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the principles of conflicts of law thereof.

/s/ L. Allen Baker, Jr.		April 30, 2009
L. Allen Baker, Jr.		Date

LTN STAFFING, LLC

By:	/s/ Douglas E. Hailey
Name: Douglas E. Hailey
Title: Authorized Person

Exhibit 10.5

RESTRICTED UNIT AWARD AGREEMENT (EMPLOYEE)

THIS RESTRICTED UNIT AWARD AGREEMENT (the “Agreement”) is made as of May 27, 2009, by and between LTN Acquisition, LLC, a Delaware limited liability company (the “Company”), and L. Allen Baker, Jr. (the “Recipient”):

WHEREAS, the Recipient is employed by LTN Operating Co., LLC, a wholly-owned subsidiary of the Company (the “Employer”); and

WHEREAS, the Company believes it to be in the best interests of the Company and its members for certain individuals to obtain or increase their equity ownership in the Company in order that they will thus have a greater incentive to work for and manage the affairs of the Company and/or its subsidiaries; and to that end the Company has adopted the LTN Acquisition, LLC Ownership Incentive Plan (the ‘‘Plan”).

NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.           Defined Terms. For purposes of this Agreement, the following terms shall be defined as follows:

(a)           “Agreement’’ as defined in the introductory paragraph hereof.

(b)           “Cause” shall have the meaning provided in the Employment Agreement by and between the Recipient and Employer.

(c)           “Change of Control” shall have the meaning provided in the Employment Agreement by and between the Recipient and Employer.

(d)           “Closing” as defined in Section 3.

(e)           “Company” as defined in the introductory paragraph hereof.

(f)           “Employer” as defined in the first recital paragraph hereof.

(g)           “LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 17, 2007, as amended from time to time.

(h)           “Plan” as defined in the second recital paragraph hereof.

(i)           “Recipient” as defined in the introductory paragraph hereof.

(j)           “Restricted Units” as defined in Sections 2 and 6.

(k)           “Restrictions” as defined in Section 5.

Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the LLC Agreement.

2.           Award of Units. The Company hereby grants to Recipient a total of 87,010 Class B Units (the “Restricted Units”), subject to the terms and conditions detailed below, and the provisions of the Plan and of the LLC Agreement.

3.           Closing. The issuance of the Restricted Units (the “Closing”) shall occur simultaneously with and be conditioned upon the execution of this Agreement, and if the Recipient is not already a party to the LLC Agreement, the execution and delivery to the Company of a Joinder Agreement. If applicable, within 30 days of the date hereof, if the Recipient is a U.S. taxpayer, Recipient shall make an effective election under Section 83(b) of the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (an “83(b) Election”). Recipient shall promptly deliver a copy of such Section 83(b) Election to the Company.

4.           Vesting.

(a)           25% of the Restricted Units shall vest on the date hereof, and the remaining Restricted Units shall vest at a rate of 25% per year on each of the First three anniversaries of the date hereof; provided, that all of the Restricted Units shall be deemed to have vested and shall vest upon a Change of Control.

(b)           All Restricted Units that vest in accordance with Section 4(a) shall be considered Vested Class B Units for purposes of the LLC Agreement and shall remain subject to the Restrictions set forth in Section 5.

5.           Restrictions. In addition to any restrictions set forth in this LLC Agreement or required pursuant to applicable law, the Restricted Units are being awarded to Recipient subject to the transfer and forfeiture conditions set forth in Sections 5(a) and 5(b) (the ‘‘Restrictions”).

(a)           Transfer. Other than to a Permitted Transferee in accordance with the LLC Agreement, Recipient may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, alienate, attach, sell, assign, pledge, encumber, charge or otherwise Transfer any of the Restricted Units without the prior written consent of the Company.

(b)           Forfeiture. If Recipient’s employment with the Employer shall terminate for any reason whatsoever, all unvested Restricted Units shall be deemed to have been forfeited. Additionally, if Recipient’s employment with the Employer is terminated by the Employer for Cause, all vested Restricted Units shall be deemed to have been forfeited.

6.           Adjustments. The term “Restricted Units” shall include any units or other securities, if any, that Recipient receives or becomes entitled to receive as a result of Recipient’s ownership of the original Restricted Units by reason of any distribution or split of units, recapitalization, reorganization, merger, consolidation, conversion, split-up, combination or exchange of units, or any similar change affecting such units or other securities.

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7.           Restrictive Legend. If the Board of Managers determines that the Class B Units shall be represented by certificates, any certificates representing the Restricted Units shall be registered in the Recipient’s name and shall be inscribed with a legend evidencing the Restrictions in addition to any other legend which is required to be included by the LLC Agreement or by applicable law.

8.           Withholding Taxes. The grant of the Restricted Units and the lapse of Restrictions thereon, shall be conditioned further on any applicable withholding taxes having been collected by lump sum payroll deduction or direct payment by the Recipient to the Employer, provided, however, that the Company agrees that, based on Recipient’s timely and valid filing of an effective 83(b) Election, for federal tax purposes (and any similar provisions of state or local tax laws), it shall not (and shall cause Employer not to) treat the grant of the Restricted Units and the lapse of Restrictions as a taxable event and the Company and Recipient will comply with the requirements of Revenue Procedure 93-27, 1993-2 C B 343 and 2001-43, 2001-2 CB 191.

9.           Unitholder Rights.

(a)           Upon the Closing, Recipient shall have (i) all of the rights and status as a holder of unvested Restricted Class B Units with respect to the unvested Restricted Class B Units and (ii) all of the rights and status as a holder of Vested Class B Units with respect to Vested Class B Units, in each case as such rights and status are provided in this Agreement and the LLC Agreement.

(b)           The granting of the Restricted Units does not confer upon Recipient any right to continue in the employ of the Company or any subsidiary.

IN WITNESS WHEREOF, the parties have caused this Award to be effective as of the day and year first above written.

LTN ACQUISITION, LLC

By:	/s/ Douglas E. Hailey
Name: Douglas E. Hailey
Title: Authorized Person

RECIPIENT

/s/ L. Allen Baker, Jr.
L. Allen Baker, Jr.

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Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of March 26, 2012 (the “Effective Date”) by B G Staff Services Inc., a Texas corporation (the “Employer”), and Debra R. Jackson, an individual resident of Coppell, Texas (the “Employee”).

WITNESSETH

WHEREAS, the Employee is to be employed by the Employer as a full-time employee in the position of Chief Financial Officer (“CFO”);

WHEREAS, the Employee has certain skills, experience, and abilities that are valuable to the success of the Employer’s current operations and future profitability;

WHEREAS, the Employer desires to retain the services of the Employee and the Employee desires to work for and be employed by the Employer in the CFO position;

WHEREAS, the Employer and the Employee desire to set forth the terms and conditions pursuant to which the Employee will be employed by the Employer;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE 1: EMPLOYMENT TERM AND DUTIES

1.01       Employment. The Employer hereby agrees to employ the Employee, and the Employee hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

1.02       Term. Unless earlier terminated as herein provided, the Employee’s employment with the Employer shall continue pursuant to this Agreement as of the Effective Date and shall end on the final day of the Term. For purposes of this Agreement, the “Term” shall commence on the Effective Date and continue in effect until December 31, 2012 (the “Termination Date”), plus any extensions made as provided in this Section 1.02. The Term shall automatically be extended for consecutive 12-month periods until the next anniversary of the Termination Date, unless the Employer or Employee delivers written notice to the other Party, at least thirty (30) days before the end of such Term, that the Term will not be extended. Each extension of the Term in accordance with this Section 1.02 shall be deemed a part of the Term and the last day of any such extension, or the date of earlier termination pursuant to Section 4.01 of this Agreement, shall be deemed the Tennination Date. For purposes of this Agreement, the “Employment Period” shall mean the period during which the Employee has rendered and has an obligation to continue to render all or any portion of the services described in Section 1.03 hereof to the Employer; provided, however, that the Employment Period shall in no event extend past the Termination Date.

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1.03       Duties and Services. The Employee is to be employed as the CFO of the Employer at the Employer’s office located at 14900 Landmark Boulevard, Suite 300, Dallas, Texas 75254, or any subsequent location at which the Employer conducts operations, and will have such duties and perform such services as are commensurate with such position and those assigned or delegated to the Employee by the Chief Executive Officer of the Employer (the “CEO”), or by such other person designated by the CEO or the Board of Directors. The Employee will devote all of her business time, attention, skill, and energy exclusively to the business of the Employer, will use her best efforts to promote the success of the Employer’s business and the business of any of its Affiliates (defined below), and will cooperate fully with management of the Employer in the advancement of the best interests of the Employer and its Affiliates.

1.04       Change of Control. For purposes of this Agreement, “Change of Control” means (a) any “person” (as such term is used in Section 3(a)(9) of the Exchange Act of 1934, as amended (the “Exchange Act”), as modified and used in Sections 13(d)(3) and 14(d)(2) of such act), other than a trustee or other fiduciary holding securities of the Company (as hereafter defined) under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding membership interests of the Company or (B) the combined voting power of the Company’s then outstanding securities; (b) the Company is party to a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; or (c) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction having similar effect).

ARTICLE 2: COMPENSATION

2.01       Basic Compensation and Perquisites.

(a)        Salary. The Employee will be paid an annual base salary of $175,000 for the first full year of employment and a minimum base salary of $200,000 for the second full year of employment. The Salary will be payable in equal periodic installments according to the Employer’s customary payroll practices. After the second year of employment, the Salary shall be reviewed periodically by the Employer and may be changed upon review of relevant factors, as determined in the sole discretion of the CEO or his designee. The Employer shall withhold from each installment of the Salary all applicable federal, state, and local income and other payroll taxes.

(b)        Benefits. During the Employment Period, the Employee and her dependents (if applicable), will be permitted to participate in such group life, LTD, group medial, group dental and 401(K) plans, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Employee and/or Employee’s dependents are eligible for participation under the terms of such plans. The Employee shall be entitled to twenty (20) paid days off (PTO) per calendar year and six (6) paid holidays in accordance with the policies of the Employer as in effect from time to time, or as otherwise agreed to in writing between the Employee and the Employer. Employee shall not, however, take more than two (2) weeks of PTO consecutively at any time. All of the benefits and compensation described in this Section 2.01 (b) are collectively referred to as the “Benefits.”

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(c)        Equity. Subject to the terms of the Restricted Unit Award Agreement and Employee’s execution of that agreement, within thirty (30) days of the Effective Date, Employee shall be granted an award of 423,580 Profit Interest B-Units in LTN Acquisition, LLC (the “Company”). Those Units shall vest 25% on the date of grant and thereafter in equal parts at the end of each one year anniversary over the next three (3) years; provided, however, all Units shall immediately vest upon a Change in Control (as defined in this Agreement). The grant price of the Units shall be $0.58 per Unit.

2.02       Legal Expenses. The Employer shall pay or the Employee shall be reimbursed for the Employee’s legal fees in negotiating and drafting this Agreement up to a maximum amount of $7,500.00, provided that any such payment shall be made on or before the sixtieth (60th) day following the Effective Date.

2.03       Bonus. The Employee shall be provided an opportunity to receive an annual bonus with respect to each calendar year within the Employment Period commencing with the calendar year beginning on the Effective Date and as set forth in the Bonus Agreement attached hereto as Exhibit A, as amended annually.

ARTICLE 3: EXPENSES

The Employer will reimburse the Employee for reasonable expenses incurred by the Employee in the performance of her duties and in accordance with the Employer’s employment policies, as in effect from time to time; provided, however, that the Employee must file written expense reports with respect to such expenses in accordance with the Employer’s policies to receive such reimbursement.

ARTICLE 4: TERMINATION

4.01       Events of Termination. The Employment Period and any and all rights of the Employee under this Agreement as an employee of the Employer will terminate as indicated below upon the occurrence of any of the following events during the Term:

(a)        in the event of termination of the Employee’s employment upon the death of the Employee, immediately;

(b)        in the event of termination of the Employee’s employment upon the Disability of the Employee (as defined in Section 4.02 herein), immediately upon a Notice of Termination (as defined in Section 4.01 herein);

(c)        in the event of termination of the Employee’s employment by the Employer for Cause (as defined in Section 4.03 herein), immediately upon Notice of Termination from the Employer to the Employee, or at such later time as such Notice of Termination may specify;

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(d)        in the event of termination of the Employee’s employment by the Employer without Cause, on such date as the Notice of Termination from the Employer to the Employee may specify, but not earlier than the 30th day after the Notice of Termination;

(e)        in the event of termination of the Employee’s employment by the Employee for Good Reason, on such date as a Notice of Termination from the Employee to the Employer may specify, but not earlier than the 30th day after the Notice of Termination.

For purposes of this Agreement, a “Notice of Termination” shall mean a written notice (communicated in accordance with Section 7.06 herein) that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances that provide a basis for termination of the Employment Period under the provision so indicated.

4.02       Definition of “Disability.” For purposes of this Agreement, the Employee will be deemed to have a “Disability” under any of the following conditions: (a) for physical or mental reasons, the Employee is unable to render and perform substantially and continuously the Employee’s duties and services under this Agreement for more than twelve (12) consecutive weeks, or sixteen (16) weeks during any 12-month period, or (b) the prognosis or recommendations of the Examining Doctor (defined below) are such that the Employee would be unable to render and perform substantially and continuously the Employee’s duties and services under this Agreement for more than twelve (12) consecutive weeks, or sixteen (16) weeks during any 12-month period. Upon the request of either party hereto following written notice to the other, the Disability of the Employee will be determined by a medical doctor (the “Examining Doctor”) who shall be selected as follows: the Employer and the Employee shall each select a medical doctor, and those two medical doctors will select a third medical doctor who will be the Examining Doctor. The determination of the Examining Doctor as to whether or not the Employee has a Disability will be binding on both parties hereto. The Employee must submit to a reasonable number of examinations by the Examining Doctor making the determination of Disability under this Section 4.02, and the Employee hereby authorizes the disclosure and release to the Employer of such determination regarding the existence of a disability as defined in this Section 4.02. If the Employee is not legally competent, the Employee’s legal guardian or duly authorized attorney-in-fact will act in the Employee’s stead under this Section 4.02 for the purposes of submitting the Employee to examinations and providing any such authorizations of disclosure.

4.03        Definition of “Cause” and “Good Reason.”

(a)        Cause. For purposes this Agreement, “Cause” shall mean: (a) the Employee’s material failure to perform her duties and services in accordance with this Agreement, including without limitation by manner of Employee’s gross insubordination or gross absenteeism, unless such failure is due to the Employee’s Disability, or the Employee’s material violation of this Agreement or any material inaccuracy of any representation or warranty of the Employee contained herein unless, for any such failure, violation or inaccuracy which is capable of being cured, the Employee cures, to the sole satisfaction of the Employer, such failure, violation or inaccuracy within thirty (30) days of the Employer providing written notice to the Employee of such failure, violation or inaccuracy; (b) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer other than as provided in this Agreement; (c) theft, fraud, or embezzlement of property of the Employer or any of its Affiliates; (d) as determined by the Company in its discretion, commission of an act of fraud upon, or bad faith or willful misconduct toward, the Employer or any of its Affiliates; (e) conduct constituting gross negligence or recklessness, as determined by the Employer in its sole discretion, that is injurious to the Employer, a customer of the Employer, or any of its Affiliates; (f) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, any crime of moral turpitude or (g) the Employee’s material breach of this Agreement and the Employee’s failure to remedy such breach within thirty (30) days following the delivery of written notice of such breach by the Employer to the Employee.

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(b)        Good Reason. For purposes of this Agreement, the phrase “Good Reason” means any of the following:

(i)         the Employer’s material breach of this Agreement;

(ii)        the assignment by the Employer to the Employee, without the prior written consent of the Employee, of responsibilities or duties that are substantially different from the duties and services set forth in Section 1.03 of this Agreement; provided, however, promotion of Employee to a higher level position with different and/or additional responsibilities or duties shall not constitute Good Reason; or

(iii)       the requirement by the Employer that the Employee relocate more than fifty (50) miles from the Employer’s home office at 14900 Landmark Boulevard, Suite 300, Dallas, Texas 75254 provided that the relocation constitutes a material change in the geographic location at which the Employee must perform services.

In order for a termination to be considered on account of Good Reason, the Employee must notify the Employer of the existence of a condition that could constitute Good Reason within 90 days following the initial existence of the condition. Following notification, the Employer will have a period of 30 days to remedy the condition before it can constitute Good Reason.

4.04       Termination Pay, Post-Termination Payments, Benefits, and Liquidated Damages. Notwithstanding any other provision of this Agreement, upon and after the termination of the Employment Period pursuant to Section 4.01, the Employee’s obligations to render to the Employer the services described in Section 1.03 of this Agreement shall cease (although the Term shall not terminate), and the Employer shall be obligated to pay the Employee or, in the event of her death while amounts remain payable hereunder, her Designated Beneficiary (defined below), only such amounts and benefits as are provided in Sections 4.04(a), (b), and (c), herein. For purposes of this Agreement, the Employee’s Designated Beneficiary will be such individual beneficiary or trust, located at such address, as the Employee may designate by notice to the Employer from time to time or, if the Employee fails to give notice to the Employer of such a beneficiary, the Employee’s estate. Notwithstanding the preceding sentence, the Employer will have no duty in any circumstances to attempt to open an estate on behalf of the Employee, to determine whether any beneficiary designated by the Employee is alive, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Employee’s personal representative (or the trustee of a trust established by the Employee) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

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(a)        Termination by the Employer with Cause. If the Employer terminates the Employee’s employment hereunder with Cause, the Employee will only be entitled to receive the portion of her Salary and Benefits, payable in accordance with the Employer’s normal payroll practices and Benefit policies, accrued by the Employee through the Termination Date. The Employee shall not receive, and shall not be entitled to receive, any Salary or Benefits (except for Salary and Benefits accrued prior to the date of the termination of the Employment Period) during the remainder of the Term following such termination, or thereafter, except as otherwise required in accordance with federal or state law or the terms of the plans governing the benefits provided hereunder.

(b)        Termination by the Employer without Cause or by the Employee for Good Reason. If the Employer terminates the Employee’s employment hereunder without Cause or the Employee terminates her employment for Good Reason, the Employee will only be entitled to receive the portion of her Salary and Benefits, payable in accordance with the Employer’s normal payroll practices and Benefit policies, accrued by the Employee through the Termination Date and for a period immediately following the Termination Date of one (1) month plus one (1) additional month for each two months of service with the Employer, provided that in no event shall Employee be entitled to receive more than a total of six (6) months of Salary and Benefits following the Termination Date (except as otherwise required in accordance with federal or state law or the terms of the plans governing the benefits provided hereunder). If a Change of Control occurs before the Employee has earned the maximum, the Employee shall be entitled to receive the full six (6) months of Salary and Benefits plus a pro-rated Bonus. All payments made pursuant to this subparagraph will be paid to the Employee only after Employee executes and does not revoke a waiver and release agreement suitable to the Employer.

(c)        Termination upon Death or Disability. If the Employee’s employment hereunder is terminated because of the Employee’s Death or Disability, the Employer will only pay to the disabled Employee or to the Employee’s Designated Beneficiary, as the case may be, in accordance with its normal payroll practices and Benefit policies, the Employee’s Salary and Benefits accrued by the Employee through the Termination Date (except as otherwise required in accordance with federal or state law or the terms of the plans governing the benefits provided hereunder).

(d)        Accrued Benefits. Unless otherwise required by this Agreement, federal or state law, or the terms of the relevant plans providing Benefits hereunder, the Employee’s accrual of the Benefits pursuant to Section 2.01(b) hereof will cease on the Termination Date, and the Employee will thereafter be entitled to accrued Benefits pursuant to such plans only as provided in such plans or in accordance with Employer’s normal Benefit policies.

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ARTICLE 5: NON-DISCLOSURE COVENANT

5.01      Confidential Information Defined.

(a)        For purposes of this Article 5, the phrase “Confidential Information” means any and all of the following: trade secrets concerning the business and affairs of the Employer or its Affiliates, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code, machine code, and source code), computer software and database technologies, systems, structures, and architecture (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, and methods); information concerning the business and affairs of the Employer or its Affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training techniques and materials, however documented); and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer or its Affiliates containing or based, in whole or in part, on any information included in the foregoing. Notwithstanding the foregoing, Confidential Information shall not include any information that the Employee demonstrates was or became generally available to the public other than as a result of a disclosure of such information by the Employee or any other person under a duty to keep such information confidential.

5.02      Acknowledgment by the Employee. The Employee acknowledges that (a) during the Employment Period, and as part of her employment, the Employee will be afforded access to Confidential Information that the Employer has devoted substantial time, effort, and resources to develop and compile; (b) public disclosure of such Confidential Information would have an adverse effect on the Employer and its business; (c) the Employer would not disclose such information to the Employee, nor continue to employ the Employee without the agreements and covenants set forth in this Article 5; (d) the Employer has employed the Employee because of her expertise and skill in the Employer’s business, and thus, would be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of any and all Employee Inventions (defined below); and (e) the provisions of this Article 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to enable the Employer to acquire sole and exclusive ownership of the Employee Inventions.

5.03      Maintaining Confidential Information. In consideration of the compensation and benefits to be paid or provided to the Employee by the Employer under this Agreement, Employer’s promise to provide Employee access to its Confidential Information and the acknowledgments set forth above, the Employee, during the Employment Period, the Term, and at all times thereafter, agrees and covenants as follows:

(a)        Employer Information. The Employee will hold in strictest confidence the Confidential Information and will not disclose it to any Person (defined below) except with the specific prior written consent of the Employer or as may be required by court order, law, government agencies with which the Employer may deal in the ordinary course of its business, or except as otherwise expressly permitted by the terms of this Agreement. Any trade secrets of the Employer will be entitled to all of the protections and benefits afforded under applicable laws. If any information that the Employer deems to be a trade secret is ruled by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Employee will not remove from the Employer’s premises or record (regardless of the media) any Confidential Information of the Employer or its Affiliates, except to the extent such removal or recording is necessary for the performance of the Employee’s duties. The Employee acknowledges and agrees that all Confidential Information, and physical embodiments thereof, whether or not developed by the Employee, are the exclusive property of the Employer or its Affiliates, as the case may be.

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(b)        Third Party Information. The Employee recognizes that the Employer and its Affiliates have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on their parts to maintain the confidentiality of such information and to use it only for certain limited purposes. The Employee agrees that she owes the Employer, its Affiliates, and such third parties, during the Employment Period and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any Person (except as necessary in carrying out her duties for the Employer consistent with the Employer’s agreement with such third party) or to use it for the benefit of anyone other than for the Employer or such third party (consistent with the Employer’s agreement with such third party) without the express written authorization of the Employer or its Affiliate, as the case may be.

(c)        Returning Employer Documents. The Employee agrees that, at the time of the termination of the Employment Period, she will deliver to the Employer (and will not keep in her possession or deliver to any other Person) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items belonging to the Employer or any of its Affiliates, and their respective successors or assigns, regardless of whether such items are represented in tangible, electronic, digital, magnetic or any other media. In the event of the termination of the Employment Period for any reason, the Employee agrees to sign and deliver within five (5) days of the termination, the “Termination Certification” attached hereto as Exhibit B.

5.04      Disputes or Controversies. The Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Employee, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

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5.05       Employee Inventions. The Employee will promptly disclose in writing to the Employer as set forth below complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method, product, computer program or database, whether or not patentable or copyrightable, made, developed, perfected, devised, conceived, produced, created or first reduced to practice by the Employee, during the Employment Period during working hours with the Employer or using the Employer’s property, facilities or rcsourccs or which relate either directly or indirectly to the services, programs, software, products or other applications of the Employer developed or being developed by the Employer which are known to the Employee (“Employee Inventions”). The Employee acknowledges that any and all of said Employee Inventions are the property of the Employer and hereby assigns and agrees to assign to the Employer any and all of her right, title and interest in and to any and all of such Employee Inventions. The Employee will execute any documents requested by the Employer (which shall be prepared at the Employer's expense), including but not limited to patent and copyright applications and registrations, and will perform any and all further acts deemed necessary or desirable by the Employer in order to confirm, exploit, or enforce the rights herein granted and assigned by the Employee to the Employer. The provisions of this Section 5.05 shall not apply to any Employee Invention meeting each of the following conditions: (i) such Employee Invention was developed entirely on the Employee’s own time, (ii) such Employee Invention was made without the use of any Employer equipment, supplies, facility or Confidential Information, (iii) such Employee Invention does not relate to any service, program, software, product or other application of the Employer in place or planned or to any research or development efforts of the Employer during such Employment Period which are known or should be known to the Employee, and (iv) such Employee Invention does not result from any work or service performed by the Employee on behalf of or for the Employer. The Employee will promptly disclose all Employee Inventions to the CEO, and the Board of Directors of the Employer and perform all actions reasonably requested by the CEO, or the Board to establish and confirm ownership thereof by the Employer.

ARTICLE 6: NON-COMPETITION AND NON-INTERFERENCE

6.01       Covenants Regarding Competitive Protection. The Employer and the Employee hereby mutually agree that the nature of the Employer’s business and the Employee’s employment hereunder are based on the Employer’s goodwill, public perception, and customer relations. Therefore, in consideration of the acknowledgments set forth in Sections 5.02 and 5.03 herein and the compensation and benefits to be paid to the Employee pursuant to this Agreement and the Employee’s receipt of Employer’s Confidential Information, the Employee hereby agrees and covenants to each and all of the following:

(a)        Noncompete. During the Employment Period and the Post-Employment Period (defined below), the Employee will not, directly or indirectly, in the same or substantially similar capacity, individually or on behalf of any other person or entity, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Employee’s name or any similar name to, lend the Employee’s credit to or render services or advice to, any business engaged or about to become engaged in the Business (defined below) of the Employer, or any of its Affiliates, in the Market Area. For purposes of this Agreement, the “Business” of the Employer, or its Affiliates, includes all those businesses, products and services that are presently or hereafter marketed by the Employer, or its Affiliates, or that are in the development stage at any time during the Employment Period and any other business in which the Employer, or any of its Affiliates, are engaged at any time during the Employment Period. Notwithstanding the foregoing sentence, the Employee may purchase or otherwise acquire up to two percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

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(b)        Solicitation of Customers. During the Employment Period and the Post-Employment Period, the Employee hereby covenants and agrees that she will not, either directly or through an Affiliate, solicit any Person that is a Current Customer (defined below) of the Employer or its Affiliates for purposes of selling products or services to such Person that are in competition with the products and services offered or sold by the Employer or its Affiliates.

(c)        Solicitation of Employees. During the Employment Period and the Post-Employment Period, the Employee hereby agrees not to employ, either directly or through an Affiliate, any current employee of the Employer or its Affiliates or any individual who was an employee of the Employer or its Affiliates during the twelve (12) months immediately preceding the Termination Date, and agrees not to solicit, or contact in any manner that could reasonably be construed as a solicitation, either directly or through an Affiliate, any employee of the Employer or its Affiliates for the purpose of encouraging such employee to leave or terminate their employment with the Employer or its Affiliates.

(d)        Solicitation of Vendors. During the Employment Period and the Post-Employment Period, the Employee hereby agrees not to solicit, either directly or through an Affiliate, a current vendor or supplier of the Employer or its Affiliates for purposes of encouraging such vendor or supplier to cease or diminish providing products or services to the Employer or its Affiliates, or to change adversely the terms under which such vendor or supplier provides such products or services to the Employer or its Affiliates.

(e)        Interference. During the Employment Period and the Post-Employment Period, the Employee hereby agrees not to interfere with the Employer’s relationship with any person who at the relevant time is an employee, contractor, supplier, or customer of the Employer or its Affiliates.

(f)         Post-Employment Period. For purposes of this Section 6.01, the term “Post-Employment Period” means the one-year period beginning on the Termination Date.

(g)         Market Area. For purposes of this Section 6.01, the term “Market Area” means, any geographic area in the United States of America where the Employer conducts its business during the Employment Period.

6.02      Scope. The Employee acknowledges and agrees that the Employer is engaged in or currently intends to be engaged in business throughout the United States, and thus the geographic area, length and scope of the restrictions contained in Section 6.01 are reasonable and necessary to protect the legitimate business interests of the Employer. The duration of the agreements contained in Section 6.01 shall be extended for the amount of any time of any violation thereof and the time, if greater, necessary to enforce such provisions or obtain any relief or damages for such violation through the court system or arbitration. The Employer may, at any time on written notice approved by its Board, reduce the geographic area, length or scope of any restrictions contained in Section 6.01 and, thereafter, the Employee shall comply with the restriction as so reduced, subject to subsequent reductions. If any covenant in Section 6.01 of this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as an arbitrator or a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee.

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ARTICLE 7: GENERAL PROVISIONS

7.01      Injunctive Relief and Additional Remedy. The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of Articles 5 and 6 hereof might be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Articles 5 and 6 hereof.

7.02      Covenants of Articles 5 and 6 are Essential and Independent Covenants. The covenants by the Employee in Articles 5 and 6 are essential elements of this Agreement, and without the Employee’s agreement to comply with such covenants, the Employer would not have entered into this Agreement. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer. If the Employee’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Articles 5 and 6.

7.03      Representations and Warranties by the Employee. The Employee represents and warrants to the Employer that the execution and delivery by the Employee of this Agreement does not, and the performance by the Employee of the Employee’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee; or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound.

7.04      Obligations Contingent on Performance. The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Employee’s performance of the Employee’s obligations hereunder.

7.05      Binding Effect; Delegation of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The covenants of the Employee under this Agreement, being personal, may not be delegated.

7.06      Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt) or email, provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested) or, (d) mailed by registered or certified mail, postage prepaid and return receipt requested, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

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If to Employer:	B G Staff Services Inc.
14900 Landmark Boulevard
Suite 300
Dallas, Texas 75254
Attn: Chief Executive Officer

With a copy to:	Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201-2784
Attn: William Finegan

If to the Employee:	Debra R. Jackson
409 Avalon Lane
Coppell, Texas 75019

7.07       Entire Agreement: Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally; but only by an agreement in writing signed by the parties hereto.

7.08       GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES OR CHOICE OF LAWS RULES THEREOF. VENUE FOR ANY ACTION BROUGHT HEREUNDER SHALL BE EXCLUSIVELY IN DALLAS COUNTY, TEXAS.

7.09       Headings; Construction. The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article,” “Articles,” “Section,” or “Sections” refer to the corresponding Article, Articles, Section, or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

7.010     Severability. If any provision of this Agreement is held inval id or unenforceable by an arbitrator or any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.011     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

7.012     Survival of Obligations. The obligations of the Employer and the Employee under this Agreement which by their nature may require either partial or total performance after the expiration of the Term shall survive such expiration.

7.013     Withholding and Set Off. All payments and benefits made or provided under this Agreement shall be subject to withholding as required under applicable law. The Employer is further authorized to withhold and setoff against any such payments and benefits any amounts that the Employee may come to owe the Employer.

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7.014     Arbitration. Any controversy or claim arising out of or relating to this Agreement, or violation of this Agreement, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgment rendered by the arbitrator may be entered in any court having jurisdiction thereover. The arbitration shall be conducted in Dallas, Texas, unless otherwise agreed by the parties thereto. The arbitrator shall be deemed to possess the power to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 7.14 shall be construed as to deny the Employer the right and power to seek and obtain injunctive relief in a court of competent jurisdiction for any breach or threatened breach of Article 6 of this Agreement.

7.015     Compliance with Section 409A. The parties intend that all payments made pursuant to this Agreement be exempt from or in compliance with section 409A of the Internal Revenue Code of 1986, as amended.

ARTICLE 8: CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” shall mean, as to any Person, any Person controlled by, controlling, or under common control with such Person, and, in the case of a Person who is an individual, a member of the family of such individual consisting of a spouse, sibling, in-law, lineal descendant, or ancestor (including by adoption), and the spouses of any such individuals. For purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, alone or in concert with others, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise, and no Person shall be deemed in control of another solely by virtue of being a director, officer or holder of voting securities of any entity. A Person shall be presumed to control any partnership of which such Person is a general partner.

“Current Customer” shall mean any Person who is currently utilizing any product or service sold or provided by the Employer or any of its Affiliates; any Person who utilized any such product or service within the previous twelve (12) months; and any Person with whom the Employer or any of its Affiliates is currently conducting negotiations concerning the utilization of such products or services.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d)(3) and 14(d)(2) of such act.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

EMPLOYER:

B G Staff Services Inc.

By:	/s/ L. Allen Baker. Jr.
Name:	L. Allen Baker. Jr.
Title:	President and Chief Executive Officer

EMPLOYEE:

/s/ Debra R. Jackson
Debra R. Jackson

3/26/12
Date

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EXHIBIT B

TERMINATION CERTIFICATION

This is to certify that the undersigned has complied with all the terms of the Employment Agreement (the “Employment Agreement”) signed by the undersigned with B G Staff Services Inc. (the “Employer”), including as to Employee Inventions (as defined in the Employment Agreement). It is further certified that the undersigned does not possess, nor has the undersigned failed to return to the Employer any Confidential Information (as defined in the Employment Agreement). It is further certified that the undersigned has destroyed all tangible copies and has erased any electronic, digital, or magnetic representations or manifestations of the foregoing. The undersigned further agrees that, in compliance with the Employment Agreement, the undersigned will preserve as confidential all Confidential Information and information of third parties as provided in the Employment Agreement.

Date:

Debra R. Jackson

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Exhibit 10.8

B G Staff Services Inc.

2012 BONUS AGREEMENT

For Debra R. Jackson

This 2012 Bonus Agreement (the “Bonus Agreement”) is entered into as of the day and year below written by and between B G Staff Services Inc. (“BG”) and Debra R. Jackson, residing at 409 Avalon Lane, Coppell, TX 75019 (“Employee”).

WHEREAS, BG desires to provide incentives to certain members of its leadership team in order to ensure outstanding service in the performance of their respective duties;

WHEREAS, BG has developed this Bonus methodology to provide such an incentive to certain leadership team members;

WHEREAS, Employee is a member of the leadership team, serving as the Chief Financial Officer of BG and its affiliated entities (“Company”) and

WHEREAS, BG desires Employee to be eligible to receive this Bonus in accordance with the terms and conditions of this Bonus Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, BG and Employee hereby agree as follows:

1.	Definitions.

The following words as used herein shall have the meaning set out opposite each such word:

(a)	Bonus: The bonus, is the product of Employee’s annual base salary for the Plan Year times the PMF. This bonus shall be prorated by dividing the number of weeks worked by the Employee during the Plan Year by 53.

(b)	Profit Modification Factor (“PMF”): This factor is determined by dividing the Actual EBITDA by the Budgeted EBITDA and using the matrix below.

Actual EBITDA as a Percentage of Budgeted EBITDA
At Least	But Less Than	PMF
0%	85%	0%
85%	95%	10%
95%	100%	25%
100%	110%	40%
110%	and up	55%

Note: If the Actual EBITDA is less than 85% of the Budgeted EBITDA, the Profit Modification Factor is zero and the Bonus will be zero.

(c)	Budgeted EBITDA: The amount of Budgeted EBITDA of the Company for the Plan Year which is $5,471,000.

(d)	Actual EBITDA: For the Plan Year, the consolidated net income of the Company, plus (i) interest expense of the Company plus (ii) federal and state income taxes of the Company plus (iii) all depreciation and amortization of capitalized cost of the Company plus (iv) actual closing costs expensed in an amount not to exceed $500,000 incurred by the Company in connection with the purchase of Extrinsic plus (v) the amount of the management fees expensed for Taglich Brothers, Inc., as determined by BG in accordance with generally accepted accounting principles and BG policy consistently applied.

(e)	Plan Year: The 53 week period beginning December 26, 2011 and ending on December 30, 2012.

2.	Administration. This Bonus Agreement and the payment of the Bonus, if any, shall be administered by BG. BG shall have the power to interpret the Bonus Agreement and make all other determinations necessary or desirable to administer the Bonus Agreement.

3.	Determination of Bonus

(a)	As soon as practicable after the completion of the audit of the Company’s financial statements for the Plan Year, BG shall determine the Bonus, if any, based on the Actual EBITDA for the Plan Year.

(b)	Except as BG may determine, in its discretion, in the event that, for any reason, Employee is not providing services for BG on a full-time basis in the capacity of Chief Financial Officer on the last day of the Plan Year, Employee shall, for no consideration, forfeit any right to receive the Bonus.

4.	Bonus Payment

(a)	The Bonus, if any, will be paid in one lump sum during 2013, within ten (10) days after the amount of the Bonus is determined pursuant to Section 3(a).

(b)	There shall be deducted from the Bonus any taxes required to be withheld by the federal or any state or local government and paid over to such government for the accounts of Employee.

5.	Amendment and Termination. BG, by action of its President or his designee, may suspend or terminate this Bonus Agreement, in whole or in part, at any time or may, from time to time, amend the Agreement in such respects as BG may deem advisable.

6.	General

(a)	The decision of BG on any questions concerning or involving the interpretation or administration of the Bonus Agreement shall be final and conclusive.

(b)	No officer or director of BG shall be liable for any act done or determination made in good faith on behalf of BG with respect to the administration of this Bonus Agreement.

(c)	This Bonus Agreement shall not be construed as giving Employee the right to remain in the position of Chief Financial Officer, nor shall it interfere with the right of BG to discharge or otherwise deal with Employee without regard to the existence of the Bonus Agreement. Further, this Bonus Agreement shall not be construed as giving Employee the right to remain employed by BG in any capacity.

(d)	No moneys or other property of BG, and no liability of BG hereunder, whether pending, accrued, determined or determinable in amount, shall be subject to any claim of any creditor of Employee, nor shall Employee have the power to pledge, encumber or assign the Bonus provided hereunder until actually paid.

(e)	The funds used to pay the Bonus hereunder shall be deemed to come from the general assets of BG, and this Bonus Agreement shall not be construed as establishing a separate fund, account or trust for the benefit of Employee. Any interest or rights of Employee under the Bonus Agreement shall be those of a general unsecured creditor of BG, and with respect to the creditors of BG, Employee shall not have any preferred claims on, or any beneficial ownership in, the assets of BG, including any assets in which BG may invest to aid in meeting its obligations under the Bonus Agreement.

(f)	Any provision of this Bonus Agreement prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions.

(g)	The Bonus Agreement shall be governed by the laws of the State of Texas and subject to part 7.014 of the Agreement.

Agreed to as of this 26th day of March, 2012.

Employee:

/s/ Debra R. Jackson
Debra R. Jackson

B G Staff Services Inc.

By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and CEO

Exhibit 10.9

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of December 3, 2012, by and between B G Staff Services Inc., a Texas corporation (“Employer”), and Thomas Leonard, an individual resident of the State of Massachusetts (“Employee”).

RECITALS

WHEREAS, BG Staffing, LLC, a Delaware limited liability company (“BG Staffing”), American Partners, Inc., a Rhode Island corporation (“American Partners”), and, in each case of (i) and (ii) below, solely for the purposes stated therein, (i) Employee, Justin Franks, an individual resident of the State of Rhode Island, and Ronald Wnek, an individual resident of the State of Florida, and (ii) LTN Acquisition, LLC, a Delaware limited liability company, propose to enter into that certain Asset Purchase Agreement, dated as of the same date of this Agreement (the “Asset Purchase Agreement”), pursuant to which, among other things, (i) American Partners shall sell, transfer, assign and deliver to BG Staffing and BG Staffing shall purchase and take from American Partners, the Assets (as defined in the Asset Purchase Agreement), and (ii) BG Staffing shall assume the Assumed Liabilities (as defined in the Asset Purchase Agreement), in each case upon the terms and subject to the conditions set forth therein;

WHEREAS, contemporaneously with the execution and delivery of the Asset Purchase Agreement, and prior to the closing of the Asset Purchase Agreement, Employee is to execute and deliver this Agreement to Employer and Employer is to execute and deliver this Agreement to Employee;

WHEREAS, Employee desires to be employed by Employer as of the Start Date (as defined below); and

WHEREAS, Employer desires to employ Employee as of the Start Date and to utilize his services as indicated herein, and Employee has agreed to provide such services to Employer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

PROVISIONS

1.          Term and Duties. Employer hereby agrees to employ Employee as the President of the American Partners Division of BG Staffing, commencing on the date of this Agreement (“Start Date”) and continuing for a period of two years (the “Initial Term”), or until earlier terminated in accordance with Section 4. Subject to Section 4, unless terminated by either Employee or Employer by written notice delivered at least 90 days prior to the expiration of the Initial Term, Employee’s employment shall continue for successive one year terms (each one year term hereinafter referred to as a “Subsequent Term” and, together with the Initial Term, the “Term”) until terminated by written notice delivered at least 90 days prior to the expiration of the Subsequent Term. Subject to the provisions of this Agreement, during the Term, and excluding any periods of paid time off to which Employee is entitled, Employee shall devote his commercially reasonable efforts to the performance of Employee’s duties on behalf of the American Partners Division of BG Staffing and to the promotion of its interests, subject to the general direction and control of the President and CEO of BG Staffing. Employee shall devote substantially all of his business time, energies, attention and abilities to the operation of the business of the American Partners Division of BG Staffing and shall not, unless the prior approval of the President and CEO of BG Staffing shall have been obtained, be involved as an executive or an employee of any other trade or business.

2.          Compensation.

(a)          Base Compensation. In consideration of the services to be rendered by Employee during the Term, Employer shall pay to Employee as base salary $215,000 per year (“Base Compensation”), payable in accordance with Employer’s normal payroll practices and prorated for any partial employment period. From time to time throughout each fiscal year during the Term, the Base Compensation may be reviewed for a potential increase.

(b)          Bonus. Subject to the limitations set forth in this Agreement, commencing at the beginning of Employer’s 2013 fiscal year, Employee shall be eligible to receive an annual incentive bonus (the “Incentive Bonus”) based upon the achievement of performance goals reasonably determined by the President and CEO of BG Staffing with input from Employee prior to the commencement of each fiscal year. The terms and conditions of the Incentive Bonus will be set forth in a bonus agreement entered into between Employer and Employee, substantially in the form attached hereto as Exhibit A.

3.          Benefits.

(a)          Employee shall be eligible to participate in such pension and welfare benefit programs that may be offered by Employer, such as 401(k), health, prescription drug, dental, life insurance, vision, disability, accidental death, and paid time off policies, to similarly-situated employees from time to time and in each case on no less favorable terms of benefits than are generally available to the employees of Employer (based on seniority and salary level), subject in each case to the generally applicable terms and conditions of any such plan, benefit or program in question.

(b)          Employer shall reimburse Employee for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with Employer’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Employer’s reasonable requirements with respect to reporting, documentation and approval of such expenses.

4.          Termination. Subject to Section 1, Employee’s employment shall terminate upon the first to occur of the following (each, along with any termination occurring pursuant to Section 1, a “Termination Date”):

(a)          Employee’s death or Disability (as hereinafter defined), so that Employee cannot substantially perform his duties hereunder for a period of 90 consecutive calendar days or for 135 calendar days during any consecutive 365 calendar day period during the Term;

(b)          Employee’s termination of his employment for Good Reason (as hereinafter defined), upon not less than 45 business days’ prior written notice to Employer;

(c)          Employee’s voluntary termination of his employment without Good Reason, upon not less than 45 business days’ prior written notice to Employer;

(d)          Employer’s termination of Employee’s employment with Cause (as hereinafter defined); or

(e)          Employer’s termination of Employee’s employment Without Cause (as hereinafter defined).

5.          Definitions for Certain Termination Events.

For purposes of this Agreement the following terms shall have the respective meanings set forth below:

(a)          Cause. “Cause” shall mean Employee’s:

(i)          conviction for a felony involving a material act of dishonesty which constitutes common law fraud or embezzlement (other than occasional, customary and de minimis use of the property of Employer or its affiliates for personal purposes) or a felony causing material harm to the business or reputation of Employer or its affiliates;

(ii)         gross negligence on the part of Employee in the performance of his duties hereunder;

(iii)        breach of Employee’s fiduciary duties to Employer;

(iv)        ongoing refusal or failure of Employee to perform his duties or Employee’s deliberate and consistent refusal to conform to or follow any reasonable, lawful policy adopted by Employer, in each case after receiving written notice describing his noncompliance; or

(v)         material breach by Employee of this Agreement, and

in the case of clauses (iv) and (v), which is not cured (to the extent curable) within 20 business days following written notice from Employer.

(b)          Disability. “Disability” shall mean Employee’s inability, during the Term, to perform his duties, obligations and the essential functions of his position, with or without reasonable accommodations, for the time periods specified in Section 4(a) due to mental, emotional or physical incapacity as determined by a physician selected by Employer or its insurers and acceptable to Employee or Employee’s legal representative (such determination by Employee or his legal representative as to acceptability not to be withheld unreasonably).

(c)          Good Reason. “Good Reason” shall mean:

(i)          a material change in Employee’s responsibilities or obligations under this Agreement without Employee’s prior written consent;

(ii)         any reduction in Employee’s Base Compensation, as in effect on the Start Date or as the same may be increased from time to time, unless such reduction is agreed to by Employee in writing;

(iii)        a relocation of Employee’s principal place of employment to a location outside of a fifty (50) mile radius of Pawtucket, Rhode Island; or

(iv)        Without limiting the generality of the foregoing, any material breach by Employer of (A) this Agreement or (B) any other material agreement between Employee and Employer.

(d)          Special Severance Compensation. “Special Severance Compensation” shall mean an amount equal to four (4) times Employee’s weekly base salary on the Termination Date.

(e)          Without Cause. “Without Cause” shall mean a termination by Employer of Employee’s employment during the Term for any reason other than a termination based upon Cause, death or Disability.

6.          Obligations of Employer Upon Termination.

(a)          Death or Disability. If Employee’s employment is terminated due to his death or Disability, Employer shall pay to Employee, his estate or legal representative, as the case may be, all accrued but unpaid amounts payable to Employee hereunder as of the Termination Date.

(b)          Without Cause; Good Reason. If Employee’s employment is terminated by Employer Without Cause or if Employee resigns for Good Reason, Employer shall be obligated, in lieu of any other remedies available to Employee, to (i) pay Employee the Special Severance Compensation in accordance with this Section 6(b) (the “Termination Payment”); and (ii) pay Employee all accrued but unpaid amounts payable to Employee as of the Termination Date under this Agreement; provided, however, that Employer’s obligation to pay the Termination Payment shall be conditioned upon Employee’s execution, delivery and non-revocation of a valid and enforceable release of claims in a form reasonably acceptable to Employer as attached hereto (the “Release”) within 60 days of his termination. For the avoidance of doubt, Employer shall not be obligated to pay the Termination Payment unless and until Employee’s execution, delivery and non-revocation of the Release. Subject to this Section 6(b) and Section 6(e)(iii), the Termination Payment shall be paid in installments on Employer’s regular payroll dates occurring during the four-week period immediately following the effectiveness of the Release; provided, however that if such four-week period begins in one calendar year and ends in a second calendar year, the Termination Payment will begin to be paid in the second calendar year. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment.

(c)          Resignation Without Good Reason. If Employee’s employment is terminated by Employee through his resignation without Good Reason, Employer shall pay to Employee all accrued but unpaid amounts payable to Employee hereunder as of the Termination Date.

(d)          Cause. If Employee’s employment is terminated by Employer for Cause, Employer shall pay to Employee all accrued but unpaid amounts payable to Employee hereunder as of the Termination Date.

(e)          Miscellaneous Termination Provisions.

(i)          Any termination of the Term shall not adversely affect or alter Employee’s rights under any employee benefit plan of Employer in which Employee, at the Termination Date, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument in connection therewith.

(ii)         The phrase “accrued but unpaid amounts” for purposes of this Section 6 shall only include amounts earned by Employee for services performed under this Agreement as of the Termination Date but not paid by Employer as of the Termination Date, including but not limited to any awarded but unpaid Incentive Bonus, subject to and in accordance with the terms and conditions of any bonus agreement entered into between Employee and Employer.

(iii)        This Agreement is intended to comply with Section 409A of the Code, if and to the extent applicable, and will be interpreted and applied in a manner consistent with that intention. Toward that end, notwithstanding anything to the contrary contained herein, payments and benefits payable by reason of the termination of Employee’s employment shall be delayed for six months following such termination of employment if and to the limited extent necessary in order to satisfy the requirements of Section 409A(a)(2)(B) of the Code. For the avoidance of doubt, payments and benefits will not be delayed if and to the extent such payments and benefits do not constitute deferred compensation under Section 409A of the Code, including, without limitation, by reason of the exceptions described in Section 1.409A-1(b)(9). Any payments that are delayed pursuant to this Section 6(e)(iii) will be made in a single lump sum at the expiration of the required delay period (but not later than six months after termination of employment).

7.          Noncompetition; Nonsolicitation. In consideration of the purchase of the Assets (as defined in the Asset Purchase Agreement), the goodwill associated therewith, and the Business (as defined in the Asset Purchase Agreement), and the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged by Employer and Employee:

(a)          Employee covenants to Employer that, for a period beginning on the Start Date and continuing until the later to occur of: (i) five years following the Start Date, or (ii) two years following the Termination Date (such period, the “Non-Competition Period”), without the prior written consent of Employer (which consent may be withheld in the sole and absolute discretion of Employer), none of Employee or any Affiliate (as defined below) of Employee (each, a “Covenanting Person”) will, directly or indirectly (in any capacity, including as a shareholder, partner, member, investor, lender, principal, director, officer, employee, consultant or agent of any other Person (as defined below)): (x) engage in, or have any financial interest in any other Person that engages in, the business of marketing or providing temporary staffing and employment services (a “Competing Business”) within the United States of America; (y) solicit or influence, or attempt to solicit or influence, any Person who is a customer of the BG Affiliated Group (as defined below), or any Person who could reasonably be expected to become a customer of the BG Affiliated Group (based upon the nature of such Person’s business and operations), to purchase any Competing Business services from any Person other than the BG Affiliated Group; or (z) solicit, entice, induce or hire any Person who is an employee or independent contractor of the BG Affiliated Group, or who to the knowledge of Employee becomes an employee or independent contractor of the BG Affiliated Group, to become employed or independently contracted by any other Person or to leave his or her employment with the BG Affiliated Group or cease independently contracting for the BG Affiliated Group, or approach any such employee or independent contractor for such purpose or authorize or knowingly approve the taking of such actions by any other Person; provided, however, that the foregoing restriction shall not prohibit the solicitation or hiring of any such employee or independent contractor through an advertisement or a general solicitation (including by an independent employment agency) that is not specifically targeted at the employees and independent contractors of the BG Affiliated Group. It will not be a violation of the restrictive covenants set forth in this Section 7(a) for a Covenanting Person to invest in publicly-traded equity securities constituting less than one percent of the outstanding securities of such class. The restrictive covenants set forth in this Section 7(a) shall terminate in the event of a Default (as defined in Section 6.1(a) of the Asset Purchase Agreement) that is not cured pursuant to and in accordance with the same terms and conditions set forth in such section of the Asset Purchase Agreement.

(b)          Employee acknowledges and agrees that the BG Affiliated Group would be irreparably harmed by any breach of the restrictive covenants set forth in Section 7(a) and that, in addition to all other rights and remedies available to Employer at law or in equity, Employer will be entitled to injunctive and other equitable relief to prevent or enjoin any such breach and without the necessity of posting bond. If any Covenanting Person breaches Section 7(a), the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that such breach began until such violation permanently ceases.

(c)          Employee represents to Employer that he is willing and able to engage in businesses that are not restricted pursuant to this Section 7 and that enforcement of the restrictive covenant set forth in this Section 7 will not be unduly burdensome to him. Employee acknowledges that his agreement to the restrictive covenant set forth in this Section 7 is a material inducement and condition to Employer and the BG Affiliated Group’s willingness to enter into this Agreement, the Asset Purchase Agreement and the other Buyer Documents (as defined in the Asset Purchase Agreement), to consummate the transactions contemplated hereby and thereby and to perform Employer’s and the BG Affiliated Group’s obligations hereunder and thereunder. Employee acknowledges and agrees that the restrictive covenant and remedy set forth in this Section 7 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of the BG Affiliated Group.

(d)          Notwithstanding the foregoing, if the restrictive covenant set forth in this Section 7 is found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of the BG Affiliated Group, then such court is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in this Section 7 as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of the BG Affiliated Group.

(e)          For purposes of this Section 7, (i) the term “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person, (ii) the term “BG Affiliated Group” means Employer and its Affiliates from time to time, including, without limitation, BG Staffing, BG Personnel Services, LP, BG Personnel, LP, LTN Staffing, LLC, and LTN Acquisition, LLC, and, after the closing of the Asset Purchase Agreement, American Partners, and (iii) the term “Person” means any individual, corporation, partnership, governmental body or other entity.

8.          No Conflict With Prior Agreements. Employee represents and warrants that his performance of all the terms of this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired in confidence, trust or otherwise) to which he is a party or by the terms of which he may be bound. Employee further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

9.          Arbitration. Subject to Section 7 and Section 14, in the event any dispute or controversy arises under this Agreement and is not resolved by mutual written agreement between Employee and Employer within 30 days after notice of the dispute is first given, then, upon the written request of Employee or Employer, such dispute or controversy shall be submitted to arbitration to be conducted in accordance with the rules of the American Arbitration Association (“AAA”). Judgment may be entered thereon and the results of the arbitration will be binding and conclusive on the parties hereto. Any arbitrator’s award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in Dallas, TX, and that any arbitration commenced in any other venue will be transferred to Dallas, TX, upon the written request of either party to this Agreement. Unless otherwise agreed to by the parties hereto, all arbitrations will have three individuals acting as arbitrators: one arbitrator will be selected by Employee, one arbitrator will be selected by Employer and the two arbitrators so selected will select a third arbitrator. Any arbitrator selected will not be affiliated, associated or related to the party selecting such arbitrator in any matter whatsoever. The decision of the majority of the arbitrators will be binding on all parties. Employer and Employee shall each be responsible for paying its respective attorneys’ fees, costs and other expenses (including AAA fees and expenses invoiced by the AAA) pertaining to any such arbitration and any related enforcement action regardless of whether an arbitrator’s award or finding or any judgment or verdict thereon is entered for or against Employee.

10.         Miscellaneous.

(a)          Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (i) when delivered personally, (ii) on the fifth business day after being mailed by certified mail, return receipt requested, (iii) the next business day after delivery to a recognized overnight courier, or (iv) upon transmission and confirmation of receipt by an email or facsimile operator if sent by email or facsimile, to the parties at the following email addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

if to Employee:

Thomas Leonard

36 Hiller Drive

Seekonk, MA 02771

Email: tleonard@americanpartnersinc.com

if to Employer:

L. Allen Baker, Jr.

President and CEO

B G Staff Services Inc.

14900 Landmark Blvd., Suite 300

Dallas, Texas 75254

Email: abaker@bgstaffing.com

with copy (which shall not constitute notice) to:

William P. Bowers

Fulbright & Jaworski L.L.P.

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201

Facsimile: (214) 855-8200

Email: bbowers@fulbright.com

11.         Entire Agreement. Except for the Asset Purchase Agreement and the exhibits and schedules thereto, this Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the obligations of Employee and Employer, whether oral or written. Further, the parties agree that, upon entering into this Agreement, any prior employment agreement or arrangement by and between Employee and American Partners shall be terminated and of no further force nor effect. This Agreement, together with the Asset Purchase Agreement and the exhibits and schedules thereto, constitutes the entire agreement between the parties with respect to the matters herein provided, and no modifications or waiver of any provision hereof shall be effective unless in writing and signed by Employer and Employee.

12.         Binding Effect. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, Employer and Employee and its, their or his heirs, executors, administrators, legal representatives, successors and assigns, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegable by Employee in whole or in part without Employer’s prior written consent.

13.         Severability. In the event that any other provision of this Agreement or application thereof to anyone or under any circumstance is found to be invalid or unenforceable in any jurisdiction to any extent for any reason, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

14.         Remedies; Waiver.

(a)          No remedy conferred upon Employer or Employee by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

(b)          Notwithstanding Section 9, Employer and Employee acknowledge and agree that a breach of any of the provisions in Section 7 will result in irreparable harm to Employer, for which there would be no adequate remedy at law, and therefore, Employer and Employee irrevocably and unconditionally (i) agree that in addition to any other remedies which Employer may have under this Agreement or otherwise, all of which remedies shall be cumulative, Employer shall be entitled to apply to a court of competent jurisdiction for preliminary and permanent injunctive relief and other equitable relief, without the necessity of proving actual damage, restraining Employee from doing or continuing to do or perform any acts constituting such breach or threatened breach, (ii) agree that such relief and any other claim by Employer pursuant hereto may be brought solely and exclusively in the United States District Court for the Northern District of Texas, or if such court does not have subject matter jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of Texas, (iii) consent to the exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iv) waive any objection which Employer or Employee, as applicable, may have to the laying of venue of any such suit, action or proceeding in any such court.

(c)          No delay or omission by Employer or Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

15.         Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

16.         Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Texas, without application of conflict of laws principles.

17.         Headings. The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of this Agreement.

18.         Condition. This Agreement shall be binding on the parties as of the date hereof.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EMPLOYER:

B G Staff Services Inc.

By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and CEO

EMPLOYEE:

/s/ Thomas Leonard
Thomas Leonard

[Signature Page to Employment Agreement for Thomas Leonard]

Exhibit A

Form of Bonus Agreement

This 2013 Bonus Agreement (the “Agreement”) is entered into as of [____________], 2012 by and between B G Staff Services Inc. (“BG”) and Thomas Leonard, an individual resident of the State of Massachusetts (“Employee”).

WHEREAS, BG desires to provide incentives to certain members of its leadership team in order to ensure outstanding service in the performance of their respective duties;

WHEREAS, BG has developed this Bonus methodology to provide such an incentive to certain leadership team members;

WHEREAS, Employee is a member of the leadership team, serving as the President of the American Partners Division of BG Staffing, LLC; and

WHEREAS, BG desires Employee to be eligible to receive this Bonus in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, BG and Employee hereby agree as follows:

1.          Definitions.

The following words as used herein shall have the meaning set out opposite each such word:

(a)          Bonus: The bonus, is the product of Employee’s annual base salary for the Plan Year times the PMF.

(b)          Profit Modification Factor (“PMF”): This factor is determined by dividing the Actual Contribution to Overhead by the Budgeted Contribution to Overhead and using the matrix below.

Actual Contribution as a Percentage of Budgeted Contribution

At Least	But Less Than	PMF

0%	90%	0%

90%	95%	10%

95%	100%	15%

100%	110%	20%

110%	and up	30%

Note: If the Actual Contribution to Overhead is less than 90% of the Budgeted

Contribution to Overhead, the Profit Modification Factor is zero and the Bonus will be zero.

(c)          Budgeted Contribution to Overhead: The amount of Budgeted Contribution to Overhead for the Plan Year is $3,650,000.

(d)          Actual Contribution to Overhead: (i) The revenue earned by the Operations for the Plan Year, minus (ii) the cost of services to the Operations for the Plan year, which shall consist of billable staffing contractor payments, the temporary payroll, temporary payroll taxes, temporary benefits paid by BG or its affiliates with respect to the Operations, and worker’s compensation insurance cost associated with the temporary payroll, minus (iii) expenses relating to the Operations, which shall not include any allocation of corporate overhead from BG or its affiliates to the Operations, in each case, calculated by Employer in accordance with Employer’s accounting methods, policies, practices and procedures.

(e)          Operations: American Partners Division of BG Staffing, LLC.

(f)          Plan Year: The 52-week period beginning December 31, 2012 and ending on December 29, 2013.

2.          Administration. This Agreement and the payment of the Bonus, if any, shall be administered by BG. BG shall have the power to interpret the Agreement and make all other determinations necessary or desirable to administer the Agreement.

3.          Determination of Bonus

(a)          As soon as practicable after the completion of the audit of BG’s financial statements for the Plan Year, BG shall determine the Bonus, if any, based on the Actual Contribution to Overhead for the Plan Year.

(b)          Except as BG may determine, in its discretion, in the event that, for any reason, Employee is not providing services for BG on a full-time basis in the capacity of President of the American Partners Division of BG Staffing, LLC on the last day of the Plan Year, Employee shall, for no consideration, forfeit any right to receive the Bonus. If on the other hand, Employee is so providing services for BG on a full-time basis in the capacity of President of the American Partners Division of BG Staffing, LLC on the last day of the Plan Year, Employee shall have the right to receive the Bonus, subject to and upon the terms and conditions set forth in this Agreement.

4.          Bonus Payment

(a)          The Bonus, if any, will be paid in one lump sum during fiscal 2014, within ten days after the amount of the Bonus is determined pursuant to Section 3(a), but in no event later than May 15 of the year following the end of the Plan Year.

(b)          There shall be deducted from the Bonus any taxes required to be withheld by the federal or any state or local government and paid over to such government for the accounts of Employee.

5.          Amendment and Termination. BG, by action of its President or his designee, may suspend or terminate this Agreement, in whole or in part, at any time or may, from time to time, amend the Agreement in such respects as BG may deem advisable.

6.          General

(a)          The decision of BG on any questions concerning or involving the interpretation or administration of the Agreement shall be final and conclusive.

(b)          No officer or director of BG shall be liable for any act done or determination made in good faith on behalf of BG with respect to the administration of this Agreement.

(c)          This Agreement shall not be construed as giving Employee the right to remain in the position of President of the American Partners Division of BG Staffing, LLC, nor shall it interfere with the right of BG to discharge or otherwise deal with Employee without regard to the existence of the Agreement. Further, this Agreement shall not be construed as giving Employee the right to remain employed by BG in any capacity.

(d)          No moneys or other property of BG, and no liability of BG hereunder, whether pending, accrued, determined or determinable in amount, shall be subject to any claim of any creditor of Employee, nor shall Employee have the power to pledge, encumber or assign the Bonus provided hereunder until actually paid.

(e)          The funds used to pay the Bonus hereunder shall be deemed to come from the general assets of BG, and this Agreement shall not be construed as establishing a separate fund, account or trust for the benefit of Employee. Any interest or rights of Employee under the Agreement shall be those of a general unsecured creditor of BG, and with respect to the creditors of BG, Employee shall not have any preferred claims on, or any beneficial ownership in, the assets of BG, including any assets in which BG may invest to aid in meeting its obligations under the Agreement.

(f)          Any provision of this Agreement prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions.

(g)          The Agreement shall be governed by the laws of the State of Texas.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

EMPLOYER:

B G Staff Services Inc.

By:
Name: L. Allen Baker, Jr
Title: President and CEO

EMPLOYEE:

Thomas Leonard

FORM OF SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into as of [_________] by and among Thomas Leonard, an individual resident of the State of Massachusetts (the “Executive”), and B G Staff Services Inc., a Texas corporation (“Employer”). The parties hereto acknowledge that the terms and conditions of this Agreement have been voluntarily agreed to and are intended to be final and binding.

RECITALS

WHEREAS, the Executive and Employer have previously entered into an Employment Agreement, dated as of December 3, 2012 (the “Employment Agreement”);

WHEREAS, the Executive separated from employment in all capacities with Employer on [_________] (the “Separation Date”); and

WHEREAS, as a condition precedent and a material inducement for Employer to provide to the Executive the Separation Payments (as defined below), the Executive has agreed to execute this Agreement and be bound by the provisions herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for the monetary and other consideration set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Separation from Employment. The Executive and Employer agree that on the Separation Date, the Executive resigned from any position or office with or in Employer and its subsidiaries or affiliates, which resignations have been accepted as of the Separation Date by Employer or its respective subsidiaries or affiliates. The Executive and Employer understand and agree that from and after the Separation Date the Executive was no longer authorized to incur any expenses, obligations or liabilities on behalf of Employer or any of its subsidiaries or affiliates. In consideration of acceptance of the terms contained in this Agreement, Employer shall pay the Executive [_________], in the aggregate, during the period commencing on the date hereof through [_______________] in equal installments in accordance with Employer’s normal payroll procedures (the “Separation Payments”); provided, however, that Employer’s obligation to provide, and the Executive’s right to retain, the Separation Payments shall be conditioned upon (x) the Executive’s continued compliance with his obligations under the noncompetition and nonsolicitation provisions of the Employment Agreement and that certain Asset Purchase Agreement, dated as of December 3, 2012 (the “Asset Purchase Agreement”), by and among BG Staffing, LLC, a Delaware limited liability company, American Partners, Inc., a Rhode Island corporation, and, in each case of (i) and (ii) below, solely for the purposes stated therein, (i) Executive, Justin Franks, an individual resident of the State of Rhode Island, and Ronald Wnek, an individual resident of the State of Florida, and (ii) LTN Acquisition, LLC, a Delaware limited liability company, and (y) the Executive’s continued compliance with his obligations under this Agreement.

2.          Release of Claims by the Executive.

(a)          In consideration of Employer entering into this Agreement, the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Employer and all its subsidiaries and affiliates (the “Company Affiliated Group”), its present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof) and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”) of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party which arise out of or relate to the Executive’s employment with, or his separation or termination from, Employer, including, without limitation, any and all claims (i) in respect of the Employment Agreement, (ii) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (iii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iv) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, in each case which arise out of or relate to the Executive’s employment with, or his separation or termination from, Employer, (v) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), and (vi) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act, as amended (the “ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act, as amended (the “ADEA”) and any similar or analogous state statute, excepting only:

(i)          rights of the Executive under this Agreement;

(ii)         the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(iii)        claims for vested or accrued and unpaid benefits under any health, disability, retirement or other similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group; and

(iv)        rights to indemnification the Executive has under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or otherwise through or from the Employer, including under any policy of insurance providing indemnification or coverage.

(b)          The Executive acknowledges and agrees that the release of claims set forth in this Section 2 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

(c)          The release of claims set forth in this Section 2 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs and attorneys’ fees and expenses.

(d)          The Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Section 2 is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, the ADEA, the ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

(e)          As to rights, claims and causes of action arising under the ADEA, the Executive acknowledges that he has been given but not utilized a period of twenty-one days to consider whether to execute this Agreement. If the Executive accepts the terms hereof and executes this Agreement, he may thereafter, for a period of seven days following (and not including) the date of execution, revoke this Agreement as it relates to the release of claims arising under the ADEA. If no such revocation occurs, this Agreement shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, this Agreement shall be of no force or effect.

(f)          The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

(g)          The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to the release of claims set forth in this Section 2 and has been given a sufficient period within which to consider the release of claims set forth in this Section 2.

(h)          The Executive acknowledges that the release of claims set forth in this Section 2 relates only to claims which exist as of the date of this Agreement.

(i)          The Executive acknowledges that the Separation Payments he is receiving in connection with the release of claims set forth in this Section 2 are in addition to anything of value to which the Executive is entitled from Employer and its subsidiaries and affiliates.

3.          Non-Disparagement. From and after the Separation Date, the Executive shall not make or publish any disparaging statements (whether written or oral) regarding any member of the Company Affiliated Group or the affiliates, directors, officers or executives of any of them.

4.          Return of Company Property. The Executive shall return to Employer any and all documents, files, credit cards and other property of any kind belonging to the Company Affiliated Group not later than the date hereof.

5.          Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally, (b) on the fifth business day after being mailed by certified mail, return receipt requested, (c) the next business day after delivery to a recognized overnight courier, or (d) upon transmission and confirmation of receipt by an email or facsimile operator if sent by email or facsimile, to the parties at the following email addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

if to the Executive:

Thomas Leonard

36 Hiller Drive

Seekonk, MA 02771

Email: [_____________]

if to Employer:

L. Allen Baker, Jr.

President and CEO

B G Staff Services Inc.

14900 Landmark Blvd., Suite 300

Dallas, Texas 75254

Email: abaker@bgstaffing.com

with copy (which shall not constitute notice) to:

William P. Bowers

Fulbright & Jaworski L.L.P.

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201

Facsimile: (214) 855-8200

Email: bbowers@fulbright.com

6.          Withholding. Notwithstanding anything in this Agreement to the contrary, the Employer shall have the right to deduct from any amount payable under this Agreement any taxes or other amounts required by applicable law to be withheld.

7.          Complete Agreement. This Agreement, together with the Employment Agreement, constitutes the complete agreement of the parties hereto with respect to the subject matter hereof and shall supersede all agreements between the parties hereto to the extent they relate in any way to the employment, termination of employment, compensation and executive benefits of the Executive. For the avoidance of doubt, this Agreement shall not supersede the Asset Purchase Agreement.

8.          Severability. Each provision hereof and portion thereof is severable, and if one or more provisions hereof or portions thereof are declared invalid, the remaining provisions and portions thereof shall nevertheless remain in full force and effect. If any provision of this Agreement or portion thereof is so broad, in scope or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

9.          No Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of any party hereto thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

10.         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The parties hereto represent that each signatory to this Agreement on his, its or their behalf is authorized to make the promises and commitments herein.

11.         Successors. This Agreement shall be binding upon any and all successors and assigns of the Executive and Employer.

12.         Third-Party Beneficiary. Each of the Company Released Parties shall be a third-party beneficiary with respect to Section 2 and shall be entitled to enforce the provisions thereof.

13.         Governing Law. Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to the conflicts of law principles thereof.

14.         Headings. The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EMPLOYER:

B G Staff Services Inc.

By:
Name:
Title:

EXECUTIVE:

Thomas Leonard

Exhibit 10.10

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of May 28, 2013, by and between B G Staff Services Inc., a Texas corporation (“Employer”), and Beth Garvey, an individual resident of the State of Texas (“Employee”).

RECITALS

WHEREAS, LTN Staffing, LLC (d/b/a BG Staffing), a Delaware limited liability company (“Buyer”), InStaff Holding Corporation, a Texas corporation (“InStaff Holding”), InStaff Personnel, LLC, a Texas limited liability company and a wholly-owned subsidiary of InStaff Holding (“InStaff Personnel” and together with InStaff Holding, the “Sellers”), and solely for the purposes stated therein, North Texas Opportunity Fund, L.P., a Texas limited partnership, Randy Burkhart, an individual resident of the State of Texas, Employee, Arthur W. Hollingsworth, an individual resident of the State of Texas, and John Lewis, an individual resident of the State of Texas, have entered into that certain Asset Purchase Agreement, dated as of the same date of this Agreement (the “Asset Purchase Agreement”), pursuant to which, among other things, (i) the Sellers agreed to sell, transfer, assign and deliver the Assets (as defined in the Asset Purchase Agreement) to Buyer, and Buyer agreed to purchase and take such Assets from the Sellers, and (ii) Buyer agreed to assume the Assumed Liabilities (as defined in the Asset Purchase Agreement), in each case, upon the terms and subject to the conditions set forth therein;

WHEREAS, contemporaneously with the execution and delivery of the Asset Purchase Agreement, and prior to the closing of the transactions contemplated by the Asset Purchase Agreement, Employee is to execute and deliver this Agreement to Employer and Employer is to execute and deliver this Agreement to Employee;

WHEREAS, Employee desires to be employed by Employer as of the Start Date (as defined below); and

WHEREAS, Employer desires to employ Employee as of the Start Date and to utilize her services as indicated herein, and Employee has agreed to provide such services to Employer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

PROVISIONS

1.          Term and Duties. Employer hereby agrees to employ Employee as the President of the InStaff Division of BG Staffing (“InStaff”) commencing on the date of this Agreement (“Start Date”) and continuing for a period of two years (the “Initial Term”), or until earlier terminated in accordance with Section 4. Subject to Section 4, unless terminated by either Employee or Employer by written notice delivered at least 90 days prior to the expiration of the Initial Term, Employee’s employment shall continue for successive one year terms (each one year term hereinafter referred to as a “Subsequent Term” and, together with the Initial Term, the “Term”) until terminated by written notice delivered at least 90 days prior to the expiration of the Subsequent Term. Subject to the provisions of this Agreement, during the Term, and excluding any periods of paid time off to which Employee is entitled, Employee shall devote her commercially reasonable efforts to the performance of Employee’s duties on behalf of InStaff and to the promotion of its interests, subject to the general direction and control of the President and CEO of BG Staffing (the “CEO”). Employee shall devote substantially all of her business time, energies, attention and abilities to InStaff and shall not, unless the prior approval of the CEO is obtained, be involved as an executive or an employee of any other trade or business.

2.          Compensation.

(a)          Base Compensation. In consideration of the services to be rendered by Employee during the Term Employer shall pay to Employee base salary of $250,000 per year (“Base Compensation”), payable in accordance with Employer’s normal payroll practices and prorated for any partial employment period. From time to time throughout each fiscal year during the Term, the Base Compensation may be reviewed for a potential increase.

(b)          Bonus. Subject to the limitations set forth in this Agreement, during the Term Employee shall be eligible to receive an annual incentive bonus (the “Incentive Bonus”) based upon the achievement of performance goals reasonably determined by the CEO with input from Employee prior to the commencement of each fiscal year; provided, the Incentive Bonus that Employee will be eligible to receive for fiscal 2013 will be prorated based upon the number of weeks that Employee works for Employer during fiscal 2013. The terms and conditions of the Incentive Bonus will be set forth in a bonus agreement entered into between Employer and Employee, substantially in the form attached hereto as Exhibit A.

3.          Benefits.

(a)          Employee shall be eligible to participate in such pension and welfare benefit programs that may be offered by Employer, such as 401(k), health, prescription drug, dental, life insurance, vision, disability, accidental death, and paid time off policies, to similarly-situated employees from time to time and in each case on no less favorable terms or benefits than are generally available to the employees of Employer (based on seniority and salary level), subject in each case to the generally applicable terms and conditions of any such plan, benefit or program in question.

(b)          Employer shall reimburse Employee for all reasonable expenses incurred by her in the course of performing her duties under this Agreement which are consistent with Employer’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Employer’s reasonable requirements with respect to reporting, documentation and approval of such expenses

(c)          To the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each reimbursement or in-kind benefit provided under this Agreement will be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense will be paid to Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.

4.          Termination. Subject to Section 1, Employee’s employment shall terminate upon the first to occur of the following (each, along with any termination occurring pursuant to Section 1, a “Termination Date”):

(a)          Employee’s death or Disability (as hereinafter defined), so that Employee cannot substantially perform her duties hereunder for a period of 90 consecutive calendar days or for 135 calendar days during any consecutive 365 calendar day period during the Term;

(b)          Employee’s termination of her employment for Good Reason (as hereinafter defined), upon not less than 45 business days’ prior written notice to Employer;

(c)          Employee’s voluntary termination of her employment without Good Reason, upon not less than 45 business days’ prior written notice to Employer;

(d)          Employer’s termination of Employee’s employment with Cause (as hereinafter defined); or

(e)          Employer’s termination of Employee’s employment Without Cause (as hereinafter defined).

5.          Definitions for Certain Termination Events.

For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(a)          Cause. “Cause” shall mean Employee’s:

(i)          conviction for a felony involving a material act of dishonesty which constitutes common law fraud or embezzlement (other than occasional, customary and de minimis use of the property of Employer or its affiliates for personal purposes) or a felony causing material harm to the business or reputation of Employer or its affiliates;

(ii)         gross negligence on the part of Employee in the performance of her duties hereunder;

(iii)        breach of Employee’s fiduciary duties to Employer;

(iv)        continued refusal or failure of Employee to substantially perform her duties or Employee’s deliberate and consistent refusal to conform to or follow any reasonable, lawful policy adopted by Employer, in each case after receiving written notice describing her noncompliance; or

(v)         material breach by Employee of this Agreement, and

in the case of clauses (iv) and (v), which is not cured (to the extent curable) within 30 business days following written notice from Employer.

(b)          Disability. “Disability” shall mean Employee’s inability, during the Term, to perform her duties, obligations and the essential functions of her position, with or without reasonable accommodations, for the time periods specified in Section 4(a) due to mental, emotional or physical incapacity as determined by a physician selected by Employer or its insurers and acceptable to Employee or Employee’s legal representative (such determination by Employee or her legal representative as to acceptability not to be withheld unreasonably).

(c)          Good Reason. “Good Reason” shall mean:

(i)          a material change in Employee’s responsibilities or obligations under this Agreement without Employee’s prior written consent;

(ii)         any reduction in Employee’s Base Compensation, as in effect on the Start Date or as the same may be increased from time to time, unless such reduction is agreed to by Employee in writing; or

(iii)        without limiting the generality of the foregoing, any material breach by Employer of (A) this Agreement or (B) any other material agreement between Employee and Employer.

(d)          Special Severance Compensation. “Special Severance Compensation” shall mean an amount equal to twenty-six times Employee’s weekly base salary in effect on the Termination Date.

(e)          Without Cause. “Without Cause” shall mean a termination by Employer of Employee’s employment during the Term for any reason other than a termination based upon Cause, death or Disability.

6.          Obligations of Employer Upon Termination.

(a)          Death or Disability. If Employee’s employment is terminated due to her death or Disability, Employer shall pay to Employee, her estate or legal representative, as the case may be, all accrued but unpaid amounts payable to Employee hereunder as of the Termination Date.

(b)          Without Cause; Good Reason. If Employee’s employment is terminated by Employer Without Cause or if Employee resigns for Good Reason, Employer shall be obligated, in lieu of any other remedies available to Employee, to (i) pay Employee the Special Severance Compensation in accordance with this Section 6(b) (the “Termination Payment”); and (ii) pay Employee all accrued but unpaid amounts payable to Employee as of the Termination Date under this Agreement; provided, however, that Employer’s obligation to pay the Termination Payment shall be conditioned upon Employee’s execution, delivery and non-revocation of a valid and enforceable release of claims in a form reasonably acceptable to Employer as attached hereto (the “Release”). Subject to this Section 6(b) and Section 6(e)(iii), the Termination Payment shall be paid in twenty-six installments on Employer’s regular payroll dates beginning on the pay period immediately following the 45th day after the Termination Date.

(c)          Resignation Without Good Reason. If Employee’s employment is terminated by Employee through her resignation without Good Reason, Employer shall pay to Employee all accrued but unpaid amounts payable to Employee hereunder as of the Termination Date.

(d)          Cause. If Employee’s employment is terminated by Employer for Cause, Employer shall pay to Employee all accrued but unpaid amounts payable to Employee hereunder as of the Termination Date.

(e)          Miscellaneous Termination Provisions.

(i)          Any termination of the Term shall not adversely affect or alter Employee’s rights under any employee benefit plan of Employer in which Employee, at the Termination Date, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument in connection therewith.

(ii)         The phrase “accrued but unpaid amounts” for purposes of this Section 6 shall only include any (1) amounts earned by Employee for services performed under this Agreement as of the Termination Date but not paid by Employer as of the Termination Date, and (2) Incentive Bonus earned by Employee with respect to the fiscal year immediately preceding the fiscal year in which the Termination Date occurs to the extent such Incentive Bonus has not been paid as of the Termination Date. For the avoidance of doubt, the phrase “accrued but unpaid amounts” shall not include any bonus amounts with respect to the fiscal year in which the Termination Date occurs.

(iii)        This Agreement is intended to comply with Section 409A of the Code to the extent applicable, and will be interpreted and applied in a manner consistent with that intention. Any payments to be made under this Agreement upon a termination of employment will only be made if the termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible.

(iv)        Notwithstanding any other provision of this Agreement, if at the time of Employee’s termination of employment, she is a “specified employee,” determined in accordance with Section 409A of the Code, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Employee on account of her separation from service will not be paid until the first payroll date to occur following the six-month anniversary of the Employee’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during the six-month period will be paid in a lump sum on the Specified Employee Payment Date and any remaining payments will be paid without delay in accordance with their original schedule. If Employee dies during the six-month period, any delayed payments will be paid to the Employee’s estate in a lump sum upon the Employee’s death.

(v)         Notwithstanding the foregoing, the Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event will the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

7.          Noncompetition; Nonsolicitation. In consideration of the purchase of the Assets (as defined in the Asset Purchase Agreement) and the Business (as defined in the Asset Purchase Agreement), the goodwill associated therewith, and the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged by Employer and Employee:

(a)          Employee covenants to Employer that, for a period beginning on the Start Date and continuing until the later to occur of: (i) five years following the Start Date, or (ii) two years following the Termination Date (such period, the “Non-Competition Period”), without the prior written consent of Employer (which consent may be withheld in the sole and absolute discretion of Employer), Employee and each of her Affiliates (as defined below) (each, a “Covenanting Person”) will not, directly or indirectly (in any capacity, including as a shareholder, partner, member, investor, lender, principal, director, manager, officer, employee, consultant or agent of any other Person (as defined below)): (x) engage in, or have any financial interest in any other Person that engages in, the business of marketing or providing employment or temporary staffing services to light industrial customers (a “Competing Business”) within the State of Texas, the State of New Mexico, the Memphis, Tennessee metropolitan area, and/or the Southaven, Mississippi metropolitan area; (y) solicit or influence, or attempt to solicit or influence, any customer or potential customer of the BG Affiliated Group (as defined below), or any Person that is, or during the period preceding the Start Date was, a purchaser of services from the BG Affiliated Group, to purchase any services from any Competing Business or from any Person other than the BG Affiliated Group; or (z) solicit, entice, induce or hire any Person who is a staff employee, temporary personnel or independent contractor of the BG Affiliated Group, or who becomes a staff employee, temporary personnel or independent contractor of the BG Affiliated Group, to become employed, or used as a temporary personnel or independent contractor, by any other Person or to leave his or her employment with the BG Affiliated Group or stop serving as a temporary personnel or independent contractor for the BG Affiliated Group, or approach any such staff employee, temporary personnel or independent contractor for such purpose or authorize or knowingly approve the taking of such actions by any other Person.

(b)          Employee acknowledges and agrees that the BG Affiliated Group would be irreparably harmed by any breach of the restrictive covenants set forth in Section 7(a) and that, in addition to all other rights and remedies available to Employer at law or in equity, Employer will be entitled to injunctive and other equitable relief to prevent or enjoin any such breach and without the necessity of posting bond. If any Covenanting Person breaches Section 7(a), the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that such breach began until such violation permanently ceases.

(c)          Employee represents to Employer that she is willing and able to engage in businesses that are not restricted pursuant to this Section 7 and that enforcement of the restrictive covenants set forth in this Section 7 will not be unduly burdensome to her. Employee acknowledges that her agreement to the restrictive covenants set forth in this Section 7 is a material inducement and condition to Employer and the BG Affiliated Group’s willingness to enter into this Agreement, the Asset Purchase Agreement, and the documents contemplated hereby and thereby, and to consummate the transactions contemplated hereby and thereby, and to perform Employer’s and the BG Affiliated Group’s obligations hereunder and thereunder. Employee acknowledges and agrees that the restrictive covenants and remedies set forth in this Section 7 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of the BG Affiliated Group.

(d)          Notwithstanding the foregoing, if the restrictive covenants set forth in this Section 7 is found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of the BG Affiliated Group, then such court is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in this Section 7 as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of the BG Affiliated Group.

(e)          For purposes of this Section 7, (i) the term “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person, (ii) the term “BG Affiliated Group” means Employer and its Affiliates from time to time, including, without limitation, BG Staffing, LLC, BG Personnel Services, LP, BG Personnel, LP, Buyer, and LTN Acquisition, LLC, and, after the closing of the Asset Purchase Agreement, the Sellers, and (iii) the term “Person” means any individual, corporation, partnership, governmental body or other entity.

8.          No Conflict With Prior Agreements. Employee represents and warrants that her performance of all the terms of this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired in confidence, trust or otherwise) to which she is a party or by the terms of which she may be bound. Employee further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

9.          Arbitration. Subject to Section 7 and Section 14, in the event any dispute or controversy arises under this Agreement and is not resolved by mutual written agreement between Employee and Employer within 30 days after notice of the dispute is first given, then, upon the written request of Employee or Employer, such dispute or controversy shall be submitted to arbitration to be conducted in accordance with the rules of the American Arbitration Association (“AAA”). Judgment may be entered thereon and the results of the arbitration will be binding and conclusive on the parties hereto. Any arbitrator’s award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in Dallas, TX, and that any arbitration commenced in any other venue will be transferred to Dallas, TX, upon the written request of either party to this Agreement. Unless otherwise agreed to by the parties hereto, all arbitrations will have three individuals acting as arbitrators: one arbitrator will be selected by Employee, one arbitrator will be selected by Employer and the two arbitrators so selected will select a third arbitrator. Any arbitrator selected will not be affiliated, associated or related to the party selecting such arbitrator in any matter whatsoever. The decision of the majority of the arbitrators will be binding on all parties. Employer and Employee shall each be responsible for paying its respective attorneys’ fees, costs and other expenses (including AAA fees and expenses invoiced by the AAA) pertaining to any such arbitration and any related enforcement action regardless of whether an arbitrator’s award or finding or any judgment or verdict thereon is entered for or against Employee.

10.         Miscellaneous.

(a)        Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (i) when delivered personally, (ii) on the fifth business day after being mailed by certified mail, return receipt requested, (iii) the next business day after delivery to a recognized overnight courier, or (iv) upon transmission and confirmation of receipt by an email or facsimile operator if sent by email or facsimile, to the parties at the following email addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

if to Employee:

Beth Garvey

4528 Daffodil Trail

Plano, Texas 75093

Email: _________________

if to Employer:

L. Allen Baker, Jr.

President and CEO

B G Staff Services Inc.

14900 Landmark Blvd., Suite 300

Dallas, Texas 75254

Email: abaker@bgstaffing.com

with copy (which shall not constitute notice) to:

William P. Bowers

Fulbright & Jaworski L.L.P.

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201

Facsimile: (214) 855-8200

Email: bbowers@fulbright.com

11.         Entire Agreement. Except for the Asset Purchase Agreement and the exhibits and schedules thereto, this Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the obligations of Employee and Employer, whether oral or written. Further, the parties agree that, upon entering into this Agreement, any prior employment agreement or arrangement by and between Employee, on the one hand, and the Sellers and their respective affiliates, on the other hand, shall be terminated and of no further force nor effect. This Agreement, together with the Asset Purchase Agreement and the exhibits and schedules thereto, constitutes the entire agreement between the parties with respect to the matters herein provided, and no modifications or waiver of any provision hereof shall be effective unless in writing and signed by Employer and Employee.

12.         Binding Effect. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, Employer and Employee and its, their or her heirs, executors, administrators, legal representatives, successors and assigns, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegable by Employee in whole or in part without Employer’s prior written consent.

13.         Severability. In the event that any other provision of this Agreement or application thereof to anyone or under any circumstance is found to be invalid or unenforceable in any jurisdiction to any extent for any reason, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

14.         Remedies; Waiver.

(a)          No remedy conferred upon Employer or Employee by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

(b)          Notwithstanding Section 9, Employer and Employee acknowledge and agree that a breach of any of the provisions in Section 7 will result in irreparable harm to Employer, for which there would be no adequate remedy at law, and therefore, Employer and Employee irrevocably and unconditionally (i) agree that in addition to any other remedies which Employer may have under this Agreement or otherwise, all of which remedies shall be cumulative, Employer shall be entitled to apply to a court of competent jurisdiction for preliminary and permanent injunctive relief and other equitable relief, without the necessity of proving actual damage, restraining Employee from doing or continuing to do or perform any acts constituting such breach or threatened breach, (ii) agree that such relief and any other claim by Employer pursuant hereto may be brought solely and exclusively in the United States District Court for the Northern District of Texas, or if such court does not have subject matter jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of Texas, (iii) consent to the exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iv) waive any objection which Employer or Employee, as applicable, may have to the laying of venue of any such suit, action or proceeding in any such court.

(c)          No delay or omission by Employer or Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

15.         Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

16.         Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Texas, without application of conflict of laws principles.

17.         Headings. The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of this Agreement.

18.         Condition. This Agreement shall be binding on the parties as of the date hereof.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EMPLOYER:

B G Staff Services Inc.

By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and CEO

EMPLOYEE:

/s/ Beth Garvey
Beth Garvey

[Signature Page to Employment Agreement for Beth Garvey]

Exhibit A

Form of Bonus Agreement

This Bonus Agreement (the “Agreement”) is entered into as of May __, 2013 by and between B G Staff Services Inc. (“BG”) and Beth Garvey, an individual resident of the State of Texas (“Employee”).

WHEREAS, BG desires to provide incentives to certain members of its leadership team in order to ensure outstanding service in the performance of their respective duties;

WHEREAS, BG has developed this Bonus methodology to provide such an incentive to certain leadership team members;

WHEREAS, Employee is a member of the leadership team, serving as the President of the InStaff Division of BG Staffing (the “Operations”); and

WHEREAS, BG desires Employee to be eligible to receive this Bonus in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, BG and Employee hereby agree as follows:

1.          Definitions.

The following words as used herein shall have the meaning set out opposite each such word:

(a)          Bonus: The bonus is the product of Employee’s annual base salary for the Plan Period times the PMF (the “Bonus Amount”); provided, that the bonus will be prorated for fiscal 2013 by multiplying (1) the Bonus Amount by (2) the quotient of the number of weeks worked by Employee for Employer during fiscal 2013 divided by 53.

(b)          Profit Modification Factor (“PMF”): This factor is determined by dividing the Actual Contribution to Overhead by the Budgeted Contribution to Overhead and using the matrix below.

Actual Contribution as a Percentage of Budgeted Contribution

At Least	But Less Than	PMF

0%	90%	0%

90%	95%	10%

95%	100%	15%

100%	110%	20%

110%	and up	30%

Note: If the Actual Contribution to Overhead is less than 90% of the Budgeted Contribution to Overhead, the Profit Modification Factor is zero and the Bonus will be zero.

(c)          Budgeted Contribution to Overhead: The amount of Budgeted Contribution to Overhead for the Plan Period is $[_________].

(d)          Actual Contribution to Overhead: Net revenue minus cost of services minus sales and service expenses for the Operations for the Plan Period, as determined by BG, in accordance with generally accepted accounting principles and BG policy consistently applied.

(e)          Plan Period: The [___]-week period beginning on [___________], 2013 and ending on [_________].

2.           Administration. This Agreement and the payment of the Bonus, if any, shall be administered by BG. BG shall have the power to interpret the Agreement and make all other determinations necessary or desirable to administer the Agreement.

3.           Determination of Bonus

(a)          As soon as practicable after the completion of the audit of BG’s financial statements for its 2013 fiscal year, BG shall determine the Bonus, if any, based on the Actual Contribution to Overhead for the Plan Period.

(b)          Except as BG may determine, in its discretion, in the event that, for any reason, Employee is not providing services for BG on a full-time basis in the capacity of President of the Operations on the last day of the Plan Period, Employee shall, for no consideration, forfeit any right to receive the Bonus.

4.           Bonus Payment

(a)          The Bonus, if any, will be paid in one lump sum during the 2014 fiscal year, within ten days after the amount of the Bonus is determined pursuant to Section 3(a).

(b)          There shall be deducted from the Bonus any taxes required to be withheld by the federal or any state or local government and paid over to such government for the accounts of Employee.

5.           Amendment and Termination. BG, by action of its President and CEO or his designee, may suspend or terminate this Agreement, in whole or in part, at any time or may, from time to time, amend the Agreement in such respects as BG may deem advisable.

6.           General

(a)          The decision of BG on any questions concerning or involving the interpretation or administration of the Agreement shall be final and conclusive.

(b)          No officer or director of BG shall be liable for any act done or determination made in good faith on behalf of BG with respect to the administration of this Agreement.

(c)          This Agreement shall not be construed as giving Employee the right to remain in the position of President of the Operations, nor shall it interfere with the right of BG to discharge or otherwise deal with Employee without regard to the existence of the Agreement. Further, this Agreement shall not be construed as giving Employee the right to remain employed by BG in any capacity.

(d)          No moneys or other property of BG, and no liability of BG hereunder, whether pending, accrued, determined or determinable in amount, shall be subject to any claim of any creditor of Employee, nor shall Employee have the power to pledge, encumber or assign the Bonus provided hereunder until actually paid.

(e)          The funds used to pay the Bonus hereunder shall be deemed to come from the general assets of BG, and this Agreement shall not be construed as establishing a separate fund, account or trust for the benefit of Employee. Any interest or rights of Employee under the Agreement shall be those of a general unsecured creditor of BG, and with respect to the creditors of BG, Employee shall not have any preferred claims on, or any beneficial ownership in, the assets of BG, including any assets in which BG may invest to aid in meeting its obligations under the Agreement.

(f)          Any provision of this Agreement prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions.

(g)          The Agreement shall be governed by the laws of the State of Texas.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

EMPLOYER:

B G Staff Services Inc.

By:
Name: L. Allen Baker, Jr.
Title: President and CEO

EMPLOYEE:

Beth Garvey

FORM OF SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into as of [_________] by and among Beth Garvey, an individual resident of the State of Texas (the “Executive”), and B G Staff Services Inc., a Texas corporation (“Employer”). The parties hereto acknowledge that the terms and conditions of this Agreement have been voluntarily agreed to and are intended to be final and binding.

RECITALS

WHEREAS, the Executive and Employer have previously entered into an Employment Agreement, dated as of May __, 2013 (the “Employment Agreement”);

WHEREAS, the Executive separated from employment in all capacities with Employer on [_________] (the “Separation Date”); and

WHEREAS, as a condition precedent and a material inducement for Employer to provide to the Executive the Separation Payments (as defined below), the Executive has agreed to execute this Agreement and be bound by the provisions herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for the monetary and other consideration set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Separation from Employment. The Executive and Employer agree that on the Separation Date, the Executive resigned from any position or office with or in Employer and its subsidiaries or affiliates, which resignations have been accepted as of the Separation Date by Employer and its respective subsidiaries or affiliates. The Executive and Employer understand and agree that from and after the Separation Date the Executive was no longer authorized to incur any expenses, obligations or liabilities on behalf of Employer or any of its subsidiaries or affiliates. In consideration of acceptance of the terms contained in this Agreement, Employer shall pay the Executive [_________], in the aggregate, in accordance with the Employment Agreement normal payroll procedures (the “Separation Payments”); provided, however, that Employer’s obligation to provide, and the Executive’s right to retain, the Separation Payments shall be conditioned upon (x) the Executive’s continued compliance with her obligations under the noncompetition and nonsolicitation provisions of the Employment Agreement and that certain Asset Purchase Agreement, dated as of May __, 2013 (the “Asset Purchase Agreement”), by and among LTN Staffing, LLC (d/b/a BG Staffing), a Delaware limited liability company, InStaff Holding Corporation, a Texas corporation (“InStaff Holding”), InStaff Personnel, LLC, a Texas limited liability company and a wholly-owned subsidiary of InStaff Holding (“InStaff Personnel” and together with InStaff Holding, the “Sellers”), and solely for the purposes stated therein, North Texas Opportunity Fund, L.P., a Texas limited partnership, Randy Burkhart, an individual resident of the State of Texas, Employee, Arthur W. Hollingsworth, an individual resident of the State of Texas, and John Lewis, an individual resident of the State of Texas, and (y) the Executive’s continued compliance with her obligations under this Agreement.

2.          Release of Claims by the Executive.

(a)          In consideration of Employer entering into this Agreement, the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding herself and her heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Employer and all its subsidiaries and affiliates (the “Company Affiliated Group”), their respective present and former officers, directors, managers, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof) and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”) of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party, including, without limitation, any and all claims (i) in respect of the Employment Agreement, (ii) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (iii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iv) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (v) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), and (vi) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act, as amended (the “ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act, as amended (the “ADEA”) and any similar or analogous state statute, excepting only:

(i)          rights of the Executive under this Agreement;

(ii)         the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(iii)        claims for accrued and unpaid benefits under any health, disability, retirement or other similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group; and

(iv)        rights to indemnification the Executive has under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or otherwise through or from the Employer, including under any policy of insurance providing indemnification or coverage.

(b)          The Executive acknowledges and agrees that the release of claims set forth in this Section 2 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

(c)          The release of claims set forth in this Section 2 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs and attorneys’ fees and expenses.

(d)          The Executive specifically acknowledges that her acceptance of the terms of the release of claims set forth in this Section 2 is, among other things, a specific waiver of her rights, claims and causes of action under Title VII, the ADEA, the ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

(e)          As to rights, claims and causes of action arising under the ADEA, the Executive acknowledges that she has been given but not utilized a period of twenty-one days to consider whether to execute this Agreement. If the Executive accepts the terms hereof and executes this Agreement, she may thereafter, for a period of seven days following (and not including) the date of execution, revoke this Agreement as it relates to the release of claims arising under the ADEA. If no such revocation occurs, this Agreement shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, this Agreement shall be of no force or effect.

(f)          The Executive acknowledges and agrees that she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

(g)          The Executive acknowledges that she has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to the release of claims set forth in this Section 2 and has been given a sufficient period within which to consider the release of claims set forth in this Section 2.

(h)          The Executive acknowledges that the release of claims set forth in this Section 2 relates only to claims which exist as of the date of this Agreement.

(i)          The Executive acknowledges that the Separation Payments she is receiving in connection with the release of claims set forth in this Section 2 are in addition to anything of value to which the Executive is entitled from Employer and its subsidiaries and affiliates.

3.          Non-Disparagement. From and after the Separation Date, the Executive shall not make or publish any disparaging statements (whether written or oral) regarding any member of the Company Affiliated Group or the affiliates, directors, managers, officers or executives of any of them.

4.          Return of Company Property. The Executive shall return to Employer any and all documents, files, credit cards and other property of any kind belonging to the Company Affiliated Group not later than the date hereof.

5.          Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally, (b) on the fifth business day after being mailed by certified mail, return receipt requested, (c) the next business day after delivery to a recognized overnight courier, or (d) upon transmission and confirmation of receipt by an email or facsimile operator if sent by email or facsimile, to the parties at the following email addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

if to the Executive:

Beth Garvey

4528 Daffodil Trail

Plano, Texas 75093

Email: _____________

if to Employer:

L. Allen Baker, Jr.

President and CEO

B G Staff Services Inc.

14900 Landmark Blvd., Suite 300

Dallas, Texas 75254

Email: abaker@bgstaffing.com

with copy (which shall not constitute notice) to:

William P. Bowers

Fulbright & Jaworski L.L.P.

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201

Facsimile: (214) 855-8200

Email: bbowers@fulbright.com

6.          Withholding. Notwithstanding anything in this Agreement to the contrary, the Employer shall have the right to deduct from any amount payable under this Agreement any taxes or other amounts required by applicable law to be withheld.

7.          Complete Agreement. This Agreement, together with the Employment Agreement and the Asset Purchase Agreement, constitutes the complete agreement of the parties hereto with respect to the subject matter hereof and shall supersede all agreements between the parties hereto to the extent they relate in any way to the employment, termination of employment, compensation and executive benefits of the Executive.

8.          Severability. Each provision hereof and portion thereof is severable, and if one or more provisions hereof or portions thereof are declared invalid, the remaining provisions and portions thereof shall nevertheless remain in full force and effect. If any provision of this Agreement or portion thereof is so broad, in scope or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

9.          No Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of any party hereto thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

10.         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The parties hereto represent that each signatory to this Agreement on her, its or their behalf is authorized to make the promises and commitments herein.

11.         Successors. This Agreement shall be binding upon any and all successors and assigns of the Executive and Employer.

12.         Third-Party Beneficiary. Each of the Company Released Parties shall be a third-party beneficiary with respect to Section 2 and shall be entitled to enforce the provisions thereof.

13.         Governing Law. Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to the conflicts of law principles thereof.

14.         Headings. The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EMPLOYER:

B G Staff Services Inc.

By:
Name:
Title:

EXECUTIVE:

Beth Garvey

Exhibit 10.12

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT dated as of May 24, 2010 (this “Agreement”), is executed by and among LTN STAFFING, LLC, a Delaware limited liability company (“LTN Staffing”), BG STAFFING, LLC, a Delaware limited liability company (“BG Staffing”), BG PERSONNEL SERVICES, LP, a Texas limited partnership (“BG Personnel Services”), BG PERSONNEL, LP, a Texas limited partnership (“BG Personnel”), and B G STAFF SERVICES INC., a Texas corporation (“B G Staff Services”, and together with LTN Staffing, BG Staffing, BG Personnel Services and BG Personnel, collectively, “Borrowers” and each a “Borrower”), and FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation (“Lender”).

RECITALS:

WHEREAS, LTN Staffing (f/k/a LTN Operating Co., LLC) and Lender previously entered into that certain Loan Agreement dated as of October 17, 2007, as heretofore amended from time to time (as heretofore amended, restated, modified or supplemented and in effect from time to time, the “Existing Loan Agreement”), pursuant to which Existing Loan Agreement Lender has made certain revolving loans and a term loan to LTN Staffing;

WHEREAS, in connection with the Existing Loan Agreement, LTN Staffing and Lender entered into that certain Security Agreement dated as of October 17, 2007, as heretofore amended from time to time (as heretofore amended, restated, modified or supplemented and in effect from time to time, the “Existing Security Agreement”), pursuant to which all of the obligations and liabilities of LTN Staffing to Lender were secured by all or substantially all of the assets of LTN Staffing;

WHEREAS, concurrently herewith, LTN Staffing and BG Staffing (together, the “Purchasers”) are entering into that certain Purchase Agreement dated as of May ___, 2010 (as amended, restated, modified or supplemented and in effect from time to time, the “Purchase Agreement”) with the Sellers (as defined therein), the Sellers’ Agent (as defined therein) and BG Personnel Services, BG Personnel and B G Staff Services (collectively, the “Acquired Entities”), pursuant to which the Purchasers are purchasing from each Seller, and each Seller is selling to the Purchasers, the Equity Interests (as defined therein) in each of the Acquired Entities, on and subject to the terms and conditions stated therein (the “Purchase Transaction”); and

WHEREAS, each of BG Staffing and each of the Acquired Entities desire to become a borrower under this credit facility, together with LTN Staffing, and pursuant to Borrowers’ request, Borrowers and Lender now desire to amend and restate the Existing Loan Agreement and the Existing Security Agreement by entering into this Agreement to set forth the terms and conditions governing the Loans (as hereinafter defined);

NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, Borrowers agree to borrow from Lender, and Lender agrees to lend to Borrowers, subject to and upon the following terms and conditions:

AGREEMENTS:

Section 1.          DEFINITIONS.

1.1           Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“2007 Subordinated Creditor” and “2007 Subordinated Creditors” shall mean, respectively, each of and collectively, the following Persons: Legg Mason SBIC Mezzanine Fund, L.P., a Delaware limited partnership, and Brookside Pecks Capital Partners, L.P., a Delaware limited partnership.

“2007 Subordinated Loan Documents” shall mean, collectively, that certain Securities Purchase Agreement dated October 17, 2007 by and among LTN Staffing, Guarantor and the 2007 Subordinated Creditors with respect to those certain subordinated loans made by the 2007 Subordinated Creditors to LTN Staffing in the original aggregate principal amount of $9,000,000.00, which aggregate principal amount was increased on October 7, 2009 to the aggregate principal amount of $9,250,000.00, and all other documents, agreements, instruments and certificates executed in connection with any of the foregoing and with any of the subordinated loans made by the 2007 Subordinated Creditors to LTN Staffing, as each may be amended, restated, modified or supplemented and in effect from time to time.

“2007 Subordination Agreement” shall mean that certain Subordination and Intercreditor Agreement dated as of October 17, 2007 by and among LTN Staffing, Guarantor, the 2007 Subordinated Creditors and Lender, as amended from time to time, and as it may be further amended, restated, modified or supplemented and in effect from time to time.

“2009 Subordinated Creditor” and “2009 Subordinated Creditors” shall mean, respectively, each of and collectively, the following Persons: those certain entities and individuals identified as “Subordinated Creditors” on the signature pages of the 2009 Subordination Agreement.

“2009 Subordinated Loan Documents” shall mean, collectively, those certain promissory notes executed by LTN Staffing and made payable to the order of the 2009 Subordinated Creditors in the original aggregate principal amount of $1,750,000.00, each as amended, restated, modified or supplemented and in effect from time to time, and all other documents, agreements, instruments and certificates executed in connection therewith and with the subordinated loans made by the 2009 Subordinated Creditors to LTN Staffing, as each may be amended, restated, modified or supplemented and in effect from time to time.

“2009 Subordination Agreement” shall mean that certain Subordination and Intercreditor Agreement dated as of October 7, 2009 by and among the 2009 Subordinated Creditors, LTN Staffing, Guarantor and Lender, as amended from time to time, and as it may be further amended, restated, modified or supplemented and in effect from time to time.

“2010 Subordinated Creditor” and “2010 Subordinated Creditors” shall mean, respectively, each of and collectively, the following Persons: those certain entities and individuals identified as “Subordinated Creditors” on the signature pages of the 2010 Subordination Agreement.

“2010 Subordinated Loan Documents” shall mean, collectively, those certain promissory notes executed by Borrower and made payable to the order of the 2010 Subordinated Creditors in the original aggregate principal amount of $2,250,000.00, each as amended, restated, modified or supplemented and in effect from time to time, and all other documents, agreements, instruments and certificates executed in connection therewith and with the subordinated loans made by the 2010 Subordinated Creditors to Borrowers, as each may be amended, restated, modified or supplemented and in effect from time to time.

“2010 Subordination Agreement” shall mean that certain Subordination and Intercreditor Agreement dated as of May ___, 2010 by and among the 2010 Subordinated Creditors, Borrowers, Guarantor and Lender, as it may be amended, restated, modified or supplemented and in effect from time to time.

“Affiliate” of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person, and (c) with respect to Lender, any entity administered or managed by Lender, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.

“Asset Disposition” shall mean the sale, lease, assignment or other transfer for value (each a “Disposition”) by a Borrower or any Subsidiary to any Person (other than such Borrower or any Subsidiary) of any asset or right of such Borrower or any Subsidiary (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to such Borrower or such Subsidiary) condemnation, confiscation, requisition, seizure or taking thereof), other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within thirty (30) days with another asset performing the same or a similar function, and (b) the sale or lease of inventory in the ordinary course of business.

“Assignment of Undertakings” shall mean that certain Assignment of Undertakings Under Purchase Agreement dated as of even date herewith made by LTN Staffing and BG Staffing in favor of Lender, and consented to by Sellers’ Agent, in form and substance acceptable to Lender, as it may be amended, restated, modified or supplemented and in effect from time to time.

“Bank Product Agreements” shall mean those certain agreements entered into from time to time by any Borrower or any Subsidiary with Lender or any Affiliate of Lender concerning Bank Products.

“Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by a Borrower or any Subsidiary to Lender or any Affiliate of Lender pursuant to or evidenced by Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Products” shall mean any service or facility extended to a Borrower or any Subsidiary by Lender or any Affiliate of Lender, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Rate Management Agreements.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

“Borrowing Base Amount” shall mean an amount equal to eighty-five percent (85%) of the net amount (after deduction of such reserves and allowances as Lender deems proper and necessary) of all Eligible Accounts.

“Borrowing Base Certificate” shall mean a certificate to be signed by Borrowers certifying to the accuracy of the Borrowing Base Amount in form and substance acceptable to Lender.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.

“Capital Expenditures” shall mean all expenditures (including Capitalized Lease Obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Borrowers, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person, as lessee, that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the financial statements of such Person prepared in accordance with GAAP.

“Capital Securities” shall mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease Obligations” shall mean, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.

“Cash Equivalent Investment” shall mean, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with Lender, or other commercial banking institution of the nature referred to in clause (c), which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above, and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of Lender, or other commercial banking institution, thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by Lender.

“Cash Interest Expense” shall mean, for any period, the aggregate amount of interest actually paid by Borrowers during such period in respect to Total Debt (including, without limitation, the interest portion, determined in accordance with GAAP, of all lease payments accrued during such period in respect to all leases which should have been or must be, in accordance with GAAP, recorded as capital leases).

“Change in Control” shall mean the occurrence of any of the following events: (a) Guarantor shall cease to own and control, directly or indirectly, all of the outstanding Capital Securities of LTN Staffing; (b) LTN Staffing shall cease to own and control, directly or indirectly, all of the outstanding Capital Securities of any of BG Staffing, BG Personnel Services, BG Personnel or B G Staff Services; (c) the current holders of the outstanding Capital Securities of Guarantor shall cease to own and control, directly or indirectly, the outstanding Capital Securities of Guarantor; or (d) the granting by the current holders of the outstanding Capital Securities of Guarantor, directly or indirectly, of a security interest in their respective ownership interest in Guarantor, which could result in a change in the identity of the individuals or entities in control of Guarantor. For the purpose hereof, the terms “control” or “controlling” shall mean the possession of the power to direct, or cause the direction of, the management and policies of Guarantor or a Borrower by contract or voting of securities or ownership interests.

“Closing Date” shall mean such date on which all of the conditions set forth in Section 3 hereof have been satisfied or waived by Lender.

“Collateral” shall have the meaning set forth in Section 6.1 hereof.

“Collateral Access Agreement” shall mean an agreement in form and substance reasonably satisfactory to Lender pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by a Borrower or any Subsidiary, acknowledges the Liens of Lender and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits Lender reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

“Collateral Assignment” shall mean that certain Collateral Assignment of Escrow Agreement dated as of even date herewith made by LTN Staffing and BG Staffing in favor of Lender, and consented to by Sellers’ Agent, in form and substance acceptable to Lender, as it may be amended, restated, modified or supplemented and in effect from time to time.

“Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of a Borrower and all such obligations and liabilities of such Borrower incurred pursuant to any agreement, undertaking or arrangement by which such Borrower: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Debt” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person; (b) all borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (c) all obligations to pay the deferred purchase price of property or services; (d) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; (e) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination); (f) the aggregate amount of all Capitalized Lease Obligations of such Person; (g) all Contingent Liabilities of such Person, whether or not reflected on its balance sheet; (h) all Rate Management Obligations of such Person; (i) all Debt of any partnership of which such Person is a general partner; and (j) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or the bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). Notwithstanding the foregoing, Debt shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person.

“Debt Service” shall mean, for any period, the sum of (i) Cash Interest Expense for such period and the principal portion of Borrowers’ Total Debt payable during such period (Excluding payments made pursuant to Section 2.10 hereof), determined in accordance with GAAP, plus (ii) the aggregate amount of Earn Out Payments paid in cash by any Borrower for such period.

“Default Rate” shall mean a per annum rate of interest equal to the Term Interest Rate plus two percent (2.0%) per annum.

“EBITDA” shall mean for any period of Borrowers, the net income of Borrowers, determined in accordance with GAAP consistently applied, plus (i) Interest Expense for such period, plus (ii) federal and state income taxes of Borrowers for such period, plus (iii) all depreciation and amortization of capitalized costs for such period, plus (iv) all Earn Out Payments made by any Borrower for such period to the extent treated as an expense, plus (v) all management fees due to Weatherly Group, LLC which Borrowers have accrued, but not paid, plus (vi) actual closing costs in an amount not to exceed $600,000 incurred by Borrowers in connection with closing the Purchase Transaction, provided that such closing costs are verified by Lender and consented to by Lender in it sole discretion, less (vii) all distributions made to the members, shareholders or partners of any Borrower, less (viii) capital expenditures (other than capital expenditures financed with the proceeds of purchase money indebtedness or capital leases to the extent permitted hereunder). The adjustments described in (i), (ii), (iii), (iv), (v) and (vi) above shall be made only to the extent such amounts were deducted from or included in the calculation of Borrowers’ net income.

“Earn Out Payments” shall mean those payments made or required to be made by LTN Staffing and BG Staffing pursuant to Section 1.8 of the Purchase Agreement; provided, however, the maximum amount of Earn Out Payments made shall not exceed $250,000.00 for each of the first two (2) full consecutive twelve (12) month periods commencing after the date hereof, and $500,000.00 in the aggregate.

“Eligible Account” and “Eligible Accounts” shall mean each Account and all such Accounts (exclusive of sales, excise or other similar taxes) owing to a Borrower which meets each of the following requirements:

(a)          it is genuine in all respects and has arisen in the ordinary course of such Borrower’s business from (i) the performance of services by such Borrower, which services have been fully performed, acknowledged and accepted by the Account Debtor or (ii) the sale or lease of Goods by such Borrower, including C.O.D. sales, which Goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered to and accepted by the Account Debtor, and such Borrower has possession of, or has delivered to Lender at Lender’s request, shipping and delivery receipts evidencing such delivery;

(b)          it is subject to a perfected, first priority Lien in favor of Lender and is not subject to any other assignment, claim or Lien;

(c)          it is the valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to the fulfillment of any condition whatsoever or any counterclaim, credit (except as provided in subsection (h) of this definition), trade or volume discount, allowance (other than trade allowances granted in the ordinary course of business), discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part and the Account Debtor has not refused to accept and/or has not returned or offered to return any of the Goods or services which are the subject of such Account;

(d)          the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States, unless the sale of goods or services giving rise to such Account is on letter of credit, banker’s acceptance or other credit support terms reasonably satisfactory to Lender;

(e)          it is not an Account arising from a “sale on approval”, “sale or return”, “consignment”, “guaranteed sale” or “bill and hold”, or are subject to any other repurchase or return agreement;

(f)          it is not an Account with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by such Borrower (or by any agent or custodian of such Borrower) for the account of, or subject to, further and/or future direction from the Account Debtor with respect thereto;

(g)          it has not arisen out of contracts with the United States or any department, agency or instrumentality thereof, unless such Borrower has assigned its right to payment of such Account to Lender pursuant to the Assignment of Claims Act of 1940, and evidence (satisfactory to Lender) of such assignment has been delivered to Lender, or any state, county, city or other governmental body, or any department, agency or instrumentality thereof;

(h)          if such Borrower maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor, including such Account, does not exceed such credit limit;

(i)          if the Account is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to Lender or, in the case of electronic chattel paper, shall be in the control of Lender, in each case in a manner satisfactory to Lender;

(j)          such Account is evidenced by an invoice delivered to the related Account Debtor and is due and payable within ninety (90) days past the original invoice date thereof and is not more than ninety (90) days past the original invoice date thereof, in each case according to the original terms of sale;

(k)          it is not an Account with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless (i) such notice of business activities report has been duly and timely filed or such Borrower is exempt from filing such report and has provided Lender with satisfactory evidence of such exemption or (ii) the failure to make such filings may be cured retroactively by such Borrower for a nominal fee;

(l)          the Account Debtor with respect thereto is not such Borrower or an Affiliate of such Borrower;

(m)          such Account does not arise out of a contract or order which, by its terms, forbids or makes void or unenforceable the assignment thereof by such Borrower to Lender and is not unassignable to Lender for any other reason;

(n)          there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor with respect thereto, nor has the Account Debtor suspended business, made a general assignment for the benefit of creditors or failed to pay its debts generally as they come due, and/or no condition or event has occurred having a Material Adverse Effect on the Account Debtor which would require the Accounts of such Account Debtor to be deemed uncollectible in accordance with GAAP;

(o)          it is not owed by an Account Debtor with respect to which twenty five percent (25%) or more of the aggregate amount of outstanding Accounts owed at such time by such Account Debtor is classified as ineligible under clause (j) of this definition;

(p)          if the aggregate amount of all Accounts owed by the Account Debtor thereon exceeds twenty percent (20%) of the aggregate amount of all Eligible Accounts at such time, then all Accounts owed by such Account Debtor in excess of such amount shall be deemed ineligible;

(q)          it is not an Account as to which Lender at any time or times hereafter, reasonable determines that the prospect of payment or performance by the Account Debtor is or will be materially impaired; and

(r)          it does not violate the negative covenants and does satisfy the affirmative covenants of such Borrower contained in this Agreement.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account. Further, with respect to any Account, if Lender at any time hereafter determine in its discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after notice of such determination is given to such Borrower.

“Employee Plan” includes any pension, stock bonus, employee stock ownership plan, retirement, profit sharing, deferred compensation, stock option, bonus or other incentive plan, whether qualified or nonqualified, or any disability, medical, dental or other health plan, life insurance or other death benefit plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including those pension, profit-sharing and retirement plans of a Borrower described from time to time in the financial statements of Borrowers and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by a Borrower or to which any Borrower is a party or may have any liability or by which a Borrower is bound.

“Environmental Laws” shall mean all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any of the events or conditions which are set forth in Section 11 hereof.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) EBITDA for such period, minus (b) the sum, without duplication, of (i) scheduled repayments of principal of the Term Loan made during such period, plus (ii) voluntary prepayments of the Term Loan pursuant to Section 2.2(e) during such period, plus (iv) all income taxes paid in cash by Borrower during such period, plus (v) Cash Interest Expense of Borrower during such period, and plus (vi) Earn Out Payments to the extent capitalized.

“GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

“Guarantor” shall mean LTN Acquisition, LLC, a Delaware limited liability company.

“Guaranty” shall mean that certain Continuing Unconditional Guaranty dated as of even date herewith made by Guarantor in favor of Lender, in form and substance acceptable to Lender, as it may be amended, restated, modified or supplemented and in effect from time to time.

“Hazardous Substances” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Indemnified Party” and “Indemnified Parties” shall mean, respectively, each of Lender and any parent corporation, Affiliate or Subsidiary of Lender, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, service marks and trademarks, and all registrations and applications for registration therefor and all licensees thereof, trade names, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Investment” shall mean, with respect to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance, by becoming obligated with respect to a Contingent “Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business).

“Letter of Credit” and “Letters of Credit” shall mean, respectively, a letter of credit and all such letters of credit issued by Lender, in its sole discretion, upon the execution and delivery by Borrowers and the acceptance by Lender of a Letter of Credit Reimbursement Agreement and a Letter of Credit Application, as set forth in Section 2.6 of this Agreement.

“Letter of Credit Application” shall mean, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by Lender at the time of such request for the type of Letter of Credit requested.

“Letter of Credit Commitment” shall mean, at any time, an amount equal to One Million Three Hundred Thousand and No/100 Dollars ($1,300,000.00)

“Letter of Credit Maturity Date” shall mean October 15, 2010, except as such date may be extended by Lender in its sole discretion.

“Letter of Credit Obligations” shall mean, at any time, an amount equal to the aggregate of the original face amounts of all Letters of Credit minus the sum of (i) the amount of any reductions in the original face amount of any Letter of Credit which did not result from a draw thereunder, (ii) the amount of any payments made by Lender with respect to any draws made under a Letter of Credit for which Borrowers have reimbursed Lender, and (iii) the portion of any issued but expired Letter of Credit which has not been drawn by the beneficiary thereunder. For purposes of determining the outstanding Letter of Credit Obligations at any time, Lender’s acceptance of a draft drawn on Lender pursuant to a Letter of Credit shall constitute a draw on the applicable Letter of Credit at the time of such acceptance.

“Letter of Credit Reimbursement Agreement” shall mean, at any time, with respect to the issuance of Letters of Credit, a letter of credit reimbursement agreement in the form being used by Lender at such time, together with all amendments, modifications and restatements thereof.

“Liabilities” shall mean at all times all liabilities of Borrowers that would be shown as such on a balance sheet of Borrowers prepared in accordance with GAAP.

“LIBOR Rate” shall mean the one (1) month London Interbank Rate as shown in the Money Rate section of The Wall Street Journal on the last day published of each month. The LIBOR Rate may not be the lowest rate used by Lender for interest rate determinations and may not be the lowest rate charged by Lender on its loans. If the LIBOR Rate becomes unavailable, then the LIBOR Rate shall be the LIBOR Rate announced by the British Bankers’ Association. Lender shall inform Borrower of the current LIBOR Rate upon Borrower’s request. Any change in the LIBOR Rate shall not occur more often than once each month, on the first day of each month based on the LIBOR Rate published on the last day of the prior month.

“Lien” shall mean, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loans” shall mean, collectively, all Revolving Loans and the Term Loan made by Lender to Borrowers under and pursuant to this Agreement, together with all Letter of Credit Obligations.

“Loan Documents” shall mean each of the agreements, documents, instruments and certificates set forth in Section 3.1 hereof, and any and all such other instruments, documents, certificates and agreements from time to time executed and delivered by Borrowers, Guarantors or any of Borrowers’ Subsidiaries for the benefit of Lender pursuant to any of the foregoing, and all amendments, restatements, supplements and other modifications thereto, including, without limitation, any and all Rate Management Agreements.

“Material Adverse Effect” shall mean (a) either individually or in the aggregate, a material adverse change in, or a material adverse effect upon, the assets, business, properties, prospects, condition (financial or otherwise) or results of operations of Borrowers taken as a whole, (b) a material impairment of the ability of Borrowers to perform any of the Obligations under any of the Loan Documents, or (c) a material adverse effect on (i) any substantial portion of the Collateral, (ii) the legality, validity, binding effect or enforceability against a Borrower of any of the Loan Documents, (iii) the perfection or priority of any Lien granted to Lender under any Loan Document, or (iv) the rights or remedies of Lender under any Loan Document.

“Non-Excluded Taxes” shall have the meaning set forth in Section 2.7(a) hereof.

“Note” and “Notes” shall mean, respectively, each of and collectively, the Revolving Note and the Term Note.

“Obligations” shall mean the Loans, whether or not evidenced by any Note, all interest accrued thereon (including interest which would be payable as post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder), any fees due Lender hereunder, any expenses incurred by Lender hereunder and any and all other liabilities and obligations of Borrowers to Lender under this Agreement and any other Loan Document, including any reimbursement obligations of Borrowers in respect of Letters of Credit and surety bonds, any and all Rate Management Obligations of Borrower which are owed to Lender or any Affiliate of Lender, and all Bank Product Obligations of Borrower, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all renewals or extensions thereof.

“Obligor” shall mean any of the Borrowers, any of the Guarantors, accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

“Organizational Identification Number” means, with respect to each Borrower, the organizational identification number assigned to such Borrower by the applicable governmental unit or agency of the jurisdiction of organization of such Borrower.

“Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

“Permitted Liens” shall mean (a) Liens for Taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which a Borrower maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law, and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services, which do not in the aggregate materially detract from the value of the property or assets of a Borrower or materially impair the use thereof in the operation of such Borrower’s business and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (c) Liens described on Schedule 9.2 as of the Closing Date; (d) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of such Borrower; (e) Liens arising in connection with Capitalized Lease Obligations (and attaching only to the property being leased); (f) Liens that constitute purchase money security interests on any property securing Debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within twenty (20) days of the acquisition thereof and attaches solely to the property so acquired; and (g) Liens granted to Lender hereunder and under the Loan Documents.

“Person” shall mean any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

“Pledge Agreement” and “Pledge Agreements” shall mean, respectively, each of and collectively, the following: (i) that certain Membership Interests Security Agreement dated as of even date herewith by and between Guarantor and Lender with respect to the membership interests of LTN Staffing, (ii) that certain Membership Interests Security Agreement dated as of even date herewith by and between LTN Staffing and Lender with respect to the membership interests of BG Staffing, (iii) that certain Partnership Interests Security Agreement dated as of even date herewith by and between LTN Staffing and Lender with respect to the limited partnership interests of BG Personnel Services and BG Personnel, (iv) that certain Partnership Interests Security Agreement dated as of even date herewith by and between BG Staffing and Lender with respect to the general partnership interests of each of BG Personnel Services and BG Personnel, and (v) that certain Securities Pledge Agreement dated as of even date herewith by and between LTN Staffing and Lender with respect to stock of B G Staff Services, each in form and substance acceptable to Lender in its sole discretion, and as each may be amended, restated, modified or supplemented and in effect from time to time.

“Purchase Transaction Documents” shall mean the Purchase Agreement, each bill of sale, each assignment agreement, each assumption agreement, each escrow agreement, each transition services agreement, and all other agreements, instruments and documents entered into or delivered in connection with the Purchase Transaction, as each may be amended, restated, modified or supplemented and in effect from time to time.

“Regulatory Change” shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending office.

“Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Lender or any affiliate of Fifth Third Bancorp, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Rate Management Obligations” means any and all obligations of Borrower to Lender or any affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

“Revolving Interest Rate” shall mean a floating per annum rate of interest equal to the LIBOR Rate plus five percent (5.0%) per annum.

“Revolving Loan” and “Revolving Loans” shall mean, respectively, each direct advance and the aggregate of all such direct advances made by Lender to Borrowers under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.

“Revolving Loan Availability” shall mean, at any time, an amount equal to the lesser of (a) the Revolving Loan Commitment, or (b) the Borrowing Base Amount.

“Revolving Loan Commitment” shall mean Four Million and No/100 Dollars ($4,000,000.00).

“Revolving Loan Maturity Date” shall mean June 15, 2011, unless extended by Lender pursuant to any modification, extension or renewal note executed by Borrowers and accepted by Lender in its sole and absolute discretion in substitution for the Revolving Note.

“Revolving Note” shall mean that certain Revolving Note dated as of even date herewith duly executed by Borrowers, jointly and severally, and made payable to the order of Lender in the maximum principal amount of the Revolving Loan Commitment and maturing on the Revolving Loan Maturity Date, in form and substance acceptable to Lender, as it may be amended, restated, modified or supplemented and in effect from time to time, together with any and all renewal, extension, modification or replacement notes executed by Borrowers and delivered to Lender and given in substitution therefor.

“Senior Debt” shall mean all Debt of Borrowers other than Subordinated Debt.

“Subordinated Debt” shall mean that portion of the Debt of Borrowers which is subordinated to the Obligations in a manner satisfactory to Lender, including right and time of payment of principal and interest.

“Subsidiary” and “Subsidiaries” shall mean, respectively, with respect to any Person, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships, joint ventures or other entities of which or in which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than fifty percent (50.00%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of a Borrower.

“Taxes” shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

“Term Interest Rate” shall mean a floating per annum rate of interest equal to the LIBOR Rate plus five percent (5.0%) per annum.

“Term Loan” shall mean the direct advance or advances heretofore made by Lender to Borrowers in the form of a Term Loan under and pursuant to this Agreement, as set forth in Section 2.2 of this Agreement.

“Term Loan Commitment” shall mean Five Million Five Hundred Forty Thousand and No/100 Dollars ($5,540,000.00).

“Term Loan Maturity Date” shall mean June 15, 2011, unless extended by Lender pursuant to any modification, extension or renewal note executed by Borrowers and accepted by Lender in its sole and absolute discretion in substitution for the Term Note.

“Term Note” shall mean that certain Term Note dated as of even date herewith duly executed by Borrowers, jointly and severally, and made payable to the order of Lender in the principal amount of the Term Loan Commitment and maturing on the Term Loan Maturity Date, in form and substance acceptable to Lender, as it may be amended, restated, modified or supplemented and in effect from time to time, together with any and all renewal, extension, modification or replacement notes executed by Borrowers and delivered to Lender and given in substitution therefor.

“Total Debt” shall mean, as of any time, the aggregate of all liabilities, reserves and any other items howsoever arising, whether primary, secondary, direct, contingent, fixed or otherwise, which would be listed as a liability on a balance sheet of Borrowers in accordance with GAAP as now in effect, and in any event including the Liabilities, all indebtedness or liabilities of any other person which Borrowers may guaranty or otherwise be responsible or liable for (other than any liability arising out of the endorsement of commercial paper for deposit or collection in the ordinary course of business), all indebtedness and liabilities secured by any lien or any security interest on any property or assets of Borrowers, whether or not the same would be classified as a liability on a balance sheet, the liability of Borrowers in respect of banker's acceptances and the aggregate over the remaining unexpired term of all leases which should have been or must be, in accordance with GAAP, recorded as capital leases in respect of which a Borrower is liable as a lessee.

“UCC” shall mean the Uniform Commercial Code in effect in the state of Illinois from time to time.

“Unmatured Event of Default” shall mean any event which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“Voidable Transfer” shall have the meaning set forth in Section 13.21 hereof.

“Wholly-Owned Subsidiary” shall mean any Subsidiary of which or in which a Borrower owns, directly or indirectly, one hundred percent (100%) of the Capital Securities of such Subsidiary.

“Workers’ Compensation Insurance Letter of Credit” shall mean that certain Letter of Credit heretofore issued by Lender on behalf of LTN Staffing in the stated principal amount of $1,300,000.00, issued and to be reimbursed pursuant to the terms of that certain Letter of Credit Reimbursement Agreement dated as of October 15, 2007 made by LTN Staffing in favor of Lender, as it may be amended, restated, modified or supplemented and in effect from time to time.

1.2           Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to Lender pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with sound accounting practices and GAAP as used in the preparation of the financial statements of Borrowers on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to Lender hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of Borrowers will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, Borrowers will furnish financial statements in accordance with such changes, but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by Borrowers’ accountants.

1.3           Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

1.4           Other Interpretive Provisions.

(a)          The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the words “Borrower” and “Borrowers” shall be so construed.

(b)          Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)          The term “including” is not limiting, and means “including, without limitation”.

(d)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e)          Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f)          To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

(g)          This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

Section 2.          COMMITMENT OF LENDER.

2.1           Revolving Loans.

(a)          Revolving Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of Borrowers set forth herein and in the other Loan Documents, Lender agrees to make such Revolving Loans at such times as Borrowers may from time to time request until, but not including, the Revolving Loan Maturity Date, and in such amounts as Borrowers may from time to time request, provided, however, that the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the Revolving Loan Availability. Revolving Loans made by Lender may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Revolving Loan Maturity Date unless the Revolving Loans are otherwise accelerated, terminated or extended as provided in this Agreement. The Revolving Loans shall be used by Borrowers for working capital and other general business purposes.

(b)          Revolving Loan Interest and Payments. Except as otherwise provided in this Section 2.1(b), the principal amount of the Revolving Loans outstanding from time to time shall bear interest at the Revolving Interest Rate. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time shall be due and payable monthly, in arrears, commencing on June 1, 2010 and continuing on the first day of each calendar month thereafter, and on the Revolving Loan Maturity Date. Any amount of principal or interest on the Revolving Loans which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.

(c)          Revolving Loan Principal Payments.

(i)          Revolving Loan Mandatory Payments. All Revolving Loans hereunder shall be repaid by Borrowers on the Revolving Loan Maturity Date, unless payable sooner pursuant to the provisions of this Agreement. In the event the aggregate outstanding principal balance of all Revolving Loans hereunder exceeds the Revolving Loan Availability, Borrowers shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans or take such other actions as are satisfactory to Lender as shall be necessary to eliminate such excess.

(ii)         Optional Prepayments. Borrowers may from time to time prepay the Revolving Loans, in whole or in part, without any prepayment penalty whatsoever, provided that any prepayment of the entire principal balance of the Revolving Loans shall include accrued interest on such Revolving Loans to the date of such prepayment.

2.2           Term Loan.

(a)          Term Loan Commitment. Lender has heretofore made a term loan in the principal amount of the Term Loan Commitment. As of the date of this Agreement, the Term Loan (i) shall be deemed to be an obligation of and indebtedness of Borrowers, jointly and severally, (ii) shall be deemed to be outstanding under this Agreement, and (iii) shall be subject to all of the terms and conditions stated in this Agreement. The Term Loan may be prepaid in whole or in part at any time subject to Section 2.2(d), but shall be due in full on the Term Loan Maturity Date, unless the credit extended under the Term Loan is otherwise accelerated, terminated or extended as provided in this Agreement.

(b)          Term Loan Interest and Payments. Except as otherwise provided in this Section 2.2(b), the principal amount of the Term Loan outstanding from time to time shall bear interest at the Term Interest Rate. Accrued and unpaid interest on the principal balance of the Term Loan outstanding from time to time shall be due and payable monthly, in arrears, commencing on June 1, 2010 and continuing on the first day of each calendar month thereafter, and on the Term Loan Maturity Date. Any amount of principal or interest on the Term Loan which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.

(c)          Term Loan Principal Payments. The outstanding principal balance of the Term Loan shall be repaid in equal principal installments each in the amount of Seventy Thousand and No/100 Dollars ($70,000.00), together with an additional amount representing accrued and unpaid interest on the principal amount of the Term Loan outstanding as set forth above, beginning on June 1, 2010 and continuing on the first day of each month thereafter, with a final payment of all outstanding principal and accrued interest due on the Term Loan Maturity Date. Principal amounts repaid on the Term Note may not be borrowed again.

(d)          Term Loan Mandatory Prepayment. Borrowers shall make a prepayment of the outstanding principal amount of the Term Loan until paid in full upon the occurrence of any of the following events, at the following times and in the following amounts:

(i)          Concurrently with the receipt by any Borrower of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds.

(ii)         At such times and in such amounts as provided for in Section 2.10 hereof.

(e)          Term Loan Optional Prepayments. Provided that no Event of Default then exists under this Agreement or the Loans, Borrowers may voluntarily prepay the principal balance of the Term Loan, in whole or in part, at any time on or after the date hereof, subject to the following conditions:

(A)         Not less than thirty (30) days prior to the date upon which Borrowers desire to make such prepayment, Borrowers shall deliver to Lender written notice of its intention to prepay the Term Loan, which notice shall be irrevocable and state the prepayment amount and the prepayment date (the “Term Loan Prepayment Date”); and

(B)         Borrowers shall pay to Lender all accrued and unpaid interest on the Term Loan through the date of such prepayment on the principal balance being prepaid. Each prepayment of the Term Loan shall be applied to the scheduled installments of the Term Loan in inverse order.

2.3           Interest and Fee Computation; Collection of Funds. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by Borrowers hereunder or under any Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. Notwithstanding anything to the contrary contained herein, the final payment due under any of the Loans must be made by wire transfer or other immediately available funds. All payments made by Borrowers hereunder or under any of the Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under any of the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by Borrowers free and clear of, and without deduction or withholding for, or account of, any taxes now or hereinafter imposed by any taxing authority.

2.4           Additional LIBOR Loan Provisions.

(a)          Regulatory Change. If, after the date hereof, a Regulatory Change shall, in the reasonable determination of Lender, make it unlawful for Lender to make or maintain the LIBOR Loans, then Lender shall promptly notify Borrower and none of the Loans may be advanced as a LIBOR Loan thereafter. In addition, at Borrower’s option, each existing LIBOR Loan shall be immediately (i) converted to a loan bearing interest with reference to the prime rate or such other rate, plus an applicable margin, in each case as determined by Lender in its sole discretion, or (ii) due and payable, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by Borrower.

(b)          LIBOR Indemnity. If any Regulatory Change, or compliance by Lender or any Person controlling Lender with any request or directive of any governmental authority, central bank or comparable agency (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Lender; (b) subject Lender or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to Lender of principal or interest due from Borrower to Lender hereunder (other than a change in the taxation of the overall net income of Lender); or (c) impose on Lender any other condition regarding such LIBOR Loan or Lender’s funding thereof, and Lender shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to, or to impose a cost on, Lender or such controlling Person of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by Lender hereunder, Borrower shall pay to Lender or such controlling Person, on demand (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), such additional amounts as Lender shall, from time to time, determine are sufficient to compensate and indemnify Lender for such increased cost or reduced amount.

2.5           Late Charge. If any payment of interest or principal due hereunder is not made within ten (10) days after such payment is due in accordance with the terms hereof, then, in addition to the payment of the amount so due, Borrowers shall pay to Lender a “late charge” of five cents for each whole dollar so overdue to defray part of the cost of collection and handling such late payment. Each Borrower agrees that the damages to be sustained by Lender for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of five cents for each one dollar due is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.

2.6           Letters of Credit. Subject to the terms and conditions of this Agreement and upon (i) the execution by Borrowers of a Letter of Credit Reimbursement Agreement in form and substance acceptable to Lender, and (ii) the execution and delivery by Borrowers, and the acceptance by Lender, in its sole and absolute discretion, of a Letter of Credit Application, Lender agrees to issue for the account of Borrowers such Letters of Credit in the standard form of Lender and otherwise in form and substance acceptable to Lender, from time to time during the term of this Agreement, provided that the Letter of Credit Obligations may not at any time exceed the Letter of Credit Commitment and provided further, that no Letter of Credit shall have an expiration date later than the Letter of Credit Maturity Date. The amount of any payments made by Lender with respect to draws made by a beneficiary under a Letter of Credit for which Borrowers have failed to reimburse Lender upon the earlier of (i) Lender’s demand for repayment, or (ii) five (5) days from the date of such payment to such beneficiary by Lender, shall be deemed to have been converted to a Revolving Loan as of the date such payment was made by Lender to such beneficiary. Upon the occurrence of an Event of a Default and at the option of Lender, all Letter of Credit Obligations shall be converted to Revolving Loans, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by each Borrower. To the extent the provisions of the Letter of Credit Reimbursement Agreement differ from, or are inconsistent with, the terms of this Agreement, the provisions of this Agreement shall govern. Notwithstanding anything to the contrary contained herein, each Borrower hereby agrees and acknowledges that Lender has heretofore issued the Workers’ Compensation Insurance Letter of Credit on behalf of LTN Staffing and that the Workers’ Compensation Insurance Letter of Credit is an existing Letter of Credit Obligation, constitutes an “Obligation” of Borrowers hereunder, and shall be secured by Lender’s first prior security interest in and Lien upon all of the Collateral and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by any Borrower to Lender.

2.7           Taxes.

(a)          All payments made by Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on Lender as a result of a present or former connection between Lender and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (collectively, “Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that Borrowers shall not be required to increase any such amounts payable to Lender with respect to any Non-Excluded Taxes that are attributable to Lender’s failure to comply with the requirements of Section 2.7(c).

(b)          Borrowers shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(c)          At the request of Borrowers and at Borrowers’ sole cost, Lender shall take reasonable steps to (i) contest its liability for any Non-Excluded Taxes or Other Taxes that have not been paid, or (ii) seek a refund of any Non-Excluded Taxes or Other Taxes that have been paid.

(d)          Whenever any Non-Excluded Taxes or Other Taxes are payable by Borrowers, as promptly as possible thereafter Borrowers shall send to Lender a certified copy of an original official receipt received by Borrowers showing payment thereof. If Borrowers fail to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to Lender the required receipts or other required documentary evidence or if any governmental authority seeks to collect a Non-Excluded Tax or Other Tax directly from Lender for any other reason, Borrowers shall indemnify Lender on an after-tax basis for any incremental taxes, interest or penalties that may become payable by Lender.

(e)          The agreements in this Section shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

2.8           All Loans to Constitute Single Obligation. The Loans and the Letter of Credit Obligations shall constitute one general obligation of Borrowers, and shall be secured by Lender’s first priority security interest in and Lien upon all of the Collateral and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by Borrowers to Lender.

2.9           Unused Commitment Fee. Borrowers shall pay to Lender an unused commitment fee of one-half of one percent (0.50%) of the difference between the Revolving Loan Commitment and the average daily balance of the Revolving Loans for each month, which fee shall be fully earned by Lender and payable monthly in arrears on the first Business Day of each month. Said fee shall be calculated on the basis of a 360 day year.

2.10         Excess Cash Flow Sweep. Within ten (10) days after receipt by Borrowers of their audited financial statements, but in no event later than one hundred thirty (130) days after the end of each fiscal year of Borrowers, Borrowers shall make a prepayment of the Loans to Lender and Subordinated Debt to the 2007 Subordinated Creditors in an amount equal to 90% of the Excess Cash Flow for such fiscal year, as follows:

(a)	First, $150,000.00 to Lender;

(b)	Second, 65% to Lender and 35% to the 2007 Subordinated Creditors until such time the 2007 Subordinated Creditors receive an amount equal to the accrued interest due under 2007 Subordinated Loan Documents; and

(c)	Thereafter, all remaining amounts shall be paid to Lender.

The first $215,000 paid to Lender under this Section 2.10 during any fiscal year of Borrowers shall be applied as a prepayment of the Term Loan (in such order and manner as Lender shall determine in its sole discretion). All other amounts shall be applied as a prepayment of the Revolving Loans (in such order and manner as Lender shall determine in its sole discretion), and then to the Obligations (in such order and manner as Lender shall determine in its sole discretion).

Section 3.          CONDITIONS OF BORROWING.

Notwithstanding any other provision of this Agreement, Lender shall not be required to disburse, make or continue all or any portion of the Loans, if any of the following conditions shall have occurred.

3.1           Loan Documents. Borrowers shall have failed to execute and deliver to Lender any of the following Loan Documents, all of which must be satisfactory to Lender and Lender’s counsel in form, substance and execution:

(a)          Loan Agreement. This Agreement, duly executed by Borrowers.

(b)          Revolving Note. The Revolving Note, duly executed by Borrowers.

(c)          Term Note. The Term Note, duly executed by Borrowers.

(d)          Letter of Credit Reimbursement Agreement. A Letter of Credit Reimbursement Agreement prepared by and acceptable to Lender, duly executed by Borrowers in favor of Lender.

(e)          Guaranty. The Guaranty, duly executed by Guarantor.

(f)          Assignment of Undertakings. The Assignment of Undertakings, duly executed by each of the parties thereto.

(g)          Collateral Assignment. The Collateral Assignment, duly executed by each of the parties thereto.

(h)          Amendment to 2007 Subordination Agreement. A Second Amendment to the 2007 Subordination Agreement by and among Borrowers, Guarantor, the 2007 Subordinated Creditors and Lender, in form and substance acceptable to Lender in its sole discretion, duly executed by each of the parties thereto.

(i)          Amendment to 2009 Subordination Agreement. A First Amendment to the 2009 Subordination Agreement by and among Borrowers, Guarantor, the 2009 Subordinated Creditors and Lender, in form and substance acceptable to Lender in its sole discretion, duly executed by each of the parties thereto.

(j)          2010 Subordination Agreement. The 2010 Subordination Agreement, in form and substance acceptable to Lender in its sole discretion, together with copies of all other 2010 Subordinated Loan Documents, each duly executed by each of the parties thereto.

(k)          Pledge Agreements. Each of the Pledge Agreements, duly executed by each of the parties thereto, together with original Membership Certificate(s), Stock Certificate(s) and Partnership Certificate(s), together with Stock Powers and Assignments Separate from Certificate executed in blank.

(l)          Borrowing Base Certificate. A Borrowing Base Certificate in the form prepared by Lender, certified as accurate by Borrowers and acceptable to Lender in its sole discretion.

(m)          Search Results; Lien Terminations. Copies of UCC search reports dated such a date as is reasonably acceptable to Lender, listing all effective financing statements which name a Borrower, under such Borrower’s present names and any previous names, as debtors, together with (i) copies of such financing statements, (ii) payoff letters evidencing repayment in full of all existing Debt to be repaid, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with UCC or other appropriate termination statements and documents effective to evidence the foregoing (other than Permitted Liens), and (iii) such other UCC termination statements as Lender may reasonably request.

(n)          Organizational and Authorization Document. Copies of (i) the Certificate of Formation and Limited Liability Company Agreement of each of LTN Staffing, BG Staffing and Guarantor, (ii) the Certificate of Limited Partnership and Limited Partnership Agreement of each of BG Personnel Services and BG Personnel, and the Articles of Organization and Operating Agreement of each of BG Personnel Services Management, LLC and BG Management LLC (the general partners of BG Personnel Services and BG Personnel, respectively), (iii) the Articles of Incorporation and By-Laws of B G Staff Services, (iv) resolutions of the managers, members and/or directors, as applicable, of each Borrower (or of each general partner of Borrower with respect to each of BG Personnel Services and BG Personnel) and Guarantor, approving and authorizing such Borrower’s and Guarantor’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby, (v) signature and incumbency certificates of the officers, managers, members and partners, as applicable, of each Borrower and Guarantor, executing any of the Loan Documents, each of which such Borrower and Guarantor hereby certifies to be true and complete, and in full force and effect without modification, it being understood that Lender may conclusively rely on each such document and certificate until formally advised by such Borrower or Guarantor of any changes therein, and (vi) good standing certificates in the state of formation, organization and/or incorporation of each Borrower and Guarantor and in each other state requested by Lender.

(o)          Insurance. Evidence satisfactory to Lender of the existence of insurance required to be maintained pursuant to Section 8.6, together with evidence that Lender has been named as a lender’s loss payee and as an additional insured on all related insurance policies.

(p)          Purchase Transaction Documents. Copies of each of the executed Purchase Transaction Documents.

(q)          Additional Documents. Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which Lender shall require.

3.2           Event of Default. Any Event of Default, or Unmatured Event of Default shall have occurred and be continuing.

3.3           Material Adverse Effect. The occurrence of any event having a Material Adverse Effect upon any Borrower.

3.4           Litigation. Any litigation or governmental proceeding shall have been instituted against a Borrower or any of its officers or shareholders having a Materially Adverse Effect upon a Borrower.

3.5           Representations and Warranties. Any representation or warranty of a Borrower contained herein or in any Loan Document shall be untrue or incorrect as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

Notwithstanding any other provision of this Agreement, the obligation of Lender to continue to disburse, make or continue all or any portion of the Loans is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure of Borrowers to so perform or cause to be performed constituting an Event of Default):

(a)          BG Staffing Qualification in Texas. Within three (3) Business Days of the date of this Agreement, deliver to Lender proof of foreign qualification of BG Staffing in Texas and a good standing certificate for BG Staffing in Texas.

(b)          Collateral Access Agreements. Within sixty (60) days after the date of this Agreement, deliver to Lender Collateral Access Agreements from the owner, lessor or mortgagee, as the case may be, of any real estate whereon any Collateral is stored or otherwise located, each in the form prepared by and acceptable to Lender.

(c)          Subordination Agreements. (i) within fifteen (15) days after the date of this Agreement, the executed original signature pages for Leo Jones (or his legal heirs, successors or assigns) to the Amendment to the 2009 Subordination Agreement and the 2009 Subordinated Loan Documents, and (ii) within ten (10) days after the date of this Agreement, the executed original signature pages for each of the 2009 Subordinated Creditors and the 2010 Subordinated Creditors to the First Amendment to the 2009 Subordination Agreement, the 2009 Subordinated Loan Documents, the 2010 Subordination Agreement and the 2010 Subordinated Loan Documents.

(d)          Stock Certificate. Within two (2) days of the date of this Agreement, the original stock certificate of B G Staff Services evidencing all of the issued and outstanding Capital Securities of B G Staff Services owned by LTN Staffing.

Section 4.          NOTES EVIDENCING LOANS.

4.1           Revolving Note. The Revolving Loans shall be evidenced by the Revolving Note. At each time any Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of Lender. All amounts recorded shall be, absent manifest error, conclusive and binding evidence of (i) the principal amount of the Revolving Loans advanced hereunder, (ii) any accrued and unpaid interest owing on the Revolving Loans, and (iii) all amounts repaid on the Revolving Loans. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of Borrowers under the Revolving Note to repay the principal amount of the Revolving Loans, together with all interest accruing thereon.

4.2           Term Note. The Term Loan shall be evidenced by the Term Note. At the time of the initial disbursement of the Term Loan, at each time any additional disbursement is made under the Term Loan or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of Lender. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of the Term Loan advanced hereunder, (ii) any accrued and unpaid interest owing on the Term Loan and (iii) all amounts repaid on the Term Loan. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of Borrowers under the Term Note to repay the principal amount of the Term Loan, together with all interest accruing thereon.

Section 5.          MANNER OF BORROWING.

5.1           Borrowing Procedures. Each Loan shall be made available to Borrowers upon any written, verbal, electronic, telephonic or telecopy loan request which Lender in good faith believes to emanate from a properly authorized representative of Borrowers, whether or not that is in fact the case. Each such request shall be effective upon receipt by Lender, shall be irrevocable, and shall specify the date, amount and type of borrowing. A request for a direct advance must be received by Lender no later than 11:00 a.m. Chicago, Illinois time, on the day it is to be funded. The proceeds of each direct advance shall be made available at the office of Lender by credit to the account of Borrowers or by other means requested by Borrowers and acceptable to Lender. Each Borrower does hereby irrevocably confirm, ratify and approve all such advances by Lender and does hereby indemnify Lender against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold Lender harmless with respect thereto.

5.2           Letters of Credit. All Letters of Credit shall bear such application, issuance, renewal, negotiation and other fees and charges, and bear such interest as charged by Lender or otherwise payable pursuant to the Letter of Credit Reimbursement Agreement. In addition to the foregoing, all standby Letters of Credit heretofore issued and/or issued under and pursuant to this Agreement shall bear an annual issuance fee equal to two percent (2.0%) of the face amount of such standby Letter of Credit, payable by Borrowers quarterly, in arrears, until (i) such Letter of Credit has expired or has been returned to Lender, or (ii) Lender has paid the beneficiary thereunder the full face amount of such Letter of Credit.

5.3           Automatic Debit. In order to effectuate the timely payment of any of the Obligations when due, each Borrower hereby authorizes and directs Lender, at Lender’s option, to (a) debit the amount of the Obligations to account number 7234892540, or (b) make a Revolving Loan hereunder to pay the amount of the Obligations.

5.4           Discretionary Disbursements. Lender, in its sole and absolute discretion, may immediately upon notice to Borrowers, disburse any or all proceeds of the Loans made or available to Borrowers pursuant to this Agreement to pay any fees, costs, expenses or other amounts required to be paid by Borrowers hereunder and not so paid. All monies so disbursed shall be a part of the Obligations, payable by Borrowers on demand from Lender.

Section 6.          SECURITY FOR THE OBLIGATIONS.

6.1           Security for Obligations. As security for the payment and performance of the Obligations, each Borrower does hereby pledge, assign, transfer, deliver and grant to Lender, for its own benefit and as agent for its Affiliates, a continuing and unconditional first priority security interest in and to any and all property of such Borrower, of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired, including the following (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”):

(a)          all property of, or for the account of, such Borrower now or hereafter coming into the possession, control or custody of, or in transit to, Lender or any agent or bailee for Lender or any parent, Affiliate or Subsidiary of Lender or any participant with Lender in the Loans (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b)          the additional property of such Borrower, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions, betterments and replacements therefor, products and Proceeds therefrom, and all of such Borrower’s books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of such Borrower’s right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

(i)          All Accounts and all Goods whose sale, lease or other disposition by such Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, such Borrower, or rejected or refused by an Account Debtor;

(ii)         All Inventory, including raw materials, work-in-process and finished goods;

(iii)        All Goods (other than Inventory), including embedded software, Equipment, vehicles, furniture and Fixtures;

(iv)        All Software and computer programs;

(v)         All Securities, Investment Property, Financial Assets and Deposit Accounts;

(vi)        All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter-of-Credit Rights, all proceeds of letters of credit, Health-Care-Insurance Receivables, Supporting Obligations, notes secured by real estate, Commercial Tort Claims, if any, hereinafter listed, and General Intangibles, including Payment Intangibles; and

(vii)       All Proceeds (whether Cash Proceeds or Noncash Proceeds) of the foregoing property, including all insurance policies and proceeds of insurance payable by reason of loss or damage to the foregoing property, including unearned premiums, and of eminent domain or condemnation awards.

6.2           Other Collateral. In addition, the Obligations are also secured by the Assignment of Undertakings, the Collateral Assignment and the Guaranty.

6.3           Possession and Transfer of Collateral. Unless an Event of Default exists hereunder, Borrowers shall be entitled to possession or use of the Collateral (other than Instruments or Documents, Tangible Chattel Paper, Investment Property consisting of certificated securities and other Collateral required to be delivered to Lender pursuant to this Section 6). The cancellation or surrender of any Note, upon payment or otherwise, shall not affect the right of Lender to retain the Collateral for any other of the Obligations. No Borrower shall sell, assign (by operation of law or otherwise), license, lease or otherwise dispose of, or grant any option with respect to any of the Collateral, except that a Borrower may sell Inventory in the ordinary course of business.

6.4           Financing Statements. Each Borrower shall, at Lender’s request, at any time and from time to time, execute and deliver to Lender such financing statements, amendments and other documents and do such acts as Lender deems necessary in order to establish and maintain valid, attached and perfected first priority security interests in the Collateral in favor of Lender, free and clear of all Liens and claims and rights of third parties whatsoever, except Permitted Liens. Each Borrower hereby irrevocably authorizes Lender at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) is comprised of all assets of such Borrower or words of similar effect, regardless of whether any particular asset comprising a part of the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail as the grant of the security interest set forth herein, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Borrower is an organization, the type of organization and any Organizational Identification Number issued to such Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates. Each Borrower hereby agrees that a photocopy or other reproduction of this Agreement is sufficient for filing as a financing statement and such Borrower authorizes Lender to file this Agreement as a financing statement in any jurisdiction. Each Borrower agrees to furnish any such information to Lender promptly upon request. Each Borrower further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and filed by Lender in any jurisdiction prior to the date of this Agreement. In addition, each Borrower shall make appropriate entries on its books and records disclosing Lender’s security interests in the Collateral.

6.5           Additional Collateral. Each Borrower shall deliver to Lender immediately upon its demand, such other collateral as Lender may from time to time request, should the value of the Collateral, in Lender’s sole and absolute discretion, decline, deteriorate, depreciate or become impaired, and does hereby grant to Lender a continuing security interest in such other collateral, which, when pledged, assigned and transferred to Lender shall be and become part of the Collateral. Lender’s security interests in all of the foregoing Collateral shall be valid, complete and perfected whether or not covered by a specific assignment.

6.6           Preservation of the Collateral. Lender may, but is not required, to take such actions from time to time as Lender deems appropriate to maintain or protect the Collateral. Lender shall have exercised reasonable care in the custody and preservation of the Collateral if Lender takes such action as Borrowers shall reasonably request in writing which is not inconsistent with Lender’s status as a secured party, but the failure of Lender to comply with any such request shall not be deemed a failure to exercise reasonable care; provided, however, Lender’s responsibility for the safekeeping of the Collateral shall (i) be deemed reasonable if such Collateral is accorded treatment substantially equal to that which Lender accords its own property, and (ii) not extend to matters beyond the control of Lender, including acts of God, war, insurrection, riot or governmental actions. In addition, any failure of Lender to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by Borrowers, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral. Borrowers shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of Borrowers and Lender in the Collateral against prior or third parties. Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, each Borrower represents to, and covenants with, Lender that such Borrower has made arrangements for keeping informed of changes or potential changes affecting the securities (including rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and each Borrower agrees that Lender shall have no responsibility or liability for informing such Borrower of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

6.7           Other Actions as to any and all Collateral. Each Borrower further agrees to take any other action reasonably requested by Lender to ensure the attachment, perfection and first priority of, and the ability of Lender to enforce, Lender’s security interest in any and all of the Collateral, including (a) causing Lender’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Lender to enforce, Lender’s security interest in such Collateral, (b) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Lender to enforce, Lender’s security interest in such Collateral, (c) obtaining governmental and other third party consents and approvals, including any consent of any licensor, lessor or other Person obligated on Collateral, (d) obtaining waivers from mortgagees and landlords in form and substance satisfactory to Lender, and (e) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction. Each Borrower further agrees to indemnify and hold Lender harmless against claims of any Persons not a party to this Agreement concerning disputes arising over the Collateral.

6.8           Collateral in the Possession of a Warehouseman or Bailee. If any of the Collateral at any time is in the possession of a warehouseman or bailee, Borrowers shall promptly notify Lender thereof, and shall promptly obtain a Collateral Access Agreement. Lender agrees with Borrowers that Lender shall not give any instructions to such warehouseman or bailee pursuant to such Collateral Access Agreement unless an Event of Default has occurred and is continuing, or would occur after taking into account any action by Borrowers with respect to the warehouseman or bailee.

6.9           Letter-of-Credit Rights. If a Borrower at any time is a beneficiary under a letter of credit now or hereafter issued in favor of such Borrower, such Borrower shall promptly notify Lender thereof and, at the request and option of Lender, such Borrower shall, pursuant to an agreement in form and substance satisfactory to Lender, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Lender of the proceeds of any drawing under the letter of credit, or (ii) arrange for Lender to become the transferee beneficiary of the letter of credit, with Lender agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in this Agreement.

6.10         Commercial Tort Claims. If a Borrower shall at any time hold or acquire a Commercial Tort Claim, such Borrower shall immediately notify Lender in writing signed by such Borrower of the details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, in each case in form and substance satisfactory to Lender, and shall execute any amendments hereto deemed reasonably necessary by Lender to perfect its security interest in such Commercial Tort Claim.

6.11         Electronic Chattel Paper and Transferable Records. If a Borrower at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Borrower shall promptly notify Lender thereof and, at the request of Lender, shall take such action as Lender may reasonably request to vest in Lender control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. Lender agrees with Borrowers that Lender will arrange, pursuant to procedures satisfactory to Lender and so long as such procedures will not result in Lender’s loss of control, for Borrowers to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control.

Section 7.          REPRESENTATIONS AND WARRANTIES.

To induce Lender to make the Loans, each Borrower make the following representations and warranties to Lender, each of which shall survive the execution and delivery of this Agreement:

7.1           Borrower Organization and Name. LTN Staffing is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full and adequate power to carry on and conduct its business as presently conducted. BG Staffing is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full and adequate power to carry on and conduct its business as presently conducted. BG Personnel Services is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Texas, with full and adequate power to carry on and conduct its business as presently conducted. BG Personnel is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Texas, with full and adequate power to carry on and conduct its business as presently conducted. B G Staff Services is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, with full and adequate power to carry on and conduct its business as presently conducted. Each Borrower is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. The exact legal name of each Borrower is as set forth in the first paragraph of this Agreement, and no Borrower currently conducts, nor has it during the last five (5) years conducted, business under any other name or trade name, except that Borrower’s previous legal name was “LTN Operating Co., LLC” and has during the last five (5) years conducted business under that name. Each Borrower’s Organizational Identification Number is as follows:

Borrower	State of Formation, Organization or Incorporation	Organizational Identification Number
LTN Staffing	Delaware	4413480
BG Staffing	Delaware	4807904
BG Personnel Services	Texas	800273626
BG Personnel	Texas	800273430
B G Staff Services	Texas	133521800

7.2           Authorization. Each Borrower has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the other Loan Documents. The execution and delivery of this Agreement and the other Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the Certificate of Formation or Limited Liability Company Agreement of LTN Staffing or BG Staffing, the Certificate of Limited Partnership or the Limited Partnership Agreement of BG Personnel Services or BG Personnel or the Articles of Incorporation or the By-Laws of B G Staff Services. All necessary and appropriate action has been taken on the part of each Borrower to authorize the execution and delivery of this Agreement and the Loan Documents.

7.3           Validity and Binding Nature. This Agreement and the other Loan Documents are the legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

7.4           Consent; Absence of Breach. The execution, delivery and performance of this Agreement, the other Loan Documents and any other documents or instruments to be executed and delivered by Borrowers in connection with the Loans, and the borrowings by Borrowers hereunder, do not and will not (a) require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any governmental authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect); (b) conflict with (i) any provision of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, (ii) the Certificate of Formation or Limited Liability Company Agreement of LTN Staffing or BG Staffing, the Certificate of Limited Partnership or the Limited Partnership Agreement of BG Personnel Services or BG Personnel or the Articles of Incorporation or the By-Laws of B G Staff Services, or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon Borrowers or any of their respective properties or assets; or (c) require, or result in, the creation or imposition of any Lien on any asset of a Borrower, other than Liens in favor of Lender created pursuant to this Agreement.

7.5           Ownership of Properties; Liens. Each Borrower is the sole owner of all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), other than Permitted Liens.

7.6           Equity Ownership. All issued and outstanding Capital Securities of each Borrower and each of such Borrower’s Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of Lender, if any, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the date hereof, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of a Borrower and each of such Borrower’s Subsidiaries.

7.7           Intellectual Property. Each Borrower owns and possesses or has a license or other right to use all Intellectual Property, as are necessary for the conduct of the businesses of such Borrower, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect upon such Borrower, and no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property nor does such Borrower know of any valid basis for any such claim.

7.8           Financial Statements. All financial statements submitted to Lender have been prepared in accordance with sound accounting practices and GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and present fairly the financial condition of Borrowers and the results of the operations for Borrowers as of such date and for the periods indicated. Since the date of the most recent financial statement submitted by Borrowers to Lender, there has been no change in the financial condition or in the assets or liabilities of a Borrower having a Material Adverse Effect on such Borrower.

7.9           Litigation and Contingent Liabilities. There is no litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding pending or threatened, against a Borrower, which, if adversely determined, might reasonably be expected to have a Material Adverse Effect upon such Borrower, except as set forth in Schedule 7.9. Other than any liability incident to such litigation or proceedings, no Borrower has any material guarantee obligations, contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not fully-reflected or fully reserved for in the most recent audited financial statements delivered pursuant to Section 8.8(a) or fully-reflected or fully reserved for in the most recent quarterly financial statements delivered pursuant to Section 8.8(b) and not permitted by Section 9.1.

7.10         Event of Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by a Borrower of any of the Obligations hereunder or under any of the other Loan Document, and no Borrower is in default (without regard to grace or cure periods) under any other contract or agreement to which it is a party.

7.11         Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which (a) would have a Material Adverse Effect upon any Borrower, or (b) would constitute an Event of Default or an Unmatured Event of Default.

7.12         Environmental Laws and Hazardous Substances. No Borrower has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Substances, on or off any of the premises of such Borrower (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder. Each Borrower will comply in all material respects with all Environmental Laws and will obtain all licenses, permits certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to the best of each Borrower’s knowledge, threatened, and each Borrower shall immediately notify Lender upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by such Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter, which affects such Borrower or its business, operations or assets or any properties at which such Borrower has transported, stored or disposed of any Hazardous Substances. No Borrower has any material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Substances or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material. Each Borrower further agrees to allow Lender or its agent access to the properties of such Borrower to confirm compliance with all Environmental Laws, and each Borrower shall, following determination by Lender that there is non-compliance, or any condition which requires any action by or on behalf of such Borrower in order to avoid any non-compliance, with any Environmental Law, at such Borrower’s sole expense, cause an independent environmental engineer acceptable to Lender to conduct such tests of the relevant site as are appropriate, and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

7.13         Solvency, etc. As of the date hereof, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each Loan hereunder and the use of the proceeds thereof, (a) the present fair saleable value of each Borrower’s assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (b) each Borrower is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (c) no Borrower intends to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (d) no Borrower is engaged in business or a transaction, and nor is about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

7.14         ERISA Obligations. All Employee Plans of each Borrower meet the minimum funding standards of Section 302 of ERISA and 412 of the Internal Revenue Code where applicable, and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified. No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies. Each Borrower has promptly paid and discharged all obligations and liabilities arising under the Employee Retirement Income Security Act of 1974 (“ERISA”) of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

7.15         Labor Relations. Except as could not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts or other labor disputes against any Borrower or threatened, (ii) hours worked by and payment made to employees of any Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law, and (ii) no unfair labor practice complaint is pending against any Borrower or threatened before any governmental authority.

7.16         Security Interest. This Agreement creates a valid security interest in favor of Lender in the Collateral and, when properly perfected by filing in the appropriate jurisdictions, or by possession or Control of such Collateral by Lender or delivery of such Collateral to Lender, shall constitute a valid, perfected, first-priority security interest in such Collateral. LTN Staffing hereby confirms to Lender that LTN Staffing has heretofore granted to Lender a first priority security interest in and Lien upon substantially all of the property of LTN Staffing, to secure the Obligations. LTN Staffing hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

7.17         Lending Relationship. The relationship hereby created between Borrowers and Lender is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists, and Borrowers have not relied and are not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans. Lender represents that it will receive any Note payable to its order as evidence of a bank loan.

7.18         Business Loan. The Loans, including interest rate, fees and charges as contemplated hereby, (i) are business loans within the purview of 815 ILCS 205/4(1)(c), as amended from time to time, (ii) are an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (iii) do not, and when disbursed shall not, violate the provisions of the Illinois usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, Borrowers or any property securing the Loans.

7.19         Taxes. Each Borrower has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes, governmental charges and assessments due and payable with respect to such returns, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, are insured against or bonded over to the satisfaction of Lender and the contesting of such payment does not create a Lien on the Collateral which is not a Permitted Lien. There is no controversy or objection pending or threatened in respect of any tax returns of any Borrower. Each Borrower has made adequate reserves on its books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.

7.20         Compliance with Regulation U. No portion of the proceeds of the Loans shall be used by a Borrower, or any Affiliate of a Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System or any successor thereto.

7.21         Governmental Regulation. No Borrower or any of the Guarantors are, or after giving effect to any loan, will be, subject to regulation under the Federal Power Act, the ICC Termination Act of 1995 or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

7.22         Bank Accounts. All Deposit Accounts and operating bank accounts of Borrowers are located at Lender and no Borrower has any other Deposit Accounts except those listed on Schedule 7.22 attached hereto.

7.23         Place of Business. The principal place of business and books and records of each Borrower is set forth in the preamble to this Agreement, and the location of all Collateral, if other than at such principal place of business, is as set forth on Schedule 7.23 attached hereto and made a part hereof, and each Borrower shall promptly notify Lender of any change in such location(s). No Borrower will remove or permit the Collateral to be removed from such location(s) without the prior written consent of Lender, except for Inventory sold in the usual and ordinary course of such Borrower’s business.

7.24         Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing by Borrowers to Lender for purposes of, or in connection with, this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of Borrowers to Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Lender that any projections and forecasts provided by Borrowers are based on good faith estimates and assumptions believed by Borrowers to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

7.25         Purchase Transaction Documents. Borrowers have delivered to Lender complete and correct copies of the Purchase Transaction Documents, including all schedules and exhibits thereto. Each Purchase Transaction Document sets forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby. The execution, delivery and performance of each Purchase Transaction Document has been duly authorized by all necessary action (including, without limitation, the obtaining of any consent of shareholders, members, managements, partners or other holders of Capital Securities required by law or by any applicable corporate, limited liability company, partnership or other organizational documents) on the part of each Borrower and, to the best knowledge of each Borrower, each other party thereto. No authorization or approval or other action by, and no notice to filing with or license from, any governmental authority is required for the Purchase Transaction contemplated thereby other than such as have been obtained on or prior to the Closing Date. Each Purchase Transaction Document is the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms. All conditions precedent to the Purchase Transaction Documents have been fulfilled or (with the prior written consent of Lender) waived, no Purchase Transaction Document has been amended or otherwise modified, and there has been no breach of any material term or condition of any Purchase Transaction Document.

7.26         Subordinated Debt. The subordination provisions of the Subordinated Debt, including, without limitation, under the 2007 Subordination Agreement, the 2009 Subordination Agreement and the 2010 Subordination Agreement, are enforceable against the holders of the Subordinated Debt, including, without limitation, the 2007 Subordinated Creditors, the 2009 Subordinated Creditors and the 2010 Subordinated Creditors, by Lender. The Obligations constitute Senior Debt entitled to the benefits of the subordination provisions contained in the Subordinated Debt, including, without limitation, under the 2007 Subordination Agreement, the 2009 Subordination Agreement and the 2010 Subordination Agreement. Each Borrower acknowledges that Lender is entering into this Agreement and is making and/or continuing to make the Loans in reliance upon the subordination provisions of the Subordinated Debt, including, without limitation, under the 2007 Subordination Agreement, the 2009 Subordination Agreement, the 2010 Subordination Agreement and this Section 7.26.

Section 8.          AFFIRMATIVE COVENANTS.

8.1           Compliance with Bank Regulatory Requirements; Increased Costs. If Lender shall reasonably determine that any Regulatory Change, or compliance by Lender or any Person controlling Lender with any request or directive (whether or not having the force of law) of any governmental authority, central bank or comparable agency has or would have the effect of reducing the rate of return on Lender’s or such controlling Person’s capital as a consequence of Lender’s obligations hereunder or under any Letter of Credit to a level below that which Lender or such controlling Person could have achieved but for such Regulatory Change or compliance (taking into consideration Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by Lender or such controlling Person to be material or would otherwise reduce the amount of any sum received or receivable by Lender under this Agreement or under any Note with respect thereto, then from time to time, upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrowers shall pay directly to Lender or such controlling Person such additional amount as will compensate Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty days (180) days prior to the date on which Lender first made demand therefor.

8.2           Borrowers’ Existence. Each Borrower shall at all times preserve and maintain (a) its existence and good standing in the jurisdiction of its organization, and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and shall at all times continue as a going concern in the business which such Borrower is presently conducting.

8.3           Compliance With Laws. Each Borrower shall use the proceeds of the Loans for working capital and other general corporate or business purposes not in contravention of any requirements of law and not in violation of this Agreement, and shall comply in all respects, including the conduct of its business and operations and the use of its properties and assets, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect. In addition, and without limiting the foregoing sentence, each Borrower shall (a) ensure, and cause each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls such Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

8.4           Payment of Taxes and Liabilities. Each Borrower shall pay and discharge, prior to delinquency and before penalties accrue thereon, all property and other taxes, and all governmental charges or levies against it or any of the Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require a Borrower to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any of the Collateral, such contest proceedings stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.

8.5           Maintain Property. Each Borrower shall at all times maintain, preserve and keep its plant, properties and Equipment, including any Collateral, in good repair, working order and condition, subject to ordinary wear and tear and the right to dispose of obsolete or worn out Equipment in the ordinary course of such Borrower’s business, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained. Each Borrower shall permit Lender to examine and inspect such plant, properties and Equipment, including any Collateral, at all reasonable times.

8.6           Maintain Insurance. Each Borrower shall at all times maintain with insurance companies reasonably acceptable to Lender, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, including employers’, public and professional liability risks, as is customarily maintained by companies similarly situated, and shall have insured amounts no less than, and deductibles no higher than, are reasonably acceptable to Lender. Each Borrower shall furnish to Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by such Borrower, which shall be reasonably acceptable in all respects to Lender. Each Borrower shall cause each issuer of an insurance policy to provide Lender with an endorsement (i) showing Lender as loss payee with respect to each policy of property or casualty insurance and naming Lender as an additional insured with respect to each policy of liability insurance; and (ii) providing that thirty (30) days notice will be given to Lender prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy. Each Borrower shall execute and deliver to Lender a collateral assignment, in form and substance satisfactory to Lender, of each business interruption insurance policy maintained by such Borrower.

In the event Borrowers either fail to provide Lender with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then Lender, without waiving or releasing any obligation or default by Borrowers hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto, which Lender deems advisable. This insurance coverage (a) may, but need not, protect Borrowers’ interests in such property, including the Collateral, and (b) may not pay any claim made by, or against, Borrowers in connection with such property, including the Collateral. Borrowers may later cancel any such insurance purchased by Lender, but only after providing Lender with evidence that Borrowers have obtained the insurance coverage required by this Section. If Lender purchases insurance for the Collateral, Borrowers will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Loans owing hereunder. The costs of the insurance may be more than the cost of the insurance Borrowers may be able to obtain on its own.

8.7           ERISA Liabilities; Employee Plans. Each Borrower shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to such Borrower; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify Lender immediately upon receipt by such Borrower of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise Lender of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

8.8           Financial Statements. Borrowers shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to Lender or its authorized representatives such information regarding the business affairs, operations and financial condition of Borrowers, including:

(a)          promptly when available, and in any event, within one hundred twenty (120) days after the close of each of its fiscal years, a copy of (i) the annual audited financial statements of Borrowers, including consolidated balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended and such other information (including nonfinancial information) as Lender may request, in reasonable detail, prepared and certified without adverse reference to going concern value and without qualification by an independent auditor of recognized standing, selected by Borrowers and reasonably acceptable to Lender and (ii) a consolidated balance sheet of Borrowers as of the end of each of its fiscal years and consolidated statements of earnings and cash flows for Borrowers for each of its fiscal years, certified as true and correct by Borrowers’ treasurer or chief financial officer; and

(b)          promptly when available, and in any event, within thirty (30) days following the end of each month, a copy of the consolidated financial statements of Borrowers regarding such month, including balance sheet, statement of income and retained earnings, statement of cash flows for the month then ended and such other information (including nonfinancial information) as Lender may request, in reasonable detail, prepared and certified as true and correct by Borrowers’ treasurer or chief financial officer.

No change with respect to such accounting principles shall be made by Borrowers without giving prior notification to Lender. Each Borrower represents and warrants to Lender that the financial statements delivered to Lender at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of such Borrower. Lender shall have the right at all times during business hours to inspect the books and records of Borrowers and make extracts therefrom.

8.9           Supplemental Financial Statements. Each Borrower shall immediately upon receipt thereof, provide to Lender copies of interim and supplemental reports if any, submitted to such Borrower by independent accountants in connection with any interim audit or review of the books of such Borrower.

8.10         Borrowing Base Certificate. Borrowers shall, within thirty (30) days after the end of each month, deliver to Lender a Borrowing Base Certificate dated as of the last Business Day of such month, certified as true and correct by an authorized representative of Borrowers and acceptable to Lender in its sole discretion, provided, however, at any time an Event of Default exists, Lender may require Borrowers to deliver Borrowing Base Certificates more frequently.

8.11         Aged Accounts Schedule for Borrowers. Borrowers shall, within thirty (30) days after the end of each month, deliver to Lender an aged schedule of the Accounts of Borrowers, listing the name and amount due from each Account Debtor and showing the aggregate amounts due from (a) 0-30 days, (b) 31-60 days, (c) 61-90 days and (d) more than 90 days, and certified as accurate by Borrowers’ treasurer or chief financial officer.

8.12         Covenant Compliance Certificate. Borrowers shall, within forty-five (45) days after the end of each of its fiscal quarters, deliver to Lender a duly completed compliance certificate, dated the date of such financial statements and certified as true and correct by an appropriate officer of Borrowers, containing a computation of each of the financial covenants set forth in Section 10 and stating that no Borrower has become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such Event of Default or Unmatured Event of Default describing it and the steps, if any, being taken to cure it.

8.13         Field Audits. Each Borrower shall permit Lender, during normal business hours, to inspect the Inventory, other tangible assets and/or other business operations of such Borrower, to perform appraisals of the Equipment of such Borrower, and to inspect, audit, check and make copies of, and extracts from, the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other Collateral, the results of which must be satisfactory to Lender in Lender’s sole and absolute discretion. All such inspections or audits by Lender shall be at such Borrower’s sole expense; provided, however, that so long as no Event of Default or Unmatured Event of Default exists, Borrowers shall not be required to reimburse Lender for inspections or audits more frequently than once each fiscal year.

8.14         Other Reports. Each Borrower shall, within such period of time as Lender may specify, deliver to Lender such other schedules and reports as Lender may require.

8.15         Collateral Records. Each Borrower shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate Lender’s Lien in the Collateral.

8.16         Intellectual Property. Each Borrower shall maintain, preserve and renew all Intellectual Property necessary for the conduct of its business as and where the same is currently located as heretofore or as hereafter conducted by it.

8.17         Notice of Proceedings. Each Borrower, promptly upon becoming aware, shall give written notice to Lender of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by such Borrower to Lender which has been instituted or, to the knowledge of such Borrower, is threatened against such Borrower or to which any of its properties is subject which might reasonably be expected to have a Material Adverse Effect.

8.18         Notice of Event of Default or Material Adverse Effect. Each Borrower shall, promptly after knowledge thereof shall have come to the attention of any officer, director, member or manager of such Borrower from any source, and in any event within three (3) Business Days of such knowledge, give notice to Lender in writing of the occurrence of any Event of Default or any Unmatured Event of Default, or the occurrence of any condition or event having a Material Adverse Effect.

8.19         Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of a Borrower, such Borrower shall cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Borrower shall comply with any Federal or state judicial or administrative order requiring the performance at any real property of such Borrower of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, each Borrower shall dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

8.20         Further Assurances. Each Borrower shall take such actions as are necessary or as Lender may reasonably request from time to time to ensure that the Obligations under the Loan Documents are secured by substantially all of the assets of such Borrower, in each case as Lender may determine, including (a) the execution and delivery of security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, and (b) the delivery of certificated securities and other collateral with respect to which perfection is obtained by possession.

8.21         Banking Relationship. LTN Staffing covenants and agrees, at all times during the term of this Agreement, to utilize Lender as its primary bank of account and depository for all financial services, including all receipts, disbursements, cash management and related service, and each Borrower (other than LTN Staffing) covenants and agrees that, as soon as possible and in any event within ninety (90) days after the date of this Agreement, it shall close each of its existing bank accounts at other lending institutions and open corresponding accounts with Lender.

Section 9.          NEGATIVE COVENANTS.

9.1           Debt. No Borrower shall, either directly or indirectly, create, assume, incur or have outstanding any Debt (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

(a)          the Obligations under this Agreement and the other Loan Documents;

(b)          obligations of such Borrower for Taxes, assessments, municipal or other governmental charges;

(c)          obligations of such Borrower for accounts payable, other than for money borrowed, incurred in the ordinary course of business;

(d)          Subordinated Debt, which shall be subject to the terms of the 2007 Subordination Agreement, the 2009 Subordination Agreement, the 2010 Subordination Agreement or such other subordination agreement acceptable to Lender in its sole discretion;

(e)          Rate Management Obligations incurred in favor of Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation; or

(f)          Debt described on Schedule 9.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased.

9.2           Encumbrances. No Borrower shall, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of such Borrower, whether owned at the date hereof or hereafter acquired, except for Permitted Liens.

9.3           Investments. No Borrower shall, either directly or indirectly, make or have outstanding any Investment, except:

(a)          contributions by such Borrower to the capital of any Wholly-Owned Subsidiary which has granted a first perfected security interest in all of its/their assets in favor of Lender, or by any Subsidiary to the capital of any other domestic Wholly-Owned Subsidiary;

(b)          Investments constituting Debt permitted by Section 9.1;

(c)          Contingent Liabilities constituting Debt permitted by Section 9.1 or Liens permitted by Section 9.2;

(d)          Cash Equivalent Investments;

(e)          Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of such account debtors; and

(f)          Investments listed on Schedule 9.3 as of the Closing Date.

provided, however, that (i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) no Investment otherwise permitted by subsections (b) or (c) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

9.4           Transfer; Merger; Sales. No Borrower shall, whether in one transaction or a series of related transactions, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into such Borrower or into any other domestic Wholly-Owned Subsidiary; (ii) any such purchase or other acquisition by such Borrower or any domestic Wholly-Owned Subsidiary of the assets or equity interests of any Wholly-Owned Subsidiary, (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary), except for sales of Inventory in the ordinary course of business, or (c) sell or assign, with or without recourse, any receivables.

Notwithstanding the foregoing, on and subject to the terms and conditions hereof, including, without limitation, each of LTN Staff, BG Staffing, BG Personnel Services, BG Personnel and B G Staff Services being a “Borrower” under this Agreement, Lender hereby consents to the Purchase Transaction.

The consent set forth herein shall be effective only in the specific instances and for the specific purposes set forth herein and shall neither extend to any other violations under, or default of, the Credit Agreement, nor shall this consent prejudice any rights or remedies of Agent or any Lender under the Credit Agreement and the other Loan Documents with respect to matters not specifically addressed hereby.

9.5           Issuance of Capital Securities. No Borrower shall issue any Capital Securities other than (a) any issuance of shares of such Borrower’s common Capital Securities pursuant to any employee or director option program, benefit plan or compensation program, or (b) any issuance of Capital Securities by a Subsidiary to such Borrower or another Subsidiary in accordance with Section 9.6.

9.6           Distributions. No Borrower shall (a) make any distribution or dividend, whether in cash or otherwise, to any of its equityholders, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) pay or prepay interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or any other payment in respect of any Subordinated Debt, or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, so long as no Event or Default or Unmatured Event of Default exists or would result therefrom, (i) Borrowers may make payments to the extent permitted under the 2007 Subordination Agreement, the 2009 Subordination Agreement and the 2010 Subordination Agreement, and (ii) each Borrower may make quarterly distributions to each of its shareholders, members or partners in an amount not greater than the quarterly estimated income tax payments required to be made by each such shareholder, member or partner based upon the income of such shareholder, member or partner attributable to such shareholder’s, member’s or partner’s interest in such Borrower and such Borrower’s status as a pass-through entity for federal and state income tax purposes and based upon the operations of such Borrower and the resulting federal and state tax liability of such shareholder, member or partner.

9.7           Transactions with Affiliates. No Borrower shall, directly or indirectly, enter into or permit to exist any transaction with any of its Affiliates or with any director, officer or employee of such Borrower other than transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of such Borrower and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to such Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of such Borrower.

9.8           Unconditional Purchase Obligations. No Borrower shall enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

9.9           Cancellation of Debt. No Borrower shall cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

9.10         Inconsistent Agreements. No Borrower shall enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrower hereunder or by the performance by such Borrower or any Subsidiary of any of its Obligations hereunder or under any other Loan Document, (b) prohibit such Borrower or any Subsidiary from granting to Lender a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to such Borrower or any other Subsidiary, or pay any Debt owed to Borrower or any other Subsidiary, (ii) make loans or advances to such Borrower or any other Subsidiary, or (iii) transfer any of its assets or properties to such Borrower or any other Subsidiary, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, and (C) customary provisions in leases and other contracts restricting the assignment thereof.

9.11         Bank Accounts. No Borrower shall establish any new Deposit Accounts or other bank accounts, other than Deposit Accounts or other bank accounts established at or with Lender without the prior written consent of Lender.

9.12         Business Activities; Change of Legal Status and Organizational Documents. No Borrower shall (a) engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto, (b) change its name, its Organizational Identification Number, if it has one, its type of organization, its jurisdiction of organization or other legal structure, or (b) permit its charter, bylaws or other organizational documents to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of Lender.

9.13         2007 Subordinated Loan Documents, 2007 Subordination Agreement, 2009 Subordinated Loan Documents, 2009 Subordination Agreement, 2010 Subordinated Loan Documents and 2010 Subordination Agreement. No Borrower shall, nor shall any Borrower permit Guarantor to, amend or modify, or permit the amendment or modification of, any of the 2007 Subordinated Loan Documents, any of the 2009 Subordinated Loan Documents, any of the 2010 Subordinated Loan Documents, the 2007 Subordination Agreement, the 2009 Subordination Agreement or the 2010 Subordination Agreement, if such amendment or modification would adversely affect Lender in any respect or would be prohibited by the terms of the 2007 Subordination Agreement, the 2009 Subordination Agreement or the 2010 Subordination Agreement.

9.14         Earn Out Payments. No Borrower shall make any Earn Out Payments to any Person unless before and after giving effect to such payment, no Event of Default exists hereunder or under any of the other Loan Documents.

Section 10.         FINANCIAL COVENANTS.

10.1         Debt Service Coverage. As of the end of each fiscal quarter of Borrowers, Borrowers shall not permit the ratio of (a) consolidated EBITDA to (b) consolidated Debt Service to be less than (i) 1.00 to 1.00 for each of the six (6) month period ending in December 2010, the nine (9) month period ending in March 2010, and the twelve (12) month period ending in June 2010, (ii) 1.15 to 1.00 for the twelve (12) month period ending in September 2010, and (iii) 1.20 to 1.00 for the twelve (12) month period ending in December 2010 and for each twelve (12) month period ending on the last day of each fiscal quarter thereafter.

Section 11.         EVENTS OF DEFAULT.

Borrowers, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”).

11.1         Nonpayment of Obligations. Any amount due and owing on any Note or any of the Obligations, whether by its terms or as otherwise provided herein, is not paid when due.

11.2         Misrepresentation. Any oral or written warranty, representation, certificate or statement of any Obligor in this Agreement, the other Loan Documents or any other agreement with Lender shall be false when made or at any time thereafter, or if any financial data or any other information now or hereafter furnished to Lender by or on behalf of any Obligor shall prove to be false, inaccurate or misleading in any material respect.

11.3         Nonperformance. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement and, if capable of being cured, such failure to perform or default in performance continues for a period of thirty (30) days after a Borrower receives notice or knowledge from any source of such failure to perform or default in performance (provided, however, if such default is incapable of being cured despite Borrowers’ good faith diligent efforts to do so within such thirty (30) day period, such cure period shall be extended for a reasonable period of time, but in no event greater than an additional fifteen (15) days beyond the initial thirty (30) day period), or in the other Loan Documents or any other agreement with Lender and such failure to perform or default in performance continues beyond any applicable grace or cure period.

11.4         Default under Loan Documents. A default under any of the other Loan Documents, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement and any other of the Obligations.

11.5         Default under Other Debt. Any default by any Obligor in the payment of any Debt for any other obligation beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

11.6         Other Material Obligations. Any default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Obligor with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

11.7         Bankruptcy, Insolvency, etc. Any Obligor becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Obligor applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Obligor or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Obligor or for a substantial part of the property of any thereof; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Obligor; or any Obligor takes any action to authorize, or in furtherance of, any of the foregoing.

11.8         Judgments. The entry of any final judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against any Obligor which is not fully covered by insurance, and such judgment or other process shall not have been, within thirty (30) days from the entry thereof, (i) bonded over to the satisfaction of Lender and appealed, (ii) vacated, or (iii) discharged.

11.9         Change in Control. The occurrence of any Change in Control, or the transfer of any interest in, the pledge of, or conveyance of any of the Capital Securities of any Borrower other than a pledge in favor of Lender.

11.10         Collateral Impairment. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against, any of the Collateral or any collateral under a separate security agreement securing any of the Obligations, or the loss, theft, destruction, seizure or forfeiture, or the occurrence of any deterioration or impairment of any of the Collateral or any of the collateral under any security agreement securing any of the Obligations, or any decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which causes the Collateral, in the sole opinion of Lender acting in good faith, to become unsatisfactory as to value or character, or which causes Lender to reasonably believe that it is insecure and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence. The cause of such deterioration, impairment, decline or depreciation shall include, but is not limited to, the failure by Borrowers to do any act deemed necessary by Lender to preserve and maintain the value and collectability of the Collateral.

11.11         Material Adverse Effect. The occurrence of any development, condition or event which has a Material Adverse Effect on a Borrower.

11.12         Guaranty. There is a discontinuance by any of the Guarantors of any of the Guaranties, or any of the Guarantors shall contest the validity of any of the Guaranties.

11.13         Subordinated Debt. The subordination provisions of any Subordinated Debt, including, without limitation, under the 2007 Subordination Agreement, the 2009 Subordination Agreement and/or the 2010 Subordination Agreement, shall for any reason be revoked or invalid or otherwise cease to be in full force and effect. Borrower shall contest in any manner, or any other holder thereof shall contest in any judicial proceeding, the validity or enforceability of the 2007 Subordination Agreement, the 2009 Subordination Agreement, the 2010 Subordination Agreement or the Subordinated Debt or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by the subordination provisions of the Subordinated Debt, including, without limitation, under the 2007 Subordination Agreement, the 2009 Subordination Agreement and the 2010 Subordination Agreement.

11.14         Death of Individual. The death or legal declaration of incompetency of any Obligor who is a natural person.

11.15         Rate Management Obligations. Nonpayment by any Borrower of any Rate Management Obligation when due or the breach by any Borrower of any term, provision or condition contained in any Rate Management Agreement.

Section 12.         REMEDIES.

Upon the occurrence of an Event of Default, Lender shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, Lender may, at its option upon the occurrence of an Event of Default, declare its commitments to Borrowers to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under Section 11.7, all commitments of Lender to Borrowers shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of Lender. Each Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Lender’s rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any of Borrower, any of the Guarantors or of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary. In addition to the foregoing:

12.1         Possession and Assembly of Collateral. Lender may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which Lender already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may at any time enter into any of Borrowers’ premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and Lender shall have the right to store and conduct a sale of the same in any of Borrowers’ premises without cost to Lender. At Lender’s request, each Borrower will, at such Borrower’s sole expense, assemble the Collateral and make it available to Lender at a place or places to be designated by Lender which is reasonably convenient to Lender and such Borrower.

12.2         Sale of Collateral. Lender may sell any or all of the Collateral at public or private sale, upon such terms and conditions as Lender may deem proper, and Lender may purchase any or all of the Collateral at any such sale. Each Borrower acknowledgess that Lender may be unable to effect a public sale of all or any portion of the Collateral because of certain legal and/or practical restrictions and provisions which may be applicable to the Collateral and, therefore, may be compelled to resort to one or more private sales to a restricted group of offerees and purchasers. Each Borrower consents to any such private sale so made even though at places and upon terms less favorable than if the Collateral were sold at public sale. Lender shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Lender may apply the net proceeds, after deducting all costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of any Note and/or any of the other Obligations, returning the excess proceeds, if any, to such Borrower. Borrowers shall remain liable for any amount remaining unpaid after such application, with interest at the Default Rate. Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by Lender at least ten (10) calendar days before the date of such disposition. Each Borrower hereby confirms, approves and ratifies all acts and deeds of Lender relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against Lender or its representatives, by reason of taking, selling or collecting any portion of the Collateral. Each Borrower consents to releases of the Collateral at any time (including prior to default) and to sales of the Collateral in groups, parcels or portions, or as an entirety, as Lender shall deem appropriate. Each Borrower expressly absolves Lender from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or nonenforcement of any rights or remedies under this Agreement.

12.3         Standards for Exercising Remedies. To the extent that applicable law imposes duties on Lender to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for Lender (a) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as such Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including any warranties of title, (k) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to Lender a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Lender in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by Lender would not be commercially unreasonable in Lender’s exercise of remedies against the Collateral and that other actions or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to Borrowers or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

12.4         UCC and Offset Rights. Lender may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and Lender, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys’ and paralegals’ fees, and in such order of application as Lender may, from time to time, elect, any indebtedness of Lender to any Obligor, however created or arising, including balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to Lender. Each Borrower, on behalf of itself and each Obligor, hereby waives the benefit of any law that would otherwise restrict or limit Lender in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from Lender to any Obligor.

12.5         Additional Remedies. Lender shall have the right and power to:

(a)          instruct Borrowers, at their own expense, to notify any parties obligated on any of the Collateral, including any Account Debtors, to make payment directly to Lender of any amounts due or to become due thereunder, or Lender may directly notify such obligors of the security interest of Lender, and/or of the assignment to Lender of the Collateral and direct such obligors to make payment to Lender of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

(b)          enforce collection of any of the Collateral, including any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c)          take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(d)          extend, renew or modify for one or more periods (whether or not longer than the original period) any Note, any other of the Obligations, any obligation of any nature of any other obligor with respect to any Note or any of the Obligations;

(e)          grant releases, compromises or indulgences with respect to any Note, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to any Note or any of the Obligations;

(f)          transfer the whole or any part of securities which may constitute Collateral into the name of Lender or Lender’s nominee without disclosing, if Lender so desires, that such securities so transferred are subject to the security interest of Lender, and any corporation, association, or any of the managers or trustees of any trust issuing any of such securities, or any transfer agent, shall not be bound to inquire, in the event that Lender or such nominee makes any further transfer of such securities, or any portion thereof, as to whether Lender or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

(g)          vote the Collateral;

(h)          make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of Lender as set forth herein shall not, in any manner whatsoever, impair or affect the liability of Borrowers hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive Lender’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, Borrowers, any guarantor or other Person liable to Lender for the Obligations; and

(i)          at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or Lender’s rights hereunder, under any Note or under any of the other Obligations.

Each Borrower hereby ratifies and confirms whatever Lender may do with respect to the Collateral and agrees that Lender shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral.

12.6         Attorney-in-Fact. Each Borrower hereby irrevocably makes, constitutes and appoints Lender (and any officer of Lender or any Person designated by Lender for that purpose) as such Borrower’s true and lawful proxy and attorney-in-fact (and agent-in-fact) in such Borrower’s name, place and stead, with full power of substitution, to (i) take such actions as are permitted in this Agreement, (ii) execute such financing statements and other documents and to do such other acts as Lender may require to perfect and preserve Lender’s security interest in, and to enforce such interests in the Collateral, and (iii) after the occurrence of an Event of Default, carry out any remedy provided for in this Agreement, including endorsing such Borrower’s name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of such Borrower, changing the address of such Borrower to that of Lender, opening all envelopes addressed to such Borrower and applying any payments contained therein to the Obligations. Each Borrower hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable. Each Borrower hereby ratifies and confirms all that such attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

12.7         No Marshaling. Lender shall not be required to marshal any present or future collateral security (including this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it lawfully may, each Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Lender’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Borrower hereby irrevocably waives the benefits of all such laws.

12.8         Application of Proceeds. Lender will within three (3) Business Days after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby. Lender shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon Borrowers. Any proceeds of any disposition by Lender of all or any part of the Collateral may be first applied by Lender to the payment of expenses incurred by Lender in connection with the Collateral, including attorneys’ fees and legal expenses as provided for in Section 13 hereof.

12.9         No Waiver. No Event of Default shall be waived by Lender except in writing. No failure or delay on the part of Lender in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of Lender to exercise any remedy available to Lender in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. Each Borrower agrees that in the event that such Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with Lender, no remedy of law will provide adequate relief to Lender, and further agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

12.10         Letters of Credit. With respect to all Letters of Credit for which presentment for honor shall not have occurred at the time of an acceleration pursuant to this Section 12, Borrowers shall at such time deposit in a cash collateral account opened by Lender an amount equal to the Letter of Credit Obligations then outstanding. Amounts held in such cash collateral account shall be applied by Lender to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the Obligations, in such order of application as Lender may, in its sole discretion, from time to time elect. After all such Letters of Credit shall have expired or been fully drawn upon, all commitments to make Loans hereunder have terminated and all other Obligations have been indefeasibly satisfied and paid in full in cash, the balance, if any, in such cash collateral account shall be returned to Borrowers or such other Person as may be lawfully entitled thereto.

Section 13.         MISCELLANEOUS.

13.1         Obligations Absolute. None of the following shall affect the Obligations of Borrowers to Lender under this Agreement or Lender’s rights with respect to the Collateral:

(a)          acceptance or retention by Lender of other property or any interest in property as security for the Obligations;

(b)          release by Lender of any of: any of the Borrowers, any of the Guarantors or of all or any part of the Collateral or of any party liable with respect to the Obligations;

(c)          release, extension, renewal, modification or substitution by Lender of any Note, or any note evidencing any of the Obligations, or the compromise of the liability of any of the Guarantors of the Obligations; or

(d)          failure of Lender to resort to any other security or to pursue a Borrower or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

13.2         Entire Agreement. This Agreement and the other Loan Documents (i) are valid, binding and enforceable against Borrowers and Lender in accordance with their respective provisions and no conditions exist as to their legal effectiveness; (ii) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof; and (iii) are the final expression of the intentions of Borrowers and Lender. No promises, either expressed or implied, exist between Borrowers and Lender, unless contained herein or therein. This Agreement, together with the other Loan Documents, supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents are the result of negotiations among Lender, Borrowers and the other parties thereto, and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed more strictly against Lender merely because of Lender’s involvement in their preparation.

13.3         Amendments. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.4         WAIVER OF DEFENSES. EACH BORROWER, ON BEHALF OF ITSELF AND ANY GUARANTOR OF ANY OF THE OBLIGATIONS, WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH SUCH BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY LENDER IN ENFORCING THIS AGREEMENT. PROVIDED LENDER ACTS IN GOOD FAITH, SUCH BORROWER RATIFIES AND CONFIRMS WHATEVER LENDER MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO BORROWERS.

13.5         FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

13.6         WAIVER OF JURY TRIAL. LENDER AND BORROWERS, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH LENDER AND BORROWERS ARE ADVERSE PARTIES, AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO BORROWERS.

13.7         Assignability. Lender may at any time assign Lender’s rights in this Agreement, the other Loan Documents, the Obligations, or any part thereof and transfer Lender’s rights in any or all of the Collateral, and Lender thereafter shall be relieved from all liability with respect to such Collateral. In addition, Lender may at any time sell one or more participations in the Loans. No Borrower may sell or assign this Agreement, or any other agreement with Lender or any portion thereof, either voluntarily or by operation of law, without the prior written consent of Lender. This Agreement shall be binding upon Lender and Borrowers and their respective legal representatives and successors. All references herein to Borrower or Borrowers shall be deemed to include any successors, whether immediate or remote. In the case of a joint venture or partnership, the term “Borrower” and “Borrowers” shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

13.8         Confirmations. Borrowers and Lender agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loans then outstanding under such Note.

13.9         Confidentiality. Lender agrees to use commercially reasonable efforts (equivalent to the efforts Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by Borrowers and designated as confidential, except that Lender may disclose such information (a) to Persons employed or engaged by Lender in evaluating, approving, structuring or administering the Loans; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 13.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Lender is a party; (f) to any nationally recognized rating agency that requires access to information about Lender’s investment portfolio in connection with ratings issued with respect to Lender; (g) to any Affiliate of Lender who may provide Bank Products to Borrower or any Subsidiary, or (h) that ceases to be confidential through no fault of Lender.

13.10         Binding Effect. This Agreement shall become effective upon execution by Borrowers and Lender. If this Agreement is not dated or contains any blanks when executed by Borrowers, Lender is hereby authorized, without notice to Borrowers, to date this Agreement as of the date when it was executed by Borrowers, and to complete any such blanks according to the terms upon which this Agreement is executed.

13.11         Governing Law. This Agreement, the Loan Documents and any Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Illinois (but giving effect to federal laws applicable to national banks) applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

13.12         Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.13         Survival of Borrowers’ Representations. All covenants, agreements, representations and warranties made by Borrowers herein shall, notwithstanding any investigation by Lender, be deemed material and relied upon by Lender and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of any Note, and shall be deemed to be continuing representations and warranties until such time as Borrowers have fulfilled all of its Obligations to Lender, and Lender has been indefeasibly paid in full in cash. Lender, in extending financial accommodations to Borrowers, is expressly acting and relying on the aforesaid representations and warranties.

13.14         Extensions of Lender’s Commitment. This Agreement shall secure and govern the terms of (i) any extensions or renewals of Lender’s commitment hereunder, and (ii) any replacement note executed by Borrowers and accepted by Lender in its sole and absolute discretion in substitution for any Note.

13.15         Time of Essence. Time is of the essence in making payments of all amounts due Lender under this Agreement and in the performance and observance by Borrowers of each covenant, agreement, provision and term of this Agreement.

13.16         Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by Lender shall be deemed to be originals thereof.

13.17         Notices. Except as otherwise provided herein, each Borrower waives all notices and demands in connection with the enforcement of Lender’s rights hereunder. All notices, requests, demands and other communications provided for hereunder shall be in writing and addressed as follows:

If to Borrowers:	LTN Staffing, LLC

BG Staffing, LLC

BG Personnel Services, LP

BG Personnel, LP

B G Staff Services Inc.

14900 Landmark Boulevard, Suite 300

Dallas, Texas 75254

Attention: L. Allen Baker, Jr.

with a copy to:	Fulbright & Jaworski L.L.P.

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201

Attention: William Paul Bowers, Esq.

If to Lender:	Fifth Third Bank

222 South Riverside Plaza, 32nd Floor

Chicago, Illinois 60606

Attention: Ingrid H. Deroubaix

with a copy to:	Dykema Gossett PLLC

10 South Wacker Drive, Suite 2300

Chicago, Illinois 60606

Attention: Diana Y. Tsai, Esq.

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. All notices addressed as above shall be deemed to have been properly given (i) if served in person, upon acceptance or refusal of delivery; (ii) if mailed by certified or registered mail, return receipt requested, postage prepaid, on the third (3rd) day following the day such notice is deposited in any post office station or letter box; or (iii) if sent by recognized overnight courier, on the first (1st) day following the day such notice is delivered to such carrier. No notice to or demand on Borrowers in any case shall entitle Borrowers to any other or further notice or demand in similar or other circumstances.

13.18         Release of Claims Against Lender. In consideration of Lender making the Loans, Borrowers and all other Obligors do each hereby release and discharge Lender of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, which any Obligor may have against Lender from the date of their respective first contact with Lender until the date of this Loan Agreement, including any claim arising from any reports (environmental reports, surveys, appraisals, etc.) prepared by any parties hired or recommended by Lender. Borrowers and all other Obligors confirm to Lender that they have reviewed the effect of this release with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to execution of this Agreement and the Loan Documents and do each acknowledge and agree that Lender is relying upon this release in extending the Loans to Borrowers.

13.19         Costs, Fees and Expenses. Borrowers shall pay or reimburse Lender for all reasonable costs, fees and expenses incurred by Lender or for which Lender becomes obligated in connection with the negotiation, preparation, consummation, collection of the Obligations or enforcement of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), or during any workout, restructuring or negotiations in respect thereof, including reasonable consultants’ fees and attorneys’ fees and time charges of counsel to Lender, which shall also include attorneys’ fees and time charges of attorneys who may be employees of Lender or any Affiliate of Lender, plus costs and expenses of such attorneys or of Lender; search fees, costs and expenses; and all taxes payable in connection with this Agreement or the other Loan Documents, whether or not the transaction contemplated hereby shall be consummated. In furtherance of the foregoing, Borrowers shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Agreement, any Note and the other Loan Documents to be delivered hereunder, and agrees to save and hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses. That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by Borrowers to Lender pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by Borrowers to Lender on demand. If at any time or times hereafter Lender: (a) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents, (ii) to represent Lender in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by Lender, Borrowers, or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or Borrowers’ business or affairs, or (iii) to enforce any rights of Lender against Borrowers or any other Person that may be obligated to Lender by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any of the Collateral; and/or (c) attempts to or enforces any of Lender’s rights or remedies under the Agreement or the other Loan Documents, the costs and expenses incurred by Lender in any manner or way with respect to the foregoing, shall be part of the Obligations, payable by Borrowers to Lender on demand.

13.20         Indemnification. Borrowers agree to defend (with counsel satisfactory to Lender), protect, indemnify, exonerate and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of any Indemnified Party), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including securities laws, Environmental Laws, commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of Lender’s rights and remedies under this Agreement, the Loan Documents, any Note, any other instruments and documents delivered hereunder, or under any other agreement between Borrowers and Lender; provided, however, that Borrowers shall not have any obligations hereunder to any Indemnified Party with respect to matters determined by a court of competent jurisdiction by final and nonappealable judgment to have been caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrowers shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by Borrowers, shall be added to the Obligations of Borrowers and be secured by the Collateral. The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

13.21         Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Obligor or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender, the Obligations shall automatically be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

13.22         Customer Identification - USA Patriot Act Notice. Lender hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies Borrowers, which information includes the name and address of Borrowers and such other information that will allow Lender to identify Borrowers in accordance with the Act.

13.23         Joint and Several Liability.

(a)          Notwithstanding anything to the contrary contained herein, all Obligations of each Borrower hereunder shall be joint and several obligations of Borrowers.

(b)          Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Obligations of Borrowers and the liens and security interests granted by Borrowers to secure the Obligations, not constitute a “Fraudulent Conveyance” (as defined below). Consequently, Lender and Borrowers agree that if the Obligations of a Borrower, or any liens or security interests granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Obligations of such Borrower and the liens and security interests securing such Obligations shall be valid and enforceable only to the maximum extent that would not cause such Obligations or such lien or security interest to constitute a Fraudulent Conveyance, and the Obligations of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(c)          Each Borrower assumes responsibility for keeping itself informed of the financial condition of the each other Borrower, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Borrowers’ Obligations and of all other circumstances bearing upon the risk of nonpayment by such other Borrowers of their Obligations and each Borrower agrees that Lender shall not have any duty to advise such Borrower of information known to Lender regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, Lender shall not be under any obligation to update any such information or to provide any such information to such Borrower on any subsequent occasion.

(d)          Lender is hereby authorized, without notice or demand and without affecting the liability of a Borrower hereunder, to, at any time and from time to time, (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to a Borrower’s Obligations or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by a Borrower and delivered to Lender; (ii) accept partial payments on a Borrower’s Obligations; (iii) take and hold security or collateral for the payment of a Borrower’s Obligations hereunder or for the payment of any guaranties of a Borrower’s Obligations or other liabilities of a Borrower and exchange, enforce, waive and release any such security or collateral; (iv) apply such security or collateral and direct the order or manner of sale thereof as Lender, in its sole discretion, may determine; and (v) settle, release, compromise, collect or otherwise liquidate a Borrower’s Obligations and any security or collateral therefor in any manner, without affecting or impairing the obligations of the other Borrowers. Lender shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from a Borrower or any other source, and such determination shall be binding on such Borrower. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of a Borrower’s Obligations as Lender shall determine in its sole discretion without affecting the validity or enforceability of the Obligations of the other Borrowers.

(e)          Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect a Borrower’s Obligations from any Borrower or any guarantor or other action to enforce the same; (ii) the waiver or consent by Lender with respect to any provision of any instrument evidencing Borrowers’ Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Lender; (iii) failure by Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for Borrowers’ Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Lender’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by any Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Lender’s claim(s) for repayment of any of Borrowers’ Obligations; or (vii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(f)          No payment made by or for the account of a Borrower including, without limitations, (i) a payment made by such Borrower on behalf of another Borrower’s Obligations or (ii) a payment made by any other person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.

13.24         Amendment and Restatement. This Agreement amends and restates in their respective entireties the Existing Loan Agreement and the Existing Security Agreement and, upon effectiveness of this Agreement, the terms and provisions of the Existing Loan Agreement and the Existing Security Agreement shall, subject to this Section 13.24, be superseded hereby.  All references to the “Loan Agreement” or the “Security Agreement” contained in any of the Loan Documents executed in connection with the Existing Loan Agreement shall be deemed to refer to this Agreement.  Notwithstanding the amendment and restatement of the Existing Loan Agreement and the Existing Security Agreement by this Agreement, the “Liabilities” (as defined under the Existing Loan Agreement) outstanding under the Existing Loan Agreement as of this date shall remain outstanding and constitute continuing Obligations hereunder.  Such outstanding Obligations and the liens securing payment thereof shall in all respects be continuing, and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such Obligations.  In furtherance of and without limiting the foregoing, from and after the date hereof and except as expressly specified herein, the terms, conditions, and covenants governing the Obligations outstanding under the Existing Loan Agreement shall be solely as set forth in this Agreement, which shall supersede the Existing Loan Agreement in its entirety. In addition to the foregoing, nothing herein shall be construed as having the effect of terminating or releasing the liens and security interests granted pursuant to the Existing Security Agreement. Instead, it is the express intention of Borrowers to reaffirm such grants as valid and enforceable security interests and liens which originally attached to the Collateral pursuant to the Existing Security Agreement and are continuing in favor of Lender under this Agreement. Neither the execution and delivery of this Agreement nor any of the terms hereof (including, without limitation, the addition of BG Staffing, BG Personnel Services, BG Personnel and B G Staff Services, as borrowers, such that LTN Staffing, BG Staffing, BG Personnel Services, BG Personnel and B G Staff Services are all “Borrowers” and each a “Borrower”) shall be deemed to adversely affect any of the liens and security interests in favor of Lender under the Existing Security Agreement, as amended and restated hereby.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, Borrowers and Lender have executed this Loan and Security Agreement as of the date first above written.

BORROWERS:

LTN STAFFING, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

BG STAFFING, LLC, a Delaware limited liability company

By:	LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

	By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

BG PERSONNEL SERVICES, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

BG PERSONNEL, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

B G STAFF SERVICES INC., a Texas corporation

By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

LENDER:

FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation

By:	/s/ Ingrid H. Deroubaix
Name: Ingrid H. Deroubaix
Title: Vice President

Exhibit 10.13

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

AND OTHER LOAN DOCUMENTS

This FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT AND OTHER LOAN DOCUMENTS (this “Amendment”) is made as of the 13th day of December, 2010, by and among LTN STAFFING, LLC, a Delaware limited liability company (“LTN Staffing”), BG STAFFING, LLC, a Delaware limited liability company (“BG Staffing”), BG PERSONNEL SERVICES, LP, a Texas limited partnership (“BG Personnel Services”), BG PERSONNEL, LP, a Texas limited partnership (“BG Personnel”), and B G STAFF SERVICES INC., a Texas corporation (“B G Staff Services”, and together with LTN Staffing, BG Staffing, BG Personnel Services and BG Personnel, collectively, “Borrowers” and each a “Borrower”), and FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation (“Lender”).

WITNESSETH:

WHEREAS, Borrowers and Lender are parties to that certain Loan and Security Agreement dated as of May 24, 2010 (as amended, restated, modified or supplemented and in effect from time to time, the “Loan Agreement”); and

WHEREAS, LTN Staffing, JNA Staffing, Inc., a Wisconsin corporation (“Seller”), and solely for purposes stated therein, Ariel Namowicz, Luann Namowicz, Noah Namowicz, Robert Namowicz, Manuel Perez and Jacob Szymanski (each, a “Selling Individual,” and together, the “Selling Individuals”), have entered into that certain Asset Purchase Agreement dated as of December 13, 2010 (the “JNA Purchase Agreement”), providing for the purchase by LTN Staffing of certain of the assets of and the assumption by LTN Staffing of certain liabilities of Seller and Selling Individuals, in accordance with the terms thereof (the “JNA Purchase Transaction”); and

WHEREAS, Borrowers have requested that Lender consent to the JNA Purchase Transaction and amend the Loan Agreement and the other Loan Documents in certain respects, and Lender is agreeable to such requests, on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.          Definitions. Capitalized terms used herein and not otherwise defined herein are used with the meanings given such terms in the Loan Agreement.

2.          Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a)          by inserting the following definition to Section 1.1 in its proper alphabetical order:

“JNA Purchase Transaction” shall mean the purchase by LTN Staffing of certain of the assets of and the assumption by LTN Staffing of certain liabilities of JNA Staffing, Inc, a Wisconsin corporation, pursuant to the terms of that certain Asset Purchase Agreement dated as of December 13, 2010 by and between LTN Staffing and JNA Staffing.

(b)          by amending and restating each of the following definitions in Section 1.1 as follows:

“EBITDA” shall mean for any period of Borrowers, the net income of Borrowers, determined in accordance with GAAP consistently applied, plus (i) Interest Expense for such period, plus (ii) federal and state income taxes of Borrowers for such period, plus (iii) all depreciation and amortization of capitalized costs for such period, plus (iv) all Earn Out Payments made by any Borrower for such period to the extent treated as an expense, plus (v) all management fees due to Weatherly Group, LLC which Borrowers have accrued, but not paid, plus (vi) actual closing costs in an amount not to exceed $600,000 incurred by Borrowers in connection with closing the Purchase Transaction, provided that such closing costs are verified by Lender and consented to by Lender in it sole discretion, plus (vii) actual closing costs in an amount not to exceed $150,000 incurred by Borrowers in connection with closing the JNA Purchase Transaction, provided that such closing costs are verified by Lender and consented to by Lender in its sole discretion, less (viii) all distributions made to the members, shareholders or partners of any Borrower, less (ix) capital expenditures (other than capital expenditures financed with the proceeds of purchase money indebtedness or capital leases to the extent permitted hereunder). The adjustments described in (i), (ii), (iii), (iv), (v), (vi) and (vii) above shall be made only to the extent such amounts were deducted from or included in the calculation of Borrowers’ net income.

“Revolving Loan Commitment” shall mean Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00).

(c)          by amending and restating Section 2.10 in its entirety to read as follows:

2.10         Excess Cash Flow Sweep. Within ten (10) days after receipt by Borrowers of their audited financial statements, but in no event later than one hundred thirty (130) days after the end of each fiscal year of Borrowers, Borrowers shall make a prepayment of the Loans to Lender and Subordinated Debt to the 2007 Subordinated Creditors in an amount equal to 90% of the Excess Cash Flow for such fiscal year, as follows:

(a)          First, $150,000.00 to Lender;

(b)          Second, 65% to Lender and 35% to the 2007 Subordinated Creditors until such time the 2007 Subordinated Creditors receive an amount equal to the accrued interest due under 2007 Subordinated Loan Documents; and

(c)          Thereafter, all remaining amounts shall be paid to Lender.

All amounts paid to Lender under this Section 2.10 during any fiscal year of Borrowers (including, without limitation, the first $215,000), shall be applied as prepayments to the Loans and to the other Obligations, in such order and manner as Lender shall determine in its sole discretion. For purposes of clarity, Lender shall have the option to apply all such amounts paid to Lender as prepayments to the Term Loan until the Term Loan is paid in full, and then to the other Obligations, if Lender so determines in its sole discretion.

(d)          by inserting the following as Section 8.22:

8.22         Payroll Taxes. Borrowers shall, as soon as possible and in any event within sixty (60) days after the end of each quarter, commencing with calendar quarter ending December 31, 2010, deliver to Lender a copy of Borrowers’ quarterly federal tax return Form 941 filed for such quarter, together with such other proof of payment of Borrowers’ payroll taxes, in form and substance acceptable to Lender, as required by Lender from time to time.

3.          Amendment to the Revolving Note. That certain Revolving Note dated as of May 24, 2010 executed jointly and severally by Borrowers and made payable to the order of Lender in the maximum principal amount of $4,000,000.00 (the “Existing Revolving Note”) is hereby replaced with that certain Amended and Restated Revolving Note dated as of even date herewith executed jointly and severally by Borrowers and made payable to the order of Lender in the maximum principal amount of $4,500,000.00 (the “Amended and Restated Revolving Note”). The Amended and Restated Revolving Note amends and restates in its entirety the Existing Revolving Note and evidences an increase of the indebtedness evidenced by the Existing Revolving Note. Nothing contained in the Amended and Restated Revolving Note shall be deemed to be payment and satisfaction or a novation of the indebtedness evidenced by the Existing Revolving Note.

4.          Amendment to the Other Loan Documents. The other Loan Documents are hereby amended to the extent necessary to be consistent with the foregoing amendments to the Loan Agreement and the Revolving Note.

5.          Consents. LTN Staffing has informed Lender that it intends to enter into the JNA Purchase Transaction with Seller and Selling Individuals. Subject to the terms and conditions hereof, Lender hereby consents to the JNA Purchase Transaction.

Borrowers have informed Lender that they intend to enter into that certain Fifth Amendment to Securities Purchase Agreement dated as of even date herewith by and among Borrowers, Guarantor and 2007 Subordinated Creditors (the “Fifth Amendment to Securities Purchase Agreement”). Subject to the terms and conditions hereof, Lender hereby consents to Fifth Amendment to Securities Purchase Agreement.

The consents set forth herein shall be effective only in the specific instances and for the specific purposes set forth herein and shall neither extend to any other violations under, or default of, the Loan Agreement, nor shall these consents prejudice any rights or remedies of Lender under the Loan Agreement and the other Loan Documents with respect to matters not specifically addressed hereby.

6.          Reaffirmation and Confirmation of Security Interests. Each Borrower hereby confirms to Lender that such Borrower has granted to Lender a security interest in or Lien upon substantially all of the property of such Borrower, including, without limitation, the Collateral, to secure the Obligations. Each Borrower hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

In addition to the foregoing:

(a)          LTN Staffing hereby confirms to Lender that LTN Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Membership Interests Security Agreement dated as of May 24, 2010 by and between LTN Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Staffing Membership Interests Security Agreement”)), to secure the Liabilities (as defined in the LTN Staffing Membership Interests Security Agreement), under and pursuant to the LTN Staffing Membership Interests Security Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Staffing Membership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

(b)          LTN Staffing hereby confirms to Lender that LTN Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Partnership Interests Security Agreement dated as of May 24, 2010 by and between LTN Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Staffing Partnership Interests Security Agreement”)), to secure the Liabilities (as defined in the LTN Staffing Partnership Interests Security Agreement), under and pursuant to the LTN Staffing Partnership Interests Security Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Staffing Partnership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

(c)          BG Staffing hereby confirms to Lender that BG Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Partnership Interests Security Agreement dated as of May 24, 2010 by and between BG Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “BG Staffing Partnership Interests Security Agreement”)), to secure the Liabilities (as defined in the BG Staffing Partnership Interests Security Agreement), under and pursuant to the BG Staffing Partnership Interests Security Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the BG Staffing Partnership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

(d)          LTN Staffing hereby confirms to Lender that LTN Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Securities Pledge Agreement dated as of May 24, 2010 by and between LTN Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Staffing Securities Pledge Agreement”)), to secure the Liabilities (as defined in the LTN Staffing Securities Pledge Agreement), under and pursuant to the LTN Staffing Securities Pledge Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Staffing Securities Pledge Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

7.          Representations and Warranties. Each Borrower hereby represents, warrants and covenants to Lender that:

(a)          Authorization. Each Borrower is duly authorized to execute and deliver this Amendment and all deliveries required hereunder, and is and will continue to be duly authorized to borrow monies under the Loan Agreement, as amended hereby, and to perform its obligations under the Loan Agreement and the other Loan Documents.

(b)          No Conflicts. The execution and delivery of this Amendment and all deliveries required hereunder, and the performance by each Borrower of its obligations under the Loan Agreement and the other Loan Documents do not and will not conflict with any provision of law or of the charter or by-laws, operating agreement or partnership agreement of any Borrower or of any agreement binding upon any Borrower.

(c)          Validity and Binding Effect. This Amendment, the Loan Agreement and the other Loan Documents are a legal, valid and binding obligation of each Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

(d)          No Events of Default. As of the date hereof, no default or Event of Default under the Loan Agreement or any of the other Loan Documents has occurred or is continuing.

(e)          Warranties. As of the date hereof, the representations and warranties in the Loan Agreement and the other Loan Documents are true and correct as though made on such date, except where a different date is specifically indicated.

8.          Conditions to Effectiveness. This Amendment shall be deemed to be effective as of the date hereof (the “Amendment Effective Date”), and the effectiveness of this Amendment shall be subject to, the satisfaction of all of the following conditions:

(a)          This Amendment, duly authorized and fully executed by each Borrower and Lender, and the Consent and Ratification of Guaranty, the Consent and Ratification of Membership Interests Security Agreement and each Consent and Ratification of Subordination Agreement, each attached hereto and made a part hereof, each duly authorized and fully executed by the parties thereto, shall have been delivered to Lender.

(b)          The Amended and Restated Revolving Note, duly authorized and fully executed by each Borrower, shall have been delivered to Lender.

(c)          That certain Assignment of Undertakings Under Purchase Agreement, in form and substance acceptable to Lender, duly authorized and fully executed by LTN Staffing, shall have been delivered to Lender.

(d)          A fully-executed copy of the JNA Purchase Agreement, together with all other agreements, documents or instruments executed or to be delivered in connection with the JNA Purchase Transaction, shall have been delivered to Lender.

(e)          The Fifth Amendment to Securities Purchase Agreement, in form and substance acceptable to Lender, duly executed by each of the parties thereto, shall have been delivered to Lender.

(f)          Resolutions shall have been adopted by Guarantor’s board of managers authorizing the execution, delivery and performance of the Consents and Ratifications to this Amendment, and a copy thereof, certified by a manager of Guarantor, together with a certificate of a manager of Guarantor stating that there have been no amendments, modifications or changes to Guarantor’s Certificate of Formation or Limited Liability Company Agreement since May 24, 2010, shall have been delivered to Lender.

(g)          Resolutions shall have been adopted by LTN Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Amended and Restated Revolving Note and the other documents to be delivered in connection herewith, and a copy thereof, certified by a member of LTN Staffing, together with a certificate of a member of LTN Staffing stating that there have been no amendments, modifications or changes to LTN Staffing’s Certificate of Formation or Limited Liability Company Agreement since May 24, 2010, shall have been delivered to Lender.

(h)          Resolutions shall have been adopted by BG Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Amended and Restated Revolving Note and the other documents to be delivered in connection herewith, and a copy thereof, certified by a member of BG Staffing, together with a certificate of a member of BG Staffing stating that there have been no amendments, modifications or changes to BG Staffing’s Certificate of Formation or Limited Liability Company Agreement since May 24, 2010, shall have been delivered to Lender.

(i)          Resolutions shall have been adopted by BG Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Amended and Restated Revolving Note and the other documents to be delivered in connection herewith, on behalf of and as the general partner of BG Personnel Services, certified by a member of BG Staffing, together with a certificate of a member of BG Staffing stating that there have been no amendments, modifications or changes to BG Personnel Services’ Certificate of Limited Partnership or Limited Partnership Agreement, or to BG Staffing’s Certificate of Formation or Limited Liability Company Agreement, in each case since May 24, 2010, shall have been delivered to Lender.

(j)          Resolutions shall have been adopted by BG Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Amended and Restated Revolving Note and the other documents to be delivered in connection herewith, on behalf of and as the general partner of BG Personnel, certified by a member of BG Staffing, together with a certificate of a member of BG Staffing stating that there have been no amendments, modifications or changes to BG Personnel’s Certificate of Limited Partnership or Limited Partnership Agreement, or to BG Staffing’s Certificate of Formation or Limited Liability Company Agreement, in each case since May 24, 2010, shall have been delivered to Lender.

(k)          Resolutions shall have been adopted by B G Staff Services’ Board of Directors authorizing the execution, delivery and performance of this Amendment, the Amended and Restated Revolving Note and the other documents to be delivered in connection herewith, and a copy thereof, certified by the corporate secretary of B G Staff Services, together with a certificate of the corporate secretary of B G Staff Services stating that there have been no amendments, modifications or changes to B G Staff Services’ Articles of Incorporation or By-Laws since May 24, 2010, shall have been delivered to Lender.

(l)          A note processing fee in the amount of $900.00 shall have been paid by Borrowers to Lender.

(m)         Such other documents, instruments or agreements as Lender may reasonably request in order to effectuate fully the transactions contemplated herein shall have been duly executed and delivered to Lender.

9.          Conditions Subsequent. The obligation of Lender to continue to make Loans (or otherwise extend credit under the Loan Agreement) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrowers to so perform or cause to be performed constituting an Event of Default under the Loan Agreement):

(a)          within ninety (90) days of the Amendment Effective Date, Certificates of Title for each vehicle owned by a Borrower, retitled in name of the applicable Borrower and showing Lender as sole lienholder, each in form and substance satisfactory to Lender, shall have been delivered to Lender.

(b)          within thirty (30) days of the Amendment Effective Date, a Landlord Waiver, in form and substance acceptable to Lender, duly authorized and fully-executed by the landlord of the premises located at 530 South 11th Street, Milwaukee, Wisconsin 53204, together with a fully-executed copy of the Lease for such premises, shall have been delivered to Lender.

10.         Costs and Expenses. Borrowers shall jointly and severally pay all costs and expenses in connection with the preparation of this Amendment and other related loan documents, including, without limitation, reasonable attorneys’ fees.

11.         Miscellaneous.

(a)          Captions. Section captions and headings used in this Amendment are for convenience only and are not part of and shall not affect the construction of this Amendment.

(b)          Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of Illinois, without regard to conflict of laws principles. Whenever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

(c)          Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall together constitute but one and the same document.

(d)          Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(e)          References. From and after the Amendment Effective Date, any reference to the Loan Agreement or the other Loan Documents contained in any notice, request, certificate or other instrument, document or agreement executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

(f)          Continued Effectiveness. Notwithstanding anything contained herein, the terms of this Amendment are not intended to and do not serve to effect a novation as to the Loan Agreement. The parties hereto expressly do not intend to extinguish the Loan Agreement. Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Loan Agreement which is evidenced by the Amended and Restated Revolving Note provided for therein and secured by the Collateral. The Loan Agreement and each of the other Loan Documents, except as modified hereby, remain in full force and effect and are hereby reaffirmed in all respects.

(g)          Customer Identification - USA Patriot Act Notice; OFAC and Bank Secrecy Act. Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies such Borrower, which information includes the name and address of such Borrower and such other information that will allow Lender to identify such Borrower in accordance with the Act. In addition, each Borrower shall (a) ensure that no person who owns a controlling interest in or otherwise controls such Borrower or any subsidiary of such Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties have executed this First Amendment to Loan and Security Agreement and Other Loan Documents as of the date first set forth above.

BORROWERS:

LTN STAFFING, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

BG STAFFING, LLC, a Delaware limited liability company

By:	LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

	By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

BG PERSONNEL SERVICES, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

BG PERSONNEL, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

B G STAFF SERVICES INC., a Texas corporation

By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

LENDER:

FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation

By:	/s/ Ingrid H. Deroubaix
Name: Ingrid H. Deroubaix
Title: Vice President

Consent and ratification OF GUARANTY

The undersigned (“Guarantor”) is a guarantor of Borrower to Lender under the terms of that certain Continuing Unconditional Guaranty dated as of May 24, 2010 made by Guarantor in favor of Lender (as amended, restated, modified or supplemented and in effect from time to time, the “Guaranty”). Guarantor hereby expressly: (a) consents to the execution by Borrower and Lender of the above First Amendment to Loan and Security Agreement and Other Loan Documents; (b) acknowledges that “Borrowers’ Liabilities” (as defined in the Guaranty) includes all of the obligations and liabilities owing from time to time by Borrowers to Lender, including, but not limited to, the obligations and liabilities of Borrowers to Lender under the Amended and Restated Revolving Note, as modified, extended and/or replaced from time to time, and the Notes (as defined in the Loan Agreement); (c) acknowledges that Guarantor does not have any set-off, defense or counterclaim to the payment or performance of any of the obligations of Borrowers under the Amended and Restated Revolving Note or any of the other Loan Documents or Guarantor under the Guaranty; (d) reaffirms, assumes and binds itself in all respects to all of the obligations, liabilities, duties, covenants, terms and conditions that are contained in the Guaranty; (e) agrees that all such obligations and liabilities under the Guaranty shall continue in full force and that the execution and delivery of the above First Amendment to Loan and Security Agreement and Other Loan Documents to, and its acceptance by, Lender shall not in any manner whatsoever (i) impair or affect the liability of Guarantor to Lender under the Guaranty, (ii) prejudice, waive, or be construed to impair, affect, prejudice or waive the rights and abilities of Lender at law, in equity or by statute, against Guarantor pursuant to the Guaranty, and/or (iii) release or discharge, nor be construed to release or discharge, any of the obligations and liabilities owing to Lender by Guarantor under the Guaranty; and (f) represents and warrants that each of the representations and warranties made by Guarantor in any of the documents executed in connection with the Loans remain true and correct as of the date hereof.

LTN ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

Consent and ratification OF

MEMBERSHIP INTERESTS SECURITY AGREEMENT

The undersigned (“Grantor”) is a grantor under the terms of that certain Membership Interests Security Agreement dated as of May 24, 2010 by and between Grantor and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Acquisition Membership Interests Security Agreement”). Grantor hereby consents to the above First Amendment to Loan and Security Agreement and Other Loan Documents and hereby confirms that Grantor has granted to Lender a security interest in the Pledged Collateral (as defined in the LTN Acquisition Membership Interests Security Agreement) to secure the Liabilities (as defined in the Membership Interests Security Agreement), under and pursuant to the LTN Acquisition Membership Interests Security Agreement.  The undersigned hereby expressly agrees that the Liens on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Acquisition Membership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interests and Liens to Lender for such purpose in all respects.

LTN ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

CONSENT AND RATIFICATION OF SUBORDINATION AGREEMENT

Each of the undersigned (each, a “Subordinated Creditor”, and collectively, “Subordinated Creditors”) is a subordinated creditor to Borrower and entered into (i) that certain Subordination and Intercreditor Agreement dated as of October 17, 2007 by among Lender, Subordinated Creditors, Borrowers and certain other parties, as amended from time to time (as amended, restated, modified or supplemented and in effect from time to time, the “2007 Subordination Agreement”), (ii) that certain Subordination and Intercreditor Agreement dated as of October 7, 2009 by and among Lender, Subordinated Creditors, Borrowers and certain other subordinated creditors, as amended from time to time (as amended, restated, modified or supplemented and in effect from time to time, the “2009 Subordination Agreement”), and (iii) that certain Subordination and Intercreditor Agreement dated as of May 24, 2010 by and among Lender, Subordinated Creditors, Borrowers and certain other parties, as amended from time to time (as amended, restated, modified or supplemented and in effect from time to time, the “2010 Subordination Agreement”, and together with the 2007 Subordination Agreement and the 2009 Subordination Agreement, collectively, the “Subordination Agreements”). Each Subordinated Creditor hereby (a) consents to the above First Amendment to Loan and Security Agreement and Other Loan Documents; (b) ratifies and affirms its obligations under each of the Subordination Agreements; (c) acknowledges and confirms that each of the Subordination Agreements continues in full force and effect; (d) denies and waives the existence of any defenses relating to any of the Subordination Agreements; and (e) waives and releases any claims or causes of action against Lender which may now or hereafter be available to the undersigned arising out of (i) the administration of any of the Loan Documents, (ii) negotiation and execution of the above First Amendment to Loan and Security Agreement and Other Loan Documents, or (iii) any other matter pertaining to any of the Loan Documents.

LEGG MASON SBIC MEZZANINE FUND, L.P., a Delaware limited partnership

By:	Legg Mason SBIC Mezzanine Fund Management, LLC
Its:	General Partner

	By:	/s/ Andrew L. John
Name: Andrew L. John
Its: Member

BROOKSIDE PECKS CAPITAL PARTNERS, L.P., a Delaware limited partnership

By:	Brookside Pecks Management, LLC
Its:	General Partner

	By:	/s/ Raymond F. Weldon
Name: Raymond F. Weldon
Its: Managing Director

Exhibit 10.14

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

AND OTHER LOAN DOCUMENTS

This SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT AND OTHER LOAN DOCUMENTS (this “Amendment”) is made as of the 15th day of June, 2011, by and among LTN STAFFING, LLC, a Delaware limited liability company (“LTN Staffing”), BG STAFFING, LLC, a Delaware limited liability company (“BG Staffing”), BG PERSONNEL SERVICES, LP, a Texas limited partnership (“BG Personnel Services”), BG PERSONNEL, LP, a Texas limited partnership (“BG Personnel”), and B G STAFF SERVICES INC., a Texas corporation (“B G Staff Services”, and together with LTN Staffing, BG Staffing, BG Personnel Services and BG Personnel, collectively, “Borrowers” and each a “Borrower”), and FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation (“Lender”).

WITNESSETH:

WHEREAS, Borrowers and Lender are parties to that certain Loan and Security Agreement dated as of May 24, 2010, as amended from time to time (as amended, and as it may be further amended, restated, modified or supplemented and in effect from time to time, the “Loan Agreement”); and

WHEREAS, Borrowers have requested that Lender amend the Loan Agreement and the other Loan Documents in certain respects, and Lender is agreeable to such request, on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.           Definitions. Capitalized terms used herein and not otherwise defined herein are used with the meanings given such terms in the Loan Agreement.

2.           Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a)          by amending and restating each of the following definitions in Section 1.1 as follows:

“Letter of Credit Commitment” shall mean, at any time, an amount equal to One Hundred Seventy-Five Thousand and No/100 Dollars ($175,000.00)

“Letter of Credit Maturity Date” shall mean June 15, 2012, except as such date may be extended by Lender in its sole discretion.

“Revolving Loan Maturity Date” shall mean October 15, 2011, unless extended by Lender pursuant to any modification, extension or renewal note executed by Borrowers and accepted by Lender in its sole and absolute discretion in substitution for the Revolving Note.

“Term Loan Maturity Date” shall mean October 15, 2011, unless extended by Lender pursuant to any modification, extension or renewal note executed by Borrowers and accepted by Lender in its sole and absolute discretion in substitution for the Term Note.

3.           Amendment to the Revolving Note. That certain Amended and Restated Revolving Note dated as of December 13, 2010 executed jointly and severally by Borrowers and made payable to the order of Lender in the maximum principal amount of $4,500,000.00 (the “Existing Revolving Note”) is hereby replaced with that certain Second Amended and Restated Revolving Note dated as of even date herewith executed jointly and severally by Borrowers and made payable to the order of Lender in the maximum principal amount of $4,500,000.00 (the “Second Amended and Restated Revolving Note”). The Second Amended and Restated Revolving Note amends and restates in its entirety the Existing Revolving Note and evidences a renewal of the indebtedness evidenced by the Existing Revolving Note. Nothing contained in the Second Amended and Restated Revolving Note shall be deemed to be payment and satisfaction or a novation of the indebtedness evidenced by the Existing Revolving Note.

4.           Amendment to the Term Note. That certain Term Note dated as of May 24, 2010 executed jointly and severally by Borrowers and made payable to the order of Lender in the original principal amount of $5,540,000.00 (the “Existing Term Note”) is hereby replaced with that certain Amended and Restated Term Note dated as of even date herewith executed jointly and severally by Borrowers and made payable to the order of Lender in the principal amount of $4,352,000.00 (the “Amended and Restated Term Note”). The Amended and Restated Term Note amends and restates in its entirety the Existing Term Note and evidences the current outstanding principal balance as of the date hereof of the indebtedness evidenced by the Existing Term Note. Nothing contained in the Amended and Restated Term Note shall be deemed to be payment and satisfaction or a novation of the indebtedness evidenced by the Existing Term Note.

5.           Amendment to the Other Loan Documents. The other Loan Documents are hereby amended to the extent necessary to be consistent with the foregoing amendments to the Loan Agreement, the Revolving Note and the Term Note.

6.           Subordinated Debt Payments. Notwithstanding anything to the contrary contained in the Loan Agreement, any of the other Loan Documents, any of the 2007 Subordinated Loan Documents, any of the 2009 Subordinated Loan Documents or any of the 2010 Subordinated Loan Documents, each Borrower hereby covenants and agrees that it shall not make any payments on any of the Subordinated Debt nor any payment of management fees or similar fees to any Person, including, without limitation, any of the Subordinated Debt under the 2007 Subordinated Loan Documents owing to the 2007 Subordinated Creditors, any of the Subordinated Debt under the 2009 Subordinated Loan Documents owing to the 2009 Subordinated Creditors, and any of the Subordinated Debt under the 2010 Subordinated Loan Documents owing to the 2010 Subordinated Creditors, at any time prior to October 16, 2011.

7.           Reaffirmation and Confirmation of Security Interests. Each Borrower hereby confirms to Lender that such Borrower has granted to Lender a security interest in or Lien upon substantially all of the property of such Borrower, including, without limitation, the Collateral, to secure the Obligations. Each Borrower hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

In addition to the foregoing:

(a)          LTN Staffing hereby confirms to Lender that LTN Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Membership Interests Security Agreement dated as of May 24, 2010 by and between LTN Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Staffing Membership Interests Security Agreement”)), to secure the Liabilities (as defined in the LTN Staffing Membership Interests Security Agreement), under and pursuant to the LTN Staffing Membership Interests Security Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Staffing Membership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

(b)          LTN Staffing hereby confirms to Lender that LTN Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Partnership Interests Security Agreement dated as of May 24, 2010 by and between LTN Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Staffing Partnership Interests Security Agreement”)), to secure the Liabilities (as defined in the LTN Staffing Partnership Interests Security Agreement), under and pursuant to the LTN Staffing Partnership Interests Security Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Staffing Partnership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

(c)          BG Staffing hereby confirms to Lender that BG Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Partnership Interests Security Agreement dated as of May 24, 2010 by and between BG Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “BG Staffing Partnership Interests Security Agreement”)), to secure the Liabilities (as defined in the BG Staffing Partnership Interests Security Agreement), under and pursuant to the BG Staffing Partnership Interests Security Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the BG Staffing Partnership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

(d)          LTN Staffing hereby confirms to Lender that LTN Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Securities Pledge Agreement dated as of May 24, 2010 by and between LTN Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Staffing Securities Pledge Agreement”)), to secure the Liabilities (as defined in the LTN Staffing Securities Pledge Agreement), under and pursuant to the LTN Staffing Securities Pledge Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Staffing Securities Pledge Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

8.           Representations and Warranties. Each Borrower hereby represents, warrants and covenants to Lender that:

(a)          Authorization. Each Borrower is duly authorized to execute and deliver this Amendment and all deliveries required hereunder, and is and will continue to be duly authorized to borrow monies under the Loan Agreement, as amended hereby, and to perform its obligations under the Loan Agreement and the other Loan Documents.

(b)          No Conflicts. The execution and delivery of this Amendment and all deliveries required hereunder, and the performance by each Borrower of its obligations under the Loan Agreement and the other Loan Documents do not and will not conflict with any provision of law or of the charter or by-laws, operating agreement or partnership agreement of any Borrower or of any agreement binding upon any Borrower.

(c)          Validity and Binding Effect. This Amendment, the Loan Agreement and the other Loan Documents are a legal, valid and binding obligation of each Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

(d)          No Events of Default. As of the date hereof, other than the Event of Default occurring by reason of Borrowers’ failure to make timely payments under Section 2.10 of the Loan Agreement and as set forth in that certain letter dated April 15, 2011 from Lender to Borrowers (the “Existing Default”), no default or Event of Default under the Loan Agreement or any of the other Loan Documents has occurred or is continuing.

(e)          Warranties. As of the date hereof, the representations and warranties in the Loan Agreement and the other Loan Documents are true and correct as though made on such date, except where a different date is specifically indicated.

9.           Waiver of Existing Default. Subsequent to the occurrence of the Existing Default, Borrowers made payments to Lender in the amount equal to the missed payments under Section 2.10 of the Loan Agreement. Accordingly, Lender hereby waives the Existing Default. This waiver shall be narrowly construed and shall neither extend to any other existing or future violations under, or default of, the Loan Agreement, including but not limited to, any violation of Section 2.10 at any future time, nor shall this waiver prejudice any rights or remedies which Lender may have or be entitled to with respect to such future violations or defaults.

10.         Conditions to Effectiveness. This Amendment shall be deemed to be effective as of the date hereof (the “Amendment Effective Date”), and the effectiveness of this Amendment shall be subject to, the satisfaction of all of the following conditions:

(a)          This Amendment, duly authorized and fully executed by each Borrower and Lender, and the Consent and Ratification of Guaranty and the Consent and Ratification of Membership Interests Security Agreement, each attached hereto and made a part hereof, each duly authorized and fully executed by the parties thereto, shall have been delivered to Lender.

(b)          The Second Amended and Restated Revolving Note, duly authorized and fully executed by each Borrower, shall have been delivered to Lender.

(c)          The Amended and Restated Term Note, duly authorized and fully executed by each Borrower, shall have been delivered to Lender.

(d)          That certain Omnibus Consent and Ratification of Subordination and Intercreditor Agreements dated as of even date herewith, duly authorized and fully executed by each of the 2007 Subordinated Creditors, shall have been delivered to Lender.

(e)          That certain Consent dated as of even date herewith, in form and substance acceptable to Lender, duly executed by each of the 2007 Subordinated Creditors, shall have been delivered to Lender.

(f)          Resolutions shall have been adopted by Guarantor’s board of managers authorizing the execution, delivery and performance of the Consents and Ratifications to this Amendment, and a copy thereof, certified by a manager of Guarantor, together with a certificate of a manager of Guarantor stating that there have been no amendments, modifications or changes to Guarantor’s Certificate of Formation or Limited Liability Company Agreement since December 13, 2010, shall have been delivered to Lender.

(g)          Resolutions shall have been adopted by LTN Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Second Amended and Restated Revolving Note, the Amended and Restated Term Note and the other documents to be delivered in connection herewith, and a copy thereof, certified by a member of LTN Staffing, together with a certificate of a member of LTN Staffing stating that there have been no amendments, modifications or changes to LTN Staffing’s Certificate of Formation or Limited Liability Company Agreement since December 13, 2010, shall have been delivered to Lender.

(h)          Resolutions shall have been adopted by BG Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Second Amended and Restated Revolving Note, the Amended and Restated Term Note and the other documents to be delivered in connection herewith, and a copy thereof, certified by a member of BG Staffing, together with a certificate of a member of BG Staffing stating that there have been no amendments, modifications or changes to BG Staffing’s Certificate of Formation or Limited Liability Company Agreement since December 13, 2010, shall have been delivered to Lender.

(i)          Resolutions shall have been adopted by BG Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Second Amended and Restated Revolving Note, the Amended and Restated Term Note and the other documents to be delivered in connection herewith, on behalf of and as the general partner of BG Personnel Services, certified by a member of BG Staffing, together with a certificate of a member of BG Staffing stating that there have been no amendments, modifications or changes to BG Personnel Services’ Certificate of Limited Partnership or Limited Partnership Agreement, or to BG Staffing’s Certificate of Formation or Limited Liability Company Agreement, in each case since December 13, 2010, shall have been delivered to Lender.

(j)          Resolutions shall have been adopted by BG Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Second Amended and Restated Revolving Note, the Amended and Restated Term Note and the other documents to be delivered in connection herewith, on behalf of and as the general partner of BG Personnel, certified by a member of BG Staffing, together with a certificate of a member of BG Staffing stating that there have been no amendments, modifications or changes to BG Personnel’s Certificate of Limited Partnership or Limited Partnership Agreement, or to BG Staffing’s Certificate of Formation or Limited Liability Company Agreement, in each case since December 13, 2010, shall have been delivered to Lender.

(k)          Resolutions shall have been adopted by B G Staff Services’ Board of Directors authorizing the execution, delivery and performance of this Amendment, the Second Amended and Restated Revolving Note, the Amended and Restated Term Note and the other documents to be delivered in connection herewith, and a copy thereof, certified by the corporate secretary of B G Staff Services, together with a certificate of the corporate secretary of B G Staff Services stating that there have been no amendments, modifications or changes to B G Staff Services’ Articles of Incorporation or By-Laws since December 13, 2010, shall have been delivered to Lender.

(l)          Such other documents, instruments or agreements as Lender may reasonably request in order to effectuate fully the transactions contemplated herein shall have been duly executed and delivered to Lender.

11.         Condition Subsequent After Amendment Effective Date. Notwithstanding any other provision of this Amendment or the Loan Agreement to the contrary, the obligation of Lender to continue to disburse, make or continue all or any portion of the Loans (or otherwise extend credit under the Loan Agreement) is subject to the fulfillment, on or before the date applicable thereto, of the condition subsequent set forth below (the failure of Borrowers to so perform or cause to be performed by such date constituting an Event of Default):

(a)          on or before July 1, 2011, the duly authorized and fully executed original signature pages for each of the 2009 Subordinated Creditors and each of the 2010 Subordinated Creditors to that certain Omnibus Consent and Ratification of Subordination and Intercreditor Agreements, shall have been delivered to Lender.

12.         Costs and Expenses. Borrowers shall jointly and severally pay all costs and expenses in connection with the preparation of this Amendment and other related loan documents, including, without limitation, reasonable attorneys’ fees.

13.         Miscellaneous.

(a)          Captions. Section captions and headings used in this Amendment are for convenience only and are not part of and shall not affect the construction of this Amendment.

(b)          Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of Illinois, without regard to conflict of laws principles. Whenever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

(c)          Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall together constitute but one and the same document.

(d)          Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(e)          References. From and after the Amendment Effective Date, any reference to the Loan Agreement or the other Loan Documents contained in any notice, request, certificate or other instrument, document or agreement executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

(f)          Continued Effectiveness. Notwithstanding anything contained herein, the terms of this Amendment are not intended to and do not serve to effect a novation as to the Loan Agreement. The parties hereto expressly do not intend to extinguish the Loan Agreement. Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Loan Agreement which is evidenced by the Amended and Restated Revolving Note provided for therein and secured by the Collateral. The Loan Agreement and each of the other Loan Documents, except as modified hereby, remain in full force and effect and are hereby reaffirmed in all respects.

(g)          Customer Identification - USA Patriot Act Notice; OFAC and Bank Secrecy Act. Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies such Borrower, which information includes the name and address of such Borrower and such other information that will allow Lender to identify such Borrower in accordance with the Act. In addition, each Borrower shall (a) ensure that no person who owns a controlling interest in or otherwise controls such Borrower or any subsidiary of such Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Loan and Security Agreement and Other Loan Documents as of the date first set forth above.

BORROWERS:

LTN STAFFING, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG STAFFING, LLC, a Delaware limited liability company

By:	LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

	By:	/s/ L. Allen Baker, Jr.
	Name:	L. Allen Baker, Jr.
	Title:	President and Chief Executive Officer

BG PERSONNEL SERVICES, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
		Name:	L. Allen Baker, Jr.
		Title:	President and Chief Executive Officer

BG PERSONNEL, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
		Name:	L. Allen Baker, Jr.
		Title:	President and Chief Executive Officer

B G STAFF SERVICES INC., a Texas corporation

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

LENDER:

FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation

By:	/s/ Ingrid H. Deroubaix
Name:	Ingrid H. Deroubaix
Title:	Vice President

Consent and ratification OF GUARANTY

The undersigned (“Guarantor”) is a guarantor of Borrower to Lender under the terms of that certain Continuing Unconditional Guaranty dated as of May 24, 2010 made by Guarantor in favor of Lender (as amended, restated, modified or supplemented and in effect from time to time, the “Guaranty”). Guarantor hereby expressly: (a) consents to the execution by Borrower and Lender of the above Second Amendment to Loan and Security Agreement and Other Loan Documents; (b) acknowledges that “Borrowers’ Liabilities” (as defined in the Guaranty) includes all of the obligations and liabilities owing from time to time by Borrowers to Lender, including, but not limited to, the obligations and liabilities of Borrowers to Lender under the Second Amended and Restated Revolving Note and the Amended and Restated Term Note, each as modified, extended and/or replaced from time to time, and any other Notes (as defined in the Loan Agreement); (c) acknowledges that Guarantor does not have any set-off, defense or counterclaim to the payment or performance of any of the obligations of Borrowers under the Second Amended and Restated Revolving Note, the Amended and Restated Term Note or any of the other Loan Documents or Guarantor under the Guaranty; (d) reaffirms, assumes and binds itself in all respects to all of the obligations, liabilities, duties, covenants, terms and conditions that are contained in the Guaranty; (e) agrees that all such obligations and liabilities under the Guaranty shall continue in full force and that the execution and delivery of the above Second Amendment to Loan and Security Agreement and Other Loan Documents to, and its acceptance by, Lender shall not in any manner whatsoever (i) impair or affect the liability of Guarantor to Lender under the Guaranty, (ii) prejudice, waive, or be construed to impair, affect, prejudice or waive the rights and abilities of Lender at law, in equity or by statute, against Guarantor pursuant to the Guaranty, and/or (iii) release or discharge, nor be construed to release or discharge, any of the obligations and liabilities owing to Lender by Guarantor under the Guaranty; and (f) represents and warrants that each of the representations and warranties made by Guarantor in any of the documents executed in connection with the Loans remain true and correct as of the date hereof.

LTN ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	Manager and Authorized Person

Consent and ratification OF

MEMBERSHIP INTERESTS SECURITY AGREEMENT

The undersigned (“Grantor”) is a grantor under the terms of that certain Membership Interests Security Agreement dated as of May 24, 2010 by and between Grantor and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Acquisition Membership Interests Security Agreement”). Grantor hereby consents to the above Second Amendment to Loan and Security Agreement and Other Loan Documents and hereby confirms that Grantor has granted to Lender a security interest in the Pledged Collateral (as defined in the LTN Acquisition Membership Interests Security Agreement) to secure the Liabilities (as defined in the Membership Interests Security Agreement), under and pursuant to the LTN Acquisition Membership Interests Security Agreement.  The undersigned hereby expressly agrees that the Liens on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Acquisition Membership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interests and Liens to Lender for such purpose in all respects.

LTN ACQUISITION, LLC, a Delaware limited
liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	Manager and Authorized Person

Exhibit 10.15

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

AND OTHER LOAN DOCUMENTS

This THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT AND OTHER LOAN DOCUMENTS (this “Amendment”) is made as of the 1st day of October, 2011, by and among LTN STAFFING, LLC, a Delaware limited liability company (“LTN Staffing”), BG STAFFING, LLC, a Delaware limited liability company (“BG Staffing”), BG PERSONNEL SERVICES, LP, a Texas limited partnership (“BG Personnel Services”), BG PERSONNEL, LP, a Texas limited partnership (“BG Personnel”), and B G STAFF SERVICES INC., a Texas corporation (“B G Staff Services”, and together with LTN Staffing, BG Staffing, BG Personnel Services and BG Personnel, collectively, “Borrowers” and each a “Borrower”), and FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation (“Lender”).

WITNESSETH:

WHEREAS, Borrowers and Lender are parties to that certain Loan and Security Agreement dated as of May 24, 2010, as amended from time to time (as amended, and as it may be further amended, restated, modified or supplemented and in effect from time to time, the “Loan Agreement”); and

WHEREAS, Borrowers have requested that Lender amend the Loan Agreement and the other Loan Documents in certain respects, and Lender is agreeable to such request, on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.           Definitions. Capitalized terms used herein and not otherwise defined herein are used with the meanings given such terms in the Loan Agreement.

2.           Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a)          by amending and restating each of the following definitions in Section 1.1 as follows:

“Revolving Loan Maturity Date” shall mean April 15, 2012, unless extended by Lender pursuant to any modification, extension or renewal note executed by Borrowers and accepted by Lender in its sole and absolute discretion in substitution for the Revolving Note.

“Term Loan Maturity Date” shall mean April 15, 2012, unless extended by Lender pursuant to any modification, extension or renewal note executed by Borrowers and accepted by Lender in its sole and absolute discretion in substitution for the Term Note.

(b)          by inserting the following definition to Section 1.1 in its proper alphabetical order:

“Senior Funded Indebtedness” means Senior Debt.

(c)          by amending and restating Section 2.2(c) in its entirety to read as follows:

(c) Term Loan Principal Payments. The outstanding principal balance of the Term Loan shall be repaid as follows (i) on October 1, 2011, in a principal installment of Ten Thousand and No/100 Dollars ($10,000.00) to supplement the amount of Seventy Thousand and No/100 Dollars ($70,000.00) paid by Borrowers prior to the date hereof, together with an additional amount representing accrued and unpaid interest on the principal amount of the Term Loan outstanding as set forth above, and (ii) thereafter, in equal principal installments each in the amount of Eighty Thousand and No/100 Dollars ($80,000.00), together with an additional amount representing accrued and unpaid interest on the principal amount of the Term Loan outstanding as set forth above, beginning on November 1, 2011 and continuing on the first day of each month thereafter, with a final payment of all outstanding principal and accrued interest due on the Term Loan Maturity Date. Principal amounts repaid on the Term Note may not be borrowed again.

(d)          by amending and restating Section 8.12 in its entirety to read as follows:

8.12 Covenant Compliance Certificate. Borrowers shall, within thirty (30) days after the end of each of its fiscal quarters, deliver to Lender a duly completed compliance certificate, dated the date of such financial statements and certified as true and correct by an appropriate officer of Borrowers, containing a computation of each of the financial covenants set forth in Section 10 and stating that no Borrower has become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such Event of Default or Unmatured Event of Default describing it and the steps, if any, being taken to cure it.

(e)          by inserting the following as Section 10.2:

10.2 Senior Funded Indebtedness to EBITDA. As of the end of each fiscal quarter of Borrowers for the four quarter period then ending, Borrowers shall not permit the ratio of (a) consolidated Senior Funded Indebtedness to (b) consolidated EBITDA, to be more than 2.50 to 1.00. As used in this Section 10.2 only, the term “EBITDA” shall mean, for any period of Borrowers, the net income of Borrowers, determined in accordance with GAAP consistently applied, plus (i) Interest Expense for such period, plus (ii) federal and state income taxes of Borrowers for such period, plus (iii) all depreciation and amortization of capitalized costs for such period.

3.          Amendment to the Revolving Note. That certain Second Amended and Restated Revolving Note dated as of June 15, 2011 executed jointly and severally by Borrowers and made payable to the order of Lender in the maximum principal amount of $4,500,000.00 (the “Existing Revolving Note”) is hereby replaced with that certain Third Amended and Restated Revolving Note dated as of even date herewith executed jointly and severally by Borrowers and made payable to the order of Lender in the maximum principal amount of $4,500,000.00 (the “Third Amended and Restated Revolving Note”). The Third Amended and Restated Revolving Note amends and restates in its entirety the Existing Revolving Note and evidences a renewal of the indebtedness evidenced by the Existing Revolving Note. Nothing contained in the Third Amended and Restated Revolving Note shall be deemed to be payment and satisfaction or a novation of the indebtedness evidenced by the Existing Revolving Note.

4.          Amendment to the Term Note. That certain Amended and Restated Term Note dated as of June 15, 2011 executed jointly and severally by Borrowers and made payable to the order of Lender in the principal amount of $4,352,000.00 (the “Existing Term Note”) is hereby replaced with that certain Second Amended and Restated Term Note dated as of even date herewith executed jointly and severally by Borrowers and made payable to the order of Lender in the principal amount of $4,072,000.00 (the “Second Amended and Restated Term Note”). The Second Amended and Restated Term Note amends and restates in its entirety the Existing Term Note and evidences a renewal of, as well as the current outstanding principal balance as of the date hereof of, the indebtedness evidenced by the Existing Term Note. Nothing contained in the Second Amended and Restated Term Note shall be deemed to be payment and satisfaction or a novation of the indebtedness evidenced by the Existing Term Note.

5.          Amendment to the Other Loan Documents. The other Loan Documents are hereby amended to the extent necessary to be consistent with the foregoing amendments to the Loan Agreement, the Revolving Note and the Term Note.

6.          Subordinated Debt Payments. Notwithstanding anything to the contrary contained in the Loan Agreement, any of the other Loan Documents, any of the 2007 Subordinated Loan Documents, any of the 2009 Subordinated Loan Documents or any of the 2010 Subordinated Loan Documents, each Borrower hereby covenants and agrees that it shall not make any payments on any of the Subordinated Debt nor any payment of management fees or similar fees to any Person, including, without limitation, any of the Subordinated Debt under the 2007 Subordinated Loan Documents owing to the 2007 Subordinated Creditors, any of the Subordinated Debt under the 2009 Subordinated Loan Documents owing to the 2009 Subordinated Creditors, and any of the Subordinated Debt under the 2010 Subordinated Loan Documents owing to the 2010 Subordinated Creditors, including, without limitation, any management fees, until Lender has, in writing, notified such subordinated creditors that the Obligations have been paid in full and discharged; provided, however, Borrowers may make and (a) the 2009 Subordinated Creditors may accept regularly scheduled payments of interest pursuant to the 2009 Subordinated Loan Documents on an unaccelerated basis and catch-up payments of interest accrued during the period from June 15, 2011 through the date hereof, and (b) the 2010 Subordinated Creditors may accept regularly scheduled payments of interest pursuant to the 2010 Subordinated Loan Documents on an unaccelerated basis and catch-up payments of interest accrued during the period from June 15, 2011 through the date hereof, provided that in each case (i) no event has occurred which would constitute an Event of Default under the Loan Agreement, and (ii) such payment would not constitute an Event of Default or cause an Event of Default under the Loan Agreement.

7.          Reaffirmation and Confirmation of Security Interests. Each Borrower hereby confirms to Lender that such Borrower has granted to Lender a security interest in or Lien upon substantially all of the property of such Borrower, including, without limitation, the Collateral, to secure the Obligations. Each Borrower hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

In addition to the foregoing:

(a)          LTN Staffing hereby confirms to Lender that LTN Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Membership Interests Security Agreement dated as of May 24, 2010 by and between LTN Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Staffing Membership Interests Security Agreement”)), to secure the Liabilities (as defined in the LTN Staffing Membership Interests Security Agreement), under and pursuant to the LTN Staffing Membership Interests Security Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Staffing Membership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

(b)          LTN Staffing hereby confirms to Lender that LTN Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Partnership Interests Security Agreement dated as of May 24, 2010 by and between LTN Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Staffing Partnership Interests Security Agreement”)), to secure the Liabilities (as defined in the LTN Staffing Partnership Interests Security Agreement), under and pursuant to the LTN Staffing Partnership Interests Security Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Staffing Partnership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

(c)          BG Staffing hereby confirms to Lender that BG Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Partnership Interests Security Agreement dated as of May 24, 2010 by and between BG Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “BG Staffing Partnership Interests Security Agreement”)), to secure the Liabilities (as defined in the BG Staffing Partnership Interests Security Agreement), under and pursuant to the BG Staffing Partnership Interests Security Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the BG Staffing Partnership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

(d)          LTN Staffing hereby confirms to Lender that LTN Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Securities Pledge Agreement dated as of May 24, 2010 by and between LTN Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Staffing Securities Pledge Agreement”)), to secure the Liabilities (as defined in the LTN Staffing Securities Pledge Agreement), under and pursuant to the LTN Staffing Securities Pledge Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Staffing Securities Pledge Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

8.           Representations and Warranties. Each Borrower hereby represents, warrants and covenants to Lender that:

(a)          Authorization. Each Borrower is duly authorized to execute and deliver this Amendment and all deliveries required hereunder, and is and will continue to be duly authorized to borrow monies under the Loan Agreement, as amended hereby, and to perform its obligations under the Loan Agreement and the other Loan Documents.

(b)          No Conflicts. The execution and delivery of this Amendment and all deliveries required hereunder, and the performance by each Borrower of its obligations under the Loan Agreement and the other Loan Documents do not and will not conflict with any provision of law or of the charter or by-laws, operating agreement or partnership agreement of any Borrower or of any agreement binding upon any Borrower.

(c)          Validity and Binding Effect. This Amendment, the Loan Agreement and the other Loan Documents are a legal, valid and binding obligation of each Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

(d)          No Events of Default. As of the date hereof, no default or Event of Default under the Loan Agreement or any of the other Loan Documents has occurred or is continuing.

(e)          Warranties. As of the date hereof, the representations and warranties in the Loan Agreement and the other Loan Documents are true and correct as though made on such date, except where a different date is specifically indicated.

9.          Waiver of Existing Default. Section 11 of that certain Second Amendment to Loan and Security Agreement and Other Loan Documents dated as of June 15, 2011 by and among Borrowers and Lender required that on or before July 1, 2011, the duly authorized and fully executed original signature pages for each of the 2009 Subordinated Creditors and each of the 2010 Subordinated Creditors to that certain Consent and Ratification of Subordination and Intercreditor Agreement dated as of June 15, 2011, be delivered to Lender. As of the date hereof, Lender has not received such signature pages. Consequently, an Event of Default exists. Lender is willing to and hereby waives the Existing Default on and subject to the following condition: that the 2007 Subordinated Creditors execute and deliver to Lender that certain Consent and Ratification of Subordination and Intercreditor Agreement dated as of even date herewith in form and substance acceptable to Lender. This conditional waiver shall be narrowly construed and shall neither extend to any other existing or future violations under, or default of, the Loan Agreement or any amendments thereto at any future time, nor shall this waiver prejudice any rights or remedies which Lender may have or be entitled to with respect to such future violations or defaults.

10.         Conditions to Effectiveness. This Amendment shall be deemed to be effective as of the date hereof (the “Amendment Effective Date”), and the effectiveness of this Amendment shall be subject to, the satisfaction of all of the following conditions:

(a)          This Amendment, duly authorized and fully executed by each Borrower and Lender, and the Consent and Ratification of Guaranty and the Consent and Ratification of Membership Interests Security Agreement, each attached hereto and made a part hereof, each duly authorized and fully executed by the parties thereto, shall have been delivered to Lender.

(b)          The Third Amended and Restated Revolving Note, duly authorized and fully executed by each Borrower, shall have been delivered to Lender.

(c)          The Second Amended and Restated Term Note, duly authorized and fully executed by each Borrower, shall have been delivered to Lender.

(d)          That certain Consent and Ratification of Subordination and Intercreditor Agreement dated as of even date herewith, duly authorized and fully executed by each of the 2007 Subordinated Creditors, shall have been delivered to Lender.

(e)          Resolutions shall have been adopted by Guarantor’s board of managers authorizing the execution, delivery and performance of the Consents and Ratifications to this Amendment, and a copy thereof, certified by a manager of Guarantor, together with a certificate of a manager of Guarantor stating that there have been no amendments, modifications or changes to Guarantor’s Certificate of Formation or Limited Liability Company Agreement since June 15, 2011, shall have been delivered to Lender.

(f)          Resolutions shall have been adopted by LTN Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Third Amended and Restated Revolving Note, the Second Amended and Restated Term Note and the other documents to be delivered in connection herewith, and a copy thereof, certified by a member of LTN Staffing, together with a certificate of a member of LTN Staffing stating that there have been no amendments, modifications or changes to LTN Staffing’s Certificate of Formation or Limited Liability Company Agreement since June 15, 2011, shall have been delivered to Lender.

(g)          Resolutions shall have been adopted by BG Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Third Amended and Restated Revolving Note, the Second Amended and Restated Term Note and the other documents to be delivered in connection herewith, and a copy thereof, certified by a member of BG Staffing, together with a certificate of a member of BG Staffing stating that there have been no amendments, modifications or changes to BG Staffing’s Certificate of Formation or Limited Liability Company Agreement since June 15, 2011, shall have been delivered to Lender.

(h)          Resolutions shall have been adopted by BG Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Third Amended and Restated Revolving Note, the Second Amended and Restated Term Note and the other documents to be delivered in connection herewith, on behalf of and as the general partner of BG Personnel Services, certified by a member of BG Staffing, together with a certificate of a member of BG Staffing stating that there have been no amendments, modifications or changes to BG Personnel Services’ Certificate of Limited Partnership or Limited Partnership Agreement, or to BG Staffing’s Certificate of Formation or Limited Liability Company Agreement, in each case since June 15, 2011, shall have been delivered to Lender.

(i)          Resolutions shall have been adopted by BG Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Third Amended and Restated Revolving Note, the Second Amended and Restated Term Note and the other documents to be delivered in connection herewith, on behalf of and as the general partner of BG Personnel, certified by a member of BG Staffing, together with a certificate of a member of BG Staffing stating that there have been no amendments, modifications or changes to BG Personnel’s Certificate of Limited Partnership or Limited Partnership Agreement, or to BG Staffing’s Certificate of Formation or Limited Liability Company Agreement, in each case since June 15, 2011, shall have been delivered to Lender.

(j)          Resolutions shall have been adopted by B G Staff Services’ Board of Directors authorizing the execution, delivery and performance of this Amendment, the Third Amended and Restated Revolving Note, the Second Amended and Restated Term Note and the other documents to be delivered in connection herewith, and a copy thereof, certified by the corporate secretary of B G Staff Services, together with a certificate of the corporate secretary of B G Staff Services stating that there have been no amendments, modifications or changes to B G Staff Services’ Articles of Incorporation or By-Laws since June 15, 2011, shall have been delivered to Lender.

(k)          (i) A note processing fee with respect to the Revolving Loans in the amount of $900.00, and (ii) a note processing fee with respect to the Term Loan in the amount of $900.00, shall in each case have been paid by Borrowers to Lender.

(l)          Such other documents, instruments or agreements as Lender may reasonably request in order to effectuate fully the transactions contemplated herein shall have been duly executed and delivered to Lender.

11.         Costs and Expenses. Borrowers shall jointly and severally pay all costs and expenses in connection with the preparation of this Amendment and other related loan documents, including, without limitation, reasonable attorneys’ fees.

12.         Miscellaneous.

(a)          Captions. Section captions and headings used in this Amendment are for convenience only and are not part of and shall not affect the construction of this Amendment.

(b)          Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of Illinois, without regard to conflict of laws principles. Whenever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

(c)          Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall together constitute but one and the same document.

(d)          Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(e)          References. From and after the Amendment Effective Date, any reference to the Loan Agreement or the other Loan Documents contained in any notice, request, certificate or other instrument, document or agreement executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

(f)          Continued Effectiveness. Notwithstanding anything contained herein, the terms of this Amendment are not intended to and do not serve to effect a novation as to the Loan Agreement. The parties hereto expressly do not intend to extinguish the Loan Agreement. Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Loan Agreement and secured by the Collateral. The Loan Agreement and each of the other Loan Documents, except as modified hereby, remain in full force and effect and are hereby reaffirmed in all respects.

(g)          Customer Identification - USA Patriot Act Notice; OFAC and Bank Secrecy Act. Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies such Borrower, which information includes the name and address of such Borrower and such other information that will allow Lender to identify such Borrower in accordance with the Act. In addition, each Borrower shall (a) ensure that no person who owns a controlling interest in or otherwise controls such Borrower or any subsidiary of such Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Third Amendment to Loan and Security Agreement and Other Loan Documents as of the date first set forth above.

BORROWERS:

LTN STAFFING, LLC, a Delaware limited
liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG STAFFING, LLC, a Delaware limited
liability company

By:	LTN Staffing, LLC, a Delaware limited
liability company
Its:	Sole Member

	By:	/s/ L. Allen Baker, Jr.
	Name:	L. Allen Baker, Jr.
	Title:	President and Chief Executive
Officer

BG PERSONNEL SERVICES, LP, a Texas
limited partnership

By:	BG Staffing, LLC, a Delaware limited
liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware
limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
		Name:	L. Allen Baker, Jr.
		Title:	President and Chief
Executive Officer

BG PERSONNEL, LP, a Texas limited
partnership

By:	BG Staffing, LLC, a Delaware limited
liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware
limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
		Name:	L. Allen Baker, Jr.
		Title:	President and Chief
Executive Officer

B G STAFF SERVICES INC., a Texas
corporation

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

LENDER:

FIFTH THIRD BANK, an Ohio banking
corporation, successor by merger with Fifth
Third Bank, a Michigan banking corporation

By:	/s/ Ingrid H. Deroubaix
Name:	Ingrid H. Deroubaix
Title:	Vice President

Consent and ratification OF GUARANTY

The undersigned (“Guarantor”) is a guarantor of Borrower to Lender under the terms of that certain Continuing Unconditional Guaranty dated as of May 24, 2010 made by Guarantor in favor of Lender (as amended, restated, modified or supplemented and in effect from time to time, the “Guaranty”). Guarantor hereby expressly: (a) consents to the execution by Borrower and Lender of the above Third Amendment to Loan and Security Agreement and Other Loan Documents; (b) acknowledges that “Borrowers’ Liabilities” (as defined in the Guaranty) includes all of the obligations and liabilities owing from time to time by Borrowers to Lender, including, but not limited to, the obligations and liabilities of Borrowers to Lender under the Third Amended and Restated Revolving Note and the Second Amended and Restated Term Note, each as modified, extended and/or replaced from time to time, and any other Notes (as defined in the Loan Agreement); (c) acknowledges that Guarantor does not have any set-off, defense or counterclaim to the payment or performance of any of the obligations of Borrowers under the Third Amended and Restated Revolving Note, the Amended and Restated Term Note or any of the other Loan Documents or Guarantor under the Guaranty; (d) reaffirms, assumes and binds itself in all respects to all of the obligations, liabilities, duties, covenants, terms and conditions that are contained in the Guaranty; (e) agrees that all such obligations and liabilities under the Guaranty shall continue in full force and that the execution and delivery of the above Third Amendment to Loan and Security Agreement and Other Loan Documents to, and its acceptance by, Lender shall not in any manner whatsoever (i) impair or affect the liability of Guarantor to Lender under the Guaranty, (ii) prejudice, waive, or be construed to impair, affect, prejudice or waive the rights and abilities of Lender at law, in equity or by statute, against Guarantor pursuant to the Guaranty, and/or (iii) release or discharge, nor be construed to release or discharge, any of the obligations and liabilities owing to Lender by Guarantor under the Guaranty; and (f) represents and warrants that each of the representations and warranties made by Guarantor in any of the documents executed in connection with the Loans remain true and correct as of the date hereof.

LTN ACQUISITION, LLC, a Delaware limited
liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	Manager and Authorized Person

Consent and ratification OF

MEMBERSHIP INTERESTS SECURITY AGREEMENT

The undersigned (“Grantor”) is a grantor under the terms of that certain Membership Interests Security Agreement dated as of May 24, 2010 by and between Grantor and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Acquisition Membership Interests Security Agreement”). Grantor hereby consents to the above Third Amendment to Loan and Security Agreement and Other Loan Documents and hereby confirms that Grantor has granted to Lender a security interest in the Pledged Collateral (as defined in the LTN Acquisition Membership Interests Security Agreement) to secure the Liabilities (as defined in the Membership Interests Security Agreement), under and pursuant to the LTN Acquisition Membership Interests Security Agreement.  The undersigned hereby expressly agrees that the Liens on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Acquisition Membership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interests and Liens to Lender for such purpose in all respects.

LTN ACQUISITION, LLC, a Delaware limited
liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	Manager and Authorized Person

Exhibit 10.16

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

AND OTHER LOAN DOCUMENTS

This FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT AND OTHER LOAN DOCUMENTS (this “Amendment”) is made as of the 21st day of November, 2011, by and among LTN STAFFING, LLC, a Delaware limited liability company (“LTN Staffing”), BG STAFFING, LLC, a Delaware limited liability company (“BG Staffing”), BG PERSONNEL SERVICES, LP, a Texas limited partnership (“BG Personnel Services”), BG PERSONNEL, LP, a Texas limited partnership (“BG Personnel”), and B G STAFF SERVICES INC., a Texas corporation (“B G Staff Services”, and together with LTN Staffing, BG Staffing, BG Personnel Services and BG Personnel, collectively, “Borrowers” and each a “Borrower”), and FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation (“Lender”).

WITNESSETH:

WHEREAS, Borrowers and Lender are parties to that certain Loan and Security Agreement dated as of May 24, 2010, as amended from time to time (as amended, and as it may be further amended, restated, modified or supplemented and in effect from time to time, the “Loan Agreement”);

WHEREAS, BG Staffing and Extrinsic, LLC, a Delaware limited liability company (“Seller”), have entered into that certain Asset Purchase Agreement dated as of November ___, 2011 (the “Extrinsic Purchase Agreement”), providing for the purchase by BG Staffing of certain of the assets of and the assumption by BG Staffing of certain liabilities of Seller, in accordance with the terms thereof (the “Extrinsic Purchase Transaction”); and

WHEREAS, Borrowers have requested that Lender consent to the Purchase Transaction and amend the Loan Agreement and the other Loan Documents in certain respects, and Lender is agreeable to such request, on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.           Definitions. Capitalized terms used herein which are defined in the Loan Agreement and not otherwise defined herein are used with the meanings given such terms in the Loan Agreement.

2.           Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a)          by amending and restating each of the following definitions in Section 1.1 as follows:

“Debt Service” shall mean, for any period, the sum of (i) Cash Interest Expense for such period and the principal portion of Borrowers’ Total Debt payable during such period (excluding payments required to be made pursuant to Section 2.2(d) hereof), determined in accordance with GAAP, plus (ii) the aggregate amount of Earn Out Payments paid in cash by any Borrower for such period.

“Default Rate” shall mean a per annum rate of interest equal to the LIBOR Rate plus eight and one-half percent (8.5%) per annum.

“EBITDA” shall mean for any period, the consolidated net income of Borrowers, determined in accordance with GAAP consistently applied, plus (i) Interest Expense for such period, plus (ii) federal and state income taxes of Borrowers for such period, plus (iii) all depreciation and amortization of capitalized costs for such period, plus (iv) actual closing costs in an amount not to exceed $500,000 incurred by Borrowers in connection with closing the Extrinsic Purchase Transaction, provided that such closing costs are verified by Lender and consented to by Lender in its sole discretion.

“Earn Out Payments” shall mean, collectively, (i) those payments made or required to be made by LTN Staffing and BG Staffing pursuant to Section 1.8 of the Purchase Agreement; provided, however, the maximum amount of Earn Out Payments made shall not exceed $250,000.00 for each of the first two (2) full consecutive twelve (12) month periods commencing after May 24, 2010, and $500,000.00 in the aggregate, (ii) those payments made or required to be made by LTN Staffing pursuant to Section 1.6 of the JNA Purchase Agreement, and (iii) those payments made or required to be made by BG Staffing pursuant to Section 1.6 of the Extrinsic Purchase Agreement.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) Borrowers’ EBITDA for such period plus (i) all Earn Out Payments made by any Borrower for such period to the extent treated as an expense, plus (ii) all management fees due to Taglich Brothers, Inc. and its affiliates which Borrowers have accrued but not paid, plus (iii) all other non-cash items, less (iv) all distributions made to the members, shareholders or partners of any Borrower (other than distributions to other Borrowers), less (v) federal and state income taxes paid by Borrowers for such period, less (vi) capital expenditures (other than capital expenditures financed with the proceeds of purchase money indebtedness or capital leases to the extent permitted under this Agreement), minus (b) the sum, without duplication, of (i) scheduled repayments of principal of the Term Loan made during such period, plus (ii) voluntary prepayments of the Term Loan made during such period, plus (iii) all income taxes paid in cash by Borrowers during such period, plus (iv) Cash Interest Expense of Borrowers during such period, plus (v) Earn Out Payments to the extent capitalized.

“Revolving Interest Rate” shall mean the LIBOR Rate plus the Applicable Margin.

“Revolving Loan Maturity Date” shall mean November 21, 2014, unless extended by Lender pursuant to any modification, extension or renewal note executed by Borrowers and accepted by Lender in its sole and absolute discretion in substitution for the Revolving Note.

“Senior Funded Indebtedness” shall mean all Debt of the Borrowers other than Subordinated Debt.

“Term Loan Commitment” shall mean Six Million and No/100 Dollars ($6,000,000.00).

“Term Loan Maturity Date” shall mean November 21, 2014, unless extended by Lender pursuant to any modification, extension or renewal note executed by Borrowers and accepted by Lender in its sole and absolute discretion in substitution for the Term Note.

(b)          by inserting the following definitions to Section 1.1 in their respective proper alphabetical order:

“Applicable Margin” shall mean the rate per annum added to the LIBOR Rate to determine the Revolving Interest Rate as determined by the Senior Funded Indebtedness to EBITDA Ratio of Borrowers for the prior fiscal quarter, effective as of any Interest Rate Change Date, as set forth below:

Senior Funded Indebtedness to EBITDA Ratio	Applicable Margin
≥2.50 to 1.00	5.0%
>2.00 to 1.00 but <2.50 to 1.00	4.5%
≤2.00 to 1.00	4.0%

The Applicable Margin as of November 21, 2011 is 5.0%.

“Cash Interest Expense” shall mean, for any period, the aggregate amount of interest actually paid by Borrowers during such period in respect to Total Debt (including, without limitation, the interest portion, determined in accordance with GAAP, of all lease payments accrued during such period in respect of all leases which should have been or must be, in accordance with GAAP, recorded as capital leases).

“Clarkston” shall mean Clarkston-Potomac Group, Inc., a Delaware corporation.

“Debt Service Coverage Ratio” shall mean the ratio of (a) consolidated EBITDA plus (i) all Earn Out Payments made by any Borrower for such period to the extent treated as an expense, plus (ii) all management fees due to Taglich Brothers, Inc. and its affiliates which Borrowers have accrued but not paid, plus (iii) all other non-cash items, less (iv) all distributions made to the members, shareholders or partners of Borrowers (other than distributions to other Borrowers), less (v) federal and state income taxes paid by Borrowers for such period, less (vi) capital expenditures (other than capital expenditures financed with the proceeds of purchase money indebtedness or capital leases to the extent permitted under this Agreement), to (b) consolidated Debt Service.

“Extrinsic Purchase Agreement” shall mean that certain Asset Purchase Agreement dated as of November ___, 2011 by and among BG Staffing, Extrinsic, LLC, a Delaware limited liability company, Clarkston and Miller.

“Extrinsic Purchase Transaction” shall mean the purchase by BG Staffing of certain of the assets of and the assumption by BG Staffing of certain liabilities of Extrinsic, LLC, a Delaware limited liability company, pursuant to the terms of the Extrinsic Purchase Agreement.

“Interest Expense” shall mean, for any period, the aggregate amount of interest expense of Borrowers during such period, determined in accordance with GAAP.

“Interest Rate Change Date” shall mean the date two (2) Business Days after the delivery to Lender of the quarterly or year-end financial statements of Borrowers, which initial change date shall occur after the delivery to Lender of the financial statements of Borrowers for the fiscal year ending in December 2011.

“Miller” means Michael Lewis Miller.

“Senior Funded Indebtedness to EBITDA Ratio” shall mean the ratio of (a) consolidated Senior Funded Indebtedness, to (b) consolidated EBITDA.

(c)          by amending and restating Section 2.2(a) in its entirety to read as follows:

(a)          Term Loan Commitment. Lender has heretofore made to Borrowers a term loan in the principal amount of $5,540,000.00, of which $3,982,000.00 is outstanding as of November 21, 2011 prior to the closing of the transactions contemplated on such date. On November 21, 2011, the amount of such term loan is being increased such that the amount outstanding as of November 21, 2011 after the closing of the transactions contemplated on such date is equal to the amount of the Term Loan Commitment. As of November 21, 2011, and after the closing of the transactions contemplated on such date, the Term Loan in the amount of the Term Loan Commitment (i) shall be deemed to be an obligation of and indebtedness of Borrowers, jointly and severally, (ii) shall be deemed to be outstanding under this Agreement, and (iii) shall be subject to all of the terms and conditions stated in this Agreement. The Term Loan may be prepaid in whole or in part at any time subject to Section 2.2(d), but shall be due in full on the Term Loan Maturity Date, unless the credit extended under the Term Loan is otherwise accelerated, terminated or extended as provided in this Agreement.

(d)          by amending and restating Section 2.2(c) in its entirety to read as follows:

(c)          Term Loan Principal Payments. The outstanding principal balance of the Term Loan shall be repaid as follows (i) equal monthly principal installments each in the amount of Eighty Thousand and No/100 Dollars ($80,000.00), together with an additional amount representing accrued and unpaid interest on the principal amount of the Term Loan outstanding as set forth above, beginning on January 1, 2012 and continuing on the first day of each month thereafter until and including December 1, 2012, and (ii) thereafter, equal monthly principal installments each in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00), together with an additional amount representing accrued and unpaid interest on the principal amount of the Term Loan outstanding as set forth above, beginning on January 1, 2013 and continuing on the first day of each month thereafter, with a final payment of all outstanding principal and accrued interest due on the Term Loan Maturity Date. Principal amounts repaid on the Term Note may not be borrowed again.

(e)          by amending and restating Section 2.2(d) in its entirety to read as follows:

(d)          Term Loan Mandatory Prepayment. Borrowers shall make a prepayment of the outstanding principal amount of the Term Loan until paid in full upon the occurrence of any of the following events, at the following times and in the following amounts:

(i)          Concurrently with the receipt by any of the Borrowers of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds.

(ii)         Within ten (10) days after receipt by Borrowers of the audited financial statements each year (but in no event later than one hundred thirty (130) days after the end of each fiscal year), in an amount equal to 50% of Excess Cash Flow for such prior fiscal year; provided that if the Senior Funded Indebtedness to EBITDA Ratio as of the end of such prior fiscal year is less than 2.00 to 1.00, then such payment shall be in an amount equal to 25% of such Excess Cash Flow for the prior fiscal year.

All such prepayments shall be applied to the principal balance of the Term Loan and shall not reduce the amounts of future monthly installments.

(f)          by deleting Section 2.10 in its entirety.

(g)          by amending and restating Section 9.1 in its entirety to read as follows:

9.1           Debt. No Borrower shall, either directly or indirectly, create, assume, incur or have outstanding any Debt (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

(i)          the Obligations under this Agreement and the other Loan Documents;

(ii)         obligations of such Borrower for Taxes, assessments, municipal or other governmental charges;

(iii)        obligations of such Borrower for accounts payable, other than for money borrowed, incurred in the ordinary course of business;

(iv)         Subordinated Debt, consisting of (A) 2007 Subordinated Debt in outstanding principal amount not to exceed $9,000,000, and (B) 2009 Subordinated Debt and 2010 Subordinated Debt in an aggregate amount not to exceed $500,000, and not repay at maturity more than $250,000 in aggregate principal amount of 2009 Subordinated Debt and 2010 Subordinated Debt. All such 2007, 2009 and 2010 Subordinated Debt shall be subject to the terms of the 2007 Subordination Agreement, the 2009 Subordination Agreement and the 2010 Subordination Agreement, as applicable, or such other subordination agreement acceptable to Lender in its sole discretion; and

(v)          Rate Management Obligations incurred in favor of Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation.

(h)          by amending and restating Section 9.6 in its entirety to read as follows:

9.6           Distributions. No Borrower shall (a) make any distribution or dividend, whether in cash or otherwise, to any of its equityholders (i) unless and until the Senior Funded Indebtedness to EBITDA Ratio is less than 2.00 to 1.00 as of the end of the most recently-ended fiscal quarter for the four quarter period then ending, and (ii) so long as no Event or Default or Unmatured Event of Default exists or would result from the making of any such distribution or dividend, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) (i) pay in cash from the date hereof through the end of Borrowers’ 2012 fiscal year any management fees or similar fees to any of its equityholders or any Affiliate (but Borrowers may accrue such fees for such period), or (ii) thereafter, unless no Event of Default exists and Borrowers are in pro forma compliance with each of the financial covenants set forth in Section 10 of this Agreement both before and after giving effect to such payment, pay any management fees or similar fees (including any catch-up payments in respect of the period from the date hereof through the end of Borrowers’ 2012 fiscal year) to any of its equityholders or any Affiliate thereof without the prior written consent of Lender, (d) make any Earn Out Payments (i) unless Borrowers are in pro forma compliance with each of the financial covenants set forth in Section 10 of this Agreement both before and after giving effect to such Earn Out Payments, and (ii) so long as no Event or Default or Unmatured Event of Default exists or would result therefrom, (e) pay or prepay interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or any other payment in respect of any Subordinated Debt, or (f) set aside funds for any of the foregoing. Notwithstanding the foregoing, so long as no Event or Default or Unmatured Event of Default exists or would result therefrom, (i) Borrowers may make payments to the extent permitted under the 2007 Subordination Agreement, the 2009 Subordination Agreement and the 2010 Subordination Agreement, as applicable, and (ii) each Borrower may make quarterly distributions to each of its shareholders, members or partners in an amount not greater than the quarterly estimated income tax payments required to be made by each such shareholder, member or partner based upon the income of such shareholder, member or partner attributable to such shareholder’s, member’s or partner’s interest in such Borrower and such Borrower’s status as a pass-through entity for federal and state income tax purposes and based upon the operations of such Borrower and the resulting federal and state tax liability of such shareholder, member or partner.

(i)          by amending and restating Section 10.1 in its entirety to read as follows:

10.1         Debt Service Coverage. As of the end of each fiscal quarter of Borrowers for the four quarter period then ending, Borrowers shall not permit the Debt Service Coverage Ratio to be less than 1.20 to 1.00.

(j)          by amending and restating Section 10.2 in its entirety to read as follows:

10.2         Senior Funded Indebtedness to EBITDA. As of the end of each fiscal quarter of Borrowers for the four quarter period then ending, Borrowers shall not permit the Senior Funded Indebtedness to EBITDA Ratio to be greater than the maximum amount set forth below for the corresponding period set forth below:

Four Quarters Ended In:	Maximum Ratio
March 2012	3.25 to 1.00
June 2012	2.75 to 1.00
September 2012	2.25 to 1.00
December 2012	2.00 to 1.00
March 2013	2.00 to 1.00
June 2013	2.00 to 1.00
September 2013	2.00 to 1.00
December 2013 and the end of each quarter ended thereafter	1.50 to 1.00

3.          Amendment to the Revolving Note. That certain Third Amended and Restated Revolving Note dated as of October 1, 2011 executed jointly and severally by Borrowers and made payable to the order of Lender in the maximum principal amount of $4,500,000.00 (the “Existing Revolving Note”) is hereby replaced with that certain Fourth Amended and Restated Revolving Note dated as of even date herewith executed jointly and severally by Borrowers and made payable to the order of Lender in the maximum principal amount of $5,500,000.00 (the “Fourth Amended and Restated Revolving Note”). The Fourth Amended and Restated Revolving Note amends and restates in its entirety the Existing Revolving Note and evidences a renewal and an increase of the indebtedness evidenced by the Existing Revolving Note. Nothing contained in the Fourth Amended and Restated Revolving Note shall be deemed to be payment and satisfaction or a novation of the indebtedness evidenced by the Existing Revolving Note. References to the “Revolving Note” in the Loan Agreement and the other Loan Documents shall be deemed to mean the Fourth Amended and Restated Revolving Note.

4.          Amendment to the Term Note. That certain Second Amended and Restated Term Note dated as of October 1, 2011 executed jointly and severally by Borrowers and made payable to the order of Lender in the principal amount of $4,072,000.00 (the “Existing Term Note”) is hereby replaced with that certain Third Amended and Restated Term Note dated as of even date herewith executed jointly and severally by Borrowers and made payable to the order of Lender in the principal amount of $6,000,000.00 (the “Third Amended and Restated Term Note”). The Third Amended and Restated Term Note amends and restates in its entirety the Existing Term Note and evidences a renewal and an increase of, as well as the current outstanding principal balance as of the date hereof of, the indebtedness evidenced by the Existing Term Note. Nothing contained in the Third Amended and Restated Term Note shall be deemed to be payment and satisfaction or a novation of the indebtedness evidenced by the Existing Term Note. References to the “Term Note” in the Loan Agreement and the other Loan Documents shall be deemed to mean the Third Amended and Restated Term Note.

5.          Amendment to the Other Loan Documents. The other Loan Documents are hereby amended to the extent necessary to be consistent with the foregoing amendments to the Loan Agreement, the Revolving Note and the Term Note.

6.          Consent to Extrinsic Purchase Transaction. Subject to the terms and conditions hereof, Lender hereby consents to the Extrinsic Purchase Transaction. The consent set forth herein shall be effective only in the specific instance and for the specific purpose set forth herein and shall neither extend to any other violations under, or default of, the Loan Agreement or any of the other Loan Documents, nor shall this consent prejudice any rights or remedies of Lender under the Loan Agreement or any of the other Loan Documents with respect to matters not specifically addressed hereby.

7.           Reaffirmation and Confirmation of Security Interests. Each Borrower hereby confirms to Lender that such Borrower has granted to Lender a security interest in or Lien upon substantially all of the property of such Borrower, including, without limitation, the Collateral, to secure the Obligations. Each Borrower hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

In addition to the foregoing:

(a)          LTN Staffing hereby confirms to Lender that LTN Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Membership Interests Security Agreement dated as of May 24, 2010 by and between LTN Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Staffing Membership Interests Security Agreement”)), to secure the Liabilities (as defined in the LTN Staffing Membership Interests Security Agreement), under and pursuant to the LTN Staffing Membership Interests Security Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Staffing Membership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

(b)          LTN Staffing hereby confirms to Lender that LTN Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Partnership Interests Security Agreement dated as of May 24, 2010 by and between LTN Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Staffing Partnership Interests Security Agreement”)), to secure the Liabilities (as defined in the LTN Staffing Partnership Interests Security Agreement), under and pursuant to the LTN Staffing Partnership Interests Security Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Staffing Partnership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

(c)          BG Staffing hereby confirms to Lender that BG Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Partnership Interests Security Agreement dated as of May 24, 2010 by and between BG Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “BG Staffing Partnership Interests Security Agreement”)), to secure the Liabilities (as defined in the BG Staffing Partnership Interests Security Agreement), under and pursuant to the BG Staffing Partnership Interests Security Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the BG Staffing Partnership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

(d)          LTN Staffing hereby confirms to Lender that LTN Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Securities Pledge Agreement dated as of May 24, 2010 by and between LTN Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Staffing Securities Pledge Agreement”)), to secure the Liabilities (as defined in the LTN Staffing Securities Pledge Agreement), under and pursuant to the LTN Staffing Securities Pledge Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Staffing Securities Pledge Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

8.           Representations and Warranties. Each Borrower hereby represents, warrants and covenants to Lender that:

(a)          Authorization. Each Borrower is duly authorized to execute and deliver this Amendment and all deliveries required hereunder, and is and will continue to be duly authorized to borrow monies under the Loan Agreement, as amended hereby, and to perform its obligations under the Loan Agreement and the other Loan Documents.

(b)          No Conflicts. The execution and delivery of this Amendment and all deliveries required hereunder, and the performance by each Borrower of its obligations under the Loan Agreement and the other Loan Documents do not and will not conflict with any provision of law or of the charter or by-laws, operating agreement or partnership agreement of any Borrower or of any agreement binding upon any Borrower.

(c)          Validity and Binding Effect. This Amendment, the Loan Agreement and the other Loan Documents are a legal, valid and binding obligation of each Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

(d)          No Events of Default. As of the date hereof, no default or Event of Default under the Loan Agreement or any of the other Loan Documents has occurred or is continuing.

(e)          Warranties. As of the date hereof, the representations and warranties in the Loan Agreement and the other Loan Documents are true and correct as though made on such date, except where a different date is specifically indicated.

9.           Conditions to Effectiveness. This Amendment shall be deemed to be effective as of the date hereof (the “Amendment Effective Date”), and the effectiveness of this Amendment shall be subject to, the satisfaction of all of the following conditions:

(a)          This Amendment, duly authorized and fully executed by each Borrower and Lender, and the Consent and Ratification of Guaranty and the Consent and Ratification of Membership Interests Security Agreement, each attached hereto and made a part hereof, each duly authorized and fully executed by the parties thereto, shall have been delivered to Lender.

(b)          The Fourth Amended and Restated Revolving Note, duly authorized and fully executed by each Borrower, shall have been delivered to Lender.

(c)          The Third Amended and Restated Term Note, duly authorized and fully executed by each Borrower, shall have been delivered to Lender.

(d)          A fully-executed copy of the Extrinsic Purchase Agreement, together with all other agreements, documents or instruments executed or to be delivered in connection with the Extrinsic Purchase Transaction, shall have been delivered to Lender.

(e)          That certain Third Amendment to Subordination and Intercreditor Agreement dated as of even date herewith, duly authorized and fully executed by each of the 2007 Subordinated Creditors, shall have been delivered to Lender.

(f)          That certain Sixth Amendment to the 2007 Subordinated Loan Documents, in form and substance acceptable to Lender, duly executed by each of the parties thereto, shall have been delivered to Lender.

(g)          Borrowers shall have received not less than $4,400,000 of additional equity contributions (net of fees paid to Taglich Private Equity, LLC and its affiliates in connection therewith) and evidence thereof, in form and substance acceptable to Lender, shall have been delivered to Lender.

(h)          The existing Debt under the 2007 Subordinated Loan Documents, the 2009 Subordinated Loan Documents and the 2010 Subordinated Loan Documents shall have converted to equity as follows: (i) in an amount sufficient to reduce the outstanding principal balance of Debt under the 2007 Subordinated Loan Documents to not more than $9,000,000.00, and (ii) in an amount sufficient to reduce the aggregate outstanding principal balance of Debt under the 2009 Subordinated Loan Documents and 2010 Subordinated Loan Documents to not more than $500,000.00, and evidence thereof, in form and substance acceptable to Lender, shall have been delivered to Lender.

(i)          A Capital Contribution Agreement dated as of even date herewith by and among Taglich Private Equity, LLC, Borrowers and Lender, in form and substance acceptable to Lender, shall have been delivered to Lender.

(j)          A copy of the Master Services Agreement between BG Staffing and Clarkston-Potomac Group, Inc. entered into in connection with the Extrinsic Purchase Transaction, duly executed by each of the parties thereto, in form and substance acceptable to Lender, shall have been delivered to Lender.

(k)          An aged schedule of the Accounts of Extrinsic, listing the name and amount due from each Account Debtor and showing the aggregate amounts due from (a) 0-30 days, (b) 31-60 days, (c) 61-90 days and (d) more than 90 days, and certified as accurate by Extrinsic’s treasurer or chief financial officer, shall have been delivered to Lender.

(l)          A Borrowing Base Certificate which includes the Accounts of Extrinsic shall have been delivered to Lender.

(m)          Certificates of Insurance with respect to property and liability insurance of Borrowers, showing Lender as certificate holder, lenders loss payee with respect to property insurance, and showing Lender as certificate holder and additional insured with respect to liability insurance, together a lender’s loss payable endorsement, shall have been delivered to Lender.

(n)          Resolutions shall have been adopted by Guarantor’s board of managers authorizing the execution, delivery and performance of the Consents and Ratifications to this Amendment, and a copy thereof, certified by a manager of Guarantor, together with a certificate of a manager of Guarantor stating that there have been no amendments, modifications or changes to Guarantor’s Certificate of Formation or Limited Liability Company Agreement since October 1, 2011, shall have been delivered to Lender.

(o)          Resolutions shall have been adopted by LTN Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Fourth Amended and Restated Revolving Note, the Third Amended and Restated Term Note and the other documents to be delivered in connection herewith, and a copy thereof, certified by a member of LTN Staffing, together with a certificate of a member of LTN Staffing stating that there have been no amendments, modifications or changes to LTN Staffing’s Certificate of Formation or Limited Liability Company Agreement since October 1, 2011, shall have been delivered to Lender.

(p)          Resolutions shall have been adopted by BG Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Fourth Amended and Restated Revolving Note, the Third Amended and Restated Term Note, the Extrinic Purchase Agreement and the other documents to be delivered in connection herewith, and a copy thereof, certified by a member of BG Staffing, together with a certificate of a member of BG Staffing stating that there have been no amendments, modifications or changes to BG Staffing’s Certificate of Formation or Limited Liability Company Agreement since October 1, 2011, shall have been delivered to Lender.

(q)          Resolutions shall have been adopted by BG Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Fourth Amended and Restated Revolving Note, the Third Amended and Restated Term Note and the other documents to be delivered in connection herewith, on behalf of and as the general partner of BG Personnel Services, certified by a member of BG Staffing, together with a certificate of a member of BG Staffing stating that there have been no amendments, modifications or changes to BG Personnel Services’ Certificate of Limited Partnership or Limited Partnership Agreement, or to BG Staffing’s Certificate of Formation or Limited Liability Company Agreement, in each case since October 1, 2011, shall have been delivered to Lender.

(r)          Resolutions shall have been adopted by BG Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Fourth Amended and Restated Revolving Note, the Third Amended and Restated Term Note and the other documents to be delivered in connection herewith, on behalf of and as the general partner of BG Personnel, certified by a member of BG Staffing, together with a certificate of a member of BG Staffing stating that there have been no amendments, modifications or changes to BG Personnel’s Certificate of Limited Partnership or Limited Partnership Agreement, or to BG Staffing’s Certificate of Formation or Limited Liability Company Agreement, in each case since October 1, 2011, shall have been delivered to Lender.

(s)          Resolutions shall have been adopted by B G Staff Services’ Board of Directors authorizing the execution, delivery and performance of this Amendment, the Fourth Amended and Restated Revolving Note, the Third Amended and Restated Term Note and the other documents to be delivered in connection herewith, and a copy thereof, certified by the corporate secretary of B G Staff Services, together with a certificate of the corporate secretary of B G Staff Services stating that there have been no amendments, modifications or changes to B G Staff Services’ Articles of Incorporation or By-Laws since October 1, 2011, shall have been delivered to Lender.

(t)          (i) An amendment fee in the amount of $30,000, (ii) a note processing fee with respect to the Revolving Loans in the amount of $900.00, and (ii) a note processing fee with respect to the Term Loan in the amount of $900.00, shall in each case have been paid by Borrowers to Lender.

(u)          Each of the other conditions of borrowing set forth in Section 3 of the Loan Agreement (including, without limitation, Sections 3.2, 3.3, 3.4 and 3.5) shall have been met to the satisfaction of Lender.

(v)          Such other documents, instruments or agreements as Lender may reasonably request in order to effectuate fully the transactions contemplated herein shall have been duly executed and delivered to Lender; provided, however that Borrowers shall have up to thirty (30) days following the date hereof to qualify BG Staffing to do business in the State of North Carolina and provide to the Lender and certificate or other satisfactory evidence of such qualification.

10.         Costs and Expenses. Borrowers shall jointly and severally pay all costs and expenses in connection with the preparation of this Amendment and other related loan documents, including, without limitation, reasonable attorneys’ fees.

11.         Miscellaneous.

(a)          Captions. Section captions and headings used in this Amendment are for convenience only and are not part of and shall not affect the construction of this Amendment.

(b)          Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of Illinois, without regard to conflict of laws principles. Whenever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

(c)          Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall together constitute but one and the same document.

(d)          Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(e)          References. From and after the Amendment Effective Date, any reference to the Loan Agreement or the other Loan Documents contained in any notice, request, certificate or other instrument, document or agreement executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

(f)          Continued Effectiveness. Notwithstanding anything contained herein, the terms of this Amendment are not intended to and do not serve to effect a novation as to the Loan Agreement. The parties hereto expressly do not intend to extinguish the Loan Agreement. Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Loan Agreement and secured by the Collateral. The Loan Agreement and each of the other Loan Documents, except as modified hereby, remain in full force and effect and are hereby reaffirmed in all respects.

(g)          Customer Identification - USA Patriot Act Notice; OFAC and Bank Secrecy Act. Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies such Borrower, which information includes the name and address of such Borrower and such other information that will allow Lender to identify such Borrower in accordance with the Act. In addition, each Borrower shall (a) ensure that no person who owns a controlling interest in or otherwise controls such Borrower or any subsidiary of such Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment to Loan and Security Agreement and Other Loan Documents as of the date first set forth above.

BORROWERS:

LTN STAFFING, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG STAFFING, LLC, a Delaware limited liability company

By:	LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG PERSONNEL SERVICES, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

By:	LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG PERSONNEL, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

By:	LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

B G STAFF SERVICES INC., a Texas corporation

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

LENDER:

FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation

By:	/s/ Ingrid H. Deroubaix
Name:	Ingrid H. Deroubaix
Title:	Vice President

Consent and ratification OF GUARANTY

The undersigned (“Guarantor”) is a guarantor of Borrowers to Lender under the terms of that certain Continuing Unconditional Guaranty dated as of May 24, 2010 made by Guarantor in favor of Lender (as amended, restated, modified or supplemented and in effect from time to time, the “Guaranty”). Guarantor hereby expressly: (a) consents to the execution by Borrowers and Lender of the above Fourth Amendment to Loan and Security Agreement and Other Loan Documents; (b) acknowledges that “Borrowers’ Liabilities” (as defined in the Guaranty) includes all of the obligations and liabilities owing from time to time by Borrowers to Lender, including, but not limited to, the obligations and liabilities of Borrowers to Lender under the Fourth Amended and Restated Revolving Note and the Third Amended and Restated Term Note, each as modified, extended and/or replaced from time to time, and any other Notes (as defined in the Loan Agreement); (c) acknowledges that Guarantor does not have any set-off, defense or counterclaim to the payment or performance of any of the obligations of Borrowers under the Fourth Amended and Restated Revolving Note, the Third Amended and Restated Term Note or any of the other Loan Documents or Guarantor under the Guaranty; (d) reaffirms, assumes and binds itself in all respects to all of the obligations, liabilities, duties, covenants, terms and conditions that are contained in the Guaranty; (e) agrees that all such obligations and liabilities under the Guaranty shall continue in full force and that the execution and delivery of the above Fourth Amendment to Loan and Security Agreement and Other Loan Documents to, and its acceptance by, Lender shall not in any manner whatsoever (i) impair or affect the liability of Guarantor to Lender under the Guaranty, (ii) prejudice, waive, or be construed to impair, affect, prejudice or waive the rights and abilities of Lender at law, in equity or by statute, against Guarantor pursuant to the Guaranty, and/or (iii) release or discharge, nor be construed to release or discharge, any of the obligations and liabilities owing to Lender by Guarantor under the Guaranty; and (f) represents and warrants that each of the representations and warranties made by Guarantor in any of the documents executed in connection with the Loans remain true and correct as of the date hereof.

LTN ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	Manager and Authorized Person

Consent and ratification OF

MEMBERSHIP INTERESTS SECURITY AGREEMENT

The undersigned (“Grantor”) is a grantor under the terms of that certain Membership Interests Security Agreement dated as of May 24, 2010 by and between Grantor and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Acquisition Membership Interests Security Agreement”). Grantor hereby consents to the above Fourth Amendment to Loan and Security Agreement and Other Loan Documents and hereby confirms that Grantor has granted to Lender a security interest in the Pledged Collateral (as defined in the LTN Acquisition Membership Interests Security Agreement) to secure the Liabilities (as defined in the Membership Interests Security Agreement), under and pursuant to the LTN Acquisition Membership Interests Security Agreement.  The undersigned hereby expressly agrees that the Liens on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Acquisition Membership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interests and Liens to Lender for such purpose in all respects.

LTN ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	Manager and Authorized Person

Exhibit 10.17

FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

AND OTHER LOAN DOCUMENTS

This FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT AND OTHER LOAN DOCUMENTS (this “Amendment”) is made as of the ___ day of April, 2012, by and among LTN STAFFING, LLC, a Delaware limited liability company (“LTN Staffing”), BG STAFFING, LLC, a Delaware limited liability company (“BG Staffing”), BG PERSONNEL SERVICES, LP, a Texas limited partnership (“BG Personnel Services”), BG PERSONNEL, LP, a Texas limited partnership (“BG Personnel”), and B G STAFF SERVICES INC., a Texas corporation (“B G Staff Services”, and together with LTN Staffing, BG Staffing, BG Personnel Services and BG Personnel, collectively, “Borrowers” and each a “Borrower”), and FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation (“Lender”).

WITNESSETH:

WHEREAS, Borrowers and Lender are parties to that certain Loan and Security Agreement dated as of May 24, 2010, as amended from time to time (as amended, and as it may be further amended, restated, modified or supplemented and in effect from time to time, the “Loan Agreement”); and

WHEREAS, Borrowers have requested that Lender amend the Loan Agreement and the other Loan Documents in certain respects, and Lender is agreeable to such request, on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.          Definitions. Capitalized terms used herein which are defined in the Loan Agreement and not otherwise defined herein are used with the meanings given such terms in the Loan Agreement.

2.          Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a)          by amending and restating each of the following definitions in Section 1.1 as follows:

“Applicable Margin” shall mean the rate per annum added to the LIBOR Rate to determine the Revolving Interest Rate as determined by the Senior Funded Indebtedness to EBITDA Ratio of Borrowers for the prior fiscal quarter, effective as of any Interest Rate Change Date, as set forth below:

Senior Funded Indebtedness to EBITDA Ratio	Applicable Margin
>3.00 to 1.00	5.00%
≤3.00 to 1.00 but >2.50 to 1.00	4.50%
≤2.50 to 1.00	4.00%

“EBITDA” shall mean for any period, the consolidated net income of Borrowers, determined in accordance with GAAP consistently applied, plus (i) Interest Expense for such period, plus (ii) federal and state income taxes of Borrowers for such period, plus (iii) all depreciation and amortization of capitalized costs for such period, plus (iv) actual closing costs in an amount not to exceed $500,000 incurred by Borrowers in connection with closing the Extrinsic Purchase Transaction, provided that such closing costs are verified by Lender and consented to by Lender in its sole discretion; provided, however, for purposes of calculating each of the Debt Service Coverage Ratio and the Senior Funded Indebtedness to EBITDA Ratio, the amount of $2,587,933 representing the one-time gain on extinguishment of debt occurring on or about November 21, 2011 shall be subtracted from net income of Borrowers in determining EBITDA, but solely for the relevant measurement periods in which November 2011 is included in calculating such Debt Service Coverage Ratio and the Senior Funded Indebtedness to EBITDA Ratio financial covenants.

3.          Amendment to the Other Loan Documents. The other Loan Documents are hereby amended to the extent necessary to be consistent with the foregoing amendments to the Loan Agreement.

4.          Reaffirmation and Confirmation of Security Interests. Each Borrower hereby confirms to Lender that such Borrower has granted to Lender a security interest in or Lien upon substantially all of the property of such Borrower, including, without limitation, the Collateral, to secure the Obligations. Each Borrower hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

In addition to the foregoing:

(a)          LTN Staffing hereby confirms to Lender that LTN Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Membership Interests Security Agreement dated as of May 24, 2010 by and between LTN Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Staffing Membership Interests Security Agreement”)), to secure the Liabilities (as defined in the LTN Staffing Membership Interests Security Agreement), under and pursuant to the LTN Staffing Membership Interests Security Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Staffing Membership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

(b)          LTN Staffing hereby confirms to Lender that LTN Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Partnership Interests Security Agreement dated as of May 24, 2010 by and between LTN Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Staffing Partnership Interests Security Agreement”)), to secure the Liabilities (as defined in the LTN Staffing Partnership Interests Security Agreement), under and pursuant to the LTN Staffing Partnership Interests Security Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Staffing Partnership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

(c)          BG Staffing hereby confirms to Lender that BG Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Partnership Interests Security Agreement dated as of May 24, 2010 by and between BG Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “BG Staffing Partnership Interests Security Agreement”)), to secure the Liabilities (as defined in the BG Staffing Partnership Interests Security Agreement), under and pursuant to the BG Staffing Partnership Interests Security Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the BG Staffing Partnership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

(d)          LTN Staffing hereby confirms to Lender that LTN Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Securities Pledge Agreement dated as of May 24, 2010 by and between LTN Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Staffing Securities Pledge Agreement”)), to secure the Liabilities (as defined in the LTN Staffing Securities Pledge Agreement), under and pursuant to the LTN Staffing Securities Pledge Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Staffing Securities Pledge Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

5.          Representations and Warranties. Each Borrower hereby represents, warrants and covenants to Lender that:

(a)          Authorization. Each Borrower is duly authorized to execute and deliver this Amendment and all deliveries required hereunder, and is and will continue to be duly authorized to borrow monies under the Loan Agreement, as amended hereby, and to perform its obligations under the Loan Agreement and the other Loan Documents.

(b)          No Conflicts. The execution and delivery of this Amendment and all deliveries required hereunder, and the performance by each Borrower of its obligations under the Loan Agreement and the other Loan Documents do not and will not conflict with any provision of law or of the charter or by-laws, operating agreement or partnership agreement of any Borrower or of any agreement binding upon any Borrower.

(c)          Validity and Binding Effect. This Amendment, the Loan Agreement and the other Loan Documents are a legal, valid and binding obligation of each Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

(d)          No Events of Default. As of the date hereof, no default or Event of Default under the Loan Agreement or any of the other Loan Documents has occurred or is continuing.

(e)          Warranties. As of the date hereof, the representations and warranties in the Loan Agreement and the other Loan Documents are true and correct as though made on such date, except where a different date is specifically indicated.

6.          Conditions to Effectiveness. This Amendment shall be deemed to be effective as of the date hereof (the “Amendment Effective Date”), and the effectiveness of this Amendment shall be subject to, the satisfaction of all of the following conditions:

(a)          This Amendment, duly authorized and fully executed by each Borrower and Lender, and the Consent and Ratification of Guaranty and the Consent and Ratification of Membership Interests Security Agreement, each attached hereto and made a part hereof, each duly authorized and fully executed by the parties thereto, shall have been delivered to Lender.

(b)          Such other documents, instruments or agreements as Lender may reasonably request in order to effectuate fully the transactions contemplated herein shall have been duly executed and delivered to Lender.

7.          Costs and Expenses. Borrowers shall jointly and severally pay all costs and expenses in connection with the preparation of this Amendment and other related loan documents, including, without limitation, reasonable attorneys’ fees.

8.          Miscellaneous.

(a)          Captions. Section captions and headings used in this Amendment are for convenience only and are not part of and shall not affect the construction of this Amendment.

(b)          Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of Illinois, without regard to conflict of laws principles. Whenever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

(c)          Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall together constitute but one and the same document.

(d)          Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(e)          References. From and after the Amendment Effective Date, any reference to the Loan Agreement or the other Loan Documents contained in any notice, request, certificate or other instrument, document or agreement executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

(f)          Continued Effectiveness. Notwithstanding anything contained herein, the terms of this Amendment are not intended to and do not serve to effect a novation as to the Loan Agreement. The parties hereto expressly do not intend to extinguish the Loan Agreement. Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Loan Agreement and secured by the Collateral. The Loan Agreement and each of the other Loan Documents, except as modified hereby, remain in full force and effect and are hereby reaffirmed in all respects.

(g)          Customer Identification - USA Patriot Act Notice; OFAC and Bank Secrecy Act. Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies such Borrower, which information includes the name and address of such Borrower and such other information that will allow Lender to identify such Borrower in accordance with the Act. In addition, each Borrower shall (a) ensure that no person who owns a controlling interest in or otherwise controls such Borrower or any subsidiary of such Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Fifth Amendment to Loan and Security Agreement and Other Loan Documents as of the date first set forth above.

BORROWERS:

LTN STAFFING, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

BG STAFFING, LLC, a Delaware limited liability company

By:	LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

	By:	/s/ L. Allen Baker, Jr.
	Name:	L. Allen Baker, Jr.
	Title:	President and Chief Executive Officer

BG PERSONNEL SERVICES, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
		Name:	L. Allen Baker, Jr.
		Title:	President and Chief Executive Officer

BG PERSONNEL, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
		Name:	L. Allen Baker, Jr.
		Title:	President and Chief Executive Officer

B G STAFF SERVICES INC., a Texas corporation

By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

LENDER:

FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation

By:	/s/ Ingrid H. Deroubaix
Name: Ingrid H. Deroubaix
Title: Vice President

Consent and ratification OF GUARANTY

The undersigned (“Guarantor”) is a guarantor of Borrowers to Lender under the terms of that certain Continuing Unconditional Guaranty dated as of May 24, 2010 made by Guarantor in favor of Lender (as amended, restated, modified or supplemented and in effect from time to time, the “Guaranty”). Guarantor hereby expressly: (a) consents to the execution by Borrowers and Lender of the above Fifth Amendment to Loan and Security Agreement and Other Loan Documents; (b) acknowledges that “Borrowers’ Liabilities” (as defined in the Guaranty) includes all of the obligations and liabilities owing from time to time by Borrowers to Lender, including, but not limited to, the obligations and liabilities of Borrowers to Lender under the Fourth Amended and Restated Revolving Note and the Third Amended and Restated Term Note, each as modified, extended and/or replaced from time to time, and any other Notes (as defined in the Loan Agreement); (c) acknowledges that Guarantor does not have any set-off, defense or counterclaim to the payment or performance of any of the obligations of Borrowers under the Fourth Amended and Restated Revolving Note, the Third Amended and Restated Term Note or any of the other Loan Documents or Guarantor under the Guaranty; (d) reaffirms, assumes and binds itself in all respects to all of the obligations, liabilities, duties, covenants, terms and conditions that are contained in the Guaranty; (e) agrees that all such obligations and liabilities under the Guaranty shall continue in full force and that the execution and delivery of the above Fifth Amendment to Loan and Security Agreement and Other Loan Documents to, and its acceptance by, Lender shall not in any manner whatsoever (i) impair or affect the liability of Guarantor to Lender under the Guaranty, (ii) prejudice, waive, or be construed to impair, affect, prejudice or waive the rights and abilities of Lender at law, in equity or by statute, against Guarantor pursuant to the Guaranty, and/or (iii) release or discharge, nor be construed to release or discharge, any of the obligations and liabilities owing to Lender by Guarantor under the Guaranty; and (f) represents and warrants that each of the representations and warranties made by Guarantor in any of the documents executed in connection with the Loans remain true and correct as of the date hereof.

LTN ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: Manager and Authorized Person

Consent and ratification OF

MEMBERSHIP INTERESTS SECURITY AGREEMENT

The undersigned (“Grantor”) is a grantor under the terms of that certain Membership Interests Security Agreement dated as of May 24, 2010 by and between Grantor and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Acquisition Membership Interests Security Agreement”). Grantor hereby consents to the above Fifth Amendment to Loan and Security Agreement and Other Loan Documents and hereby confirms that Grantor has granted to Lender a security interest in the Pledged Collateral (as defined in the LTN Acquisition Membership Interests Security Agreement) to secure the Liabilities (as defined in the Membership Interests Security Agreement), under and pursuant to the LTN Acquisition Membership Interests Security Agreement.  The undersigned hereby expressly agrees that the Liens on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Acquisition Membership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interests and Liens to Lender for such purpose in all respects.

LTN ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: Manager and Authorized Person

Exhibit 10.18

SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

AND OTHER LOAN DOCUMENTS

This SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT AND OTHER LOAN DOCUMENTS (this “Amendment”) is made as of the 3rd day of December, 2012, by and among LTN STAFFING, LLC, a Delaware limited liability company (“LTN Staffing”), BG STAFFING, LLC, a Delaware limited liability company (“BG Staffing”), BG PERSONNEL SERVICES, LP, a Texas limited partnership (“BG Personnel Services”), BG PERSONNEL, LP, a Texas limited partnership (“BG Personnel”), and B G STAFF SERVICES INC., a Texas corporation (“B G Staff Services”, and together with LTN Staffing, BG Staffing, BG Personnel Services and BG Personnel, collectively, “Borrowers” and each a “Borrower”), and FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation (“Lender”).

WITNESSETH:

WHEREAS, Borrowers and Lender are parties to that certain Loan and Security Agreement dated as of May 24, 2010, as amended from time to time (as amended, and as it may be further amended, restated, modified or supplemented and in effect from time to time, the “Loan Agreement”); and

WHEREAS, BG Staffing, American Partners, Inc., a Rhode Island corporation (“API”), and Thomas Leonard, Justin Franks and Ronald Wnek (collectively, “API Selling Persons”), have entered into that certain Asset Purchase Agreement dated as of December 3, 2012 (the “API Purchase Agreement”), providing for the purchase by BG Staffing of certain of the assets of and the assumption by BG Staffing of certain liabilities of API, in accordance with the terms thereof (the “API Purchase Transaction”); and

WHEREAS, Borrowers have requested that Lender consent to the API Purchase Transaction and amend the Loan Agreement and the other Loan Documents in certain respects, and Lender is agreeable to such request, on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.           Definitions. Capitalized terms used herein which are defined in the Loan Agreement and not otherwise defined herein are used with the meanings given such terms in the Loan Agreement.

2.           Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a)          by amending and restating each of the following definitions in Section 1.1 as follows:

“Applicable Margin” shall mean the rate per annum added to the LIBOR Rate to determine the Revolving Interest Rate and the Term Interest Rate as determined by the Senior Funded Indebtedness to EBITDA Ratio of Borrowers for the prior fiscal quarter, effective as of any Interest Rate Change Date, as set forth below:

Senior Funded Indebtedness to EBITDA Ratio	Applicable Margin for Revolving Loans	Applicable Margin for Term Loan
>2.50 to 1.00	3.75%	4.50%
≤2.50 to 1.00 but >2.25 to 1.00	3.50%	4.25%
≤2.25 to 1.00 but >2.00 to 1.00	3.25%	4.00%
≤2.00 to 1.00	3.00%	3.75%

“Borrowing Base Amount” shall mean an amount equal to eighty percent (80%) of the net amount (after deduction of such reserves and allowances as Lender deems proper and necessary) of all Eligible Accounts.

“EBITDA” shall mean for any period, the consolidated net income of Borrowers, determined in accordance with GAAP consistently applied, plus (i) Interest Expense for such period, plus (ii) federal and state income taxes of Borrowers for such period, plus (iii) all depreciation and amortization of capitalized costs for such period, plus (iv) actual closing costs in an amount not to exceed $500,000 incurred by Borrowers in connection with closing the Extrinsic Purchase Transaction, provided that such closing costs are verified by Lender and consented to by Lender in its sole discretion, plus (v) actual closing costs in an amount not to exceed $400,000 incurred by Borrowers in connection with closing the API Purchase Transaction, provided that such closing costs are verified by Lender and consented to by Lender in its sole discretion.

“Earn Out Payments” shall mean, collectively, (i) those payments made or required to be made by LTN Staffing and BG Staffing pursuant to Section 1.8 of the Purchase Agreement; provided, however, the maximum amount of Earn Out Payments made shall not exceed $250,000.00 for each of the first two (2) full consecutive twelve (12) month periods commencing after May 24, 2010, and $500,000.00 in the aggregate, (ii) those payments made or required to be made by LTN Staffing pursuant to Section 1.6 of the JNA Purchase Agreement, (iii) those payments made or required to be made by BG Staffing pursuant to Section 1.6 of the Extrinsic Purchase Agreement, and (iv) those payments made or required to be made by BG Staffing pursuant to Section 1.6 of the API Purchase Agreement.

“Letter of Credit Commitment” shall mean, at any time, an amount equal to One Hundred Thousand and No/100 Dollars ($100,000.00).

“Letter of Credit Maturity Date” shall mean June 15, 2014.

“Revolving Loan Availability” shall mean, at any time, an amount equal to the lesser of (a) the Revolving Loan Commitment minus the Letter of Credit Obligations, or (b) the Borrowing Base Amount minus the Letter of Credit Obligations.

“Revolving Loan Commitment” shall mean Twelve Million and No/100 Dollars ($12,000,000.00).

“Term Interest Rate” shall mean the LIBOR Rate plus the Applicable Margin.

“Term Loan Commitment” shall mean Seven Million One Hundred Thirty-Five Thousand and No/100 Dollars ($7,135,000.00).

(b)          by inserting the following definitions to Section 1.1 in their respective proper alphabetical order:

“API” shall mean American Partners, Inc., a Rhode Island corporation.

“API Purchase Agreement” shall mean that certain Asset Purchase Agreement dated as of December 3, 2012 by and among BG Staffing, API and API Selling Persons.

“API Purchase Transaction” shall mean the purchase by BG Staffing of certain of the assets of and the assumption by BG Staffing of certain liabilities of API, pursuant to the terms of the API Purchase Agreement.

“API Selling Persons” shall mean, collectively, Thomas Leonard, Justin Franks and Ronald Wnek.

(c)          by amending and restating Section 2.2(a) in its entirety to read as follows:

(a)          Term Loan Commitment. Lender has heretofore made to Borrowers a term loan in the principal amount of $6,000,000.00, of which $4,635,000.00 is outstanding as of December 3, 2012 prior to the closing of the transactions contemplated on such date. On December 3, 2012, the amount of such term loan is being increased such that the amount outstanding as of December 3, 2012 after the closing of the transactions contemplated on such date is equal to the amount of the Term Loan Commitment. As of December 3, 2012, and after the closing of the transactions contemplated on such date, the Term Loan in the amount of the Term Loan Commitment (i) shall be deemed to be an obligation of and indebtedness of Borrowers, jointly and severally, (ii) shall be deemed to be outstanding under this Agreement, and (iii) shall be subject to all of the terms and conditions stated in this Agreement. The Term Loan may be prepaid in whole or in part at any time subject to Section 2.2(d), but shall be due in full on the Term Loan Maturity Date, unless the credit extended under the Term Loan is otherwise accelerated, terminated or extended as provided in this Agreement.

(d)          by amending and restating Section 2.2(c) in its entirety to read as follows:

(c)          Term Loan Principal Payments. The outstanding principal balance of the Term Loan shall be repaid as follows (i) equal monthly principal installments each in the amount of One Hundred Ninety-Eight Thousand One Hundred Ninety-Four and 44/100 Dollars ($198,194.44), together with an additional amount representing accrued and unpaid interest on the principal amount of the Term Loan outstanding as set forth above, beginning on January 1, 2013 and continuing on the first day of each month thereafter, with a final payment of all outstanding principal and accrued interest due on the Term Loan Maturity Date. Principal amounts repaid on the Term Note may not be borrowed again.

(e)          by amending and restating Section 2.2(d) in its entirety to read as follows:

(d)          Term Loan Mandatory Prepayment. Borrowers shall make a prepayment of the outstanding principal amount of the Term Loan until paid in full upon the occurrence of any of the following events, at the following times and in the following amounts:

(i)          Concurrently with the receipt by any of the Borrowers of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds.

All such prepayments shall be applied to the principal balance of the Term Loan and shall not reduce the amounts of future monthly installments.

(f)          by amending and restating Section 9.1(iv) in its entirety to read as follows:

(iv)        Subordinated Debt, consisting of 2007 Subordinated Debt in an outstanding principal amount not to exceed $9,000,000. Such 2007, Subordinated Debt shall be subject to the terms of the 2007 Subordination Agreement or such other subordination agreement acceptable to Lender in its sole discretion; and

(g)          by amending and restating Section 10.2 in its entirety to read as follows:

10.2         Senior Funded Indebtedness to EBITDA. As of the end of each fiscal quarter of Borrowers for the four quarter period then ending, Borrowers shall not permit the Senior Funded Indebtedness to EBITDA Ratio to be greater than the maximum amount set forth below for the corresponding period set forth below:

Four Quarters Ended In:	Maximum Ratio
December 2012	2.75 to 1.00
March 2013	2.75 to 1.00
June 2013	2.50 to 1.00
September 2013	2.50 to 1.00
December 2013	2.25 to 1.00
March 2014	2.25 to 1.00
June 2014 and the end of each quarter ended thereafter	2.00 to 1.00

3.           Amendment to the Revolving Note. That certain Fourth Amended and Restated Revolving Note dated as of November 21, 2011 executed jointly and severally by Borrowers and made payable to the order of Lender in the maximum principal amount of $5,500,000.00 (the “Existing Revolving Note”) is hereby replaced with that certain Fifth Amended and Restated Revolving Note dated as of even date herewith executed jointly and severally by Borrowers and made payable to the order of Lender in the maximum principal amount of $12,000,000.00 (the “Fifth Amended and Restated Revolving Note”). The Fifth Amended and Restated Revolving Note amends and restates in its entirety the Existing Revolving Note and evidences a renewal and an increase of the indebtedness evidenced by the Existing Revolving Note. Nothing contained in the Fifth Amended and Restated Revolving Note shall be deemed to be payment and satisfaction or a novation of the indebtedness evidenced by the Existing Revolving Note. References to the “Revolving Note” in the Loan Agreement and the other Loan Documents shall be deemed to mean the Fifth Amended and Restated Revolving Note.

4.           Amendment to the Term Note. That certain Third Amended and Restated Term Note dated as of November 21, 2011 executed jointly and severally by Borrowers and made payable to the order of Lender in the principal amount of $6,000,000.00 (the “Existing Term Note”) is hereby replaced with that certain Fourth Amended and Restated Term Note dated as of even date herewith executed jointly and severally by Borrowers and made payable to the order of Lender in the principal amount of $7,135,000.00 (the “Fourth Amended and Restated Term Note”). The Fourth Amended and Restated Term Note amends and restates in its entirety the Existing Term Note and evidences a renewal and an increase of, as well as the current outstanding principal balance as of the date hereof of, the indebtedness evidenced by the Existing Term Note. Nothing contained in the Fourth Amended and Restated Term Note shall be deemed to be payment and satisfaction or a novation of the indebtedness evidenced by the Existing Term Note. References to the “Term Note” in the Loan Agreement and the other Loan Documents shall be deemed to mean the Fourth Amended and Restated Term Note.

5.           Amendment to the Other Loan Documents. The other Loan Documents are hereby amended to the extent necessary to be consistent with the foregoing amendments to the Loan Agreement, the Revolving Note and the Term Note.

6.           Consent to API Purchase Transaction. Subject to the terms and conditions hereof, Lender hereby consents to the API Purchase Transaction. The consent set forth herein shall be effective only in the specific instance and for the specific purpose set forth herein and shall neither extend to any other violations under, or default of, the Loan Agreement or any of the other Loan Documents, nor shall this consent prejudice any rights or remedies of Lender under the Loan Agreement or any of the other Loan Documents with respect to matters not specifically addressed hereby.

7.           Reaffirmation and Confirmation of Security Interests. Each Borrower hereby confirms to Lender that such Borrower has granted to Lender a security interest in or Lien upon substantially all of the property of such Borrower, including, without limitation, the Collateral, to secure the Obligations. Each Borrower hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

In addition to the foregoing:

(a)          LTN Staffing hereby confirms to Lender that LTN Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Membership Interests Security Agreement dated as of May 24, 2010 by and between LTN Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Staffing Membership Interests Security Agreement”)), to secure the Liabilities (as defined in the LTN Staffing Membership Interests Security Agreement), under and pursuant to the LTN Staffing Membership Interests Security Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Staffing Membership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

(b)          LTN Staffing hereby confirms to Lender that LTN Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Partnership Interests Security Agreement dated as of May 24, 2010 by and between LTN Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Staffing Partnership Interests Security Agreement”)), to secure the Liabilities (as defined in the LTN Staffing Partnership Interests Security Agreement), under and pursuant to the LTN Staffing Partnership Interests Security Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Staffing Partnership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

(c)          BG Staffing hereby confirms to Lender that BG Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Partnership Interests Security Agreement dated as of May 24, 2010 by and between BG Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “BG Staffing Partnership Interests Security Agreement”)), to secure the Liabilities (as defined in the BG Staffing Partnership Interests Security Agreement), under and pursuant to the BG Staffing Partnership Interests Security Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the BG Staffing Partnership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

(d)          LTN Staffing hereby confirms to Lender that LTN Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Securities Pledge Agreement dated as of May 24, 2010 by and between LTN Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Staffing Securities Pledge Agreement”)), to secure the Liabilities (as defined in the LTN Staffing Securities Pledge Agreement), under and pursuant to the LTN Staffing Securities Pledge Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Staffing Securities Pledge Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

8.           Representations and Warranties. Each Borrower hereby represents, warrants and covenants to Lender that:

(a)          Authorization. Each Borrower is duly authorized to execute and deliver this Amendment and all deliveries required hereunder, and is and will continue to be duly authorized to borrow monies under the Loan Agreement, as amended hereby, and to perform its obligations under the Loan Agreement and the other Loan Documents.

(b)          No Conflicts. The execution and delivery of this Amendment and all deliveries required hereunder, and the performance by each Borrower of its obligations under the Loan Agreement and the other Loan Documents do not and will not conflict with any provision of law or of the charter or by-laws, operating agreement or partnership agreement of any Borrower or of any agreement binding upon any Borrower.

(c)          Validity and Binding Effect. This Amendment, the Loan Agreement and the other Loan Documents are a legal, valid and binding obligation of each Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

(d)          No Events of Default. As of the date hereof, no default or Event of Default under the Loan Agreement or any of the other Loan Documents has occurred or is continuing.

(e)          Warranties. As of the date hereof, the representations and warranties in the Loan Agreement and the other Loan Documents are true and correct as though made on such date, except where a different date is specifically indicated.

9.           Conditions to Effectiveness. This Amendment shall be deemed to be effective as of the date hereof (the “Amendment Effective Date”), and the effectiveness of this Amendment shall be subject to, the satisfaction of all of the following conditions:

(a)          This Amendment, duly authorized and fully executed by each Borrower and Lender, and the Consent and Ratification of Guaranty and the Consent and Ratification of Membership Interests Security Agreement, each attached hereto and made a part hereof, each duly authorized and fully executed by the parties thereto, shall have been delivered to Lender.

(b)          The Fifth Amended and Restated Revolving Note, duly authorized and fully executed by each Borrower, shall have been delivered to Lender.

(c)          The Fourth Amended and Restated Term Note, duly authorized and fully executed by each Borrower, shall have been delivered to Lender.

(d)          A fully-executed copy of the API Purchase Agreement, together with all other agreements, documents or instruments executed or to be delivered in connection with the API Purchase Transaction, shall have been delivered to Lender, and all of the conditions to closing the API Purchase Transaction as set forth under the API Purchase Agreement shall have been performed to the satisfaction of Lender.

(e)          That certain Assignment of Undertakings Under Purchase Agreement, duly authorized and fully executed by BG Staffing and consented to by API, in form and substance acceptable to Lender, shall have been delivered to Lender.

(f)          That certain Fourth Amendment to Subordination and Intercreditor Agreement dated as of even date herewith, in form and substance acceptable to Lender, duly authorized and fully executed by each of the 2007 Subordinated Creditors, shall have been delivered to Lender.

(g)          A Capital Contribution Agreement dated as of even date herewith by and among Taglich Private Equity, LLC, Borrowers and Lender, in form and substance acceptable to Lender, shall have been delivered to Lender.

(h)          An aged schedule of the Accounts of API, listing the name and amount due from each Account Debtor and showing the aggregate amounts due from (a) 0-30 days, (b) 31-60 days, (c) 61-90 days and (d) more than 90 days, and certified as accurate by API’s treasurer or chief financial officer, shall have been delivered to Lender.

(i)          A Borrowing Base Certificate which includes the Accounts of API shall have been delivered to Lender.

(j)          Evidence that the 2007 Subordinated Creditors have consented to the API Purchase Transaction, in form and substance acceptable to Lender.

(k)          If required by Lender, Certificates of Insurance with respect to property and liability insurance of Borrowers, showing Lender as certificate holder, lenders loss payee with respect to property insurance, and showing Lender as certificate holder and additional insured with respect to liability insurance, together a lender’s loss payable endorsement, shall have been delivered to Lender.

(l)          Resolutions shall have been adopted by Guarantor’s board of managers authorizing the execution, delivery and performance of the Consents and Ratifications to this Amendment, and a copy thereof, certified by a manager of Guarantor, together with a certificate of a manager of Guarantor stating that there have been no amendments, modifications or changes to Guarantor’s Certificate of Formation since November 21, 2011 and certifying that attached thereto are true, correct and complete copies of the Amended and Restated Limited Liability Company Agreement of the Company and all amendments thereto, shall have been delivered to Lender.

(m)          Resolutions shall have been adopted by LTN Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Fifth Amended and Restated Revolving Note, the Fourth Amended and Restated Term Note and the other documents to be delivered in connection herewith, and a copy thereof, certified by a member of LTN Staffing, together with a certificate of a member of LTN Staffing stating that there have been no amendments, modifications or changes to LTN Staffing’s Certificate of Formation or Limited Liability Company Agreement since November 21, 2011, shall have been delivered to Lender.

(n)          Resolutions shall have been adopted by BG Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Fifth Amended and Restated Revolving Note, the Fourth Amended and Restated Term Note, the Extrinic Purchase Agreement and the other documents to be delivered in connection herewith, and a copy thereof, certified by a member of BG Staffing, together with a certificate of a member of BG Staffing stating that there have been no amendments, modifications or changes to BG Staffing’s Certificate of Formation or Limited Liability Company Agreement since November 21, 2011, shall have been delivered to Lender.

(o)          Resolutions shall have been adopted by BG Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Fifth Amended and Restated Revolving Note, the Fourth Amended and Restated Term Note and the other documents to be delivered in connection herewith, on behalf of and as the general partner of BG Personnel Services, certified by a member of BG Staffing, together with a certificate of a member of BG Staffing stating that there have been no amendments, modifications or changes to BG Personnel Services’ Certificate of Limited Partnership or Limited Partnership Agreement, or to BG Staffing’s Certificate of Formation or Limited Liability Company Agreement, in each case since November 21, 2011, shall have been delivered to Lender.

(p)          Resolutions shall have been adopted by BG Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Fifth Amended and Restated Revolving Note, the Fourth Amended and Restated Term Note and the other documents to be delivered in connection herewith, on behalf of and as the general partner of BG Personnel, certified by a member of BG Staffing, together with a certificate of a member of BG Staffing stating that there have been no amendments, modifications or changes to BG Personnel’s Certificate of Limited Partnership or Limited Partnership Agreement, or to BG Staffing’s Certificate of Formation or Limited Liability Company Agreement, in each case since November 21, 2011, shall have been delivered to Lender.

(q)          Resolutions shall have been adopted by B G Staff Services’ Board of Directors authorizing the execution, delivery and performance of this Amendment, the Fifth Amended and Restated Revolving Note, the Fourth Amended and Restated Term Note and the other documents to be delivered in connection herewith, and a copy thereof, certified by the duly elected and acting President of B G Staff Services, together with a certificate of the duly elected and acting President of B G Staff Services stating that there have been no amendments, modifications or changes to B G Staff Services’ Articles of Incorporation or By-Laws since November 21, 2011, shall have been delivered to Lender.

(r)          (i) An amendment fee in the amount of $90,000.00, (ii) a note processing fee with respect to the Revolving Loans in the amount of $900.00, and (ii) a note processing fee with respect to the Term Loan in the amount of $900.00, shall in each case have been paid by Borrowers to Lender.

(s)          Each of the other conditions of borrowing set forth in Section 3 of the Loan Agreement (including, without limitation, Sections 3.2, 3.3, 3.4 and 3.5) shall have been met to the satisfaction of Lender.

(t)          Such other documents, instruments or agreements as Lender may reasonably request in order to effectuate fully the transactions contemplated herein shall have been duly executed and delivered to Lender.

10.         Costs and Expenses. Borrowers shall jointly and severally pay all costs and expenses in connection with the preparation of this Amendment and other related loan documents, including, without limitation, reasonable attorneys’ fees.

11.         Miscellaneous.

(a)          Captions. Section captions and headings used in this Amendment are for convenience only and are not part of and shall not affect the construction of this Amendment.

(b)          Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of Illinois, without regard to conflict of laws principles. Whenever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

(c)          Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall together constitute but one and the same document.

(d)          Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(e)          References. From and after the Amendment Effective Date, any reference to the Loan Agreement or the other Loan Documents contained in any notice, request, certificate or other instrument, document or agreement executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

(f)          Continued Effectiveness. Notwithstanding anything contained herein, the terms of this Amendment are not intended to and do not serve to effect a novation as to the Loan Agreement. The parties hereto expressly do not intend to extinguish the Loan Agreement. Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Loan Agreement and secured by the Collateral. The Loan Agreement and each of the other Loan Documents, except as modified hereby, remain in full force and effect and are hereby reaffirmed in all respects.

(g)          Customer Identification - USA Patriot Act Notice; OFAC and Bank Secrecy Act. Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies such Borrower, which information includes the name and address of such Borrower and such other information that will allow Lender to identify such Borrower in accordance with the Act. In addition, each Borrower shall (a) ensure that no person who owns a controlling interest in or otherwise controls such Borrower or any subsidiary of such Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Sixth Amendment to Loan and Security Agreement and Other Loan Documents as of the date first set forth above.

BORROWERS:

LTN STAFFING, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG STAFFING, LLC, a Delaware limited liability company

By:	LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

	By:	/s/ L. Allen Baker, Jr.
	Name:	L. Allen Baker, Jr.
	Title:	President and Chief Executive Officer

BG PERSONNEL SERVICES, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
		Name:	L. Allen Baker, Jr.
		Title:	President and Chief Executive Officer

BG PERSONNEL, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
		Name:	L. Allen Baker, Jr.
		Title:	President and Chief Executive Officer

B G STAFF SERVICES INC., a Texas corporation

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

LENDER:

FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation

By:	/s/ Ingrid H. Deroubaix
Name:	Ingrid H. Deroubaix
Title:	Vice President

Consent and ratification OF GUARANTY

The undersigned (“Guarantor”) is a guarantor of Borrowers to Lender under the terms of that certain Continuing Unconditional Guaranty dated as of May 24, 2010 made by Guarantor in favor of Lender (as amended, restated, modified or supplemented and in effect from time to time, the “Guaranty”). Guarantor hereby expressly: (a) consents to the execution by Borrowers and Lender of the above Sixth Amendment to Loan and Security Agreement and Other Loan Documents; (b) acknowledges that “Borrowers’ Liabilities” (as defined in the Guaranty) includes all of the obligations and liabilities owing from time to time by Borrowers to Lender, including, but not limited to, the obligations and liabilities of Borrowers to Lender under the Fifth Amended and Restated Revolving Note and the Fourth Amended and Restated Term Note, each as modified, extended and/or replaced from time to time, and any other Notes (as defined in the Loan Agreement); (c) acknowledges that Guarantor does not have any set-off, defense or counterclaim to the payment or performance of any of the obligations of Borrowers under the Fifth Amended and Restated Revolving Note, the Fourth Amended and Restated Term Note or any of the other Loan Documents or Guarantor under the Guaranty; (d) reaffirms, assumes and binds itself in all respects to all of the obligations, liabilities, duties, covenants, terms and conditions that are contained in the Guaranty; (e) agrees that all such obligations and liabilities under the Guaranty shall continue in full force and that the execution and delivery of the above Sixth Amendment to Loan and Security Agreement and Other Loan Documents to, and its acceptance by, Lender shall not in any manner whatsoever (i) impair or affect the liability of Guarantor to Lender under the Guaranty, (ii) prejudice, waive, or be construed to impair, affect, prejudice or waive the rights and abilities of Lender at law, in equity or by statute, against Guarantor pursuant to the Guaranty, and/or (iii) release or discharge, nor be construed to release or discharge, any of the obligations and liabilities owing to Lender by Guarantor under the Guaranty; and (f) represents and warrants that each of the representations and warranties made by Guarantor in any of the documents executed in connection with the Loans remain true and correct as of the date hereof.

LTN ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	Manager and Authorized Person

Consent and ratification OF

MEMBERSHIP INTERESTS SECURITY AGREEMENT

The undersigned (“Grantor”) is a grantor under the terms of that certain Membership Interests Security Agreement dated as of May 24, 2010 by and between Grantor and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Acquisition Membership Interests Security Agreement”). Grantor hereby consents to the above Sixth Amendment to Loan and Security Agreement and Other Loan Documents and hereby confirms that Grantor has granted to Lender a security interest in the Pledged Collateral (as defined in the LTN Acquisition Membership Interests Security Agreement) to secure the Liabilities (as defined in the Membership Interests Security Agreement), under and pursuant to the LTN Acquisition Membership Interests Security Agreement.  The undersigned hereby expressly agrees that the Liens on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Acquisition Membership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interests and Liens to Lender for such purpose in all respects.

LTN ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	Manager and Authorized Person

Consent and ratification OF

SUBORDINATION AGREEMENT

Each of the undersigned (collectively, “Subordinated Creditors” and each a “Subordinated Creditor”), is a subordinated creditor to Borrower and entered into that certain Subordination and Intercreditor Agreement dated as of October 17, 2007 by and among Lender, Subordinated Creditors, and certain Borrowers and/or Guarantor, as amended from time to time (as amended, restated, modified or supplemented and in effect from time to time, the “Subordination Agreement”). Each Subordinated Creditor hereby (a) consents to the execution by Borrowers and Lender of the above Sixth Amendment to Loan and Security Agreement and Other Loan Documents, providing for, among other things, the increase of the Revolving Loan Commitment to $12,000,000 and the increase to the Term Loan Commitment to $7,135,000; (b) acknowledges that the “Senior Debt” (as defined in the Subordination Agreement) includes all of the obligations and liabilities owing from time to time by Borrowers to Lender, including, without limitation, the Obligations (which include the increased Revolving Loans and increased Term Loan); (c) acknowledges that the “Subordinated Debt” (as defined in the Subordination Agreement) and any liens and security interests of Subordinated Creditors in the Collateral (as defined in the Subordination Agreement) shall remain subordinate to the “Senior Debt” and the liens and security interests of Lender in the Collateral; (d) acknowledges that no Subordinated Creditor has any set-off, defense or counterclaim to the payment or performance of any of the obligations of such Subordinated Creditor under the Subordination Agreement; (e) reaffirms, assumes and binds itself in all respects to all of the obligations, liabilities, duties, covenants, terms and conditions that are contained in the Subordination Agreement; (f) agrees that all such obligations and liabilities under the Subordination Agreement shall continue in full force and effect and shall not be discharged, limited, impaired or affected in any manner whatsoever; (g) represents and warrants that each of the representations and warranties made by such Subordinated Creditor in any of the documents executed in connection with the Loans remain true and correct as of the date hereof; and (h) represents and warrants that it has consented to the API Purchase Transaction.

SUBORDINATED CREDITORS:

LEGG MASON SBIC MEZZANINE FUND, L.P., a Delaware limited partnership

By:	Legg Mason SBIC Mezzanine Fund Management, LLC
Its:	General Partner

	By:	/s/ Andrew L. John
	Name:	Andrew L. John
	Its:	Member

BROOKSIDE PECKS CAPITAL PARTNERS, L.P., a Delaware limited partnership

By:	Brookside Pecks Management, LLC
Its:	General Partner

	By:	/s/ Raymond F. Weldon
	Name:	Raymond F. Weldon
	Its:	Managing Director

Exhibit 10.19

SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

AND OTHER LOAN DOCUMENTS

This SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT AND OTHER LOAN DOCUMENTS (this “Amendment”) is made as of the 28th day of May, 2013, by and among LTN STAFFING, LLC, a Delaware limited liability company (“LTN Staffing”), BG STAFFING, LLC, a Delaware limited liability company (“BG Staffing”), BG PERSONNEL SERVICES, LP, a Texas limited partnership (“BG Personnel Services”), BG PERSONNEL, LP, a Texas limited partnership (“BG Personnel”), and B G STAFF SERVICES INC., a Texas corporation (“B G Staff Services”, and together with LTN Staffing, BG Staffing, BG Personnel Services and BG Personnel, collectively, “Borrowers” and each a “Borrower”), and FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation (“Lender”).

WITNESSETH:

WHEREAS, Borrowers and Lender are parties to that certain Loan and Security Agreement dated as of May 24, 2010, as amended from time to time (as amended, and as it may be further amended, restated, modified or supplemented and in effect from time to time, the “Loan Agreement”); and

WHEREAS, InStaff Holding Corporation, a Texas corporation (“InStaff Holding”), InStaff Personnel, LLC, a Texas limited liability company (“InStaff Personnel”, and together with InStaff Holding, collectively, “InStaff Sellers” and each an “InStaff Seller”), North Texas Opportunity Fund, L.P., a Texas limited partnership, Randy Burkhart, Beth Garvey, Arthur W. Hollingsworth and John Lewis (collectively, “InStaff Selling Persons”), have entered into that certain Asset Purchase Agreement dated as of May 28, 2013 (the “InStaff Purchase Agreement”), providing for the purchase by LTN Staffing of certain of the assets of and the assumption by LTN Staffing of certain liabilities of InStaff Sellers, in accordance with the terms thereof (the “InStaff Purchase Transaction”); and

WHEREAS, Borrowers have requested that Lender consent to the InStaff Purchase Transaction and amend the Loan Agreement and the other Loan Documents in certain respects, and Lender is agreeable to such request, on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.          Definitions. Capitalized terms used herein which are defined in the Loan Agreement and not otherwise defined herein are used with the meanings given such terms in the Loan Agreement.

2.          Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a)          by amending and restating each of the following definitions in Section 1.1 as follows:

“2007 Subordinated Creditor” and “2007 Subordinated Creditors” shall mean, respectively, each of and collectively, the following Persons: Legg Mason SBIC Mezzanine Fund, L.P., a Delaware limited partnership, Brookside Pecks Capital Partners, L.P., a Delaware limited partnership, and Brookside Mezzanine Fund II, L.P., a Delaware limited partnership.

“2007 Subordinated Loan Documents” shall mean, collectively, that certain Amended and Restated Securities Purchase Agreement dated as of May 28, 2013 by and among Borrowers, Guarantor and the 2007 Subordinated Creditors with respect to those certain subordinated loans made by the 2007 Subordinated Creditors to one or more Borrowers, and all other documents, agreements, instruments and certificates executed in connection with any of the foregoing and with any of the subordinated loans made by the 2007 Subordinated Creditors to one or more Borrowers, as each may be amended, restated, modified or supplemented and in effect from time to time.

“2007 Subordination Agreement” shall mean that certain Subordination and Intercreditor Agreement dated as of October 17, 2007 by and among Borrowers, Guarantor, the 2007 Subordinated Creditors and Lender, as amended from time to time, and as it may be further amended, restated, modified or supplemented and in effect from time to time.

“Debt Service” shall mean, for any period, the sum of (i) Cash Interest Expense for such period and the principal portion of Borrowers’ Total Debt payable during such period (excluding payments required to be made pursuant to Section 2.2(d) hereof), determined in accordance with GAAP, plus (ii) the aggregate amount of Earn Out Payments paid in cash by any Borrower for such period, plus the aggregate amount of Deferred Debt Payments paid in cash by any Borrower for such period.

“EBITDA” shall mean for any period, the consolidated net income of Borrowers, determined in accordance with GAAP consistently applied, plus (i) Interest Expense for such period, plus (ii) federal and state income taxes of Borrowers for such period, plus (iii) all depreciation and amortization of capitalized costs for such period, plus (iv) actual closing costs in an amount not to exceed $500,000 incurred by Borrowers in connection with closing the Extrinsic Purchase Transaction, provided that such closing costs are verified by Lender and consented to by Lender in its sole discretion, plus (v) actual closing costs in an amount not to exceed $400,000 incurred by Borrowers in connection with closing the API Purchase Transaction, provided that such closing costs are verified by Lender and consented to by Lender in its sole discretion, plus (vi) actual closing costs in an amount not to exceed $500,000 incurred by Borrowers in connection with closing the InStaff Purchase Transaction, provided that such closing costs are verified by Lender and consented to by Lender in its sole discretion.

“Earn Out Payments” shall mean, collectively, (i) those payments made by LTN Staffing pursuant to Section 1.6 of the JNA Purchase Agreement, (ii) those payments made by BG Staffing pursuant to Section 1.6 of the Extrinsic Purchase Agreement, (iii) those payments made by BG Staffing pursuant to Section 1.6 of the API Purchase Agreement, and (iv) those payments made by LTN Staffing pursuant to Section 1.6 of the InStaff Purchase Agreement.

“Revolving Loan Commitment” shall mean Twenty Million and No/100 Dollars ($20,000,000.00).

“Senior Funded Indebtedness to EBITDA Ratio” shall mean the ratio of (a) consolidated Senior Funded Indebtedness (including, without limitation, Earn Out Payables, Deferred Debt Payables and Letter of Credit Obligations), to (b) consolidated EBITDA plus the Management Fee Addback.

(b)          by inserting the following definitions to Section 1.1 in their respective proper alphabetical order:

“2007 Subordinated Debt” shall mean the Subordinated Debt of Borrowers to the 2007 Subordinated Creditors pursuant to the 2007 Subordinated Loan Documents, in the original aggregate principal amount of $9,000,000, as later increased to $9,250,000 and as increased to $15,642,202.18 as of May 28, 2013.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Deferred Debt Payables” shall mean payments required to be made by Borrowers (or any one of them) on deferred Debt.

“Deferred Debt Payments” shall mean payments made by Borrowers (or any one of them) on deferred Debt.

“Earn Out Payables” shall mean, collectively, (i) those payments required to be made by LTN Staffing pursuant to Section 1.6 of the JNA Purchase Agreement, (ii) those payments required to be made by BG Staffing pursuant to Section 1.6 of the Extrinsic Purchase Agreement, (iii) those payments required to be made by BG Staffing pursuant to Section 1.6 of the API Purchase Agreement, and (iv) those payments required to be made by LTN Staffing pursuant to Section 1.6 of the InStaff Purchase Agreement.

“Excluded Swap Obligation” shall mean, with respect to any guarantor of a Swap Obligation, including the grant of a security interest to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“InStaff Sellers” shall mean, collectively, InStaff Holding Corporation, a Texas corporation, and InStaff Personnel, LLC, a Texas limited liability company.

“InStaff Purchase Agreement” shall mean that certain Asset Purchase Agreement dated as of May 28, 2013 by and among LTN Staffing, InStaff Sellers and InStaff Selling Persons.

“InStaff Purchase Transaction” shall mean the purchase by LTN Staffing of certain of the assets of and the assumption by LTN Staffing of certain liabilities of InStaff Sellers, pursuant to the terms of the InStaff Purchase Agreement.

“InStaff Selling Persons” shall mean, collectively, North Texas Opportunity Fund, L.P., a Texas limited partnership, Randy Burkhart, Beth Garvey, Arthur W. Hollingsworth and John Lewis.

“Management Fee Addback” shall mean all management fees due by Borrowers to Taglich Brothers, Inc. and its affiliates, whether paid or accrued, in an amount not to exceed $175,000 in the aggregate in any fiscal year.

“Swap Obligation” shall mean any Rate Management Obligation that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, as amended from time to time.

(a)          by inserting the following to the end of the definition of “Obligations” in Section 1.1:

“Notwithstanding anything to the contrary contained herein, the term “Obligations” shall not include any Excluded Swap Obligations.”

(b)          by amending and restating Section 8.12 in its entirety to read as follows:

8.12         Covenant Compliance Certificate. Borrowers shall, within one hundred twenty (120) days after the end of each fiscal year, and within thirty (30) days after the end of each fiscal quarter ending in March, June and September of each year, deliver to Lender a duly completed compliance certificate, dated the date of such financial statements and certified as true and correct by an appropriate officer of Borrowers, containing a computation of each of the financial covenants set forth in Section 10 and stating that no Borrower has become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such Event of Default or Unmatured Event of Default describing it and the steps, if any, being taken to cure it.

(c)          by inserting the following as Section 8.23:

8.23         Mandatory Prepayment; Early Termination. Notwithstanding anything to the contrary contained herein, Borrowers shall immediately repay the entire principal balance of the Term Loan, together with interest, any fees (including any prepayment fees) and any other amounts due thereunder, upon the occurrence of the following event: the Revolving Loan facility terminates for any reason, including, without limitation, termination of the Revolving Loan facility at the request of Borrowers, termination resulting from failure by Lender to renew the Revolving Loan facility for any reason, or termination as otherwise provided under this Agreement or the other Loan Documents.

(d)          by amending and restating Section 9.1(iv) in its entirety to read as follows:

(iv)        Subordinated Debt, consisting of 2007 Subordinated Debt in an outstanding principal amount not to exceed $15,250,000 in the aggregate. Such 2007 Subordinated Debt shall be subject to the terms of the 2007 Subordination Agreement or such other subordination agreement acceptable to Lender in its sole discretion; and

(e)          by amending and restating Section 9.11 in its entirety to read as follows:

9.11         Bank Accounts. No Borrower shall establish any new Deposit Accounts or other bank accounts, other than Deposit Accounts or other bank accounts established at or with Lender without the prior written consent of Lender. In addition, Borrowers covenant and agree that, as soon as possible, and in any event within one hundred twenty (120) days after May 28, 2013, it shall close or cause to be closed each of the existing bank accounts with respect to the InStaff Sellers and open corresponding accounts with Lender.

(f)          by amending and restating Section 10.1 in its entirety to read as follows:

10.1         Debt Service Coverage. Borrowers shall not permit the Debt Service Coverage Ratio (i) for the one fiscal quarter period ending in June 2013, (ii) for the two fiscal quarter period ending in September 2013, (iii) for the three fiscal quarter period ending in December 2013, and (iv) for the four fiscal quarter period ending in March 2014 and for the four fiscal quarter period ending in each fiscal quarter thereafter, to be less than 1.20 to 1.00.

(g)          by amending and restating Section 10.2 in its entirety to read as follows:

10.2         Senior Funded Indebtedness to EBITDA. As of the end of each fiscal quarter of Borrowers for the four fiscal quarter period then ending, Borrowers shall not permit the Senior Funded Indebtedness to EBITDA Ratio to be greater than the maximum amount set forth below for the corresponding period set forth below:

Four Fiscal Quarters Ended In:	Maximum Ratio
March 2013	2.75 to 1.00
June 2013	3.00 to 1.00
September 2013	2.75 to 1.00
December 2013	2.25 to 1.00
March 2014 and each fiscal quarter thereafter	2.00 to 1.00

provided; however, notwithstanding anything to the contrary contained herein, for purposes of calculating the Senior Funded Indebtedness to EBITDA Ratio above, and solely for the four fiscal quarter period ending in each of September 2012, December 2012 and March 2013, EBITDA (regardless of how such term is defined or calculated pursuant to its definition set forth in Section 1.1 hereof) for such periods shall be deemed to be as follows:

Four Fiscal Quarters Ended In:	EBITDA
September 2012	$2,800,000
December 2012	$2,300,000
March 2013	$1,700,000

For purposes of calculating the Senior Funded Indebtedness to EBITDA Ratio for the four fiscal quarter period ending in June 2013 and for the four fiscal quarter period ending in each fiscal quarter thereafter, EBITDA shall be determined using the financial statements required to be delivered to Lender pursuant to Section 8.8 hereof.

(h)          by inserting the following as Section 10.3:

10.3         Capital Expenditures. Borrowers shall not incur Capital Expenditures in an amount greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate in any one fiscal year.

(i)          by inserting the following as Section 11.16:

11.16         Cross-Default. Any “Default” or “Event of Default” occurs under any of the 2007 Subordinated Loan Documents.

3.          Amendment to the Revolving Note. That certain Fifth Amended and Restated Revolving Note dated as of December 3, 2012 executed jointly and severally by Borrowers and made payable to the order of Lender in the maximum principal amount of $12,000,000.00 (the “Existing Revolving Note”) is hereby replaced with that certain Sixth Amended and Restated Revolving Note dated as of even date herewith executed jointly and severally by Borrowers and made payable to the order of Lender in the maximum principal amount of $20,000,000.00 (the “Sixth Amended and Restated Revolving Note”). The Sixth Amended and Restated Revolving Note amends and restates in its entirety the Existing Revolving Note and evidences a renewal and an increase of the indebtedness evidenced by the Existing Revolving Note. Nothing contained in the Sixth Amended and Restated Revolving Note shall be deemed to be payment and satisfaction or a novation of the indebtedness evidenced by the Existing Revolving Note. References to the “Revolving Note” in the Loan Agreement and the other Loan Documents shall be deemed to mean the Sixth Amended and Restated Revolving Note.

4.          Amendment to the Other Loan Documents. The other Loan Documents are hereby amended to the extent necessary to be consistent with the foregoing amendments to the Loan Agreement and the amendment and restatement of the Revolving Note.

5.          Interest Rate. Notwithstanding anything to the contrary contained in herein or in the Loan Agreement, each Borrower acknowledges and agrees that the Applicable Margin for the Revolving Loans and the Applicable Margin for the Term Loan shall be 3.75% and 4.50%, respectively, until the Interest Rate Change Date occurs with respect to the financial statements of Borrowers for fiscal quarter ending in June 2013.

6.          Consent to InStaff Purchase Transaction. Subject to the terms and conditions hereof, Lender hereby consents to the InStaff Purchase Transaction. The consent set forth herein shall be effective only in the specific instance and for the specific purpose set forth herein and shall neither extend to any other violations under, or default of, the Loan Agreement or any of the other Loan Documents, nor shall this consent prejudice any rights or remedies of Lender under the Loan Agreement or any of the other Loan Documents with respect to matters not specifically addressed hereby.

7.          Escrow. Pursuant to that certain Escrow Agreement dated as of even date herewith (the “Escrow Agreement”; capitalized terms used in this Section 7 which are defined in the Escrow Agreement and not otherwise defined herein are used with the meanings given such terms in the Escrow Agreement) by and among LTN Staffing, InStaff Sellers and Grand Bank (the “Escrow Agent”), LTN Staffing has deposited with Escrow Agent (i) $250,000 of the purchase price as a source of payment for adjustments to the purchase price in favor of LTN Staffing (the “Purchase Deposit”), (ii) $700,000 of the purchase price as a source of payment for (A) liabilities relating to that certain Federal Tax Lien on the assets of InStaff Personnel WC LLC (File No. 20110826000906540 filed with the County Clerk of Collin County, Texas, and File No. 11-0025342583 filed with the Secretary of State of Texas), (B) liabilities relating to Tennessee business taxes (the “Tennessee Business Tax Liabilities”), and (C) any Tax Losses, and (iii) $300,000 of the purchase price as a source of payment for the amount of Taxes, if any, necessary to be paid to Texas and New Mexico to obtain the issuance of the tax clearance certificates from Texas and New Mexico. LTN Staffing hereby covenants and agrees that it shall abide by each of the terms of the Escrow Agreement, including, without limitation, (A) if on the Tax Escrow Release Date the Release Conditions have not been satisfied, instructing the Escrow Agent in writing on the Tax Escrow Release Date (or if the 90 Day Extension is granted, on the last day of the 90 Day Extension) to disburse on or within three (3) business days after the Tax Escrow Release Date (or if the 90 Day Extension is granted, within three (3) business days of the last day of the 90 Day Extension) any or all of the Tax Escrow Fund directly to applicable Governmental Bodies in order to fully pay, resolve and settle the Federal Tax Liabilities (including, without limitation, for purposes of having any Federal Tax Liens with respect to such liabilities released) and the Tennessee Business Tax Liabilities, and (B) if on the Tax Clearance Certificate Escrow Release Date the Tax Clearance Release Conditions have not been satisfied, instructing the Escrow Agent in writing on the Tax Clearance Certificate Escrow Release Date to disburse on or within three (3) business days after the Tax Clearance Certificate Escrow Release Date any or all of the Tax Clearance Escrow Fund directly to applicable Governmental Bodies in order to fully pay, resolve and settle the Tax liabilities of Texas or New Mexico necessary to satisfy the Tax Clearance Release Conditions. LTN Staffing hereby covenants and agrees that it shall, prior to providing such instructions as set forth in (A) and (B) above, it shall provide written notice thereof to Sellers. In addition to the foregoing, LTN Staffing hereby covenants and agrees that, notwithstanding anything to the contrary contained in the Escrow Agreement, (i) it shall not provide any approval or consent, written or otherwise, to the 90 Day Extension under the Escrow Agreement without the prior written consent of Lender, and (ii) it shall not amend nor permit the Escrow Agreement to be amended in any respect without the prior written consent of Lender.

8.          Reaffirmation and Confirmation of Security Interests. Each Borrower hereby confirms to Lender that such Borrower has granted to Lender a security interest in or Lien upon substantially all of the property of such Borrower, including, without limitation, the Collateral, to secure the Obligations. Each Borrower hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

In addition to the foregoing:

(a)          LTN Staffing hereby confirms to Lender that LTN Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Membership Interests Security Agreement dated as of May 24, 2010 by and between LTN Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Staffing Membership Interests Security Agreement”)), to secure the Liabilities (as defined in the LTN Staffing Membership Interests Security Agreement), under and pursuant to the LTN Staffing Membership Interests Security Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Staffing Membership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

(b)          LTN Staffing hereby confirms to Lender that LTN Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Partnership Interests Security Agreement dated as of May 24, 2010 by and between LTN Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Staffing Partnership Interests Security Agreement”)), to secure the Liabilities (as defined in the LTN Staffing Partnership Interests Security Agreement), under and pursuant to the LTN Staffing Partnership Interests Security Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Staffing Partnership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

(c)          BG Staffing hereby confirms to Lender that BG Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Partnership Interests Security Agreement dated as of May 24, 2010 by and between BG Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “BG Staffing Partnership Interests Security Agreement”)), to secure the Liabilities (as defined in the BG Staffing Partnership Interests Security Agreement), under and pursuant to the BG Staffing Partnership Interests Security Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the BG Staffing Partnership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

(d)          LTN Staffing hereby confirms to Lender that LTN Staffing has granted to Lender a security interest in or Lien upon the Pledged Collateral (as defined in that certain Securities Pledge Agreement dated as of May 24, 2010 by and between LTN Staffing and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Staffing Securities Pledge Agreement”)), to secure the Liabilities (as defined in the LTN Staffing Securities Pledge Agreement), under and pursuant to the LTN Staffing Securities Pledge Agreement. LTN Staffing hereby expressly agrees that the Lien on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Staffing Securities Pledge Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

9.          Representations and Warranties. Each Borrower hereby represents, warrants and covenants to Lender that:

(a)          Authorization. Each Borrower is duly authorized to execute and deliver this Amendment and all deliveries required hereunder, and is and will continue to be duly authorized to borrow monies under the Loan Agreement, as amended hereby, and to perform its obligations under the Loan Agreement and the other Loan Documents.

(b)          No Conflicts. The execution and delivery of this Amendment and all deliveries required hereunder, and the performance by each Borrower of its obligations under the Loan Agreement and the other Loan Documents do not and will not conflict with any provision of law or of the charter or by-laws, operating agreement or partnership agreement of any Borrower or of any agreement binding upon any Borrower.

(c)          Validity and Binding Effect. This Amendment, the Loan Agreement and the other Loan Documents are a legal, valid and binding obligation of each Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

(d)          No Events of Default. As of the date hereof, no default or Event of Default under the Loan Agreement or any of the other Loan Documents has occurred or is continuing.

(e)          Warranties. As of the date hereof, the representations and warranties in the Loan Agreement and the other Loan Documents are true and correct as though made on such date, except where a different date is specifically indicated.

10.         Conditions to Effectiveness. This Amendment shall be deemed to be effective as of the date hereof (the “Amendment Effective Date”), and the effectiveness of this Amendment shall be subject to, the satisfaction of all of the following conditions:

(a)          This Amendment, duly authorized and fully executed by each Borrower and Lender, and the Consent and Ratification of Guaranty and the Consent and Ratification of Membership Interests Security Agreement, each attached hereto and made a part hereof, each duly authorized and fully executed by the parties thereto, shall have been delivered to Lender.

(b)          The Sixth Amended and Restated Revolving Note, duly authorized and fully executed by each Borrower, shall have been delivered to Lender.

(c)          A fully-executed copy of the InStaff Purchase Agreement, together with all other agreements, documents or instruments executed or to be delivered in connection with the InStaff Purchase Transaction, including, without limitation, the Escrow Agreement, each in form and substance acceptable to Lender, shall have been delivered to Lender, and all of the conditions to closing the InStaff Purchase Transaction as set forth under the InStaff Purchase Agreement shall have been performed to the satisfaction of Lender.

(d)          That certain Assignment of Undertakings Under Purchase Agreement, duly authorized and fully executed by LTN Staffing and consented to by InStaff Sellers and InStaff Selling Persons, in form and substance acceptable to Lender, shall have been delivered to Lender.

(e)          That certain Collateral Assignment of Escrow Agreement, duly authorized and fully executed by LTN Staffing and consented to by InStaff Sellers, InStaff Selling Persons and the Escrow Agent, in form and substance acceptable to Lender, shall have been delivered to Lender.

(f)          That certain Fifth Amendment to Subordination and Intercreditor Agreement dated as of even date herewith, in form and substance acceptable to Lender, duly authorized and fully executed by each of the 2007 Subordinated Creditors, Borrowers and Guarantor, shall have been delivered to Lender.

(g)          A Capital Contribution Agreement dated as of even date herewith by and among Taglich Private Equity, LLC, Borrowers and Lender, in form and substance acceptable to Lender, shall have been delivered to Lender.

(h)          An aged schedule of the Accounts of InStaff Sellers, listing the name and amount due from each Account Debtor and showing the aggregate amounts due from (a) 0-30 days, (b) 31-60 days, (c) 61-90 days and (d) more than 90 days, and certified as accurate by InStaff’s treasurer or chief financial officer, shall have been delivered to Lender.

(i)          A Borrowing Base Certificate which includes the Accounts of InStaff Sellers and which demonstrates opening availability of not less than $2,000,000, in form and substance acceptable to Lender, shall have been delivered to Lender.

(j)          That certain Amended and Restated Securities Purchase Agreement dated as of even date herewith by and among the 2007 Subordinated Creditors, Borrowers and Guarantors, including evidence that the 2007 Subordinated Creditors have consented to the InStaff Purchase Transaction, together with copies of the subordinated notes, in each case in form and substance acceptable to Lender.

(k)          If required by Lender, Certificates of Insurance with respect to property and liability insurance of Borrowers, showing Lender as certificate holder, lenders loss payee with respect to property insurance, and showing Lender as certificate holder and additional insured with respect to liability insurance, together a lender’s loss payable endorsement, shall have been delivered to Lender.

(l)          Resolutions shall have been adopted by Guarantor’s board of managers authorizing the execution, delivery and performance of the Consents and Ratifications to this Amendment, and a copy thereof, certified by a manager of Guarantor, together with a certificate of a manager of Guarantor stating that there have been no amendments, modifications or changes to Guarantor’s Certificate of Formation or Amended and Restated Limited Liability Company Agreement since December 3, 2012, shall have been delivered to Lender.

(m)          Resolutions shall have been adopted by LTN Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Sixth Amended and Restated Revolving Note and the other documents to be delivered in connection herewith, and a copy thereof, certified by a member of LTN Staffing, together with a certificate of a member of LTN Staffing stating that there have been no amendments, modifications or changes to LTN Staffing’s Certificate of Formation or Limited Liability Company Agreement since December 3, 2012, shall have been delivered to Lender.

(n)          Resolutions shall have been adopted by BG Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Sixth Amended and Restated Revolving Note, the InStaff Purchase Agreement and the other documents to be delivered in connection herewith, and a copy thereof, certified by a member of BG Staffing, together with a certificate of a member of BG Staffing stating that there have been no amendments, modifications or changes to BG Staffing’s Certificate of Formation or Limited Liability Company Agreement since December 3, 2012, shall have been delivered to Lender.

(o)          Resolutions shall have been adopted by BG Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Sixth Amended and Restated Revolving Note and the other documents to be delivered in connection herewith, on behalf of and as the general partner of BG Personnel Services, certified by a member of BG Staffing, together with a certificate of a member of BG Staffing stating that there have been no amendments, modifications or changes to BG Personnel Services’ Certificate of Limited Partnership or Limited Partnership Agreement, or to BG Staffing’s Certificate of Formation or Limited Liability Company Agreement, in each case since December 3, 2012, shall have been delivered to Lender.

(p)          Resolutions shall have been adopted by BG Staffing’s members authorizing the execution, delivery and performance of this Amendment, the Sixth Amended and Restated Revolving Note and the other documents to be delivered in connection herewith, on behalf of and as the general partner of BG Personnel, certified by a member of BG Staffing, together with a certificate of a member of BG Staffing stating that there have been no amendments, modifications or changes to BG Personnel’s Certificate of Limited Partnership or Limited Partnership Agreement, or to BG Staffing’s Certificate of Formation or Limited Liability Company Agreement, in each case since December 3, 2012, shall have been delivered to Lender.

(q)          Resolutions shall have been adopted by B G Staff Services’ Board of Directors authorizing the execution, delivery and performance of this Amendment, the Sixth Amended and Restated Revolving Note and the other documents to be delivered in connection herewith, and a copy thereof, certified by the duly elected and acting President of B G Staff Services, together with a certificate of the duly elected and acting President of B G Staff Services stating that there have been no amendments, modifications or changes to B G Staff Services’ Articles of Incorporation or By-Laws since December 3, 2012, shall have been delivered to Lender.

(r)          An amendment fee in the amount of $80,000.00, and a note processing fee with respect to the Revolving Loans in the amount of $900.00 shall in each case have been paid by Borrowers to Lender.

(s)          Each of the other conditions of borrowing set forth in Section 3 of the Loan Agreement (including, without limitation, Sections 3.2, 3.3, 3.4 and 3.5) shall have been met to the satisfaction of Lender.

(t)          A Landlord Waiver made by RPI LBJ Oates, Ltd. in favor of Lender and consented to by LTN Staffing, with respect to the location at 1900 Oates Drive, Suite 134, Mesquite, Texas 75150, in form and substance acceptable to Lender, shall have been delivered to Lender.

(u)          All payoff letters and UCC-3 financing statements (such UCC-3 financing statements to be filed on or prior to the date hereof) with respect to the InStaff Sellers, each in form and substance acceptable to Lender, shall have been delivered to Lender.

(v)         Such other documents, instruments or agreements as Lender may reasonably request in order to effectuate fully the transactions contemplated herein shall have been duly executed and delivered to Lender.

11.         Opinion Letter. Each Borrower hereby covenants and agrees that in the event there are any future amendments to, modifications of, or any amendment and restatements of, the Loan Agreement or any of the other Loan Documents, such Borrower shall cause to be delivered to Lender in connection therewith an opinion letter from Borrowers’ counsel (including local Illinois counsel), in form and substance acceptable to Lender; provided, however, nothing herein shall be construed in any way as an agreement, intention, proposal or commitment by Lender, nor shall anything set forth herein bind Lender in any way, to amend, modify or amend and restate the Loan Agreement or any of the other Loan Documents at any time in the future in any respect.

12.         Costs and Expenses. Borrowers shall jointly and severally pay all costs and expenses in connection with the preparation of this Amendment and other related loan documents, including, without limitation, reasonable attorneys’ fees.

13.         Miscellaneous.

(a)          Captions. Section captions and headings used in this Amendment are for convenience only and are not part of and shall not affect the construction of this Amendment.

(b)          Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of Illinois, without regard to conflict of laws principles. Whenever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

(c)          Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall together constitute but one and the same document.

(d)          Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(e)          References. From and after the Amendment Effective Date, any reference to the Loan Agreement or the other Loan Documents contained in any notice, request, certificate or other instrument, document or agreement executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

(f)          Continued Effectiveness. Notwithstanding anything contained herein, the terms of this Amendment are not intended to and do not serve to effect a novation as to the Loan Agreement. The parties hereto expressly do not intend to extinguish the Loan Agreement. Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Loan Agreement and secured by the Collateral. The Loan Agreement and each of the other Loan Documents, except as modified hereby, remain in full force and effect and are hereby reaffirmed in all respects.

(g)          Customer Identification - USA Patriot Act Notice; OFAC and Bank Secrecy Act. Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies such Borrower, which information includes the name and address of such Borrower and such other information that will allow Lender to identify such Borrower in accordance with the Act. In addition, each Borrower shall (a) ensure that no person who owns a controlling interest in or otherwise controls such Borrower or any subsidiary of such Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Seventh Amendment to Loan and Security Agreement and Other Loan Documents as of the date first set forth above.

BORROWERS:

LTN STAFFING, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG STAFFING, LLC, a Delaware limited liability company

By:	LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

	By:	/s/ L. Allen Baker, Jr.
	Name:	L. Allen Baker, Jr.
	Title:	President and Chief Executive Officer

BG PERSONNEL SERVICES, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
		Name:	L. Allen Baker, Jr.
		Title:	President and Chief Executive Officer

BG PERSONNEL, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
		Name:	L. Allen Baker, Jr.
		Title:	President and Chief Executive Officer

B G STAFF SERVICES INC., a Texas corporation

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

LENDER:

FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation

By:	/s/ Ingrid H. Deroubaix
Name:	Ingrid H. Deroubaix
Title:	Senior Vice President

Consent and ratification OF GUARANTY

The undersigned (“Guarantor”) is a guarantor of Borrowers to Lender under the terms of that certain Continuing Unconditional Guaranty dated as of May 24, 2010 made by Guarantor in favor of Lender (as amended, restated, modified or supplemented and in effect from time to time, the “Guaranty”). Guarantor hereby expressly: (a) consents to the execution by Borrowers and Lender of the above Seventh Amendment to Loan and Security Agreement and Other Loan Documents; (b) acknowledges that “Borrowers’ Liabilities” (as defined in the Guaranty) includes all of the obligations and liabilities owing from time to time by Borrowers to Lender, including, but not limited to, the obligations and liabilities of Borrowers to Lender under the Sixth Amended and Restated Revolving Note and the Fourth Amended and Restated Term Note, each as modified, extended and/or replaced from time to time, and any other Notes (as defined in the Loan Agreement) (but excluding any Excluded Swap Obligations); (c) acknowledges that Guarantor does not have any set-off, defense or counterclaim to the payment or performance of any of the obligations of Borrowers under the Sixth Amended and Restated Revolving Note, the Fourth Amended and Restated Term Note or any of the other Loan Documents or Guarantor under the Guaranty; (d) reaffirms, assumes and binds itself in all respects to all of the obligations, liabilities, duties, covenants, terms and conditions that are contained in the Guaranty; (e) agrees that all such obligations and liabilities under the Guaranty shall continue in full force and that the execution and delivery of the above Seventh Amendment to Loan and Security Agreement and Other Loan Documents to, and its acceptance by, Lender shall not in any manner whatsoever (i) impair or affect the liability of Guarantor to Lender under the Guaranty, (ii) prejudice, waive, or be construed to impair, affect, prejudice or waive the rights and abilities of Lender at law, in equity or by statute, against Guarantor pursuant to the Guaranty, and/or (iii) release or discharge, nor be construed to release or discharge, any of the obligations and liabilities owing to Lender by Guarantor under the Guaranty; and (f) represents and warrants that each of the representations and warranties made by Guarantor in any of the documents executed in connection with the Loans remain true and correct as of the date hereof.

LTN ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	Manager and Authorized Person

Consent and ratification OF

MEMBERSHIP INTERESTS SECURITY AGREEMENT

The undersigned (“Grantor”) is a grantor under the terms of that certain Membership Interests Security Agreement dated as of May 24, 2010 by and between Grantor and Lender (as amended, restated, modified or supplemented and in effect from time to time, the “LTN Acquisition Membership Interests Security Agreement”). Grantor hereby consents to the above Seventh Amendment to Loan and Security Agreement and Other Loan Documents and hereby confirms that Grantor has granted to Lender a security interest in the Pledged Collateral (as defined in the LTN Acquisition Membership Interests Security Agreement) to secure the Liabilities (as defined in the Membership Interests Security Agreement), under and pursuant to the LTN Acquisition Membership Interests Security Agreement.  The undersigned hereby expressly agrees that the Liens on the Pledged Collateral shall secure all of the Liabilities (as defined in the LTN Acquisition Membership Interests Security Agreement), including, without limitation, the Loans, and hereby reaffirms its grant of such security interests and Liens to Lender for such purpose in all respects.

LTN ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	Manager and Authorized Person

Consent and ratification OF

SUBORDINATION AGREEMENT

Each of the undersigned (collectively, “Subordinated Creditors” and each a “Subordinated Creditor”), is a subordinated creditor to Borrower and entered into that certain Subordination and Intercreditor Agreement dated as of October 17, 2007 by and among Lender, Subordinated Creditors, Borrowers and Guarantor, as amended from time to time (as amended, restated, modified or supplemented and in effect from time to time, the “Subordination Agreement”). Each Subordinated Creditor hereby (a) consents to the execution by Borrowers and Lender of the above Seventh Amendment to Loan and Security Agreement and Other Loan Documents, providing for, among other things, the increase of the Revolving Loan Commitment to $20,000,000; (b) acknowledges that the “Senior Debt” (as defined in the Subordination Agreement) includes all of the obligations and liabilities owing from time to time by Borrowers to Lender, including, without limitation, the Obligations (which include the increased Revolving Loans and the Term Loan); (c) acknowledges that the “Subordinated Debt” (as defined in the Subordination Agreement) and any liens and security interests of Subordinated Creditors in the Collateral (as defined in the Subordination Agreement) shall remain subordinate to the “Senior Debt” and the liens and security interests of Lender in the Collateral; (d) acknowledges that no Subordinated Creditor has any set-off, defense or counterclaim to the payment or performance of any of the obligations of such Subordinated Creditor under the Subordination Agreement; (e) reaffirms, assumes and binds itself in all respects to all of the obligations, liabilities, duties, covenants, terms and conditions that are contained in the Subordination Agreement; (f) agrees that all such obligations and liabilities under the Subordination Agreement shall continue in full force and effect and shall not be discharged, limited, impaired or affected in any manner whatsoever; (g) represents and warrants that each of the representations and warranties made by such Subordinated Creditor in any of the documents executed in connection with the Loans remain true and correct as of the date hereof; and (h) represents and warrants that it has consented to the InStaff Purchase Transaction.

SUBORDINATED CREDITORS:

LEGG MASON SBIC MEZZANINE FUND, L.P., a Delaware limited partnership

By:	Legg Mason SBIC Mezzanine Fund Management, LLC
Its:	General Partner

	By:	/s/ Joseph W. Hasse
	Name:	Joseph W. Hasse
	Its:	Member

BROOKSIDE PECKS CAPITAL PARTNERS, L.P., a Delaware limited partnership

By:	Brookside Pecks Management, LLC
Its:	General Partner

	By:	/s/ David D. Buttolph
Name: David D. Buttolph
Its: Managing Director

BROOKSIDE MEZZANINE FUND II, L.P., a Delaware limited partnership

By:	Brookside Mezzanine Partners II, LLC
Its:	General Partner

	By:	/s/ Corey L. Sclar
Name: Corey L. Sclar
Its: Managing Director

Exhibit 10.20

SIXTH AMENDED AND RESTATED REVOLVING NOTE

No. 0905696662-18-26
$20,000,000.00	Dated: as of May 28, 2013
Chicago, Illinois	Due Date: November 21, 2014

FOR VALUE RECEIVED, LTN STAFFING, LLC, a Delaware limited liability company (“LTN Staffing”), whose address is 14900 Landmark Boulevard, Suite 300, Dallas, Texas 75254, BG STAFFING, LLC, a Delaware limited liability company (“BG Staffing”), whose address is 14900 Landmark Boulevard, Suite 300, Dallas, Texas 75254, BG PERSONNEL SERVICES, LP, a Texas limited partnership (“BG Personnel Services”), whose address is 14900 Landmark Boulevard, Suite 300, Dallas, Texas 75254, BG PERSONNEL, LP, a Texas limited partnership (“BG Personnel”), whose address is 14900 Landmark Boulevard, Suite 300, Dallas, Texas 75254, and B G STAFF SERVICES INC., a Texas corporation (“B G Staff Services”, and together with LTN Staffing, BG Staffing, BG Personnel Services and BG Personnel, collectively, “Borrowers” and each a “Borrower”), whose address is 14900 Landmark Boulevard, Suite 300, Dallas, Texas 75254, JOINTLY AND SEVERALLY, promise to pay to the order of FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation (hereinafter, together with any holder hereof, “Lender”), whose address is 222 South Riverside Plaza, 32nd Floor, Chicago, Illinois 60606, on or before November 21, 2014 (the “Revolving Loan Maturity Date”), the lesser of (i) TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00), or (ii) the aggregate principal amount of all Revolving Loans outstanding under and pursuant to that certain Loan and Security Agreement dated as of May 24, 2010 by and among Borrowers and Lender, as amended from time to time (as amended, restated, modified or supplemented and in effect from time to time, the “Loan Agreement”), and made available by Lender to Borrowers at the maturity or maturities and in the amount or amounts stated on the records of Lender, together with interest (computed on the actual number of days elapsed on the basis of a 360 day year) on the aggregate principal amount of all Revolving Loans outstanding from time to time as provided in the Loan Agreement. Capitalized words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Loan Agreement.

This Sixth Amended and Restated Revolving Note (this “Note”) evidences the Revolving Loans incurred by Borrowers under and pursuant to the Loan Agreement, to which reference is hereby made for a statement of the terms and conditions under which the Revolving Loan Maturity Date or any payment hereon may be accelerated. The holder of this Note is entitled to all of the benefits and security provided for in the Loan Agreement. All Revolving Loans shall be repaid by Borrowers on the Revolving Loan Maturity Date, unless payable sooner pursuant to the provisions of the Loan Agreement.

Principal and interest shall be paid to Lender at its address set forth above, or at such other place as the holder of this Note shall designate in writing to Borrowers. Each Revolving Loan made by Lender, and all payments on account of the principal and interest thereof shall be recorded on the books and records of Lender and the principal balance as shown on such books and records, or any copy thereof certified by an officer of Lender, shall be rebuttably presumptive evidence of the principal amount owing hereunder.

Except for such notices as may be required under the terms of the Loan Agreement, each Borrower waives presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence.

The Revolving Loans evidenced hereby have been made and this Note has been delivered at Lender’s main office set forth above. This Note shall be governed and construed in accordance with the laws of the State of Illinois, in which state it shall be performed, and shall be binding upon each Borrower, and such Borrower’s legal representatives, successors, and assigns. Wherever possible, each provision of the Loan Agreement and this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Loan Agreement or this Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of the Loan Agreement or this Note. The terms “Borrower” and “Borrowers” as used herein shall mean all parties signing this Note, and each one of them, and all such parties, their respective successors and assigns, shall be jointly and severally obligated hereunder.

This Note constitutes a renewal and restatement of, and replacement and substitution for, that certain Fifth Amended and Restated Revolving Note dated as of December 3, 2012 executed jointly and severally by Borrowers and made payable to the order of Lender in the maximum principal amount of $12,000,000.00 (the “Prior Note”), and evidences a renewal and an increase of the indebtedness evidenced by the Prior Note. The indebtedness evidenced by the Prior Note is continuing indebtedness evidenced hereby, and nothing herein shall be deemed to constitute a payment, settlement or novation of the Prior Note, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of Lender against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, Borrowers have executed this Sixth Amended and Restated Revolving Note as of the date set forth above.

LTN STAFFING, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG STAFFING, LLC, a Delaware limited liability company

By:	LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG PERSONNEL SERVICES, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

By:	LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG PERSONNEL, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

By:	LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

B G STAFF SERVICES INC., a Texas corporation

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

Exhibit 10.21

FOURTH AMENDED AND RESTATED TERM NOTE

No. 0905696662-34
$7,135,000.00	Dated: as of December 3, 2012
Chicago, Illinois	Due Date: November 21, 2014

FOR VALUE RECEIVED, LTN STAFFING, LLC, a Delaware limited liability company (“LTN Staffing”), whose address is 14900 Landmark Boulevard, Suite 300, Dallas, Texas 75254, BG STAFFING, LLC, a Delaware limited liability company (“BG Staffing”), whose address is 14900 Landmark Boulevard, Suite 300, Dallas, Texas 75254, BG PERSONNEL SERVICES, LP, a Texas limited partnership (“BG Personnel Services”), whose address is 14900 Landmark Boulevard, Suite 300, Dallas, Texas 75254, BG PERSONNEL, LP, a Texas limited partnership (“BG Personnel”), whose address is 14900 Landmark Boulevard, Suite 300, Dallas, Texas 75254, and B G STAFF SERVICES INC., a Texas corporation (“B G Staff Services”, and together with LTN Staffing, BG Staffing, BG Personnel Services and BG Personnel, collectively, “Borrowers” and each a “Borrower”), whose address is 14900 Landmark Boulevard, Suite 300, Dallas, Texas 75254, JOINTLY AND SEVERALLY, promise to pay to the order of FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation (hereinafter, together with any holder hereof, “Lender”), whose address is 222 South Riverside Plaza, 32nd Floor, Chicago, Illinois 60606, on or before November 21, 2014 (the “Term Loan Maturity Date”), the principal sum of SEVEN MILLION ONE HUNDRED THIRTY-FIVE THOUSAND AND NO/100 DOLLARS ($7,135,000.00), which amount is the principal amount outstanding of the Term Loan made by Lender to Borrowers under and pursuant to that certain Loan and Security Agreement dated as of May 24, 2010 by and among Borrowers and Lender, as amended from time to time (as amended, restated, modified or supplemented and in effect from time to time, the “Loan Agreement”), together with interest (computed on the actual number of days elapsed on the basis of a 360 day year) on the principal amount of the Term Loan outstanding from time to time as provided in the Loan Agreement. Capitalized words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Loan Agreement.

The outstanding principal of this Fourth Amended and Restated Term Note (this “Note”), and all accrued interest thereon, shall be payable as provided in the Loan Agreement, and the outstanding principal balance of this Note, and all accrued and unpaid interest thereon, shall be due and payable in full on the Term Loan Maturity Date, unless payable sooner pursuant to the provisions of the Loan Agreement.

This Note evidences the Term Loan incurred by Borrowers under and pursuant to the Loan Agreement, to which reference is hereby made for a statement of the terms and conditions under which the Term Loan Maturity Date or any payment hereon may be accelerated. The holder of this Note is entitled to all of the benefits and security provided for in the Loan Agreement.

Principal and interest shall be paid to Lender at its address set forth above, or at such other place as the holder of this Note shall designate in writing to Borrowers. The Term Loan made by Lender, and all payments on account of the principal and interest thereof shall be recorded on the books and records of Lender and the principal balance as shown on such books and records, or any copy thereof certified by an officer of Lender, shall be rebuttably presumptive evidence of the principal amount owing hereunder.

Except for such notices as may be required under the terms of the Loan Agreement, each Borrower waives presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence.

The Term Loan evidenced hereby has been made and this Note has been delivered at Lender’s main office set forth above. This Note shall be governed and construed in accordance with the laws of the State of Illinois, in which state it shall be performed, and shall be binding upon each Borrower, and such Borrower’s legal representatives, successors, and assigns. Wherever possible, each provision of the Loan Agreement and this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Loan Agreement or this Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of the Loan Agreement or this Note. The terms “Borrower” and “Borrowers” as used herein shall mean all parties signing this Note, and each one of them, and all such parties, their respective successors and assigns, shall be jointly and severally obligated hereunder.

This Note constitutes a renewal and restatement of, and replacement and substitution for, that certain Third Amended and Restated Term Note dated as of November 21, 2011 executed jointly and severally by Borrowers and made payable to the order of Lender in the principal amount of $6,000,000.00 (the “Prior Note”), and evidences a renewal and an increase of, as well as the current outstanding principal balance as of the date hereof of, the indebtedness evidenced by the Prior Note. The indebtedness evidenced by the Prior Note is continuing indebtedness evidenced hereby, and nothing herein shall be deemed to constitute a payment, settlement or novation of the Prior Note, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of Lender against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

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IN WITNESS WHEREOF, Borrowers have executed this Fourth Amended and Restated Term Note as of the date set forth above.

LTN STAFFING, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG STAFFING, LLC, a Delaware limited liability company

By:	LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG PERSONNEL SERVICES, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

By:	LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG PERSONNEL, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

By:	LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

B G STAFF SERVICES INC., a Texas corporation

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

Exhibit 10.22

CAPITAL CONTRIBUTION AGREEMENT

THIS CAPITAL CONTRIBUTION AGREEMENT (this “Agreement”) is made as of the 28th day of May, 2013, by and among TAGLICH PRIVATE EQUITY, LLC, a Delaware limited liability company (“Obligor”), LTN STAFFING, LLC, a Delaware limited liability company (“LTN Staffing”), BG STAFFING, LLC, a Delaware limited liability company (“BG Staffing”), BG PERSONNEL SERVICES, LP, a Texas limited partnership (“BG Personnel Services”), BG PERSONNEL, LP, a Texas limited partnership (“BG Personnel”), and B G STAFF SERVICES INC., a Texas corporation (“B G Staff Services”, and together with LTN Staffing, BG Staffing, BG Personnel Services and BG Personnel, collectively, “Borrowers” and each a “Borrower”), and FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation (together with its successors and assigns, hereinafter referred to as “Lender”).

WITNESSETH:

WHEREAS, Borrowers and Lender are parties to that certain Loan and Security Agreement dated as of May 24, 2010, as amended from time to time (as restated, modified or supplemented and in effect from time to time, the “Loan Agreement”), pursuant to which Lender has made or may from time to time hereafter make loans and advances to or extend other financial accommodations to Borrowers;

WHEREAS, Obligor is the direct or indirect principal owner of Borrowers and has a direct and substantial financial interest in Borrowers, and thus is desirous of having Lender extend and/or continue the extension of credit to Borrowers;

WHEREAS, pursuant to that certain Sixth Amendment to Loan and Security Agreement and other Loan Documents dated as of December 3, 2012 by and among Borrowers and Lender, Obligor and Borrowers executed and delivered to Lender that certain Capital Contribution Agreement dated as of December 3, 2012 (as amended, restated, modified or supplemented and in effect from time to time, the “API Capital Contribution Agreement”) with respect to the API Earn Out Payments (as defined in the API Capital Contribution Agreement);

WHEREAS, Borrowers have requested that Lender further increase the amounts of credit it makes available to Borrowers and make certain other changes to the terms and conditions of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement);

WHEREAS, Lender is willing to accommodate such requests of Borrowers, on and subject to the terms and conditions of that certain Seventh Amendment to Loan and Security Agreement and Other Loan Documents dated as of the date hereof among Borrowers and Lender (the “Seventh Amendment”); and

WHEREAS, among other things, Obligor’s entering into this Agreement is a condition to Lender’s obligations under the Seventh Amendment and the other Loan Documents as amended thereby;

NOW, THEREFORE, in consideration of foregoing recitals, which are incorporated herein by this reference thereto, the mutual agreements contained herein, and other good and valuable consideration, Obligor, Borrowers and Lender agree as follows:

1.          Defined Terms. Terms that are capitalized but which are not defined herein and are defined in the Loan Agreement shall have the meanings ascribed to such terms in the Loan Agreement. In addition, the following terms shall have the meanings indicated:

“InStaff” shall mean, collectively, InStaff Holding Corporation, a Texas corporation, and InStaff Personnel, LLC, a Texas limited liability company.

“InStaff Earn Out Payments” shall mean those payments made or required to be made by LTN Staffing pursuant to Section 1.6 of the InStaff Purchase Agreement.

“InStaff Purchase Agreement” shall mean that certain Asset Purchase Agreement dated as of May 28, 2013 by and among LTN Staffing, InStaff, North Texas Opportunity Fund, Randy Burkhart, Beth Garvey, Arthur Hollingsworth and John Lewis.

“InStaff Purchase Transaction” shall mean the purchase by LTN Staffing of certain of the assets of and the assumption by LTN Staffing of certain liabilities of InStaff pursuant to the terms of the InStaff Purchase Agreement.

2.          Obligor’s Capital Contributions Obligations.

(a)          Borrowers have informed Lender that LTN Staffing intends to acquire substantially all of the assets and business of InStaff pursuant to the InStaff Purchase Transaction and Borrowers have requested that Lender consent to such actions. In connection with the InStaff Purchase Transaction, LTN Staffing will enter into the InStaff Purchase Agreement and become obligated to pay the InStaff Earn Out Payments, on and subject to the terms and conditions of the InStaff Purchase Agreement. Borrowers acknowledge, however, that the InStaff Earn Out Payments will not be subordinated to Borrowers’ Debt to Lender. Accordingly, Lender is only willing to consent to the InStaff Purchase Transaction on the condition that Borrowers agree that no InStaff Earn Out Payment shall be paid if, when such payment is due, an Event of Default then exists or would occur as a result of the payment thereof, except if such payment is funded by capital contributions from Obligor and/or arranged by Obligor to be contributed by other persons and entities.

(b)          Accordingly, and in consideration of Lender’s entering into the Seventh Amendment, Borrowers and Obligor hereby agree that, when any InStaff Earn Out payment shall become due, if there then exists an Event of Default under the Loan Agreement, or an Event of Default would occur as a result of the payment of such InStaff Earn Out Payment by LTN Staffing or any other Borrower, then, unless otherwise agreed by Borrowers and Lender, neither LTN Staffing nor any other Borrower shall make any such payment or payments unless (i) Borrowers and Obligor agree that such payments should be made, and then only if Obligor agrees to promptly facilitate the investment of additional capital into LTN Staffing in an amount equal to the amount of the InStaff Earn Out Payment which is due, and (ii) such amount of additional capital is actually received by LTN Staffing before or concurrently with making such payment.

(c)          LTN Staffing agrees that it will notify Lender and Obligor in writing, not less than ten (10) Business Days prior to the date upon which any InStaff Earn Out Payment is to become due, of the amount which is expected to be payable in respect thereof and the date upon which such payment is to be made. In addition, such notice shall state whether any Event of Default exists or is expected to occur as a result of making such payment. In the event that such notice states that an Event of Default then exists or is expected to arise as a result of such payment, then such notice shall also constitute a demand by LTN Staffing to Obligor for a contribution of the required amount of additional capital on or before the date specified as the date upon which payment of the applicable InStaff Earn Out Payment will be due.

(d)          Any capital contributions required to be made by Obligor pursuant to the requirements of this Agreement shall be provided to LTN Staffing not later than the Business Day prior to the date upon which the corresponding InStaff Earn Out Payment is due. Proceeds of any such capital contributions shall be contributed by Obligor directly to LTN Staffing unless otherwise agreed by Lender and such capital contribution shall otherwise be on terms reasonably acceptable to Lender.

(e)          LTN Staffing and Obligor shall jointly notify Lender in writing of funding of any capital contribution promptly (and in any event on the same day) upon the occurrence thereof.

3.          Event of Default; Lender’s Enforcement Rights. Borrowers and Obligor acknowledge and agree that failure by Obligor to comply with any of the requirements of this Agreement, including, without limitation, to promptly make any capital contribution payment required to be made by Obligor pursuant to Section 2 hereof, in addition to being a breach of this Agreement by Obligor shall be an immediate Event of Default under the Loan Documents. In addition, Obligor expressly agrees and acknowledges that its undertakings under this Agreement are for the direct benefit of Lender and that Lender shall be entitled to enforce this Agreement against Obligor, and shall be entitled to seek specific performance of such obligations, or otherwise exercise any and all remedies provided at law or in equity.

4.          Reinstatement. The obligations of Obligor hereunder shall continue to be effective or automatically be reinstated, as the case may be, if at any time payment of any amount by Obligor pursuant to this Agreement is rescinded or otherwise must be restored or returned by any of Borrowers upon the insolvency, bankruptcy or reorganization of Obligor, or otherwise, all as though such payment had not been made.

5.          Successors and Assigns. This Agreement shall inure to the benefit of Lender, and its successors and assigns. This Agreement shall be binding on Borrowers, Obligor and their respective successors and assigns and estates, and shall continue in full force and effect until all of Borrowers’ obligations and liabilities to Lender are indefeasibly paid and performed in full and the Loan Agreement is terminated.

6.          No Waiver of Rights. No delay or failure on the part of Lender to exercise any right, power or privilege under this Agreement, or any of the other Loan Documents shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof or the exercise of any other power or right, or be deemed to establish a custom or course of dealing or performance between the parties hereto. The rights and remedies herein provided are cumulative and not exclusive to any rights or remedies provided by law. No notice to or demand on Obligor in any case shall entitle Obligor to any other or further notice or demand in the same, similar or other circumstance.

7.          Modification. The terms of this Agreement may be waived, discharged, or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment, modification, waiver or other change of any of the terms of this Agreement shall be effective without the prior written consent of Lender.

8.          Costs and Expenses. Obligor agrees to pay on demand all costs and expenses incurred by or on behalf of Lender (including, without limitation, attorneys’ fees and expenses) in enforcing the obligations of Obligor under this Agreement.

9.          Severability. Whenever possible, each provision hereof will be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision will be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable. Upon any such determination that any term or other provision hereof is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the extent possible in the circumstances.

10.         Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, telexed or sent by overnight courier service or United States mail and shall be deemed to have been given, (a) if delivered in person, when delivered: (b) if delivered by telecopy or telex, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (Chicago time) or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, one day after delivery to such courier properly addressed; or (d) if by U.S. Mail, four Business Days after depositing in the United States mail with postage prepaid and properly addressed. Notices shall be addressed as follows:

If to Obligor:	Taglich Private Equity, LLC
275 Madison Avenue
New York, NY 10016
Attn: Douglas E. Hailey
Fax: (212) 661-6826

If to Borrowers:	LTN Staffing, LLC
BG Staffing, LLC
BG Personnel Services, LP
BG Personnel, LP
B G Staff Services Inc.
14900 Landmark Blvd., Suite 300
Dallas, TX 75254
Attn: L. Allen Baker, Jr.
Fax: (972) 692-2444

If to Lender:	Fifth Third Bank
222 South Riverside Plaza, 32nd Floor
Chicago, IL 60606
Attn: Ingrid Deroubaix, Senior Vice President
Fax: (312) 704-2980

With a copy to.	Dykema Gossett PLLC
10 South Wacker Drive, Suite 2300
Chicago, IL 60606
Attn: Diana Y. Tsai
Fax: (312) 627-2302

or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 10. A notice not given as provided above shall, if it is in writing, be deemed given if and when actually received by the party to whom given.

11.         APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

12.         CONSENT TO JURISDICTION. OBLIGOR HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. OBLIGOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PERSON BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO OBLIGOR AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

13.         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND LENDER IS RELYING ON THIS AGREEMENT IN CONNECTION WITH EXTENDING CREDIT TO BORROWERS, AND THAT EACH PARTY WILL CONTINUE TO RELY ON SUCH WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

14.         REPRESENTATION. OBLIGOR ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO HAVE THE ASSISTANCE OF COUNSEL IN CONNECTION WITH THIS AGREEMENT AND HAS EITHER CONSULTED WITH SUCH COUNSEL OR ELECTED NOT TO CONSULT.

15.         Other Interpretive Provisions. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the words “Borrower” and “Borrowers” shall be so construed.

16.         New Additional Agreement. This Agreement is a new additional agreement, exists in conjunction with the API Capital Contribution Agreement and is not an amendment, restatement, replacement or substitution in any respect for the API Capital Contribution Agreement. The obligations and liabilities of Obligor and Borrowers under the API Capital Contribution Agreement are continuing (in addition to the obligations and liabilities of Obligor and Borrowers under this Agreement), and each of Obligor and each Borrower hereby reaffirms and confirms its respective obligations and liabilities under the API Capital Contribution Agreement in all respects.

17.         Management Fee Limitation.  Obligor hereby acknowledges the limitations imposed upon Borrowers by Section 9.6(c)(ii) of the Loan Agreement and agrees to comply with such limitations and not accept any payment of management fees from any Borrower which is not permitted by such Section.  In addition, Obligor further agrees that, even if otherwise permitted by Section 9.6(c)(ii) of the Loan Agreement, Obligor will not accept from any Borrower or Borrowers management fees in excess of (i) $43,750 in any fiscal quarter, and (ii) $175,000 in any fiscal year.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Capital Contribution Agreement as of the day and year first above written.

OBLIGOR:

TAGLICH PRIVATE EQUITY, LLC, a Delaware limited liability company

By:	/s/ Douglas E. Hailey
Name: Douglas E. Hailey
Title: Managing Member

BORROWERS:

LTN STAFFING, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG STAFFING, LLC, a Delaware limited liability company

By:	LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

	By:	/s/ L. Allen Baker, Jr.
	Name:	L. Allen Baker, Jr.
	Title:	President and Chief Executive Officer

BG PERSONNEL SERVICES, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
		Name:	L. Allen Baker, Jr.
		Title:	President and Chief Executive Officer

BG PERSONNEL, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
		Name:	L. Allen Baker, Jr.
		Title:	President and Chief Executive Officer

B G STAFF SERVICES INC., a Texas corporation

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

LENDER:

FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation

By:	/s/ Ingrid H. Deroubaix
Name:	Ingrid H. Deroubaix
Title:	Senior Vice President

Exhibit 10.23

CAPITAL CONTRIBUTION AGREEMENT

THIS CAPITAL CONTRIBUTION AGREEMENT (this “Agreement”) is made as of the 3rd day of December, 2012, by and among TAGLICH PRIVATE EQUITY, LLC, a Delaware limited liability company (“Obligor”), LTN STAFFING, LLC, a Delaware limited liability company (“LTN Staffing”), BG STAFFING, LLC, a Delaware limited liability company (“BG Staffing”), BG PERSONNEL SERVICES, LP, a Texas limited partnership (“BG Personnel Services”), BG PERSONNEL, LP, a Texas limited partnership (“BG Personnel”), and B G STAFF SERVICES INC., a Texas corporation (“B G Staff Services”, and together with LTN Staffing, BG Staffing, BG Personnel Services and BG Personnel, collectively, “Borrowers” and each a “Borrower”), and FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation (together with its successors and assigns, hereinafter referred to as “Lender”).

WITNESSETH:

WHEREAS, Borrowers and Lender are parties to that certain Loan and Security Agreement dated as of May 24, 2010, as amended from time to time (as restated, modified or supplemented and in effect from time to time, the “Loan Agreement”), pursuant to which Lender has made or may from time to time hereafter make loans and advances to or extend other financial accommodations to Borrowers;

WHEREAS, Obligor is the direct or indirect principal owner of Borrowers and has a direct and substantial financial interest in Borrowers, and thus is desirous of having Lender extend and/or continue the extension of credit to Borrowers;

WHEREAS, Borrowers have requested that Lender increase the amounts of credit it makes available to Borrowers and make certain other changes to the terms and conditions of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement); and

WHEREAS, Lender is willing to accommodate such requests of Borrowers, on and subject to the terms and conditions of that certain Sixth Amendment to Loan and Security Agreement and Other Loan Documents dated as of the date hereof among Lender and Borrowers (the “Sixth Amendment”); and

WHEREAS, among other things, Obligor’s entering into this Agreement is a condition to Lender’s obligations under the Sixth Amendment and the other Loan Documents as amended thereby;

NOW, THEREFORE, in consideration of foregoing recitals, which are incorporated herein by this reference thereto, the mutual agreements contained herein, and other good and valuable consideration, Obligor and Lender agree as follows:

1.           Defined Terms. Terms that are capitalized but which are not defined herein and are defined in the Loan Agreement shall have the meanings ascribed to such terms in the Loan Agreement. In addition, the following terms shall have the meanings indicated:

“API” shall mean American Partners, Inc., a Rhode Island corporation.

“API Earn Out Payments” shall mean those payments made or required to be made by BG Staffing pursuant to Section 1.6 of the API Purchase Agreement.

“API Purchase Agreement” shall mean that certain Asset Purchase Agreement dated as of December 3, 2012 by and among BG Staffing, API and Thomas Leonard, Justin Franks and Ronald Wnek.

“API Purchase Transaction” shall mean the purchase by BG Staffing of certain of the assets of and the assumption by BG Staffing of certain liabilities of API pursuant to the terms of the API Purchase Agreement.

2.           Obligor’s Capital Contributions Obligations.

(a)          Borrowers have informed Lender that BG Staffing intends to acquire substantially all of the assets and business of API pursuant to the API Purchase Transaction and Borrowers have requested that Lender consent to such actions. In connection with the API Purchase Transaction, BG Staffing will enter into the API Purchase Agreement and become obligated to pay the API Earn Out Payments, on and subject to the terms and conditions of the API Purchase Agreement. Borrowers acknowledge, however, that the API Earn Out Payments will not be subordinated to Borrowers’ Debt to Lender. Accordingly, Lender is only willing to consent to the API Purchase Transaction on the condition that Borrowers agree that no API Earn Out Payment shall be paid if, when such payment is due, an Event of Default then exists or would occur as a result of the payment thereof, except if such payment is funded by capital contributions from Obligor and/or arranged by Obligor to be contributed by other persons and entities.

(b)          Accordingly, and in consideration of Lender’s entering into the Sixth Amendment, Borrowers and Obligor hereby agree that, when any API Earn Out payment shall become due, if there then exists an Event of Default under the Loan Agreement, or an Event of Default would occur as a result of the payment of such API Earn Out Payment by BG Staffing or any other Borrower, then, unless otherwise agreed by Borrowers and Lender, neither BG Staffing nor any other Borrower shall make any such payment or payments unless (i) Borrowers and Obligor agree that such payments should be made, and then only if Obligor agrees to promptly facilitate the investment of additional capital into BG Staffing in an amount equal to the amount of the API Earn Out Payment which is due, and (ii) and such amount of additional capital is actually received by BG Staffing before or concurrently with making such payment.

(c)          BG Staffing agrees that it will notify Lender and Obligor in writing, not less than ten (10) Business Days prior to the date upon which any API Earn Out Payment is to become due, of the amount which is expected to be payable in respect thereof and the date upon which such payment is to be made. In addition, such notice shall state whether any Event of Default exists or is expected to occur as a result of making such payment. In the event that such notice states that an Event of Default then exists or is expected to arise as a result of such payment, then such notice shall also constitute a demand by BG Staffing to Obligor for a contribution of the required amount of additional capital on or before the date specified as the date upon which payment of the applicable API Earn Out Payment will be due.

(d)          Any capital contributions required to be made by Obligor pursuant to the requirements of this Agreement shall be provided to BG Staffing not later than the Business Day prior to the date upon which the corresponding API Earn Out Payment is due. Proceeds of any such capital contributions shall be contributed by Obligor directly to BG Staffing unless otherwise agreed by Lender and such capital contribution shall otherwise be on terms reasonably acceptable to Lender.

(e)          BG Staffing and Obligor shall jointly notify Lender in writing of funding of any capital contribution promptly (and in any event on the same day) upon the occurrence thereof.

3.           Event of Default; Lender’s Enforcement Rights. Borrowers and Obligor acknowledge and agree that failure by Obligor to comply with any of the requirements of this Agreement, including, without limitation, to promptly make any capital contribution payment required to be made by it pursuant to Section 2 hereof, in addition to being a breach of this Agreement by Obligor shall be an immediate Event of Default under the Loan Documents. In addition, Obligor expressly agrees and acknowledges that its undertakings under this Agreement are for the direct benefit of Lender and that Lender shall be entitled to enforce this Agreement against Obligor, and shall be entitled to seek specific performance of such obligations, or otherwise exercise any and all remedies provided at law or in equity.

4.           Reinstatement. The obligations of Obligor hereunder shall continue to be effective or automatically be reinstated, as the case may be, if at any time payment of any amount by Obligor pursuant to this Agreement is rescinded or otherwise must be restored or returned by any of Borrowers upon the insolvency, bankruptcy or reorganization of Obligor, or otherwise, all as though such payment had not been made.

5.           Successors and Assigns. This Agreement shall inure to the benefit of Lender, and its successors and assigns. This Agreement shall be binding on Obligor and its successors and assigns and its estates, and shall continue in full force and effect until all of Borrowers’ obligations and liabilities to Lender are indefeasibly paid and performed in full and the Loan Agreement is terminated.

6.           No Waiver of Rights. No delay or failure on the part of Lender to exercise any right, power or privilege under this Agreement, or any of the other Loan Documents shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof or the exercise of any other power or right, or be deemed to establish a custom or course of dealing or performance between the parties hereto. The rights and remedies herein provided are cumulative and not exclusive to any rights or remedies provided by law. No notice to or demand on Obligor in any case shall entitle Obligor to any other or further notice or demand in the same, similar or other circumstance.

7.           Modification. The terms of this Agreement may be waived, discharged, or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment, modification, waiver or other change of any of the terms of this Agreement shall be effective without the prior written consent of Lender.

8.           Costs and Expenses. Obligor agrees to pay on demand all costs and expenses incurred by or on behalf of Lender (including, without limitation, attorneys’ fees and expenses) in enforcing the obligations of Obligor under this Agreement.

9.           Severability. Whenever possible, each provision hereof will be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision will be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable. Upon any such determination that any term or other provision hereof is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the extent possible in the circumstances.

10.          Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, telexed or sent by overnight courier service or United States mail and shall be deemed to have been given, (a) if delivered in person, when delivered: (b) if delivered by telecopy or telex, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (Chicago time) or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, one day after delivery to such courier properly addressed; or (d) if by U.S. Mail, four Business Days after depositing in the United States mail with postage prepaid and properly addressed. Notices shall be addressed as follows:

If to Obligor:	Taglich Private Equity, LLC
275 Madison Avenue
New York, NY 10016
Attn: Douglas E. Hailey
Fax: (212) 661-6826

If to Borrowers:	LTN Staffing, LLC
BG Staffing, LLC
BG Personnel Services, LP
BG Personnel, LP
B G Staff Services Inc.
14900 Landmark Blvd., Suite 300
Dallas, TX 75254
Attn: L. Allen Baker, Jr.
Fax: (972) 692-2444

If to Lender:	Fifth Third Bank
222 South Riverside Plaza, 32nd Floor
Chicago, IL 60606
Attn: Ingrid Deroubaix, Vice President
Fax: (312) 704-2980

With a copy to.	Dykema Gossett PLLC
10 South Wacker Drive, Suite 2300
Chicago, IL 60606
Attn: Diana Y. Tsai
Fax: (312) 627-2302

or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 10. A notice not given as provided above shall, if it is in writing, be deemed given if and when actually received by the party to whom given.

11.          APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

12.          CONSENT TO JURISDICTION. OBLIGOR HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. OBLIGOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PERSON BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO OBLIGOR AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

13.          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND LENDER IS RELYING ON THIS AGREEMENT IN CONNECTION WITH EXTENDING CREDIT TO BORROWERS, AND THAT EACH PARTY WILL CONTINUE TO RELY ON SUCH WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

14.          REPRESENTATION. OBLIGOR ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO HAVE THE ASSISTANCE OF COUNSEL IN CONNECTION WITH THIS AGREEMENT AND HAS EITHER CONSULTED WITH SUCH COUNSEL OR ELECTED NOT TO CONSULT.

15.          Other Interpretive Provisions. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the words “Borrower” and “Borrowers” shall be so construed.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Capital Contribution Agreement as of the day and year first above written.

OBLIGOR:

TAGLICH PRIVATE EQUITY, LLC, a Delaware limited liability company

By:	/s/ Douglas E. Hailey
Name:	Douglas E. Hailey
Title:	Managing Member

BORROWERS:

LTN STAFFING, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG STAFFING, LLC, a Delaware limited liability company

By:	LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG PERSONNEL SERVICES, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

By:	LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG PERSONNEL, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

By:	LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

B G STAFF SERVICES INC., a Texas corporation

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

LENDER:

FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation

By:	/s/ Ingrid H. Deroubaix
Name:	Ingrid H. Deroubaix
Title:	Vice President

Exhibit 10.24

CAPITAL CONTRIBUTION AGREEMENT

THIS CAPITAL CONTRIBUTION AGREEMENT (this “Agreement”) is made as of the 28th day of May, 2013, by and among TAGLICH PRIVATE EQUITY, LLC, a Delaware limited liability company (“Obligor”), LTN STAFFING, LLC, a Delaware limited liability company (“LTN Staffing”), BG STAFFING, LLC, a Delaware limited liability company (“BG Staffing”), BG PERSONNEL SERVICES, LP, a Texas limited partnership (“BG Personnel Services”), BG PERSONNEL, LP, a Texas limited partnership (“BG Personnel”), and B G STAFF SERVICES EMC., a Texas corporation (“B G Staff Services”, and together with LTN Staffing, BG Staffing, BG Personnel Services and BG Personnel, collectively, “Borrowers” and each a “Borrower”), LEGG MASON SBIC MEZZANINE FUND, L.P., a Delaware limited partnership (“Calvert”), BROOKSIDE PECKS CAPITAL PARTNERS, L.P., a Delaware limited partnership (“Brookside”) and BROOKSIDE MEZZANINE FUND II, L.P., a Delaware limited partnership (“Brookside II”; and, together with Calvert and Brookside, collectively, the “Lenders” and each a “Lender”).

WITNESSETH:

WHEREAS, Borrowers and Lender are parties to that certain Amended and Restated Securities Purchase Agreement dated the date hereof, as amended from time to time (as restated, modified or supplemented and in effect from time to time, the “Purchase Agreement”), pursuant to which Lenders have made loans and advances to or extend other financial accommodations to Borrowers;

WHEREAS, Obligor is the direct or indirect principal owner of Borrowers and has a direct and substantial financial interest in Borrowers, and thus is desirous of having Lenders extend credit to Borrowers;

WHEREAS, among other things, Obligor’s entering into this Agreement is a condition to Lender’s obligations under the Purchase Agreement;

NOW, THEREFORE, in consideration of foregoing recitals, which are incorporated herein by this reference thereto, the mutual agreements contained herein, and other good and valuable consideration, Obligor, Borrowers and Lender agree as follows:

1.           Defined Terms. Terms that are capitalized but which are not defined herein and are defined in the Purchase Agreement shall have the meanings ascribed to such terms in the Purchase Agreement. In addition, the following terms shall have the meanings indicated:

“API” shall mean American Partners, Inc., a Rhode Island corporation.

“API Earn Out Payments” shall mean those payments made or required to be made by BG Staffing pursuant to Section 1.6 of the API Purchase Agreement.

“API Purchase Agreement” shall mean that certain Asset Purchase Agreement dated as of December 3, 2012 by and among BG Staffing, LTN Acquisition, LLC, API, Thomas Leonard, Justin Franks and Ronald Wnek.

“API Purchase Transaction” shall mean the purchase by BG Staffing of certain of the assets of and the assumption by BG Staffing of certain liabilities of API, pursuant to the terms of the API Purchase Agreement.

“Earn Out Payment” and “Earn Out Payments” shall mean, individually and collectively, as appropriate (i) API Earn Out Payments and (ii) InStaff Earn Out Payments.

“InStaff’ shall mean, collectively, InStaff Holding Corporation, a Texas corporation, and InStaff Personnel, LLC, a Texas limited liability company.

“InStaff Earn Out Payments” shall mean those payments made or required to be made by LTN Staffing pursuant to Section 1.6 of the InStaff Purchase Agreement.

“InStaff Purchase Agreement” shall mean that certain Asset Purchase Agreement dated as of May 28, 2013 by and among LTN Staffing, InStaff, North Texas Opportunity Fund, Randy Burkhart, Beth Garvey, Arthur Hollingsworth and John Lewis,

“InStaff Purchase Transaction” shall mean the purchase by LTN Staffing of certain of the assets of and the assumption by LTN Staffing of certain liabilities of InStaff pursuant to the terms of the InStaff Purchase Agreement.

2.           Obligor’s Capital Contributions Obligations.

(a)          BG Staffing heretofore acquired substantially all of the assets and business of API pursuant to the API Purchase Transaction and Lenders have previously consented to such action. In connection with the API Purchase Transaction, BG Staffing entered into the API Purchase Agreement and became obligated to pay the API Earn Out Payments, on and subject to the terms and conditions of the API Purchase Agreement. Borrowers acknowledge, however, that the API Earn Out Payments are not subordinated to Borrowers’ Debt to Lenders. Accordingly, Lenders prior consent to the API Purchase Transaction was subject to the condition that Borrowers agree that no API Earn Out Payment shall be paid if, when such payment is due, an Event of Default then exists or would occur as a result of the payment thereof, except if such payment is funded by capital contributions from Obligor and/or arranged by Obligor to be contributed by other persons and entities.

(b)          Borrowers have informed Lender that LTN Staffing intends to acquire substantially all of the assets and business of InStaff pursuant to the InStaff Purchase Transaction and Borrowers have requested that Lenders consent to such actions. In connection with the InStaff Purchase Transaction, LTN Staffing will enter into the InStaff Purchase Agreement and become obligated to pay the InStaff Earn Out Payments, on and subject to the terms and conditions of the InStaff Purchase Agreement. Borrowers acknowledge, however, that the InStaff Earn Out Payments will not be subordinated to Borrowers’ Debt to Lenders. Accordingly, Lenders are only willing to consent to the InStaff Purchase Transaction on the condition that Borrowers agree that no InStaff Earn Out Payment shall be paid if, when such payment is due, an Event of Default then exists or would occur as a result of the payment thereof, except if such payment is funded by capital contributions from Obligor and/or arranged by Obligor to be contributed by other persons and entities.

(c)          Accordingly, and in consideration of Lenders’ entering into the Purchase Agreement, Borrowers and Obligor hereby agree that, when any Earn Out Payment shall become due, if there then exists an Event of Default under the Purchase Agreement, or an Event of Default would occur as a result of the payment of such Earn Out Payment by BG Staffing, LTN Staffing or any other Borrower, then, unless otherwise agreed by Borrowers and Lenders, neither LTN Staffing, BG Staffing nor any other Borrower shall make any such payment or payments unless (i) Borrowers and Obligor agree that such payments should be made, and then only if Obligor agrees to promptly facilitate the investment of additional capital into LTN Staffing and/or BG Staffing, as appropriate, in an amount equal to the amount of the Earn Out Payment which is due, and (ii) such amount of additional capital is actually received by either BG Staffing or LTN Staffing, as appropriate, before or concurrently with making such payment.

(d)          LTN Staffing and BG Staffing each agree that it will notify Lenders and Obligor in writing, not less than ten (10) Business Days prior to the date upon which any Earn Out Payment is to become due, of the amount which is expected to be payable in respect thereof and the date upon which such payment is to be made. In addition, such notice shall state whether any Event of Default exists or is expected to occur as a result of making such payment. In the event that such notice states that an Event of Default then exists or is expected to arise as a result of such payment, then such notice shall also constitute a demand by either LTN Staffing or BG Staffing, as appropriate, to Obligor for a contribution of the required amount of additional capital on or before the date specified as the date upon which payment of the applicable Earn Out Payment will be due.

(e)          Any capital contributions required to be made by Obligor pursuant to the requirements of this Agreement shall be provided to either LTN Staffing or BG Staffing not later than the Business Day prior to the date upon which the corresponding Earn Out Payment is due. Proceeds of any such capital contributions shall be contributed by Obligor directly to either LTN Staffing or BG Staffing, as appropriate, unless otherwise agreed by Lender and such capital contribution shall otherwise be on terms reasonably acceptable to Lender.

(f)          LTN Staffing, BG Staffing and Obligor shall jointly notify Lender in writing of funding of any capital contribution promptly (and in any event on the same day) upon the occurrence thereof.

3.           Event of Default; Lender’s Enforcement Rights. Borrowers and Obligor acknowledge and agree that failure by Obligor to comply with any of the requirements of this Agreement, including, without limitation, to promptly make any capital contribution payment required to be made by Obligor pursuant to Section 2 hereof, in addition to being a breach of this Agreement by Obligor shall be an immediate Event of Default under the Loan Documents. In addition, Obligor expressly agrees and acknowledges that its undertakings under this Agreement are for the direct benefit of Lenders and that Lenders shall be entitled to enforce this Agreement against Obligor, and shall be entitled to seek specific performance of such obligations, or otherwise exercise any and all remedies provided at law or in equity.

4.           Reinstatement. The obligations of Obligor hereunder shall continue to be effective or automatically be reinstated, as the case may be, if at any time payment of any amount by Obligor pursuant to this Agreement is rescinded or otherwise must be restored or returned by any of Borrowers upon the insolvency, bankruptcy or reorganization of Obligor, or otherwise, all as though such payment had not been made.

5.           Successors and Assigns. This Agreement shall inure to the benefit of Lenders, and their successors and assigns. This Agreement shall be binding on Borrowers, Obligor and their respective successors and assigns and estates, and shall continue in full force and effect until all of Borrowers’ obligations and liabilities to Lender are indefeasibly paid and performed in full and the Purchase Agreement is terminated.

6.           No Waiver of Rights. No delay or failure on the part of Lenders to exercise any right, power or privilege under this Agreement, or any of the other Loan Documents shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof or the exercise of any other power or right, or be deemed to establish a custom or course of dealing or performance between the parties hereto. The rights and remedies herein provided are cumulative and not exclusive to any rights or remedies provided by law. No notice to or demand on Obligor in any case shall entitle Obligor to any other or further notice or demand in the same, similar or other circumstance.

7.           Modification. The terms of this Agreement may be waived, discharged, or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment, modification, waiver or other change of any of the terms of this Agreement shall be effective without the prior written consent of Lenders.

8.           Costs and Expenses. Obligor agrees to pay on demand all costs and expenses incurred by or on behalf of Lenders (including, without limitation, attorneys’ fees and expenses) in enforcing the obligations of Obligor under this Agreement.

9.           Severability. Whenever possible, each provision hereof will be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision will be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable. Upon any such determination that any term or other provision hereof is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the extent possible in the circumstances.

10.          Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, telexed or sent by overnight courier service or United States mail and shall be deemed to have been given, (a) if delivered in person, when delivered: 05) if delivered by telecopy or telex, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (Eastern Standard Time) or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, one day after delivery to such courier properly addressed; or (d) if by U.S. Mail, four Business Days after depositing in the United States mail with postage prepaid and properly addressed. Notices shall be addressed as follows:

If to Obligor:	Taglich Private Equity, LLC 275 Madison Avenue New York, NY 10016 Attn: Douglas E. Hailey Fax: (212) 661-6826
If to Borrowers:	LTN Staffing, LLC BG Staffing, LLC BG Personnel Services, LP BG Personnel, LP B G Staff Services Inc. 14900 Landmark Blvd., Suite 300 Dallas, TX 75254 Attn: L. Allen Baker, Jr. Fax: (972) 692-2444
If to Calvert:	Legg Mason SBIC Mezzanine Fund, L.P. 111 South Calvert Street, Suite 1800 Baltimore, MD 21202 Attention: Mr. Joseph W. Hasse Fax: (443) 573-3703
If to Brookside and Brookside II:	Brookside Pecks Capital Partners, L.P. Brookside Mezzanine Fund II, L.P. 201 Tresser Boulevard, Suite 330 Stamford, CT 06901-3435 Attention: Mr. Corey L. Sclar Fax: (203) 618-0984
With a copy to:	Stevens & Lee 620 Freedom Business Center Suite 200 King of Prussia, PA 19046 Fax: (610) 371-7986 Attention: Steven M. Tyminski, Esquire

or to such other address as the party addressed shall have previously designated by written notice to the serving party, given In accordance with this Section 10. A notice not given as provided above shall, if it is in writing, be deemed given if and when actually received by the party to whom given.

11.         APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED M ACCORDANCE WITH, THE EXTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

12.         CONSENT TO JURISDICTION. OBLIGOR HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF DELAWARE AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. OBLIGOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PERSON BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO OBLIGOR AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

13.         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS RELIED ON THE WAIVER M ENTERING INTO THIS AGREEMENT AND LENDER IS RELYING ON THIS AGREEMENT IN CONNECTION WITH EXTENDING CREDIT TO BORROWERS, AND THAT EACH PARTY WILL CONTINUE TO RELY ON SUCH WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

14.         REPRESENTATION. OBLIGOR ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO HAVE THE ASSISTANCE OF COUNSEL IN CONNECTION WITH THIS AGREEMENT AND HAS EITHER CONSULTED WITH SUCH COUNSEL OR ELECTED NOT TO CONSULT.

15.         Other Interpretive Provisions. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the words “Borrower” and “Borrowers” shall be so construed.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Capital Contribution Agreement as of the day and year first above written.

OBLIGOR:

TAGLICH PRIVATE EQUITY, LLC, a Delaware limited liability company

By	/s/ Douglas Hailey
	Name:	Douglas Hailey
	Title:	Managing Member

BORROWERS:

LTN STAFFING, LLC, a Delaware limited liability company

By	/s/ L. Allen Baker, Jr.
	Name:	L. Allen Baker, Jr.
	Title:	President and Chief Executive Officer

BG STAFFING, LLC, a Delaware limited liability company

By:	LTN Staffing, LLC, a Delaware limited
liability company
Its:	Sole Member

By	/s/ L. Allen Baker, Jr.
	Name:	L. Allen Baker, Jr.
	Title:	President and Chief Executive Officer

Signature Page to Capital Contribution Agreement

BG PERSONNEL SERVICES, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited
liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware
limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
			Name:	L. Allen Baker, Jr.
			Title:	President and Chief
Executive Officer

BG PERSONNEL, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited
liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware
limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
			Name:	L. Allen Baker, Jr.
			Title:	President and Chief
Executive Officer

BG STAFF SERVICES INC., a Texas limited corporation

By:	/s/ L. Allen Baker, Jr.
	Name:	L. Allen Baker, Jr.
	Title:	President and Chief Executive Officer

Signature Page to Capital Contribution Agreement

LENDERS:

LEGG MASON SBIC MEZZANINE FUND, L.P.

By:	Legg Mason SBIC Mezzanine Fund
Management, LLC
Its:	Sole General Partner

By:	/s/ Joseph W. Hasse
	Name:	Joseph W. Hasse
	Title:	Member

BROOKSIDE PECKS CAPITAL PARTNERS, L.P.

By:	Brookside Pecks Management, LLC
Its:	Sole General Partner

By:	/s/ David D. Buttolph
	Name:	David D. Buttolph
	Title:	Managing Director

BROOKSIDE MEZZANINE FUND II, L.P.

By:	Brookside Mezzanine Partners II, LLC
Its:	Sole General Partner

By:	/s/ Corey Sclar
	Name:	Corey Sclar
	Title:	Managing Director

Signature Page to Capital Contribution Agreement

Exhibit 10.25

AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT

Dated: May 28, 2013

Among

LTN ACQUISITION, LLC,
LTN STAFFING, LLC,

BG STAFFING, LLC,

BG PERSONNEL SERVICES, LP,

BG PERSONNEL, LP, and

B G STAFF SERVICES INC.
As Companies hereunder

and

LEGG MASON SBIC MEZZANINE, L.P.,

BROOKSIDE PECKS CAPITAL PARTNERS, L.P., and

BROOKSIDE MEZZANINE FUND II, L.P.
As Lenders hereunder

i

(continued)

ii

(continued)

iii

(continued)

iv

AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT

THIS AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT made and entered into May 28, 2013, by and among (i) LTN ACQUISITION, LLC, a Delaware limited liability company (the “Parent”), LTN STAFFING, LLC, a Delaware limited liability company formerly known as LTN Operating Co., LLC and wholly-owned subsidiary of the Parent (“LTN Staffing”), BG STAFFING, LLC, a Delaware limited liability company and wholly-owned subsidiary of LTN Staffing (“BG Staffing”), BG PERSONNEL SERVICES, LP, a Texas limited partnership and subsidiary of LTN Staffing (“BG Personnel Services”), BG PERSONNEL, LP, a Texas limited partnership and subsidiary of LTN Staffing (“BG Personnel”), and B G STAFF SERVICES INC., a Texas corporation and wholly-owned subsidiary of LTN Staffing (“B G Staff Services”; and together with LTN Staffing, BG Staffing, BG Personnel Services and BG Personnel, collectively, “Borrowers” and each a “Borrower”; and, together with the Parent and the Borrowers, collectively, the “Companies” and each a “Company”), parties of the first part, and (ii) LEGG MASON SBIC MEZZANINE FUND, L.P., a Delaware limited partnership (“Calvert”), BROOKSIDE PECKS CAPITAL PARTNERS, L.P., a Delaware limited partnership (“Brookside”; and, together with Calvert, collectively, the “2007 Lenders”) and BROOKSIDE MEZZANINE FUND II, L.P., a Delaware limited partnership (“Brookside II”; and, together with the 2007 Lenders, collectively, the “Lenders” and each a “Lender”).

BACKGROUND

WHEREAS, the 2007 Lenders have heretofore provided the Borrowers with two (2) senior subordinated loans in the aggregate amount of Nine Million Dollars ($9,000,000.00) (the “Existing Senior Subordinated Loans”), pursuant to the terms and conditions of that certain Securities Purchase Agreement dated October 17, 2007 by and among the Companies and the 2007 Lenders, (as modified and amended in accordance with the terms and conditions of (i) that certain First Amendment to Securities Purchase Agreement dated September 29, 2008 by and among the Parent, LTN Staffing and the 2007 Lenders, (ii) that certain Second Amendment to Securities Purchase Agreement dated October 7, 2009 by and among the Parent, LTN Staffing and the 2007 Lenders, (iii) that certain Third Amendment to Securities Purchase Agreement dated March 12, 2010 by and among the Parent, LTN Staffing and the 2007 Lenders, (iv) that certain Fourth Amendment to Securities Purchase Agreement dated May 24, 2010 by and among the Companies and the 2007 Lenders, (v) that certain Fifth Amendment to Securities Purchase Agreement dated December 13, 2010 by and among the Companies and the 2007 Lenders, (vi) that certain Sixth Amendment to Securities Purchase Agreement dated November 21, 2011 by and among the Companies and the 2007 Lenders and (vii) that certain Seventh Amendment to Securities Purchase Agreement dated December 3, 2012 by and among the Companies and the 2007 Lenders, collectively, the “Existing Purchase Agreement”); and

WHEREAS, pursuant to the Existing Purchase Agreement, as a condition to the 2007 Lenders’ agreement to make the Existing Senior Subordinated Loans, the Parent agreed to issue certain Class A Units to each of the 2007 Lenders for no additional consideration; and

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WHEREAS, in connection with the Existing Senior Subordinated Loans, the Borrowers have executed and delivered (i) the Existing Purchase Agreement, (ii) that certain 2011 Restated Senior Subordinated Note dated November 21, 2011 executed by the Borrowers in favor of Brookside (as modified through the date hereof, the “Brookside Existing Senior Subordinated Note”), (iii) that certain 2011 Restated Senior Subordinated Note dated November 21, 2011 executed by the Borrowers in favor of Calvert (as modified through the date hereof, the “Calvert Existing Senior Subordinated Note”; and, together with the Brookside Existing Senior Subordinated Note, collectively, the “Existing Senior Subordinated Notes”) and (iii)  that certain Amended and Restated Guaranty and Suretyship dated November 21, 2011 executed by the Parent in favor of the 2007 Lenders (as modified through the date hereof, the “Existing Guaranty”; and, together with the Existing Purchase Agreement, the Existing Senior Subordinated Notes and all other such documents executed in connection with the Existing Senior Subordinated Loans, collectively, the “Existing Loan Documents”); and

WHEREAS, at the request of the Borrowers, Brookside II and Calvert have agreed to make two (2) additional senior subordinated loans to the Borrowers in the aggregate amount of Six Million Dollars ($6,000,000.00), with warrants under which Brookside II and Calvert shall have the right to acquire additional Class A Units in the Parent, on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the proceeds of such additional senior subordinated loans will be used by LTN Staffing to, among other things: (i) finance a portion of the costs relating to its acquisition (the “InStaff Purchase Transaction”) of substantially all of the assets of InStaff Holding Corporation, a Texas corporation (“InStaff Holding”) and InStaff Personnel, LLC, a Texas limited liability company and a wholly-owned subsidiary of InStaff Holding (“InStaff Personnel”; and, together with InStaff Holding, the “InStaff Sellers”); and (ii) pay certain transaction costs and expenses of the Companies in connection with the InStaff Acquisition, the Redocumentation (as defined below) and related transactions; and

WHEREAS, the InStaff Acquisition will directly or indirectly benefit the business of the other Borrowers and, therefore, such other Borrowers are willing to be co-borrowers with LTN Staffing with respect to the additional senior subordinated loans described above; and

WHEREAS, such senior subordinated loans are to be made by Brookside II and Calvert to the Borrowers and such warrants are to be issued by the Parent to Brookside II and Calvert, on the terms and subject to the conditions hereinafter; and

WHEREAS, in connection with the making of such additional senior subordinated loans, the Lenders are requiring that the Borrowers enter into this Agreement and all documents required hereby, under which, among other things, certain of the Existing Loan Documents and certain other documents executed in connection with the Existing Senior Subordinated Loans shall be modified, amended and/or restated (collectively, the “Redocumentation”).

NOW, THEREFORE, in consideration of the promises and the agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto have agreed as follows:

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SECTION 1. DEFINITIONS.

1.1 General Provisions. Unless expressly provided otherwise in this Agreement or in the Loan Documents, or unless the context requires otherwise:

(a) all terms used herein and in the Loan Documents that are defined in the UCC, as amended from time to time, shall have the meanings set forth therein;

(b) all capitalized terms defined in this Agreement shall have the defined meanings when used in the Loan Documents and in any other documents made or delivered pursuant to this Agreement;

(c) the singular shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders;

(d) all references to any particular party defined herein shall be deemed to refer to each and every person defined herein as such party individually, and to all of them, collectively, jointly and severally, as though each were named wherever the applicable defined term is used;

(e) all references to “Sections,” “Subsections,” “Paragraphs” and “Subparagraphs” shall refer to provisions of this Agreement;

(f) all references to time herein means Eastern Standard Time or Eastern Daylight Time, as then in effect; and

(g) all references to sections, subsections, paragraphs or other provisions of statutes or regulations shall be deemed to include successor, amended, renumbered and replacement provisions.

1.2 Defined Terms. As used herein (including the Background provisions hereof) and in the heading of this Agreement, the following terms have the meanings indicated, unless the context otherwise requires:

“Accounting Firm” means the public accounting firm serving as the accountants to the Companies selected by the Parent and reasonably satisfactory to the Lenders.

“Accumulated Funding Deficiency” means any accumulated funding deficiency as defined in ERISA §302(a).

“Additional Debt” has the meaning ascribed to it in Section 6.15(b).

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“Adjusted EBITDA” means, for any applicable period, (i) EBITDA, plus (ii) fees or other compensation paid by the Parent to members of the Board in consideration for their service as Board members which exceed the normal and customary level of fees and compensation paid for similar services by other similarly situated companies, plus (iii) fees or other compensation paid by any Subsidiary of the Parent to members of its board of directors, board of managers or similar governing body in consideration for their service as members thereof which exceed the normal and customary level of fees and compensation paid for similar services by other similarly situated companies plus (iv) compensation (including salary, bonus and benefits) paid by the Parent and its Subsidiaries to their executive personnel which exceeds the normal and customary level of compensation paid to executive personnel by similarly situated companies, it being understood that the determination regarding excess compensation and fees under clauses (ii) through (iv) of this definition shall be made in good faith by the Lenders based upon such data and information that the Lenders reasonably deem appropriate, all of the foregoing as determined by reference to the consolidated audited and other financial statements of the Parent and its Subsidiaries required to be furnished by the Parent to the Lenders under and pursuant to Section 6.1; provided, however, the Lenders shall have the good faith right to have the determination of Adjusted EBITDA verified by the Accounting Firm, at the Parent’s expense, in which event the Parent shall provide the Accounting Firm with such information as it reasonably requests in order to so verify Adjusted EBITDA.

“Affiliate” means, with respect to any applicable Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, (i) ”control” of a Person means the power, directly or indirectly, either to (A) vote ten percent (10%) or more of the capital stock having ordinary voting power for the election of directors of such Person (or similar ownership interests in voting power in the case of control of a Person other than a corporation), or (B) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, and (ii) each Company shall be deemed an Affiliate of each other Company.

“Agreement” means this Amended and Restated Securities Purchase Agreement and any future amendments, restatements, modifications or supplements hereof or hereto.

“API” means American Partners, Inc., a Rhode Island corporation.

“API Purchase Agreement” means that certain Asset Purchase Agreement dated as of December 3, 2012 by and among BG Staffing, the Parent, API and the API Selling Persons

“API Purchase Transaction” means the purchase by BG Staffing of certain of the assets of and the assumption by BG Staffing of certain liabilities of API, pursuant to the terms of the API Purchase Agreement.

“API Selling Persons” means, collectively, Thomas Leonard, Justin Franks and Ronald Wnek.

“Appraiser” means an independent, nationally recognized investment bank or other qualified institution having experience valuing companies in the business of providing temporary employees such as the Companies.

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“Authorized Officer” means, collectively and with respect to any Company, the President, the Chief Financial Officer, or any other officer of such Company designated as an Authorized Officer in writing to the Lenders by the President or Chief Financial Officer of such Company with the approval of the Board.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11 of the United States Code, as amended, or any successor law thereto, and any rules promulgated in connection therewith.

“Bankruptcy Event of Default” means, collectively, an Event of Default under Section 8.1(e) or Section 8.1(f).

“BG Purchase Agreement” means that certain Purchase Agreement dated May 24, 2010 by and among BG Staffing, the BG Sellers, the Sellers’ Agent (as defined therein), BG Personnel Services, BG Personnel and B G Staff Services.

“BG Purchase Transaction” means the purchase by BG Staffing of all of the Capital Stock of BG Personnel Services, BG Personnel and B G Staff Services, pursuant to the terms of the BG Purchase Agreement.

“BG Sellers” means the “Sellers” as defined in the BG Purchase Agreement.

“BG Staffing” has the meaning ascribed to it in the heading to this Agreement.

“BG Personnel” has the meaning ascribed to it in the heading to this Agreement.

“BG Personnel Services” has the meaning ascribed to it in the heading to this Agreement.

“B G Staff Services” has the meaning ascribed to it in the heading to this Agreement.

“Board” means the Board of Managers of the Parent, as comprised from time to time pursuant to Section 4.1 of the LLC Agreement.

“Borrower” and “Borrowers” each has the meaning ascribed to it in the heading to this Agreement.

“Brookside” has the meaning ascribed to it in the heading to this Agreement. Brookside is a small business investment company licensed by the SBA pursuant to the SBIC Act.

“Brookside Accrued PIK Interest Payment” has the meaning ascribed to it in Section 2.3(a).

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“Brookside Existing Senior Subordinated Note” has the meaning ascribed to it in the Background provisions hereof.

“Brookside Senior Subordinated Loan” means the loan evidenced by the Brookside Senior Subordinated Note.

“Brookside Senior Subordinated Note” means the 2013 Amended and Restated 14% Senior Subordinated Note in the principal amount of Four Million Six Hundred Ninety-Six Thousand One Hundred One 09/100 Dollars ($4,696,101.09) executed and delivered by the Borrowers in favor of Brookside on the date hereof pursuant to Section 2.3(a)(i), and any future amendments, restatements, modifications or supplements thereof or thereto.

“Brookside SubDebt Units” means, collectively, the fifty-two thousand two hundred five and one-half (52,205.5) Class A Units of the Parent currently held by Brookside, which Class A Units were issued by the Parent to Brookside in connection with the making of the Brookside Senior Subordinated Loan pursuant to Section 2.2(a)(ii) of the Existing Purchase Agreement.

“Brookside II” has the meaning ascribed to it in the heading to this Agreement. Brookside II is a small business investment company licensed by the SBA pursuant to the SBIC Act.

“Brookside II Facility Fee” has the meaning ascribed to it in Section 2.10(a).

“Brookside II Senior Subordinated Loan” means the loan evidenced by the Brookside II Senior Subordinated Note.

“Brookside II Senior Subordinated Note” means the 14% Senior Subordinated Note in the principal amount of Four Million Dollars ($4,000,000.00) executed and delivered by the Borrowers in favor of Brookside II on the date hereof pursuant to Section 2.1(a)(i), and any future amendments, restatements, modifications or supplements thereof or thereto.

“Brookside II Warrant” means the Warrant executed and delivered by the Parent in favor of Brookside II on the date hereof pursuant to Section 2.1(a)(ii), under which Brookside II has the right to purchase Class A Units of the Parent described therein, and any future amendments, restatements, modifications or supplements thereof or thereto.

“Brookside II Warrant Units” means, collectively, Class A Units of the Parent required to be issued, or which has been issued (as appropriate), upon exercise of the Brookside II Warrant.

“Business Day” means a day other than a Saturday, Sunday or legal holiday under the laws of the State of Maryland or the State of Connecticut.

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“Business Plan” has the meaning ascribed to it in Section 3.10(c).

“Calvert” has the meaning ascribed to it in the heading to this Agreement. Calvert is a small business investment company licensed by the SBA pursuant to the SBIC Act.

“Calvert Accrued PIK Interest Payment” has the meaning ascribed to it in Section 2.2(b).

“Calvert Class A Purchased Units” means, collectively, the Fifty Thousand (50,000) Class A Units acquired by Calvert from the Parent at a purchase price of Ten Dollars ($10.00) per unit in connection with the making of the Calvert Senior Subordinated Loan No. 1 and the transactions contemplated by the Existing Purchase Agreement.

“Calvert Existing Senior Subordinated Note” has the meaning ascribed to it in the Background provisions hereof.

“Calvert Facility Fee” has the meaning ascribed to it in Section 2.10(b).

“Calvert Senior Subordinated Loan No. 1” means the loan evidenced by the Calvert Senior Subordinated Note No. 1.

“Calvert Senior Subordinated Loan No. 2” means the loan evidenced by the Calvert Senior Subordinated Note No. 2.

“Calvert Senior Subordinated Loans” means, collectively, (i) the Calvert Senior Subordinated Loan No. 1 and (ii) the Calvert Senior Subordinated Loan No. 2.

“Calvert Senior Subordinated Note No. 1” means the 2013 Amended and Restated 14% Senior Subordinated Note in the principal amount of Four Million Six Hundred Ninety-Six Thousand One Hundred One 09/100 Dollars ($4,696,101.09) executed and delivered by the Borrowers in favor of Calvert on the date hereof pursuant to Section 2.2(b), and any future amendments, restatements, modifications or supplements thereof or thereto.

“Calvert Senior Subordinated Note No. 2” means the 14% Senior Subordinated Note in the principal amount of Two Million Dollars ($2,000,000.00) executed and delivered by the Borrowers in favor of Calvert on the date hereof pursuant to Section 2.2(a)(i), and any future amendments, restatements, modifications or supplements thereof or thereto.

“Calvert Senior Subordinated Notes” means, collectively, (i) the Calvert Senior Subordinated Note No. 1 and (ii) the Calvert Senior Subordinated Note No. 2

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“Calvert SubDebt Units” means, collectively, the fifty-two thousand two hundred five and one-half (52,205.5) Class A Units of the Parent currently held by Calvert, which Class A Units were issued by the Parent to Calvert in connection with the making of the Calvert Senior Subordinated Loan No. 1 pursuant to Section 2.1(a)(ii) of the Existing Purchase Agreement.

“Calvert Warrant” means the Warrant executed and delivered by the Parent in favor of Calvert on the date hereof pursuant to Section 2.2(a)(ii), under which Calvert has the right to purchase Class A Units of the Parent described therein, and any future amendments, restatements, modifications or supplements thereof or thereto.

“Calvert Warrant Units” means, collectively, Class A Units of the Parent required to be issued, or which has been issued (as appropriate), upon exercise of the Calvert Warrant.

“Capital Contribution Agreement” means that certain Capital Contribution Agreement dated the date hereof, by and among the Sponsor, LTN Staffing, BG Staffing, BG Personnel Services, BG Personnel and B G Staff Services, and the Lenders, pursuant to which the Sponsor has agreed following the occurrence of a Default or an Event of Default to make certain capital contributions into LTN Staffing and/or BG Staffing, as appropriate, for the purpose of funding Earn-Out Payments due under the Purchase Agreements, on the terms and conditions set forth therein.

“Capital Expenditures” means, collectively and with respect to any Person and its Subsidiaries and for any applicable period, the aggregate amount (whether paid in cash or accrued as a liability) that would, in accordance with GAAP, be included on the consolidated statement of cash flows of such Person and its Subsidiaries for such period as additions to equipment, fixed assets, real property or improvements or other capital assets (including without limitation Capitalized Lease Obligations).

“Capitalized Lease Obligations” means, collectively with respect to any Person and its Subsidiaries and for any applicable period, the obligations of such Person and its Subsidiaries to pay rent or other amounts under any lease of or other arrangement conveying the right to use real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a consolidated balance sheet of such Person and its Subsidiaries pursuant to and accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, Partnership Interests (whether general or limited), (iv) in the case of a limited liability company, Membership Interests, (v) any other equity interest or participation in an issuing Person that confers on the holder thereof the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (vi) any Capital Stock described in the foregoing clauses (i) through (v) that is issuable upon the exercise of any warrant, option, convertible security or otherwise having the characteristics of a Capital Stock equivalent, provided that Capital Stock shall not mean any executive compensation or other similar benefit program whereby an organization provides bonuses or other compensation in cash only to its executives and other employees.

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“Cash Equivalents” means: (i) securities issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within ninety (90) days from the date of acquisition; (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within ninety (90) days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc.; (iii) time deposits and certificates of deposit maturing within ninety (90) days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof that has combined capital and surplus of at least Two Hundred Fifty Million Dollars ($250,000,000.00) and that has (or is a Subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s Ratings Services or at least A2 or the equivalent thereof by Moody’s Investors Service, Inc.; (iv) repurchase obligations with a term not exceeding seven (7) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above; and (v) money market funds at least ninety-five percent (95%) of the assets of which are continuously invested in securities of the type described in clause (i) above.

“Cash Interest Expense” means, for any period, the aggregate amount of interest actually paid by the Borrowers during such period in respect to Total Debt (including, without limitation, the interest portion, determined in accordance with GAAP, of all lease payments accrued during such period in respect of all leases which should have been or must be, in accordance with GAAP, recorded as capital leases).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended from time to time, and all rules and regulations promulgated in connection therewith.

“Change of Control” means (i) if any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) other than the members of the Parent on the Closing Date shall beneficially own (A) Units having at least fifty percent (50%) of the Total Voting Power of the Parent, or (B) Units of the Parent having at least fifty percent (50%) of the economic interests of the Parent, (ii) if the Sponsor at any time does not have the right to appoint a majority of the Board members pursuant to Section 4.1(b)(i) of the LLC Agreement, (iii) if the Parent shall own less than all of the Membership Interests of LTN Staffing, (iv) if LTN Staffing shall own less than all of the Membership Interests of BG Staffing, (v) if LTN Staffing shall cease, directly or indirectly, to own and control legally 100% of the Capital Stock of any of the other Borrowers or (vi) any other Company shall own less than all of the Capital Stock of a Subsidiary thereof, whether now or hereafter in existence.

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“Class A Units” has the meaning ascribed to it in the LLC Agreement representing a class of Membership Interest in the Parent.

“Class B Units” has the meaning ascribed to it in the LLC Agreement representing a class of Membership Interest in the Parent.

“Closing Date” means the date on which all conditions precedent set forth in Section 5.1 have been satisfied.

“Closing Fees” means, collectively, those fees due and payable by the Borrowers to Brookside II and Calvert pursuant to Section 2.10.

“COBRA Continuation Coverage” means those provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, found in Code §4980B(f), which impose certain continuation coverage requirements upon group health plans in order for such plans to retain certain tax advantages.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law thereto, and any regulations promulgated thereunder.

“Company” and “Companies” each has the meaning ascribed to it in the heading to this Agreement.

“Compliance Certificate” means a certificate in the form of Exhibit ”A” attached hereto and made a part hereof executed by an Authorized Officer of the Companies certifying as to the matters therein described.

“Contamination” means the presence of any Hazardous Substance which may require Remedial Actions under applicable law.

“Controlled Group Member” means:

(i) any corporation included with any Company in a controlled group of corporations within the meaning of Code §414(b);

(a)   any trade or business (whether or not incorporated) which is under common control with any Company within the meaning of Code §414(c); and

(b)   any member of an affiliated service group of which any Company is a member within the meaning of Code §414(m).

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“Debt” means, with respect to any Person at any applicable time (without duplication), (i) all obligations of such Person for borrowed money (including, in the case of the Companies, the Senior Debt), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (including, in the case of the Companies, the indebtedness and other obligations of the Companies in respect of the Earnout Payments), (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations, other than intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person, (v) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all Guaranty Obligations of such Person, (vii)   the principal portion of all Capitalized Lease Obligations, (viii) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, or other interest or exchange rate or commodity price hedging agreements, (ix) the maximum amount of all performance and standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (x) all preferred stock or similar preferred interests issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, and (xi) any other item of indebtedness or liability that would be reflected on the liabilities side of a balance sheet of such Person in accordance with GAAP (other than accounts payable arising in the ordinary course of such Person’s business). The Debt of any Person shall also include the Debt of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto.

“Debt Service” means, for any period, the sum of (i) Cash Interest Expense for such period and the principal portion of Borrowers’ Total Debt payable during such period (excluding payments required to be made pursuant to Section 2.2(d) of the Senior Loan Agreement), determined in accordance with GAAP, plus (ii) the aggregate amount of Earn Out Payments paid in cash by any Borrower for such period, plus the aggregate amount of Deferred Debt Payments paid in cash by any Borrower for such period.

“Debt Service Coverage Ratio” means the ratio of (a) EBITDA plus (i) all Earn Out Payments made by any Borrower for such period to the extent treated as an expense, plus (ii) all Management Fees due to Taglich Brothers, Inc. and its affiliates which the Borrowers have accrued but not paid, plus (iii) all other non-cash items, less (iv) all distributions made to the members, shareholders or partners of the Borrowers (other than distributions to other Borrowers), less (v) federal and state income taxes paid by the Borrowers for such period, less (vi) Capital Expenditures (other than Capital Expenditures financed with the proceeds of purchase money Debt or capital leases to the extent permitted under this Agreement), to (b) consolidated Debt Service.

“Default” means any event specified in Section 8.1, whether or not any requirement for notice or lapse of time or any other condition has been satisfied.

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“Default Rate” means a rate per annum equal to seventeen percent (17%) or, if less, the highest rate permitted by applicable law.

“Deferred Debt Payables” means payments required to be made by Borrowers (or any one of them) on deferred Debt.

“Deferred Debt Payments” means payments made by Borrowers (or any one of them) on deferred Debt.

“Earn Out Payables” means, collectively, (i) those payments required to be made by LTN Staffing pursuant to Section 1.6 of the JNA Purchase Agreement, (ii) those payments required to be made by BG Staffing pursuant to Section 1.6 of the Extrinsic Purchase Agreement, (iii) those payments required to be made by BG Staffing pursuant to Section 1.6 of the API Purchase Agreement, and (iv) those payments required to be made by LTN Staffing pursuant to Section 1.6 of the InStaff Purchase Agreement.

“Earn Out Payments” means, collectively, (i) those payments made or required to be made by LTN Staffing pursuant to Section 1.6 of the JNA Purchase Agreement, (ii) those payments made or required to be made by BG Staffing pursuant to Section 1.6 of the Extrinsic Purchase Agreement, (iii) those payments made or required to be made by BG Staffing pursuant to Section 1.6 of the API Purchase Agreement and (iv) those payments made or required to be made by LTN Staffing pursuant to Section 1.6 of the InStaff Purchase Agreement.

“EBITDA” means for any period, the consolidated net income of Borrowers, determined in accordance with GAAP consistently applied, plus (i) Interest Expense for such period, plus (ii) federal and state income taxes of Borrowers for such period, plus (iii) all depreciation and amortization of capitalized costs for such period, plus (iv) actual closing costs in an amount not to exceed Five Hundred Thousand Dollars ($500,000) incurred by Borrowers in connection with closing the Extrinsic Purchase Transaction, provided that such closing costs are verified by Lenders and consented to by Lenders in their sole discretion, plus (v) actual closing costs in an amount not to exceed Four Hundred Thousand Dollars ($400,000) incurred by the Borrowers in connection with the closing of the API Purchase Transaction, provided that such closing costs are verified by Lenders and consented to by Lenders in their sole discretion, plus (vi) actual closing costs in an amount not to exceed Five Hundred Thousand Dollars ($500,000) incurred by the Borrowers in connection with the closing of the InStaff Purchase Transaction, provided that such closing costs are verified by Lenders and consented to by Lenders in their sole discretion.

“Employee Pension Plan” means any employee pension benefit plan as defined in ERISA § 3(2) and which is (i) maintained by any Company or any Controlled Group Member, and (ii) qualified under Code §401.

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“Environmental Control Statutes” means, collectively, any federal, state, county, regional or local laws governing the control, storage, removal, spill, release or discharge of Hazardous Substances including, without limitation, CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right to Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, any similar or implementing state law, and in each case including all amendments thereto and all rules and regulations promulgated thereunder and permits issued in connection therewith.

“EPA” means the United States Environmental Protection Agency, or any successor thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued thereunder by the United States Department of Labor or the PBGC.

“Event of Default” means any event specified in Section 8.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

“Exercising Lender” has the meaning ascribed to it in Section 6.16(a).

“Existing Guaranty” has the meaning ascribed to it in the Background provisions hereof.

“Existing Loan Documents” has the meaning ascribed to it in the Background provisions hereof.

“Existing Purchase Agreement” has the meaning ascribed to it in the Background provisions hereof.

“Existing Senior Subordinated Loans” has the meaning ascribed to it in the Background provisions hereof.

“Existing Senior Subordinated Notes” has the meaning ascribed to it in the Background provisions hereof.

“Extrinsic” means Extrinsic, LLC, a Delaware limited liability company.

“Extrinsic Purchase Agreement” means that certain Asset Purchase Agreement dated as of November 21, 2011 by and among BG Staffing, Extrinsic, Clarkston-Potomac Group, Inc. and Michael Lewis Miller.

“Extrinsic Purchase Transaction” means the purchase by BG Staffing of certain of the assets of and the assumption by BG Staffing of certain liabilities of Extrinsic, pursuant to the terms of the Extrinsic Purchase Agreement.

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“Fair Market Value” means, as of any date of determination in connection with a Put (but subject to the provisions of Section 6.16(e)), the purchase price at which an informed and willing buyer, under no compulsion to purchase, would purchase, and an informed and willing seller, under no compulsion to sell, would sell, all of the equity of the Parent as of the Put Date, taken as a whole, (i) determined mutually and in good faith by the Exercising Lender and the Parent, or (ii) in the event that the Exercising Lender and the Parent are unable to agree on the Fair Market Value within thirty (30) days after delivery of any Put Notice determined in good faith and on a reasonable basis without regard to (A) any restrictions on transfer of such equity under applicable securities laws or otherwise, (B) any agreement or document prohibiting or restricting the payment of dividends or stock or option repurchases, (C) any preferences (liquidation or otherwise) between different classes of Membership Interests or (D) any minority interest, illiquidity or similar discount, by an Appraiser selected by the Exercising Lender within fifteen (15) Business Days after the expiration of such thirty (30) day period, which Appraiser shall be reasonably acceptable to the Parent; in connection with which (1) the Appraiser shall have forty-five (45) Business Days following its engagement in which to determine the Fair Market Value hereunder, and its determination will be final and binding on all parties concerned; (2) all costs of determining the Fair Market Value (including the fees and charges of such Appraiser) shall be borne by the Company; and (3) the Parent covenants and agrees to provide, or cause to be provided, to the Appraiser such data, information and documents concerning the Parent and its Subsidiaries, and their businesses, as may be reasonably requested by the Appraiser in connection with its determination of the Fair Market Value hereunder.

“Financial Covenants” means, collectively, the financial covenants set forth on Schedule “A” attached hereto and incorporated herein by reference, as such financial covenants may be supplemented pursuant to Section 6.13.

“Fiscal Quarter” of the Companies means the thirteen (13) week fiscal quarter of the Companies as in effect on the date hereof.

“Fiscal Year” of the Companies means the historical twelve (12) month fiscal year of the Companies as in effect on the date hereof.

“Fully-Diluted Basis” means, as at any applicable time, the aggregate number of Units outstanding at such time, assuming the exercise, conversion or exchange of all Parent Securities then exercisable, convertible or exchanged into Units, or which will become exercisable upon the completion of a contemplated transaction and the exercise of all outstanding warrants, options or other rights to subscribe for or purchase any Parent Securities including (without limitation) the Warrants.

“Fully-Diluted Membership Percentage Interest” means, with respect to any applicable member of the Parent at any applicable time, the percentage obtained by reference to a fraction, (i) the numerator of which is the number of outstanding Units held by a member of the Parent, whether vested or not, and (ii) the denominator of which is the total number of Units outstanding, whether vested or not.

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“Funded Debt” means, collectively for the Companies and their Subsidiaries as at any applicable time (and without duplication), (i) all Debt for borrowed money (including the Senior Debt which, for purposes hereof, shall include, but not be limited to, outstanding letters of credit issued in respect thereof and the Senior Subordinated Loans, but excluding any Debt evidenced by the Earnout Payments) plus (ii) Capitalized Lease Obligations.

“Future Subsidiary” has the meaning ascribed to it in Section 6.11.

“GAAP” means, at any particular time, generally accepted accounting principles as in effect at such time, provided, however, that, if employment of more than one principle shall be permissible at such time in respect of a particular accounting matter, “GAAP” shall refer to the principle which is then employed by the Parent and its Subsidiaries with the agreement of their independent certified public accountants.

“Guaranty Obligations” means, as at any applicable time and for any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Debt of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Debt or other obligation or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of such Debt or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Debt of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Debt, or (iv) to otherwise assure or hold harmless the owner of such Debt or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Debt in respect of which such Guaranty Obligation is made.

“Hazardous Substance” means, collectively, petroleum products and items defined in the Environmental Control Statutes as “hazardous substances,” “hazardous wastes,” “pollutants” or “contaminants” and any other toxic, reactive, corrosive, carcinogenic, flammable or hazardous substance or other pollutant.

“Initial Public Offering” means the first firm commitment underwritten public offering of the common stock of the Parent (or successor thereto formed to effect such offering) registered under the Securities Act.

“InStaff Purchase Agreement” means the Asset Purchase Agreement dated the date hereof by and among LTN Staffing, the InStaff Sellers and InStaff Selling Parties, pursuant to which LTN Staffing purchased, and the InStaff Sellers sold, substantially all of the assets of the InStaff Sellers, on the terms and conditions set forth therein, and all agreements, documents and instruments required to be executed and delivered by the parties pursuant thereto.

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“InStaff Purchase Documents” means, collectively, all agreements, documents and instruments relating and pertaining to the InStaff Purchase Transaction including, without limitation, the InStaff Purchase Agreement and any bill of sale, assignment and assumption (or similar) agreement, escrow agreement, non-competition agreement, confidentiality agreement, non-solicitation agreement, closing certificates and other agreements, documents and instruments required to be delivered by the parties thereto at closing thereunder.

“InStaff Holding” has the meaning ascribed to it in the Background provisions hereof.

“InStaff Personnel” has the meaning ascribed to it in the Background provisions hereof.

“InStaff Purchase Transaction” has the meaning ascribed to it in the Background provisions hereof.

“InStaff Sellers” has the meaning ascribed to it in the Background provisions hereof.

“InStaff Selling Parties” means, collectively, (i) North Texas Opportunity Fund, L.P., a Texas limited partnership, (ii) Randy Burkhart, an individual resident of the State of Texas, (iii) Beth Garvey, an individual resident of the State of Texas, (iv) Arthur W. Hollingsworth, an individual resident of the State of Texas, and (v) John Lewis, an individual resident of the State of Texas.

“Interest Expense” means, for any period, the aggregate amount of interest expense of the Borrowers during such period, determined in accordance with GAAP.

“Investment” in any Person means, collectively, (i) the acquisition (whether for cash, property, services, assumption of Debt, securities or otherwise) of assets, shares of capital stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person, (ii) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business), or (iii) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person or the formation of a Subsidiary.

“JNA” means JNA Staffing, Inc., a Wisconsin corporation.

“JNA Purchase Agreement” means that certain Asset Purchase Agreement dated as of December 13, 2010 by and between LTN Staffing and JNA.

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“JNA Purchase Transaction” means the purchase by LTN Staffing of certain of the assets of and the assumption by LTN Staffing of certain liabilities of JNA, pursuant to the terms of the JNA Purchase Agreement.

“Knowledge of the Companies,” “Knowledge of any Company” or similar phrases means the knowledge of or known to any of the officers, directors or managers of any Company or what could have reasonably be expected to be known to any of such officers, directors or managers of any Company upon reasonable inquiry and investigation (taking into account their respective position and level of responsibility with such Company).

“Lender” and “Lenders” each has the meaning ascribed to it in the heading to this Agreement.

“Letter of Credit Obligations” has the meaning ascribed to it in the Senior Loan Agreement.

“Lender Indemnitees” has the meaning ascribed to it in Section 9.9.

“Lien” means, collectively, any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind, including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof.

“Liquidity Event” means, collectively, (i) an Initial Public Offering or any other public offering, provided that (A) either (y) the Senior Debt is repaid in connection therewith or (z) the Senior Lender has elected not to be repaid in connection therewith and (B) the gross proceeds thereof exceed Ten Million Dollars ($10,000,000.00), or (ii) any (A) merger, consolidation or other corporate or similar reorganization or combination in which the Parent is not the non-surviving party, (B) except in connection with any transaction permitted under Section 7.5, any merger, consolidation, share exchange or other corporate or similar reorganization or combination involving any Borrower in which such Borrower is not the surviving party, (C) the Companies shall sell, lease, license, transfer, convey or otherwise dispose of, in a single transaction or a series of related transactions, more than twenty-five percent (25%) of their combined assets, or any other asset(s) which could reasonably be expected to have a Material Adverse Effect on the remaining part of the Companies’ combined business after such sale, lease, license, transfer, conveyance or other disposition, (D) the occurrence of any Change of Control, (E) the directors, members or managers of any Company, as the case may be, authorize the taking of any action which, if completed, would result in any of the events set forth in the foregoing clauses (A), (B), or (C) or (E) the cessation of the active operation of the business of any Company (whether or not such Company liquidates, dissolves or winds up its affairs).

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Parent by and among the Parent’s members, including the Lenders, as in effect on the Closing Date.

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“Loan Account” means, collectively, the account or accounts of the Borrowers on the books of the Lenders in which are recorded the payments of principal and interest made by the Borrowers to the Lenders in respect of the Senior Subordinated Notes.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Senior Subordinated Notes, (iii) the Suretyship, (iv) the Warrants, (v) the Management Fee Subordination Agreement, (iv) the Senior Lender Subordination Agreement, and (v) all other documents executed and delivered to the Lender by or on behalf of any Company or any Subsidiary in connection therewith, and any modifications, amendments, restatements, substitutions and replacements of or for any of the foregoing.

“Management Agreement” means the Management Services Agreement dated October 17, 2007 between the Parent, LTN Staffing and the Sponsor, pursuant to which Sponsor agreed to provide certain management, advisory and related services to the Companies for the Management Fees described therein, as amended by that certain Letter Agreement dated October 5, 2009 by and among the Parent, LTN Staffing and the Sponsor, as further amended by that certain Letter Agreement dated May 11, 2010 by and among the Parent, LTN Staffing and the Sponsor, as further amended by that certain Letter Agreement dated November 21, 2011 by and among the Parent, LTN Staffing, and the Sponsor.

“Management Fee Addback” means all management fees due by Borrowers to Taglich Brothers, Inc. and its affiliates, whether paid or accrued, in an amount not to exceed $175,000 in the aggregate in any fiscal year.

“Management Fees” means, collectively, management, financial advisory, consulting, investment banking, broker’s, and similar fees, together with costs, expenses and charges relating or pertaining thereto, paid to or accrued in favor of any Person.

“Management Fee Subordination Agreement” means the Amended and Restated Subordination Agreement dated the date hereof among the Company, Sponsor and the Lenders, pursuant to which the Management Fees payable under the Management Agreement are subordinated to the prior payment and satisfaction of the Obligations, on the terms and subject to the conditions (and exceptions) set forth therein, and any future amendments, restatements, modifications or supplements thereof or thereto.

“Material Adverse Change” means, collectively or individually, any material adverse change in the business, financial condition, operations, liabilities (fixed or contingent), assets, properties or prospects of the Companies taken as a whole.

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“Material Adverse Effect” means, collectively and with respect to any event, occurrence, or condition of any kind or nature, a material adverse effect on (i) the assets, liabilities, operations, profits, financial condition, business or prospects of the Companies taken as a whole, (ii) the ability of any Company to perform its respective obligations under this Agreement or any of the Loan Documents to which it is a party, or (iii) the validity or enforceability of this Agreement, any of the other Loan Documents, or any of the rights and remedies of the Lenders hereunder or thereunder.

“Material Agreements” has the meaning ascribed to it in Section 3.17.

“Maturity Date” means May 31, 2015.

“Membership Interest” means, collectively and in the context of a limited liability company, a member’s entire interest in a limited liability company including, without limitation, such member’s right to share in income, gains, losses, deductions, credits and similar items of, and to receive distributions from, such limited liability company pursuant to applicable law or the applicable operating agreement or limited liability company agreement, as appropriate, and the right to vote or participate in the management and operation and receive information pursuant to applicable law or the applicable operating agreement or limited liability company agreement, as appropriate.

“Multiemployer Plan” means a multiemployer pension plan as defined in ERISA §3(37) to which any Company or any Controlled Group Member is or has been required to contribute subsequent to September 25, 1980.

“Non-Bankruptcy Event of Default” means, collectively, any Event of Default other than a Bankruptcy Event of Default.

“OFAC” has the meaning ascribed to it in Section 3.24(a).

“Obligations” means, collectively, all liabilities, duties and obligations of the Companies to the Lenders with respect to any covenants, representations or warranties herein or in the Senior Subordinated Notes and other Loan Documents, with respect to the principal of and interest on the Senior Subordinated Loans, and all other present and future fixed and/or contingent obligations of the Companies to the Lender hereunder and under the Loan Documents, including, without limitation, (i) obligations with respect to interest accruing (or which would accrue but for §502 of the Bankruptcy Code) after the date of any filing by any Company of any petition in bankruptcy or the commencement of any bankruptcy, insolvency or similar proceedings with respect to any Company, (ii) all fees, expenses, indemnification obligations, and other amounts of whatever nature now or hereafter payable by the Companies (including, without limitation, any amounts which accrue after the commencement of any bankruptcy, insolvency or similar proceedings with respect to any Company, whether or not allowed or allowable as a claim under the Bankruptcy Code or an any other applicable debtor relief law) pursuant to this Agreement or any other Loan Document, and (iii) all expenses of the Lender to which it has a right to reimbursement under Section 9.3.

“Observation Right” has the meaning ascribed to it in Section 6.14(a).

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“Opening-Day Balance Sheet” means the pro-forma balance sheet required to be furnished by the Parent to the Lender pursuant to Section 5.1(m).

“Organizational Documents” means, collectively and with respect to any applicable Person, the articles of incorporation, the certificate of incorporation, the by-laws, the certificate of formation, the certificate of organization, the limited liability company agreement, the operating agreement, the certificate of partnership, the partnership agreement, or any other similar organizational and related document of such Person.

“Parent” has the meaning ascribed to it in the heading to this Agreement.

“Parent Securities” means, collectively, any Units, securities convertible or exchangeable for Units or options, warrants or other rights to acquire Units including, without limitation the Class A Units and the Class B Units.

“Partnership Interests” means, collectively and in the context of a limited partnership, a partner’s entire interest in a limited partnership (whether general or limited) including, without limitation, such partner’s right to share in income, gains, losses, deductions, credits and similar items of, and to receive distributions from, such limited partnership pursuant to applicable law or the applicable limited partnership agreement and the right to vote or participate in the management and operation and receive information pursuant to applicable law or the applicable limited partnership agreement.

“Participant” has the meaning ascribed to it in Section 9.6.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Debt” means, collectively, any and all Debt permitted under Section 7.1.

“Permitted Encumbrances” means, collectively, (i) those Liens listed on Schedule 3.6, and (ii) those Liens expressly permitted pursuant to Section 7.2.

“Permitted Investments” means, collectively, (i) Investments in Cash Equivalents, (ii) the Investment evidenced by the Purchase Transactions, (iii) the Investment by the Parent in the Membership Interests of LTN Staffing, (iv) the Investment by LTN Staffing in the Membership Interests of BG Staffing, (v) the Investment by LTN Staffing and BG Staffing in the Capital Stock of BG Personnel Services and BG Personnel, (v) the Investment by LTN in the Capital Stock of B G Staff Services and (vi) Cash Equivalent Investments (as defined in the Senior Loan Agreement as in effect on the Closing Date).

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“Permitted Payments” means, collectively, regularly scheduled payments of interest due and owing under the Senior Subordinated Notes.

“Person” means, collectively, an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, or any other legal entity.

“Prepayment Premium Percentage” has the meaning ascribed to it in Section 2.8(b).

“Premises” means, collectively, any real estate, improvements, and buildings in which any Company or any Subsidiary has any right, title, or interest (whether as owner, lessee, or otherwise).

“Prime Rate” means the prime rate of interest, as announced from time to time in the eastern edition of The Wall Street Journal (or any successor publication or other reputable source of interest rate information if such publication ceases).

“Proposed LTN Reorganization” means either (a) the merger of the Parent with and into LTN Staffing and the subsequent conversion of LTN Staffing into a Reorganized Entity or (b) the conversion of LTN Staffing into a Reorganized Entity and the subsequent merger of the Parent with and into such Reorganized Entity.

“Proposed Registered Offering” means any registered offering of common stock by the stockholders of a Reorganized Entity resulting from the Proposed LTN Reorganization.

“Purchase Agreements” means, collectively, (i) the API Purchase Agreement, (ii) the BG Purchase Agreement, (iii) the Extrinsic Purchase Agreement, (iv) the InStaff Purchase Agreement and (v) the JNA Purchase Agreement.

“Purchase Transactions” means, collectively, (i) the API Purchase Transaction, (ii) the BG Purchase Transaction, (iii) the Extrinsic Purchase Transaction, (iv) the InStaff Purchase Transaction and (v) the JNA Purchase Transaction.

“Put” means the put rights of each Lender under Section 6.16.

“Put Date” means the date on which a Put Notice is received by the Parent from an Exercising Lender pursuant hereto.

“Put Notice” has the meaning ascribed to it in Section 6.16(a).

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“Put Period” means the time period during which a Put can be exercised, which shall include each of the following time periods: (i) simultaneously with the occurrence of a Change of Control or at any time within six (6) months following a Change of Control; (ii) simultaneously with the occurrence of a Liquidity Event; (iii) upon the occurrence of an Event of Default that gives rise to an acceleration of the Senior Subordinated Notes hereunder and at any time thereafter; (iv) upon the acceleration of the Senior Debt and at any time thereafter; (v) with respect to the SubDebt Units, on or at any time after the sixth (6th) anniversary of the closing of the Existing Senior Subordinated Loans under and pursuant to the Existing Purchase Agreement and (v) with respect to the Warrants, on or at any time within six (6) month following the Maturity Date.

“Put Price” has the meaning ascribed to it in Section 6.16(a).

“Put Securities” has the meaning ascribed to it in Section 6.16(a).

“Redocumentation” has the meaning ascribed to it in the Background provisions hereof.

“Release” means, collectively, any spill, leak, emission, discharge or the pumping, pouring, emptying, disposing, injecting, escaping, leaching or dumping of a Hazardous Substance.

“Remedial Actions” means:

(a)       clean-up or removal of Hazardous Substances;

(b)       such actions as may be necessary to monitor, assess, or evaluate the Release or threatened Release of Hazardous Substances;

(c)       proper disposal or removal of Hazardous Substances;

(d)       the taking of such other actions as may be necessary to prevent, minimize, or mitigate the damages caused by a Release or threatened Release of Hazardous Substances to the public health or welfare or to the environment; and

(e)       the providing of emergency assistance after a Release.

Remedial Actions include, but are not limited to, such actions at the location of a Release as: storage; confinement; perimeter protection using dikes, trenches, or ditches; clay cover; neutralization; clean-up of Hazardous Substances or contaminated materials; recycling or reuse; diversion; destruction; segregation of reactive wastes; dredging or excavations; repair or replacement of leaking containers; collection of leachate and runoff; onsite treatment or incineration; providing alternative water supplies; and any monitoring reasonably required to assure that such actions protect the public health and welfare and the environment.

“Reorganization” means reorganization as defined in ERISA §4241(a).

“Reorganized Entity” means a Delaware corporation incorporated by the Parent and LTN Staffing in connection with a Proposed LTN Reorganization and/or a Proposed Registered Offering.

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“Replacement Senior Debt” has the meaning ascribed to it in Section 7.1(c).

“Replacement Senior Lender” has the meaning ascribed to it in Section 7.1(c).

“Replacement Senior Loan Documents” has the meaning ascribed to it in Section 7.1(c).

“Reportable Event” means with respect to any Employee Pension Plan, an event described in ERISA §4043(b).

“Representative” has the meaning ascribed to it in Section 8.8(a).

“Required Lenders” has the meaning ascribed to it in Section 8.8(d).

“Restricted Payment” means, with respect to any applicable Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Membership Interest or Capital Stock of a Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, repurchase, retirement, acquisition, cancellation or termination of any Membership Interest or Capital Stock of a Person or any option, warrant or other right to acquire any Membership Interest (or Capital Stock) of a Person.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/-sanctions/index/html, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/-eotffc/ofac/sdn/index/html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SBA” means the United States Small Business Administration, and any successor agency.

“SBA Forms” means, collectively, SBA Forms 480 (Size Status Declaration), 652 (Assurance of Compliance), 1031 (Part A and Part B) (Portfolio Finance Report), and any other forms required to be obtained by the Lenders under the SBIC Act, as in effect on the Closing Date and to the extent applicable to the Transactions.

“SBIC Act” means the Small Business Investment Act of 1958, as amended, and the regulations promulgated thereunder, including 13 C.F.R. Section 107.

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“Securities” has the meaning ascribed to it in Section 4.1.

“Securities Act” means the Securities Exchange Act of 1933, as amended, and all rules and regulations promulgated thereunder.

“Sellers” means, individually and collectively, as appropriate, (i) API, (ii) BG Sellers, (iii) Extrinsic, (iv) InStaff Sellers, and (v) JNA.

“Senior Debt” means, collectively, all Debt of the Companies to the Senior Lender evidenced by the Senior Loan Documents.

“Senior Debt Service” means, for any applicable period, the sum of (i) the aggregate amount of interest accrued by the Companies during such period in respect of the Senior Debt and (ii) the principal portion of the Senior Debt payable during such period, determined in accordance with GAAP.

“Senior Funded Indebtedness” means all Debt of the Borrowers other than the Senior Subordinated Loans and any other Debt which is subordinated to the Senior Debt.

“Senior Funded Indebtedness to EBITDA Ratio” means the ratio of (a) consolidated Senior Funded Indebtedness (including, without limitation, Earn Out Payables, Deferred Debt Payables and Letter of Credit Obligations), to (b) consolidated EBITDA plus the Management Fee Addback.

“Senior Lender” means Fifth Third Bank, an Ohio banking corporation and successor by merger to Fifth Third Bank, a Michigan banking corporation.

“Senior Lender Loan Document Default” has the meaning ascribed to it in Section 8.1(i).

“Senior Lender Subordination Agreement” means the Subordination and Intercreditor Agreement dated October 17, 2007 by and among the Companies, the Lenders, and the Senior Lender, pursuant to which the payment of the Senior Subordinated Loans is subordinated to the prior payment of the Senior Debt, on the terms and conditions set forth therein, as modified and amended through the date hereof, including, without limitation, as modified and amended pursuant to the terms and conditions of the Senior Loan Fifth Amendment to Subordination Agreement, and any amendments, restatements, modifications or supplements thereof or thereto.

“Senior Loan Agreement” means the Loan and Security Agreement dated May 24, 2010 between the Companies and the Senior Lender, as modified and amended through the date hereof, including, without limitation, as modified and amended pursuant to the terms and conditions of the Senior Loan Seventh Amendment, and any future amendments, restatements, modifications or supplements thereof or thereto permitted hereunder.

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“Senior Loan Documents” means, collectively, any and all agreements, documents, and instruments evidencing, relating and pertaining to the Senior Debt described on Schedule “B” attached hereto, and any future amendments, restatements, modifications or supplements thereof or thereto permitted hereunder.

“Senior Loan Fifth Amendment to Subordination Agreement” means the Fifth Amendment to Subordination and Intercreditor Agreement dated the date hereof among the Companies, the Lenders and the Senior Lender, pursuant to which the Companies, the Lenders and the Senior Lender shall agree to modify and amend certain of the terms of the Senior Loan Subordination Agreement.

“Senior Loan Seventh Amendment” means the Seventh Amendment to Loan and Security Agreement and Other Loan Documents dated the date hereof between the Companies and the Senior Lender, pursuant to which the Companies and the Senior Lender shall agree to modify and amend certain of the terms of the Senior Loan Agreement.

“Senior Subordinated Loans” means, collectively, the Debt evidenced by the Senior Subordinated Notes.

“Senior Subordinated Notes” and “Senior Subordinated Note” means, collectively or individually, as appropriate, (i) the Brookside Senior Subordinated Note, (ii) the Brookside II Senior Subordinated Note and (iii) the Calvert Senior Subordinated Notes.

“Solvent” means, as at any applicable time and for any Person, that at such time (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, and (v) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsor” means Taglich Private Equity, LLC, a Delaware limited liability company.

“SubDebt Units” means, collectively, (i) the Brookside SubDebt Units and (ii) the Calvert SubDebt Units.

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“Subsidiary” means, with respect to any Person, any corporation or other Person of which more than fifty percent (50%) of the outstanding capital stock (or other securities) having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Company.

“Suretyship” means the Second Amended and Restated Guaranty and Suretyship dated the date hereof executed and delivered by the Parent in favor of the Lenders, pursuant to which the Parent guaranteed and became surety for the prompt payment and performance of the Obligations, and any future amendments, restatements, modifications or supplements thereof or thereto.

“Taglich Members” has the meaning ascribed to it in the LLC Agreement.

“Taxes” has the meaning ascribed to it in Section 2.9(a).

“Tax Distributions” means distributions authorized by the Board and that are made pursuant to the provisions of Section 7.1(a) of the LLC Agreement as in effect on the Closing Date.

“Termination Date” means May __, 2013.

“Total Debt” means, as of any time, the aggregate of all liabilities, reserves and any other items howsoever arising, whether primary, secondary, direct, contingent, fixed or otherwise, which would be listed as a liability on a balance sheet of the Companies in accordance with GAAP as now in effect, and in any event including the Liabilities, all indebtedness or liabilities of any other person which the Companies may guaranty or otherwise be responsible or liable for (other than any liability arising out of the endorsement of commercial paper for deposit or collection in the ordinary course of business), all indebtedness and liabilities secured by any lien or any security interest on any property or assets of the Companies, whether or not the same would be classified as a liability on a balance sheet, the liability of the Companies in respect of banker's acceptances and the aggregate over the remaining unexpired term of all leases which should have been or must be, in accordance with GAAP, recorded as capital leases in respect of which a Company is liable as a lessee.

“Total Voting Power” means, with respect to any Person, the total number of votes that may be cast in the election of directors (or similar governing body, such as the Board in the case of the Parent) of such Person at any meeting of stockholders, members or similar security holders of such Person if all securities entitled to vote in the election of directors (or similar governing body) of such Person (on a Fully-Diluted Basis) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

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“Transactions” means, collectively, the loan and related transactions described herein or contemplated hereby (including the InStaff Purchase Transaction, the Redocumentation and the amendments and modifications to the Senior Loan Documents).

“UCC” means the Uniform Commercial Code, as modified, amended, revised, supplemented and restated from time to time.

“Units” means a Membership Interest in the Parent, as set forth in the LLC Agreement, consisting only of Class A Units and Class B Units.

“Warrant” and “Warrants” means, collectively or individually, as appropriate, (i) the Brookside II Warrant and (ii) the Calvert Warrant.

“Warrant Units” means, collectively, (i) the Brookside II Warrant Units and (ii) the Calvert Warrant Units.

“Withdrawal Liability” means any withdrawal liability as defined in ERISA §4201.

1.3 Accounting Terms. Except as specifically provided otherwise in this Agreement, all accounting terms used herein that have meanings given to them under GAAP and are not specifically defined herein shall have the meanings customarily given them under GAAP. Notwithstanding anything to the contrary in this Agreement, for purposes of calculating the Financial Covenants, all accounting determinations and computations hereunder shall be made in accordance with GAAP as in effect as of the date of this Agreement applied on a basis consistent with the application used in preparing the most recent consolidated financial statements of the Parent and its Subsidiaries. In the event that any changes in GAAP after such date are required to be applied to the Parent and its Subsidiaries and would affect the computation of the Financial Covenants, such changes shall be followed only from and after the date this Agreement shall have been amended to take into account any such changes and the parties shall in such instance negotiate in good faith an amendment to this Agreement to reflect such changes in GAAP and the computation of the Financial Covenants consistent with the original intent, objective and purpose of the Financial Covenants as in effect on the Closing Date.

SECTION 2. AMOUNT AND TERMS OF SENIOR SUBORDINATED LOANS.

2.1 Purchase of Securities by Brookside II.

(a) Agreement to Purchase and Sell Brookside II Senior Subordinated Note and Brookside II Warrant. Subject to the terms and conditions of this Agreement, on the Closing Date, Brookside II agrees to purchase and accept delivery of (i) a Senior Subordinated Note in the principal amount of Four Million Dollars ($4,000,000.00) from the Borrowers in the form of Schedule 2.1(a)(i) and (ii) a Warrant from the Parent in the form of Schedule 2.1(a)(ii).

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(b) Funding Procedure. Funding of the Brookside II Senior Subordinated Loan by Brookside II under Section 2.1(a)(i) shall be made by wire transfer of immediately available funds to such account(s) as may be designated in writing by the Borrowers to Brookside II on or prior to the Closing Date.

(c) Use of Proceeds. Proceeds of the Brookside II Senior Subordinated Loan shall be used by the Borrowers for the following purposes: (i) completing the InStaff Acquisition; (ii) working capital; and (iii) transaction costs arising in connection with the Transactions; provided, that no proceeds of the Brookside II Senior Subordinated Loan shall be used by the Borrowers to repay any Debt of any Company without the prior written consent of the Lenders.

(d) Repayment of Senior Subordinated Loan. The Brookside II Senior Subordinated Loan shall bear interest (including at the Default Rate after the occurrence of an Event of Default, as more fully provided in the Brookside II Senior Subordinated Note), be repayable as to interest and principal, mature and be subject to such other terms and conditions as are set forth in the Brookside II Senior Subordinated Note, the provisions of which are incorporated herein by reference thereto as if fully set forth herein, and in this Section 2.

(e) Allocation of Purchase Price; Original Issue Discount. Having considered all facts relevant to the determination of the value of the Brookside II Senior Subordinated Note and the Brookside II Warrant, including (among other things) the leveraged nature of the Companies’ capitalization and the nature of their business, the Companies and Brookside II have concluded and hereby agree and covenant to allocate the purchase price of the Brookside II Senior Subordinated Note and the purchase price of the Brookside II Warrant between the Brookside II Senior Subordinated Note and the Brookside II Warrant in the manner set forth in Schedule 2.1(e) for purposes of Section 1273(c)(2) of the Code and Section 1.1273-2(h)(2) of the Treasury Regulations promulgated thereunder. The Companies and Brookside II agree that this Section 2.1(e) constitutes the provision of relevant information to Brookside II by the Companies in a reasonable manner for the purposes of Section 1.1275-2(e) of the Treasury Regulations. In the event that the Brookside II Warrant is adjusted in accordance with the provisions thereof such that it is appropriate to recalculate the amount of original issue discount with respect to the Brookside II Senior Subordinated Note, Brookside II and the Companies shall negotiate in good faith to agree upon such recalculated amount of original issue discount. Neither the Companies nor Brookside II will take any position in its tax return that is inconsistent with the foregoing. The Companies will provide Brookside II with any information necessary for it to report its income from this transaction in accordance herewith.

2.2 Purchase of Securities by Calvert.

(a) Agreement to Purchase and Sell Calvert Senior Subordinated Note and Calvert Warrant. Subject to the terms and conditions of this Agreement, on the Closing Date, Calvert agrees to purchase and accept delivery of (i) a Senior Subordinated Note in the principal amount of Two Million Dollars ($2,000,000.00) from the Borrowers in the form of Schedule 2.2(a)(i) and (ii) a Warrant from the Parent in the form of Schedule 2.2(a)(ii).

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(b) Calvert Senior Subordinated Note No. 1; Calvert Accrued PIK Interest Payment. In connection with the Redocumentation and the other Transactions, the Borrowers hereby agree to (i) execute and deliver a Senior Subordinated Note in the principal amount of Four Million Six Hundred Ninety-Six Thousand One Hundred One 09/100 Dollars ($4,696,101.09) in the form of Schedule 2.2(b), which shall amend, restate, supersede and replace the Calvert Existing Senior Subordinated Note and evidence the Calvert Senior Subordinated Loan No. 1, and (ii) repay a portion of the PIK Interest in an aggregate amount equal to Sixty-Nine Thousand Five Hundred Dollars ($69,500.00) that has accrued under and pursuant to the Calvert Existing Senior Subordinated Note No. 1 since January 1, 2013 (the “Calvert Accrued PIK Interest Payment”), which Calvert Accrued PIK Interest Payment shall be due and payable by the Borrowers in two (2) equal payments of Thirty-Four Thousand Seven Hundred Fifty Dollars ($34,750.00) on July 1, 2013 and October 1, 2013 in accordance with the provisions of the Calvert Senior Subordinated Note No. 1. The Borrowers acknowledge and agree that the execution of the Calvert Senior Subordinated Note No. 1 shall not relieve the Borrowers from any duties, obligations or liabilities which have accrued under the Calvert Existing Senior Subordinated Note. Upon execution and delivery of the Calvert Senior Subordinated Note No. 1 pursuant hereto, Calvert agrees to return the original Calvert Existing Senior Subordinated Note to the Borrowers.

(c) Funding Procedure. Funding of the Calvert Senior Subordinated Loan No. 2 by Calvert under Section 2.2(a)(i) shall be made by wire transfer of immediately available funds to such account(s) as may be designated in writing by the Borrowers to Calvert on or prior to the Closing Date.

(d) Use of Proceeds. Proceeds of the Calvert Senior Subordinated Loan No. 2 shall be used by the Borrowers for the following purposes: (i) completing the InStaff Acquisition; (ii) working capital; and (iii) transaction costs arising in connection with the Transactions; provided, that no proceeds of the Calvert Senior Subordinated Loan No. 2 shall be used by the Borrowers to repay any Debt of any Company without the prior written consent of the Lenders.

(e) Repayment of Calvert Senior Subordinated Loans. The Calvert Senior Subordinated Loans shall bear interest (including at the Default Rate after the occurrence of an Event of Default, as more fully provided in the Calvert Senior Subordinated Notes), be repayable as to interest and principal, mature and be subject to such other terms and conditions as are set forth in the Calvert Senior Subordinated Notes, the provisions of which are incorporated herein by reference thereto as if fully set forth herein, and in this Section 2.

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(f) Allocation of Purchase Price; Original Issue Discount. Having considered all facts relevant to the determination of the value of the Calvert Senior Subordinated Note No. 2 and the Calvert Warrant, including (among other things) the leveraged nature of the Companies’ capitalization and the nature of their business, the Companies and Calvert have concluded and hereby agree and covenant to allocate the purchase price of the Calvert Senior Subordinated Note No. 2 and the purchase price of the Calvert Warrant between the Calvert Senior Subordinated Note No. 2 and the Calvert Warrant in the manner set forth in Schedule 2.2(f) for purposes of Section 1273(c)(2) of the Code and Section 1.1273-2(h)(2) of the Treasury Regulations promulgated thereunder. The Companies and Calvert agree that this Section 2.2(f) constitutes the provision of relevant information to Calvert by the Companies in a reasonable manner for the purposes of Section 1.1275-2(e) of the Treasury Regulations. In the event that the Calvert Warrant is adjusted in accordance with the provisions thereof such that it is appropriate to recalculate the amount of original issue discount with respect to the Calvert Senior Subordinated Note No. 2, Calvert and the Companies shall negotiate in good faith to agree upon such recalculated amount of original issue discount. Neither the Companies nor Calvert will take any position in its tax return that is inconsistent with the foregoing. The Companies will provide Calvert with any information necessary for it to report its income from this transaction in accordance herewith.

2.3 Purchase of Securities by Brookside.

(a) Brookside Senior Subordinated Note; Brookside Accrued PIK Interest Payment. In connection with the Redocumentation and the other Transactions, the Borrowers hereby agree to (i) execute and deliver a Senior Subordinated Note in the principal amount of Four Million Six Hundred Ninety-Six Thousand One Hundred One 09/100 Dollars ($4,696,101.09) in the form of Schedule 2.3(a), which shall amend, restate, supersede and replace the Brookside Existing Senior Subordinated Note and evidence the Brookside Senior Subordinated Loan, and (ii) repay a portion of the PIK Interest in an aggregate amount equal to Sixty-Nine Thousand Five Hundred Dollars ($69,500.00) that has accrued under and pursuant to the Brookside Existing Senior Subordinated Note since January 1, 2013 (the “Brookside Accrued PIK Interest Payment”), which Brookside Accrued PIK Interest Payment shall be due and payable by the Borrowers in two (2) equal payments of Thirty-Four Thousand Seven Hundred Fifty Dollars ($34,750.00) on July 1, 2013 and October 1, 2013 in accordance with the provisions of the Brookside Senior Subordinated Note. The Borrowers acknowledge and agree that the execution of the Brookside Senior Subordinated Note shall not relieve the Borrowers from any duties, obligations or liabilities which have accrued under the Brookside Existing Senior Subordinated Note. Upon execution and delivery of the Brookside Senior Subordinated Note pursuant hereto, Brookside agrees to return the original Brookside Existing Senior Subordinated Note to the Borrowers.

(b) Repayment of Brookside Senior Subordinated Loans. The Brookside Senior Subordinated Loan shall bear interest (including at the Default Rate after the occurrence of an Event of Default, as more fully provided in the Brookside Senior Subordinated Note), be repayable as to interest and principal, mature and be subject to such other terms and conditions as are set forth in the Brookside Senior Subordinated Note, the provisions of which are incorporated herein by reference thereto as if fully set forth herein, and in this Section 2.

2.4 Computation of Interest. Interest on the Senior Subordinated Notes and other Obligations shall be calculated and paid based upon a three hundred sixty (360)-day year and the actual number of days elapsed.

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2.5 Maximum Legal Rate. Notwithstanding anything contained herein or in any other Loan Documents, the Borrowers shall not be obligated to pay and the Lenders shall not collect interest on any Obligation at a rate in excess of the maximum permitted by law or the maximum rate that will not subject the Lenders to any civil or criminal penalties. If, because of the acceleration of maturity, the payment of interest in advance or any other reason, the Borrowers are required, under the provisions of any Loan Document or otherwise, to pay interest at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate, and any payment made in excess of such maximum rate, together with interest thereon at the rate provided herein from the date of such payment, shall be immediately and automatically applied to the reduction of the outstanding balance of the Obligations as of the date on which such excess payment was made. If the amount to be so applied to reduction of the outstanding balance of the Obligations exceeds the outstanding balance thereof, the amount of such excess shall be refunded to the Borrowers by the Lender receiving the excess payment.

2.6 Payments.

(a) All payments (including prepayments) by the Borrowers hereunder shall be made to each Lender at its address set forth in Section 9.2, or such other place or places as such Lender may direct, prior to 10:00 A.M. on the date of payment, in lawful money of the United States of America, and in immediately available funds.

(b) Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, provided however that such extension of time shall be included in the computation of interest due in conjunction with such payment or other fees due hereunder, as the case may be.

2.7 Application of Payments; Recovery of Payments.

(a) All payments in respect of the Obligations shall be applied (i) first to the payment in full of any costs incurred by the Representative and the Lenders in the collection of any Obligation, including (without limitation) reasonable attorneys’ fees, (ii) then to the payment in full of accrued, unpaid interest on the Senior Subordinated Notes, (iii) then to the reduction of the unpaid principal balance on the Senior Subordinated Notes and (iv) finally to the reduction of the outstanding balance of any other Obligation.

(b) Each Company agrees that to the extent it makes a payment or payments to or for the account of any Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligations intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

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2.8 Optional and Mandatory Prepayments of Principal.

(a) Subject in all respects to the provisions of Sections 2.8(b) and 2.8(c), the Borrowers at any time and from time to time may voluntarily prepay the Senior Subordinated Loans, in whole or in part, upon at least five (5) Business Days’ advance written notice to the Lender of such prepayment and not later than 2:00 P.M. on the date of prepayment. Prepayments of principal under the Senior Subordinated Loans shall be in a minimum amount of Two Hundred Fifty Thousand Dollars ($250,000.00) and accompanied by accrued and unpaid interest on the prepaid amount and applied. Subject to the provisions of Section 8.9, each prepayment of the Senior Subordinated Loans pursuant to the this Section 2.8(a) shall be applied against scheduled payments of principal in the inverse order of maturity and shall not postpone or reduce any regularly scheduled payment of principal or interest thereon as follows: first, to the remaining principal installments of the Brookside Senior Subordinated Note and the Calvert Senior Subordinated Note No. 1, on a pro-rata basis between the Brookside Senior Subordinated Loan and the Calvert Senior Subordinated Loan No. 1 and second, to the remaining principal installments of the Brookside II Senior Subordinated Note and the Calvert Senior Subordinated Note No. 2, on a pro-rata basis between the Brookside II Senior Subordinated Loan and the Calvert Senior Subordinated Loan No. 2.

(b) As a condition to any prepayment of principal under the Brookside II Senior Subordinated Loan and the Calvert Senior Subordinated Loan No. 2, whether such prepayment is voluntary or involuntary (including a prepayment resulting from a Liquidity Event or the occurrence of an Event of Default and an acceleration of the Obligations, as provided in Section 8), the Borrowers shall pay to Brookside II and Calvert a prepayment privilege fee equal to a percentage of the principal amount prepaid (the “Prepayment Premium Percentage”), determined by reference to the table set forth below:

Year (12 Months) Following Closing Date	Prepayment Premium Percentage

First Year	1%
Second Year	0.5%
Third Year (and thereafter)	0%

(c) Notwithstanding anything contained herein to the contrary, the entire unpaid principal balance, all accrued and unpaid interest and other sums in respect of the Senior Subordinated Loans shall, at the option of the Lenders, immediately become due and payable upon the occurrence of a Liquidity Event.

(d) Notwithstanding anything contained herein to the contrary, (y) a prepayment privilege fee shall not be required to be paid under Section 2.8(b) and (z) the Lenders shall sell and assign all of their right, title and interest in and to the Warrants and any Warrant Units issuable thereunder for a sum of One Dollar ($1.00), upon the full and indefeasible repayment of the Senior Subordinated Loans and all other Obligations (including, without limitation, the Obligations relating to the Put set forth in Section 6.16(a)) if, and only to the extent, such repayment of the Senior Subordinated Loans and the other Obligations results from the Companies’ decision to repay all such Obligations due to the unreasonably withholding of the Lenders’ consent to either a Proposed LTN Reorganization or a Proposed Registered Offering within twelve (12) months following the Closing Date, provided that, it shall not be unreasonable for the Lenders to withhold their consent to either a Proposed LTN Reorganization or a Proposed Registered Offering, if (i) a Default or Event of Default has occurred or is continuing hereunder, (ii) such Proposed LTN Reorganization and/or Proposed Registered Offering is not approved by the Senior Lender or any Replacement Senior Lender, (iii) the effect of such Proposed LTN Reorganization and/or Proposed Registered Offering results in the Lenders holding a percentage of Capital Stock (on a fully-diluted basis) in the Reorganized Entity in an amount less than the percentage of Parent Securities (on a Fully-Diluted Basis) currently held by the Lenders on the date hereof, (iv) the Organizational Documents of the Reorganized Entity does not contain similar board rights, tag-along rights, put rights and/or preemptive rights currently provided to the Lenders in the LLC Agreement; and (v) the Reorganized Entity fails to become a party to this Agreement, the Senior Subordinated Notes and other Loan Documents (by joinder hereto and thereto) immediately upon such Proposed LTN Reorganization in order to cause such Reorganized Entity to jointly and severally become liable, with the Companies for the Obligations as if such Reorganized Entity was an original Company hereunder.

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2.9 Taxes.

(a) All payments of principal and interest on the Senior Subordinated Notes and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding (i) taxes imposed on or measured by a Lender’s net income by the United States of America or by the jurisdiction under which a Lender is organized or conducts business, and (ii) any branch profits taxes imposed on a Lender by the United States of America or by any jurisdiction described in clause (i) (all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by the Borrowers hereunder to the Lenders is required in respect of any Taxes pursuant to any applicable law, then the Borrowers shall: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to the Lenders a copy of an official receipt or other documentation satisfactory to the Lenders evidencing such payment to such authority; and (iii) pay to the Lenders for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lenders shall equal the full amount the Lenders would have received had no such withholding or deduction been required. If any Taxes are directly asserted against the Lenders with respect to any payment received by the Lender hereunder, the Lenders may pay such Taxes and the Borrowers shall promptly pay within five (5) days of receipt of notice from the Lenders, accompanied by documentation evidencing payment, such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by the Lenders after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Lender would have received had such Taxes not been asserted.

(b) If any Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lenders the required receipts or other required documentary evidence, the Borrowers shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by the Lenders as a result of any such failure.

2.10 Closing Fees.

(a) For and in consideration of the Brookside II Senior Subordinated Loan, the Borrowers shall pay a non-refundable closing fee to Brookside II in the amount of Eighty Thousand Dollars ($80,000.00) (the “Brookside II Facility Fee”), which Brookside II Facility Fee shall be due and payable by the Borrower within thirty (30) days following the Closing Date.

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(b) For and in consideration of the Calvert Senior Subordinated Loan No. 2, the Borrowers shall pay a non-refundable closing fee to Calvert in the amount of Forty Thousand Dollars ($40,000.00) (the “Calvert Facility Fee”), which Calvert Facility Fee shall be due and payable by the Borrower within thirty (30) days following the Closing Date.

2.11 Replacement of Senior Subordinated Notes. Upon receipt of evidence satisfactory to the Borrowers of the loss, theft, destruction or mutilation of a Senior Subordinated Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Borrowers, or, in the case of any such mutilation, upon surrender and cancellation of such Senior Subordinated Note, the Borrowers will issue a new Senior Subordinated Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Senior Subordinated Note; provided, however, if the Senior Subordinated Note of which any Lender or any “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or any other institutional investor of similar standing is the holder is lost, stolen or destroyed, the affidavit of an authorized partner or officer of such holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond or other security shall be required as a condition to the execution and delivery by the Borrowers of a new Senior Subordinated Note in replacement of such lost, stolen or destroyed Senior Subordinated Note other than the holder’s written agreement to indemnify the Borrowers as aforesaid. Any and all references herein and in the other Loan Documents to the Senior Subordinated Notes shall include any Senior Subordinated Note issued pursuant hereto in replacement thereof.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF COMPANIES.

To induce the Lenders to enter into this Agreement and complete the Transactions, the Companies jointly and severally represent and warrant, as to themselves and their Subsidiaries (as appropriate), to the Lenders that (as of the Closing Date and after giving effect to the InStaff Purchase Transaction, but subject to the information set forth on the Schedules hereto):

3.1 Organization and Qualification.

(a) Each of the Parent, LTN Staffing, and BG Staffing is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign limited liability company and in good standing under the laws of each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification and in which the failure to qualify could reasonably be expected to have a Material Adverse Effect.

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(b) Each of BG Personnel Services and BG Personnel is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas, and is duly qualified as a foreign limited partnership and in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification and in which the failure to qualify could reasonably be expected to have a Material Adverse Effect.

(c) B G Staff Services is a corporation duly incorporated validly existing and in good standing under the laws of the State of Texas, and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification and in which the failure to qualify could reasonably be expected to have a Material Adverse Effect.

(d) Parent does not and will not have any Subsidiaries other than the Borrowers and any Future Subsidiaries subject to the Companies compliance with the provisions of Section 6.11.

(e) LTN Staffing does not and will not have any Subsidiaries other than BG Staffing.

(f) BG Staffing does not and will not have any Subsidiaries other than BG Personnel Services, BG Personnel and B G Staff Services.

(g) The sole and exclusive purpose of the Parent is to serve as a holding company for all of the Membership Interests of LTN Staffing.

3.2 Power and Authority. Each Company has the limited liability company, the limited partnership or the corporate power, as appropriate, to execute, deliver and perform under, the Loan Documents to which it is a party, to borrow under this Agreement and grant the Liens required hereby and has taken all necessary corporate, limited liability company or partnership action, as appropriate, to authorize (i) the Transactions on the terms and conditions of this Agreement, (ii) the issuance of the Senior Subordinated Notes and the Warrants and (iii) the execution and delivery of, and performance under, the Loan Documents. No consent of any other party (including members, partners and/or stockholders of any Company, as appropriate) and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents or completion of the Transactions, which has not been obtained on or prior to the Closing Date.

3.3 Enforceability. The Loan Documents to which each Company is a party, when executed and delivered to Lenders pursuant to the provisions of this Agreement, will constitute valid obligations of such Company which is a party thereto legally binding upon it and enforceable in accordance with their respective terms, except as enforceability of the foregoing may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights.

3.4 Conflict with Other Instruments. The execution and delivery of, and performance under, the Loan Documents to which each Company is a party will not violate or contravene any provision of any existing law or regulation or decree of any court, governmental authority, bureau or agency having jurisdiction over any Company or any Subsidiary, or any properties or Organizational Documents (including the LLC Agreement) of any Company or any Subsidiary, or of any mortgage, indenture, security agreement, contract, undertaking or other agreement to which any Company or any Subsidiary is a party or will be a party by reason of the completion of the Transactions or which purports to be binding upon them or any of their respective properties or assets, and will not result in the creation or imposition of any Lien on or in any of their respective properties or assets pursuant to the provisions of any such mortgage, indenture, security agreement, contract, undertaking or other agreement.

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3.5 Litigation. Except as set forth on Schedule 3.5, no actions, suits or proceedings before any court or governmental department or agency (whether or not purportedly on behalf of any Company or any Subsidiary) are pending or, to the knowledge of any Company, threatened (a) with respect to any of the Transactions or (b) against or affecting the InStaff Sellers or the InStaff Selling Parties, the assets acquired from the InStaff Sellers in connection with the InStaff Acquisition, any Company or any Subsidiary or any of their respective properties.

3.6 Title to Assets; Leases. Each Company and Subsidiary has good and marketable title in, fee to, or valid, enforceable leases of, the Premises and all other property owned, leased, or otherwise used by such Company and Subsidiary, and good and marketable title to all of its other assets now carried on its books, or used by it, including those reflected in the most recent consolidated balance sheet of such Company delivered to the Lenders or acquired since the date of such balance sheet (except personal property disposed of since such date in the ordinary course of business), free of any Liens, except for those Liens indicated in Schedule 3.6 and those Permitted Encumbrances expressly permitted pursuant to Section 7.2. Each Company and Subsidiary enjoys peaceful and undisturbed possession under all leases under which they are operating, and all such leases are valid, subsisting and in full force and effect and are summarized in Schedule 3.6.

3.7 Licenses; Intellectual Property. Each Company and any Subsidiary owns or has a valid right to use the patents, patent rights, permits, licenses, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions, and intellectual property rights being used to conduct its business as now operated and as now contemplated to be operated (a complete list of which rights is attached hereto as Schedule 3.7); and the conduct of the business of each Company and Subsidiary as now operated and as now proposed to be operated does not and will not conflict with valid patents, patent rights, permits, licenses, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions, and intellectual property rights of others. No claim is pending or, to the best of each Company’s knowledge, threatened to the effect that any such intellectual property owned or licensed by any Company or Subsidiary or which such Company or Subsidiary otherwise has the right to use, is invalid or unenforceable by such Company or any Subsidiary, as the case may be. Except as set forth on Schedule 3.7, no Company or Subsidiary has any obligation to compensate any Person for the use of any such patents or rights, and no Person has been granted any license or other rights to use in any manner any of the patents or rights of any Company or Subsidiary, whether requiring the payment of royalties or not.

3.8 Default. No Company or any Subsidiary is in default under any material existing agreement, and no Default or Event of Default hereunder has occurred and is continuing.

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3.9 Taxes. Each Company and Subsidiary (and any predecessor thereto or other Person responsible for the filing of tax returns on behalf of such Company or Subsidiary) has filed, or caused to be filed, all tax returns (including, without limitation, those relating to federal and state income taxes) required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it (other than those being contested in good faith by appropriate proceedings for which adequate reserves have been provided on its books). No tax Liens have been filed against any of the Premises or any other assets of any Company or any Subsidiary, and no claims are being asserted with respect to such taxes.

3.10 Financial Condition; Capitalization.

(a) All consolidated and consolidating balance sheets, profit and loss statements, and other financial statements of the Companies which have heretofore been delivered to the Lenders, and all financial statements and data of the Companies which will hereafter be furnished to the Lenders (including the Opening-Day Balance Sheet), are or will be (when furnished) true and correct and do or will (when furnished) present fairly, accurately and completely, in all material respects, the consolidated financial position of the Companies and their Subsidiaries prior to and following the consummation of the InStaff Acquisition and the results of their operations as of the dates and for the periods for which the same are furnished. Except as set forth on Schedule 3.10(a), all such financial statements have been prepared in accordance with GAAP applied on a consistent basis. No Company or any Subsidiary possesses any “loss contingency” (as that term is defined in Financial Accounting Standards Board, Statement of Financial Accounting Standards No. 5 - “FASB 5”) which is not accrued, reflected, or reserved against in its balance sheet or disclosed in the footnotes to such balance sheet. There has been no Material Adverse Change since each Company was formed. No event has occurred that could reasonably be expected to interfere substantially with the normal business operations of the Companies following the Closing Date.

(b) No Company or any Subsidiary has any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to any Company, whether due or to become due) arising out of transactions entered into at or prior to the Closing Date, or any action or inaction at or prior to the Closing Date, or any state of facts existing at or prior to the Closing Date, other than: (i) liabilities set forth on the most recent financial statements of the Companies which have heretofore been delivered to the Lenders; (ii) liabilities and obligations which have arisen since the date of such financial statements in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit); (iii) liabilities of the InStaff Sellers expressly assumed by the Borrower under the InStaff Purchase Agreement; (iv) any Earnout Payments due to Sellers under and pursuant to any Purchase Agreement and (v) other liabilities and obligations expressly disclosed in other Schedules hereto.

(c) Parent has previously presented and delivered to the Lenders the financial projections and related financial information attached hereto as Schedule 3.10(c) (the “Business Plan”), which Business Plan (i) has been relied upon by the Lenders in connection with its decision to enter into this Agreement and purchase the Securities, and (ii) was prepared by or on behalf of the Parent on assumptions of fact and opinion as to future events which the Parent and its management at the time of preparation and as of the Closing Date, believed and continue to believe to be reasonable in all material respects; provided, however, (y) nothing contained in clause (ii) of this Section 3.10(c) shall be deemed a guarantee that the financial projections contained in the Business Plan will be achieved and (z) the fact that the actual financial results of the Companies differ from the financial projections contained in the Business Plan shall not, in and of itself, constitute an Event of Default. As of the date hereof, no facts have come to the attention of any Company which would, in its opinion, require them to revise, clarify, or modify in any material respect the assumptions underlying such financial projections, or the conclusions or estimates derived therefrom.

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(d) As of the Closing Date, each Company is Solvent and, after taking into account the completion of the Transactions, will be Solvent.

(e) As of the Closing Date and after giving effect to the completion of the Transactions, the authorized capital of the Parent (including the type and class of each capital, and the number of shares, interests or units (as appropriate) that are issued and outstanding) is as set forth on Schedule 3.10(e). All Units that are issued and outstanding as of the Closing Date, including the SubDebt Units and the Calvert Class A Purchased Units, are validly issued, fully paid and nonassessable and there are no options, calls, warrants, or any other securities, rights or common stock equivalents outstanding, which are convertible into, exercisable for or relate to, any Units other than the Warrants.

(f) The authorized capital of LTN Staffing (including the type and class of each capital, and the number of shares, interests or units (as appropriate) that are issued and outstanding) is as set forth on Schedule 3.10(f), and all issued and outstanding Membership Interests of LTN Staffing is owned by the Parent. All such Membership Interests of LTN Staffing that are issued and outstanding are validly issued, fully paid and non-assessable and there are no options, calls, warrants, or any securities, rights or common stock equivalents outstanding, which are convertible into, exercisable for or relate to, any of the Membership Interests of LTN Staffing.

(g) The authorized capital of BG Staffing (including the type and class of each capital, and the number of shares, interests or units (as appropriate) that are issued and outstanding) is as set forth on Schedule 3.10(g), and all issued and outstanding Membership Interests of BG Staffing is owned by LTN Staffing. All such Membership Interests of BG Staffing that are issued and outstanding are validly issued, fully paid and non-assessable and there are no options, calls, warrants, or any securities, rights or common stock equivalents outstanding, which are convertible into, exercisable for or relate to, any of the Membership Interests of BG Staffing.

(h) The authorized capital of BG Personnel (including the type and class of each capital, and the number of shares, interests or units (as appropriate) that are issued and outstanding) is as set forth on Schedule 3.10(h), and all issued and outstanding Capital Stock of BG Personnel is owned by BG Staffing and LTN Staffing. All such Partnership Interests of BG Personnel that are issued and outstanding are validly issued, fully paid and non-assessable and there are no options, calls, warrants, or any securities, rights or common stock equivalents outstanding, which are convertible into, exercisable for or relate to, any of the Partnership Interests of BG Personnel.

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(i) The authorized capital of BG Personnel Services (including the type and class of each capital, and the number of shares, interests or units (as appropriate) that are issued and outstanding) is as set forth on Schedule 3.10(i), and all issued and outstanding Capital Stock of BG Personnel Services is owned by BG Staffing and LTN Staffing. All such Partnership Interests of BG Personnel Services that are issued and outstanding are validly issued, fully paid and non-assessable and there are no options, calls, warrants, or any securities, rights or common stock equivalents outstanding, which are convertible into, exercisable for or relate to, any of the Partnership Interests of BG Personnel Services.

(j) The authorized capital of B G Staff Services (including the type and class of each capital, and the number of shares, interests or units (as appropriate) that are issued and outstanding) is as set forth on Schedule 3.10(j), and all issued and outstanding Capital Stock of B G Staff Services is owned by BG Staffing. All such Capital Stock of B G Staff Services that are issued and outstanding are validly issued, fully paid and non-assessable and there are no options, calls, warrants, or any securities, rights or common stock equivalents outstanding, which are convertible into, exercisable for or relate to, any of the Capital Stock of B G Staff Services.

3.11 ERISA.

(a) Except as specifically disclosed to the Lender in writing prior to the Closing Date:

(i) there is no Accumulated Funding Deficiency with respect to any Employee Pension Plan;

(ii) no Reportable Event has occurred with respect to any Employee Pension Plan;

(iii) no violations of the Code have occurred that could potentially cause the loss of the tax qualified status of any Employee Pension Plan;

(iv) no Company or any Controlled Group Member has incurred Withdrawal Liability with respect to any Multiemployer Plan; and

(v) no Multiemployer Plan is in Reorganization.

(b) No liability (whether or not such liability is being litigated) has been asserted against any Company or any Controlled Group Member in connection with any Employee Pension Plan or any Multiemployer Plan by the PBGC, by the trustee of a trust established pursuant to ERISA §4049, by a trustee appointed pursuant to ERISA §4042(b) or (c), or by a sponsor or an agent of a sponsor of a Multiemployer Plan, and no Lien has been attached and no Person has threatened to attach a Lien on any Company’s or its Controlled Group Members’ property as a result of failure to comply with ERISA or as a result of the termination of any Employee Pension Plan.

(c) Each Employee Pension Plan, as most recently amended, including amendments to any trust agreement, group annuity or insurance contract, or other governing instrument, is the subject of a favorable determination letter by the Internal Revenue Service with respect to its qualifications under Code §401(a) and such Employee Pension Plan’s related trusts are exempt from taxation under Code §501(a). The Companies have furnished the Lenders with a copy of the most recent actuarial report for each Employee Pension Plan which is a defined benefit pension plan and each such report is accurate in all material respects. No Company or any Controlled Group Member has an unfulfilled obligation to contribute to any Multiemployer Plan.

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3.12 Use of Proceeds. The proceeds of the Brookside II Senior Subordinated Loan and the Calvert Senior Subordinated Loan No. 2 shall be used solely for the purposes set forth in Sections 2.1(c) and 2.2(d).

3.13 Margin Stock. No Company or any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Senior Subordinated Loans will be used to purchase or carry any margin stock or to reduce or retire any Debt incurred for such purpose or to extend credit to others for such purpose.

3.14 Investment Company; Public Utility Holding Company. No Company or any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

3.15 No Notices; No Violations. Except as set forth on Schedule 3.15, no Company or any Subsidiary has received any notice from any federal, state or local authority or any insurance or inspection body to the effect that any of its properties, facilities, equipment or business procedures or practices fail to comply with any applicable law, ordinance, regulation, building or zoning law, judicial or administrative determination, or any other requirements of any such authority or body, and the Companies and all Subsidiaries, and all such properties, facilities, equipment, procedures and practices, are in compliance, in all material respects, with all such laws, ordinances, determinations, regulations and requirements.

3.16 Labor Relations. No Company or any Subsidiary is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947, as amended. Except as set forth on Schedule 3.16, there is (i) no unfair labor practice complaint before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the knowledge of any Company, threatened, against any Company or any Subsidiary, (ii) no strike, lock-out, slowdown, stoppage, walkout or other labor dispute pending or, to the knowledge of the Companies, threatened, against any Company or any Subsidiary, (iii) to the knowledge of the Companies, no petition for certification or union election or union organizing activities taking place with respect to any Company or any Subsidiary, and (iv) to the knowledge of the Companies, no key executive employee who plans to terminate his, her or its employment with any Company or any Subsidiary.

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3.17 Material Agreements. Except for those contracts, agreements and instruments set forth on Schedule 3.17, following completion of the Transactions and as of the Closing Date, no Company or any Subsidiary will be a party to any: (a) material distributorship, sales representative, marketing, license or warranty agreements; (b) lease agreement concerning any real property or any personal property; or (c) contract, lease, agreement, plan, arrangement, obligation or commitment (i) evidencing Debt which will be outstanding after the Closing Date, other than Permitted Debt, (ii) relating to the subordination of any Debt, other than as contemplated herein, (iii) under which any Company or any Subsidiary is obligated to pay any Management Fees, other than under the Management Agreement and as permitted hereunder, or (iv) that is reasonably likely to cause a Material Adverse Change. The Companies have heretofore made available to the Lenders true, correct and complete copies of all contracts, agreements and instruments referred to in this Section 3.17 (collectively, “Material Agreements”), which Material Agreements are valid and in full force and effect, and no material breach or default, or event which, with notice or lapse of time or both, would constitute any such material breach or default by any Company or any Subsidiary exists with respect thereto. No Company or any Subsidiary has received any notice of cancellation or non-renewal of any of the Material Agreements. The Material Agreements are sufficient to conduct the businesses of the Companies, and constitute all material contracts, agreements, leases, licenses and other commitments necessary for the conduct of the businesses of the Companies and their Subsidiaries as heretofore conducted and none of the Material Agreements nor any rights thereunder will be impaired by reason of the completion of the Transactions.

3.18 Transactions with Affiliates. Except as disclosed on Schedule 3.18 or as otherwise permitted by Section 6.15, there are no loans, leases, royalty agreements or other agreements, arrangements or other transactions between (a) any Company or any Subsidiary and (i) any Affiliate of any Company which is either a customer or supplier of such Company, or (ii) any other Affiliate of any Company (including the Sponsor).

3.19 No Burdensome Agreements. No Company or any Subsidiary is a party to or bound by any agreement or instrument or subject to any limited liability company, corporate or other restriction the performance or observance of which now has or, as far as any Company can reasonably foresee, may have a Material Adverse Effect.

3.20 Environmental Matters. Except as disclosed on Schedule 3.20:

(a) Each Company (i) has received all permits and filed all notifications required by the Environmental Control Statutes to carry on its business; and (ii) is in compliance, in all material respects, with all Environmental Control Statutes.

(b) No Company has given any written or oral notice to the EPA or any state or local agency with regard to any actual or imminently threatened Release of Hazardous Substances on properties owned, leased or operated by it or used in connection with the conduct of its business and operations which could reasonably be expected to have a Material Adverse Effect.

(c) No Company has received any written notice that it is potentially responsible for clean-up, Remediation, costs of clean-up or Remediation, fines or penalties with respect to any actual or imminently threatened Release of Hazardous Substances pursuant to any Environmental Control Statute.

3.21 Closing Fees; Broker’s Commissions. Except as set forth on Schedule 3.21, no brokerage commission, investment banking fee or similar compensation is due or will become due to any Person by reason of the making of any of the credit facilities described herein or completion of any of the Transactions, other than the Closing Fees. Schedule 3.21 also identifies the manner in which any commission, fee or other compensation set forth thereon will be paid and the financial resources deployed in connection therewith and in satisfaction thereof.

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3.22 Securities Laws. Assuming that the representations and warranties of the Lenders set forth in Section 4 are true and correct, the issuance of the Securities are all exempt from the registration and prospectus requirements of the Securities Act and of the Blue Sky Laws of any applicable state or states.

3.23 Small Business Representations. Each Company acknowledges that the Lender is an SBIC and, accordingly, makes the following representations to the Lenders:

(a) Each Company, together with its “affiliates” (as that term is defined in Title 13, Code of Federal Regulations, §121.103), is a “small business concern” as defined in the SBIC Act because it meets the small business size standards applicable to the SBIC program under Title 13, Code of Federal Regulations, §121.301(c).

(b) The Companies have approximately one hundred ten (110) employees and engage primarily in business operations that are classified under NAIC Code 561320.

(c) Parent’s federal employer tax identification number is 26-0656684. LTN Staffing’s federal tax identification number is 26-0829796. BG Staffing’s federal tax identification number is 27-2394025. BG Personnel’s federal tax identification number is 75-2556325. BG Personnel Services’ federal tax identification number is 75-2191728. B G Staff Services’ federal tax identification number is 75-2570347.

(d) The information set forth in the SBA Forms delivered by each Company to the Lenders hereunder is or will be (when furnished) true, accurate and complete.

(e) No Company or any Subsidiary is presently engaged in any activities for which an SBIC is prohibited from providing funds by the SBIC Act and no portion of the proceeds of the Senior Subordinated Loans will be used for any prohibited purpose within the meaning of 13 C.F.R. §107.720.

(f) Without limiting the generality of the foregoing, the proceeds from the Senior Subordinated Loans will not be used substantially for a foreign operation; and as of the Closing Date or within one (1) year thereafter, no more than forty-nine percent (49%) of the employees or the tangible assets of the Companies and their Subsidiaries will be located outside of the United States.

3.24 Foreign Assets Control Regulations; Anti-Money Laundering.

(a) Neither the issuance of the Senior Subordinated Notes by the Borrowers, nor the purchase of the Senior Subordinated Notes by the Lenders, nor the use of the proceeds thereof, shall cause the Lenders to violate the U.S. Bank Secrecy Act, as amended, and any applicable regulations thereunder or any of the sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) of the United States Department of Treasury, any regulations promulgated thereunder by OFAC or under any affiliated or successor governmental or quasi-governmental office, bureau or agency and any enabling legislation or executive order relating thereto. Without limiting the foregoing, no Company or any Subsidiary (i) is a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2, and (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

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(b) Each Company and its Subsidiaries is in compliance, in all material respects, with the Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001. No part of the proceeds of the Senior Subordinated Notes shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

3.25 Completion of InStaff Purchase Transaction; InStaff Purchase Documents.

(a) The InStaff Purchase Transaction will be completed on the Closing Date pursuant to and in accordance with all applicable laws, rules, and regulations and all consents, approvals, certifications, and authorizations from any and all governmental or quasi-governmental departments, agencies, or authorities required in connection therewith have been obtained.

(b) To the best of the Companies’ knowledge, after diligent investigation with respect thereto, the representations and warranties of the InStaff Sellers and InStaff Selling Parties contained in the InStaff Purchase Documents are true, correct, and complete.

3.26 No Untrue Statement of Material Fact.

(a) Neither this Agreement, the Schedules hereto, the Loan Documents, nor any other documents delivered by the Companies to the Lenders in connection herewith contains or will contain any untrue statement of material fact or omits or will omit to state a material fact required to be stated in order to make such statement, document, or other instrument not misleading in any material respect.

(b) The Companies have disclosed to the Lenders in writing any and all facts that materially and adversely affect or may affect, the business, operations, or condition, financial or otherwise, of the Companies or their ability to timely perform the Obligations.

(c) Copies of all documents furnished by or on behalf of the Companies to the Lenders are complete and accurate in all respects.

3.27 Schedules. The Schedules referred to herein are an integral part of this Agreement and are incorporated herein by reference thereto.

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SECTION 4. REPRESENTATIONS AND WARRANTIES OF LENDERS.

In connection with the Transactions, each Lender severally (and not jointly and severally) represents and warrants to the Companies that:

4.1 Investment Representation. It is acquiring the applicable Senior Subordinated Note and Warrants (collectively, the “Securities”) for investment and not with a view to the distribution thereof within the meaning of the Securities Act or the applicable securities laws of any State.

4.2 Registration. (i) It understands that the Securities acquired by it have not been registered or qualified under the Securities Act or any state securities laws, by reason of their issuance and sale in transactions exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws; (ii) it acknowledges that reliance on such exemptions is predicated in part on the accuracy of its representations and warranties herein; and (iii) it acknowledges and agrees that the Securities being acquired by it hereunder must be held by it purchasing the same indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and applicable state securities laws or is exempt from registration and that the Companies are not required so to register or qualify the Securities or to take any action to make such an exemption available; and (iv) it acknowledges that (A) there may be no public market for the Securities, (B) there can be no assurance that any such market will ever develop, and (C) there can be no assurance that it will be able to liquidate its investment in the Companies described herein.

4.3 Lender Qualifications. It represents and warrants to the Companies that (i) it has such knowledge and experience in financial and business matters as is necessary to enable it to evaluate the merits and risks of an investment in the Companies and is not utilizing any other Person to be its purchaser representative in connection with evaluating such merits and risk, and (ii) it has no present need for liquidity in its investment in the Companies and is able to bear the risk of that investment for an indefinite period and to afford a complete loss thereof.

4.4 Acknowledgment of Risk; Accredited Investor. (i) It acknowledges that investment in the Companies is speculative and involves a high degree of risk and it may lose its entire investment; and (ii) it is an “accredited investor” within the meaning of Regulation D of the Securities Act and has not been organized for the specific purpose of acquiring the Securities.

SECTION 5. CONDITIONS OF CLOSING AND PURCHASE.

5.1 Conditions Precedent. As a condition precedent to each Lender’s obligation to make the Senior Subordinated Loans contemplated hereunder, the following conditions shall all be satisfied by no later than the Termination Date:

(a) Loan Documents. The Companies shall have delivered or caused to be delivered to the Lender duly executed copies of each of the Loan Documents to which they are a party.

(b) Intentionally omitted.

(c) Companies’ Authorizations; Companies’ Organizational Documents.

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(i) Each Company shall have delivered to the Lenders:

(A) a copy, certified by its Manager, Secretary, or General Partner, as appropriate, of the resolutions of its board of managers and/or board of directors, as appropriate, authorizing and approving the execution and delivery of and performance under this Agreement and the other Loan Documents to which it is a party, the borrowings provided for hereunder, and completion of the Transactions;

(B) true, correct, complete and certified (to the extent applicable) of its Organizational Documents (and, in the case of certified copies, certified on a date satisfactory to the Lenders);

(C) a good standing certificate with respect to such Company certified by the Secretary of State of the State of such Company’s jurisdiction of formation and/or incorporation, as appropriate, issued on a date satisfactory to the Lenders; and

(D) a good standing certificate with respect to such Company certified by the Secretary of State of each of the States in which it is qualified to conduct business as a foreign limited liability company, corporation or limited partnership, as appropriate, issued on a date satisfactory to the Lenders.

(ii) The managers and/or the officers, as appropriate of each Company shall have duly executed and delivered to the Lender certificates of incumbency, in form and substance satisfactory to the Lender.

(d) Intentionally Omitted.

(e) Representations. The representations and warranties contained in Section 3 hereof shall be true and correct on and as of the Closing Date and no Event of Default or Default shall be in existence on the date of the making of the Senior Subordinated Loans described herein or shall occur as a result thereof.

(f) Due Diligence. The Lenders shall have completed their due diligence review and examination of the Companies and the InStaff Sellers and their respective businesses (including those reviews and examinations relating to third party insurance and workers compensation, I-9 compliance, third party market research, environmental matters and background checks), and the results of such review and examination shall be satisfactory to the Lenders.

(g) Maximum Leverage Ratio. The ratio of total Debt of the Companies (after giving effect to the Transactions) to the trailing pro-forma twelve (12) month (TTM) EBITDA of the Companies shall not exceed 3.60:1.00 and the Lenders shall have received on the Closing Date reasonably satisfactory evidence that the Companies will be in compliance with this covenant, which evidence shall include a calculation of the leverage ratio described in this Section 5.1(g).

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(h) Minimum Pro-Forma Adjusted EBITDA. The Companies shall have furnished to the Lenders reasonably satisfactory evidence that the Companies will have a pro-forma Adjusted EBITDA(after giving effect to the Transactions), as calculated by the Lender of at least Nine Million Seven Hundred Fifty Thousand Dollars ($9,750,000.00) for the most recent trailing twelve month period.

(i) No Material Adverse Change. No Material Adverse Change in the Companies, the InStaff Sellers or the businesses being acquired by the Borrower under the InStaff Purchase Agreement shall have occurred since April 30, 2013, which is the date of the most recent financial information delivered to the Lenders.

(j) Lien Searches. The Lenders shall have received such secured transaction, real estate, judgment, tax, bankruptcy and docket searches with respect to the Companies, the InStaff Sellers and their predecessors in interest as they deem appropriate, which searches shall be satisfactory to the Lenders.

(k) Evidence of Insurance. The Lenders shall have received certificates or policies evidencing the insurance required to be in place as of the date hereof under Section 6.7.

(l) No Violation. The completion of the Transactions shall not contravene, violate or conflict with, nor involve any Lender in violation of, any law, rule, or regulation applicable to any of them.

(m) Pro-Forma Opening-Day Balance Sheet; Senior Debt Excess Availability; Sources and Uses of Funds Statement. Parent shall have furnished to the Lenders: (i) a pro-forma opening-day consolidated balance sheet of the Parent and its Subsidiaries (taking into account (A) the completion of the Transactions on the Closing Date, (B) the incurrence of any Senior Debt by the Companies, and (C) such other transactions relating or pertaining hereto as may be reasonably requested by the Lenders), all in reasonable detail, prepared by an Authorized Officer of the Parent in accordance with GAAP applied on a consistent basis and certified by an Authorized Officer of the Parent, and which shall be reasonably satisfactory, in form and substance, to the Lenders; (ii) evidence reasonably satisfactory to the Lenders that the Companies have (after giving effect to the Transactions and any advances under the Senior Debt in connection therewith) excess credit availability under the Senior Loan Agreement of at least Two Million Dollars ($2,000,000) as of the Closing Date; (iii) a sources and uses of funds statement, in form and substance reasonably satisfactory to the Lenders, indicating the sources and uses of funds received by the Companies in connection with the Transactions; and (iv) a capitalization table of the Parent after giving effect to the Transactions showing the ownership of all Class A Units and Class B Units on a Fully-Diluted Basis (including the SubDebt Units, Class A Units of Calvert and the Warrants being acquired by Brookside II and Calvert in connection herewith).

(n) SBA Forms. The Companies shall have filled out, executed and delivered the SBA Forms to the Lenders, which shall be satisfactory to the Lenders.

(o) Equity Documents; Warrants.

(i) The Parent shall have executed and delivered the Brookside II Warrant to Brookside II and the Calvert Warrant to Calvert.

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(ii) The LLC Agreement shall have been amended in a manner satisfactory to the Lenders to provide to Brookside II and Calvert, among other things, tag-along rights, pre-emptive rights, co-sale rights, and other rights in connection with the issuance of the Warrants.

(p) InStaff Purchase Transaction; InStaff Purchase Documents. The InStaff Purchase Transaction shall have been completed and the Companies shall have furnished to the Lenders all agreements, documents, and instruments relating thereto (including the InStaff Purchase Documents pertaining thereto) (all of which shall be reasonably satisfactory to the Lenders) and shall have furnished, in connection therewith, satisfactory evidence that (i) the total cash paid by the Companies in connection with the InStaff Purchase Transaction (including transaction expenses) does not exceed Nine Million Dollars ($9,000,000), exclusive of post-closing cash earnout payments which do not exceed One Million Dollars ($1,000,000) and are subject to performance criteria approved by the Lenders (evidenced by the Earnout Payments as defined herein) and (ii) all conditions precedent set forth in the InStaff Purchase Documents have been duly satisfied.

(q) Securities Law Compliance. Parent shall have furnished the Lenders with satisfactory evidence that the Parent has complied with all applicable state and federal securities laws, rules, and regulations in connection with the issuance of its Units (including the Warrants).

(r) Amendment to the Senior Lender Subordination Agreement; Senior Lender Loan Agreement and Senior Lender Loan Documents. (i) The Senior Lender Subordination Agreement shall have been amended pursuant to the Senior Loan Fifth Amendment to Subordination Agreement to, among other things, increase the maximum amount of Senior Debt under and as defined therein from Twenty-Two Million Dollars ($22,000,000.00) to Thirty Million Dollars ($30,000,000.00), which Senior Loan Fifth Amendment to Subordination Agreement shall be satisfactory, in form and substance, to the Lenders; and (ii) all terms and conditions of the Senior Loan Agreement and the Senior Loan Documents shall remain unchanged and unmodified, except as otherwise set forth in the Senior Loan Seventh Amendment, which Senior Loan Seventh Amendment shall be satisfactory, in form and substance, to the Lenders.

(s) Management Fee Subordination Agreement. The Management Fee Subordination Agreement shall have been executed and delivered by all of the parties thereto.

(t) Capital Contribution Agreement The Capital Contribution Agreement shall have been executed and delivered by all of the parties thereto.

(u) Reimbursement of Lenders’ Expenses. The Companies shall have reimbursed the Lenders for all expenses accrued through the Closing Date and for which reimbursement is proper under Section 9.3.

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(v) Closing Date Compliance Certificate. The Companies shall have delivered to the Lenders a duly executed Compliance Certificate, in form and substance satisfactory to the Lenders.

(w) Legal Matters. All legal matters incident to the Transactions shall be satisfactory to Stevens & Lee, counsel for the Lender.

(x) Termination Date. The conditions precedent set forth herein shall have been satisfied by no later than the Termination Date and if such conditions precedents are not so satisfied then the Lender shall have no duty or obligation, express or implied, to make any of the investments described herein and shall be released from all liabilities hereunder.

SECTION 6. AFFIRMATIVE COVENANTS.

Subject to the provisions of Section 6.16(i), the Companies covenant and agree that from and after the Closing Date and so long as any of the Obligations remain outstanding and unpaid, in whole or in part, the Companies will observe the following covenants, unless the Required Lenders shall otherwise consent in writing:

6.1 Financial Statements; Reports. The Companies will furnish, or cause to be furnished, to Lenders:

(a) Annual Reports; Economic Impact Information: as soon as available, but in any event not later than one hundred twenty (120) days after the close of each Fiscal Year of the Companies, (i) the annual audit report of the Parent containing consolidated and, if required by the Lenders, consolidating balance sheets of the Parent and its Subsidiaries, as at the end of such Fiscal Year, and related consolidated and, if required by the Lenders, consolidating statements of income, members’ capital accounts and cash flows of the Parent and its Subsidiaries, for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year, all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis and certified without exception or qualification by the Accounting Firm, together with a copy of the management letter prepared by the Accounting Firm in connection with such audit (which management letter may be furnished at any time within thirty (30) days from the delivery of the audit and shall only be required to the extent prepared by the Accounting Firm), which audit report shall not be qualified as to going concern or scope of audit and shall include a statement of the Accounting Firm performing such audit that the financial statements present fairly, in all respects, the financial position of the Parent and its Subsidiaries as of the end of such Fiscal Year and the results of operations of the Parent and its Subsidiaries and the cash flows of the Parent and its Subsidiaries for the Fiscal Year then ended in conformity with GAAP; and (ii) if required by the Lenders in connection with the informational and other requirements of the SBIC Act, a written assessment of the economic impact of their investment in the Companies, specifying the full-time equivalent jobs created or retained in connection with the investment made by the Lenders hereunder, the impact of the Lenders’ financing on the revenues and profits of the Parent and its Subsidiaries and on taxes paid by the Companies and their employees;

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(b) Quarterly Compliance Certificate: as soon as available, but in any event within thirty (30) days after the close of each Fiscal Quarter (including the Fiscal Quarter during which the Fiscal Year of the Parent ends, subject only to normal year-end accounting adjustments), a duly executed Compliance Certificate;

(c) Monthly Reports; Borrowing Base Certificate, Etc.: as soon as available, but in any event within thirty (30) days after the close of each calendar month (including the month during which the Fiscal Year of the Parent ends, subject only to normal year-end accounting adjustments), (i) consolidated and, if required by the Lenders, consolidating financial statements of the Parent and its Subsidiaries for such calendar month (and for the same calendar month of the immediately preceding Fiscal Year), including the balance sheet as of and the profit and loss statement, with supporting schedules, statement of cash flow, and a comparison against monthly operating and capital expenditures budgets, all in form and content reasonably acceptable to the Lenders and prepared and certified by the Chief Financial Officer of the Parent in accordance with GAAP applied on a consistent basis (subject to normal year-end adjustments), (ii) the borrowing base certificate provided by the Borrower to the Senior Lender with those monthly financial statements and related information furnished pursuant to Section 6.9(a) of the Senior Loan Agreement and (iii) if required by the Lenders, a management’s discussion and analysis of the financial information provided hereby, in form and substance reasonably satisfactory to the Lenders;

(d) SBA Use of Proceeds Report; SBA Information: If required by any Lender, (i) as soon as available, but in any event within ninety (90) days after the Closing Date, a written report, certified as true, correct, and complete by an Authorized Officer, verifying the purposes and amounts for which proceeds from the Senior Subordinated Loans have been disbursed, together with such additional data, documents, and information as each Lender reasonably requests with respect to determining and verifying the manner in which the Senior Subordinated Loans were used, which report shall also be furnished (A) with the annual financial statements delivered pursuant to Section 6.1(a) and (B) at such other times as any Lender may request; and (ii) upon the request of any Lender, any and all information reasonably requested by the Lenders in order for it to prepare and file SBA Form 468 and any other information reasonably requested or required by any governmental agency asserting jurisdiction over such Person;

(e) Reports to Senior Lender and Other Lenders: promptly after the sending or making available or filing the same, copies of all reports and financial statements required to be or actually delivered or sent by or on behalf of the Parent and its Subsidiaries to the Senior Lender, any other lender of the Companies, or the members or prospective lender(s) of the Companies;

(f) Budgets, etc.: as soon as available and in any event before the beginning of each Fiscal Year of the Parent, monthly operating budgets (including financial projections) for the forthcoming Fiscal Year of the Parent and its Subsidiaries and a schedule showing the aggregate amount of Capital Expenditures to be made in such year by the Parent and its Subsidiaries and describing in detail each proposed Capital Expenditure in excess of Twenty-Five Thousand Dollars ($25,000.00), which operating budgets (and accompanying financial projections) shall be reasonably satisfactory to the Lenders;

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(g) Securities Filings: promptly upon sending, making available, or filing the same, such reports and financial statements as the Parent or any Subsidiary shall file with the Securities and Exchange Commission or any state securities agencies;

(h) Tax Returns: if required by the Lenders, as soon as available and in any event within fifteen (15) days after the filing thereof (taking into account any extensions granted by the applicable taxing authority with respect thereto), copies of all federal and state tax returns of each Company (with schedules and exhibits thereto), together with copies of any request or application for an extension of time to file any such return (such copies of any request or application required to be provided within fifteen (15) days after the submission thereof to the appropriate taxing authority);

(i) Payroll Taxes: as soon as possible and in any event within sixty (60) days after the end of each Fiscal Quarter, commencing with calendar quarter ending June 30, 2013, deliver to Lenders a copy of the Companies’ quarterly federal tax return Form 941 filed for such quarter, together with such other proof of payment of the Companies’ payroll taxes, in form and substance acceptable to Lenders; and

(j) Other Information: from time to time, such additional financial and other information as the Lenders may reasonably request (including, without limitation, any and all information which the Lenders are required to obtain from any Company or any Subsidiary in satisfaction of any laws, rules, and regulations applicable to the Lenders as an SBIC under the SBIC Act or otherwise).

6.2 Liabilities. Each Company and its Subsidiaries will pay and discharge, at or before their maturity, all their respective obligations and liabilities (including, without limitation, tax liabilities and all employee wages as provided in the Fair Labor Standards Act, 29 U.S.C. §§206-207 and any successor statute), except those which may be contested in good faith, and maintain adequate reserves for any of the same in accordance with GAAP.

6.3 ERISA.

(a) Each Company will furnish to the Lenders (i) within thirty (30) days after they have reason to know that it or any Controlled Group Member has incurred Withdrawal Liability, or that any Multiemployer Plan is in Reorganization or that any Reportable Event has occurred with respect to any Employee Pension Plan or that the PBGC has instituted or will institute proceedings under Title IV of ERISA to terminate any Employee Pension Plan or to appoint a trustee to administer any Employee Pension Plan, a statement setting forth the details as to such Withdrawal Liability, Reorganization, Reportable Event, termination or appointment proceedings and the action which they (or the Multiemployer Plan sponsor or Employee Pension Plan sponsor other than the Companies) propose to take with respect thereto, together with a copy of any notice of Withdrawal Liability or Reorganization given to any Company or any Controlled Group Member and a copy of the notice of such Reportable Event given to PBGC if a copy of such notice is available to such Company or any of its Controlled Group Members; and (ii) promptly after receipt thereof, a copy of any notice the Companies or any of their Controlled Group Members or the sponsor of any Employee Pension Plan received from PBGC or the Internal Revenue Service which sets forth or proposes any action or determination with respect to such Employee Pension Plan.

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(b) Each Company will notify the Lenders of (i) any excise taxes which have been assessed or which the Companies or any of their Controlled Group Members have reason to believe may be assessed against the Companies or any of their Controlled Group Members by the Internal Revenue Service with respect to any Employee Pension Plan or Multiemployer Plan or (ii) any revocation of qualification under Code §401 which has occurred or which the Companies or any of their Controlled Group Members have reason to believe may occur with respect to any Employee Pension Plan or Multiemployer Plan.

6.4 Notices. Each Company will promptly give notice in writing to the Lenders of the occurrence of any of the following:

(a) the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof;

(b) any notice received by any Company or any Subsidiary from the Senior Lender relating to a breach or potential breach of the Senior Loan Documents or any amendment, modification, restatement, assignment, waiver or change to any Senior Loan Documents;

(c) any strike, lock-out, boycott or any other labor trouble involving any Company or Subsidiary, which could reasonably be expected to have a Material Adverse Effect;

(d) the commencement of any litigation, proceeding or dispute affecting any Company or Subsidiary, or any dispute between any Company or Subsidiary, and any Person, which litigation, proceeding or dispute, if resolved other than in the favor of such Company or any Subsidiary, could reasonably be expected to have a Material Adverse Effect;

(e) (i) any claim for indemnification made by or on behalf of any Borrower or in connection with any Purchase Transaction and any Purchase Agreement, together with a reasonably detailed description thereof and (ii) if applicable, any request for a release of funds escrowed under and pursuant to any Purchase Agreement or any related document;

(f) at least ten (10) days’ prior to the making of any Earnout Payment and any supporting calculation with respect thereto;

(g) at least ten (10) days’ prior written notice of any Future Subsidiary and the circumstances giving rise thereto;

(h) the taking of any action by the Board, the Parent’s members or any board of managers and/or directors of any Borrower in consideration of or approving a transaction or series of transactions that would constitute a Liquidity Event upon completion thereof;

(i) any Material Adverse Change; or

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(j) any changes in the personnel holding executive management positions with the Parent as at the Closing Date, including but not limited to, the President, Chief Financial Officer, or any other Authorized Officer of the Parent.

6.5 Law/Other Compliance; Environmental Matters.

(a) Each Company, and its Subsidiaries, shall comply, and cause all properties, assets, and operations owned or used by such Company and its Subsidiaries to comply, with (i) all applicable federal, state, local and other environmental, zoning, occupational safety, health, employment, discrimination, labor and other laws and regulations (including, without limitation, all Environmental Control Statutes), (ii) the provisions and requirements of all franchises, licenses, permits and certificates of compliance and approvals issued by regulatory authorities and with other like grants of authority held by the Companies and their Subsidiaries in connection with its business, (iii) all Material Agreements, and (iv) all applicable material decrees, orders and judgments.

(b) Each Company shall promptly notify the Lenders in reasonable detail once it is aware of any failure by any Company or its Subsidiaries to comply with or perform or any material breach or material violation by any Company or its Subsidiaries in respect of any of the matters compliance with which is required under Section 6.5(a).

(c) Each Company shall also (i) promptly notify the Lenders when, in connection with the operation of the business of such Company or its Subsidiaries, any Person (including, without limitation, the EPA or any state or local agency) provides verbal or written notification to such Company or its Subsidiaries or any Company or its Subsidiaries becomes aware of a condition with regard to an actual or imminently threatened Release of Hazardous Substances in material violation of any Environmental Control Statute and (ii) promptly notify the Lenders in detail upon the receipt by any Company or its Subsidiaries of an assertion of material liability under the Environmental Control Statutes or any actual or alleged failure to comply with, failure to perform, breach, violation or default under any such statutes or regulations which could reasonably be expected to have a Material Adverse Effect or of the occurrence or existence of any facts, events or circumstances which with the passage of time, the giving of notice, or both, could create such a failure to comply with, failure to perform, breach, violation or default.

(d) If any Lender acquires equitable or legal title to any of the Premises hereunder or under the Loan Documents, the Lender does not accept and shall not bear (nor shall any assignee or transferee of the Lender accept or bear) any responsibility for any Hazardous Substances in or about the Premises or for the actual or threatened Release thereof from the Premises. No provisions of the Loan Documents shall be interpreted to absolve or release either Company or any Subsidiary from any liability or responsibility which they may have to any Person, under any local, state or federal statute or regulation, for Remedial Actions with respect to any such Hazardous Substances or for the actual or threatened Release of any such Hazardous Substances

6.6 Limited Liability Company Existence; Change in Locations; After-Acquired Assets. Each Company will notify the Lenders at least thirty (30) days before any change of its name or the name of any Subsidiary and will maintain, and cause each Subsidiary, if any, to maintain:

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(a) its limited liability company existence and its qualification to do business where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(b) all licenses, permits and other authorizations necessary for the ownership and operation of its properties and businesses; and

(c) its assets and properties in good repair, working order and condition, normal wear and tear excepted, and to make all necessary or appropriate repairs, renewals, replacements and substitutions, so that the value and efficiency of all such assets and properties shall at all times be properly preserved and maintained, normal wear and tear excepted.

6.7 Insurance. Each Company and Subsidiary shall carry at all times, in coverage, form and amount satisfactory to the Lenders, hazard insurance (with fire, extended and vandalism and malicious mischief coverage and coverage against such other hazards as are customarily insured against by companies in the same or similar business), commercial general liability insurance, worker’s compensation insurance, comprehensive automobile liability insurance, business interruption insurance, and such other insurance as the Lenders may from time to time reasonably require, and pay all premiums on the policies for such insurance when and as they become due and do all other things necessary to maintain such policies in full force and effect. Each Company shall from time to time, upon request by the Lenders, promptly furnish or cause to be furnished to the Lenders evidence, in form and substance satisfactory to the Lenders, of the maintenance of all insurance required to be maintained by this Section 6.7 including, but not limited to, such originals or copies, as the Lenders may request, of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments. All insurance maintained by each Company and Subsidiary provide that the Lenders shall be notified thirty (30) days prior to any termination, cancellation or material change in any such insurance, all of which shall be set forth in an insurance certificate satisfactory, in form and substance, to the Lenders.

6.8 Books and Records; SBA Inspection Right. Each Company will maintain, and will cause each Subsidiary to maintain, accurate and complete records and books of account with respect to all its operations, and will permit, and will cause each Subsidiary to permit, officers or representatives of the Lenders and of the SBA to examine and make excerpts from such books and records and upon reasonable notice (unless an Event of Default has occurred and is continuing, in which case no such notice shall be required) to visit and inspect its properties, both real and personal, at all reasonable times and, with respect to the SBA, to verify (i) the use of the proceeds of the Senior Subordinated Loans, (ii) the certifications made by the Companies in the SBA Forms and (iii) that the principal business activity of the Companies and their Subsidiaries continues to constitute an eligible business activity (within the meaning of SBIC Act regulations). The Companies shall reimburse the Lenders for any costs and expenses incurred by it in connection with performing any inspection and examination of the books, records and properties of the Companies pursuant to this Section 6.8.

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6.9 Location of Business. The Companies will notify the Lenders in writing at least thirty (30) days prior to any change in the location of any place of business of any Company or Subsidiary, whether the establishment of a new place of business or the discontinuance of a present place of business.

6.10 Group Health Plans. Each Company will comply, and cause each Subsidiary to comply, in all material respects with the group health plan COBRA Continuation Coverage requirements of Code §4980B(f), with all provisions of §1862(b)(1) of the Social Security Act and the provisions of the Health Insurance Portability and Accountability Act of 1996. The Companies will furnish to the Lenders, as soon as possible and in any event within thirty (30) days after it knows or has reason to know, notice that any Company or Subsidiary is not in compliance with any provision of Code §4980B(f) or §1862(b)(1) of the Social Security Act.

6.11 Joinder by Future Subsidiaries. The Companies covenant and agree to cause any future Subsidiary of the Parent or other Company (a “Future Subsidiary”) to execute and deliver and become a party to this Agreement and other Loan Documents (by joinder hereto and thereto) immediately upon formation or acquisition thereof (as appropriate) and, upon the execution and delivery of such joinder, (i) such Subsidiary shall be jointly and severally liable, with the Companies for the Obligations as if such Subsidiary was an original Company hereunder and (ii) such Subsidiary shall become a co-maker under the Senior Subordinated Notes. Nothing contained in this Section 6.11 shall permit any Company to form a Subsidiary unless otherwise permitted under this Agreement.

6.12 Delivery of Senior Loan Documents. Within fifteen (15) days after the execution thereof and closing thereunder, the Companies shall deliver to counsel to each Lender two (2) separate copies of the final executed Senior Loan Seventh Amendment, the Senior Loan Fifth Amendment to Subordination Agreement and any other amendment and or restatement of the Senior Loan Documents in connection with the Transactions (including schedules, exhibits, searches, certificates, opinions, and related documents).

6.13 Financial Covenants. The Companies will comply with the Financial Covenants. The Financial Covenants may (at the election of the Lenders) be supplemented to include any of the financial covenants contained in the Senior Lenders Loan Documents which are not then part of the Financial Covenants (subject to a variance [i.e. a “cushion”], but for the avoidance of doubt, not more restrictive than financial covenants contained in the Senior Loan Documents, therefrom reasonably determined by the Lenders). If the Financial Covenants are supplemented in accordance with the foregoing, the Companies agree to enter into an amendment to this Agreement under which Schedule “A” would be modified to reflect such changes in the Financial Covenants, which amendment shall be reasonably satisfactory to the Lenders.

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6.14 Board Observation Rights; Frequency of Board Meetings.

(a) Each Lender shall have the right to designate and appoint one (1) representative to attend all special and regular meetings of the Board of the Parent solely for the purpose of observing the proceedings thereof (the “Observation Right”). In furtherance of the Observation Right, (i) Parent shall give each Lender not less than the same prior notice of the time and place of all meetings of a Board (or any committee thereof) as is given to such Board members (or such committee members, as appropriate); provided, however, notwithstanding the foregoing, (i) in no event shall any Lender receive less than (A) ten (10) days’ advance written notice of regular Board meetings, and (B) the advance written notice of special Board meetings that the Parent is required to deliver to its members under and pursuant to the LLC Agreement, (ii) Parent shall furnish each Lender with all materials (including any distribution of unsigned unanimous written consents for execution) furnished to a Board at the same time it provides such materials to such Board and shall promptly (A) furnish each Lender with copies of the minutes of all meetings of a Board and copies of all unanimous consents in writing adopted by the members of a Board, and (B) reimburse each Lender for its reasonable costs and expenses in attending a Board and committee meetings as an observer pursuant hereto. Any individual designated and appointed to participate as an observer pursuant to an Observation Right may, at any time and from time to time, be removed with or without cause, by (and only by) such Lender and replaced by another designee and appointee of any Lender by (and only by) such Lender by written notice to the Borrowers and a Board.

(b) All confidential materials and information furnished by any Company to any Lender and its designated representative in connection with the Observation Right shall be kept confidential.

(c) Parent will duly call and hold meetings of the Board (and its executive, audit and compensation committees, if applicable) not less frequently than quarterly during each Fiscal Year.

(d) The Lenders shall also have an Observation Right for and with respect to meetings of the board of directors (or any committee thereof) of any Subsidiary of any Company, on the same terms and conditions as are otherwise set forth in Sections 6.14(a) through (c), as if such provisions were set forth in their entirety in this Section 6.12(d).

6.15 Preemptive Rights; Additional Debt.

(a) Each Lender, as a member of the Parent, shall have those rights to participate in the future sale of Units on the terms and subject to the conditions set forth in Section 6.2 of the LLC Agreement (as in effect on the date hereof and as may be amended from time to time in the manner permitted thereby and hereby), the provisions of which are incorporated herein by reference thereto as if fully set forth herein.

(b) In addition to the rights of the Lenders referred to in Section 6.15(a), the Companies shall provide the Lenders with at least thirty (30) days’ advance written notice of its desire to incur Debt for borrowed money or issue any Debt securities (other than Permitted Debt) (“Additional Debt”) while any of the Obligations are outstanding and provide the Lenders with the first and prior right to provide such Additional Debt on such terms and conditions as are mutually acceptable to both the Lenders and the Companies. In furtherance thereof, if the Lenders desire to provide the Additional Debt, then the Lenders and the Companies shall in good faith negotiate the terms and conditions thereof, provided that the Companies shall be permitted to obtain such Additional Debt from a third party in the event that the Companies and the Lenders are unable to mutually agree upon the terms and conditions on which the Additional Debt will be provided by the Lenders.

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6.16 Right to Put SubDebt Units and Warrant Units.

(a) Put Right. At any time during the Put Period, each Lender shall have the right, upon written notice to the Parent (the “Put Notice”), to put to the Parent (i.e. to sell and require the Parent to purchase) (an “Exercising Lender”) (x) all and not less than all of the SubDebt Units held by such Lender, (y) all and not less than all of the Warrant Units acquired by such Lender under the Warrants and/or (z) all and not less than all of the Warrant Units issuable upon exercise of the Warrants held by such Lender (collectively, the “Put Securities”) for an amount, payable by wire transfer of immediately available funds, equal to (i) the greater of (A) five and one-half (5.5) times Adjusted EBITDA for the most recent trailing twelve (12) (TTM) month period immediately preceding the Put Date minus the aggregate amount of Funded Debt of the Parent and its Subsidiaries outstanding as of the Put Date plus cash, Cash Equivalents, financial instruments, and marketable securities of the Parent and its Subsidiaries as of the Put Date, or (B) the Fair Market Value, multiplied by (ii) percentage representing the Fully-Diluted Membership Percentage Interest of the Put Securities being put by the Exercising Lender hereunder (the amount required to be paid by the Parent to an Exercising Lender in connection with any Put exercised under this Section 6.16(a) being referred to herein as the “Put Price”).

(b) Calculation of Put Price. In connection with the foregoing, as soon as possible following the Put Date, but in any event not later than thirty (30) days following the Put Date, the Parent shall furnish, or cause to be furnished, to the Exercising Lender its calculation of the Put Price under clause (i)(A) of Section 6.16(a), which shall be certified as true, correct and complete by the Parent’s Chief Financial Officer and which shall be accompanied by those financial and related statements, data and information used by the Parent in connection with such calculation. The Parent shall also furnish the Exercising Lender with such additional information that the Exercising Lender may reasonably request in connection with the Parent’s calculation of the Put Price. The Exercising Lender shall have the right to cause the Accounting Firm to review and verify the calculation of the Put Price, and the Parent shall provide such party with all documents and information necessary for such review and calculation. The reasonable fees and expenses of the Accounting Firm in connection with such review shall be paid by the Parent.

(c) Payment of Put Price. Payment of the Put Price payable upon the exercise of any Put shall be made by the Parent to the Exercising Lender in the manner required by Section 6.16(a) within fifteen (15) days after the Put Price has been determined, unless the Put Price is determined in connection with the occurrence of a Liquidity Event (in which case the Put Price shall be payable concurrently with the occurrence of the Liquidity Event). Each Borrower hereby, jointly and severally, guarantees and becomes surety for the prompt payment and satisfaction of the Put Price hereunder.

(d) Revocation Right. The Exercising Lender shall have the right at any time prior to receiving the Put Price to revoke, in writing, the Put to which it relates (and in such case the Exercising Lender shall pay the reasonable out-of-pocket costs incurred by the Parent in connection with any determination of Fair Market Value and the Accounting Firm resulting from such Put), in which case the provisions of this Section 6.16 and the Exercising Lender’s right to exercise a Put thereafter shall continue unaffected.

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(e) Fair Market Value; Liquidity Event. The parties recognize, acknowledge and agree that the amount of consideration payable in respect of the Put Securities in connection with a Liquidity Event is indicative of the fair market value of such Put Securities at the time of such Liquidity Event. As a result, notwithstanding anything contained herein to the contrary, in the event that the Put is being executed in connection with a Liquidity Event that has been or is being completed or at any time within six (6) months after a Liquidity Event has been completed, and the Liquidity Event involves the sale of more than fifty percent (51%) of the issued and outstanding Units or liquidation of Parent following a sale of all or substantially all of Parent’s assets, then Fair Market Value shall be determined by reference to the consideration due and payable (or that would have been due and payable) to the Exercising Lender in respect of its Put Securities at the closing of such Liquidity Event.

(f) Notice to Other Lender. The Exercising Lender shall deliver a copy of the Put Notice to the other Lender simultaneously with its delivery thereof to the Parent, unless the Put Notice has been delivered jointly by the Lenders as Exercising Lenders hereunder. It is understood that a Lender shall have the right to deliver a Put Notice and become an Exercising Lender at any time and, if so delivered after a Put Notice has been delivered by the other Lender but closing with respect thereto has not yet occurred, then the Parent shall be required to simultaneously purchase all Put Securities pursuant hereto at the closing of the Put Securities of the Exercising Lender that first exercised its put hereunder.

(g) Put Closing; Deferred Closing. Upon the exercise by an Exercising Lender of the Put, the Parent covenants and agrees that it shall set aside in trust for the benefit of each Exercising Lender all funds necessary to purchase the Put Securities subject to the Put, which funds shall be used to pay the Put Price payable to such Exercising Lender, upon the surrender of the certificates, if any, representing the Put Securities subject to the Put to the Parent for purchase (or such affidavits, indemnity and undertakings as would be reasonably necessary to replace any certificate claimed to have been lost, stolen or destroyed). In the event that the Parent does have sufficient funds on hand to pay the Put Price, then Parent shall, and cause its Subsidiaries to, use any and all commercially reasonable efforts to obtain funds in the form of debt and/or equity financing sufficient to pay the Put Price in cash to each Exercising Lender. Further, if legally available funds under the limited liability company law of the State of Delaware are insufficient to pay the entire Put Price for the Put Securities required to be purchased in connection with the Put (as reasonably and in good faith determined by the Board and supported by an opinion of counsel to the Parent that is reasonably satisfactory to the Exercising Lender) and the Parent is unable to obtain financing in an amount sufficient to pay the entire Put Price for the Put Securities required to be purchased in connection with the Put as contemplated by the provisions of the immediately preceding sentence, then each Exercising Lender may elect pursuant to written notice to the Parent:

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(i) Deferred Purchase Date. To allow the Put rights exercised by the Exercising Lender hereunder to remain exercised and defer the closing date until any of the first five (5) Business Days after there are sufficient legally available funds under the limited liability company law of the State of Delaware to effect the purchase at which time the Put Price shall be recalculated to be an amount equal to the greater of the original Put Price or the Put Price as of the date of payment of such Put Price, provided that, as and to the extent that there are sufficient legally available funds under applicable law to effect the purchase, the Parent and its Subsidiaries jointly and severally shall promptly make partial payments of the Put Price, together with accrued interest thereon at the Default Rate, to each Exercising Lender (with such payments to be allocated between the Exercising Lenders on a pro rata basis based on the total amount of the Put Price payable to each such Exercising Lender) and the Parent shall use commercially reasonable efforts to remove the restriction preventing it from paying the entire Put Price;

(ii) Issuance of Promissory Note. To cause the Parent and its Subsidiaries to issue their joint and several senior subordinated promissory note to the order of each Exercising Lender in the amount of the Put Price for the Put Securities held by such Exercising Lender and subject to the Put, calculated as of the date of the issuance of such promissory note, in form and substance reasonably satisfactory to the Exercising Lender, with a maturity date of twelve (12) months from the date of the Put Notice delivered by the Exercising Lender and an interest rate equal to the Default Rate; or

(iii) Rescission of Put. To rescind the exercise by such Exercising Lender of the Put pursuant to this Section 6.16 in whole or in part at the option of the Exercising Lender with the result that the Exercising Lender may require the Parent to purchase its Put Securities at any time thereafter in accordance with the provisions of this Section 6.16; provided, that nothing contained in this Section 6.16(g) (including, without limitation, the provisions of clauses (i), (ii) and (iii) above) shall limit the rights and remedies available to the Exercising Lenders for any failure to purchase the Put Securities as required pursuant to this Section 6.16 (it being understood and agreed that any such failure to purchase shall constitute a material breach of this Agreement by the Parent).

(h) Reinstatement; Continuation of Rights Upon Default. In the event that the Parent shall default in the payment of any portion of the Put Price, then, in addition to any other rights and remedies of the Exercising Lender which may be available herein or in any of the other Loan Documents (or at law or in equity), the Put Securities subject to the put shall remain vested with the Exercising Lender and the Exercising Lender shall continue to have the rights of a holder of Class A Units hereunder and under the LLC Agreement.

(i) Surviving Affirmative and Negative Covenants. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, so long as any Lender holds any Put Securities hereunder, Parent has any obligations under this Section 6.16 and notwithstanding any prior repayment in full of the Senior Subordinated Notes thereunder, the Companies covenant and agree that they will continue to comply, and cause their Subsidiaries to continue to comply, with the following covenants contained in this Agreement notwithstanding the repayment in full of the Senior Subordinated Notes: Section 6.1, Section 6.5, Section 6.6(a), Section 6.8, Section 6.14, Section 6.15, Section 7.1, Section 7.2, Section 7.4, Section 7.6, Section 7.7, Section 7.13 and Section 7.15. By way of clarification, upon repayment in full of the Senior Subordinated Notes, the Companies and their Subsidiaries shall only be required to comply with those affirmative and negative covenants identified in the immediately preceding sentence.

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6.17 Reservation of Parent Units. On or prior to the Closing Date, Parent will, to the extent applicable, reserve and thereafter keep reserved, at all times sufficient Class A Units of the Parent for issuance to Brookside II and Calvert upon exercise of the Warrants, which reserved Class A Units, when issued and delivered upon exercise of the Warrants, shall be validly issued, fully-paid, non-assessable and free and clear of Liens.

6.18 Confidentiality and Related Agreements. Each Company shall cause all employees, officers and consultants of the Companies hired or engaged on or after the Closing Date and who are either involved in the management of the Companies or are reasonably expected to have access to confidential information, proprietary information or trade secrets of the Companies to, concurrently with their hiring or engagement, execute and deliver to the Companies a standard and customary non-competition, non-disclosure, assignment of developments and non-solicitation agreement, under which the Companies right to confidential information and developments and inventions shall be protected and preserved, which agreement shall be in a form which has been approved by the Board and the Lenders.

6.19 Communication with Accounting Firm. Each Company authorizes each Lender to communicate directly with the Accounting Firm and authorizes and shall instruct the Accounting Firm to disclose and make available to each Lender any and all financial statements and other supporting financial documents, schedules and information relating to any Company with respect to the business, financial condition and other affairs of any Company.

6.20 Management. The Companies shall, at all times, maintain senior executive management that is reasonably satisfactory to the Lenders.

6.21 SBA Covenants.

(a) Each Company agrees that it shall not engage in any activities, nor shall any Company use directly or indirectly the proceeds of the Senior Subordinated Loans for any purpose, for which an SBIC is prohibited from providing funds by the Act, including Title 13, Code of Federal Regulations, §107.720.

(b) Each Company shall provide the Lenders and the SBA reasonable access to its books and records for the purpose of verifying the use of the proceeds of the Senior Subordinated Loans and for all other purposes required by the SBA.

(c) Promptly after the end of each Fiscal Year (but in any event prior to February 28 of each year) during which the Senior Subordinated Loans remain outstanding, each Company shall provide to the Lenders a written assessment, in form and substance reasonably satisfactory to the Lenders, of the economic impact of the financing described herein, specifying the full-time equivalent jobs created or retained, the impact of the financing on such Company’s business in terms of expanded revenue and taxes and other appropriate economic benefits, including, but not limited to, technology development or commercialization, minority business development, urban or rural business development, expansion of exports and assistance to manufacturing firms.

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(d) Upon the request of any Lender, for so long as the Lenders hold any interest in any Company, directly or indirectly, each Company will (i) provide to such Lender such financial statements and other information as such Lender may from time to time reasonably request for the purpose of assessing each Company’s financial condition and (ii) provide to such Lender all information relating to each Company as such Lender may from time to time reasonably request in order to prepare and file SBA Form 468 or as any Governmental Authority asserting jurisdiction over such Lender may reasonably request or require.

(e) Each Company will at all times comply with the non-discrimination requirements of Title 13, Code of Federal Regulations, Parts 112, 113 and 117 for so long as Lender holds any interest in either Company, directly or indirectly.

6.22 Post-Closing Legal Opinion Letter. Each Company hereby covenants and agrees that in the event there are any future amendments to, modifications of, or any amendment and restatements of, this Agreement or any of the other Loan Documents, such Company shall cause to be delivered to the Lenders in connection therewith an opinion letter from Companies’ counsel (including local Delaware counsel), in form and substance acceptable to the Lenders; provided, however, nothing herein shall be construed in any way as an agreement, intention, proposal or commitment by the Lenders, nor shall anything set forth herein bind the Lenders in any way, to amend, modify or amend and restate this Agreement or any of the other Loan Documents at any time in the future in any respect.

6.23 Post-Closing Covenants. The Companies shall satisfy all of the post-closing covenants and agreements set forth on Schedule 6.23 within the time periods required thereby, which covenants and agreements are incorporated herein by reference thereto as if fully set forth herein.

SECTION 7. NEGATIVE COVENANTS.

Subject to the provisions of Section 6.16(i), the Companies covenant and agree that from and after the Closing Date and so long as any of the Obligations remain outstanding and unpaid, in whole or in part, the Companies will observe the following covenants unless the Required Lenders shall otherwise consent in writing:

7.1 Debt. Each Company agrees that it will not, nor will it permit any Subsidiary to, create, incur, assume or suffer or permit to exist any Debt, including indebtedness for borrowed money or any indebtedness constituting the deferred portion of the purchase price of any property, except:

(a) any Obligations, whether evidenced by the Senior Subordinated Notes or any other instruments;

(b) Debt to suppliers and other trade creditors incurred in the ordinary course of business by such Company and its Subsidiaries;

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(c) Senior Debt in the aggregate maximum amount equal to the amount defined as “Senior Debt” under and pursuant to Senior Lender Subordination Agreement; provided, however, the Borrowers shall be permitted to refinance the Senior Debt with another financial institution (a “Replacement Senior Lender”) subject to the satisfaction of the following conditions: (i) the aggregate principal amount of the replacement senior debt to be provided by such Replacement Senior Lender shall not exceed the maximum amount of Senior Debt permitted in accordance with this Section 7.1(c) (the “Replacement Senior Debt”); (ii) the Lenders shall have received not less than thirty (30) days prior written notice of the closing of any Replacement Senior Debt (including copies of all documents relating to such Replacement Senior Debt in “draft” form not less than fifteen (15) Business Days prior to the closing thereof and final copies of such documents promptly upon such closing (the “Replacement Senior Loan Documents”); (iii) the Replacement Senior Loan Documents shall be satisfactory to the Lenders and on terms substantially similar to the Senior Loan Documents, including, without limitation, similar amortization periods with respect to the repayment of the Senior Debt and financial covenants similar to the financial covenants currently set forth in the Senior Loan Documents; (iv) the Replacement Senior Lender and the Lenders shall have executed an intercreditor and subordination agreement dated the date of the closing of such Replacement Senior Debt, in such form as may be reasonably required by the Replacement Senior Lender with respect to the Replacement Senior Debt but containing terms which are not materially more onerous on the Lenders as the Senior Lender Subordination Agreement; and (v) the net cash proceeds received by Borrowers from the Replacement Senior Debt shall be used by the Borrowers to repay the outstanding principal balance due and owing by Borrowers under the Senior Debt, which repayment shall be accompanied by a permanent termination of the Senior Debt and a release on any Liens on the Companies’ assets.

(d) Debt to the Sellers in respect of the Earnout Payments.

7.2 Liens.

(a) Each Company agrees that it will not, nor will it permit any Subsidiary to, create, assume, or suffer to exist, any Lien of any kind upon the Premises or any of its other assets, whether now owned or hereafter acquired, except:

(i) the Liens created under the Senior Loan Documents;

(ii) Liens for taxes not yet payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books of such Company or Subsidiary;

(iii) mechanics’, materialmen’s, warehousemen’s, carriers’ or other like Liens arising in the ordinary course of business of such Company or any Subsidiary, arising with respect to obligations which are not overdue for a period longer than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books of such Company or any Subsidiary;

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(iv) deposits or pledges to secure the performance of bids, tenders, contracts, leases, public or statutory obligations, surety or appeal bonds or other deposits or pledges for purposes of a like general nature or given in the ordinary course of business by such Company or any Subsidiary; and

(v) other encumbrances consisting of zoning restrictions, easements, restrictions on the use of real property or minor irregularities in the title thereto, which do not arise in connection with the borrowing of, or any obligation for the payment of, money and which, in the aggregate, do not materially detract from the value of the Premises or the business, properties or assets of such Company or any Subsidiary.

(b) Each Company shall not, nor shall it permit any Subsidiary to, agree or covenant with or promise any Person, other than the Senior Lender and the Lender, that it will not pledge its assets or properties or otherwise grant any Liens on any of its property, real or personal, whether now owned or hereafter acquired nor pledge, or permit to be pledged, any equity interest in any Company.

7.3 Investments; Permitted Investments. Each Company agrees that it will not, nor will it permit any Subsidiary to, make or suffer to exist any Investment (by way of transfer of property, contribution to capital, purchase of stock, securities, partnership or other ownership interests or evidence of indebtedness, acquisition of the business or assets or otherwise) in, or make or suffer to exist any advances or loans to, any Person, except that:

(a) each Company and its Subsidiaries, if any, may extend trade credit under usual and customary arm’s length terms in the ordinary course of business;

(b) Investments (including equity securities and debt obligations) of the Companies and their Subsidiaries received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; and

(c) each Company and its Subsidiaries may make Permitted Investments.

7.4 Restricted Payments; Acquisition or Issuance of Securities. Each Company agrees that it will not, nor will it cause or permit any Subsidiary to, declare or pay any Restricted Payment (whether in cash or in property) and no Company or any Subsidiary shall issue any such Capital Stock, warrants, rights, or other securities to any Person (or permit any Subsidiary to do so) except as follows:

(a) LTN Staffing may make distributions to the Parent for the purpose of which is to fund distributions permitted to be made by the Parent hereunder;

(b) BG Staffing may make distributions to LTN Staffing;

(c) BG Personnel, BG Personnel Staffing and B G Staff Services may make distributions to BG Staffing;

(d) the Brookside II Warrant Units may be issued by the Parent to Brookside II upon exercise of the Brookside II Warrant;

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(e) the Calvert Warrant Units may be issued by the Parent to Calvert upon exercise of the Calvert Warrant;

(f) the Parent may satisfy its put obligations under and pursuant to Section 6.16;

(g) the Parent may make distributions to Brookside and Calvert pursuant to the Warrants;

(h) additional Class B Units may be issued to members of the Borrowers’ management following the Closing Date, so long as (i) the Class B Units are profits interests issued under an equity incentive plan approved by the Board and the Lenders and (ii) the Lenders shall consent in writing to the issuance of such Class B Units;

(i) the Parent may issue Units for the purpose of raising additional equity capital that is required for the Companies’ business so long as (i) the issuance is approved by the Board, (ii) the Lenders have the pre-emptive right to purchase their respective pro-rata share of such Units in accordance with the provisions of Section 6.2 of the LLC Agreement, (iii) the issuance is dilutive on a proportionate basis to other holders of Units (determined on an as-converted or as-exercised, as appropriate, basis) and (iv) the issuance does not give rise to a Change of Control; and

(j) the Parent may make Tax Distributions so long as no Default or Event of Default has occurred or would be caused thereby.

7.5 Mergers, Consolidations; Amendment of Organizational Documents. Each Company agrees that it will not, nor will it permit any Subsidiary to, (i) enter into any transaction of merger, consolidation, share exchange, reorganization or similar transaction, except that, so long as no Default or Event of Default exists or would result therefrom, any Borrower may merge, consolidate or reorganize with and into another Borrower, (ii) complete a public offering, or (iii) modify, amend, restate, or supplement any Organizational Document of any Company or Subsidiary, except that, so long as no Default or Event of Default exists or would result therefrom, any Borrower may modify, amend, restate or supplement, its Organizational Documents so long as such modification, amendment, restatement or supplement does not violate or cause such Borrower to violate any term or provision of the Loan Agreement or any of the other Loan Documents.

7.6 Disposition of Assets. Each Company agrees that it will not, nor will it permit any Subsidiary to, liquidate or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, pledge, or otherwise transfer or dispose of any part of its properties, assets or business except that each Company and its Subsidiaries may sell used equipment no longer used or useful in connection with their respective businesses so long as such sale does not or, as far as any Company can reasonably foresee, could have a Material Adverse Effect, provided that the sales permitted hereunder shall be conditioned upon (x) the absence of a Default or Event of Default (and any Default or Event of Default arising therefrom, (y) the sale being completed for a purchase price equal to or greater than fair market value, and (z) the proceeds from the sale, net of reasonable expenses, being reinvested in the Companies.

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7.7 Board Fees. The Parent will not, nor will it permit any Subsidiary to, pay fees to members of the Board (or similar governing body), except that an outside independent director may receive fees in an aggregate amount not to exceed Twenty-Five Thousand Dollars ($25,000.00) during any Fiscal Year so long as the aggregate amount of fees paid to all outside independent directors does not exceed Seventy-Five Thousand Dollars ($75,000.00) during any Fiscal year; provided that (i) none of the members on the Board as of the Closing Date shall be considered outside independent directors for purposes of this Section 7.7 and (ii) none of the fees otherwise due and payable by the Parent to outside independent directors shall be paid while there is an Event of Default under Section 8.1(a)(i) (but such fees, together with past due fees, may be paid if and when such Event of Default has been cured).

7.8 Guaranty Obligations. Each Company agrees that it will not, nor will it permit any Subsidiary to, become or remain liable, directly or indirectly, in connection with Guaranty Obligations, except that (i) the Companies and any Subsidiary may endorse negotiable instruments for collection in the ordinary course of their respective businesses and (ii) the Parent may guarantee the Borrower’s obligations in respect of the Senior Debt.

7.9 Sales and Lease-Backs. Each Company agrees that it will not, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person, whereby such Company or any Subsidiary shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which such Company or such Subsidiary intends to use for substantially the same purpose or purposes as the property being sold or transferred.

7.10 Continuance of Business.

(a) Each Company agrees that it will not, nor will it permit any Subsidiary to, engage in any line of business other than those in which such Company was actively engaged immediately prior to the Closing Date. In addition thereto, no Company or any Subsidiary will engage in any activities or use, directly or indirectly, the proceeds from the sale of the Senior Subordinated Loans for any purpose for which a small business investment company is prohibited from providing funds by the SBIC Act, including 13 C.F.R. §107.

(b) Parent agrees that it will not engage in any line of business other than to serve as a holding company for the ownership interests of the Borrowers.

7.11 Voluntary Prepayments; Modification of Debt Instruments; Management Agreements. Each Company agrees that it will not, nor will it permit any Subsidiary to, (i) prepay, purchase, redeem or otherwise acquire for value prior to the stated maturity thereof all or any part of any Debt of such Company or any Subsidiary, if any, for borrowed money (other than the Obligations as provided herein and the Senior Debt as provided in the Senior Loan Documents), (ii) amend, modify or supplement in any way, or request any waiver of the provisions of, (A) any instrument providing for or evidencing any Debt of such Company or any of its Subsidiaries, if any, for borrowed money or constituting the deferred purchase price of property or assets, (B) Sections 5.2, 6, 7, 8, 10 or 12 of the LLC Agreement, (C) the Management Agreement or (D) any employment, non-competition, or other agreement relating or pertaining to the management of the Companies or (iii) enter into any agreement under which it is responsible for the payment of Management Fees (other than the Management Agreement).

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7.12 Protection of Property. Each Company agrees that it will not, nor will it permit any Subsidiary to, permit any equipment to become a fixture or an accession to other goods.

7.13 Transactions with Affiliates. Except as expressly permitted by this Agreement, each Company agrees that it will not, nor will it permit any Subsidiary to, directly or indirectly:

(a) make any Investment in, or loan or advance to, an Affiliate of such Company, except that, so long as no Default or Event of Default exists or would result therefrom, any Borrower may make any Investment in, or loan or advance to another Borrower;

(b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate of such Company, except that, so long as no Default or Event of Default exists or would result therefrom, any Borrower may transfer, sell, lease, assign or otherwise dispose of any assets to another Borrower;

(c) merge into or consolidate with or purchase or acquire assets from an Affiliate of such Company, except that, so long as no Default or Event of Default exists or would result therefrom, each Borrower may merge or consolidate into another Borrower; or

(d) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate (including, without limitation, any guarantees or assumptions of obligations of an Affiliate) of such Company except that, so long as no Default or Event of Default exists or would result therefrom, any Company may enter into a transaction directly or indirectly with another Company;

provided that the Companies and any Subsidiary may enter into any transaction with an Affiliate of the Companies for the leasing of property, the rendering or receipt of services or the purchase or sale of assets in the ordinary course of business for a consideration which is substantially as advantageous to the Companies or such Subsidiary as the consideration which it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

7.14 Fiscal Year; Auditors. Each Company agrees that it will not, nor will it permit any Subsidiary to, change its Fiscal Year or its auditors without the prior written consent of the Lenders, which consent shall not be unreasonably withheld.

7.15 OFAC. Each Company agrees that it will not, nor will it permit any Subsidiary to, (i) become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, or (iii) otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

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7.16 Management Fees. No Company or any Subsidiary shall pay any Management Fees to any Person, except that the Parent may pay to the Sponsor Management Fees, provided that (i) the annual amount of Management Fees may not exceed One Hundred Seventy-Five Thousand Dollars ($175,000.00), (ii) the quarterly Management Fees may not exceed Forty-Three Thousand Seven Hundred Fifty Dollars ($43,750.00), (iii) no Management Fees may be paid if an Event of Default has occurred and is continuing under Section 8.1(a), (iv) the Companies are in compliance with the Financial Covenants at the time of the payment of such Management Fees and would be in pro-forma compliance with the Financial Covenants after giving effect to the payment of such Management Fees, and (v) payment of the Management Fees is permitted under Section 9.6(c) of the Senior Loan Agreement as in effect on the date hereof. At the request of the Lenders, the Companies covenant and agree to cause any recipient of Management Fees to acknowledge, recognize and agree to the restrictions contained in clause (iii) of the immediately preceding sentence of this Section 7.16.

7.17 Earnout Payments. No Company shall make any payment in respect of Earn Out Payments unless (i) the Companies have provided the Lenders with advance written notice of the Earn Out Payment, together with any supporting documentation relating thereto, but only if such advance notice and documentation requirement is required under the Senior Loan Agreement, (ii) no Default or Event of Default shall be in existence at the time of such Earn Out Payment, (iii) no Default or Event of Default shall occur as a result of the Earn Out Payment and (iv) the Earn Out Payment shall be expressly permitted under the Senior Loan Agreement. At the request of the Lenders, the Companies covenant and agree to cause any recipient of Earn Out Payments to acknowledge, recognize and agree to the restrictions contained in clauses (ii) and (iii) of the immediately preceding sentence of this Section 7.17.

7.18 Registration Rights. Parent covenants and agrees that it shall not, nor shall it permit any Company, to grant demand, S-3, piggyback or other registration rights for and with respect to any equity security of Parent (or any successor thereto formed for the purpose of or in contemplation of an Initial Public Offering) unless the Parent and/or such other Company provides such registration rights to the Lenders as well.

SECTION 8. EVENTS OF DEFAULT, REMEDIES.

8.1 Events of Default. The following shall constitute “Events of Default:”

(a) Non-Payment. (i) Failure by the Companies to pay the principal of or accrued interest on any Senior Subordinated Note or any other instrument evidencing any Obligation by the date such amount becomes due, or (ii) failure of the Companies or any Subsidiary to pay any other amount payable to the Lenders, whether under this Agreement, any other Loan Document or otherwise, within three (3) Business Days after such amount becomes due.

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(b) Falsity of Representations and Warranties. Any representation or warranty made by the Companies or any Subsidiary in this Agreement or in any other Loan Document or in any certificate, financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall be false or misleading in any material respect.

(c) Failure to Perform Certain Covenants. Failure by the Companies or any Subsidiary to observe or perform any other covenants, conditions or provisions contained in this Agreement or in any other Loan Document, provided that, except with respect to a violation of the covenants contained in Sections 6.11 (Joinders), 6.13 (Financial Covenants), 6.14 (Board Observation Rights), 6.15 (Preemptive Rights), 6.16 (Put Rights), 6.21 (SBA Covenants), 6.23 (Post-Closing Covenants) or Section 7, such failure shall continue for a period of thirty (30) days after the earlier of (i) written notice thereof from any Lender to the Companies, or (ii) the date on which any officer or manager of any Company knew, or should reasonably have known, of such failure.

(d) Default Under Other Obligations. Any Company or any Subsidiary:

(i) defaults in any payment of principal of or interest on any material obligations for borrowed money (other than under the Senior Subordinated Notes or in connection with the Senior Debt under and pursuant to the Senior Loan Agreement) or for the deferred purchase price of property beyond any period of grace provided with respect thereto; or

(ii) defaults in the performance of any other agreement, term or condition contained in any such material obligation or in any agreement relating thereto beyond any period of grace provided with respect thereto, if the effect of such default is to cause, or to permit the holder or holders of such material obligation (or a trustee on behalf of such holder or holders) to then cause, such material obligation to become due prior to its stated maturity. As used herein, “material obligation” means any obligation of any Company or Subsidiary in excess of Five Hundred Thousand Dollars ($500,000.00).

(e) Voluntary Bankruptcy, Etc. The commencement by any Company or any Subsidiary of a voluntary case under the Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of any Company or any Subsidiary or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of any Company or any Subsidiary generally to pay its debts as such debts become due, or the taking of any limited liability company action by or corporate action, as appropriate, by any Company or any Subsidiary in furtherance of any of the foregoing.

(f) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of any Company or any Subsidiary in an involuntary case under the Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of any Company or any Subsidiary or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) days.

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(g) ERISA.

(i) (A)(1) Any Employee Pension Plan is terminated within the meaning of Title IV of ERISA, or (2) a trustee is appointed by the appropriate United States District Court to administer any Employee Pension Plan, or (3) the PBGC institutes proceedings to terminate any Employee Pension Plan, or (4) any Reportable Event occurs which the Lenders determine in good faith indicates a substantial likelihood that an event described in (1), (2), or (3) above will occur, or (5) any Company or any of its Controlled Group Members incur any Withdrawal Liability with respect to any Multiemployer Plan or (6) any Multiemployer Plan enter Reorganization, and (B) with respect to events described in (1)-(4) above, only, the benefit commitments (within the meaning of ERISA §4001(a)(16)), exceed the market value of the assets in the fund under the Employee Pension Plan by, five percent (5%) or more of such Company’s or its Controlled Group Members’ tangible net worth;

(ii) there occurs any Accumulated Funding Deficiency with respect to any Employee Pension Plan and any Company or any of its Controlled Group Members fails to correct such Accumulated Funding Deficiency prior to the end of the taxable period within the meaning of Code §4971(c)(3); or

(iii) any Employee Pension Plan loses its tax-qualified status.

(h) Default Under Other Documents. An “Event of Default” or similar event shall have occurred and be continuing under any other Loan Document.

(i) Default Under Senior Loan Documents; Cross-Acceleration. An “Event of Default” or similar event shall have occurred and be continuing under any Senior Loan Document which gives rise to a cessation of Permitted Payments as provided by the terms of the Senior Lender Subordination Agreement (a “Senior Lender Loan Document Default”); provided, however, the waiver by the Senior Lender of such Senior Lender Loan Document Default which is accompanied by the payment to the Lenders of all past due Permitted Payments (including late charges) and the resumption of the payment of scheduled Permitted Payments shall constitute an automatic cure of the Event of Default described in this Section 8.1(i).

(j) Unenforceability. (i) Any material provision of any of the Loan Documents shall at any time for any reason cease to be a valid and binding obligation of any Company or Subsidiary which is a party thereto, or shall be declared to be null and void or (ii) the validity or enforceability thereof shall be contested by any Company or Subsidiary or any governmental agency or authority, or any such Company or Subsidiary shall deny that it has any further liability or obligation under any Loan Document to which it is a party.

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(k) Judgments. Any judgments are entered against any Company in an aggregate amount exceeding Five Hundred Thousand Dollars ($500,000) in any fiscal year or in such lesser amount as could reasonably be expected to have a Material Adverse Effect, that are not covered by insurance and all such judgments shall not have been satisfied, stayed or bonded pending appeal within thirty (30) days from the entry thereof, provided that all rights of execution on any attachment or judgment lien or other action by such judgment creditor against any Company and/or its Subsidiaries, as appropriate, have been discharged or stayed.

(l) Criminal and Related Violations. The indictment of any Company or Subsidiary under any criminal statute of criminal or civil proceedings against any Company or Subsidiary pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any material property of any Company or Subsidiary, or any Company or Subsidiary engages or participates in any “check kiting” activity regardless of whether a criminal investigation has been commenced.

(m) Liquidity Event. The occurrence of a Liquidity Event.

8.2 Acceleration.

(a) Upon the occurrence of a Non-Bankruptcy Event of Default, but subject to the automatic cure provisions of Section 8.1(i), the Required Lenders may, by written notice to the Borrower, declare the Senior Subordinated Notes, and all other instruments evidencing the Obligations to be due and payable, whereupon the principal amount of the Senior Subordinated Notes and all outstanding Obligations, together with accrued interest thereon and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of a Bankruptcy Event of Default, the Senior Subordinated Notes and all instruments evidencing the Obligations shall automatically and immediately become due and payable, in all cases without any action on the part of the Lender.

8.3 Right of Setoff. Upon the occurrence of a Default or an Event of Default, the Lenders shall have the right, in addition to all other rights and remedies available to them, to set off against the unpaid balance of the Obligations, any debt owing to any Company by the Lenders.

8.4 No Marshalling, Etc., Required. If an Event of Default shall have occurred and be continuing, the Lenders shall not be required to marshal any present or future security for, or guarantees of, the Obligations or to resort to any such security or guarantee in any particular order and the Companies waive, to the fullest extent that they lawfully can, any right they might have to require the Lenders to pursue any particular remedy before proceeding against them.

8.5 Remedies Cumulative. The Lenders may exercise any of their rights and remedies set forth in this Agreement and the other Loan Documents. The remedies of the Lenders shall be cumulative and concurrent, and may be pursued singly, successively, or together, at their sole discretion, and may be exercised as often as the occasion therefore shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

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8.6 Annulment of Defaults. Section 8.1 is subject to the condition that, if at any time after the principal of the Senior Subordinated Notes or any other Obligations and liabilities of the Companies to the Lenders under any other Loan Document shall have become due and payable, and before any judgment or decree for the payment of the moneys so due, or any portion thereof, shall have been entered, then and in every such case the Lenders may, by written instrument signed by the Lenders and filed with the Companies, rescind and annul such declaration and its consequences; but no such rescission or annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

8.7 Right to Cause a Liquidity Event. In addition to the foregoing rights and remedies, in the event that an Event of Default has occurred under Section 8.1(a)(i) or Section 8.1(a)(ii) which is not cured within one hundred eighty (180) days and in addition to all other rights and remedies available to the Lenders as a result thereof, the Companies shall take, or cause to be taken, any and all action necessary to cause a Liquidity Event to occur as soon as possible thereafter, but in any event within one hundred eighty (180) days, which would result in the payment and satisfaction in full of the Obligations.

8.8 Appointment of Representative Under Loan Documents.

(a) Each Lender hereby designates and appoints Brookside and Calvert as jointly as their representative (in such capacity, the “Representative”) of such Lender under the Loan Documents, and each Lender authorizes the Representative to take such action on its behalf under the provisions of the Loan Documents as the Representative deems appropriate and to exercise all powers of the Lenders under the Loan Documents, together with such other powers as are reasonably incidental thereto. Borrower shall be entitled to rely upon any communication it receives from the Representative as the action of the Lenders and shall not be charged with the obligation to inquire of the Lenders as to whether such communication was authorized by the Lenders. Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Representative shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Representative.

(b) The Representative may exercise any of its powers under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such powers. The Representative shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

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(c) Neither the Representatives nor any of its officers, directors, partners, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any Lender for any recitals, statements, representations or warranties made by the Companies or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Representative under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or for any failure of the Companies to perform their obligations thereunder. The Representative shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents, or to inspect the properties, books or records of the Companies.

(d) The Representative shall be entitled to rely, and shall be fully protected in relying, upon any note, writing resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Person and upon advice and statements of legal counsel (including without limitation, counsel to the Companies, independent accountants and other experts selected by the Representative. The Representative may deem and treat the holder of any of the Securities as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Representative. The Representative shall be fully justified in acting or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the holders of the Senior Subordinated Notes or, after payment in full of the Senior Subordinated Notes and all amounts payable hereunder in respect of the Senior Subordinated Notes, the holders the SubDebt Units and the Warrant Units (the “Required Lenders”) as it deems appropriate or it shall first be indemnified to its satisfaction by the Required Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Representative shall in all cases by fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Securities.

(e) The Representative shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default under any of the Loan Documents unless the Representative has received notice from a Lender or the Borrower referring to the Loan Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Representative receives such a notice, the Representative shall give notice thereof to the Lenders. The Representative shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Representative shall have received such directions, the Representative may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Required Lenders.

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(f) Each Lender expressly acknowledges that neither the Representative nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Representative hereinafter taken, including any review of the affairs of the Companies, shall be deemed to constitute any representation or warranty by the Representative to any Lender. Each Lender represents to the Representative that it has, independently and without reliance upon the Representative or any Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Companies and made its own decision to purchase the Securities and enter into the Loan Documents. Each Lender also represents that it will, independently and without reliance upon the Representative or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business operations, property, financial and other condition and creditworthiness of the Companies. The Representative shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Companies which may come into the possession of the Representative or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

(g) The Lenders agree to indemnify the Representative in its capacity as such (to the extent not reimbursed by the Companies and without limiting the obligation of the Companies to do so), ratably according to the respective outstanding amounts of their Senior Subordinated Notes, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of any of the debentures or the termination of the Loan Documents) be imposed on, incurred by or asserts against the Representative in any way relating to or arising out of the Loan Documents) be imposed on, incurred by or asserted against the Representative in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or therein or the Transactions or any action taken or omitted by the Representative under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Representative’s gross negligence or willful misconduct. The agreements in this Section 8.8(g) shall survive the payment of the Senior Subordinated Notes and all other amounts payable under the Loan Documents in respect of the Senior Subordinated Notes, and shall survive the issuance of the SubDebt Units and the Warrant Units.

(h) The Representative may resign as Representative upon ten (10) days’ notice to the Lenders. If the Representative shall resign as Representative under the Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor representative for the Lenders, whereupon such successor representative shall succeed to the rights, powers and duties of the Representative, and the term “Representative” shall mean such successor representative effective upon its appointment, and the former Representative’s rights, powers and duties as Representative shall be terminated, without any other or further act or deed on the part of such former Representative or the Lenders or any of the parties to the Loan Documents. After any retiring Representative’s resignation as Representative, the provisions of this Section 8.8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Representative under the Loan Documents.

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8.9 Distribution of Proceeds. In the event that following the occurrence or during the continuance of any Default or Event of Default, any Lender receives any monies with respect to the amounts due hereunder, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Representative and the Lenders for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Lenders in connection with the collection of such monies by the Lender, for the exercise, protection or enforcement by the Lender of all or any of the rights, remedies, powers and privileges of the Lenders under the Senior Subordinated Notes and the Warrants or relating to the Senior Subordinated Notes and the Warrants under this Agreement or any of the other Loan Documents;

(b) Second, to all other Obligations in such order or preference as the Lenders may determine; provided, however, that distributions shall be made to the Lenders pro-rata; and

(c) Third, the excess, if any, shall be returned to the Companies or to such other Persons as are entitled thereto.

SECTION 9. MISCELLANEOUS.

9.1 No Waiver; Cumulative Remedies. No failure or delay on the part of the Lenders in exercising any right, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude or require any other or further exercise thereof or the exercise of any other right, power or privilege. The Lenders shall not be deemed, by any act of omission or commission, to have waived any of their rights or remedies hereunder (or any other provision hereof) unless such waiver is in writing and signed by the Lenders, and then only to the extent specifically set forth in writing. A waiver with respect to one event shall not be construed as continuing or as a bar to or a waiver of any right or remedy with respect to a subsequent event. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

9.2 Notices. All notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device) to the numbers set forth below, (iii) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, post prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may hereafter specify by written notice to the other party hereof:

The Companies:	LTN Acquisition, LLC
LTN Staffing, LLC
BG Staffing, LLC
BG Personnel Services, LP
B G Staff Services, Inc.
14900 Landmark Boulevard, Suite 300
Dallas, Texas 75254
Attention: L. Allen Baker, Jr, President and CEO

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with a copy to:	Fulbright & Jaworski, L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: William Paul Bowers, Esq

Calvert:	Legg Mason SBIC Mezzanine Fund, L.P.
111 South Calvert Street, Suite 1800
Baltimore, MD 21202
Attention: Mr. Joseph W. Hasse

Brookside and Brookside II:	Brookside Pecks Capital Partners, L.P.
Brookside Mezzanine Fund II, L.P.
201 Tresser Boulevard, Suite 330
Stamford, CT 06901-3435

Attention: Mr. Corey L. Sclar
With a copy to:	Stevens & Lee
(in the case of	620 Freedom Business Center
notices to	Suite 200
Lenders)	King of Prussia, PA 19406

Attention: Steven M. Tyminski, Esquire

9.3 Reimbursement of Lenders. The Companies agree to pay all out-of-pocket costs and expenses of the Lenders, including reasonable fees and disbursements of counsel, in connection with or incident to (i) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents, together with the Transactions, (ii) any amendment, modification, waiver, or consent relating hereto or thereto including, without limitation, any of the foregoing which relate or pertain to any work-out, restructuring, or renegotiation of this Agreement or any of the Loan Documents, (iii) the enforcement of this Agreement or any of the Loan Documents (and any of the agreements, documents or instruments executed in connection therewith and/or referred to therein), including, without limitation, the reasonable fees and disbursements of counsel for the Lenders in connection with any such enforcement actions, (iv) the review by the Lenders of, and advice sought from counsel with respect to, provisions relating to Defaults and Events of Default and actions which the Lenders are permitted to take under or in connection with this Agreement and the other Loan Documents provided that such review is initiated by a good faith belief by the Lenders that there may be a Default or an Event of Default, including, without limitation, the reasonable fees and disbursements of counsel for the Lenders in connection with any such review, (v) any bankruptcy, insolvency or similar proceeding instituted by or against any Company or Subsidiary, (vi) amounts paid by the Lenders to third parties in connection with the maintenance and/or preservation of its rights and interests hereunder, (vii)   advances made by the Lenders for the account of the Companies as authorized under this Agreement or any of the other Loan Documents, (viii) the preparation for negotiations regarding consultations concerning the defense or prosecution of any legal proceedings involving any claim (including third-party claims) made or threatened against the Lenders related to or involving the Loan Documents, the Transactions, the Lenders’ relationship with the Companies, or any actions taken by or on behalf of the Lenders under the Loan Documents, and (ix) all other costs and expenses incurred by or for the account of the Lenders in connection with the Transactions (including, without limitation, expenses incurred in connection with the Lenders’ due diligence examination and review of the Companies, environmental site assessment fees, appraisal fees, lien search costs, and filing and recordation fees).

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9.4 Payment of Expenses and Taxes. In addition to payment of the expenses and counsel fees provided for in Section 9.3, the Companies agree to pay, and to save the Lenders harmless from any delay in paying, stamp and other similar taxes, if any, including, without limitation, all levies, impositions, duties, charges or withholdings, together with any penalties, fines or interest thereon or other additions thereto, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement and the Loan Documents or any modification of any thereof or any waiver or consent under or in respect of any thereof.

9.5 Survival of Representations and Warranties. All representations, warranties, covenants and agreements made in this Agreement and all other Loan Documents shall survive the execution and delivery of the Loan Documents and the making of the Senior Subordinated Loans hereunder. The provisions of Sections 9.3, 9.4, 9.9, 9.10 and 9.11 hereof shall survive payment of the Obligations.

9.6 Binding Effect; Assignment. This Agreement, the Senior Subordinated Notes and the other Loan Documents shall inure to the benefit of the Companies, the Lenders and all future holders of the Senior Subordinated Notes and each of their respective successors and assigns. This Agreement, the Senior Subordinated Notes and the other Loan Documents shall be binding upon the Companies, the Lenders and all future holders of any Senior Subordinated Note and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of the Lenders. No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of any Company. Nothing contained in any Loan Document shall be construed as a delegation to the Lenders of any other Person’s duty of performance. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, EACH COMPANY ACKNOWLEDGES AND AGREES THAT EACH LENDER at any time and from time to time may (SUBJECT TO THE LIMITATIONS ON, AND REQUIREMENTS FOR, THE ASSIGNMENT OR TRANSFER OF THE SENIOR SUBORDINATED NOTES CONTAINED HEREIN or therein) sell, assign or transfer all or any part of its rights or obligations under ANY SENIOR SUBORDINATED NOTE, OR OTHER LOAN DOCUMENT TO OTHER PERSONS (EACH SUCH TRANSFEREE, ASSIGNEE OR PURCHASER, AN “aDDITIONAL LENDER”) and  grant participating interests in all or any part of its rights or obligations under EITHER SENIOR SUBORDINATED note OR OTHER LOAN DOCUMENT to other persons (each such person, a “Participant”). Each Additional Lender shall (i) be subject to the approval of the Borrower (which approval shall not be unreasonably withheld), provided that no such approval shall be required if (y) a Default or Event of Default has occurred or (z) the Additional Lender is an Affiliate of such Lender, and (ii) have all of the rights and benefits with respect to the Senior Subordinated Notes and/or the other Loan Documents held by it as fully as if the original holder thereof and shall become a party to this Agreement by signing a counterpart of this Agreement or a joinder or similar agreement. Each Participant shall have only the rights granted to it by such Lender granting its participating interest; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the Companies for the performance of such obligations; and (iii) the Companies shall, unless otherwise notified in writing, continue to deal solely and directly with such Lender in connection with such Lender’s rights, interests and obligations under this Agreement, the Senior Subordinated Notes and the other Loan Documents and such Lender shall retain the sole right to enforce this Agreement. Notwithstanding anything to the contrary in the Senior Subordinated Notes or other Loan Document, the Companies shall not be obligated to pay under this Agreement or any Senior Subordinated Notes to any Additional Lender or any Participant any sum in excess of the sum which the Companies would have been otherwise obligated to pay under this Agreement had such transfer or participation not been effected. Notwithstanding any other provision of any Loan Document, such Lender may disclose to any Additional Lender or Participant all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document, subject to the confidentiality obligations to which the Additional Lender and Participant may become subject under Section 6.14(b). Each Lender shall also have the right to transfer and assign all or any portion of its Subdebt Units and the Warrants to an Additional Lender or other Person subject, however, to the provisions of the LLC Agreement and this Agreement.

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9.7 Construction. This Agreement, all Loan Documents, and the rights and obligations of the parties hereunder and thereunder, shall be governed by and construed and interpreted in accordance with, the domestic internal laws of the State of Delaware without regard to its rules pertaining to conflict of laws. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8 Severability. Any provision contained in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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9.9 Indemnity. The Companies hereby agree, whether or not any of the Transactions shall be consummated, to pay, assume liability for, and indemnify, protect, defend, save and keep harmless each Lender (and its directors, officers, employees, shareholders, agents, successors, assigns and Affiliates, the “Lender Indemnitees”) from and against, any and all liabilities, obligations, losses, damages, settlements, claims, actions, suits, fines, penalties, costs and expenses (including, but not limited to, legal and investigative fees and expenses) of whatsoever kind and nature, including, but not limited to claims based upon negligence, strict or absolute liability, liability in tort, latent and other defects (whether or not discoverable), and any claim for patent, trademark or copyright infringement which may from time to time be imposed on, incurred by or asserted against each Lender (whether or not any such claim is also indemnified or insured against by any other Person) in any way relating to or resulting from this Agreement, or any Loan Document, or any of the Transactions, provided that no Lender Indemnitee shall have the right to be indemnified under this Section 9.9 for any liability resulting from the willful misconduct or gross negligence of such Lender Indemnitee (as finally determined by a court of competent jurisdiction). In the event that the foregoing indemnity is unavailable or insufficient to hold any Lender Indemnitee harmless, then the Companies shall (i) contribute to amounts paid or payable by such Lender Indemnitee in respect of such Lender Indemnitee’s losses in such proportions as appropriately reflect the relative benefits received by and fault of, the respective Companies, on the one hand, and such Lender Indemnitee, on the other, in connection with the matters as to which such losses relate and other equitable considerations, but in no event less than the maximum contribution amount permitted by law and (ii) in connection with the exercise of any Observation Right, provide to the representative of each Lender who is serving as an observer or other Lender Indemnitee all rights under and benefits of the indemnification provisions of the Organizational Documents of the Companies. The provisions of this Section 9.9 shall survive the payoff, release, foreclosure or other disposition, as applicable, of this Agreement and the Obligations.

9.10 Waiver of Trial by Jury; Jurisdiction.

(a) Each party to this Agreement agrees that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by either party hereto or any successor or assign of any party on or with respect to this Agreement or any other Loan Document or which in any way relates, directly or indirectly, to the Loan Documents or any event, transaction, or occurrence arising out of or in any way connection with the Loan Documents, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING. EACH COMPANY ACKNOWLEDGES AND AGREES THAT THIS SECTION 9.10 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AMONG THE PARTIES AND THAT THE LENDERS WOULD NOT COMPLETE THE TRANSACTIONS IF THIS WAIVER OF JURY TRIAL SECTION WERE NOT A PART OF THIS AGREEMENT.

(b) For the purpose of any suit, action or proceeding arising out of or relating to this Agreement and the Loan Documents, each Company hereby irrevocably consents and submits to the jurisdiction and venue of any of the Courts of the State of Delaware, including, without limitation, the United States District Court located in the State of Delaware, and appoints and constitutes the Secretary of State of the State of Delaware as its agent to accept and acknowledge on its behalf all service of process in connection with any such matter, copies of which process shall be mailed or delivered to such Company. Each Company irrevocably waives any objection which it may now or hereinafter have to the laying of the venue of any suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentence shall be deemed in every respect effective and valid personal service of process upon the Companies. The provisions of this Section 9.10(b) shall not limit or otherwise affect the right of the Lender to institute and conduct action in any other appropriate manner, jurisdiction or court.

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9.11 Waiver of Automatic or Supplemental Stay. In the event that a petition for relief under any chapter of the Bankruptcy Code is filed by or against any Company, each Company promises and covenants that it shall not seek a supplemental stay pursuant to Bankruptcy Code §§ 105 or 362 or any other relief pursuant to Bankruptcy Code §105 or any other provision of the Bankruptcy Code, whether injunctive or otherwise, that would stay, interdict, condition, reduce or inhibit any Lender’s ability to enforce any rights it has, at law or in equity, to collect the Obligations from any Person other than such Company, as the case may be.

9.12 Actions Against Lender; Release.

(a) Any action brought by the Companies or any Subsidiary against any Lender which is based, directly or indirectly, or on this Agreement or any other Loan Document or any matter in or related to this Agreement or any other Loan Document, including but not limited to the making of the Senior Subordinated Loans or the administration or collection thereof, shall be brought only in the courts of the State of Delaware. The Companies may not file a counterclaim against any Lender in a suit brought by any Lender against the Companies in a state other than the State of Delaware unless under the rules of procedure of the court in which any Lender brought the action the counterclaim is mandatory and will be considered waived unless filed as a counterclaim in the action instituted by such Lender.

(b) Upon full payment and satisfaction of the Senior Subordinated Loans and the interest thereon, as provided in Section 2, the parties shall thereupon automatically each be fully, finally, and forever released and discharged from any further claim, liability or obligation in connection with the Senior Subordinated Loans except as expressly set forth herein, except to the extent any payment received by the Lender is determined to be a preference or similar voidable transfer.

9.13 Press Releases and Related Matters. Each party hereto agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of any other party, its respective Affiliates, or referring to this Agreement or the other Loan Documents without at least two (2) Business Days prior notice to the other party and without the prior written consent of the other party unless (and only to the extent that) such party or its Affiliates is required to do so under law and then, in any event, such party will consult with the other party before issuing such press release or other public disclosure. Each party hereto consents to the publication by the Lenders of a tombstone or similar advertising material relating to the financing transactions contemplated hereby, and in connection therewith, grants to the Lenders the right to use its name, logo and a brief description of its business and the financing transactions contemplated hereby.

9.14 Performance by Lenders. If any Company shall fail to observe or perform any of the terms, agreements or covenants contained in this Agreement or in any other Loan Document, the Lenders may, in their discretion, but without any obligation or duty to do so, and without waiving any Default or Event of Default, perform any of such terms, agreements or covenants, in part or in whole, and any money advanced or expended by the Lenders in or toward the fulfillment of such terms, agreements or covenants, shall be due on demand and, until paid, bear interest at the Default Rate.

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9.15 Counterparts; Signature by Facsimile and E-mail Transmission. This Agreement and any amendment, restatement, or termination of any provision of this Agreement, may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. A party's transmission by facsimile or by e-mail transmission of an Adobe Portable Document Format (also known as a PDF file) of a copy of this Agreement duly executed by that party shall constitute effective delivery by that party of an executed copy of this Agreement to the party receiving the transmission. A party that has delivered this Agreement by facsimile or e-mail transmission shall forthwith deliver an originally executed copy to the other party or parties.

9.16 Further Actions. Each Company shall execute and deliver such documents and instruments, and take such other actions, as the Lenders deem necessary to consummate the Transactions.

9.17 Entire Agreement. This Agreement and the Loan Documents represent the entire agreement among the Lender and the Companies with respect to the financing transactions to which they relate, and cannot be modified, supplemented, varied, changed or amended except by an agreement in writing signed by (i) the Companies and (ii) both Lenders.

9.18 Customer Identification - USA Patriot Act Notice; OFAC and Bank Secrecy Act. Each Lender hereby notifies each Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and each Lender’s policies and practices, each Lender is required to obtain, verify and record certain information and documentation that identifies such Company, which information includes the name and address of such Company and such other information that will allow each Lender to identify such Company in accordance with the Act. In addition, each Company shall (a) ensure that no person who owns a controlling interest in or otherwise controls such Company or any subsidiary of such Company is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by OFAC, the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Senior Subordinated Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

9.19 Subordination by Companies. The Companies hereby agree that all present and future Indebtedness of any Company to another Company or a Subsidiary of any of them (“Intercompany Indebtedness”) shall be subordinate and junior in right of payment and priority to the Obligations, and each Company agrees not to make, demand, accept or receive any payment in respect of any present or future Intercompany Indebtedness, including, without limitation, any payment received through the exercise of any right of setoff, counterclaim or cross claim, or any collateral therefor, unless and until such time as the Obligations shall have been indefeasibly paid in full; provided that, so long as the Senior Subordinated Notes shall not have been declared to be due and payable, each Company may make and receive such payments as shall be customary in the ordinary course of such Company’s business, as and to the extent not prohibited under this Agreement. Without in any way limiting the foregoing, in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, dissolution or other similar proceedings relative to any Company or to its businesses, properties or assets, the Lenders shall be entitled to receive payment in full of all of the Obligations before any Company shall be entitled to receive any payment in respect of any present or future Intercompany Indebtedness.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

COMPANIES:

LTN ACQUISITION, LLC, a Delaware limited
liability company

By:		/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

LTN STAFFING, LLC, a Delaware limited liability company

By:		/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

BG STAFFING, LLC, a Delaware limited liability
company

By:		LTN Staffing, LLC, a Delaware limited
liability company, its sole member

	By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

BG PERSONNEL SERVICES, LP, a Texas
limited partnership

By: BG Staffing, LLC, a Delaware limited liability
company, its General Partner

By:	LTN Staffing, LLC, a Delaware limited
liability company, its sole member

	By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive
Officer

BG PERSONNEL, LP, a Texas limited
partnership

By: BG Staffing, LLC, a Delaware limited liability
company, its General Partner

By:	LTN Staffing, LLC, a Delaware limited
liability company, its sole member

	By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive
Officer

[Signature Page to Securities Purchase Agreement]

B G STAFF SERVICES INC., a Texas corporation

By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

LENDERS:

LEGG MASON SBIC MEZZANINE FUND, L.P.

By: Legg Mason SBIC Mezzanine Fund Management, LLC, its sole General Partner

	By:	/s/ Joseph W. Hasse
Name: Joseph W. Hasse
Title: Member

BROOKSIDE PECKS CAPITAL PARTNERS L.P.

By: Brookside Pecks Management, LLC, its sole General Partner

	By:	/s/ David D. Buttolph
Name: David D. Buttolph
Title: Managing Director

BROOKSIDE MEZZANINE FUND II, L.P.

By: Brookside Mezzanine Partners II, LLC, its General Partner

	By:	/s/ Corey Sclar
Name: Corey Sclar
Title: Managing Director

[Signature Page to Securities Purchase Agreement]

SCHEDULES

A	Financial Covenants
B	Senior Loan Agreement; Senior Loan Amendment Documents
2.1(a)(i)	Form of Brookside II Senior Subordinated Note
2.1(a)(ii)	Form of Brookside II Warrant
2.1(e)	OID Allocation (Brookside II)
2.2(a)(i)	Form of Calvert Senior Subordinated Note No. 2
2.2(a)(ii)	Form of Calvert Warrant
2.2(b)	Form of Calvert Senior Subordinated Note No. 1
2.2(f)	OID Allocation (Calvert)
2.3(a)	Form of Brookside Senior Subordinated Note
3.5	Litigation
3.6	Title to Assets; Leases
3.7	Licenses; Intellectual Property
3.10(a)	GAAP Exceptions
3.10(c)	Business Plan
3.10(e)(i)	Capital Structure of Parent
3.10(f))	Capital Structure of LTN Staffing
3.10(g)	Capital Structure of BG Staffing
3.10(h)	Capital Structure of BG Personnel
3.10(i)	Capital Structure of BG Personnel Services
3.10(j)	Capital Structure of B G Staff Services
3.15	No Notices; No Violations
3.17	Material Agreements
3.18	Transactions with Affiliates
3.20	Environmental Matters
3.21	Closing/Success Fees
6.22	Post Closing Covenants

EXHIBITS

“A” Form of Compliance Certificate

(i)

EXHIBIT “A”

Form of Compliance Certificate

In accordance with the provisions of Section 6.1(b) of the Amended and Restated Securities Purchase Agreement (the “Purchase Agreement”) dated May 28, 2013, by and among LTN Acquisition, LLC, a Delaware limited liability company (the “Parent”), LTN Staffing, LLC, a Delaware limited liability company formerly (“LTN Staffing”), BG Staffing, LLC, a Delaware limited liability company (“BG Staffing”), BG Personnel Services, LP, a Texas limited partnership (“BG Personnel Services”), BG Personnel, LP, a Texas limited partnership (“BG Personnel”), and B G Staff Services, Inc., a Texas corporation (“B G Staff Services”; and together with LTN Staffing, BG Staffing, BG Personnel Services and BG Personnel, collectively, “Borrowers” and each a “Borrower;” the Parent and the Borrowers, collectively, the “Companies” and each a “Company”), parties of the first part, and Legg Mason SBIC Mezzanine Fund, L.P., Brookside Pecks Capital Partners, L.P. and Brookside Mezzanine Fund II, L.P. (collectively, the “Lenders”), parties of the second part, the undersigned, being the Chief Financial Officer of the Companies, does hereby certify to the Lenders as follows:

(i)  The representations and warranties made by the Companies in Section 3 of the Purchase Agreement are true and complete in all material respects as on and as of the date hereof as if made on and as of this date;

(ii)  The Companies have, as of the date hereof, performed all covenants and agreements required to be performed by them under the Purchase Agreement and related Loan Documents; and

(iii)  No Default or Event of Default has occurred, [except and to the extent specifically set forth on Exhibit ”A” attached hereto and made a part hereof].

(iv)  The Companies are in compliance with the Financial Covenants. A calculation of the Financial Covenants is set forth in Exhibit ”B” attached hereto and made a part hereof.

Any capitalized terms which are used in this Certificate and which are not defined herein, but which are defined in the Purchase Agreement, shall have the meanings given to those terms in the Purchase Agreement.

IN WITNESS WHEREOF, I have executed this Certificate the ____ day of ___________________.

(SEAL)
Name:
Title: Chief Financial Officer of the Companies

schedule ”A”

Financial Covenants

1. Defined Terms. Except as otherwise set forth in this Schedule ”A,” any capitalized term used herein shall have the meaning ascribed to it in the Agreement.

2. Capital Expenditures. The Companies agree that they will not, nor will they permit any Subsidiary to, make or become obligated in connection with Capital Expenditures (including Capitalized Lease Obligations) if, after giving effect thereto, the aggregate amount of the Capital Expenditures (including any Debt constituting the deferred portion of the purchase price thereof) would exceed Two Hundred Seventy-Five Thousand Dollars ($275,000.00) during any Fiscal Year.

3. Minimum Debt Service Ratio. The Companies shall not permit the Debt Service Coverage Ratio (i) for the one Fiscal Quarter period ending in June 2013, (ii) for the two Fiscal Quarter period ending in September 2013, (iii) for the three Fiscal Quarter period ending in December 2013, and (iv) for the four Fiscal Quarter period ending in March 2014 and for the four Fiscal Quarter period ending in each Fiscal Quarter thereafter, to be less than 1.10 to 1.00.

4. Senior Funded Indebtedness to EBITDA Ratio. As of the end of each Fiscal Quarter of Companies for the four Fiscal Quarter period then ending, the Companies shall not permit the Senior Funded Indebtedness to EBITDA Ratio to be greater than the maximum amount set forth below for the corresponding period set forth below:

Four Fiscal Quarters Ended In:	Maximum Ratio
June 2013	3.30 to 1.00
September 2013	3.00 to 1.00
December 2013	2.50 to 1.00
March 2014 and each	2.20 to 1.00
Fiscal Quarter thereafter

provided; however, notwithstanding anything to the contrary contained herein, for purposes of calculating the Senior Funded Indebtedness to EBITDA Ratio above, and solely for the four Fiscal Quarter period ending in each of September 2012, December 2012 and March 2013, EBITDA (regardless of how such term is defined or calculated pursuant to its definition set forth in Section 1.1 hereof) for such periods shall be deemed to be as follows:

Four Fiscal Quarters Ended In:	EBITDA
September 2012	$2,800,000
December 2012	$2,300,000
March 2013	$1,700,000

For purposes of calculating the Senior Funded Indebtedness to EBITDA Ratio for the four Fiscal Quarter period ending in June 2013 and for the four Fiscal Quarter period ending in each Fiscal Quarter thereafter, EBITDA shall be determined using the financial statements required to be delivered to Lender pursuant to Sections 6.1(a) and 6.1(c) hereof.

A-2

5. Calculation of Financial Covenants. The calculation of any Financial Covenant applicable to the Companies, or any component thereof, shall be made on a consolidated basis in accordance with GAAP after the elimination of all inter-company items.

A-3

Schedule 2.1(e)

Brookside II Senior Subordinated Note	$3,812,895
Brookside II Warrant	$187,105

Total	$4,000,000

Schedule 2.2(e)

Calvert Senior Subordinated Note No. 2	$1,906,448
Calvert Warrant	$93,552

Total	$2,000,000

Schedule 6.23

Post-Closing Schedule

As soon as possible after the Closing Date, but in any event within thirty (30) days after the Closing Date, the Companies shall have delivered a fully-completed SBA Form 1031 (Portfolio Financing Report) (in form and substance satisfactory to the Lenders)

Exhibit 10.26

THIS 2013 AMENDED AND RESTATED SENIOR SUBORDINATED NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATED IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT DATED OCTOBER 17, 2007, AS AMENDED THROUGH AND AS OF THE DATE HEREOF, BY AND AMONG LTN ACQUISITION, LLC, THE MAKERS (AS DEFINED BELOW), THE PAYEE (AS DEFINED BELOW), BROOKSIDE PECKS CAPITAL PARTNERS, L.P., BROOKSIDE MEZZANINE FUND L.P. AND FIFTH THIRD BANK (AS HEREAFTER MODIFIED, AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”).

THE SECURITY REPRESENTED BY THIS SENIOR SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THIS SECURITY MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THAT ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS UNLESS PRIOR TO SUCH SALE, TRANSFER, PLEDGE OR DISPOSITION, MAKERS ARE FURNISHED WITH AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO MAKERS, THAT THE PROPOSED SALE, TRANSFER, PLEDGE OR DISPOSITION WILL BE EXEMPT FROM SUCH REGISTRATION.

2013 AMENDED AND RESTATED SENIOR SUBORDINATED NOTE

$4,696,101.09	May 28, 2013

FOR VALUE RECEIVED, LTN STAFFING, LLC, a Delaware limited liability company (“LTN Staffing”), BG STAFFING, LLC, a Delaware limited liability company (“BG Staffing”). BG PERSONNEL SERVICES, LP, a Texas limited partnership (“BG Personnel Services”), BG PERSONNEL, LP, a Texas limited partnership (“BG Personnel”), a Texas limited partnership, B G STAFF SERVICES INC,, a Texas corporation (“B G Staff Services;” together with LTN Staffing, BG Staffing, BG Personnel Services and BG Personnel being each individually referred to herein as a “Maker” and being collectively referred to herein as the “Makers”), jointly and severally promise to pay to the order of LEGG MASON SBIC MEZZANINE FUND, L.P., a Delaware limited partnership (the “Payee”), at its address at 111 South Calvert Street, Suite 1800, Baltimore, Maryland 21202 or at such other place as Payee may from time to time designate in writing, the principal sum of FOUR MILLION SIX HUNDRED NINETY-SIX THOUSAND ONE HUNDRED ONE 09/100 DOLLARS ($4,696,101.09) with interest, on the terms and conditions described below. The actual amount due and owing from time to time hereunder shall be evidenced by Payee’s records, which shall be prima facie evidence of the unpaid balance thereof.

1.   Securities Purchase Agreement. This 2013 Amended and Restated Senior Subordinated Note (this “Note”) is the Calvert Senior Subordinated Note No. 1 issued to the Payee pursuant to the terms and subject to the conditions of that certain Amended and Restated Securities Purchase Agreement dated the date hereof among LTN Acquisition, LLC, Makers, the Payee, Brookside Mezzanine Fund II, L.P., and Brookside Pecks Capital Partners, L.P. (all future amendments, restatements, extensions and substitutions therefor or thereof, the “Purchase Agreement”), and is entitled to all the benefits referred to in the Purchase Agreement. The terms of the Purchase Agreement are incorporated by reference herein. All capitalized terms used in this Note without definition which are defined in the Purchase Agreement shall have the meanings ascribed to such terms therein.

2.   Contract Interest Rate; Cash Interest and PIK Interest Payments.  Subject to the provisions of Section 5 hereof, effective as of April 1, 2013, interest shall accrue on the unpaid principal balance of this Note at the fixed annual rate of fourteen percent (14%) (such per annum rate, the “Contract Rate”); provided, however, that on the date of each scheduled payment of interest on the outstanding principal balance under this Note, the Maker shall only pay in cash an amount of interest equal to twelve percent (12%) per annum (the “Cash Interest”) on the outstanding principal balance under this Note. The payment of the remaining two percent (2%) per annum of the interest accrued on the outstanding principal balance of this Note shall be deferred (the aggregate amount of such deferred payments of interest, “PIK Interest”) until the Maturity Date. All PIK Interest shall: (i) be added to the unpaid principal balance of this Note on the date the related Cash Interest payment is due and payable pursuant to the above proviso and on the dates hereinafter set forth; (ii) be due and payable, together with all interest accrued thereon, in cash, on the Maturity Date or acceleration of this Note pursuant to the terms hereof; and (iii) bear interest at a fixed rate per annum equal to the Contract Rate or the Default Rate, as applicable. Accrued interest shall be payable quarterly in arrears commencing on the first Business Day of July, 2013 and continuing on the first Business Day of every third month thereafter (i.e. the first Business Day of October, January, April, July, etc.) until the principal amount of, and all accrued interest on, this Note, including, without limitation, the PIK Interest, have been paid in full. Any interest that is not paid when due shall itself earn interest at the rate provided herein until the same has been paid in full. Interest shall be calculated on the basis of a three hundred sixty (360)-day year for actual number of days elapsed.

3.   Accrued PIK Interest Payment. The Calvert Accrued PIK Interest Payment in the aggregate amount of Sixty-Nine Thousand Five Hundred Dollars ($69,500) required to be paid by the Makers pursuant to the provisions of Section 2.2(b) of the Purchase Agreement shall be payable in two (2) equal installments of Thirty-Four Thousand Seven Hundred Fifty Dollars ($34,750.00) commencing on the first Business Day of July, 2013 and ending on the first Business Day of October, 2013.

4.   Balloon Principal Repayment; Maturity Date. Subject to the provisions of Section 9 hereof, the entire outstanding principal balance of this Note, including all accrued unpaid interest, late charges, fees, and expenses hereunder shall be immediately due and payable on the Maturity Date.

5.   Default Rate. Notwithstanding the above, upon the occurrence of any Event of Default, this Note shall immediately and automatically begin to bear interest at the Default Rate and shall continue thereafter to bear interest at the Default Rate until such Event of Default is waived in writing by Payee.

6.   Post-Judgment Interest. The interest rate or rates provided in this Note shall apply to the indebtedness evidenced hereby before, on, and after the date or dates on which Payee enters judgment on this Note.

7.   Prepayments. The prepayment of principal on this Note shall be governed by and subject to the provisions of Section 2.8 of the Purchase Agreement, the provisions of which are incorporated herein by reference thereto as if fully set forth herein.

8.   Parent Guaranty. This Note is secured by Second Amended and Restated Guaranty and Suretyship of LTN Acquisition, LLC, a Delaware limited liability company (the “Parent”), dated the date hereof executed and delivered by the Parent in favor of the Payee, Brookside Mezzanine Fund II, L.P. and Brookside Pecks Capital Partners, L.P.

9.   Default: Rights, Remedies. Upon the occurrence of any Event of Default, Payee may exercise any and all rights and remedies set forth in the Loan Documents or otherwise available under applicable law.

10.   Extensions of Maturity. All parties to this Note, whether maker, endorser, surety or guarantor, agree that the Maturity Date of this Note, or any payment due hereunder, may only be extended at any time or from time to time following the written consent of the Payee and such extension shall not release, discharge or affect the liability of any such party.

11.   Unconditional Obligations. Maker’s obligations under this Note shall be the absolute and unconditional duty and obligation of Maker and shall be independent of any rights of set-off, recoupment, or counterclaim which Maker might otherwise have against Payee and Maker shall pay absolutely the payments of principal, interest, fees, charges and expenses required hereunder and under the Purchase Agreement, free of any deductions and without abatement, diminution or set-off.

12.   Waivers. Maker and all endorsers, guarantors and sureties of this Note waive presentment, demand, notice of dishonor, protest, and notice of protest with regard to this Note.

13.   Binding Effect. The provisions of this Note shall bind and inure to the benefit of Maker and Payee and their respective successors and permitted assigns.

14.   Joint and Several Obligations. All references herein to the “Maker” shall be deemed to refer to each and every person defined herein as a “Maker” individually, and to all of them, collectively, jointly and severally, as though each were named whenever the term “Maker” is used, and this Note shall be a joint and several obligation of all of them.

15.   Waiver of Jury Trial. Each Maker (by its execution of this Note) and Payee (by its acceptance of this Note) agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by or against any Maker or Payee, or any successor or assign of any Maker or Payee, on or with respect to this Note or which in any way relates, directly or indirectly, to the obligations of any Maker to Payee under this Note or the Purchase Agreement, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH MAKER AND PAYEE HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING.

16.   Governing Law; Jurisdiction and Venue. This Note and all issues relating to this Note and the rights and obligations of Payee and Maker, as appropriate (including, without limitation, the validity, construction, interpretation, and enforceability of this Note and its various provisions and consequences and legal effect of all transactions and events which resulted in the issuance of this Note or which occurred or were to occur as a direct or indirect result of this Note having been executed) shall be governed by and construed in accordance with the domestic internal laws of the State of Delaware without regard to its rules pertaining to conflict of laws. Any action which is based, directly or indirectly, on this Note or any matter in or related to this Note, shall be brought only in the courts of the State of Delaware, Each of the Payee and the Maker irrevocably waives any objection which it may now or hereinafter have to the laying of the venue of any suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

17.   Amended and Restated Note, Each Maker acknowledges that this Note amends and restates, and supersedes and replaces, in its entirety, that certain 2011 Restated Senior Subordinated Note dated November 21, 2011, in the original principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000.00) executed by the Makers in favor of the Payee, as the same may have been amended from time to time (the “Prior Note”), but no novation of the indebtedness outstanding under the Prior Note shall be deemed to have occurred by virtue of the amendment and restatement of the Prior Note, and none is intended or implied. By its execution hereof, each Maker hereby confirms and reaffirms its liability or continuing liability, as the case may be, with respect to such indebtedness under the Prior Note.

[The remainder of this page is intentionally left blank].

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed as an instrument under seal by its authorized officer the day and year first above written.

LTN STAFFING, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG STAFFING, LLC, a Delaware limited liability company

By:	LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

	By:	/s/ L. Allen Baker, Jr.
	Name:	L. Allen Baker, Jr.
	Title:	President and Chief Executive Officer

BG PERSONNEL SERVICES, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
		Name:	L. Allen Baker, Jr.
		Title:	President and Chief Executive Officer

Signature Page to 2013 Amended and Restated Calvert Subordinated Note

BG PERSONNEL, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
		Name:	L. Allen Baker, Jr.
		Title:	President and Chief Executive Officer

B G STAFF SERVICES INC., a Texas corporation

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

(“Makers”)

ACCEPTED BY:

LEGG MASON SBIC MEZZANINE FUND, L.P.

By:	Legg Mason SBIC Mezzanine Fund Management, LLC, its sole General Partner

By:	/s/ Joseph W. Hasse
Name: Joseph W. Hasse
Title: Member

(“Payee”)

Signature Page to 2013 Amended and Restated Calvert Subordinated Note

Exhibit 10.27

THIS 2013 AMENDED AND RESTATED SENIOR SUBORDINATED NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATED IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT DATED OCTOBER 17, 2007, AS AMENDED THROUGH AND AS OF THE DATE HEREOF, BY AND AMONG LTN ACQUISITION, LLC, THE MAKERS (AS DEFINED BELOW), THE PAYEE (AS DEFINED BELOW), LEGG MASON SBIC MEZZANINE FUND, L.P., BROOKSIDE MEZZANINE FUND II, L.P. AND FIFTH THIRD BANK (AS HEREAFTER MODIFIED, AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”).

THE SECURITY REPRESENTED BY THIS SENIOR SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THIS SECURITY MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THAT ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS UNLESS PRIOR TO SUCH SALE, TRANSFER, PLEDGE OR DISPOSITION, MAKERS ARE FURNISHED WITH AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO MAKERS, THAT THE PROPOSED SALE, TRANSFER, PLEDGE OR DISPOSITION WILL BE EXEMPT FROM SUCH REGISTRATION.

2013 AMENDED AND RESTATED SENIOR SUBORDINATED NOTE

$4,696,101.09	May 28, 2013

FOR VALUE RECEIVED, LTN STAFFING, LLC, a Delaware limited liability company (“LTN Staffing”), BG STAFFING, LLC, a Delaware limited liability company (“BG Staffing”), BG PERSONNEL SERVICES, LP, a Texas limited partnership (“BG Personnel Services”), BG PERSONNEL, LP, a Texas limited partnership (“BG Personnel”), a Texas limited partnership, B G STAFF SERVICES INC., a Texas corporation (“B G Staff Services;” together with LTN Staffing, BG Staffing, BG Personnel Services and BG Personnel being each individually referred to herein as a “Maker” and being collectively referred to herein as the “Makers”), jointly and severally promise to pay to the order of BROOKSIDE PECKS CAPITAL PARTNERS, L.P., a Delaware limited partnership (the “Payee”), at its address at 201 Tresser Boulevard, Suite 330, Stamford, Connecticut 06901-3435 or at such other place as Payee may from time to time designate in writing, the principal sum of FOUR MILLION SIX HUNDRED NINETY-SIX THOUSAND ONE HUNDRED ONE 09/100 DOLLARS ($4,696,101.09) with interest, on the terms and conditions described below. The actual amount due and owing from time to time hereunder shall be evidenced by Payee’s records, which shall be prima facie evidence of the unpaid balance thereof

1.   Securities Purchase Agreement. This 2013 Amended and Restated Senior Subordinated Note (this “Note”) is the Brookside Senior Subordinated Note issued to the Payee pursuant to the terms and subject to the conditions of that certain Amended and Restated Securities Purchase Agreement dated the date hereof among LTN Acquisition, LLC, Makers, the Payee, Brookside Mezzanine Fund II, L.P., and Legg Mason SBIC Mezzanine Fund, L.P. (all future amendments, restatements, extensions and substitutions therefor or thereof, the “Purchase Agreement”), and is entitled to all the benefits referred to in the Purchase Agreement. The terms of the Purchase Agreement are incorporated by reference herein. All capitalized terms used in this Note without definition which are defined in the Purchase Agreement shall have the meanings ascribed to such terms therein.

2.   Contract Interest Rate; Cash Interest and PIK Interest Payments.  Subject to the provisions of Section 5 hereof, effective as of April 1, 2013, interest shall accrue on the unpaid principal balance of this Note at the fixed annual rate of fourteen percent (14%) (such per annum rate, the “Contract Rate”); provided, however, that on the date of each scheduled payment of interest on the outstanding principal balance under this Note, the Maker shall only pay in cash an amount of interest equal to twelve percent (12%) per annum (the “Cash Interest”) on the outstanding principal balance under this Note. The payment of the remaining two percent (2%) per annum of the interest accrued on the outstanding principal balance of this Note shall be deferred (the aggregate amount of such deferred payments of interest, “PIK Interest”) until the Maturity Date. All PIK Interest shall: (i) be added to the unpaid principal balance of this Note on the date the related Cash Interest payment is due and payable pursuant to the above proviso and on the dates hereinafter set forth; (ii) be due and payable, together with all interest accrued thereon, in cash, on the Maturity Date or acceleration of this Note pursuant to the terms hereof; and (iii) bear interest at a fixed rate per annum equal to the Contract Rate or the Default Rate, as applicable. Accrued interest shall be payable quarterly in arrears commencing on the first Business Day of July, 2013 and continuing on the first Business Day of every third month thereafter (i.e. the first Business Day of October, January, April, July, etc.) until the principal amount of, and all accrued interest on, this Note, including, without limitation, the PIK Interest, have been paid in full. Any interest that is not paid when due shall itself earn interest at the rate provided herein until the same has been paid in full. Interest shall be calculated on the basis of a three hundred sixty (360)-day year for actual number of days elapsed.

3.   Accrued PIK Interest Payment. The Brookside Accrued PIK Interest Payment in the aggregate amount of Sixty-Nine Thousand Five Hundred Dollars ($69,500) required to be paid by the Makers pursuant to the provisions of Section 2.3(a) of the Purchase Agreement shall be payable in two (2) equal installments of Thirty-Four Thousand Seven Hundred Fifty Dollars ($34,750.00) commencing on the first Business Day of July, 2013 and ending on the first Business Day of October, 2013.

4.   Balloon Principal Repayment; Maturity Date. Subject to the provisions of Section 9 hereof, the entire outstanding principal balance of this Note, including all accrued unpaid interest, late charges, fees, and expenses hereunder shall be immediately due and payable on the Maturity Date.

5.   Default Rate. Notwithstanding the above, upon the occurrence of any Event of Default, this Note shall immediately and automatically begin to bear interest at the Default Rate and shall continue thereafter to bear interest at the Default Rate until such Event of Default is waived in writing by Payee.

6.   Post-Judgment Interest. The interest rate or rates provided in this Note shall apply to the indebtedness evidenced hereby before, on, and after the date or dates on which Payee enters judgment on this Note.

7.   Prepayments. The prepayment of principal on this Note shall be governed by and subject to the provisions of Section 2.8 of the Purchase Agreement, the provisions of which are incorporated herein by reference thereto as if fully set forth herein.

8.   Parent Guaranty. This Note is secured by Second Amended and Restated Guaranty and Suretyship of LTN Acquisition, LLC, a Delaware limited liability company (the “Parent”), dated the date hereof executed and delivered by the Parent in favor of the Payee, Brookside Mezzanine Fund II, L.P. and Legg Mason SBIC Mezzanine Fund, L.P.

9.   Default: Rights, Remedies. Upon the occurrence of any Event of Default, Payee may exercise any and all rights and remedies set forth in the Loan Documents or otherwise available under applicable law.

10.   Extensions of Maturity. All parties to this Note, whether maker, endorser, surety or guarantor, agree that the Maturity Date of this Note, or any payment due hereunder, may only be extended at any time or from time to time following the written consent of the Payee and such extension shall not release, discharge or affect the liability of any such party.

11.   Unconditional Obligations. Maker’s obligations under this Note shall be the absolute and unconditional duty and obligation of Maker and shall be independent of any rights of set-off, recoupment, or counterclaim which Maker might otherwise have against Payee and Maker shall pay absolutely the payments of principal, interest, fees, charges and expenses required hereunder and under the Purchase Agreement, free of any deductions and without abatement, diminution or set-off.

12.   Waivers. Maker and all endorsers, guarantors and sureties of this Note waive presentment, demand, notice of dishonor, protest, and notice of protest with regard to this Note.

13.   Binding Effect. The provisions of this Note shall bind and inure to the benefit of Maker and Payee and their respective successors and permitted assigns.

14.   Joint and Several Obligations. All references herein to the “Maker" shall be deemed to refer to each and every person defined herein as a “Maker” individually, and to all of them, collectively, jointly and severally, as though each were named whenever the term “Maker’" is used, and this Note shall be a joint and several obligation of all of them.

15.   Waiver of Jury Trial. Each Maker (by its execution of this Note) and Payee (by its acceptance of this Note) agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by or against any Maker or Payee, or any successor or assign of any Maker or Payee, on or with respect to this Note or which in any way relates, directly or indirectly, to the obligations of any Maker to Payee under this Note or the Purchase Agreement, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH MAKER AND PAYEE HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING.

16.   Governing Law; Jurisdiction and Venue. This Note and all issues relating to this Note and the rights and obligations of Payee and Maker, as appropriate (including, without limitation, the validity, construction, interpretation, and enforceability of this Note and its various provisions and consequences and legal effect of all transactions and events which resulted in the issuance of this Note or which occurred or were to occur as a direct or indirect result of this Note having been executed) shall be governed by and construed in accordance with the domestic internal laws of the State of Delaware without regard to its rules pertaining to conflict of laws. Any action which is based, directly or indirectly, on this Note or any matter in or related to this Note, shall be brought only in the courts of the State of Delaware. Each of the Payee and the Maker irrevocably waives any objection which it may now or hereinafter have to the laying of the venue of any suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

17.   Amended and Restated Note. Each Maker acknowledges that this Note amends and restates, and supersedes and replaces, in its entirety, that certain 2011 Restated Senior Subordinated Note dated November 21, 2011, in the original principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000.00) executed by the Makers in favor of the Payee, as the same may have been amended from time to time (the “Prior Note”), but no novation of the indebtedness outstanding under the Prior Note shall be deemed to have occurred by virtue of the amendment and restatement of the Prior Note, and none is intended or implied. By its execution hereof, each Maker hereby confirms and reaffirms its liability or continuing liability, as the case may be, with respect to such indebtedness under the Prior Note.

[The remainder of this page is intentionally left blank].

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed as an instrument under seal by its authorized officer the day and year first above written.

LTN STAFFING, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG STAFFING, LLC, a Delaware limited liability company

By:	LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

	By:	/s/ L. Allen Baker, Jr.
	Name:	L. Allen Baker, Jr.
	Title:	President and Chief Executive Officer

BG PERSONNEL SERVICES, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware limited liability company
	Its:	Sole Member

	By:	/s/ L. Allen Baker, Jr.
	Name:	L. Allen Baker, Jr.
	Title:	President and Chief Executive Officer

Signature Page to 2013 Amended and Restated Brookside Subordinated Note

BG PERSONNEL, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
		Name:	L. Alien Baker, Jr.
		Title:	President and Chief Executive Officer

B G STAFF SERVICES INC., a Texas corporation

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

(“Makers”)

ACCEPTED BY:

BROOKSIDE PECKS CAPITAL PARTNERS, L.P.

By:	Brookside Pecks Management LLC,
Its:	General Partner

By:	/s/ David D. Buttolph
Name:	David D. Buttolph
Title:	Managing Director

(“Payee”)

Signature Page to 2013 Amended and Restated Brookside Subordinated Note

Exhibit 10.28

THIS 14% SENIOR SUBORDINATED NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATED IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT DATED OCTOBER 17, 2007, AS AMENDED THROUGH AND AS OF THE DATE HEREOF, BY AND AMONG LTN ACQUISITION, LLC, THE MAKERS (AS DEFINED BELOW), THE PAYEE (AS DEFINED BELOW), BROOKSIDE PECKS CAPITAL PARTNERS, L.P., BROOKSIDE MEZZANINE FUND L.P. AND FIFTH THIRD BANK (AS HEREAFTER MODIFIED, AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”).

THE SECURITY REPRESENTED BY THIS SENIOR SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THIS SECURITY MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THAT ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS UNLESS PRIOR TO SUCH SALE, TRANSFER, PLEDGE OR DISPOSITION, MAKERS ARE FURNISHED WITH AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO MAKERS, THAT THE PROPOSED SALE, TRANSFER, PLEDGE OR DISPOSITION WILL BE EXEMPT FROM SUCH REGISTRATION.

14% SENIOR SUBORDINATED NOTE

$2,000,000.00	May 28, 2013

FOR VALUE RECEIVED, LTN STAFFING, LLC, a Delaware limited liability company (“LTN Staffing”), BG STAFFING, LLC, a Delaware limited liability company (“BG Staffing”). BG PERSONNEL SERVICES, LP, a Texas limited partnership (“BG Personnel Services”). BG PERSONNEL, LP, a Texas limited partnership (“BG Personnel”), a Texas limited partnership, B G STAFF SERVICES INC., a Texas corporation (“B G Staff Services;” together with LTN Staffing, BG Staffing, BG Personnel Services and BG Personnel being each individually referred to herein as a “Maker” and being collectively referred to herein as the “Makers”), jointly and severally promise to pay to the order of LEGG MASON SBIC MEZZANINE FUND, L.P., a Delaware limited partnership (the “Payee”), at its address at 111 South Calvert Street, Suite 1800, Baltimore, Maryland 21202 or at such other place as Payee may from time to time designate in writing, the principal sum of TWO MILLION DOLLARS ($2,000,000.00) with interest, on the terms and conditions described below. The actual amount due and owing from time to time hereunder shall be evidenced by Payee’s records, which shall be prima facie evidence of the unpaid balance thereof.

1.  Securities Purchase Agreement. This 14% Senior Subordinated Note (this “Note”) is the Calvert Senior Subordinated Note No. 2 issued to the Payee pursuant to the terms and subject to the conditions of that certain Amended and Restated Securities Purchase Agreement dated the date hereof among LTN Acquisition, LLC, Makers, the Payee, Brookside Mezzanine Fund II, L.P., and Brookside Pecks Capital Partners, L.P. (all future amendments, restatements, extensions and substitutions therefor or thereof, the “Purchase Agreement”), and is entitled to all the benefits referred to in the Purchase Agreement. The terms of the Purchase Agreement are incorporated by reference herein. All capitalized terms used in this Note without definition which are defined in the Purchase Agreement shall have the meanings ascribed to such terms therein.

2.  Contract Interest Rate; Cash Interest and PIK Interest Payments. Subject to the provisions of Section 4 hereof, interest shall accrue on the unpaid principal balance of this Note at the fixed annual rate of fourteen percent (14%) (such per annum rate, the “Contract Rate”); provided, however, that on the date of each scheduled payment of interest on the outstanding principal balance under this Note, the Maker shall only pay in cash an amount of interest equal to twelve percent (12%) per annum (the “Cash Interest”) on the outstanding principal balance under this Note. The payment of the remaining two percent (2%) per annum of the interest accrued on the outstanding principal balance of this Note shall be deferred (the aggregate amount of such deferred payments of interest, “PIK Interest”) until the Maturity Date. All PIK Interest shall: (i) be added to the unpaid principal balance of this Note on the date the related Cash Interest payment is due and payable pursuant to the above proviso and on the dates hereinafter set forth; (ii) be due and payable, together with all interest accrued thereon, in cash, on the Maturity Date or acceleration of this Note pursuant to the terms hereof; and (iii) bear interest at a fixed rate per annum equal to the Contract Rate or the Default Rate, as applicable. Accrued interest shall be payable quarterly in arrears commencing on the first Business Day of July, 2013 and continuing on the first Business Day of every third month thereafter (i.e. the first Business Day of October, January, April, July, etc.) until the principal amount of, and all accrued interest on, this Note, including, without limitation, the PIK Interest, have been paid in full. Any interest that is not paid when due shall itself earn interest at the rate provided herein until the same has been paid in full. Interest shall be calculated on the basis of a three hundred sixty (360)-day year for actual number of days elapsed.

3.  Balloon Principal Repayment; Maturity Date. Subject to the provisions of Section 8 hereof, the entire outstanding principal balance of this Note, including all accrued unpaid interest, late charges, fees, and expenses hereunder shall be immediately due and payable on the Maturity Date.

4.  Default Rate. Notwithstanding the above, upon the occurrence of any Event of Default, this Note shall immediately and automatically begin to bear interest at the Default Rate and shall continue thereafter to bear interest at the Default Rate until such Event of Default is waived in writing by Payee.

5.  Post-Judgment Interest. The interest rate or rates provided in this Note shall apply to the indebtedness evidenced hereby before, on, and after the date or dates on which Payee enters judgment on this Note.

6.  Prepayments. The prepayment of principal on this Note shall be governed by and subject to the provisions of Section 2.8 of the Purchase Agreement, the provisions of which are incorporated herein by reference thereto as if fully set forth herein.

7.  Parent Guaranty. This Note is secured by Second Amended and Restated Guaranty and Suretyship of LTN Acquisition, LLC, a Delaware limited liability company (the “Parent”), dated the date hereof executed and delivered by the Parent in favor of the Payee, Brookside Mezzanine Fund II, L.P. and Brookside Pecks Capital Partners, L.P.

8.  Default: Rights, Remedies. Upon the occurrence of any Event of Default, Payee may exercise any and all rights and remedies set forth in the Loan Documents or otherwise available under applicable law.

9.  Extensions of Maturity. All parties to this Note, whether maker, endorser, surety or guarantor, agree that the Maturity Date of this Note, or any payment due hereunder, may only be extended at any time or from time to time following the written consent of the Payee and such extension shall not release, discharge or affect the liability of any such party.

10. Unconditional Obligations. Maker’s obligations under this Note shall be the absolute and unconditional duty and obligation of Maker and shall be independent of any rights of set-off, recoupment, or counterclaim which Maker might otherwise have against Payee and Maker shall pay absolutely the payments of principal, interest, fees, charges and expenses required hereunder and under the Purchase Agreement, free of any deductions and without abatement, diminution or set-off.

11. Waivers. Maker and all endorsers, guarantors and sureties of this Note waive presentment, demand, notice of dishonor, protest, and notice of protest with regard to this Note.

12. Binding Effect. The provisions of this Note shall bind and inure to the benefit of Maker and Payee and their respective successors and permitted assigns.

13. Joint and Several Obligations. All references herein to the “Maker” shall be deemed to refer to each and every person defined herein as a “Maker” individually, and to all of them, collectively, jointly and severally, as though each were named whenever the term “Maker” is used, and this Note shall be a joint and several obligation of all of them.

14. Waiver of Jury Trial. Each Maker (by its execution of this Note) and Payee (by its acceptance of this Note) agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by or against any Maker or Payee, or any successor or assign of any Maker or Payee, on or with respect to this Note or which in any way relates, directly or indirectly, to the obligations of any Maker to Payee under this Note or the Purchase Agreement, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH MAKER AND PAYEE HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING.

15. Governing Law; Jurisdiction and Venue. This Note and all issues relating to this Note and the rights and obligations of Payee and Maker, as appropriate (including, without limitation, the validity, construction, interpretation, and enforceability of this Note and its various provisions and consequences and legal effect of all transactions and events which resulted in the issuance of this Note or which occurred or were to occur as a direct or indirect result of this Note having been executed) shall be governed by and construed in accordance with the domestic internal laws of the State of Delaware without regard to its rules pertaining to conflict of laws. Any action which is based, directly or indirectly, on this Note or any matter in or related to this Note, shall be brought only in the courts of the State of Delaware. Each of the Payee and the Maker irrevocably waives any objection which it may now or hereinafter have to the laying of the venue of any suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

[The remainder of this page is intentionally left blank].

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed as an instrument under seal by its authorized officer the day and year first above written.

LTN STAFFING, LLC, a Delaware limited
liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG STAFFING, LLC, a Delaware limited
liability company

By:	LTN Staffing, LLC, a Delaware limited
liability company
Its:	Sole Member

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG PERSONNEL SERVICES, LP, a Texas
limited partnership

By:	BG Staffing, LLC, a Delaware limited
liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware
limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
		Name:	L. Allen Baker, Jr.
		Title:	President and Chief
Executive Officer

Signature Page to $2,000,000 Calvert Senior Subordinated Note

BG PERSONNEL, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited
liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware
limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
		Name:	L. Allen Baker, Jr.
		Title:	President and Chief
Executive Officer

B G STAFF SERVICES INC., a Texas corporation

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

(“Makers”)

ACCEPTED BY:

LEGG MASON SBIC MEZZANINE FUND, L.P.

By:	Legg Mason SBIC Mezzanine Fund
Management, LLC
Its:	General Partner

	By:	/s/ Joseph W. Hasse
	Name:	Joseph W. Hasse
	Title:	Member

(“Payee”)

Signature Page to $2,000,000 Calvert Senior Subordinated Note

Exhibit 10.29

THIS 14% SENIOR SUBORDINATED NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATED IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT DATED OCTOBER 17, 2007, AS AMENDED THROUGH AND AS OF THE DATE HEREOF, BY AND AMONG LTN ACQUISITION, LLC, THE MAKERS (AS DEFINED BELOW), THE PAYEE (AS DEFINED BELOW), LEGG MASON SBIC MEZZANINE FUND, L.P., BROOKSIDE PECKS CAPITAL PARTNERS, L.P. AND FIFTH THIRD BANK (AS HEREAFTER MODIFIED, AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”).

THE SECURITY REPRESENTED BY THIS SENIOR SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THIS SECURITY MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THAT ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS UNLESS PRIOR TO SUCH SALE, TRANSFER, PLEDGE OR DISPOSITION, MAKERS ARE FURNISHED WITH AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO MAKERS, THAT THE PROPOSED SALE, TRANSFER, PLEDGE OR DISPOSITION WILL BE EXEMPT FROM SUCH REGISTRATION.

14% SENIOR SUBORDINATED NOTE

$4,000,000.00	May 28, 2013

FOR VALUE RECEIVED, LTN STAFFING, LLC, a Delaware limited liability company (“LTN Staffing”), BG STAFFING, LLC, a Delaware limited liability company (“BG Staffing”), BG PERSONNEL SERVICES, LP, a Texas limited partnership (“BG Personnel Services”), BG PERSONNEL, LP, a Texas limited partnership (“BG Personnel”), a Texas limited partnership, B G STAFF SERVICES INC., a Texas corporation (“B G Staff Services;” together with LTN Staffing, BG Staffing, BG Personnel Services and BG Personnel being each individually referred to herein as a “Maker” and being collectively referred to herein as the “Makers”), jointly and severally promise to pay to the order of BROOKSIDE MEZZANINE FUND II, L.P., a Delaware limited partnership (the “Payee”), at its address at 201 Tresser Boulevard, Suite 330, Stamford, Connecticut 06901-3435 or at such other place as Payee may from time to time designate in writing, the principal sum of FOUR MILLION DOLLARS ($4,000,000.00) with interest, on the terms and conditions described below. The actual amount due and owing from time to time hereunder shall be evidenced by Payee’s records, which shall be prima facie evidence of the unpaid balance thereof.

1.  Securities Purchase Agreement. This 14% Senior Subordinated Note (this “Note”) is the Brookside II Senior Subordinated Note issued to the Payee pursuant to the terms and subject to the conditions of that certain Amended and Restated Securities Purchase Agreement dated the date hereof among LTN Acquisition, LLC, Makers, the Payee, Brookside Pecks Capital Partners, L.P., and Legg Mason SBIC Mezzanine Fund, L.P. (all future amendments, restatements, extensions and substitutions therefor or thereof, the “Purchase Agreement”), and is entitled to all the benefits referred to in the Purchase Agreement. The terms of the Purchase Agreement are incorporated by reference herein. All capitalized terms used in this Note without definition which are defined in the Purchase Agreement shall have the meanings ascribed to such terms therein.

2.  Contract Interest Rate; Cash Interest and PIK Interest Payments. Subject to the provisions of Section 4 hereof, interest shall accrue on the unpaid principal balance of this Note at the fixed annual rate of fourteen percent (14%) (such per annum rate, the “Contract Rate”); provided, however, that on the date of each scheduled payment of interest on the outstanding principal balance under this Note, the Maker shall only pay in cash an amount of interest equal to twelve percent (12%) per annum (the “Cash Interest”) on the outstanding principal balance under this Note. The payment of the remaining two percent (2%) per annum of the interest accrued on the outstanding principal balance of this Note shall be deferred (the aggregate amount of such deferred payments of interest, “PIK Interest”) until the Maturity Date. All PIK Interest shall: (i) be added to the unpaid principal balance of this Note on the date the related Cash Interest payment is due and payable pursuant to the above proviso and on the dates hereinafter set forth; (ii) be due and payable, together with all interest accrued thereon, in cash, on the Maturity Date or acceleration of this Note pursuant to the terms hereof; and (iii) bear interest at a fixed rate per annum equal to the Contract Rate or the Default Rate, as applicable. Accrued interest shall be payable quarterly in arrears commencing on the first Business Day of July, 2013 and continuing on the first Business Day of every third month thereafter (i.e. the first Business Day of October, January, April, July, etc.) until the principal amount of, and all accrued interest on, this Note, including, without limitation, the PIK Interest, have been paid in full. Any interest that is not paid when due shall itself earn interest at the rate provided herein until the same has been paid in full. Interest shall be calculated on the basis of a three hundred sixty (360)-day year for actual number of days elapsed.

3.  Balloon Principal Repayment; Maturity Date. Subject to the provisions of Section 8 hereof, the entire outstanding principal balance of this Note, including all accrued unpaid interest, late charges, fees, and expenses hereunder shall be immediately due and payable on the Maturity Date.

4.  Default Rate. Notwithstanding the above, upon the occurrence of any Event of Default, this Note shall immediately and automatically begin to bear interest at the Default Rate and shall continue thereafter to bear interest at the Default Rate until such Event of Default is waived in writing by Payee.

5.  Post-Judgment Interest. The interest rate or rates provided in this Note shall apply to the indebtedness evidenced hereby before, on, and after the date or dates on which Payee enters judgment on this Note.

6.  Prepayments. The prepayment of principal on this Note shall be governed by and subject to the provisions of Section 2.8 of the Purchase Agreement, the provisions of which are incorporated herein by reference thereto as if fully set forth herein.

7.  Parent Guaranty. This Note is secured by Second Amended and Restated Guaranty and Suretyship of LTN Acquisition, LLC, a Delaware limited liability company (the “Parent”), dated the date hereof executed and delivered by the Parent in favor of the Payee, Brookside Pecks Capital Partners, L.P. and Legg Mason SBIC Mezzanine Fund, L.P.

8.  Default: Rights, Remedies. Upon the occurrence of any Event of Default, Payee may exercise any and all rights and remedies set forth in the Loan Documents or otherwise available under applicable law.

9.  Extensions of Maturity. All parties to this Note, whether maker, endorser, surety or guarantor, agree that the Maturity Date of this Note, or any payment due hereunder, may only be extended at any time or from time to time following the written consent of the Payee and such extension shall not release, discharge or affect the liability of any such party.

10. Unconditional Obligations. Maker’s obligations under this Note shall be the absolute and unconditional duty and obligation of Maker and shall be independent of any rights of set-off, recoupment, or counterclaim which Maker might otherwise have against Payee and Maker shall pay absolutely the payments of principal, interest, fees, charges and expenses required hereunder and under the Purchase Agreement, free of any deductions and without abatement, diminution or set-off.

11. Waivers. Maker and all endorsers, guarantors and sureties of this Note waive presentment, demand, notice of dishonor, protest, and notice of protest with regard to this Note.

12. Binding Effect. The provisions of this Note shall bind and inure to the benefit of Maker and Payee and their respective successors and permitted assigns.

13. Joint and Several Obligations. All references herein to the “Maker” shall be deemed to refer to each and every person defined herein as a “Maker” individually, and to all of them, collectively, jointly and severally, as though each were named whenever the term “Maker” is used, and this Note shall be a joint and several obligation of all of them.

14. Waiver of Jury Trial. Each Maker (by its execution of this Note) and Payee (by its acceptance of this Note) agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by or against any Maker or Payee, or any successor or assign of any Maker or Payee, on or with respect to this Note or which in any way relates, directly or indirectly, to the obligations of any Maker to Payee under this Note or the Purchase Agreement, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH MAKER AND PAYEE HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING.

15. Governing Law; Jurisdiction and Venue. This Note and all issues relating to this Note and the rights and obligations of Payee and Maker, as appropriate (including, without limitation, the validity, construction, interpretation, and enforceability of this Note and its various provisions and consequences and legal effect of all transactions and events which resulted in the issuance of this Note or which occurred or were to occur as a direct or indirect result of this Note having been executed) shall be governed by and construed in accordance with the domestic internal laws of the State of Delaware without regard to its rules pertaining to conflict of laws. Any action which is based, directly or indirectly, on this Note or any matter in or related to this Note, shall be brought only in the courts of the State of Delaware. Each of the Payee and the Maker irrevocably waives any objection which it may now or hereinafter have to the laying of the venue of any suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

[The remainder of this page is intentionally left blank].

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed as an instrument under seal by its authorized officer the day and year first above written.

LTN STAFFING, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG STAFFING, LLC, a Delaware limited liability company

By:	LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

BG PERSONNEL SERVICES, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware limited
liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
		Name:	L. Allen Baker, Jr.
		Title:	President and Chief Executive Officer

Signature Page to $4,000,000 Brookside II Senior Subordinated Note

BG PERSONNEL, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

	By:	LTN Staffing, LLC, a Delaware limited
liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
		Name:	L. Allen Baker, Jr.
		Title:	President and Chief Executive Officer

B G STAFF SERVICES INC., a Texas corporation

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

(“Makers”)

ACCEPTED BY:

BROOKSIDE MEZZANINE FUND II, L.P.

By:	Brookside Mezzanine Partners II, LLC
Its:	Sole General Partner

	By:	/s/ Corey Sclar
	Name:	Corey Sclar
	Title:	Managing Director

(“Payee”)

Signature Page to $4,000,000 Brookside II Senior Subordinated Note

Exhibit 10.30

THE SALE AND ISSUANCE OF THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED PURSUANT TO THE FEDERAL SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”), THE SECURITIES LAWS OF THE COMMONWEALTH OF PENNSYLVANIA OR THE SECURITIES LAWS OF ANY OTHER STATE OR OTHER JURISDICTION. THE SECURITIES REPRESENTED BY THIS WARRANT HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THE SECURITIES REPRESENTED BY THIS WARRANT ARE NOT FREELY TRANSFERABLE AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR ASSIGNED EXCEPT: (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS; OR (B) UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL TO THE HOLDER OF THE SECURITIES REPRESENTED BY THIS WARRANT OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE ISSUER OF SUCH SECURITIES, THAT AN EXEMPTION FROM THE ACT IS AVAILABLE AND THAT SUCH OFFER, SALE, TRANSFER, PLEDGE OR ASSIGNMENT IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE OR JURISDICTION.

WARRANT

To Purchase Membership Units of

LTN ACQUISITION, LLC

This certifies that, for One Dollar ($1.00)and other good and valuable consideration, BROOKSIDE MEZZANINE FUND II, L.P. (the “Holder”), a Delaware limited partnership, or its registered assigns, is entitled to purchase from LTN ACQUISITION, LLC (the “Company”), a Delaware limited liability company, at any time within and prior to the expiration of the Exercise Period, up to that number of the Company’s Class A Units (the “Class A Units”) equal to (at the time of exercise) the Warrant Coverage Percentage (as hereinafter defined) of all of the issued and outstanding Class A Units on a Fully-diluted Basis (as hereinafter defined), which as of the date hereof amount to five hundred ninety-eight thousand seven hundred sixty- five (598,765) Class A Units, for an amount equal to the Exercise Price (as hereinafter defined). The number and character of and Exercise Price for the Class A Units covered by this Warrant are subject to adjustment as hereinafter provided. This Warrant (i) is the original Warrant issued by the Company to the Holder pursuant to the provisions of Section 2.1(a)(ii) of the Purchase Agreement (as hereinafter defined), (ii) is being issued in connection with the transactions described in the Purchase Agreement, and (iii) may be exercised, exchanged, and transferred in accordance with the terms below which govern this Warrant.

1.    Definitions; Financial and Accounting Terms.

(a)   Definitions. For the purpose of this Warrant, the following terms shall have the meanings indicated in this Section 1, unless the context clearly requires otherwise:

(i)          “Automatic Exercise Date” has the meaning ascribed to it in Section 2(c) hereof.

(ii)         “Board” means the Board of Managers of the Company, as compromised from time to time pursuant to Section 4.1 of the LLC Agreement.

(iii)        “Borrowers” means, collectively, LTN Staffing, LLC, BG Staffing, LLC, BG Personnel Services, LP, BG Personnel, LP, and B G Staff Services, Inc.

(iv)        “Business Day” has the meaning ascribed to it in the Purchase

Agreement.

(v)         “Capital Stock” means, collectively, the Class A Units, Class A Unit equivalents (including, for purposes hereof, Class B Units), and any other membership interest of the Company of any class, whether now or hereafter authorized, which has the right to participate in the distribution of earnings and assets of the Company without limit as to amount or percentage; provided, however. Capital Stock shall not include any capital stock interests at any time directly or indirectly owned by the Company.

(vi)        “Class A Units” has the meaning ascribed to it in the introductory paragraph of this Warrant.

(vii)       “Class B Units” means membership interests of the Company designated as “Class B Units” under and pursuant to the LLC Agreement.

(viii)      “Closing Date” means the date hereof.

(ix)         “Commission” has the meaning ascribed to it in Section 4(a) hereof.

(x)          “Convertible Securities” means any class or series of securities of the Company, including without limitation, Capital Stock, notes, subscriptions, calls, or debentures, which are convertible at the option of the holder thereof or the Company, or upon the occurrence of certain events, into or exchangeable for Capital Stock.

(xi)         “Debt” has the meaning ascribed to it in the Purchase Agreement.

(xii)        “Event of Default” has the meaning ascribed to it in the Purchase Agreement.

(xiii)       “Exercise Period” means the period commencing on the Closing Date and ending at 5:00 p.m., Eastern Time, on the tenth (10th) anniversary date of the Closing Date.

(xiv)      “Exercise Price” means, with respect to any Warrant Unit, $.01; provided, however, in no event shall the Exercise Price exceed One Hundred Dollars ($100.00) for all of the Warrant Units.

(xv)       “Fully-diluted Basis” means, as at any applicable time, the number of Class A Units that are issued and outstanding assuming the conversion or exchange of all outstanding convertible or exchangeable securities and the exercise of all outstanding warrants, options or other rights to subscribe for or purchase any Class A Units of the Company including (without limitation) this Warrant, the Class A Units into which any Class B Units are convertible, and any warrants, options and other rights outstanding at the time of the execution of this Warrant.

(xvi)      “Fundamental Transaction” has the meaning ascribed to it in Section 6(d) hereof

(xvii)     “GAAP” has the meaning ascribed to it in the Purchase Agreement.

(xviii)    “Holder” means, collectively, the Holder of this Warrant identified in the initial paragraph hereof and any subsequent holder(s) of this Warrant, Warrant Units, or portion thereof, as appropriate.

(xix)       “Liquidity Event” has the meaning ascribed to it in the Purchase Agreement.

(xx)        “LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company by and among the Company’s members, including the Holder, as in effect on the Closing Date, and any future modifications and amendments thereof or thereto permitted under and pursuant to the Purchase Agreement.

(xxi)       “Notice of Exercise” means a subscription notice in the form of Schedule “A” attached hereto and made a part hereof.

(xxii)      “Person” has the meaning ascribed to it in the Purchase Agreement.

(xxiii)     “Purchase Agreement” means the Amended and Restated Securities Purchase Agreement dated as of the date hereof by and among the Company, the Borrowers, Brookside Pecks Capital Partners, L.P., Legg Mason SBIC Mezzanine Fund, L.P. and the Holder, and any future modifications and amendments thereof or thereto.

(xxiv)    “Put Rights” means the put rights of the Holder under and pursuant to Section 6.16 of the Purchase Agreement.

(xxv)     “Securities Act” has the meaning ascribed to it in Section 4(a) hereof.

(xxvi)    “Senior Subordinated Note” means the Senior Subordinated Note dated the date hereof in the principal amount of Four Million Dollars ($4,000,000.00) executed and delivered by the Borrowers in favor of the Holder, and any future modifications and amendments thereof or thereto.

(xxvii)   “Tax Distributions” means, collectively, those distributions made pursuant to Section 7.1(a) of the LLC Agreement, but only to the extent permitted under the Purchase Agreement.

(xxviii)   “Warrant” means this original Warrant, and any future modifications and amendments hereof or hereto.

(xxix)     “Warrant Coverage Percentage” means two percent (2%).

(xxx)       “Warrant Register” has the meaning ascribed to it in Section 4(b) hereof.

(xxxi)     “Warrant Units” means the Class A Units purchased upon exercise of this Warrant.

(b)   Other Definitions. Any other capitalized terms used herein which are not defined in Section l(a) hereof or elsewhere in this Warrant, but which are defined in the Purchase Agreement, shall have the meanings ascribed to such terms in the Purchase Agreement.

(c)   Warrant Attributes. It is the intention and the agreement of the Company and the Holder that the Warrant Units shall entitle the Holder thereof to have such rights, privileges and powers set forth in clause (g) below. The Company agrees to act at all times in good faith to implement such agreement including, without limitation, the issuance of Warrant Units upon the exercise of this Warrant in such class or classes of Capital Stock as may be required to comply with such intention and agreement of the Company and the Holder.

(d)   Capital Accounts. It is understood and agreed that, at the time of the acquisition of this Warrant, the Holder shall be entitled to a reallocation of the existing capital accounts of the Company from the then members of the Company as of such exercise in order to ensure that the Holder receives its ownership percentage of any and all distributions (including liquidating distributions) as set forth in clause (g) below and upon the exercise hereunder while the Holder is a member of the Company.

(e)   General Covenant to Implement. Without limiting the generality of any other provision of this Warrant, the Company covenants and agrees to promptly take, or cause to be promptly taken, any and all actions required by the Holder which the Holder’s reasonably requests in order to implement the terms and conditions of this Warrant (including, without limitation, the provisions of Section l(d) hereof) and provide the Holder with the rights and privileges set forth in this Warrant and the LLC Agreement.

(f)    GAAP. Except as otherwise provided in the definitions or text herein, financial and accounting terms used in the definitions or elsewhere in this Warrant, shall be defined in accordance with GAAP consistent with the historical preparation of the Company’s financial statements, provided such were prepared in accordance with GAAP.

(g)   Rights as a Holder. The Company and the Holder agree that, whether or not the Warrant has been exercised, Holder, while it owns any Warrants is intended to be treated as a partner in the Company for federal income tax purposes (and state income tax purposes where applicable) as of the issue date of the Warrant, owning Class A Units for federal income tax purposes (and state income tax purposes where applicable) corresponding to the Class A Units for which the Warrant is exercisable; provided, however, that the Holder shall not be treated as a partner, member or equity holder in the Company in any respect for state business organization law purposes except as otherwise required hereunder. The Company agrees that it shall maintain capital accounts, make distributions, including without limitations tax distributions, and allocate income, gain, loss, expense, credit and liabilities in a manner consistent with this intended treatment and shall otherwise apply the LLC Agreement for income tax purposes in a manner consistent with this Section. The Company and the Holder agree that they shall file, and shall cause each of their members to file, all their respective tax returns and reports in a manner consistent with this section until such time as they are required to take an inconsistent position therewith as a the result of a determination within the meaning of Code section 1313 (or similar state law).

2.    Exercise of Warrants; Automatic Exercise.

(a)    Method of Exercise. This Warrant may be exercised in whole (but not in part) during the Exercise Period by the surrender of this Warrant, properly endorsed, at the principal office of the Company, during normal business hours on any Business Day together with the election forms and Investment Representation Statement in the form of Exhibit “A” attached hereto and the Holder’s agreement to be bound by the LLC Agreement by executing and delivering a joinder thereto in the form required thereby and made a part hereof duly completed and upon payment to it (i) in cash payable to the Company, (ii) by check, certified check or bank draft payable to the Company, (iii) by tender of the Senior Subordinated Note as provided in Section 2(e) hereof, or (iv) in the event of a cashless exercise pursuant to Section 2(d) hereof, with the Net Issue Election Notice attached hereto as Exhibit “B” duly executed and completed, or by some combination of (i), (ii), (iii) and (iv), in each case in the amount of the Exercise Price for the Warrants so exercised in respect of the Warrant Units being purchased as part of such exercise, together with an executed Notice of Exercise. The persons entitled to the Warrant Units so purchased shall be treated for all purposes as the holders of such Warrant Units as of the close of business on the date of exercise provided that the conditions specified in this Section 2(a) have been satisfied on such date or such later date as such conditions are first satisfied. Certificates for the Warrant Units so purchased (if the LLC Agreement provides that the Class A Units are to be certificated) shall be issued and delivered to the Persons so entitled within a reasonable time, not exceeding ten (10) days, after such exercise.

(b)   Rights as Member. Until such time as this Warrant is exercised in accordance herewith, the Holder hereof shall have no rights as a member of the Company solely by reason of its interest under this Warrant.

(c)   Automatic Exercise. If any portion of this Warrant remains unexercised immediately prior to the expiration of the Exercise Period and the fair market value, as determined below, of one Class A Unit immediately prior to the expiration of the Exercise Period is greater than the Exercise Price as of such date, then this Warrant shall be deemed to have been exercised automatically immediately prior to the close of business prior to the expiration of the Exercise Period (the “Automatic Exercise Date”) in the manner set forth in Section 2(d) hereof, and the Holder shall be treated for all purposes as the holder of record of such Warrant Units as of the close of business on such Automatic Exercise Date. If so exercised in accordance with this Section 2(c), this Warrant shall be deemed to be surrendered to the Company on the Automatic Exercise Date by virtue of this Section 2(c) without any action by the Holder. As promptly as is reasonably practicable on or after the Automatic Exercise Date, but in no event prior to the date on which this Warrant is surrendered to the Company at the principal office of the Company, during normal business hours on any Business Day, the Company, at its expense, shall issue and deliver to the Holder a certificate or certificates (if the LLC Agreement provides that the Class A Units are to be certificated) for the number of Warrant Units issuable upon such exercise, in accordance with Section 2(d) hereof.

(d)   Cashless Exercise Feature. In addition to and without limiting the rights of the Holder hereof under the terms of this Warrant the Holder may elect to receive, without the payment by the Holder of the Exercise Price, Warrant Units equal to the value of this Warrant or any portion hereof by the surrender of this Warrant together with the Net Issue Election Notice annexed hereto as Exhibit “B” duly executed and completed, at the office of the Company, or such other office or agency of the Company as it may reasonably designate by written notice to the Holder, during normal business hours on any Business Day during the Exercise Period. Thereupon, the Company shall issue to the Holder such number of fully paid nonassessable Warrant Units, as is computed using the following formula:

X = Y(A-B)

A

where:

X =	the number of Class A Units to be issued to the Holder upon such exercise of the rights under this Section 2(d);
Y =	the total number of Class A Units covered by this Warrant which the Holder has surrendered for cashless exercise;
A =	the “fair market value” of one Class A Unit on the date that the Holder delivers the Net Issue Election Notice to the Company as provided herein; and
B =	the Exercise Price in effect under this Warrant on the date that the Holder delivers the Net Issue Election Notice to the Company as provided herein.

For purposes of the above calculation, fair market value of one Class A Unit shall be determined by the Board in good faith; provided, however, that if a public market for the Class A Units exists at the time of such exercise, the fair market value per Class A Unit shall be the average over the five (5) trading days prior to the date of determination of fair market value of (a) the average of the closing bid and asked prices of the Class A Units quoted in the Over-the-Counter Market Summary or (b) the last reported sale price of the Class A Units or the closing price quoted on any exchange on which the Class A Units are listed, whichever is applicable, in each case as published in the Eastern Edition of The Wall Street Journal. Notwithstanding the foregoing, in the event this Warrant is exercised in connection with the Company’s initial public offering of Class A Units, the fair market value per Class A Unit shall be the per Class A Unit (or as converted to common stock, as applicable) offering price to the public of the Company’s initial public offering. For purposes of Rule 144 under the Securities Act (17 CFR §230.144), the Company and the Holder agree that the exercise of this Warrant in accordance with this Section 2(d) shall be deemed to be a conversion of such portion of the Warrant, pursuant to the terms hereof, into Class A Units.

(e)    Payment in Note. To the extent that the Holder surrenders with this Warrant the Senior Subordinated Note then held by such Holder, as provided above, such Holder shall be deemed to have paid that portion of the Exercise Price equal to one hundred percent (100%) of the principal amount of the Senior Subordinated Note, which the Holder thereof directs the Company to accept as payment of the Exercise Price, the Senior Subordinated Note shall be delivered to the Company for cancellation, and, to the extent that the principal amount of the Senior Subordinated Note is greater than the amount of the Exercise Price paid by the surrender thereof, the Company shall execute and deliver a new Senior Subordinated Note to the tendering holder thereof, having an outstanding principal amount equal to the amount not so applied to payment of the Exercise Price. At the time of the issuance of the Warrant Units pursuant to the exercise of this Warrant, the Company shall pay all accrued and unpaid interest on the portion of the principal amount of the Senior Subordinated Note of such Holder canceled pursuant to this Section 2(e) up to but excluding the date of such issuance. For purposes of Rule 144 under the Securities Act (17 C.F.R. § 230.144), the Company and the Holder agree that a tender of the Senior Subordinated Note in payment of the Exercise Price in respect of this Warrant shall not be deemed a prepayment of the Senior Subordinated Note, but rather a conversion of the Senior Subordinated Note, pursuant to the terms of this Warrant, into Warrant Units.

3.     Exchange. Warrants are exchangeable, upon the surrender thereof by the Holder thereof at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the right to purchase the number of Class A Units purchasable under the Warrants being exchanged, each of such new Warrant to represent the right to subscribe for and purchase such portion of the aggregate number of Class A Units represented by all Warrants as shall be designated by such Holders at the time of such surrender.

4.     Transfer.

(a)    Transferability of Warrant. Subject to the Holder’s compliance with applicable securities laws and the provisions of this Warrant, this Warrant is transferable, only in whole, at the principal office of the Company by the Holders thereof in person or by duly authorized attorney, upon presentation of this Warrant, properly endorsed, for transfer. Prior to any proposed transfer of this Warrant or the Warrant Units, unless there is in effect a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the proposed transfer, the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company so requests, be accompanied (except in transactions in compliance with Rule 144 of the Securities Act) by either (i) an unqualified written opinion of legal counsel who shall be reasonably satisfactory to the Company addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Warrant or Warrant Units, as applicable, may be effected without registration under the Securities Act and any applicable state securities laws, or (ii) a “no action” letter from the Securities Exchange Commission (the “Commission”) to the effect that the transfer of such Warrant or Warrant Units, as applicable, without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder of the Warrant or Warrant Units, as applicable, shall be entitled to transfer the Warrant or Warrant Units, as applicable, in accordance with the terms of the notice delivered by the Holder to the Company; provided, however, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder to any Affiliate of such Holder, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were the original Holder hereunder. Each certificate evidencing the Warrant or Warrant Units, as applicable, transferred as above provided shall bear the appropriate restrictive legend set forth above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Securities Act. Holder agrees that this Warrant, when endorsed in blank, may be deemed negotiable, and that the Holder, when this Warrant shall have been so endorsed, may be treated by the Company and all other persons dealing with this Warrant as the absolute owner thereof for any purpose and as the persons entitled to exercise the rights represented by this Warrant, or to the transfer thereof on the books of the Company, any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered Holder thereof as the owner thereof for all purposes.

(b)   Warrant Register. The Company shall maintain a register (the “Warrant Register”) containing the names and addresses of the Holder or Holders. Any Holder of this Warrant or any portion thereof may change such Holder’s address as shown on the Warrant Register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the Holder may be delivered or given by mail to such Holder as shown on the Warrant Register and at the address shown on the Warrant Register. Until this Warrant is transferred on the Warrant Register of the Company, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary.

5.    Certain Representations, Warranties and Covenants of the Company.

(a)   Warrant Coverage; Status of Warrant Units. The Company represents, warrants, covenants and agrees that the Warrant Units constitute the Warrant Coverage Percentage of the issued and outstanding Class A Units of the Company on a Fully-diluted Basis as of the date of exercise and that all Warrant Units which may be issued upon the exercise of this Warrant in accordance with the terms hereof will, upon issuance, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens, encumbrances, options, call rights, preemptive rights, rights of first refusal, other refusal rights, restrictions and other charges with respect to the issue thereof, other than restrictions on transferability hereunder, restrictions on transferability under Federal and state securities laws and the provisions of the LLC Agreement; and, if any other outstanding shares of Capital Stock are then listed on a national or regional securities exchange, will be so listed.

(b)   Company Covenants. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised or the Company has obligations hereunder, (i) the Company shall, at all times, have authorized and reserved (or made other adequate provision) for the purpose of issue upon exercise of the rights evidenced by this Warrant, a sufficient number of Class A Units to provide for the exercise of the rights represented by this Warrant (if applicable), (ii) the Company will not take any action or cause or permit any action to be taken that would cause the Exercise Price, if this Warrant were exercised for all Warrant Units, to exceed One Hundred Dollars ($100.00), (iii) except as otherwise provided in the LLC Agreement, the Company shall provide the Holder with at least fifteen (15) days’ advance written notice prior to any redemption, optional or mandatory, of any of the Class A Units provided that no such redemption shall be permitted unless and to the extent expressly allowed under the Purchase Agreement), (iv) the Company will not, by amendment of its certificate of organization or the LLC Agreement or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder hereunder, and (v) the Company will provide the Holder and its affiliates with a right to participate in any transfer, sale and assignment of any Class A Units or Class B Units in accordance with the provisions of Sections 10.2 (Right of First Refusal) and Section 10.3 (Tag-Along Rights) of the LLC Agreement.

6.     Adjustments. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events as follows:

(a)   Reclassification, Etc. If the Company, at any time while this Warrant or any portion hereof remains outstanding and unexpired, by reclassification of securities or otherwise (other than a change in par value), shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price shall be appropriately adjusted, all subject to further adjustment as provided in this Section 6.

(b)   Splits: Dividends; Subdivisions; Combinations. If after the date hereof the Company shall subdivide the Class A Units, by split-up or otherwise, or combine the Class A Units, the number of Class A Units issuable on the exercise of this Warrant shall forthwith be (i) proportionately increased in the case of a subdivision, or (ii) proportionately decreased in the case of a combination, and the Exercise Price shall be proportionately decreased or increased, as appropriate.

(c)    Adjustments for Distributions in Other Securities or Property. If, at any time while this Warrant or any portion hereof remains outstanding and unexpired, the holders of the securities as to which purchase rights under this Warrant exist or any other Capital Stock at the time shall have received, or, on or after the record date fixed for the determination of eligible members, shall have become entitled to receive, without payment therefor, other or additional securities or property (including cash) of the Company by way of dividend or distribution (other than Tax Distributions), then and in each case, this Warrant shall represent the right to receive (and the Holder shall receive from the Company) concurrently with the making of such dividend or distribution, in addition to the securities receivable upon exercise of this Warrant and without payment of any additional consideration therefor, the amount of such other or additional securities or property (including cash) of the Company that the Holder would receive had the Holder exercised this Warrant in its entirety on the date hereof and had thereafter held such securities, giving effect to all adjustments required during such period pursuant to the provisions of this Section 6.

(d)   Fundamental Transactions. If, at any time while this Warrant or any portion hereof is outstanding and unexpired, there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision, an adjustment for which is otherwise provided for in this Section 6) or (ii) a merger or consolidation of the Company with or into another entity in which the Company is not the surviving entity or a merger (including a reverse triangular merger) in which the Company is the surviving entity but the Company’s Capital Stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise (collectively, a “Fundamental Transaction”), then, as a part of such Fundamental Transaction, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of securities or property of the successor entity resulting from such Fundamental Transaction that a holder of Class A Units deliverable upon exercise of this Warrant would have been entitled to receive in such Fundamental Transaction if this Warrant had been exercised immediately before such Fundamental Transaction, all subject to further adjustment as provided in this Section 6. To the extent applicable, the foregoing provisions of this Section 6(c)shall similarly apply to successive Fundamental Transactions and to the securities of any other entity that are at the time receivable upon the exercise of this Warrant. If the per share consideration payable to the holder hereof for shares of Capital Stock in connection with any such Fundamental Transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Board. In all events, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the Fundamental Transaction, to the end that the provisions of this Warrant shall be applicable thereafter, as near as reasonably may be, in relation to any securities or other property deliverable after that event upon exercise of this Warrant.

(e)   Preemptive Rights. In connection with the Company’s issuance of additional Units for the purposes of raising additional equity as permitted under and pursuant to Section 7.4(i) of the Purchase Agreement, the Company shall provide the Holder with a preemptive right to purchase its respective pro-rata share of such Units in accordance with the provisions of Section 6.2 of the LLC Agreement.

(f)    Other Action Affecting Class A Units. In addition to all other rights and protections afforded by this Section 6, in case after the date hereof, the Company shall take any action affecting the Class A Units, other than an action described in any of the foregoing Sections 6(a) through 6(e) hereof, which in the opinion of the Board would or could reasonably be expected to have a material adverse effect upon the rights of the Holder or the number of Class A Units purchasable hereunder, other than the issuance of Class A Units expressly permitted under Section 7.4 of the Purchase Agreement, then the number of Class A Units purchasable upon exercise of this Warrant shall be adjusted in such manner and at such time as the Board may in good faith determine to be equitable under the circumstances.

(g)   Right to Verify Warrant Units. At any time and from time to time, the Holder may require verification as to the number of Class A Units covered by this Warrant, in which event the Company shall provide to the Holder its calculation thereof and supporting date, information and documentation with respect thereto.

Nothing contained in this Section 6 shall permit the Company to take, or permit to be taken, any action otherwise prohibited under the Purchase Agreement or this Warrant.

7.     Notice of Adjustments; Other Notices.

(a)   Notice of Adjustments. In the event the Company shall take any action which, upon completion, pursuant to Sections 6(a), 6(b), 6(c), 6(d), 6(e) or 6(f) hereof would result in an adjustment of the number of Class A Units purchasable upon exercise of this Warrant, the Company will give to the Holder at its last address known to the Company written notice of such action (by first class mail, postage prepaid) fifteen (15) Business Days in advance of its effective date. Such notice shall contain the Company’s certificate signed by its Authorized Officer, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the number of Class A Units purchasable after giving effect to such adjustment. In the event that the actual adjustment required by such event is different from that set forth in such notice, the Company shall promptly mail to the Holder a revised certificate and notice in accordance with this Section 7(a). Holder shall have the right to dispute any facts and/or calculations contained in the notice of adjustment(s) delivered to the Holder pursuant to this Section 7(a) so long as written notice of such dispute is provided to the Company within thirty (30) days following the Holder’s receipt of such notice of adjustment(s).

(b)   Other Notices. In the event (i) that the Company shall take a record of the holders of its Class A Units (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock or any class or any other securities, or (ii) of any capital reorganization of the Company, any reclassification of the Capital Stock of the Company, any Fundamental Transaction or (iii) of any voluntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company shall mail or cause to be mailed to the Holder or Holders a notice specifying, as the case may be, (y) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (z) the date on which such reorganization, reclassification, Fundamental Transaction, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Class A Units (or such stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their Class A Units (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, Fundamental Transaction, dissolution, liquidation or winding-up. Such notice shall be mailed at least thirty (30) days prior to the date therein specified.

8.     No Registration under Securities Act. Neither this original Warrant nor the Class A Units issuable upon the exercise of this original Warrant have been registered under the Securities Act or under the securities laws of any state. In issuing this Warrant, the Company has relied upon the exemption from registration provided by Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering. Holder has represented to the Company under the Purchase Agreement that it has not acquired this Warrant with a view to distribution and that any Class A Units issuable upon exercise of this Warrant will not be acquired by it with a view to distribution. Holder acknowledges, by acceptance of this Warrant, that the sale of this Warrant, the Warrant Units or of any of the Class A Units issuable upon exercise of this Warrant, under certain circumstances may be deemed to constitute a distribution within the meaning of, and require registration under the Securities Act. Upon exercise of this Warrant, the Holder shall confirm in writing certain matters by executing and delivering to the Company the form attached as Exhibit “A” hereto.

9.     Holder’s Put Rights. The Warrant Units to be acquired by the Holder hereunder and the Warrant Units issuable upon exercise of this Warrant are subject to the Holder’s Put Rights pursuant to and in accordance with the provisions of Section 6.16 of the Purchase Agreement.

10.   Intentionally Omitted.

11.   Certain Distributions. In addition to any and all rights and remedies available to the Holder under and pursuant to the LLC Agreement, if any Holder (i) is allocated any income of the Company for which the Holder (or direct or indirect owner of such Holder) is liable for federal, state and/or local income tax, or (ii) is allocated any income of the Company as a result of the receipt or exercise of this Warrant, then the Company shall, to the extent permitted under the LLC Agreement, make a Tax Distribution to the Holder. This Section 11 is not intended to apply with respect to any tax liability incurred on and solely as a result of the exercise of a Put hereunder.

12.   Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights provided under this Warrant. The Company agrees that monetary damages may not be adequate compensation for any loss incurred by reason of a breach by the Company of the provisions of this Warrant and hereby agrees, in an action for specific performance, to waive the defense that a remedy at law would be adequate. No remedy conferred in this Warrant upon any Holder is intended to be exclusive of any other remedy available to such Holder, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise. No course of dealing or any delay or failure to exercise any right hereunder on the part of any such Holder shall operate as a waiver of such right or otherwise prejudice the rights, powers or remedies of such Holder. The Company shall reimburse the Holder, upon demand, for any and all costs, expenses, claims and charges, including (without limitation) attorneys’ fees, incurred by the Holder in connection with the Holder’s enforcement of any term, provision, right or remedy contained in this Warrant, where such enforcement action arises in connection with the Company’s failure to comply with any provision of this Warrant.

13.   Notices. All notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) the business day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iii) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy number set forth below, or at such other address or facsimile number as such party may hereafter specify by written notice to the other party hereof:

Company:	LTN Acquisition, LLC
14900 Landmark Boulevard, Suite 300
Dallas, Texas 75254

Attention: L. Allen Baker, Jr, President and CEO

With a copy to:	Fulbright & Jaworski, L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201

Attention: William Paul Bowers, Esq.

Holder:	Brookside Mezzanine Fund II, L.P.
201 Tresser Boulevard, Suite 330
Stamford, CT 06901-3435

Attention: Mr. Corey L. Sclar

With a copy to:	Stevens & Lee.
620 Freedom Business Center
Suite 200
King of Prussia, Pennsylvania 19406

Attention: Steven M. Tyminski, Esq.

14.   Loss, Theft, Destruction or Mutilation. Upon receipt by the Company of reasonable evidence satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of Warrants and (in the case of loss, theft, or destruction) of reasonable indemnity and (in the case of mutilation) upon surrender and cancellation thereof, the Company will execute and deliver, in lieu thereof, new Warrants of like tenor.

15.   Governing Law. The validity, interpretation and performance of this Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, regardless of the law that might be applied under principles of conflicts of law. Any action which is based, directly or indirectly, on this Warrant or any matter in or related to this Warrant, shall be brought only in the courts of the State of Delaware. Each of the Company and the Holder thereof irrevocably waives any objection which it may now or hereinafter have to the laying of the venue of any suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

16.   Delays, Omissions, Etc. No delay or omission to exercise any right, power or remedy accruing to the Holder upon any breach or default by the Company under this Warrant shall be deemed a further or continuing waiver or a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of the Holder of any breach or default by the Company under this Warrant, or any waiver on the part of the Company of any provision, term or condition of this Warrant must be in writing and shall be effective only to the extent specifically set forth in such writing.

17.   Amendments. Neither this Warrant nor any term or provision hereof may be amended, modified, waived or terminated except by a written instrument signed by the Company and the Holder.

18.   Acceptance. Receipt of this Warrant by the Holder hereof shall constitute acceptance of and agreement to the foregoing terms and conditions.

19.   Binding Effect. This Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the Holder. The provisions of this Warrant are intended to be for the benefit of, and may be enforced by, each permitted Holder from time to time of this Warrant and the Warrant Units.

20.   Headings. The descriptive headings of the several sections of these Warrants are inserted for convenience only and do not constitute a part of this Warrant.

21.   Survival. The provisions of Sections 1, 9, 12, 13, 15, 16, 17, 19, 20 and 21 of this Warrant shall survive the exercise of this Warrant, and shall continue thereafter in full force and effect in accordance with their terms.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Company, intending to be legally bound hereby, has caused this original Warrant to be signed by its duly authorized officer, attested by its duly authorized officer, and this Warrant to be dated this 28th day of May, 2013.

LTN ACQUISITION, LLC

By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

(“Company”)

Signature Page to Warrant – Brookside

EXHIBIT “A”

INVESTMENT REPRESENTATION STATEMENT

Purchaser:

Company:	LTN Acquisition, LLC

Security:	Class A Units

Amount:

Date:

In connection with the purchase of the above-listed securities (the “Securities”), the undersigned (the “Purchaser”) represents to the Company as follows:

(a)          The Purchaser is aware of the Company’s business affairs and financial condition, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. The Purchaser is purchasing the Securities for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended (the “Act”).

(b)          The Purchaser understands that the Securities have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein. In this connection, the Purchaser understands that, in the view of the Securities and Exchange Commission (“SEC”), the statutory basis for such exemption may be unavailable if the Purchaser’s representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under applicable tax laws, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future.

(c)          The Purchaser further understands that the Securities must be held indefinitely unless subsequently registered under the Act or unless an exemption from registration is otherwise available. In addition, the Purchaser understands that the certificate evidencing the Securities will be imprinted with the legend referred to in the Warrant under which the Securities are being purchased.

(d)          The Purchaser is aware of the provisions of Rule 144 and 144A, promulgated under the Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, if applicable, including, among other things: the availability of certain public information about the Company, the resale occurring not less than one (1) year after the party has purchased and paid for the securities to be sold; the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended) and the amount of securities being sold during any three-month period not exceeding the specified limitations stated therein.

(e)          The Purchaser further understands that at the time it wishes to sell the Securities there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144 and 144A, and that, in such event, the Purchaser may be precluded from selling the Securities under Rule 144 and 144A even if the one-year minimum holding period had been satisfied.

(f)          The Purchaser further understands that in the event all of the requirements of Rule 144 and 144A are not satisfied, registration under the Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

(g)          The Purchaser is an accredited investor within the meaning of Regulation D of the Act.

Purchaser: __________________________]

EXHIBIT “B”

Net Issue Election Notice

To:[ _______ ]

Date: [ ______________________ ]

Re: Warrant dated May 28, 2013 executed and delivered by LTN Acquisition, LLC to and in favor of Brookside Mezzanine Fund II, L.P. (the “Warrant”; any capitalized terms used herein without definition shall have the meanings ascribed to those terms in the Warrant)

The undersigned hereby elects under Section 2(d) of this Warrant to surrender the right to purchase [______________] Class A Units pursuant to this Warrant and hereby requests the issuance of [______________] Class A Units, [the following sentence shall be included in this Net Issue Election Notice only if Class A Units are certificated] The certificate(s) for the Class A Units issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature

Name for Registration

Mailing Address

SCHEDULE “A”

FORM OF EXERCISE

TO PURCHASE CLASS A UNITS

The undersigned hereby irrevocably elects to exercise the Warrant to purchase [__________] Class A Units of LTN ACQUISITION, LLC (“Class A Units”)L and hereby makes payment of S therefor]. The undersigned hereby requests that certificates for such Class A Units (if such Class A Units are certificated) be issued and delivered as follows:

ISSUE TO:

(NAME)

(ADDRESS, INCLUDING ZIP CODE)

(SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER)

DELIVER TO:

(NAME)

(ADDRESS, INCLUDING ZIP CODE)

If the number of Class A Units purchased hereby is less than the number of Class A Units covered by Warrant, the undersigned request that a new Warrant representing the number of Class A Units not so purchased (or reduced) be issued and delivered as follows:

ISSUE TO:

(NAME)

(ADDRESS, INCLUDING ZIP CODE)

DELIVER TO:

(NAME)

(ADDRESS, INCLUDING ZIP CODE)

Dated:	[NAME OF HOLDER1]

By:
Name:
Title:

1 Name of Holder must conform in all respects to name of holder as specified on the face of the Warrant.

Exhibit 10.31

THE SALE AND ISSUANCE OF THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED PURSUANT TO THE FEDERAL SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”), THE SECURITIES LAWS OF THE COMMONWEALTH OF PENNSYLVANIA OR THE SECURITIES LAWS OF ANY OTHER STATE OR OTHER JURISDICTION. THE SECURITIES REPRESENTED BY THIS WARRANT HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THE SECURITIES REPRESENTED BY THIS WARRANT ARE NOT FREELY TRANSFERABLE AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR ASSIGNED EXCEPT: (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS; OR (B) UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL TO THE HOLDER OF THE SECURITIES REPRESENTED BY THIS WARRANT OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE ISSUER OF SUCH SECURITIES, THAT AN EXEMPTION FROM THE ACT IS AVAILABLE AND THAT SUCH OFFER, SALE, TRANSFER, PLEDGE OR ASSIGNMENT IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE OR JURISDICTION.

WARRANT

To Purchase Membership Units of

LTN ACQUISITION, LLC

This certifies that, for One Dollar ($1.00) and other good and valuable consideration, LEGG MASON SBIC MEZZANINE FUND, L.P. (the “Holder”), a Delaware limited partnership, or its registered assigns, is entitled to purchase from LTN ACQUISITION, LLC (the “Company”), a Delaware limited liability company, at any time within and prior to the expiration of the Exercise Period, up to that number of the Company’s Class A Units (the “Class A Units”) equal to (at the time of exercise) the Warrant Coverage Percentage (as hereinafter defined) of all of the issued and outstanding Class A Units on a Fully-diluted Basis (as hereinafter defined), which as of the date hereof amount to two hundred ninety-nine thousand three hundred thirty-seven (299,337) Class A Units, for an amount equal to the Exercise Price (as hereinafter defined). The number and character of and Exercise Price for the Class A Units covered by this Warrant are subject to adjustment as hereinafter provided, This Warrant (i) is the original Warrant issued by the Company to the Holder pursuant to the provisions of Section 2.2(a)(ii) of the Purchase Agreement (as hereinafter defined), (ii) is being issued in connection with the transactions described in the Purchase Agreement, and (iii) may be exercised, exchanged, and transferred in accordance with the terms below which govern this Warrant.

1.     Definitions; Financial and Accounting Terms.

(a)   Definitions. For the purpose of this Warrant, the following terms shall have the meanings indicated in this Section 1, unless the context clearly requires otherwise:

(i)          “Automatic Exercise Date” has the meaning ascribed to it in Section 2(c) hereof.

(ii)         “Board” means the Board of Managers of the Company, as compromised from time to time pursuant to Section 4.1 of the LLC Agreement,

(iii)        “Borrowers” means, collectively, LTN Staffing, LLC, BG Staffing, LLC, BG Personnel Services, LP, BG Personnel, LP, and B G Staff Services, Inc.

(iv)        “Business Day” has the meaning ascribed to it in the Purchase Agreement.

(v)         “Capital Stock” means, collectively, the Class A Units, Class A Unit equivalents (including, for purposes hereof, Class B Units), and any other membership interest of the Company of any class, whether now or hereafter authorized, which has the right to participate in the distribution of earnings and assets of the Company without limit as to amount or percentage; provided, however. Capital Stock shall not include any capital stock interests at any time directly or indirectly owned by the Company.

(vi)        “Class A Units” has the meaning ascribed to it in the introductory paragraph of this Warrant.

(vii)       “Class B Units” means membership interests of the Company designated as “Class B Units” under and pursuant to the LLC Agreement.

(viii)      “Closing Date” means the date hereof.

(ix)         “Commission” has the meaning ascribed to it in Section 4(a) hereof.

(x)          “Convertible Securities” means any class or series of securities of the Company, including without limitation, Capital Stock, notes, subscriptions, calls, or debentures, which are convertible at the option of the holder thereof or the Company, or upon the occurrence of certain events, into or exchangeable for Capital Stock.

(xi)         “Debt” has the meaning ascribed to it in the Purchase Agreement.

(xii)        “Event of Default” has the meaning ascribed to it in the Purchase Agreement.

(xiii)       “Exercise Period” means the period commencing on the Closing Date and ending at 5:00 p.m., Eastern Time, on the tenth (10th) anniversary date of the Closing Date.

(xiv)      “Exercise Price” means, with respect to any Warrant Unit, $.01; provided, however, in no event shall the Exercise Price exceed One Hundred Dollars ($100.00) for all of the Warrant Units.

(xv)       “Fully-diluted Basis” means, as at any applicable time, the number of Class A Units that are issued and outstanding assuming the conversion or exchange of all outstanding convertible or exchangeable securities and the exercise of all outstanding warrants, options or other rights to subscribe for or purchase any Class A Units of the Company including (without limitation) this Warrant, the Class A Units into which any Class B Units are convertible, and any warrants, options and other rights outstanding at the time of the execution of this Warrant.

(xvi)      “Fundamental Transaction” has the meaning ascribed to it in Section 6(d) hereof.

(xvii)     “GAAP” has the meaning ascribed to it in the Purchase Agreement.

(xviii)    “Holder” means, collectively, the Holder of this Warrant identified in the initial paragraph hereof and any subsequent holder(s) of this Warrant, Warrant Units, or portion thereof, as appropriate.

(xix)       “Liquidity Event” has the meaning ascribed to it in the Purchase Agreement.

(xx)        “LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company by and among the Company’s members, including the Holder, as in effect on the Closing Date, and any future modifications and amendments thereof or thereto permitted under and pursuant to the Purchase Agreement.

(xxi)       “Notice of Exercise” means a subscription notice in the form of Schedule “A” attached hereto and made a part hereof.

(xxii)      “Person” has the meaning ascribed to it in the Purchase Agreement.

(xxiii)     “Purchase Agreement” means the Amended and Restated Securities Purchase Agreement dated as of the date hereof by and among the Company, the Borrowers, Brookside Pecks Capital Partners, L.P., Brookside Mezzanine Fund II, L.P. and the Holder, and any future modifications and amendments thereof or thereto.

(xxiv)    “Put Rights” means the put rights of the Holder under and pursuant to Section 6.16 of the Purchase Agreement.

(xxv)     “Securities Act” has the meaning ascribed to it in Section 4(a) hereof.

(xxvi)    “Senior Subordinated Note” means the Senior Subordinated Note dated the date hereof in the principal amount of Two Million Dollars ($2,000,000.00) executed and delivered by the Borrowers in favor of the Holder, and any future modifications and amendments thereof or thereto.

(xxvii)   “Tax Distributions” means, collectively, those distributions made pursuant to Section 7.1(a) of the LLC Agreement, but only to the extent permitted under the Purchase Agreement.

(xxviii)    “Warrant” means this original Warrant, and any future modifications and amendments hereof or hereto.

(xxix)      “Warrant Coverage Percentage” means one percent (1%).

(xxx)        “Warrant Register” has the meaning ascribed to it in Section 4(b) hereof.

(xxxi)      “Warrant Units” means the Class A Units purchased upon exercise of this Warrant.

(b)   Other Definitions. Any other capitalized terms used herein which are not defined in Section l(a) hereof or elsewhere in this Warrant, but which are defined in the Purchase Agreement, shall have the meanings ascribed to such terms in the Purchase Agreement.

(c)   Warrant Attributes. It is the intention and the agreement of the Company and the Holder that the Warrant Units shall entitle the Holder thereof to have such rights, privileges and powers set forth in clause (g) below. The Company agrees to act at all times in good faith to implement such agreement including, without limitation, the issuance of Warrant Units upon the exercise of this Warrant in such class or classes of Capital Stock as may be required to comply with such intention and agreement of the Company and the Holder.

(d)   Capital Accounts. It is understood and agreed that, at the time of the acquisition of this Warrant, the Holder shall be entitled to a reallocation of the existing capital accounts of the Company from the then members of the Company as of such exercise in order to ensure that the Holder receives its ownership percentage of any and all distributions (including liquidating distributions) as set forth in clause (g) below and upon the exercise hereunder while the Holder is a member of the Company.

(e)   General Covenant to Implement. Without limiting the generality of any other provision of this Warrant, the Company covenants and agrees to promptly take, or cause to be promptly taken, any and all actions required by the Holder which the Holder’s reasonably requests in order to implement the terms and conditions of this Warrant (including, without limitation, the provisions of Section l(d) hereof) and provide the Holder with the rights and privileges set forth in this Warrant and the LLC Agreement.

(f)    GAAP. Except as otherwise provided in the definitions or text herein, financial and accounting terms used in the definitions or elsewhere in this Warrant, shall be defined in accordance with GAAP consistent with the historical preparation of the Company’s financial statements, provided such were prepared in accordance with GAAP,

(g)   Rights as a Holder. The Company and the Holder agree that, whether or not the Warrant has been exercised, Holder, while it owns any Warrants is intended to be treated as a partner in the Company for federal income tax purposes (and state income tax purposes where applicable) as of the issue date of the Warrant, owning Class A Units for federal income tax purposes (and state income tax purposes where applicable) corresponding to the Class A Units for which the Warrant is exercisable; provided, however, that the Holder shall not be treated as a partner, member or equity holder in the Company in any respect for state business organization law purposes except as otherwise required hereunder. The Company agrees that it shall maintain capital accounts, make distributions, including without limitations tax distributions, and allocate income, gain, loss, expense, credit and liabilities in a manner consistent with this intended treatment and shall otherwise apply the LLC Agreement for income tax purposes in a manner consistent with this Section. The Company and the Holder agree that they shall file, and shall cause each of their members to file, all their respective tax returns and reports in a manner consistent with this section until such time as they are required to take an inconsistent position therewith as a the result of a determination within the meaning of Code section 1313 (or similar state law).

2.     Exercise of Warrants; Automatic Exercise.

(a)   Method of Exercise. This Warrant may be exercised in whole (but not in part) during the Exercise Period by the surrender of this Warrant, properly endorsed, at the principal office of the Company, during normal business hours on any Business Day together with the election forms and Investment Representation Statement in the form of Exhibit “A” attached hereto and the Holder’s agreement to be bound by the LLC Agreement by executing and delivering a joinder thereto in the form required thereby and made a part hereof duly completed and upon payment to it (i) in cash payable to the Company, (ii) by check, certified check or bank draft payable to the Company, (iii) by tender of the Senior Subordinated Note as provided in Section 2(e) hereof, or (iv) in the event of a cashless exercise pursuant to Section 2(d) hereof, with the Net Issue Election Notice attached hereto as Exhibit “B” duly executed and completed, or by some combination of (i), (ii), (iii) and (iv), in each case in the amount of the Exercise Price for the Warrants so exercised in respect of the Warrant Units being purchased as part of such exercise, together with an executed Notice of Exercise. The persons entitled to the Warrant Units so purchased shall be treated for all purposes as the holders of such Warrant Units as of the close of business on the date of exercise provided that the conditions specified in this Section 2(a) have been satisfied on such date or such later date as such conditions are first satisfied. Certificates for the Warrant Units so purchased (if the LLC Agreement provides that the Class A Units are to be certificated) shall be issued and delivered to the Persons so entitled within a reasonable time, not exceeding ten (10) days, after such exercise.

(b)   Rights as Member. Until such time as this Warrant is exercised in accordance herewith, the Holder hereof shall have no rights as a member of the Company solely by reason of its interest under this Warrant. It is understood, recognized and acknowledged that the Holder is currently a member of the Company and, as such, has the rights and interests as such under the LLC Agreement and otherwise in its capacity as a member of the Company.

(c)   Automatic Exercise. If any portion of this Warrant remains unexercised immediately prior to the expiration of the Exercise Period and the fair market value, as determined below, of one Class A Unit immediately prior to the expiration of the Exercise Period is greater than the Exercise Price as of such date, then this Warrant shall be deemed to have been exercised automatically immediately prior to the close of business prior to the expiration of the Exercise Period (the “Automatic Exercise Date”) in the manner set forth in Section 2(d) hereof, and the Holder shall be treated for all purposes as the holder of record of such Warrant Units as of the close of business on such Automatic Exercise Date. If so exercised in accordance with this Section 2(c), this Warrant shall be deemed to be surrendered to the Company on the Automatic Exercise Date by virtue of this Section 2(c) without any action by the Holder. As promptly as is reasonably practicable on or after the Automatic Exercise Date, but in no event prior to the date on which this Warrant is surrendered to the Company at the principal office of the Company, during normal business hours on any Business Day, the Company, at its expense, shall issue and deliver to the Holder a certificate or certificates (if the LLC Agreement provides that the Class A Units are to be certificated) for the number of Warrant Units issuable upon such exercise, in accordance with Section 2(d) hereof.

(d)   Cashless Exercise Feature. In addition to and without limiting the rights of the Holder hereof under the terms of this Warrant the Holder may elect to receive, without the payment by the Holder of the Exercise Price, Warrant Units equal to the value of this Warrant or any portion hereof by the surrender of this Warrant together with the Net Issue Election Notice annexed hereto as Exhibit “B” duly executed and completed, at the office of the Company, or such other office or agency of the Company as it may reasonably designate by written notice to the Holder, during normal business hours on any Business Day during the Exercise Period. Thereupon, the Company shall issue to the Holder such number of fully paid nonassessable Warrant Units, as is computed using the following formula:

X - Y(A-B)

A

where:

X =	the number of Class A Units to be issued to the Holder upon such exercise of the rights under this Section 2(d);
Y =	the total number of Class A Units covered by this Warrant which the Holder has surrendered for cashless exercise;
A =	the “fair market value” of one Class A Unit on the date that the Holder delivers the Net Issue Election Notice to the Company as provided herein; and
B =	the Exercise Price in effect under this Warrant on the date that the Holder delivers the Net Issue Election Notice to the Company as provided herein.

For purposes of the above calculation, fair market value of one Class A Unit shall be determined by the Board in good faith; provided, however, that if a public market for the Class A Units exists at the time of such exercise, the fair market value per Class A Unit shall be the average over the five (5) trading days prior to the date of determination of fair market value of (a) the average of the closing bid and asked prices of the Class A Units quoted in the Over-the-Counter Market Summary or (b) the last reported sale price of the Class A Units or the closing price quoted on any exchange on which the Class A Units are listed, whichever is applicable, in each case as published in the Eastern Edition of The Wall Street Journal. Notwithstanding the foregoing, in the event this Warrant is exercised in connection with the Company’s initial public offering of Class A Units, the fair market value per Class A Unit shall be the per Class A Unit (or as converted to common stock, as applicable) offering price to the public of the Company’s initial public offering. For purposes of Rule 144 under the Securities Act (17 CFR §230.144), the Company and the Holder agree that the exercise of this Warrant in accordance with this Section 2(d) shall be deemed to be a conversion of such portion of the Warrant, pursuant to the terms hereof, into Class A Units.

(e)   Payment in Note. To the extent that the Holder surrenders with this Warrant the Senior Subordinated Note then held by such Holder, as provided above, such Holder shall be deemed to have paid that portion of the Exercise Price equal to one hundred percent (100%)of the principal amount of the Senior Subordinated Note, which the Holder thereof directs the Company to accept as payment of the Exercise Price, the Senior Subordinated Note shall be delivered to the Company for cancellation, and, to the extent that the principal amount of the Senior Subordinated Note is greater than the amount of the Exercise Price paid by the surrender thereof, the Company shall execute and deliver a new Senior Subordinated Note to the tendering holder thereof, having an outstanding principal amount equal to the amount not so applied to payment of the Exercise Price. At the time of the issuance of the Warrant Units pursuant to the exercise of this Warrant, the Company shall pay all accrued and unpaid interest on the portion of the principal amount of the Senior Subordinated Note of such Holder canceled pursuant to this Section 2(e) up to but excluding the date of such issuance. For purposes of Rule 144 under the Securities Act (17 C.F.R. § 230.144), the Company and the Holder agree that a tender of the Senior Subordinated Note in payment of the Exercise Price in respect of this Warrant shall not be deemed a prepayment of the Senior Subordinated Note, but rather a conversion of the Senior Subordinated Note, pursuant to the terms of this Warrant, into Warrant Units.

3.     Exchange. Warrants are exchangeable, upon the surrender thereof by the Holder thereof at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the right to purchase the number of Class A Units purchasable under the Warrants being exchanged, each of such new Warrant to represent the right to subscribe for and purchase such portion of the aggregate number of Class A Units represented by all Warrants as shall be designated by such Holders at the time of such surrender.

4.     Transfer.

(a)   Transferability of Warrant. Subject to the Holder’s compliance with applicable securities laws and the provisions of this Warrant, this Warrant is transferable, only in whole, at the principal office of the Company by the Holders thereof in person or by duly authorized attorney, upon presentation of this Warrant, properly endorsed, for transfer. Prior to any proposed transfer of this Warrant or the Warrant Units, unless there is in effect a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the proposed transfer, the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company so requests, be accompanied (except in transactions in compliance with Rule 144 of the Securities Act) by either (i) an unqualified written opinion of legal counsel who shall be reasonably satisfactory to the Company addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Warrant or Warrant Units, as applicable, may be effected without registration under the Securities Act and any applicable state securities laws, or (ii) a “no action” letter from the Securities Exchange Commission (the “Commission”) to the effect that the transfer of such Warrant or Warrant Units, as applicable, without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder of the Warrant or Warrant Units, as applicable, shall be entitled to transfer the Warrant or Warrant Units, as applicable, in accordance with the terms of the notice delivered by the Holder to the Company; provided, however, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder to any Affiliate of such Holder, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were the original Holder hereunder. Each certificate evidencing the Warrant or Warrant Units, as applicable, transferred as above provided shall bear the appropriate restrictive legend set forth above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Securities Act. Holder agrees that this Warrant, when endorsed in blank, may be deemed negotiable, and that the Holder, when this Warrant shall have been so endorsed, may be treated by the Company and all other persons dealing with this Warrant as the absolute owner thereof for any purpose and as the persons entitled to exercise the rights represented by this Warrant, or to the transfer thereof on the books of the Company, any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered Holder thereof as the owner thereof for all purposes.

(b)   Warrant Register. The Company shall maintain a register (the “Warrant Register”) containing the names and addresses of the Holder or Holders. Any Holder of this Warrant or any portion thereof may change such Holder’s address as shown on the Warrant Register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the Holder may be delivered or given by mail to such Holder as shown on the Warrant Register and at the address shown on the Warrant Register. Until this Warrant is transferred on the Warrant Register of the Company, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary.

5.     Certain Representations, Warranties and Covenants of the Company.

(a)   Warrant Coverage; Status of Warrant Units. The Company represents, warrants, covenants and agrees that the Warrant Units constitute the Warrant Coverage Percentage of the issued and outstanding Class A Units of the Company on a Fully-diluted Basis as of the date of exercise and that all Warrant Units which may be issued upon the exercise of this Warrant in accordance with the terms hereof will, upon issuance, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens, encumbrances, options, call rights, preemptive rights, rights of first refusal, other refusal rights, restrictions and other charges with respect to the issue thereof, other than restrictions on transferability hereunder, restrictions on transferability under Federal and state securities laws and the provisions of the LLC Agreement; and, if any other outstanding shares of Capital Stock are then listed on a national or regional securities exchange, will be so listed.

(b)   Company Covenants. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised or the Company has obligations hereunder, (i) the Company shall, at all times, have authorized and reserved (or made other adequate provision) for the purpose of issue upon exercise of the rights evidenced by this Warrant, a sufficient number of Class A Units to provide for the exercise of the rights represented by this Warrant (if applicable), (ii) the Company will not take any action or cause or permit any action to be taken that would cause the Exercise Price, if this Warrant were exercised for all Warrant Units, to exceed One Hundred Dollars ($100.00), (iii) except as otherwise provided in the LLC Agreement, the Company shall provide the Holder with at least fifteen (15) days’ advance written notice prior to any redemption, optional or mandatory, of any of the Class A Units (provided that no such redemption shall be permitted unless and to the extent expressly allowed under the Purchase Agreement), (iv) the Company will not, by amendment of its certificate of organization or the LLC Agreement or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder hereunder, and (v) the Company will provide the Holder and its affiliates with a right to participate in any transfer, sale and assignment of any Class A Units or Class B Units in accordance with the provisions of Sections 10.2 (Right of First Refusal) and Section 10.3 (Tag-Along Rights) of the LLC Agreement.

6.     Adjustments. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events as follows:

(a)   Reclassification, Etc. If the Company, at any time while this Warrant or any portion hereof remains outstanding and unexpired, by reclassification of securities or otherwise (other than a change in par value), shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price shall be appropriately adjusted, all subject to further adjustment as provided in this Section 6.

(b)   Splits; Dividends; Subdivisions; Combinations. If after the date hereof the Company shall subdivide the Class A Units, by split-up or otherwise, or combine the Class A Units, the number of Class A Units issuable on the exercise of this Warrant shall forthwith be (i) proportionately increased in the case of a subdivision, or (ii) proportionately decreased in the case of a combination, and the Exercise Price shall be proportionately decreased or increased, as appropriate.

(c)   Adjustments for Distributions in Other Securities or Property. If, at any time while this Warrant or any portion hereof remains outstanding and unexpired, the holders of the securities as to which purchase rights under this Warrant exist or any other Capital Stock at the time shall have received, or, on or after the record date fixed for the determination of eligible members, shall have become entitled to receive, without payment therefor, other or additional securities or property (including cash) of the Company by way of dividend or distribution (other than Tax Distributions), then and in each case, this Warrant shall represent the right to receive (and the Holder shall receive from the Company) concurrently with the making of such dividend or distribution, in addition to the securities receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional securities or property (including cash) of the Company that the Holder would receive had the Holder exercised this Warrant in its entirety on the date hereof and had thereafter held such securities, giving effect to all adjustments required during such period pursuant to the provisions of this Section 6.

(d)   Fundamental Transactions. If, at any time while this Warrant or any portion hereof is outstanding and unexpired, there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision, an adjustment for which is otherwise provided for in this Section 6) or (ii) a merger or consolidation of the Company with or into another entity in which the Company is not the surviving entity or a merger (including a reverse triangular merger)in which the Company is the surviving entity but the Company’s Capital Stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise (collectively, a “Fundamental Transaction”), then, as a part of such Fundamental Transaction, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of securities or property of the successor entity resulting from such Fundamental Transaction that a holder of Class A Units deliverable upon exercise of this Warrant would have been entitled to receive in such Fundamental Transaction if this Warrant had been exercised immediately before such Fundamental Transaction, all subject to further adjustment as provided in this Section 6. To the extent applicable, the foregoing provisions of this Section 6(c) shall similarly apply to successive Fundamental Transactions and to the securities of any other entity that are at the time receivable upon the exercise of this Warrant. If the per share consideration payable to the holder hereof for shares of Capital Stock in connection with any such Fundamental Transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Board. In all events, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the Fundamental Transaction, to the end that the provisions of this Warrant shall be applicable thereafter, as near as reasonably may be, in relation to any securities or other property deliverable after that event upon exercise of this Warrant.

(e)   Preemptive Rights. In connection with the Company’s issuance of additional Units for the purposes of raising additional equity as permitted under and pursuant to Section 7.4(i) of the Purchase Agreement, the Company shall provide the Holder with a preemptive right to purchase its respective pro-rata share of such Units in accordance with the provisions of Section 6.2 of the LLC Agreement.

(f)    Other Action Affecting Class A Units. In addition to all other rights and protections afforded by this Section 6, in case after the date hereof, the Company shall take any action affecting the Class A Units, other than an action described in any of the foregoing Sections 6(a) through 6(e) hereof, which in the opinion of the Board would or could reasonably be expected to have a material adverse effect upon the rights of the Holder or the number of Class A Units purchasable hereunder, other than the issuance of Class A Units expressly permitted under Section 7.4 of the Purchase Agreement, then the number of Class A Units purchasable upon exercise of this Warrant shall be adjusted in such manner and at such time as the Board may in good faith determine to be equitable under the circumstances.

(g)   Right to Verify Warrant Units. At any time and from time to time, the Holder may require verification as to the number of Class A Units covered by this Warrant, in which event the Company shall provide to the Holder its calculation thereof and supporting date, information and documentation with respect thereto.

Nothing contained in this Section 6 shall permit the Company to take, or permit to be taken, any action otherwise prohibited under the Purchase Agreement or this Warrant.

7.     Notice of Adjustments; Other Notices.

(a)   Notice of Adjustments. In the event the Company shall take any action which, upon completion, pursuant to Sections 6(a), 6(b), 6(c), 6(d), 6(e) or 6(f) hereof would result in an adjustment of the number of Class A Units purchasable upon exercise of this Warrant, the Company will give to the Holder at its last address known to the Company written notice of such action (by first class mail, postage prepaid) fifteen (15) Business Days in advance of its effective date. Such notice shall contain the Company’s certificate signed by its Authorized Officer, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the number of Class A Units purchasable after giving effect to such adjustment. In the event that the actual adjustment required by such event is different from that set forth in such notice, the Company shall promptly mail to the Holder a revised certificate and notice in accordance with this Section 7(a). Holder shall have the right to dispute any facts and/or calculations contained in the notice of adjustment(s) delivered to the Holder pursuant to this Section 7(a) so long as written notice of such dispute is provided to the Company within thirty (30) days following the Holder’s receipt of such notice of adjustment(s).

(b)   Other Notices. In the event (i) that the Company shall take a record of the holders of its Class A Units (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock or any class or any other securities, or (ii) of any capital reorganization of the Company, any reclassification of the Capital Stock of the Company, any Fundamental Transaction or (iii) of any voluntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company shall mail or cause to be mailed to the Holder or Holders a notice specifying, as the case may be, (y) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (z) the date on which such reorganization, reclassification, Fundamental Transaction, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Class A Units (or such stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their Class A Units (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification. Fundamental Transaction, dissolution, liquidation or winding-up. Such notice shall be mailed at least thirty (30) days prior to the date therein specified.

8.     No Registration under Securities Act. Neither this original Warrant nor the Class A Units issuable upon the exercise of this original Warrant have been registered under the Securities Act or under the securities laws of any state. In issuing this Warrant, the Company has relied upon the exemption from registration provided by Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering. Holder has represented to the Company under the Purchase Agreement that it has not acquired this Warrant with a view to distribution and that any Class A Units issuable upon exercise of this Warrant will not be acquired by it with a view to distribution. Holder acknowledges, by acceptance of this Warrant, that the sale of this Warrant, the Warrant Units or of any of the Class A Units issuable upon exercise of this Warrant, under certain circumstances may be deemed to constitute a distribution within the meaning of, and require registration under the Securities Act. Upon exercise of this Warrant, the Holder shall confirm in writing certain matters by executing and delivering to the Company the form attached as Exhibit “A” hereto,

9.     Holder’s Put Rights. The Warrant Units to be acquired by the Holder hereunder and the Warrant Units issuable upon exercise of this Warrant are subject to the Holder’s Put Rights pursuant to and in accordance with the provisions of Section 6.16 of the Purchase Agreement.

10.   Intentionally Omitted.

11.   Certain Distributions. In addition to any and all rights and remedies available to the Holder under and pursuant to the LLC Agreement, if any Holder (i) is allocated any income of the Company for which the Holder (or direct or indirect owner of such Holder) is liable for federal, state and/or local income tax, or (ii) is allocated any income of the Company as a result of the receipt or exercise of this Warrant, then the Company shall, to the extent permitted under the LLC Agreement, make a Tax Distribution to the Holder. This Section 11 is not intended to apply with respect to any tax liability incurred on and solely as a result of the exercise of a Put hereunder.

12.   Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights provided under this Warrant. The Company agrees that monetary damages may not be adequate compensation for any loss incurred by reason of a breach by the Company of the provisions of this Warrant and hereby agrees, in an action for specific performance, to waive the defense that a remedy at law would be adequate. No remedy conferred in this Warrant upon any Holder is intended to be exclusive of any other remedy available to such Holder, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise. No course of dealing or any delay or failure to exercise any right hereunder on the part of any such Holder shall operate as a waiver of such right or otherwise prejudice the rights, powers or remedies of such Holder. The Company shall reimburse the Holder, upon demand, for any and all costs, expenses, claims and charges, including (without limitation) attorneys’ fees, incurred by the Holder in connection with the Holder’s enforcement of any term, provision, right or remedy contained in this Warrant, where such enforcement action arises in connection with the Company’s failure to comply with any provision of this Warrant.

13.   Notices. All notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) the business day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iii) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy number set forth below, or at such other address or facsimile number as such party may hereafter specify by written notice to the other party hereof:

Company:	LTN Acquisition, LLC
14900 Landmark Boulevard, Suite 300
Dallas, Texas 75254

Attention: L. Allen Baker, Jr, President and CEO

With a copy to:	Fulbright & Jaworski, L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201

Attention: William Paul Bowers, Esq.

Holder:	Legg Mason SBIC Mezzanine Fund, L.P.
111 South Calvert Street, Suite 1800
Baltimore, MD 21202

Attention: Mr. Joseph W. Hasse

With a copy to:	Stevens & Lee.
620 Freedom Business Center
Suite 200
King of Prussia, Pennsylvania 19406

Attention: Steven M. Tyminski, Esq.

14.   Loss, Theft, Destruction or Mutilation. Upon receipt by the Company of reasonable evidence satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of Warrants and (in the case of loss, theft, or destruction) of reasonable indemnity and (in the case of mutilation) upon surrender and cancellation thereof, the Company will execute and deliver, in lieu thereof, new Warrants of like tenor.

15.   Governing Law. The validity, interpretation and performance of this Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, regardless of the law that might be applied under principles of conflicts of law. Any action which is based, directly or indirectly, on this Warrant or any matter in or related to this Warrant, shall be brought only in the courts of the State of Delaware. Each of the Company and the Holder thereof irrevocably waives any objection which it may now or hereinafter have to the laying of the venue of any suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

16.   Delays, Omissions, Etc. No delay or omission to exercise any right, power or remedy accruing to the Holder upon any breach or default by the Company under this Warrant shall be deemed a further or continuing waiver or a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of the Holder of any breach or default by the Company under this Warrant, or any waiver on the part of the Company of any provision, term or condition of this Warrant must be in writing and shall be effective only to the extent specifically set forth in such writing.

17.   Amendments. Neither this Warrant nor any term or provision hereof may be amended, modified, waived or terminated except by a written instrument signed by the Company and the Holder.

18.   Acceptance. Receipt of this Warrant by the Holder hereof shall constitute acceptance of and agreement to the foregoing terms and conditions.

19.   Binding Effect. This Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the Holder. The provisions of this Warrant are intended to be for the benefit of, and may be enforced by, each permitted Holder from time to time of this Warrant and the Warrant Units.

20.   Headings. The descriptive headings of the several sections of these Warrants are inserted for convenience only and do not constitute a part of this Warrant.

21.   Survival. The provisions of Sections 1, 9, 12, 13, 15, 16, 17, 19, 20 and 21 of this Warrant shall survive the exercise of this Warrant, and shall continue thereafter in full force and effect in accordance with their terms.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Company, intending to be legally bound hereby, has caused this original Warrant to be signed by its duly authorized officer, attested by its duly authorized officer, and this Warrant to be dated this 28th day of May, 2013.

LTN ACQUISITION, LLC

By:	/s/ L. Allen Baker, Jr.
Name:	L. Allen Baker, Jr.
Title:	President and Chief Executive Officer

(“Company”)

Signature Page to Warrant – Calvert

EXHIBIT “A”

INVESTMENT REPRESENTATION STATEMENT

Purchaser:

Company:	LTN Acquisition, LLC

Security:	Class A Units

Amount:

Date:

In connection with the purchase of the above-listed securities (the “Securities”), the undersigned (the “Purchaser”) represents to the Company as follows:

(a)          The Purchaser is aware of the Company’s business affairs and financial condition, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. The Purchaser is purchasing the Securities for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended (the “Act”).

(b)          The Purchaser understands that the Securities have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein. In this connection, the Purchaser understands that, in the view of the Securities and Exchange Commission (“SEC”), the statutory basis for such exemption may be unavailable if the Purchaser’s representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under applicable tax laws, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future.

(c)          The Purchaser further understands that the Securities must be held indefinitely unless subsequently registered under the Act or unless an exemption from registration is otherwise available. In addition, the Purchaser understands that the certificate evidencing the Securities will be imprinted with the legend referred to in the Warrant under which the Securities are being purchased.

(d)          The Purchaser is aware of the provisions of Rule 144 and 144A, promulgated under the Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, if applicable, including, among other things: the availability of certain public information about the Company, the resale occurring not less than one (1) year after the party has purchased and paid for the securities to be sold; the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended) and the amount of securities being sold during any three-month period not exceeding the specified limitations stated therein.

(e)          The Purchaser further understands that at the time it wishes to sell the Securities there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144 and 144A, and that, in such event, the Purchaser may be precluded from selling the Securities under Rule 144 and 144A even if the one-year minimum holding period had been satisfied.

(f)          The Purchaser further understands that in the event all of the requirements of Rule 144 and 144A are not satisfied, registration under the Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

(g)          The Purchaser is an accredited investor within the meaning of Regulation D of the Act.

Purchaser:________________]

EXHIBIT “B”

Net Issue Election Notice

To:[________]

Date: [___________________]

Re: Warrant dated May 28, 2013 executed and delivered by LTN Acquisition, LLC to and in favor of Legg Mason SBIC Mezzanine, L.P. (the “Warrant”; any capitalized terms used herein without definition shall have the meanings ascribed to those terms in the Warrant)

The undersigned hereby elects under Section 2(d) of this Warrant to surrender the right to purchase [__________] Class A Units pursuant to this Warrant and hereby requests the issuance of [__________] Class A Units, [the following sentence shall be included in this Net Issue Election Notice only if Class A Units are certificated] The certificate(s) for the Class A Units issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature

Name for Registration

Mailing Address

SCHEDULE “A”

FORM OF EXERCISE

TO PURCHASE CLASS A UNITS

The undersigned hereby irrevocably elects to exercise the Warrant to purchase [___________] Class A Units of LTN ACQUISITION, LLC (“Class A Units”) and hereby makes payment of $  therefor]. The undersigned hereby requests that certificates for such Class A Units (if such Class A Units are certificated) be issued and delivered as follows:

ISSUE TO:

(NAME)

(ADDRESS, INCLUDING ZIP CODE)

(SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER)

DELIVER TO:

(NAME)

(ADDRESS, INCLUDING ZIP CODE)

If the number of Class A Units purchased hereby is less than the number of Class A Units covered by Warrant, the undersigned request that a new Warrant representing the number of Class A Units not so purchased (or reduced) be issued and delivered as follows:

ISSUE TO:

(NAME)

(ADDRESS, INCLUDING ZIP CODE)

DELIVER TO:

(NAME)

(ADDRESS, INCLUDING ZIP CODE)

Dated:	[NAME OF HOLDER1]

By:
Name:
Title:

1 Name of Holder must conform in all respects to name of holder as specified on the face of the Warrant.

EXHIBIT 21.1

SUBSIDIARIES OF LTN STAFFING, LLC

BG Personnel, LP, a Texas limited partnership

BG Personnel Services, LP, a Texas limited partnership

BG Staffing, LLC, a Delaware limited liability company

B G Staff Services, Inc., a Texas corporation